As filed with the Securities and Exchange Commission on September 12, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CRESUD SOCIEDAD ANÓNIMA COMERCIAL, INMOBILIARIA,

FINANCIERA Y AGROPECUARIA

(Exact name of Registrant as specified in its charter)

CRESUD INC.

(Translation of the Registrant’s name in English)

The Republic of Argentina	Not Applicable
(Jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Moreno 877, 23rd Floor, (C1091AAQ)

Buenos Aires, Argentina

+54 (11) 4814-7800

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

P.O. Box 885

Newark, DE 19715

(Name, address and telephone number of agent for service)

Copies to:

David L. Williams

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per common share	Proposed maximum aggregate offering price		Amount of registration fee
Common shares, Ps.1.00 par value per share(1)(2)(3)	156,000,000	US$2.060	US$	321,360,000	US$9,865.75
Rights to subscribe for common shares (and ADS rights)(4)	156,000,000	None		None	None
Warrants to purchase common shares(4)	156,000,000	None		None	None
Common shares, Ps.1.00 par value per share, issuable upon exercise of warrants(5)	52,000,000	US$2.472	US$	128,544,000	US$3,946.30

(1)	Proposed maximum aggregate price per common share calculated, solely for purposes of determining the SEC registration fee, on the basis of the closing price of the Registrant’s ADSs on the NASDAQ on September 11, 2007, divided by 10.
(2)	Includes common shares that may be offered and sold in the form of American Depositary Shares to holders of ADS rights. This amount also includes common shares that are to be offered in Argentina and elsewhere outside the United States but may be resold from time to time in the United States during the distribution.
(3)	American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of common shares registered hereby have been registered under a separate Registration Statement on Form F-6.
(4)	No separate consideration will be received by the Registrant for the rights to subscribe for common shares, the rights to subscribe for ADSs evidencing common shares or the warrants prior to their exercise.
(5)	Proposed maximum aggregate price per common share calculated, solely for purposes of determining the SEC registration fee, on the basis of 120% of the closing price of the Registrant’s ADSs on the NASDAQ on September 11, 2007, divided by 10.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Investments Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek to an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 12, 2007

Prospectus

CRESUD SOCIEDAD ANÓNIMA COMERCIAL, INMOBILIARIA,

FINANCIERA Y AGROPECUARIA

Cresud Inc.

Rights to Subscribe for Common Shares, Common Shares in the Form of American Depositary Shares and Warrants

We are offering to our common shareholders rights, or “common share rights,” to subscribe for              new common shares and warrants to acquire additional common shares. Each common share held of record at 11:59 p.m. (Buenos Aires, Argentina time) on             , 2007 entitles its holder to one common share right.              common share rights will entitle their holder to subscribe for one new common share and to receive free of charge, for each new common share that it purchases pursuant to this offering, one warrant to purchase 0.3334 additional common shares. The subscription price for each new common share will be payable in Argentine pesos in an amount equal to the Argentine peso equivalent of the U.S. dollar subscription price for each new ADS, divided by 10, determined on the basis of the exchange rate quoted by the Banco de la Nación Argentina on             , 2007.

The Bank of New York, as our depositary, will make available to holders of American depositary shares, or ADSs (each of which represents ten common shares), rights, or “ADS rights,” to subscribe for new ADSs and warrants to acquire additional common shares. Each ADS held of record at 5:00 p.m. (New York City time) on             , 2007 entitles its holder to one ADS right.              ADS rights will entitle their holder to subscribe for one new ADS and to receive free of charge, for each new ADS that it purchases pursuant to this offering, 10 warrants each of which will entitle such holder to purchase 0.3334 additional common shares. The subscription price for each new ADS will be payable in U.S. dollars and will be published by us on             , 2007 in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire.

Each warrant will entitle its holder to purchase 0.3334 additional common shares on quarterly exercise dates prior to             , 2012. The exercise price for each warrant will be payable in U.S. dollars and will be published by us on             , 2007 in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire. We will accept exercises of warrants for whole new common shares only. You must pay the exercise price of the warrants in U.S. dollars. ADS holders wishing to obtain additional ADSs upon exercise of their warrants must deposit common shares acquired under the warrants with The Bank of New York, as our depositary, to obtain ADSs in accordance with the terms of the applicable deposit agreement.

Investing in our common shares, ADSs and warrants involves significant risks. See “Risk Factors” beginning on page 25.

We are offering these preemptive rights to subscribe for newly issued common shares as required under Argentine law and, although not obligated to do so, have elected to register these preemptive rights with the Securities and Exchange Commission in order to extend to our U.S. shareholders and holders of ADSs an equal opportunity to participate in our preemptive rights offering.

The offering of new common shares and warrants by means of rights to holders of common shares will expire at 4:30 p.m. (Buenos Aires, Argentina time) on             , 2007. The offering of new ADSs and warrants by means of ADS rights to holders of ADSs will expire at 5:00 p.m. (New York City time) on             , 2007.

Any holder of common share rights or ADS rights may transfer any whole number of common share rights or ADS rights, as the case may be. Common share rights will be eligible to trade on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) from             , 2007 to             , 2007. The ADS rights will not be listed on any securities exchange.

Our ADSs are traded on the NASDAQ Global Select Market under the symbol “CRESY,” and our common shares are traded on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) under the symbol “CRES.” On September 11, 2007, the closing prices on the NASDAQ Global Select Market per ADS and on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) per common share were US$20.60 and Ps.6.53, respectively. We will apply to list the warrants on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires).

	Price to the Public		Proceeds to Company(1)
Per new common share (per new ADS)(2)	US$		US$
Warrants(3)	US$	0.00	US$	0.00
Total offering	US$		US$

(1)	After payment of transaction expenses by us, currently estimated at approximately US$ .
(2)	Includes shares subscribed in Argentina and ADSs subscribed in the U.S. based on an exchange rate of Ps. per US$1.00 as reported by the Banco de la Nación Argentina on , 2007.
(3)	No separate consideration will be received by us for the offering of the warrants prior ot their exercise.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2007

i

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

As used in this prospectus, the terms “Cresud,” “we,” “us” and “our” may refer, depending upon the context, to Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria, to one or more of our consolidated subsidiaries or to all of them taken as a whole, unless we state otherwise or the context indicates otherwise. Our headquarters are located at Moreno 877, 23rd Floor, (C1091AAQ) Buenos Aires, Argentina, our telephone number is +54 (11) 4814-7800, and our website is www.cresud.com.ar.

Incorporation by Reference

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a) or 15(d) of the Exchange Act until the transactions contemplated by this prospectus are consummated or this offering is terminated. Any such information incorporated by reference would be an important part of this prospectus. Any such future filings shall be deemed to automatically update and supersede the information contained herein or in documents previously incorporated by reference to the extent not modified or superseded by documents or reports subsequently filed. As of the date of this prospectus, our annual report on Form 20-F (filed under an English translation of our corporate name, Cresud Inc.) for the year ended June 30, 2006 is incorporated herein by reference.

We will provide, without charge, to any person to whom a copy of this prospectus is delivered, upon request, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to us at our headquarters located at Moreno 877, 23rd floor, (C1091AAQ) Buenos Aires, Argentina.

Each recipient of this prospectus acknowledges that it has been afforded an opportunity to request from us and to review, and has received, all additional information considered by it to be necessary to verify the accuracy of, or to supplement, the information contained herein.

Dealer Prospectus Delivery Obligation

Until             , 2007, all dealers that effect transactions in these securities in the United States, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PRESENTATION OF FINANCIAL AND CERTAIN OTHER INFORMATION

Cresud

This prospectus contains our audited consolidated financial statements as of June 30, 2006 and 2007 and for the years ended June 30, 2005, 2006 and 2007. This prospectus also incorporates by reference our Annual Report on Form 20-F for the year ended June 30, 2006. We prepare our consolidated financial statements in Pesos and in conformity with the generally accepted accounting principles in Argentina, as set forth by the Federación Argentina de Consejos Profesionales de Ciencias Económicas (“FACPCE”) and as implemented, adapted, amended, revised and/or supplemented by the Consejo Profesional de Ciencias Económicas de la Ciudad Autonoma de Buenos Aires (“CPCECABA”) (collectively Argentine GAAP) and the regulations of the Comisión Nacional de Valores, which differ in certain significant respects from generally accepted accounting principles in the United States of America (“US GAAP”). Such differences involve methods of measuring the amounts shown in our consolidated financial statements, as well as additional disclosures required by US GAAP and Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). See Note 17 to our audited consolidated financial statements contained elsewhere in this prospectus for a description of the principal differences between Argentine GAAP and US GAAP, as they relate to us, and a reconciliation to US GAAP of our net income and shareholders’ equity.

In order to comply with regulations of the Comisión Nacional de Valores, we recognized deferred income tax assets and liabilities on an undiscounted basis. This accounting practice represented a departure from Argentine GAAP for the years ended June 30, 2005 and 2006. However, such departure has not had a material effect on our financial statements. As further discussed below, the CPCECABA issued revised accounting standards. One of these standards required companies to account for deferred income taxes on an undiscounted basis, thus aligning the accounting to that of the Comisión Nacional de Valores. Since the Comisión Nacional de Valores adopted the CPCECABA standards effective for our fiscal year beginning July 1, 2006, there is no longer a difference on this subject between Argentine GAAP and the Comisión Nacional de Valores regulations.

IRSA

As of June 30, 2007, we owned a 25.0% equity interest in IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”). In compliance with Rule 3-09 of Regulation S-X, also contained in this prospectus are the audited consolidated financial statements of IRSA as of June 30, 2006 and 2007 and for the years ended June 30, 2005, 2006 and 2007. As of June 30, 2007, IRSA had a significant investment in Banco Hipotecario S.A. (“Banco Hipotecario”) that accounted for 7.3% of IRSA’s total consolidated assets at such date.

IRSA prepares its consolidated financial statements in Pesos and in conformity with Argentine GAAP and the regulations of the Comisión Nacional de Valores which differ in certain significant respects from US GAAP. Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP and Regulation S-X of the SEC. See Note 28 to IRSA’s audited consolidated financial statements included elsewhere in this prospectus for a description of the principal differences between Argentine GAAP and US GAAP as they relate to IRSA and a reconciliation to US GAAP of IRSA’s net income and shareholders’ equity.

In order to comply with Comisión Nacional de Valores regulations, IRSA recognized deferred income tax assets and liabilities on an undiscounted basis. This accounting practice represented a departure from Argentine GAAP for the years ended June 30, 2004 and 2005. However, such departure has not had a material effect on the IRSA’s consolidated financial statements. As further discussed below, the CPCECABA issued revised accounting standards. One of these standards required companies to account for deferred income taxes on an undiscounted basis, thus aligning the accounting to that of the Comisión Nacional de Valores. Since the Comisión Nacional de Valores adopted the CPCECABA standards effective for IRSA’s fiscal year beginning July 1, 2006, there is no longer a difference on this subject between Argentine GAAP and the Comisión Nacional de Valores regulations.

Additionally, as discussed above, IRSA’s consolidated financial statements reflect accounting for inflation until February 28, 2003. Since Argentine GAAP required companies to discontinue inflation accounting only as of October 1, 2003, the application of the Comisión Nacional de Valores resolution represented a departure from Argentine GAAP. However, due to the low level of inflation rates during the period from March to September 2003, such a departure has not had a material effect on IRSA’s consolidated financial statements.

As of June 30, 2007, IRSA owned a 11.8 % equity interest in Banco Hipotecario In compliance with Rule 3-09 of Regulation S-X, also contained in this prospectus are the audited consolidated financial statements of Banco Hipotecario as of June 30, 2006 and 2007 and for the years ended June 30, 2005, 2006 and 2007.

Adoption by the Comisión Nacional de Valores of CPCECABA standards

Effective July 1, 2006, we adopted Technical Resolution No. 22 “Agricultural Activities” (“RT No. 22”). RT No. 22 prescribes the accounting treatment, financial statement presentation and disclosures related to agricultural activity. Agricultural activity is the management by an entity of the biological transformation of living animals or plants (biological assets) for sale, into agricultural produce, or into additional biological assets. RT No. 22 prescribes, among other things, the accounting treatment for biological assets during the period of growth, degeneration, production, and procreation, and for the initial measurement of agricultural produce at the point of harvest. It requires measurement at fair value less estimated point-of-sale costs from initial recognition of biological assets up to the point of harvest, other than when fair value cannot be measured reliably on initial recognition. RT No. 22 requires that a change in fair value less estimated point-of-sale costs of a biological asset be included in profit or loss for the period in which it arises. RT No. 22 also requires that gains or losses arising on initial recognition of agricultural produce at fair value less estimated point-of-sale costs to be included in profit or loss for the period in which it arises. The adoption of RT No. 22 did not have a significant impact in our measurement and recognition of biological transformation. Rather, it changed the format of our income statement. Under RT No. 22 we disclose certain components of our costs as separate line items in the income statement. Adoption of RT No. 22 did not result in any change to our consolidated gross profit for any of the periods presented.

Also, the Comisión Nacional de Valores issued General Resolutions 485 and 487 on December 29, 2005 and January 26, 2006, respectively, adopting, with certain modifications, new accounting standards previously issued by the CPCECABA through its Resolution CD 93/2005. These standards were effective for our fiscal year ended June 30, 2007. The most significant changes included in the accounting standards adopted by the Comisión Nacional de Valores relate to (i) changes in the impairment test of long-lived assets and (ii) changes to deferred income tax accounting. Under the new standards, the carrying value of a long-lived asset is considered impaired when the expected cash flows from such asset are separately identifiable and less than its carrying value. Expected cash flows are determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The new standards also provide for the accounting treatment of differences between the tax basis and book basis of non-monetary items for deferred income tax calculation purposes when companies prepare price-level restated financial statements. The new accounting standard mandates companies to treat these differences as temporary but allows a one-time accommodation to continue treating those differences as permanent at the time of adoption of the standard. As a result, we elected to continue treating differences as permanent. In addition, the new standards provide for the recognition of deferred income taxes on a non-discounted basis.

General

Certain amounts which appear in this prospectus (including percentage amounts) may not sum due to rounding. Solely for the convenience of the reader, we have translated certain Argentine Peso amounts into U.S. dollars at the exchange rate quoted by the Central Bank for June 30, 2007, which was Ps.3.093 = US$1.00. We make no representation that the Argentine Peso or U.S. dollar amounts actually represent or could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates.” Total may not sum due to rounding.

References to fiscal years 2003, 2004, 2005, 2006 and 2007 are to the fiscal years ended June 30 of each such year.

The summary consolidated income statement data for the years ended June 30, 2003 and 2004 and the summary consolidated balance sheet data as of June 30, 2003, 2004 and 2005 have been derived from our Annual Report on Form 20-F for the year ended June 30, 2006 which is incorporated by reference herein.

Market Data

Market data used throughout this prospectus were derived from reports prepared by unaffiliated third-party sources. Such reports generally state that the information contained therein has been obtained from sources believed by such sources to be reliable. Certain market data which appear herein (including percentage amounts) may not sum due to rounding.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” and “Forward-Looking statements” section, and our consolidated financial statements and related notes, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “Cresud,” “we,” “us” and “our” refer to Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria and our consolidated subsidiaries.

Our Company

We are a leading Argentine agricultural company with a growing presence in the Brazilian agricultural sector through our investment in BrasilAgro—Companhia Brasileira de Propriedades Agrícola (“BrasilAgro”). We are currently involved in a range of activities including crop production, cattle raising and milk production. Our business model, which we seek to roll out abroad, taking into account the specific conditions of each country, focuses on the acquisition, development and exploitation of properties having attractive prospects for agricultural production and/or value appreciation and the selective disposition of such properties where appreciation has been realized. We are the only such company whose shares are listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and on the NASDAQ Global Select Market.

As of June 30, 2007, we owned 17 farms with approximately 449,991 hectares. Approximately 21,704 hectares of the land we own are used for crop production, approximately 84,889 hectares are for beef cattle production, 2,609 hectares are for milk production and approximately 10,961 hectares are leased to third parties for crop and beef cattle production. The remaining 329,828 hectares of land reserve are primarily natural woodlands. In addition, through Agropecuaria Cervera S.A. we have the rights to 162,000 hectares of land for a 35-year period that can be extended for another 29 years. Also, during fiscal year 2007, we leased 25,307 hectares from third parties for crop production and 29,208 hectares for beef cattle production.

During the fiscal years ended June 30, 2005, 2006 and 2007, we had consolidated sales of Ps.78.2 million, Ps.112.3 million and Ps.110.3 million, production income of Ps.67.5 million, Ps.65.4 million and Ps.102.8 million and consolidated net income of Ps.76.8 million, Ps.32.9 million and Ps.49.4 million, respectively. During the three-year period from June 30, 2005 to June 30, 2007, our total consolidated assets increased 44.2% from Ps.743.4 million to Ps.1,071.9 million, and our consolidated net worth increased 57.7% from Ps.523.1 million to Ps.825.0 million.

The following table sets forth, at the dates indicated, the amount of land used for each production activity (including owned and leased land):

	June 30,
	2005(1)	2006(1)	2007(1)(4)
	(in hectares)
Crops(2)	39,831	41,283	53,579
Beef cattle	96,380	129,946	114,097
Milk	1,776	1,698	2,609
Natural woodlands(3)	263,177	258,477	325,728
Owned farmlands leased to others	9,978	14,229	13,771

Total	411,142	445,633	509,784

(1)	Includes 35.7% of approximately 8,299 hectares owned by Agro Uranga S.A., an affiliated Argentine company in which we own a non-controlling 35.7% interest. See “Business—Subsidiaries and Affiliated Companies.”
(2)	Includes wheat, corn, sunflower, soybean, sorghum and others.
(3)	We use part of our land reserves to produce charcoal, fence posts and rods.
(4)	Includes 24.0% of approximately 170 hectares owned by Cactus Argentina S.A., an affiliated Argentine company in which we have a non-controlling 24.0% interest. See “Business—Subsidiaries and Affiliated Companies.”

We are also indirectly engaged in the Argentine real estate business through our holding of approximately 25.0% of the common shares of IRSA, one of Argentina’s largest real estate companies. IRSA is engaged in a range of diversified real estate activities including residential properties, office buildings, shopping centers and luxury hotels in Argentina. A majority of our directors are also directors of IRSA, and we are under common control by the same group of controlling shareholders. We own convertible notes issued by IRSA and warrants to acquire shares of its common stock which entitle us to increase our shareholding in IRSA up to approximately 34.3% of its share capital (assuming conversion of all convertible notes and exercise of all warrants by all other holders). As of June 30, 2007, our investment in IRSA (including its convertible notes) represented approximately 35.7% of our total consolidated assets, and during the fiscal year ended on June 30, 2007, our gain from our investment in IRSA was Ps.33.1 million.

In March 2006, we, together with certain Brazilian partners, founded BrasilAgro, a startup company organized to exploit opportunities in the Brazilian agricultural sector. In April 2006, BrasilAgro increased its capital through a global and domestic offering of common shares, and as of June 30, 2007, we owned 7.4% of the outstanding common shares of BrasilAgro. As of June 30, 2007, our investment in BrasilAgro represented approximately 6.4% of our total consolidated assets.

Our Strategy

We seek to maximize our return on assets and overall profitability by (i) identifying, acquiring and exploiting agricultural properties having attractive prospects for agricultural production and/or long-term value appreciation and selectively disposing of properties as appreciation is realized, (ii) optimizing the yields and productivity of our agricultural properties through the implementation of state-of-the-art technologies and agricultural techniques and (iii) preserving the value of our significant long-term investment in the urban real estate sector held through our affiliate IRSA.

Focus on maximizing value of our agricultural real estate assets

We conduct our agricultural activities with a focus on maximizing the value of our real estate assets. We seek to rotate our portfolio of properties over time by purchasing large parcels of land which we believe have a high potential for appreciation and selling them selectively as opportunities arise to realize attractive capital gains. We believe that our ability to realize gains from appreciation of our farmlands is based on the following principles:

•

Acquiring under-utilized properties and enhancing their land use: We seek to purchase under-utilized properties at attractive prices and transform them to achieve more productive uses. We seek to do so by (i) transforming non-productive land into cattle feeding land, (ii) transforming cattle feeding land into land suitable for more productive agricultural uses or (iii) enhancing the value of agricultural lands by changing their use to more profitable agricultural activities. To do so, we generally focus on acquisitions of properties outside of highly developed agricultural regions and/or properties whose value we believe is likely to be enhanced by proximity to existing or expected infrastructure.

•

Applying modern technologies to enhance operating yields and property values. We believe that an opportunity exists to improve the productivity and long-term value of inexpensive and/or underdeveloped land by investing in modern technologies such as genetically modified and high yield seeds, direct sowing techniques, machinery, crop yield optimization through land rotation, irrigation and the use of fertilizers and agrochemicals. To enhance our cattle production, we use genetic technology and have a strict animal health plan controlled periodically through traceability systems. In addition, we have introduced a feedlot to optimize our beef cattle management and state-of-the-art milking technologies in our dairy business.

•

Anticipating market trends. We seek to anticipate market trends in the agribusiness sector by (i) identifying opportunities generated by economic development at local, regional and worldwide levels, (ii) detecting medium- and long-term increases or decreases in supply and demand caused by changes in the world’s food consumption patterns and (iii) using land for the production of food and energy and for residential use, in each case in anticipation of such market trends.

•

International expansion. Although most of our properties are located in different areas of Argentina, we are actively analyzing various expansion opportunities in other Latin American countries. We believe that an attractive opportunity exists to acquire and develop agricultural properties outside Argentina, and our objective is to replicate our business model in such other countries which include, among others, Brazil, Bolivia, Paraguay and Uruguay. For example, in 2006 we and several Brazilian partners founded BrasilAgro, a startup company organized to exploit opportunities in the Brazilian agricultural sector. As of June 30, 2007, Brasilagro had acquired and committed purchases for over 80,000 hectares of land.

Increase and optimize production yields

We seek to increase and improve our production yields through the following initiatives:

•

Implementation of technology. We seek to continue using state-of-the-art technology to increase production yields. We plan to make further investments in machinery and the implementation of agricultural techniques such as direct sowing to improve cereal production. We believe that we may improve crop yields by using high-potential seeds (GMOs) and fertilizers and by introducing advanced land rotation techniques. In addition, we intend to continue installing irrigation equipment in some of our farms to achieve higher output levels.

•

We seek to continue improving beef cattle production through the use of advanced breeding techniques and technologies related to animal health. We plan to improve the use of pastures and expect to make further investments in infrastructure, including installation of watering troughs and electrical fencing.

•

We have implemented an individual animal identification system, using plastic tags for our beef cattle and “RFID” tags for our dairy cattle, to comply with national laws on traceability. Also, we acquired software from Westfalia Co. which enables us to store individual information about each of our dairy cows. In the beef cattle business, we recently initiated Argentina’s first vertically integrated beef cattle processing operation by entering into a partnership with Cactus Feeders and Tyson Foods to set up Cactus Argentina S.A. (“Cactus”), a feedlot and slaughterhouse operator.

•

In connection with our milk production, we plan to continue developing our activities through the use of state-of-the-art technology and advanced feeding and techniques relating to animal health. For example, we have recently opened one of the most modern dairy production facilities in Argentina, achieving a daily production capacity of more than 40,000 litres.

•	Increased production. We seek to increase our crop, beef cattle and milk production in order to achieve economies of scale by:

➢	Increasing our owned land in various regions of Argentina by taking advantage of attractive land purchase opportunities as they arise.

➢	Leasing productive properties to supplement our expansion strategy, using our liquidity to make productive investments in our principal agricultural activities. We believe that leasing enhances our ability to diversify our production and geographic focus, in particular in areas not offering attractive prospects for appreciation of land value.

➢	Developing productive properties in areas where agricultural production is not developed to its full potential. As of June 30, 2007, we owned land reserves in excess of 329,828 hectares, which is located in under-utilized areas where agricultural production is not yet fully developed. We believe that technological tools are available to improve the productivity of such land and enhance its long-term value. However, existing or future environmental regulations may prevent us from completely developing our land reserves, requiring us to maintain a portion of such land as unproductive land reserves.

➢

Diversifying market and weather risk by expanding our product and land portfolio. We seek to continue diversifying our operations to produce a range of different agricultural commodities in different markets, either directly or in association with third parties. We believe that a diversified product mix mitigates our exposure to seasonality, commodity price fluctuations, extreme weather conditions and other factors affecting the agricultural sector. To achieve this objective in Argentina, we expect to continue to own and lease farmlands in various regions with differing weather patterns and to continue to seed a range of diversified products. Moreover, we believe that continuing to expand our agricultural operations outside of Argentina will enhance our ability to produce new agricultural products, further diversifying our mix of products, and mitigate further our exposure to regional weather conditions and country-specific risks.

Preservation of long-term value of our investment in IRSA

We seek to maintain the long-term value of our significant investment in the urban real estate sector through IRSA. We believe that IRSA is an ideal vehicle through which to participate in the urban real estate market due to its substantial and diversified portfolio of residential and commercial properties, the strength of its management and what we believe are its attractive prospects for future growth and profitability.

Our headquarters are located at Moreno 877, 23rd floor, (C1091AAQ) Buenos Aires, Argentina. Our telephone number is +54 (11) 4814-7800, and our website is www.cresud.com.ar.

THE OFFERING

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to purchase our securities. We urge you to read the entire prospectus carefully, including the “Risk Factors” and “Forward-Looking Information” sections, along with our consolidated financial statements and the related notes.

The ADS Rights Offering

ADS rights offering

Each ADS held of record as of 5:00 p.m. (New York City time) on             , 2007 (as reflected in the depositary’s books and records) entitles its holder to one ADS right.                                          ADS rights will entitle their holder to subscribe for one new ADS and to receive free of charge, for each new ADS that it purchases pursuant to this offering, 10 warrants to purchase, each of which will entitle such holder to 0.3334 additional common shares. The subscription price for each new ADS will be payable in U.S. dollars and will be published by us on             , 2007 in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire.

We will accept subscriptions for whole, new ADSs only and will round down any subscription submitted for fractional, new ADSs to the nearest whole number of new ADSs. The Bank of New York will act as the ADS rights agent and may, to the extent consistent with applicable law, assign or otherwise transfer (with or without consideration) unexercised ADS rights to us or to third parties.

Subscription period

From             , 2007 through 5:00 p.m. (New York City time) on             , 2007. You must deliver to the ADS rights agent a properly completed ADS rights certificate and full payment of the deposit amount (defined below), in each case by 5:00 p.m. New York City time on             , 2007, or your ADS rights will lapse and you will have no rights other than the right to receive the net proceeds, if any (after deducting all applicable taxes and any fees and expenses of the depositary and ADS rights agent), from the sale of the rights relating to such unexercised ADS rights. Deposit in the mail will not constitute delivery to the ADS rights agent. The exercise of ADS rights is irrevocable and may not be canceled or modified.

ADS subscription price

Holders of ADS rights subscribing for new ADSs must pay to the ADS rights agent, prior to             , 2007, a subscription price equal to the subscription price for each new ADS to be published by us on             , 2007 in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire plus an amount sufficient to cover the fee of the depositary of US$0.05 per new ADS.

Delivery of ADRs	ADRs evidencing new ADSs, and the related warrants, will be made available to subscribing ADS holders promptly upon receipt by the depositary (or its agents) of the new common shares subscribed for.

Transferability of ADS rights	Any holder of ADS rights may transfer its ADS rights, but ADS rights will not be listed on any securities exchange.

No exchanges of ADS rights	You may not surrender ADS rights for the purpose of withdrawing rights to subscribe common shares.

Listing of ADSs	The ADSs are listed on the NASDAQ Global Select Market under the symbol “CRESY.”

ADS rights agent	The Bank of New York

Depositary	The Bank of New York

The Common Share Rights Offering

Common share rights offering

Each common share held of record as of 11:59 p.m. (Buenos Aires, Argentina time) on             , 2007 (as reflected on our share register) entitles its holder to one common share right.                                          common share rights will entitle their holder to subscribe for one new common share and to receive, free of charge, for each new common share that it purchases pursuant to this offering, one warrant to purchase 0.3334 additional common shares. The subscription price for each new common share will be payable in Argentine pesos in an amount equal to the Argentine peso equivalent of the U.S. dollar subscription price for each new ADS, divided by 10, determined on the basis of the exchange rate quoted by Banco de la Nación Argentina on                                         , 2007.

We will accept subscriptions for whole common shares only and will round down any subscription submitted for fractional shares to the nearest whole number of common shares. Holders of common share rights must pay the share subscription price for the full amount of common shares for which they are subscribing.

Subscription period

From             , 2007 through 4:30 p.m. (Buenos Aires, Argentina time) on             , 2007, the common share rights expiration date. You must deliver to us a properly completed subscription form accompanied by a certificate of ownership issued by the Caja de Valores or evidence of assignment of the common share rights in his/her favor and full payment of the share subscription price by 4:30 p.m. (Buenos Aires, Argentina time) on                                         , 2007, or your common share rights will lapse and will have no further value. Deposit in the mail will not constitute delivery to us. The exercise of common share rights is irrevocable and may not be canceled or modified.

New common share subscription price

Holders of common shares subscribing for new common shares must pay to us prior to                                         , 2007 an amount in Argentine pesos equal to the Argentine peso equivalent (determined on the basis of the exchange rate quoted by the Banco de la Nación Argentina on             , 2007) of the U.S. dollar subscription price for each new ADS published by us on             , 2007 in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire, divided by 10.

Registration of new common shares

We will register new common shares issued upon exercise of common share rights in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new common shares will be issued upon request.

Transferability of common share rights

Any holder of common share rights may transfer its common share rights. Common share rights will be eligible to trade on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) from             , 2007 to             , 2007 but will not be eligible to trade on any securities exchange in the United States.

No exchange of common share rights	You may not exchange common share rights for ADS rights.

Listing of common shares	The common shares are listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires).

Buenos Aires Stock Exchange trading symbol	CRES.

ADS Rights Offering and Common Share Rights Offering

Purchases by holders of rights

From             , 2007 through             , 2007, we will publish notice in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire, announcing the statutory preemptive right of each existing holder of common shares or of ADSs to subscribe for common shares or ADSs, as the case may be. On             , 2007, we will publish the subscription price for each new ADS and the exercise price of the warrants in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire.

Concurrently with the exercise of their preemptive rights, shareholders may exercise their statutory accretion rights with respect to common shares not subscribed for by other shareholders in the exercise of their respective preemptive rights, by indicating the maximum amount of accretion rights which they intend to exercise. Common shares relating to such accretion rights will be allocated to each exercising shareholder in proportion to the number of common shares purchased pursuant to its exercise of preemptive rights.

ADS holders that subscribe for new ADSs pursuant to preemptive rights may indicate on their subscription forms a number of additional ADSs for which they would be willing to subscribe pursuant to accretion rights. ADS holders must submit the ADS subscription price with their subscription forms for the full number of additional ADSs requested pursuant to accretion rights. If accretion rights are allocated to the depositary, the ADS rights agent will allocate additional ADSs to ADS holders that requested them. If the amount of additional ADSs available pursuant to accretion rights are insufficient to fill in all requests, the ADS rights agent will allocate the available additional ADSs among requesting ADS holders pro rata to the numbers of additional ADSs they requested.

We will notify holders of our common shares who have indicated that they wish to exercise their accretion rights of the aggregate number of unsubscribed common shares by publication of a notice in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), and PR Newswire. Based on this notice, we will allocate unsubscribed common shares to shareholders in accordance with their accretion rights.

Sale of unsubscribed ADSs and common shares	After expiration of the subscription periods we may sell any unsubscribed common shares and ADSs to third parties at such times and on such terms as our board of directors may determine.

The Warrants

Maximum number of warrants	We will issue up to a maximum of warrants, assuming all of the common shares and ADS available for purchase in this rights offering are purchased.

We will issue, free of charge:

•	One warrant to each holder of our common shares for each new common share it purchases in the common shares rights offering; and

•	10 warrants to each ADS holder for each new ADS it purchases in the ADS rights offering.

Exercise of the warrants

Upon exercise, each warrant will entitle the holder thereof to purchase 0.3334 of our common shares. Prior to their expiration, the warrants will be exercisable during the 17th through the 22nd days of each February, May, September and November (to the extent that such dates are business days in New York City), commencing with the 17th through the 22nd days of February 2008. Unexercised warrants will not entitle their holders to any rights to vote at or attend our shareholders meetings or to receive any dividends in respect of our common shares. The number of our common shares for which, and the price at which, a warrant is exercisable are subject to adjustment upon the occurrence of certain events, as provided in the warrant agreement relating to the warrants.

We will accept exercises of warrants for whole, new common shares only and will round down any warrant exercise submitted for fractional, new common shares to the nearest whole number of new common shares.

Exercise price

Each warrant will entitle its holder to purchase 0.3334 additional common shares for an exercise price that will be payable in U.S. dollars and will be published by us on             , 2007 in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire. As a result, three warrants must be exercised to purchase each common share.

Expiration of warrants	The warrants will expire automatically and become void on , 2012.

Shelf registration

We have agreed that until the earlier to occur of the exercise or expiration of all the warrants, we will keep a registration statement current with respect to the issuance of our common shares from time to time upon exercise of the warrants.

Listing	Application will be made to list the warrants on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires).

Warrant agent	The Bank of New York and .

General

Use of proceeds

We currently expect the net proceeds from our rights offering to be approximately US$              million after payment of estimated expenses (assuming all of the common shares and ADSs available for purchase in this rights offering will be purchased, and that none of the warrants will be immediately exercised upon consummation of this offering). We intend to use the proceeds of the offering as follows:

•

Approximately two thirds of the net proceeds for investments in agricultural activities in Latin America. We intend to focus primarily on investments in Argentina, Brazil, Uruguay, Paraguay and Bolivia but may invest in other countries to the extent we believe such investments are consistent with our business strategy;

•

US$              million for investments in subsidiaries, primarily in IRSA, through capital contributions, repurchase of shares or subscription of preemptive and accretion rights issued in connection with future capital increases of such subsidiaries;

•

US$              million to repay the US$8.0 million loan agreement with Credit Suisse, dated May 2, 2006, which accrues interest at a rate per annum equal to three-month LIBOR plus 375 basis points and is scheduled to mature in November 2008; and

•	US$ million in working capital and for other general corporate purposes.

Outstanding common shares immediately before and after the preemptive rights offering

Immediately prior to this preemptive rights offering, our outstanding capital stock consists of approximately              common shares. Immediately after this preemptive rights offering, a total of              common shares are expected to be outstanding (assuming all of the common shares and ADSs available for purchase in this rights offering are purchased, and that none of the warrants are immediately exercised upon consummation of this offering).

Principal shareholders

IFISA, our largest shareholder and a company of which our director, Eduardo Elsztain, is the largest beneficial owner, has indicated to us that it intends to exercise all of its statutory preemptive rights and possibly some of its accretion rights in connection with this offering.

Information	Any questions or requests for assistance may be directed to:

•	The Bank of New York, as ADS rights agent, at 101 Barclay Street, New York, New York 10281, or by calling 1-800-507-9357, in the case of holders of ADSs, or

•	our common shares rights agent, at , Buenos Aires, Argentina, or by calling +54 (11) collect, in the case of holders of our common shares, or

•	Cresud Sociedad Anónima Comercial Inmobiliaria, Financiera y Agropecuaria, Moreno 877, 23rd Floor, (C1091AAQ) Buenos Aires, Argentina, or by calling +54 (11) 4814-7800 collect.

For additional information concerning the common shares and ADSs, see “Description of Capital Stock,” “Description of American Depositary Receipts” and “Description of Warrants.”

Risk factors	See “ Risk Factors” for a discussion of certain significant risks you should consider before making an investment decision.

Timetable for the Offering

Share record date—11:59 pm (Buenos Aires time)	, 2007

Commencement date of common share rights offering	, 2007

Trading of common share rights expected to commence on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires)	, 2007

ADS record date—5:00 pm (New York City time)	, 2007

Commencement date of ADS rights offering	, 2007

ADS rights expiration date–5:00 pm (New York City time)	, 2007

Common share rights expiration date– 4:30 pm (Buenos Aires time)	, 2007

SUMMARY CONSOLIDATED FINANCIAL AND OTHER INFORMATION

The following summary consolidated financial data has been derived from our consolidated financial statements as of the dates and for each of the periods indicated below. This information should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The summary consolidated statement of income data for the years ended June 30, 2005, 2006 and 2007 and the summary consolidated balance sheet data as of June 30, 2006 and 2007 have been derived from our consolidated financial statements included in this prospectus. The summary consolidated income statement data for the years ended June 30, 2003 and 2004 and the summary consolidated balance sheet data as of June 30, 2003, 2004 and 2005 have been derived from our Annual Report on Form 20-F for the year ended June 30, 2006 which is incorporated by reference herein.

Effective July 1, 2006, we adopted Technical Resolution No. 22 “Agricultural Activities” (RT No. 22). RT No. 22 prescribes the accounting treatment, financial statement presentation, and disclosures related to agricultural activity. Agricultural activity is the management by an entity of the biological transformation of living animals or plants (biological assets) for sale, into agricultural produce, or into additional biological assets. RT No. 22 prescribes, among other things, the accounting treatment for biological assets during the period of growth, degeneration, production, and procreation, and for the initial measurement of agricultural produce at the point of harvest. It requires measurement at fair value less estimated point-of-sale costs from initial recognition of biological assets up to the point of harvest, other than when fair value cannot be measured reliably on initial recognition. RT No. 22 requires that a change in fair value less estimated point-of-sale costs of a biological asset be included in profit or loss for the period in which it arises. RT No. 22 also requires that gains or losses arising on initial recognition of agricultural produce at fair value less estimated point-of-sale costs to be included in profit or loss for the period in which it arises. The adoption of RT No. 22 did not have a significant impact in our measurement and recognition of biological transformation. Rather, it changed the format of our income statement. Under RT No. 22 we disclose certain components of our costs as separate line items in the income statement. Adoption of RT No. 22 did not result in any change to our consolidated gross profit for any of the periods presented.

In order to comply with regulations of the Comisión Nacional de Valores, we recognized deferred income tax assets and liabilities on an undiscounted basis. This accounting practice represented a departure from Argentine GAAP for the years ended June 30, 2006 and 2005. However, such a departure has not had a material effect on the consolidated financial statements as of those dates. As further discussed below, the CPCECABA issued revised accounting standards. One of these standards required companies to account for deferred income taxes on an undiscounted basis, thus aligning the accounting to that of the Comisión Nacional de Valores. Since the Comisión Nacional de Valores adopted the CPCECABA standards effective for our fiscal year beginning July 1, 2006, there is no longer a difference on this subject between Argentine GAAP and the Comisión Nacional de Valores regulations.

Additionally, after considerable inflation levels for the second half of 2002 and the first months of 2003, on March 25, 2003, the Argentine government instructed the Comisión Nacional de Valores to issue the necessary regulations to preclude companies under its supervision from presenting price-level restated financial statements. Therefore, on April 8, 2003, the Comisión Nacional de Valores issued a resolution providing for the discontinuance of inflation accounting as of March 1, 2003. IRSA complied with the Comisión Nacional de Valores resolution and accordingly recorded the effects of inflation until February 28, 2003. Comparative figures were restated until that date, using a conversion factor of 1.1232. Since Argentine GAAP required companies to discontinue inflation adjustments only as from October 1, 2003, the application of the Comisión Nacional de Valores resolution represented a departure from Argentine GAAP. However, due to low inflation rates during the period from March to September 2003, such a departure has not had a material effect on our consolidated financial statements.

As of June 30, 2007 we owned a 25.0% equity interest in IRSA. In compliance with Rule 3-09 of Regulation S-X, also contained in this prospectus are the audited consolidated financial statements of IRSA as of June 30, 2006 and 2007 and for the years ended June 30, 2005, 2006 and 2007. As of June 30, 2007, IRSA had a significant investment in Banco Hipotecario that accounted for 7.3% of IRSA’s total consolidated assets at such date.

Summary Consolidated Financial and Other Information for Cresud

	As of the year ended June 30
	2003(1)	2004	2005	2006	2007	2007(2)
	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(US$)
INCOME STATEMENT DATA
Argentine GAAP
Production income:
Crops	24,883,609	24,369,232	44,052,970	37,005,907	72,426,012	23,416,105
Beef cattle	16,584,204	20,637,512	19,993,923	20,452,655	19,462,410	6,292,405
Milk	2,414,992	3,191,948	3,463,144	7,892,462	10,911,397	3,527,771

Total production income	43,882,805	48,198,692	67,510,037	65,351,024	102,799,819	33,236,281

Cost of production:
Crops	(18,770,450)	(17,616,790)	(34,463,844)	(35,799,706)	(52,401,684)	(16,942,025)
Beef cattle	(8,813,155)	(15,112,209)	(17,012,337)	(18,780,372)	(15,050,438)	(4,865,968)
Milk	(1,483,172)	(1,307,962)	(2,094,975)	(5,845,360)	(8,476,391)	(2,740,508)

Total cost of production	(29,066,777)	(34,036,961)	(53,571,156)	(60,425,438)	(75,928,513)	(24,548,501)

Gross income from production	14,816,028	14,161,731	13,938,881	4,925,586	26,871,306	8,687,780
Sales:
Crops	50,167,010	26,838,376	30,893,216	61,659,566	53,401,376	17,265,236
Beef cattle	20,566,175	27,723,604	36,826,885	33,713,479	31,966,582	10,335,138
Milk	2,414,992	3,191,948	3,463,144	7,892,462	9,730,929	3,146,113
Feed lot	4,453,320	7,120,335	2,129,838	2,721,377	3,102,229	1,002,984
Other	1,985,004	4,778,545	4,859,931	6,353,777	12,116,372	3,917,353

Total sales	79,586,501	69,652,808	78,173,014	112,340,661	110,317,488	35,666,824

Cost of sales:
Crops	(47,129,107)	(23,941,415)	(30,460,110)	(53,286,035)	(50,434,966)	(16,306,163)
Beef cattle	(19,450,110)	(26,478,681)	(35,810,780)	(32,993,523)	(30,272,710)	(9,787,491)
Milk	(2,414,992)	(3,191,948)	(3,463,144)	(7,892,462)	(9,730,929)	(3,146,113)
Feed lot	(4,193,288)	(6,185,771)	(1,855,278)	(2,318,102)	(2,823,865)	(912,986)
Other	(1,387,411)	(1,196,060)	(1,546,204)	(2,093,332)	(5,870,058)	(1,897,853)

Total cost of sales	(74,574,908)	(60,993,875)	(73,135,516)	(98,583,454)	(99,132,528)	(32,050,606)

Gross income from sales	5,011,593	8,658,933	5,037,498	13,757,207	11,184,960	3,616,218
Gross profit	19,827,621	22,820,664	18,976,379	18,682,793	38,056,266	12,303,998
Selling expenses	(6,115,048)	(5,740,115)	(6,599,566)	(10,151,452)	(9,971,891)	(3,224,019)
Administrative expenses	(4,567,091)	(4,957,250)	(7,271,279)	(11,560,307)	(16,628,088)	(5,376,039)
Net gain on sale of farms	4,869,484	1,668,751	19,987,989	9,897,186	22,255,710	7,195,509
Unrealized gain on inventories:
Beef cattle	12,402,776	2,236,255	11,620,779	2,847,711	5,102,943	1,649,836
Crops	1,590,397	1,783,574	(456,710)	1,391,209	(805,910)	(260,559)
Operating income	28,008,139	17,811,879	36,257,592	11,107,140	38,009,030	12,288,726
Financial results, net	(11,065,223)	(18,969)	63,751,386	12,373,958	(10,457,994)	(3,381,181)
Gain on equity investees	67,706,143	26,669,884	28,087,632	22,140,997	40,198,825	12,996,710
Other expense, net	(2,091,884)	(363,761)	(5,065,386)	(3,367,594)	(4,250,800)	(1,374,329)
Management fee	(7,224,996)	(3,567,003)	(8,533,213)	(3,836,470)	(5,484,697)	(1,773,261)
Income before income tax and minority interest	75,332,179	40,532,030	114,498,011	38,418,031	58,014,364	18,756,665
Income tax expense	(10,531,263)	(8,570,269)	(37,787,594)	(5,431,831)	(8,375,095)	(2,707,758)
Minority interest	224,045	141,261	88,501	(102,924)	(277,000)	(89,557)
Net income	65,024,961	32,103,022	76,798,918	32,883,276	49,362,269	15,959,350

US GAAP
Total sales	71,878,218	62,179,287	75,582,982	105,371,504	104,493,979	33,784,022
Total cost of sales	(50,578,787)	(40,330,843)	(52,000,895)	(83,441,671)	(62,333,457)	(20,153,074)
Gross profit	21,299,431	21,848,444	23,582,087	21,929,833	42,160,522	13,630,948
Administrative expenses	(9,025,339)	(4,561,060)	(16,466,503)	(14,298,716)	(21,878,033)	(7,073,402)
Operating income	6,159,044	11,547,269	516,018	(2,520,335)	10,346,605	3,345,168
Financial results, net	(27,336,810)	(8,998,813)	54,964,547	2,017,841	(18,181,646)	(5,878,321)
Gain on equity investees	67,342,113	3,455,098	47,201,959	21,758,975	40,562,309	13,114,229
Income before income tax and minority interest	48,941,947	7,197,759	117,631,326	27,864,275	50,856,515	16,442,456
Income tax expense	(2,646,951)	(3,945,940)	(31,025,373)	(272,575)	(1,244,203)	(402,264)
Minority interest	83,008	35,483	88,501	(102,924)	(277,000)	(89,557)
Net income	46,378,004	3,287,302	86,694,454	27,488,776	49,335,312	15,950,635

BALANCE SHEET DATA
Argentine GAAP
Current assets:
Cash and banks and investments	23,363,232	14,624,161	74,446,153	32,221,149	86,772,082	28,054,342
Inventories	23,305,421	35,441,885	46,293,640	28,932,135	52,460,289	16,960,973
Trade and other receivables, net	13,639,837	24,221,264	32,002,331	33,829,580	77,542,466	25,070,309

Non-current assets:
Other receivables	672,817	101,758	6,480,334	36,005,292	43,236,560	13,978,843
Inventories	37,796,987	44,740,030	53,223,179	62,712,423	68,345,438	22,096,812
Investments	338,604,025	393,382,176	394,899,782	505,423,985	541,328,760	175,017,381
Negative goodwill, net	(19,347,598)	(25,869,346)	(30,430,822)	(76,825,838)	(67,306,386)	(21,760,875)
Property and equipment, net	150,932,466	160,026,473	166,497,596	224,775,512	245,919,561	79,508,426
Intangible assets, net	369,637	—	—	23,581,646	23,581,646	7,624,199

Total assets	569,336,824	646,668,401	743,412,193	870,655,884	1,071,880,416	346,550,410

Current liabilities:
Trade accounts payable	8,002,449	10,840,177	17,894,529	26,438,528	30,935,851	10,001,892
Short-term debt	1,425,499	8,090,261	11,499,782	66,421,573	122,749,734	39,686,303

	As of the year ended June 30
	2003(1)	2004	2005	2006	2007	2007(2)
	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(US$)
Other liabilities, taxes, charges, salaries and social security payable	7,158,058	10,370,898	36,585,829	9,048,990	14,006,121	4,528,329
Non-current liabilities:
Long-term debt	137,995,607	125,920,201	114,798,751	99,550,449	27,085,386	8,756,995
Taxes payable	22,749,374	26,213,217	39,285,385	42,770,882	51,312,237	16,589,795

Total liabilities	177,330,987	181,434,754	220,064,276	244,230,422	246,089,329	79,563,314

Minority interest	206,712	65,451	276,947	559,871	836,872	270,570
Shareholders’ equity	391,799,125	465,168,196	523,070,970	625,865,591	824,954,215	266,716,526

US GAAP
Non-current assets:
Inventories	11,158,969	14,371,493	16,950,827	26,348,869	32,297,175	10,442,022
Investments	206,463,936	236,526,965	289,309,184	444,010,858	597,100,979	193,049,136
Total assets	423,698,035	478,020,170	625,764,749	843,456,953	1,158,910,758	374,688,250

Non-current liabilities:
Long-term debt	82,925,903	76,346,451	74,810,412	69,708,185	4,722,857	1,526,950
Taxes payable	54,668,735	53,809,128	60,714,471	59,020,118	60,586,895	19,588,392
Total liabilities	151,247,284	155,443,201	199,627,882	228,821,956	233,001,458	75,331,865
Shareholders’ equity	272,349,817	322,511,158	425,859,920	614,066,773	925,072,428	299,085,816

CASH FLOW DATA
Argentine GAAP
Net cash provided by (used in) operating activities	12,435,796	(280,751)	(10,100,935)	(21,470,041)	(56,140,794)	(18,150,919)
Net cash provided by (used in) investing activities	(200,614,009)	(25,089,388)	62,734,033	(110,865,934)	(866,877)	(280,271)
Net cash provided by (used in) financing activities	165,644,376	16,670,247	1,691,457	92,250,539	115,813,757	37,443,827

US GAAP(9)
Net cash (used in) provided by operating activities	14,521,304	(13,156,027)	54,735,816	(3,839,611)	(62,359,968)	(20,161,645)
Net cash (used in) provided by investing activities	(194,782,124)	(12,983,501)	(1,918,881)	(133,000,622)	5,295,891	1,712,218
Net cash provided by (used in) financing activities	165,644,376	16,670,247	1,691,457	92,250,539	115,813,757	37,443,827
Effects of exchange rate changes	(13,656,319)	1,272,280	(183,837)	4,504,528	56,406	18,237
Effects of inflation accounting	4,863,453	—	—	—	—	—

OTHER FINANCIAL DATA
Argentine GAAP
Basic net income per share(3)	0.54	0.23	0.49	0.19	0.20	0.06
Diluted net income per share(4)	0.19	0.13	0.25	0.13	0.16	0.05
Basic net income per ADS(3)(5)	5.40	2.30	4.90	1.93	2.00	0.65
Diluted net income per ADS(4)(5)	1.90	1.30	2.50	1.32	1.60	0.52
Weighted – average number of common shares outstanding	121,388,429	137,137,783	155,343,629	170,681,455	247,149,373
Weighted – average number of common shares outstanding plus assumed conversion(6)	246,526,666	321,214,392	321,214,392	321,214,392	321,214,392	—
Dividends paid(7)	1.50	3.00	10.00	5.50	—	—
Dividends per share	0.012	0.020	0.059	0.024	—	—
Dividends per ADS(5)	0.12	0.20	0.59	0.24	—	—
Depreciation and amortization	3,825,546	3,937,141	4,169,139	5,112,088	4,333,122	1,400,945
Capital expenditures(8)	31,129,070	15,189,386	25,959,614	55,770,620	29,326,622	9,481,611
Gross margin(10)	16.1%	19.4%	13.0%	10.5%	17.9%	17.9%
Operating margin(11)	22.7%	15.1%	24.9%	6.3%	17.8%	17.8%
Net margin(12)	52.7%	27.2%	52.7%	18.5%	23.2%	23.2%
Ratio of current assets to current liabilities	3.64	2.54	2.31	0.93	1.29	0.42
Ratio of shareholders’ equity to total liabilities	2.21	2.56	2.38	2.56	3.35	1.08
Ratio of non current assets to total assets	0.89	0.89	0.79	0.89	0.80	0.26

US GAAP
Basic net income per share(3)	0.38	0.02	0.56	0.16	0.20	0.06
Diluted net income per share(4)	0.19	0.02	0.34	0.15	0.18	0.06
Basic net income per ADS(3)(5)	3.80	0.24	5.58	1.61	2.00	0.65
Diluted net income per ADS(4)(5)	1.90	0.24	3.38	1.54	1.80	0.58
Weighted – average number of common shares outstanding	121,388,429	137,137,783	155,343,629	170,681,455	247,149,373	—
Weighted – average number of common shares outstanding plus assumed conversion(6)	194,235,230	137,137,783	283,140,627	282,836,274	308,253,058	—
Gross margin(10)	29.6%	35.1%	31.2%	20.8%	40.3%	40.3%
Operating margin(11)	8.6%	18.6%	0.7%	(2.4%)	9.9%	9.9%
Net margin(12)	64.5%	5.3%	114.7%	26.1%	47.2%	47.2%

(1)	We have complied with the Comisión Nacional de Valores’ resolution in connection with the discontinuance of inflation accounting and accordingly have recorded the effects of inflation until February 28, 2003. We have restated comparative figures until that date. In addition, in fiscal year 2003, as required by Argentine GAAP, we restated the prior year’s financial statements to give retroactive effect to new accounting standards adopted in that year, except for certain valuation and disclosure criteria that in accordance with the transition provisions were applied prospectively. See notes 2.d and 3 to our audited consolidated financial statements included elsewhere in this prospectus.
(2)	Solely for the convenience of the reader, we have translated Argentine Peso amounts into U.S. dollars at the exchange rate quoted by Banco de la Nación Argentina for June 30, 2007 which was Ps.3.093 = US$1.00. We make no representation that the Argentine Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates.”
(3)	Basic net income per share is computed by dividing the net income available to common shareholders for the period by the weighted average common shares outstanding during the period.
(4)	Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common shares assuming the total conversion of outstanding notes. See Notes 13 and 17.II.f) to our audited consolidated financial statements included elsewhere in this prospectus for details on the computation of earning per share under Argentine GAAP and US GAAP, respectively.
(5)	Determined by multiplying per share amounts by ten (one ADS equals ten common shares).
(6)	Assuming (i) conversion into common shares of all of our outstanding Convertible Notes due 2007 and (ii) exercise of all outstanding warrants to purchase our common shares.
(7)	The amount of dividends, if any to be paid in respect of our fiscal year ended June 30, 2007, will be determined by our shareholders at our next shareholders’ meeting currently expected to occur in October, 2007.
(8)	Includes the purchase of farms and other property and equipment.
(9)	This table is intended to present cash flows from operating, investing and financing activities under Argentine GAAP but following the classification guidelines of SFAS No. 95 under US GAAP. See Note 17.II.e) to our audited consolidated financial statements included elsewhere in this prospectus for details of the differences in classifications affecting the categories of cash flows.
(10)	Gross profit divided by the sum of production income and sales.
(11)	Operating income divided by the sum of production income and sales.
(12)	Net income divided by the sum of production income and sales.

Summary Consolidated Financial and Other Information for IRSA

The following table presents IRSA’s selected consolidated financial and other information as of and for each of the periods indicated. This data is qualified in its entirety by reference to, and should be read together with IRSA’s audited consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – IRSA’s Results of Operations” included elsewhere in this prospectus. The selected consolidated income statement data for the fiscal years ended June 30, 2005, 2006 and 2007 and the selected consolidated balance sheet data as of June 30, 2006 and 2007 have been derived from IRSA’s audited consolidated financial statements as of June 30, 2006 and 2007 and for the three years in the period ended June 30, 2007 included elsewhere in this prospectus.

The selected consolidated income statement data for the year ended June 30, 2004 and the selected consolidated balance sheet data as of June 30, 2005 have been derived from IRSA’s consolidated financial statements as of June 30, 2005 and 2006 and for the three years in the period ended June 30, 2006 which are not included in this prospectus. Certain reclassifications have been made to the consolidated financial statements as of June 30, 2005 and 2006 and for the three years in the period ended June 30, 2006, as originally issued, to conform to the consolidated financial statements as of June 30, 2006 and 2007 and for the three years in the period ended June 30, 2007, included elsewhere in this prospectus.

The selected consolidated income statement data for the year ended June 30, 2003 and the selected consolidated balance sheet data as of June 30, 2004 have been derived from IRSA’s consolidated financial statements as of June 30, 2004 and 2005 and for the three years in the period ended June 30, 2005 which are not included in this prospectus. We have made certain reclassifications to the consolidated financial statements as of June 30, 2004 and 2005 and for the three years in the period ended June 30, 2005, as originally issued, to conform to the consolidated financial statements as of June 30, 2006 and 2007 and for the three years in the period ended June 30, 2007, included elsewhere in this prospectus.

The selected consolidated balance sheet data as of June 30, 2003 have been derived from IRSA’s consolidated financial statements as of June 30, 2003 and 2004 and for the three years in the period ended June 30, 2004 which are not included in this prospectus. The accountants’ report on the consolidated financial statements as of June 30, 2003 and 2004 and for the three years in the period ended June 30, 2004, stated that IRSA had a significant investment in Banco Hipotecario, which represented approximately 7.3% of IRSA’s total consolidated assets as of June 30, 2004 and further stated that the accountants´ report of the consolidated financial statements of Banco Hipotecario (which IRSA accounted for under the equity method of accounting) included an explanatory paragraph describing that the quality of Banco Hipotecario’s financial condition and results of operations depended to a significant extent on macroeconomic and political conditions prevailing from time to time in Argentina. Further, the accountants´ report described that the political and economic crisis of late 2001 and early 2002 and the Argentine government’s actions to address such crisis had a significant adverse effect on Banco Hipotecario’s business activity and that Banco Hipotecario was significantly dependent on the Argentine government’s ability to perform its obligations to Banco Hipotecario, and to the entire financial and banking system in Argentina, in connection with federal secured loans, federal government securities and on its obligations to approve and deliver government securities under various laws and regulations. The accountants’ report stated that these uncertainties could have had an adverse effect in the valuation of the investment in Banco Hipotecario. Certain reclassifications have been made to the consolidated financial statements as of June 30, 2003 and 2004 and for the three years in the period ended June 30, 2004, as originally issued, to conform to the consolidated financial statements as of June 30, 2006 and 2007 and for the three years in the period ended June 30, 2007, included elsewhere in this prospectus.

References to fiscal years 2003, 2004, 2005, 2006 and 2007 are to IRSA’s fiscal years ended June 30 of each such year.

IRSA currently owns 11.8% of Banco Hipotecario, Argentina’s leading mortgage lender, and this prospectus also contains Banco Hipotecario’s consolidated financial statements as of June 30, 2006 and 2007 and for the years ended June 30, 2005, 2006 and 2007.

Banco Hipotecario maintains its financial books and records in pesos and prepares its financial statements in conformity with the Central Bank’s policies which prescribe the reporting and disclosure requirements for banks and financial institutions in Argentina (“Argentine Banking GAAP”). These rules differ in certain significant respects from Argentine GAAP. A narrative description of significant differences between Argentine Banking GAAP and Argentine GAAP are set forth in Note 6 to Banco Hipotecario’s audited consolidated financial statements included elsewhere in this prospectus. Argentine Banking GAAP and Argentine GAAP also differ in certain significant aspects from US GAAP. Such differences involve methods of measuring the amounts shown in such consolidated financial statements, as well as additional disclosures required by US GAAP and regulations of the SEC. See Note 37 to Banco Hipotecario’s audited consolidated financial statements included elsewhere in this prospectus for a description of the principal differences between Argentine Banking GAAP and US GAAP as they relate to Banco Hipotecario, and a reconciliation to US GAAP of Banco Hipotecario’s net income and shareholders’ equity.

Summary Consolidated Financial and Other Information for IRSA

	Year Ended June 30,
	2003	2004	2005	2006	2007	2007(1)
		(Ps. thousands(2))				(US$ thousands)
INCOME STATEMENT DATA
Argentine GAAP
Revenues
Development and sale of properties	46,616	30,257	32,311	103,966	75,751	24,491
Office and other non-shopping center rental properties	17,770	15,144	19,431	30,565	55,683	18,003
Shopping centers	88,819	113,216	165,529	215,003	270,266	87,380
Credit card operations	24,935	30,034	64,558	122,969	212,965	68,854
Hotel Operations	57,730	71,295	87,120	103,763	122,681	39,664
Financial Operations and Others	625	859	940	1,414	1,410	456
Total revenues	236,495	260,805	369,889	577,680	738,756	238,848

Costs	(154,667)	(147,416)	(168,074)	(243,831)	(311,647)	(100,759)
Gross profit (loss)
Development and sale of properties	89	4,408	14,769	49,766	17,928	5,796
Office and other non-shopping center rental properties	8,677	6,871	11,685	21,578	38,984	12,604
Shopping centers	30,061	52,734	95,748	137,621	179,154	57,922
Credit card operations	16,605	18,069	41,456	79,036	136,714	44,201
Hotel Operations	26,357	31,246	38,196	45,792	53,721	17,369
Financial Operations and Others	39	61	(39)	56	608	197
Total gross profit	81,828	113,389	201,815	333,849	427,109	138,089

Gain from recognition of inventories at net realizable value	—	—	17,317	9,063	20,737	6,704
Selling expenses	(28,555)	(21,988)	(36,826)	(60,105)	(113,709)	(36,763)
Administrative expenses	(46,493)	(51,400)	(70,670)	(96,882)	(141,427)	(45,725)
Gain on purchasers’ rescissions of sales	9	—	—	—	—	—
Net (loss) income from retained interest in securitized receivables	(4,077)	261	423	2,625	3,254	1,052
Gain from operations and holdings of real estate assets, net	21,507	63,066	27,938	12,616	2,568	830
Operating income (loss)
Development and sale of properties	2,262	183	20,566	44,277	6,177	1,997
Office and other non-shopping center rental properties	1,688	29,685	13,220	11,862	19,626	6,345
Shopping centers	18,709	58,771	81,638	105,583	124,832	40,360
Credit card operations	(4,616)	4,490	13,546	24,836	32,636	10,552
Hotel Operations	6,176	10,138	11,066	14,552	14,653	4,737
Financial Operations and Others	—	61	(39)	56	608	197
Total operating income	24,219	103,328	139,997	201,166	198,532	64,188

Amortization of goodwill	(6,631)	(2,904)	(1,663)	(1,080)	(1,472)	(476)
(Loss) gain on equity investees	(14,701)	26,653	67,207	41,657	40,026	12,941
Financial results, net	315,645	12,203	(11,848)	(40,926)	4,099	1,325
Other income (expenses), net	96	(12,856)	(14,089)	(18,263)	(14,100)	(4,559)
Income before taxes and minority interest	318,628	126,424	179,604	182,554	227,085	73,419
Income tax and minimum presumed income tax	3,529	(25,720)	(53,207)	(58,791)	(87,539)	(28,302)
Minority interest	(35,712)	(12,842)	(23,152)	(27,190)	(32,449)	(10,491)
Net income	286,445	87,862	103,245	96,573	107,097	34,626

US GAAP
Revenues	280,690	327,424	426,499	621,012	867,452	280,457
Costs	(208,149)	(216,742)	(235,341)	(321,788)	(413,957)	(133,837)
Gross profit	72,541	110,682	191,158	299,224	453,495	146,620
Gain from recognition of inventories at net realizable value	—	—	—	—	—	—
Selling expenses	(28,555)	(23,937)	(36,255)	(66,278)	(104,997)	(33,947)
Administrative expenses	(50,139)	(57,928)	(77,451)	(97,956)	(142,714)	(46,141)

	Year Ended June 30,
	2003	2004	2005	2006	2007	2007(1)
		(Ps. thousands(2))				(US$ thousands)
Gain on purchasers’ rescissions of sales	9	—	—	—	—	—
Net income (loss) from retained interest in securitized receivables	1,392	(1,526)	4,591	(12,274)	(115)	(37)
Operating (loss) income	(4,752)	27,291	82,043	121,716	205,669	66,495
(Loss) gain on equity investees	(5,621)	(20,161)	138,560	64,697	42,957	13,888
Financial results, net	265,753	21,195	(31,072)	(50,854)	(43,705)	(14,130)
Other incomes (expenses), net	9,880	(4,026)	(10,271)	(7,338)	(13,433)	(4,343)
Income before taxes and minority interest	265,260	24,299	179,259	128,221	191,488	61,910
Income tax and minimum presumed income tax	3,020	(12,528)	(34,747)	(18,678)	(39,176)	(12,666)
Minority interest	(33,154)	(8,946)	(15,114)	(19,597)	(49,090)	(15,871)
Net income	235,126	2,825	129,398	89,946	103,222	33,373

BALANCE SHEET DATA
Argentine GAAP
Cash and banks and current investments	232,001	163,900	211,934	233,438	856,707	276,983
Inventories	23,854	29,711	99,811	162,110	256,203	82,833
Mortgages and lease receivables, net	39,181	37,267	73,246	147,955	212,065	68,563
Non-current investments(3)	412,789	519,499	542,863	647,981	673,273	217,676
Fixed assets, net	1,235,223	1,274,675	1,445,551	1,413,212	2,027,311	655,451
Total current assets	297,476	261,651	389,735	481,788	1,175,790	380,145

Total assets	2,081,956	2,208,326	2,524,426	2,740,121	4,144,899	1,340,090

Short-term debt(4)	96,159	143,126	130,728	142,140	214,193	69,251

Total current liabilities	188,738	256,022	310,977	419,228	652,082	210,825

Long-term debt(5)	592,104	468,807	422,412	295,282	1,222,423	395,222
Total non-current liabilities	629,988	522,213	515,381	385,138	1,395,693	451,242
Minority interest	454,044	470,237	445,839	449,989	450,410	145,622
Shareholders’ equity	809,186	959,854	1,252,229	1,485,766	1,646,714	532,400

US GAAP
Cash and banks and current investments	231,293	163,435	212,855	233,032	856,318	276,857
Inventories	23,584	25,374	46,702	61,720	160,961	52,040
Mortgages and lease receivables, net	39,181	37,267	72,577	145,718	205,267	66,365
Other receivables and prepaid expenses	80,799	127,114	113,395	131,502	241,656	78,130
Non-current investments(3)	281,583	327,883	436,063	599,679	590,646	190,962
Fixed assets, net	1,221,859	1,230,020	1,392,626	1,360,136	1,912,457	618,318
Intangible assets, net	1,629	666	712	468	22,226	7,186
Total current assets	313,595	270,883	386,051	471,053	1,183,147	382,524
Total assets	1,874,299	1,923,456	2,291,808	2,503,812	3,997,217	1,292,343
Trade accounts payable	30,432	46,414	68,372	136,362	293,522	94,899
Other liabilities	40,382	46,524	90,106	94,655	101,764	32,902
Short-term debt (4)	83,217	135,661	111,994	120,172	216,829	70,103
Total current liabilities	202,679	260,521	314,939	431,422	669,983	216,613
Long-term debt (5)	600,616	465,099	413,812	298,570	1,225,212	396,124
Total non-current liabilities	801,806	696,791	698,344	558,951	1,603,747	518,509
Minority interest	367,012	378,404	357,062	355,385	366,381	118,455
Shareholders’ equity	502,803	587,740	921,718	1,158,364	1,358,739	439,295

CASH FLOW DATA
Argentine GAAP
Net cash provided by operating activities	93,945	74,691	93,490	194,685	163,099	52,732
Net cash used in investing activities	(40,603)	(97,186)	(126,682)	(136,567)	(510,774)	(167,935)
Net cash provided by (used in) financing activities	109,439	(47,649)	52,868	(36,767)	892,258	291,273

US GAAP(6)
Net cash provided by operating activities	55,135	92,378	105,655	192,589	111,936	36,190
Net cash used in investing activities	(52,260)	(105,061)	(141,746)	(128,687)	(470,318)	(152,059)
Net cash provided by (used in) financing activities	109,439	(47,649)	52,868	(36,767)	900,907	291,273
Effect of exchange rate changes on cash and cash equivalents	51,743	(8,081)	2,899	(5,784)	2,058	665

	Year Ended June 30,
	2003	2004	2005	2006	2007	2007(1)
		(Ps. thousands(2))				(US$ thousands)
Effect of inflation accounting	(1,472)	—	—	—	—	—

OTHER FINANCIAL DATA
Argentine GAAP
Capital expenditures(7)	10,991	26,908	79,997	116,201	428,026	138,385
Depreciation and amortization(8)	69,437	65,491	74,091	80,979	96,996	31,360
Ratio of current assets to current liabilities	1.576	1.022	1.253	1.149	1.803	1.803
Ratio of shareholders’ equity to total liabilities	0.988	1.233	1.515	1.847	0.804	0.804
Ratio of non-current assets to total assets	0.857	0.882	0.846	0.824	0.716	0.716
Working capital(9)	108,738	5,629	78,758	62,560	523,708	169,320

(1)	Solely for the convenience of the reader, IRSA has translated Argentine Peso amounts into U.S. dollars at the exchange rate quoted by Banco de la Nación Argentina for June 30, 2007 which was Ps.3.093 per US$1.00. We make no representation that the Argentine Peso or U.S. dollar amounts actually represent, could have been or could be converted into Dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates”. Sums may not total due to rounding.
(2)	In thousands of constant Pesos of June 30, 2007. Includes adjustment for inflation through February 28, 2003. Sums may not total due to rounding.
(3)	Includes IRSA’s 11.8% investment in Banco Hipotecario and IRSA’s investments in undeveloped plots of land.
(4)	Includes short-term debt (including the current portion of seller financing) and current mortgages payable.
(5)	Includes long-term debt (including the non-current portion of seller financing) and non-current mortgages payable.
(6)	This table is intended to present cash flows from operating, investing and financing activities under Argentine GAAP but following the classification guidelines of SFAS No. 95 under US GAAP. See Note 28 to our audited consolidated financial statements included elsewhere in this prospectus for details of the differences in classifications affecting the categories of cash flows.
(7)	Includes the purchase of fixed assets (including facilities and equipment), undeveloped plots of land and renovation and remodeling of hotels and shopping centers.
(8)	Corresponds to depreciation and amortization included in operating income.
(9)	Working capital is calculated by subtracting consolidated current liabilities from consolidated current assets.

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information contained in this prospectus, before making an investment decision. We also may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may impair our business. In general, you take more risk when you invest in the securities of issuers in emerging markets such as Argentina than when you invest in the securities of issuers in the United States. You should understand that an investment in our common shares, ADSs and warrants involves a high degree of risk, including the possibility of loss of your entire investment.

Risks Relating to Argentina

Argentina’s current growth and stabilization may not be sustainable.

During 2001 and 2002, Argentina experienced a period of severe political, economic and social crisis. Although the economy has recovered significantly over the past three years, uncertainty remains as to whether the current growth and relative stability are sustainable. Sustainable economic growth is dependant on a variety of factors, including international demand for Argentine exports, the stability and competitiveness of the Peso against foreign currencies, confidence among consumers as well as foreign and domestic investors and stable and relatively low inflation.

The Argentine economy remains fragile for the following reasons:

•	unemployment remains high;

•	the availability of long-term fixed rate credit is limited;

•	investment as a percentage of GDP remains low;

•	the current fiscal surplus could become a fiscal deficit;

•	inflation has risen recently and threatens to accelerate;

•	the country’s public debt remains high and international financing is limited; and

•	the recovery has depended to some extent on high commodity prices, which are volatile and outside the control of the country, and excess capacity, which has reduced considerably.

A substantial part of our operations, properties and customers are located in Argentina. As a result, our business is to a very large extent dependent upon the economic conditions prevailing in Argentina.

The continuing rise of inflation may have an adverse effect on the economy.

After several years of price stability, the devaluation of the Peso in January 2002 imposed pressures on the domestic price system that generated high inflation throughout 2002. In 2003, inflation substantially stabilized. However, inflationary pressures have since reemerged with consumer prices increasing by 6.1% during 2004 and increasing by 12.3% in 2005. As a result of the execution of fixed price agreements and restrictions on, and in certain cases, suspension of, exports, consumer prices only increased by 9.8% in 2006. During the first half of 2007, consumer prices increased by 8.8% on an annualized basis.

In the past, inflation has materially undermined the Argentine economy and the government’s ability to create conditions conducive to growth. A return to a high inflation environment could slow the rebound in the long term credit market and real estate market and may also undermine Argentina’s foreign competitiveness by diluting the effects of the Peso devaluation and negatively impacting the level of economic activity and employment.

If inflation remains high or continues to rise, Argentina’s economy may be negatively impacted which could have an adverse effect on our business.

Argentina’s ability to obtain financing from international markets is limited which may affect its ability to implement reforms and foster economic growth.

In the first half of 2005, Argentina restructured part of its sovereign debt that had been in default since the end of 2001. As of March 31, 2007, the Argentine government announced that as a result of the restructuring, it had approximately US$136.3 billion in total outstanding debt remaining. Of this amount, approximately US$26.5 billion are defaulted bonds owned by creditors who did not participate in the restructuring of the external financial debt.

Some bondholders in the United States, Italy and Germany have filed legal actions against Argentina, and holdout creditors may initiate new suits in the future. Additionally, foreign shareholders of certain Argentine companies have filed claims in excess of US$17 billion before the International Center for the Settlement of Investment Disputes, or ICSID, alleging that certain government measures are inconsistent with the fair and equitable treatment standards set forth in various bilateral treaties to which Argentina is a party.

Argentina’s past default and its failure to restructure completely its remaining sovereign debt and fully negotiate with the holdout creditors may prevent Argentina from reentering the international capital markets. Litigation initiated by holdout creditors as well as ICSID claims may result in material judgments against the Argentine government and could result in attachments of, or injunctions relating to, assets of Argentina that the government intended for other uses. As a result, the government may not have the financial resources necessary to implement reforms and foster growth which could have a material adverse effect on the country’s economy and, consequently, our business.

Significant devaluation of the Peso against the U.S. dollar may adversely affect the Argentine economy as well as our financial performance.

Despite the positive effects of the real depreciation of the Peso in 2002 on the competitiveness of certain sectors of the Argentine economy, it has also had a far-reaching negative impact on the Argentine economy and on businesses and individuals’ financial condition. The devaluation of the Peso has had a negative impact on the ability of Argentine businesses to honor their foreign currency-denominated debt, initially led to very high inflation, significantly reduced real wages, had a negative impact on businesses whose success is dependent on domestic market demand, such as utilities and the financial industry, and adversely affected the government’s ability to honor its foreign debt obligations.

If the Peso devalues significantly, all of the negative effects on the Argentine economy related to such devaluation could recur, with adverse consequences to our business. Moreover, it would likely result in a decline in the value of our common shares and the ADSs as measured in U.S. dollars.

Significant appreciation of the Peso against the U.S. dollar may adversely affect the Argentine economy.

A substantial increase in the value of the Peso against the U.S. dollar also presents risks for the Argentine economy. The appreciation of the Peso against the U.S. dollar negatively impacts the financial condition of entities whose foreign currency-denominated assets exceed their foreign currency-denominated liabilities, such as us. In addition, in the short term, a significant real appreciation of the Peso would adversely affect exports. This could have a negative effect on GDP growth and employment as well as reduce the Argentine public sector’s revenues by reducing tax collection in real terms, given its current heavy reliance on taxes on exports. The appreciation of the Peso against the U.S. dollar could have an adverse effect on the Argentine economy and our business.

Government measures to preempt or respond to social unrest may adversely affect the Argentine economy.

During its crisis in 2001 and 2002, Argentina experienced social and political turmoil, including civil unrest, riots, looting, nationwide protests, strikes and street demonstrations. Despite Argentina’s ongoing economic recovery and relative stabilization, social and political tension and high levels of poverty and unemployment continue. Future government policies to preempt, or in response to, social unrest may include expropriation, nationalization, forced renegotiation or modification of existing contracts, suspension of the enforcement of creditors’ rights, new taxation policies, including royalty and tax increases and retroactive tax claims, and changes in laws and policies affecting foreign trade and investment. Such policies could destabilize the country and adversely and materially affect the economy, and thereby our business.

Exchange controls and restrictions on transfers abroad and capital inflow restrictions have limited and can be expected to continue to limit the availability of international credit.

In 2001 and 2002, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to retain foreign currency or make payments abroad. These restrictions have been substantially eased, including those requiring the Central Bank’s prior authorization for the transfer of funds abroad in order to pay principal and interest on debt obligations. However, Argentina may re-impose exchange control or transfer restrictions in the future, among other things, in response to capital flight or a significant depreciation of the Peso. In addition, the government issued Decree No. 616/2005 in June 2005 that established new controls on capital inflows that could result in less availability of international credit. Pursuant to such Decree, the Ministry of Economy’s Resolution No. 292/2005 was repealed and it was established that any indebtedness in favor of foreign creditors by individuals and legal entities residing in Argentina and conducting business in the private sector must be settled in Argentina and must mature no earlier than 365 days irrespective of the manner of settlement, except in the following cases: transactions related to foreign trade financing and original issuances of debt instruments admitted to public offering and listed in self-regulated stock exchanges.

Therefore, (a) any cash inflows in the domestic foreign exchange market arising from debts incurred with foreign creditors by individuals or legal entities in the private sector and (b) any cash inflows in favor of non-residents and channeled through the domestic foreign exchange market intended for holdings in local currency, acquisition of financial assets or liabilities of any kind in the financial and non-financial private sector, excluding direct foreign investment and original issuances of debt instruments admitted to public offering and listed on self-regulated stock exchanges must meet the following requirements: (i) they may be remitted abroad only after expiration of a term of at least 365 days counted after the date on which such funds officially entered the Argentine foreign exchange market; (ii) the amounts resulting from the exchange rate settlement transaction are to be deposited in an account opened at an Argentine banking system institution, (iii) a non-transferable, non-interest bearing deposit of 30% of the amount being settled is to be made in the name of the depositor for a term of 365 days and (iv) such deposit is to be held in U.S. dollars at one of the Argentine banking system institutions and may not be used as guarantee or collateral of any loan. Non-compliance with the requirements laid down in Decree 616/2005 shall be punished in accordance with the Criminal Foreign Exchange Regime.

Additional controls could have a negative effect on the economy and our business if imposed in an economic environment where access to local capital is substantially constrained. Moreover, in such event, restrictions on the transfers of funds abroad may impede your ability to receive dividend payments as a holder of ADSs.

Payment of dividends to non-residents has been limited in the past and may be limited again.

Beginning on February 2002, any payment of dividends, irrespective of amount, outside Argentina needed prior authorization from the Central Bank. In December 2002 the rule was amended through Communication “A” 3845 which required Argentine companies to obtain prior authorization from the Central Bank to purchase currency in excess of US$150,000 (in the aggregate) per calendar month. This rule applied, among others, to the payment of dividends.

On January 7, 2003, the Central Bank issued communication “A” 3859 which is still enforceable and pursuant to which Argentine companies have no limitation on their ability to purchase foreign currency and transfer it outside Argentina to pay dividends, to the extent such dividend payments result from an approved and audited financial statement. In the future, similar restrictions may be enacted by the Argentine government or the Central Bank again, and if this were to occur, it would have an adverse effect on the value of our common shares and the ADSs.

The stability of the Argentine banking system is uncertain.

During 2001 and the first half of 2002, a very significant amount of deposits were withdrawn from financial institutions. This massive withdrawal of deposits was largely due to the loss of confidence of depositors in the Argentine government’s ability to repay its debts, including its debts within the financial system, and to maintain peso-dollar parity in the context of its solvency crisis.

To prevent a run on the U.S. dollar reserves of local banks, the government restricted the amount of money that account holders could withdraw from banks and introduced exchange controls restricting capital outflows. The government subsequently imposed new restrictions and released a schedule stating how and when deposits would become available.

These measures taken by the government to protect the solvency of the banking system, in particular the emergency laws that converted certain U.S. dollar-denominated debts into Pesos, generated significant opposition directly against banks from depositors frustrated by the loss of their savings. Many depositors instituted court challenges, eventually at the Supreme Court level, on constitutional grounds seeking restitution of their deposits in their original currency. Under Argentine law, Supreme Court rulings are limited to the particular facts and defendants in the case, although lower courts tend to follow precedent set by the Supreme Court. Initial Supreme Court rulings struck down on constitutional grounds pesification pursuant to Law No. 25,561 (the “Public Emergency Law”). However, the Supreme Court has found in subsequent holdings that emergency laws enacted by the Argentine Congress were necessary to mitigate the crisis, the regulations were not disproportionate to the emergency, and the measures did not violate the constitutional property rights of those affected. For instance, the Supreme Court held on December 27, 2006 in Massa, Juan Agustin vs. Poder Ejecutivo Nacional y Otro that banks should repay deposits originally denominated in U.S. dollars in Pesos at an exchange rate of Ps.1.40 per US$1.00, subject to CER or Coeficiente de Estabilización de Referencia indexation, plus interest, at a 4% annual rate. Notwithstanding the foregoing, however, numerous other cases challenging the constitutionality of the pesification pursuant to the Public Emergency Law are still pending. We cannot assure you that the Supreme Court will consistently uphold the views expressed in its latest rulings, or that future rulings will not negatively affect the banking system as a whole. If the Argentine government is called upon to provide additional financial assistance to the banks through the issuance of additional government debt, this could add to Argentina’s outstanding debt and would increase the burdens of the public sector.

While the condition of Argentina’s financial system has improved and depositors affected by the restrictions imposed in 2001 and 2002 have regained access to their deposits, albeit mainly in Pesos and subject to certain restrictions, you should not underestimate the long-term implications of the most recent crisis for Argentina’s economy and the credibility of its financial system. Adverse economic developments, even if not related to or attributable to the financial system, could easily result in deposits flowing out of the banks and into the foreign exchange market, as depositors seek to shield their financial assets from a new crisis. Any run on deposits could create liquidity or even solvency problems for financial institutions and bring about similar measures or other government interventions.

The Argentine economy could be adversely affected by economic developments in other global markets.

Financial and securities markets in Argentina are influenced, to varying degrees, by economic and market conditions in other global markets. Although economic conditions vary from country to country, investors’ perception of the events occurring in one country may substantially affect capital flows into and securities from issuers in other countries, including Argentina. The Argentine economy was adversely impacted by the political and economic events that occurred in several emerging economies in the 1990s, including Mexico in 1994, the collapse of several Asian economies between 1997 and 1998, the economic crisis in Russia in 1998 and the Brazilian devaluation in January 1999. In addition, Argentina continues to be affected by events in the economies of its major regional partners. Furthermore, the Argentine economy may be adversely affected by events in developed economies which are trading partners or that impact the global economy.

In the future, political and economic crises in the international markets can be expected to adversely affect the Argentine economy and its financial system and therefore our business.

Upcoming Congressional and Presidential elections may adversely affect the Argentine economy.

During 2007, presidential and congressional elections will take place in Argentina. During the last presidential elections, the securities markets suffered certain volatility which has been attributed to uncertainty regarding the economic policy to be carried out by the new government. There are no assurances that future uncertainties preceding and resulting from the Congressional and the Presidential elections will not negatively impact the Argentine economy and/or local bonds and stock markets.

Risks Relating to Brazil

The Brazilian government has exercised and continues to exercise influence over the Brazilian economy, which together with Brazil’s historically volatile political and economic conditions could adversely affect our financial condition and results of operations.

Our business is dependent to some extent on the economic conditions in Brazil. As of June 30, 2007, approximately 6.4% of our consolidated assets were located in Brazil through our affiliate BrasilAgro.

Historically, the Brazilian government has changed monetary, credit, tariff, and other policies to influence the course of Brazil’s economy. Such government actions have included increases in interest rates, changes in tax policies, price controls, currency devaluations, as well as other measures such as imposing exchange controls and limits on imports and exports.

Our operations in Brazil may be adversely affected by changes in public policy at federal, state and municipal levels with respect to public tariffs and exchange controls, as well as other factors, such as:

•	fluctuation in exchange rates in Brazil;

•	monetary policy;

•	exchange controls and restrictions on remittances outside Brazil, such as those which were imposed on such remittances (including dividends) in 1989 and early 1990;

•	inflation in Brazil;

•	interest rates;

•	liquidity of the Brazilian financial, capital and lending markets;

•	fiscal policy and tax regime in Brazil; and

•	other political, social and economical developments in or affecting Brazil.

Actions of the Brazilian government in the future could have a significant effect on economic conditions in Brazil, which could adversely affect private sector companies such as BrasilAgro, and thus, could adversely affect us.

Although inflation in Brazil has stabilized in recent years, increased inflation may adversely affect the operations of BrasilAgro which could adversely impact our financial condition and results of operations.

Brazil has experienced high and generally unpredictable rates of inflation for many years in the past. Inflation itself, as well as governmental policies to combat inflation, have had significant negative effects on the Brazilian economy in general. Inflation, government efforts to control inflation, and public speculation about future governmental actions have had, and can be expected to continue to have, significant impact on the Brazilian economy and on our operations in Brazil. As measured by the Brazilian Índice Nacional de Preços au Consumidor (National Consumer Price Index), or INPC, inflation in Brazil was 6.1%, 5.1%, 2.8% and 2.1% in 2004, 2005, 2006 and for the six-month period ended June 30, 2007, respectively. We cannot assure you that levels of inflation in Brazil will not increase in future years and have a material adverse effect on our business, financial condition or results of operations. Inflationary pressures may lead to further government intervention in the economy, including the introduction of government policies that could adversely affect the results of operations of BrasilAgro and consequently our financial condition and results of operations and the market price of our common shares and ADSs.

The Brazilian real is subject to depreciation and exchange rate volatility which could adversely affect our financial condition and results of operations.

Brazil’s rate of inflation and the government’s actions to combat inflation have also affected the exchange rate between the real and the U.S. dollar. As a result of inflationary pressures, the Brazilian currency has been devalued periodically during the last four decades. Throughout this period, the Brazilian federal government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini devaluations (during which the frequency of adjustments has ranged from daily to monthly), floating exchange rate systems, exchange controls and dual exchange rate markets. During 2005 and 2006, the real appreciated 11.8% and 8.7%, respectively, against the U.S. dollar. Despite the recent appreciation there can be no assurance that the real will not depreciate against the U.S. dollar in the future, or that the rate of exchange between the real and the dollar will not fluctuate significantly. In the event of a devaluation of the real, the financial condition and results of operations of our Brazilian subsidiary could be adversely affected.

Depreciation of the real relative to the U.S. dollar may increase the cost of servicing foreign currency-denominated debt that we may incur in the future, which could adversely affect our financial condition and results of operations. In addition, depreciation of the real could create additional inflationary pressures in Brazil that may adversely affect our results of operations. Depreciation generally curtails access to international capital markets and may prompt government intervention. It could also reduce the U.S. dollar value of BrasilAgro’s revenues, distributions and dividends, and the U.S. dollar equivalent of the market price of our common shares. On the other hand, the appreciation of the real against the U.S. dollar may lead to the deterioration of Brazil’s public accounts and balance of payments, as well as to lower economic growth from exports.

The Brazilian government imposes certain restrictions on currency conversions and remittances abroad which could affect the timing and amount of any dividend or other payment we receive.

Brazilian law guarantees foreign shareholders of Brazilian companies the right to repatriate their invested capital and to receive all dividends in foreign currency provided that their investment is registered with the Banco Central do Brazil, or the Brazilian Central Bank. We registered our investment in BrasilAgro with the Brazilian Central Bank on April 28, 2006. Although dividend payments related to profits obtained subsequent to April 28, 2006 are not subject to income tax, after the sum of repatriated capital and invested capital exceeds the investment amount registered with the Brazilian Central Bank, repatriated capital is subject to a capital gains tax of 15%. There can be no assurance that the Brazilian government will not impose additional restrictions or modify existing regulations that would have an adverse effect on an investor’s ability to repatriate funds from Brazil nor can there be any assurance of the timing or duration of such restrictions, if imposed in the future.

Widespread uncertainties, corruption and fraud relating to ownership of real estate may adversely affect our business.

There are widespread uncertainties, corruption and fraud relating to title ownership of real estate in Brazil. In Brazil, ownership of real property is conveyed through filing of deeds before the relevant land registry. In certain cases, land registry recording errors, including duplicate and/or fraudulent entries, and deed challenges frequently occur, leading to judicial actions. Property disputes over title ownership are frequent, and, as a result, there is a risk that errors, fraud or challenges could adversely affect us, causing the loss of all or substantially all of our properties.

In addition, our land may be subject to expropriation by the Brazilian government. An expropriation could materially impair the normal use of our lands or have a material adverse effect on our results of operations. In addition, social movements, such as Movimento dos Trabalhadores Rurais Sem Terra and Comissão Pastoral da Terra, are active in Brazil. Such movements advocate land reform and mandatory property redistribution by the government. Land invasions and occupations of rural areas by a large number of individuals is common practice for these movements, and, in certain areas, including some of those in which we are likely to invest, police protection and effective eviction proceedings are not available to land owners. As a result, we cannot give you any assurance that our properties will not be subject to invasion or occupation by these groups. A land invasion or occupation could materially impair the normal use of our lands or have a material adverse effect on us or the value of our common shares or ADRs.

The lack of efficient transportation, and adequate storage or handling facilities in certain of the regions in which we operate may have a material adverse effect on our business.

One of the principal disadvantages of the agriculture industry in some of the regions of Brazil is that they are located a long distance from major ports – in some cases, nearly 1,500 kilometers. Efficient access to transportation infrastructure and ports is critical to the profitability in the agricultural industry. Furthermore, as part of our business strategy, we intend to acquire and develop land in specific areas where existing transportation is poor. A substantial portion of agricultural production in Brazil is currently transported by truck, a means of transportation significantly more expensive than the rail transportation available to the U.S. and other international producers. As a result, we may be unable to obtain efficient transportation to make our production reach our most important markets in a cost-effective manner, if at all.

Risks Relating to Our Region

Our business is dependent on economic conditions in the countries where we intend to operate.

We anticipate that a portion of the proceeds from the offering will be invested in farmland in Argentina, Brazil and possibly other countries in and outside Latin America. Because demand for agricultural products and farmland usually is correlated to economic conditions prevailing in the local market, which in turn is dependent on the macroeconomic condition of the country in which the market is located, our financial condition and results of operations are, to a considerable extent, dependent upon political and economic conditions prevailing from time to time in the countries where we operate. Latin American countries have historically experienced uneven periods of economic growth, as well as recession, periods of high inflation and economic instability. Certain countries have experienced severe economic crises, which may still have future effects. As a result, governments may not have the financial resources necessary to implement reforms and foster growth. Any of these adverse economic conditions could have a material adverse effect on our business. Some of the countries where we intend to operate, are recovering from recent economic crises. Notwithstanding the positive economic results recorded recently in such countries, we cannot assure you that economic conditions will continue to improve or that our operations will experience positive results in the future.

We face the risk of political and economic crises, instability, terrorism, civil strife, expropriation and other risks of doing business in emerging markets.

In addition to Argentina and Brazil, we intend to conduct our operations in other Latin-American countries. Economic and political developments in these countries, including future economic changes or crises (such as inflation or recession), government deadlock, political instability, terrorism, civil strife, changes in laws and regulations, expropriation or nationalization of property, and exchange controls could adversely affect our business, financial condition and results of operations.

Although economic conditions in one country may differ significantly from another country, we cannot assure that events in one country alone will not adversely affect our business or the market value of, or market for, our common shares or ADRs.

Governments in the countries where we intend to operate exercise significant influence over their economies.

Emerging market governments, including governments in the countries where we intend to operate, frequently intervene in the economies of their respective countries and occasionally make significant changes in policy and regulations. Governmental actions to control inflation and other policies and regulations have often involved, among other measures, price controls, currency devaluations, capital controls and limits on imports. Our business, financial condition, results of operations and prospects may be adversely affected by changes in government policies or regulations, including factors, such as:

•	exchange rates and exchange control policies;

•	inflation rates;

•	interest rates;

•	tariff and inflation control policies;

•	import duties on information technology equipment;

•	liquidity of domestic capital and lending markets;

•	electricity rationing;

•	tax policies; and

•	other political, diplomatic, social and economic developments in or affecting the countries where we intend to operate.

An eventual reduction of foreign investment in any of the countries where we intend to operate may have a negative impact on such country’s economy, affecting interest rates and the ability of companies such as us to access financial markets.

Local currencies used in the conduct of our business may be subject to exchange rate volatility and exchange controls.

The currencies of many countries in Latin America have experienced substantial volatility in recent years. Currency movements, as well as higher interest rates, have materially and adversely affected the economies of many Latin American countries, including countries in which we operate or intend to operate. The depreciation of local currencies creates inflationary pressures that may have an adverse effect on us generally, and may restrict access to international capital markets. On the other hand, the appreciation of local currencies against the U.S. dollar may lead to deterioration in the balance of payments of the countries where we intend to operate, as well as to a lower economic growth.

In addition, we may be subject to exchange control regulations in these Latin-American countries which might restrict our ability to convert local currencies into U.S. dollars.

Inflation and certain government measures to curb inflation may have adverse effects on the economies of the countries where we intend to operate, our business and our operations.

Most countries where we intend to operate have historically experienced high rates of inflation. Inflation and some measures implemented to curb inflation have had significant negative effects on the economies of Latin American countries. Governmental actions taken in an effort to curb inflation, coupled with speculation about possible future actions, have contributed to economic uncertainty at times in most Latin American countries. The countries where we intend to operate may experience high levels of inflation in the future that could lead to further government intervention in the economy, including the introduction of government policies that could adversely affect our results of operations. In addition, if any of these countries experience high rates of inflation, we may not be able to adjust the price of our services sufficiently to offset the effects of inflation on our cost structures. A high inflation environment would also have negative effects on the level of economic activity and employment and adversely affect our business and results of operations.

Developments in other markets may affect the Latin-American countries where we intend to operate, and as a result our financial condition and results of operations may be adversely affected.

The market value of securities of companies such as us, may be, to varying degrees, affected by economic and market conditions in other global markets. Although economic conditions vary from country to country, investors’ perception of the events occurring in one country may substantially affect capital flows into and securities from issuers in other countries, including Latin-American countries. Various Latin American economies have been adversely impacted by the political and economic events that occurred in several emerging economies in recent times. Furthermore, Latin-American economies may be affected by events in developed economies which are trading partners or that impact the global economy.

Land in Latin-American countries may be subject to expropriation or occupation.

Our land may be subject to expropriation by governments of the countries where we operate and intend to operate. An expropriation could materially impair the normal use of our lands or have a material adverse effect on our results of operations. In addition, social movements, such as Movimento dos Trabalhadores Rurais Sem Terra and Comissão Pastoral da Terra in Brazil, are active in certain of the countries where we intend to operate. Such movements advocate land reform and mandatory property redistribution by governments. Land invasions and occupations of rural areas by a large number of individuals is common practice for these movements, and, in certain areas, including some of those in which we are likely to invest, police protection and effective eviction proceedings are not available to land owners. As a result, we cannot give you any assurance that our future properties will not be subject to invasion or occupation by these groups. A land invasion or occupation could materially impair the normal use of our lands or have a material adverse effect on us or the value of our common shares or ADRs.

Risks Relating to Our Business

Fluctuation in market prices for our agriculture products could adversely affect our financial condition and results of operations.

Prices for cereals, oilseeds and by-products, like those of other commodities, can be expected to fluctuate significantly. The prices that we are able to obtain for our agriculture products depend on many factors beyond our control, including:

•	prevailing world prices, which historically have been subject to significant fluctuations over relatively short periods of time, depending on worldwide demand and supply;

•

changes in the agricultural subsidy levels in certain important countries (mainly the United States and countries in the European Union) and the adoption of other government policies affecting industry market conditions and prices; and

•	demand for and supply of competing commodities and substitutes.

From June 2006 to June 2007, the price in U.S. dollars of soybeans increased 39.7%, the price of corn increased 30.0% and the price of wheat increased 44.8%. (Source: CBOT- Bloomberg)

Our financial condition and results of operations could be materially and adversely affected if the prices of grains and agricultural by-products were to decline below current levels.

Unpredictable weather conditions may have an adverse impact on our crop and beef cattle production.

The occurrence of severe adverse weather conditions, especially droughts or floods, is unpredictable and may have a potentially devastating impact upon our crop production and, to a lesser extent, our beef cattle production. The occurrence of severe adverse weather conditions may reduce yields on our farms or require us to increase our level of investment to maintain yields. As a result, we cannot assure you that future severe adverse weather conditions will not adversely affect our operating results and financial condition.

Disease may strike our crops without warning potentially destroying some or all of our yields.

The occurrence and effect of crop disease and pestilence can be unpredictable and devastating to crops, potentially destroying all or a substantial portion of the affected harvests. Even when only a portion of the crop is damaged, our results of operations could be adversely affected because all or a substantial portion of the production costs for the entire crop have been incurred. Although some crop diseases are treatable, the cost of treatment is high, and we cannot assure that such events in the future will not adversely affect our operating results and financial condition.

Our cattle are subject to diseases.

Diseases among our cattle herds, such as tuberculosis, brucellosis and foot-and-mouth disease, can have an adverse effect on milk production and fattening, rendering cows unable to produce milk or meat for human consumption. Outbreaks of cattle diseases may also result in the closure of certain important markets, such as the United States, to our cattle products. Although we abide by national veterinary health guidelines, which include laboratory analyses and vaccination, to control diseases among the herds, especially foot-and-mouth disease, we cannot assure that future outbreaks of cattle diseases will not occur. A future outbreak of diseases among our cattle herds may adversely affect our beef cattle and milk sales which could adversely affect our operating results and financial condition.

We may be exposed to material losses due to volatile crop prices since we hold significant uncovered futures and options positions to hedge our crop price risk.

Due to the fact that we do not have 100% of our crops hedged, we are unable to have minimum price guarantees for all of our production and are therefore exposed to significant risks associated with the level and volatility of crop prices. We are subject to fluctuations in crop prices which could result in receiving a lower price for our crops than our production cost. We are also subject to exchange rate risks related to our crops that are hedged, because our futures and options positions are valued in U.S. dollars, and thus are subject to exchange rate risk.

In addition, if severe weather or any other disaster generates a lower crop production than the position already sold in the market, we may suffer material losses in the repurchase of the sold contracts.

The creation of new export taxes may have an adverse impact on our sales.

In order to prevent inflation and variations in the exchange rate from adversely affecting prices of primary and manufactured products (including agricultural products), and to increase tax collections and reduce Argentina’s fiscal deficit, the Argentine government has imposed new taxes on exports. Pursuant to Resolution No. 11/02 of the Ministry of Economy and Production, as amended by Resolution 35/02, 160/2002, 307/2002 and 530/2002, effective as of March 5, 2002, the Argentine government imposed a 20%, 10% and 5% export tax on primary and manufactured products. On November 12, 2005, pursuant to Resolution No. 653/2005, the Ministry of Economy and Production increased the tax on beef cattle exports from 5% to 10%.

Export taxes might have a material and adverse effect on our sales. We produce exportable goods, and, therefore, an increase in export taxes is likely to result in a decrease in our products’ price, and, therefore, may result in a decrease of our sales. We cannot guarantee the impact of those or any other future measures that might be adopted by the Argentine government on our financial condition and result of operations.

Government intervention in our markets may have a direct impact on our prices.

The Argentine government has set certain industry market conditions and prices in the past. In order to prevent a substantial increase in the price of basic products as a result of inflation, the Argentine government is adopting an interventionist policy. In March 2002, the Argentine government fixed the price for milk after a conflict among producers and the government. During 2005, the Argentine government adopted measures in order to increase the domestic availability of beef and reduce domestic prices. The Argentine government increased the withholding rate and established a minimum weight requirement for animals to be slaughtered. In March 2006, the foreign sales of cuts of beef cattle were momentarily suspended. The latter measure was softened once prices decreased. There can be no assurance that the Argentine government will not interfere in other areas by setting prices or regulating other market conditions. Accordingly, we cannot assure you that we will be able to freely negotiate all our products’ prices in the future or that the prices or other market conditions that the Argentine government could impose will allow us to freely negotiate the price of our products.

We may increase our crop price risk since we could have a long position in crop derivatives.

In order to improve the use of land and capital allocation, we may have a long position in crops in addition to our own production. This strategy increases our crop price risk, generating material losses in a downward market.

We do not intend to be exposed in a long derivative position in excess of 50% of our real production.

We do not maintain insurance on our crop storage facilities; therefore, if a fire or other disaster damages some or all of our harvest, we will not receive any compensation.

We store a significant portion of our grain production during harvest due to the seasonal drop in prices that normally occurs at that time. Currently, we have approximately 15,341 tons of storage capacity at various farms and plan to further increase our storage capacity. We do not maintain insurance on our storage facilities. Although our storage capacity is in several different locations, and it is unlikely that a natural disaster affects all of our silos simultaneously, a fire or other natural disaster which damages the stored grain, particularly if such event occurs shortly after harvesting, could have an adverse effect on our operating results and financial condition.

Worldwide competition in the markets for our products could adversely affect our business and results of operations.

We experience substantial worldwide competition in each of our markets and in many of our product lines. The market for cereals, oil seeds and by-products is highly competitive and also sensitive to changes in industry capacity, producer inventories and cyclical changes in the world’s economies, any of which may significantly affect the selling prices of our products and thereby our profitability. Due to the fact that many of our products are agricultural commodities, they compete in the international markets almost exclusively on the basis of price. Many other producers of these products are larger than us, and have greater financial and other resources. Moreover, many other producers receive subsidies from their respective countries while we do not receive any such subsidies from the Argentine government. These subsidies may allow producers from other countries to produce at lower costs than us and/or endure periods of low prices and operating losses for longer periods than we can. Any increased competitive pressure with respect to our products could materially and adversely affect our financial condition and results of operations.

If we are unable to maintain our relationship with our customers, particularly with the single customer who purchases our entire raw milk production each month, our business may be adversely affected.

Though our cattle sales are diversified, we are and will continue to be significantly dependent on a number of third party relationships, mainly with our customers for crop and milk sales. In 2007 we sold our products to approximately 140 customers. Sales to our ten largest customers represented approximately 71% of our net sales for the fiscal year ended June 30, 2007. Of these customers, our biggest three customers, Cargill S.A., Mastellone Hnos. S.A. and Quickfood S.A, represented, in the aggregate, approximately 46% of our net sales, while the remaining seven customers in the aggregate represented approximately 26% of our net sales in fiscal 2007.

In addition, we currently sell our entire raw milk production to one customer in Argentina. For the year ended June 30, 2007, these sales represented approximately 8.8% of our total revenues. There can be no assurance that this customer will continue to purchase our entire raw milk production or that, if it fails to do so, we could enter into satisfactory sale arrangements with new purchasers in the future.

We sell our crop production mainly to exporters and manufacturers that process the raw materials to produce meal and oil, products that are sent to the export markets. The Argentine crop market is characterized by a few purchasers and a great number of sellers. Although most of the purchasers are international companies with strong financial conditions, we cannot assure you that this situation will remain the same in the future or that this market will not get more concentrated in the future.

We may not be able to maintain or form new relationships with customers or others who provide products and services that are important to our business. Accordingly, we cannot assure you that our existing or prospective relationships will result in sustained business or the generation of significant revenues.

Our business is seasonal, and our revenues may fluctuate significantly depending on the growing cycle.

Our agribusiness business is highly seasonal in nature. The harvest and sale of crops (corn, soybean and sunflower) generally occurs from February to June. Wheat is harvested from December to January. Our operations and sales are affected by the growing cycle of the crops we process and by decreases during the summer in the price of the cattle we fatten. As a result, our results of operations have varied significantly from period to period, and are likely to continue to vary, due to seasonal factors.

Our principal shareholder has the ability to direct our business and affairs, and its interests could conflict with yours.

As of June 30, 2007 our largest shareholder, Mr. Eduardo S. Elsztain, was the beneficial owner of approximately 32.8% of our common shares. As of September     , 2007, such beneficial ownership consisted of 101,459,172 of our common shares owned through Inversiones Financieras del Sur S.A., or “IFISA,” a company of which, our director, Mr. Elsztain is the largest beneficial owner. As a result of his significant influence over us, Mr. Elsztain, through IFISA, has been able to elect a majority of the members of our board of directors, direct our management and determine the result of substantially all resolutions that require shareholders’ approval, including fundamental corporate transactions and our payment of dividends by us.

The interests of our principal shareholder and management may differ from, and could conflict with, those of our other shareholders. For example, pursuant to a consulting agreement we pay a management fee equal to 10% of our annual net income to Consultores Asset Management S.A., formerly known as Dolphin Fund Management S.A., (“Consultores Asset Management”), a company whose capital stock is 85% owned by Eduardo Elsztain and 15% owned by Saúl Zang, the first vice-chairman of our board of directors. This performance based fee could be viewed as an incentive for Consultores Asset Management to favor riskier or more speculative investments than would otherwise be the case. In addition, Mr. Elsztain is the beneficial owner, due to his indirect shareholding through Cresud of approximately 26.3% of the common shares of IRSA, an Argentine company that currently owns approximately 62.5% of the common shares of its subsidiary Alto Palermo whose chief executive officer is Mr. Alejandro G. Elsztain, Mr. Eduardo Elsztain’s brother and our chief executive officer of Cresud. We cannot assure you that our principal shareholders will not cause us to forego business opportunities that their affiliates may pursue or to pursue other opportunities that may not be in our interest, all of which may adversely affect our business, results of operations and financial condition and the value of our common shares and the ADSs.

We depend on our chairman and senior management.

Our success depends, to a significant extent, on the continued employment of Eduardo S. Elsztain, our president and chairman of the board of directors, and Alejandro G. Elsztain, our chief executive officer. The loss of their services for any reason could have a material adverse effect on our business. If our current principal shareholders were to lose their influence on the management of our business, our principal executive officers could resign or be removed from office.

Our future success also depends in part upon our ability to attract and retain other highly qualified personnel. We cannot assure you that we will be successful in hiring or retaining qualified personnel, or that any of our personnel will remain employed by us.

The Investment Company Act may limit our future activities.

Under Section 3(a)(3) of the Investment Company Act of 1940, as amended, an investment company is defined in relevant part to include any company that owns or proposes to acquire investment securities that have a value exceeding 40% of such company’s unconsolidated total assets (exclusive of U.S. government securities and cash items). Investments in minority interests of related entities as well as majority interests in consolidated subsidiaries which themselves are investment companies are included within the definition of “investment securities” for purposes of the 40% limit under the Investment Company Act.

Companies that are investment companies within the meaning of the Investment Company Act, and that do not qualify for an exemption from the provisions of such Act, are required to register with the Securities and Exchange Commission and are subject to substantial regulations with respect to capital structure, operations, transactions with affiliates and other matters. In the event such companies do not register under the Investment Company Act, they may not, among other things, conduct public offerings of their securities in the United States or engage in interstate commerce in the United States. Moreover, even if we desired to register with the Commission as an investment company, we could not do so without an order of the Commission because we are a non-U.S. corporation, and it is unlikely that the Commission would issue such an order.

In recent years we have made a significant minority investment in the capital stock of IRSA, an Argentine company engaged in a range of real estate activities. As of June 30, 2007, we owned approximately 25.0% of IRSA’s outstanding shares, and our total investment in IRSA represented approximately 35.7% of our total assets. Although we believe we are not an “investment company” for purposes of the Investment Company Act, our belief is subject to substantial uncertainty, and we cannot give you any assurance that we would not be determined to be an “investment company” under the Investment Company Act. As a result, the uncertainty regarding our status under the Investment Company Act may adversely affect our ability to offer and sell securities in the United States or to U.S. persons. The United States capital markets have historically been an important source of funding for us, and our future financing ability may be adversely affected by a lack of access to the United States capital markets. If an exception under the Investment Company Act is unavailable to us in the future and we desire to access the U.S. capital markets, our only recourse would be to file an application to the SEC for an exemption from the provisions of the Investment Company Act which is a lengthy and highly uncertain process.

Moreover, if we offer and sell securities in the United States or to U.S. persons and we were deemed to be an investment company and not exempted from the application of the Investment Company Act, contracts we enter into in violation of, or whose performance entails a violation of, the Investment Company Act, including any such securities, may not be enforceable against us.

We hold Argentine securities which are more volatile than U.S. securities and carry a greater risk of default.

We currently have and in the past have had certain investments in Argentine government debt, corporate debt, and equity securities. In particular, we hold a significant interest in IRSA, an Argentine company that has suffered material losses, particularly during fiscal years 2001 and 2002. Although our holding of these investments, with the exception of IRSA, tends to be short term, investments in such securities involve certain risks, including:

•	market volatility, higher than those typically associated with U.S. government and corporate securities; and

•	loss of principal.

Some of the issuers in which we have invested and may invest, including the Argentine government, have in the past experienced substantial difficulties in servicing their debt obligations, which have led to the restructuring of certain indebtedness. We cannot assure that the issuers in which we have invested or may invest will not be subject to similar or other difficulties in the future which may adversely affect the value of our investments in such issuers. In addition, such issuers and, therefore, such investments, are generally subject to many of the risks that are described in this section, with respect to us, and, thus, could have little or no value.

We could be adversely affected by our investment in IRSA if IRSA’s value decreases.

As of June 30, 2007, we owned approximately 25.0% of IRSA’s outstanding shares, representing an investment of Ps.344.6 million through the purchase of shares and the conversion of Convertible Notes. In addition, as of such date, we owned $12.0 million of IRSA’s Convertible Notes and 32.9 million of IRSA’s warrants. Consequently, as of June 30, 2007, our investment in IRSA was Ps.382.1 million, representing 35.7% of our total consolidated assets.

Our investment in IRSA is subject to risks common to investments in commercial and residential properties in general, many of which are not within IRSA’s control. Any one or more of these risks might materially and adversely affect IRSA’s business, financial condition or results of operations. The yields available from equity investments in real estate depend on the level of sales or rental income generated and expenses incurred. In addition, other factors may affect the performance and value of a property adversely, including local economic conditions where the properties are located, macroeconomic conditions in Argentina and the rest of the world, competition from other real estate developers, IRSA’s ability to find tenants, tenant default or rescission of leases, changes in laws and governmental regulations (including those governing usage, zoning and real property taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in the residential development properties) and the availability of financing. IRSA may also be unable to respond effectively to adverse market conditions or may be forced to sell one or more of its properties at a loss because the real estate market is relatively illiquid. Certain significant expenditures, such as debt service, real estate taxes, and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment.

It is possible that these or other factors or events will impair IRSA’s ability to respond to adverse changes in the performance of its investments, causing a material decline in IRSA’s financial condition or results of operations which could adversely affect our financial condition and results of operations.

While IRSA’s share price increased during fiscal 2005 and 2006, we cannot assure you that the share price will not decline in the future. Given the relative size of our investment in IRSA, any decline could have a material adverse effect on our financial condition and results of operations.

We could be materially and adversely affected by our investment in BrasilAgro.

As of June 30, 2007 our investment in BrasilAgro represented 6.4% of our total consolidated assets. BrasilAgro was formed on September 23, 2005 to exploit opportunities in the Brazilian agricultural sector. BrasilAgro seeks to acquire and develop future properties to produce a diversified range of agricultural products (which may include sugarcane, grains, cotton, forestry products and livestock). BrasilAgro is a startup company that has been operating for one year. As a result, it has a developing business strategy and limited track record. BrasilAgro’s business strategy may not be successful, and if not successful, BrasilAgro may be unable to successfully modify its strategy. BrasilAgro’s ability to implement its proposed business strategy may be materially and adversely affected by many known and unknown factors. If we were to write-off our investments in BrasilAgro, this would likely materially and adversely affect our business. As of June 30, 2007 we owned 7.4% of the outstanding common shares of BrasilAgro.

We may invest in countries other than Argentina and Brazil and cannot give you any current assurance as to the countries in which we will ultimately invest, and we could fail to list all risk factors for each possible country.

We have a broad and opportunistic business strategy and you should understand that we may invest in countries other than Argentina and Brazil including countries in other emerging markets outside Latin America such as Africa. As a result, it is not possible at this time to identify all risk factors that may affect our future operations and the value of our common shares and ADSs.

We will be subject to extensive environmental regulation.

Our activities are subject to a wide set of federal, state and local laws and regulations relating to the protection of the environment, which impose various environmental obligations. Obligations include compulsory maintenance of certain preserved areas in our properties, management of pesticides and associated hazardous waste and the acquisition of permits for water use. Our proposed business is likely to involve the handling and use of hazardous materials that may cause the emission of certain regulated substances. In addition, the storage and processing of our products may create hazardous conditions. We could be exposed to criminal and administrative penalties, in addition to the obligation to remedy the adverse affects of our operations on the environment and to indemnify third parties for damages, including the payment of penalties for non-compliance with these laws and regulations. Since environmental laws and their enforcement are becoming more stringent in Argentina, our capital expenditures and expenses for environmental compliance may substantially increase in the future. In addition, due to the possibility of future regulatory or other developments, the amount and timing of environmental-related capital expenditures and expenses may vary substantially from those currently anticipated. The cost of compliance with environmental regulation may result in reductions of other strategic investments which may consequently decrease our profits. Any material unforeseen environmental costs may have a material adverse effect on our business, results of operations, financial condition or prospects.

As of June 30, 2007, we owned land reserves in excess of 329,828 hectares, most of which is located in under-utilized areas where agricultural production is not fully developed. Existing or future environmental regulations may prevent us from completely developing our land reserves, requiring us to maintain a portion of such land as unproductive land reserves. In accordance with legislative requirements, we have applied for approval to develop parts of our land reserves, to the extent allowed. We cannot assure you that current or future development applications will be approved, and if so, to what extent we will be allowed to develop our land.

Risks Related to IRSA’s Business

IRSA’s performance is subject to risks associated with its properties and with the real estate industry.

IRSA’s economic performance and the value of its real estate assets, and consequently the value of its securities, are subject to the risk that if IRSA properties do not generate revenues sufficient to meet its operating expenses, including debt service and capital expenditures, IRSA’s cash flow and ability to pay distributions to its shareholders will be adversely affected. Events or conditions beyond IRSA’s control that may adversely affect IRSA’s operations or the value of its properties include:

•	downturns in the national, regional and local economic climate;

•	volatility and decline in discretionary spending;

•	competition from other office, industrial and commercial buildings;

•	local real estate market conditions, such as oversupply or reduction in demand for office, or other commercial or industrial space;

•	changes in interest rates and availability of financing;

•	the exercise by its tenants of their legal right to early termination of their leases;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-lease space;

•	increased operating costs, including insurance expense, utilities, real estate taxes, state and local taxes and heightened security costs;

•	civil disturbances, earthquakes and other natural disasters, or terrorist acts or acts of war which may result in uninsured or underinsured losses;

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significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and maintenance costs which are generally not reduced when circumstances cause a reduction in revenues from a property;

•	declines in the financial condition of IRSA’s tenants and IRSA’s ability to collect rents from its tenants;

•	changes in IRSA’s ability or its tenants’ ability to provide for adequate maintenance and insurance, possibly decreasing the useful life of and revenue from property; and

•	law reforms and governmental regulations (such as those governing usage, zoning and real property taxes).

If any one or more of the foregoing conditions were to affect IRSA’s business, it could have a material adverse effect on IRSA’s financial condition and results of operations.

IRSA’s investment in property development or redevelopment may be less profitable than IRSA anticipates.

IRSA is engaged in the development and construction of office space, retail and residential properties, frequently through third-party contractors. Risks associated with IRSA’s development, re-development and construction activities include the following, among others:

•	abandonment of development opportunities and renovation proposals;

•	construction costs of a project may exceed its original estimates for reasons including raises in interest rates or increases in the costs of materials and labor, making a project unprofitable;

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occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, resulting in lower than projected rental rates and a corresponding lower return on IRSA’s investment;

•	pre-construction buyers may default on their purchase contracts or units in new buildings may remain unsold upon completion of construction;

•	the unavailability of favorable financing alternatives in the private and public debt markets;

•	sale prices for residential units may be insufficient to cover development costs;

•	construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs; and

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IRSA may be unable to obtain, or may face delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, or IRSA may be affected by building moratoria and anti-growth legislation.

The real estate industry in Argentina is increasingly competitive.

IRSA’s real estate and construction activities are highly concentrated in the Buenos Aires metropolitan area, where the real estate market is highly competitive due to a scarcity of properties in sought-after locations and the increasing number of local and international competitors.

Furthermore, the Argentine real estate industry is generally highly competitive and fragmented and does not have high-entry barriers restricting new competitors from entering the market. The main competitive factors in the real estate development business include availability and location of land, price, funding, design, quality, reputation and partnerships with developers. A number of residential and commercial developers and real estate services companies compete with IRSA in seeking land for acquisition, financial resources for development and prospective purchasers and tenants. Other companies, including foreign companies working in partnerships with local companies, have become increasingly active in the real estate business in Argentina, further increasing this competition. To the extent that one or more of IRSA’s competitors are able to acquire and develop desirable properties, as a result of greater financial resources or otherwise, IRSA’s business could be materially and adversely affected. If IRSA is not able to respond to such pressures as promptly as its competitors, or the level of competition increases, IRSA’s financial condition and results of its operations could be adversely affected.

In addition, many of IRSA’s shopping centers are located in close proximity to other shopping centers, numerous retail stores and residential properties. The number of comparable properties located in the vicinity of IRSA’s properties could have a material adverse effect on its ability to lease retail space in IRSA’s shopping centers or sell units in its residential complexes and on the rent price or the sale price that IRSA is able to charge. Although to date there have been few companies competing with IRSA for shopping center properties, we cannot assure you that other shopping center operators, including international shopping center operators, will not invest in Argentina in the near future. As additional companies become active in the Argentine shopping center market, such increased competition could have a material adverse effect on IRSA’s results of operations.

IRSA faces risks associated with property acquisitions.

IRSA has in the past acquired, and intends to acquire in the future, properties, including large properties (such as the acquisition of Abasto de Buenos Aires or Alto Palermo Shopping) that would increase IRSA’s size and potentially alter its capital structure. Although IRSA believes that the acquisitions that IRSA has completed in the past and that it expects to undertake in the future, have, and will, enhance IRSA’s future financial performance, the success of such transactions is subject to a number of uncertainties, including the risk that:

•	IRSA may not be able to obtain financing for acquisitions on favorable terms;

•	acquired properties may fail to perform as expected;

•	the actual costs of repositioning or redeveloping acquired properties may be higher than IRSA’s estimates;

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acquired properties may be located in new markets where IRSA may have limited knowledge and understanding of the local economy, absence of business relationships in the area or unfamiliarity with local governmental and permitting procedures; and

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IRSA may not be able to efficiently integrate acquired properties, particularly portfolios of properties, into its organization and to manage new properties in a way that allows us to realize cost savings and synergies.

Some of the land IRSA purchases is not zoned for development purposes, and IRSA may be unable to obtain, or may face delays in obtaining the necessary zoning permits and other authorizations.

IRSA owns several plots of land which are not zoned for development purposes or for the type of developments IRSA intends to propose, including Santa María del Plata, Puerto Retiro and Terrenos de Caballito. In addition, IRSA does not yet have the required land-use, building, occupancy and other required governmental permits and authorizations. IRSA cannot assure you that it will continue to be successful in its attempts to rezone land and to obtain all necessary permits and authorizations, or that rezoning efforts and permit requests will not be unreasonably delayed. Moreover, IRSA may be affected by building moratoria and anti-growth legislation. If IRSA is unable to obtain all of the governmental permits and authorizations it needs to develop its present and future projects as planned, IRSA may be forced to make unwanted modifications to such projects or abandon them altogether.

Acquired properties may subject IRSA to unknown liabilities.

Properties that IRSA acquire may be subject to unknown liabilities for which IRSA would have no recourse, or only limited recourse, to the former owners of such properties. As a result, if a liability were asserted against IRSA based upon ownership of an acquired property, IRSA might be required to pay significant sums to settle it, which could adversely affect its financial results and cash flow. Unknown liabilities relating to acquired properties could include:

•	liabilities for clean-up of undisclosed environmental contamination;

•	law reforms and governmental regulations (such as those governing usage, zoning and real property taxes); and

•	liabilities incurred in the ordinary course of business.

Some potential losses are not covered by insurance, and certain kinds of insurance coverage may become prohibitively expensive.

IRSA currently carries liability, fire, business interruption, flood, extended coverage and rental loss insurance on all of its properties. Although IRSA believes the policy specifications and insured limits of these policies are generally customary, there are certain types of losses, such as lease and other contract claims and terrorism and acts of war that generally are not insured. Should an uninsured loss or a loss in excess of insured limits occur, IRSA could lose all or a portion of the capital it has invested in a property, as well as the anticipated future revenue from the property. In such an event, IRSA might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. We cannot assure you that material losses in excess of insurance proceeds will not occur in the future. If any of IRSA’s properties were to experience a catastrophic loss, it could seriously disrupt IRSA’s operations, delay revenue and result in large expenses to repair or rebuild the property.

In addition, we cannot assure you that IRSA will be able to renew insurance coverage in an adequate amount or at reasonable prices. Insurance companies may no longer offer coverage against certain types of losses, such as losses due to terrorist acts and mold, or, if offered, these types of insurance may be prohibitively expensive. Moreover, IRSA does not purchase life or disability insurance for any of its key employees. If any of IRSA’s key employees were to die or become incapacitated, IRSA could experience losses caused by a disruption in its operations which will not be covered by insurance, and this could have a material adverse effect on its financial condition and results of operations.

Demand for IRSA’s premium properties which target the high-income demographic may be insufficient.

IRSA has focused on development projects intended to cater to affluent individuals and has entered into property swap agreements pursuant to which IRSA contributes its undeveloped properties to ventures with developers who will deliver to IRSA units in full-service apartments in premium locations of downtown Buenos Aires, such as the Renoir towers. These developments are currently estimated to be completed in 2008 and will bring to the market over 11,500 square meters of high quality residential apartments. At the time the developers return these properties to IRSA, demand for premium apartments could be significantly lower than IRSA currently projects. In such case, IRSA would be unable to sell these apartments at the prices or in the time frame IRSA estimated, which could have a material adverse effect on IRSA’s financial condition and results of operations.

It may be difficult to buy and sell real estate quickly and transfer restrictions apply to some of IRSA’s properties.

Real estate investments are relatively illiquid and this tends to limit IRSA’s ability to vary its portfolio promptly in response to changes in economic or other conditions. In addition, significant expenditures associated with each equity investment, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. If income from a property declines while the related expenses do not decline, IRSA’s business would be adversely affected. A significant portion of IRSA’s properties are mortgaged to secure payment of indebtedness, and if IRSA is unable to meet its mortgage payments, IRSA could lose money as a result of foreclosure on the properties by the various mortgagees. In addition, if it becomes necessary or desirable for IRSA to dispose of one or more of the mortgaged properties, it might not be able to obtain a release of the lien on the mortgaged property without payment of the associated debt. The foreclosure of a mortgage on a property or inability to sell a property could adversely affect IRSA’s business. In transactions of this kind, IRSA may also agree, subject to certain exceptions, not to sell the acquired properties for significant periods of time.

IRSA’s level of debt may adversely affect its operations and its ability to pay its debt as it becomes due.

IRSA has had, and expects to continue to have, substantial liquidity and capital resource requirements to finance its business. As of June 30, 2007, IRSA’s consolidated financial debt was Ps.1,414.5 million (including accrued and unpaid interest and deferred financing costs). The fact that IRSA is leveraged may affect its ability to refinance existing debt or borrow additional funds to finance working capital, acquisitions and capital expenditures. This would require IRSA to allocate a substantial portion of cash flow to repay principal and interest, thereby reducing the amount of money available to invest in operations, including acquisitions and capital expenditures. IRSA’s leverage could place IRSA at a disadvantage compared to its competitors who are less leveraged and limit its ability to react to changes in market conditions, changes in the real estate industry and economic downturns. Although IRSA has successfully restructured its debt, we cannot assure you that IRSA will not relapse and become unable to pay its obligations.

IRSA may not be able to generate sufficient cash flows from operations to satisfy its debt service requirements or to obtain future financing. If IRSA cannot satisfy its debt service requirements or if IRSA defaults on any financial or other covenants in its debt arrangements, the holders of IRSA’s debt will be able to accelerate the maturity of such debt or cause defaults under the other debt arrangements. IRSA’s ability to service debt obligations or to refinance them will depend upon its future financial and operating performance, which will, in part, be subject to factors beyond IRSA’s control such as macroeconomic conditions and regulatory changes in Argentina. If IRSA cannot obtain future financing, it may have to delay or abandon some or all of its planned capital expenditures, which could adversely affect IRSA’s ability to generate cash flows and repay its obligations.

IRSA is subject to risks inherent to the operation of shopping centers that may affect its profitability.

Shopping centers are subject to various factors that affect their development, administration and profitability. These factors include:

•	the accessibility and the attractiveness of the area where the shopping center is located;

•	the intrinsic attractiveness of the shopping center;

•	the flow of people and the level of sales of each shopping center rental unit;

•	increasing competition from internet sales;

•	the amount of rent collected from each shopping center rental unit; and

•	the fluctuations in occupancy levels in the shopping centers.

An increase in operating costs, caused by inflation or other factors, could have a material adverse effect on IRSA if its tenants are unable to pay higher rent due to the increase in expenses. Moreover, the shopping center business is closely related to consumer spending and to the economy in which customers are located. All of IRSA’s shopping centers are in Argentina, and, as a consequence, their business could be seriously affected by potential recession in Argentina. For example, during the economic crisis in Argentina, spending decreased significantly, unemployment, political instability and inflation significantly reduced consumer spending in Argentina, lowering tenants’ sales and forcing some tenants to leave IRSA’s shopping centers. If this were to occur again, it could have a material adverse effect on the revenues from the shopping center activity.

The loss of significant tenants could adversely affect both the operating revenues and value of IRSA’s shopping center and other rental properties.

If certain of IRSA’s most important tenants were to experience financial difficulties, including bankruptcy, insolvency or a general downturn of business, or if IRSA simply failed to retain their patronage, its business could be adversely affected. IRSA’s shopping centers and, to a lesser extent, its office buildings are typically anchored by significant tenants, such as well known department stores who generate shopping traffic at the mall. A decision by such significant tenants to cease operations at IRSA’s shopping centers or office buildings could have a material adverse effect on the revenues and profitability of the affected segment and, by extension, on IRSA’s financial condition and results of operations. The closing of one or more significant tenants may induce other tenants at an affected property to terminate their leases, to seek rent relief and/or cease operating their stores or otherwise adversely affect occupancy at the property. If IRSA is not able to successfully lease the affected space again, the bankruptcy and/or closure of significant tenants, could have an adverse effect on both the operating revenues and underlying value of the properties involved.

IRSA is subject to payment default risks due to its investments in credit card businesses through its subsidiary Alto Palermo.

IRSA’s subsidiary Alto Palermo owns an 80% interest in Tarshop S.A. (“Tarshop”), a credit card company that originates credit card accounts to promote sales from Alto Palermo’s tenants and other selected retailers. During the fiscal year ended June 30, 2007, Tarshop had net revenues of Ps.213.0 million, representing 44.1% of Alto Palermo’s revenues and 28.8% of IRSA’s consolidated revenues for such fiscal year. Credit card businesses such as Tarshop are adversely affected by defaults or late payments by card holders on credit card accounts, difficulties enforcing collection of payments, fraudulent accounts and the writing off of past due receivables. The present rates of delinquency, collection proceedings and loss of receivables may vary and be affected by numerous factors beyond IRSA’s control, which, among others, include:

•	adverse changes in the Argentine economy;

•	adverse changes in the regional economies;

•	political instability;

•	increases in unemployment; and

•	erosion of real and/or nominal salaries.

These and other factors may have an adverse effect on rates of delinquency, collections and receivables, any one or more of which could have a material adverse effect on the results of operations of Tarshop’s credit card business. In addition, if IRSA’s credit card business is adversely affected by one or more of the above factors, the quality of IRSA’s securitized receivables is also likely to be adversely affected. Therefore, IRSA could be adversely affected to the extent that IRSA holds an interest in any such securitized receivables.

IRSA’s subordinated interest in Tarshop’s securitized assets may have no value.

Tarshop S.A., an Alto Palermo subsidiary, is a credit card company that originates credit card accounts to promote sales from Alto Palermo’s tenants and other selected retailers. Tarshop’s accounts receivables, which consist of cash flows from consumer financing and personal loans, are placed into a number of trust accounts that securitize those receivables. Tarshop sells beneficial interests in these trust accounts through the sale of debt certificates, but remains a beneficiary of these trust accounts by holding Ps. 77.8 million in debt certificates as of June 30, 2007.

We cannot assure you that collection of payments from credit card accounts will be sufficient to distribute earnings to holders of participation certificates, which would reduce Tarshop’s earnings. In addition, local authorities might increase credit card or trust account regulations, negatively affecting Tarshop’s revenues and results of operation.

IRSA is subject to risks affecting the hotel industry.

The full-service segment of the lodging industry in which IRSA’s hotels operate is highly competitive. The operational success of IRSA’s hotels is highly dependant on IRSA’s ability to compete in areas such as access, location, quality of accommodations, rates, quality food and beverage facilities and other services and amenities. IRSA’s hotels may face additional competition if other companies decide to build new hotels or improve their existing hotels to increase their attractiveness.

In addition, the profitability of IRSA’s hotels depends on:

•	IRSA’s ability to form successful relationships with international and local operators to run its hotels;

•	changes in tourism and travel patterns, including seasonal changes; and

•	taxes and governmental regulations affecting wages, prices, interest rates, construction procedures and costs.

IRSA’s business is subject to extensive regulation and additional regulations may be imposed in the future.

IRSA’s activities are subject to federal, state and municipal laws, and to regulations, authorizations and licenses required with respect to construction, zoning, use of the soil, environmental protection and historical patrimony, consumer protection and other requirements, all of which affect IRSA’s ability to acquire land, develop and build projects and negotiate with customers. In addition, companies in this industry are subject to increasing tax rates, the creation of new taxes and changes in the taxation regime. IRSA is required to obtain licenses and authorizations with different governmental authorities in order to carry out its projects. Maintaining IRSA’s licenses and authorizations can be a costly provision. In the case of non-compliance with such laws, regulations, licenses and authorizations, IRSA may face fines, project shutdowns, cancellation of licenses and revocation of authorizations.

In addition, public authorities may issue new and stricter standards, or enforce or interpret existing laws and regulations in a more restrictive manner, which may force IRSA to make expenditures to comply with such new rules. Development activities are also subject to risks relating to potential delays or an inability to obtain all necessary zoning, environmental, land-use, development, building, occupancy and other required governmental permits and authorizations. Any such delays or failures to obtain such government approvals may have an adverse effect on IRSA’s business.

In the past, the Argentine government imposed strict and burdensome regulations regarding leases in response to housing shortages, high rates of inflation and difficulties in accessing credit. Such regulations limited or prohibited increases on rental prices and prohibited eviction of tenants, even for failure to pay rent. Most of IRSA’s leases provide that the tenants pay all costs and taxes related to their respective leased areas. In the event of a significant increase in the amount of such costs and taxes, the Argentine government may respond to political pressure to intervene by regulating this practice, thereby negatively affecting IRSA’s rental income. We cannot assure you that the Argentine government will not impose similar or other regulations in the future. Changes in existing laws or the enactment of new laws governing the ownership, operation or leasing of properties in Argentina could negatively affect the Argentine real estate market and the rental market and materially and adversely affect IRSA’s operations and profitability.

Argentine Leasing Law No. 23,091 imposes restrictions that limit IRSA’s flexibility.

Argentine laws governing leases impose certain restrictions, including the following:

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lease agreements may not contain inflation adjustment clauses based on consumer price indexes or wholesale price indexes. Although many of IRSA’s lease agreements contain readjustment clauses, these are not based on an official index nor do they reflect the inflation index. In the event of litigation it may be impossible for us to adjust the amounts owed to IRSA under its lease agreements;

•

residential leases must comply with a mandatory minimum term of two years and retail leases must comply with a mandatory minimum term of three years except in the case of stands and/or spaces for special exhibitions;

•	lease terms may not exceed ten years, except for leases regulated by Law No. 25,248 (which provides that leases containing a purchase option are not subject to term limitations); and

•	tenants may rescind commercial lease agreements after the initial six-month period.

As a result of the foregoing, IRSA is exposed to the risk of increases of inflation under its leases and the exercise of rescission rights by its tenants could materially and adversely affect IRSA’s business and we cannot assure you that IRSA’s tenants will not exercise such right, especially if rent values stabilize or decline in the future.

Eviction proceedings in Argentina are difficult and time consuming.

Although Argentine law permits a summary proceeding to collect unpaid rent and a special proceeding to evict tenants, eviction proceedings in Argentina are difficult and time-consuming. Historically, the heavy workloads of the courts and the numerous procedural steps required have generally delayed landlords’ efforts to evict tenants. Eviction proceedings generally take between six months and two years from the date of filing of the suit to the time of actual eviction.

Historically, delinquency regarding IRSA’s office rental space has been very low, approximately 2%, and IRSA has usually attempted to negotiate the termination of lease agreements with defaulting tenants after the first few months of non-payment in order to avoid legal proceedings. Delinquency may increase significantly in the future, and such negotiations with tenants may not be as successful as they have been in the past. Moreover, new Argentine laws and regulations may forbid or restrict eviction proceedings, and in such case, they would likely have a material and adverse effect on IRSA’s financial condition and results of operation.

IRSA’s assets are concentrated in the Buenos Aires area.

IRSA’s principal properties are located in the City of Buenos Aires and the Province of Buenos Aires and a substantial portion of its revenues are derived from such properties. For the fiscal year ended June 30, 2007, more than 87% of IRSA’s consolidated revenues were derived from properties in the Buenos Aires metropolitan area including the City of Buenos Aires. Although IRSA owns properties and may acquire or develop additional properties outside Buenos Aires, IRSA expects to continue to depend to a large extent on economic conditions affecting those areas, and therefore, an economic downturn in those areas could have a material adverse effect on its financial condition and results of operations.

IRSA faces risks associated with potential expansion to other Latin American markets.

From 1994 to 2002, IRSA had substantial investments outside of Argentina, including Brazil Realty, which was sold in 2002, and Fondo de Valores Inmobiliario in Venezuela, which was sold in 2001. IRSA continues to believe that Brazil and other Latin American countries offer attractive opportunities for growth in the real estate sector. IRSA will continue to consider investment opportunities outside of Argentina as they arise.

Investments in Brazil and other Latin American countries are subject to significant risks including sovereign risks and risks affecting these countries’ real estate sectors. These risks include competition by well-established as well as new developers, unavailability of financing or financing on terms that are not acceptable to IRSA, exchange rate fluctuations, lack of liquidity in the market, rising construction costs and inflation, extensive and potentially increasing regulation and bureaucratic procedures to obtain permits and authorizations, political and economic instability that may result in sharp shifts in demand for properties, risks of default in payment and difficulty evicting defaulting tenants.

If the bankruptcy of Inversora Dársena Norte S.A.’s is extended to IRSA’s subsidiary Puerto Retiro, IRSA will likely lose a significant investment in a unique waterfront land reserve in the City of Buenos Aires.

On November 18, 1997, in connection with IRSA’s acquisition of its subsidiary Inversora Bolívar S.A. (“Inversora Bolívar”), IRSA indirectly acquired 35.2% of the capital stock of Puerto Retiro. Inversora Bolívar had purchased such shares of Puerto Retiro from Redona Investments Ltd. N.V. in 1996. In 1999, IRSA, through Inversora Bolívar, increased its interest in Puerto Retiro to 50.0% of its capital stock. On April 18, 2000, Puerto Retiro received notice of a complaint filed by the Argentine government, through the Ministry of Defense, seeking to extend the bankruptcy of Inversora Dársena Norte S.A. (“Indarsa”). Upon filing of the complaint, the bankruptcy court issued an order restraining the ability of Puerto Retiro to dispose of, in any manner, the real property it had purchased in 1993 from Tandanor S.A. (“Tandanor”). Puerto Retiro appealed the restraining order which was confirmed by the Court on December 14, 2000.

In 1991, Indarsa had purchased 90% of Tandanor, a formerly government owned company, which owned a large piece of land near Puerto Madero of approximately 8 hectares, divided into two spaces: Planta 1 and 2. After the purchase of Tandanor by Indarsa, in June 1993 Tandanor sold “Planta 1” to Puerto Retiro, for a sum of US$18 million pursuant to a valuation performed by J.L. Ramos, a well-known real estate brokerage firm in Argentina. Indarsa failed to pay to the Argentine government the price for its purchase of the stock of Tandanor, and as a result the Ministry of Defense requested the bankruptcy of Indarsa. Since the only asset of Indarsa was its holding in Tandanor, the Argentine government is seeking to extend Indarsa’s bankruptcy to other companies or individuals which, according to its view, acted as a single economic group. In particular, the Argentine government has requested the extension of Indarsa’s bankruptcy to Puerto Retiro which acquired Planta 1 from Tandanor.

The time for producing evidence in relation to these legal proceedings has expired. The parties have submitted their closing arguments and are awaiting a final judgment. However, the judge has delayed his decision until a final judgment in the criminal proceedings against the former Defense Minister and former directors of Indarsa has been delivered. We cannot give you any assurance that IRSA will prevail in this proceeding, and if the plaintiff’s claim is upheld by the courts, all of the assets of Puerto Retiro would likely be used to pay Indarsa’s debts and IRSA’s investment in Puerto Retiro, valued at Ps.54.9 million as of June 30, 2007, would be lost. As of June 30, 2007, IRSA had not established any reserve in respect of this contingency.

Property ownership through joint ventures may limit IRSA’s ability to act exclusively in its interest.

IRSA develops and acquires properties in joint ventures with other persons or entities when it believes circumstances warrant the use of such structures. For example, in the Shopping Center segment, IRSA owns 62.5 % of Alto Palermo, while Parque Arauco S.A. owns 29.5%. In the Development and Sale segment, IRSA has majority ownership interests in various properties, including 100% ownership of Pereiraola and 100% ownership of Caballito. IRSA also has an ownership interest of 50% in Puerto Retiro. In the Hotel Operations segment, IRSA owns 50% of the Llao Llao Hotel, while another 50% is owned by the Sutton Group. IRSA owns 80% of the Hotel Libertador, while 20% is owned by Hoteles Sheraton de Argentina S.A. In the financial services sector, IRSA owns 11.8% of Banco Hipotecario, while the Argentine government has a controlling interest in it.

IRSA could become engaged in a dispute with one or more of its joint venture partners that might affect its ability to operate a jointly-owned property. Moreover, IRSA’s joint venture partners may, at any time, have business, economic or other objectives that are inconsistent with its objectives, including objectives that relate to the timing and terms of any sale or refinancing of a property. For example, the approval of certain of the other investors is required with respect to operating budgets and refinancing, encumbering, expanding or selling any of these properties. In some instances, IRSA’s joint venture partners may have competing interests in its markets that could create conflicts of interest. If the objectives of IRSA’s joint venture partners are inconsistent with its own objections, IRSA will not be able to act exclusively in its interests.

If one or more of the investors in any of IRSA’s jointly owned properties were to experience financial difficulties, including bankruptcy, insolvency or a general downturn of business, there could be an adverse effect on the relevant property or properties and in turn, on IRSA’s financial performance. Should a joint venture partner be declared bankrupt, IRSA could become liable for its partner’s share of joint venture liabilities.

IRSA may not be able to recover the mortgage loans it has provided to purchasers of units in its residential development properties.

In recent years, IRSA has provided mortgage financing to purchasers of units in its residential development properties. Before January 2002, IRSA’s mortgage loans were U.S. dollar-denominated and accrued interest at a fixed interest rate generally ranging from 10% to 15% per year and for terms generally ranging from one to fifteen years. However, on March 13, 2002, the Central Bank converted all U.S. dollar denominated debts into Peso denominated debts at the exchange rate of Ps.1.00 to U.S. dollars 1.00. In addition, the Central Bank imposed maximum interest rates of 3% for residential mortgage loans to individuals and 6% for mortgage loans to businesses. These regulations adversely affected the U.S. dollar value of IRSA’s outstanding mortgages.

Beside risks normally associated with providing mortgage financing, including the risk of default on principal and interest, other regulatory risks such as suspension of foreclosure enforcement proceedings could adversely affect IRSA’s cash flow. Argentine law imposes significant restrictions on IRSA’s ability to foreclose and auction properties. Thus, when there is a default under a mortgage, IRSA does not have the right to foreclose on the unit. Instead, in accordance with Law No. 24,441, in order to reacquire a property IRSA is required to purchase it at a court ordered public auction, or at an out-of-court auction. However, the Public Emergency Law temporarily suspended all judicial and non-judicial mortgage and pledge enforcement actions. Several laws and decrees extended this mortgage foreclosure suspension period. On June 14, 2006, a new suspension period was approved, which established a 180-day suspension period for mortgage foreclosure proceedings affecting debtors’ only dwellings and where the original loan was no higher than Ps.100,000.

Law No. 25,798 enacted November 5, 2003, and implemented by Decrees No. 1284/2003 and No. 352/2004, among others, sets forth a system to restructure delinquent mortgage payments to prevent foreclosures on a debtor’s only dwelling (the “Mortgage Refinancing System”). The Mortgage Refinancing System establishes a trust over assets contributed by the Argentine government and income from restructured mortgage loans. Banco de la Nación Argentina, in its capacity as trustee of said trust, enters into debt restructuring agreements with delinquent mortgage debtors establishing the following terms: (i) a grace period on the mortgage loan of one year and (ii) monthly installment payments on the mortgage loan not to exceed 30% of the aggregate income of the family living in the mortgaged property. Banco de la Nación Argentina then subrogates the mortgagee’s rights against the debtor, by issuing notes delivered to the mortgagee to settle the amounts outstanding on the mortgage loan. The sum restructured under the Mortgage Refinancing System may not exceed the appraisal value of the property securing the mortgage after deducting any debts for taxes and maintenance. The Mortgage Refinancing System was established for a limited period of time, during which parties to a mortgage loan agreement could opt to participate in it. However, it was extended by a number of decrees and laws.

Recently enacted Law No. 26,167 established a special proceeding to replace ordinary trials regarding the enforcement of mortgage loans. Such special proceedings give creditors ten days to inform the debtor of the amounts owed to them and later agree with the debtor on the amount and terms of payment. If the parties fail to reach an agreement, payment conditions are to be determined by the judge.

We cannot assure you that laws and regulations relating to foreclosure on real estate will not continue to change in the future or that any changes will not adversely affect IRSA’s business, financial condition or result of operations.

IRSA is dependent on its chairman Eduardo Elsztain and certain other senior managers.

IRSA’s success depends on the continued employment of Eduardo S. Elsztain, IRSA’s chief executive officer, president and chairman of the board of directors, who has significant expertise and knowledge of IRSA’s business and industry. The loss of or interruption in his services for any reason could have a material adverse effect on its business. IRSA’s future success also depends in part upon IRSA’s ability to attract and retain other highly qualified personnel. We cannot assure you that IRSA will be successful in hiring or retaining qualified personnel. A failure to hire or retain qualified personnel may have a material adverse effect on IRSA’s financial condition and results of operations.

IRSA may face potential conflicts of interest relating to its principal shareholders.

IRSA’s largest beneficial owner is Mr. Eduardo S. Elsztain due to his indirect shareholding through Cresud. As of June 30, 2007, such beneficial ownership consisted of:

•	5,495,297 of IRSA’s common shares owned by Inversiones Financieras del Sur S.A. (“IFISA”), a company to which Mr. Eduardo S. Elsztain is the largest beneficial owner; and

•	116,305,767 of IRSA’s common shares.

Conflicts of interest between IRSA’s management, IRSA and IRSA’s affiliates may arise in the performance of IRSA’s respective business activities. Mr. Elsztain also beneficially owns (i) approximately 32.8% of our common shares and (ii) approximately 62.5% of the common shares of our subsidiary Alto Palermo. We cannot assure you that IRSA’s principal shareholders and their affiliates will not limit or cause IRSA to forego business opportunities that their affiliates may pursue or that the pursuit of other opportunities will be in IRSA’s interest.

Due to the currency mismatches between its assets and liabilities, IRSA has significant currency exposure.

As of June 30, 2007, the majority of IRSA’s liabilities, such as its unsecured loan agreement, IRSA’s Series 3 secured floating rate notes due 2009, the mortgage loan to Hoteles Argentinos, its convertible notes and Alto Palermo’s convertible notes are denominated in U.S. dollars while IRSA’s revenues and most of its assets as of June 30, 2007 are denominated in Pesos. This currency gap exposes IRSA to a risk of exchange rate volatility, which would negatively affect its financial results if the dollar were to appreciate against the Peso. Any further depreciation of the Peso against the U.S. dollar will correspondingly increase the amount of IRSA’s debt in Pesos, with further adverse effects on its results of operation and financial condition and may increase the collection risk of IRSA’s leases and other receivables from its tenants and mortgage debtors, most of whom have Peso-denominated revenues.

Risks Related to IRSA’s Investment in Banco Hipotecario

IRSA’s investment in Banco Hipotecario subjects us to risks affecting Argentina’s highly regulated banking sector.

As of June 30, 2007, IRSA owned 11.8% of Banco Hipotecario which represented 7.3% of IRSA’s consolidated assets at such date. Substantially all of Banco Hipotecario’s operations, properties and customers are located in Argentina. Accordingly, the quality of its loan portfolio, its financial condition and results of operations depend to a significant extent on economic and political conditions prevailing in Argentina. The political and economic crisis in Argentina during 2002 and 2003 and the Argentine government’s actions to address it have had and may continue to have a material adverse effect on Banco Hipotecario’s business, financial condition and results of operations.

Financial institutions are subject to significant regulation relating to functions that historically have been mandated by the Central Bank and other regulatory authorities. Measures adopted by the Central Bank have had, and future regulations may have, a material adverse effect on Banco Hipotecario’s financial condition and results of operations.

On July 25, 2003, the Central Bank announced its intention to adopt new capital adequacy requirements that it will implement gradually through to 2009. In addition, the IMF and other multilateral agencies encouraged the Argentine Government to impose minimum capital adequacy, solvency and liquidity requirements consistent with international standards, which could impose material operating restrictions on Banco Hipotecario.

Laws and decrees implemented during the economic crisis in 2001 and 2002 have substantially altered contractual obligations affecting Argentina’s financial sector. Recently, Argentine Congress has considered various initiatives intended to reduce or eliminate a portion of the mortgage loan portfolio on the debt owed to Banco Hipotecario. Also, there have been certain initiatives intended to review the terms pursuant to which Banco Hipotecario was privatized. As a result, we cannot assure you that the Argentine legislature will not enact new laws that will have a significant adverse effect on Banco Hipotecario’s shareholders’ equity or that the Argentine Government would compensate Banco Hipotecario for the resulting loss. These uncertainties could have a material adverse effect on the value of IRSA’s investment in Banco Hipotecario.

Banco Hipotecario strongly relies on mortgage lending and its ability to continue developing its financial intermediation strategy depends in part on its ability to successfully implement its new business strategy.

Historically, Banco Hipotecario has been engaged exclusively in mortgage lending and related activities. As a result, factors having an adverse effect on the mortgage market have a greater adverse impact on Banco Hipotecario than on its more diversified competitors. Due to its historic concentration in this recession-sensitive sector, Banco Hipotecario is particularly vulnerable to adverse changes in economic and market conditions in Argentina due to their adverse effect on (i) demand for new mortgage loans and (ii) the asset quality of outstanding mortgage loans. The last economic crisis had a material adverse effect on its liquidity, financial conditions and results of operations. In addition, a number of governmental measures that apply to the financial sector have had a material adverse effect particularly on Banco Hipotecario, impairing its financial condition.

In light of the economic conditions in Argentina for the foreseeable future, Banco Hipotecario cannot rely exclusively on mortgage lending and related services. Accordingly, Banco Hipotecario has adapted its business strategy to confront the challenges of these new market conditions. Banco Hipotecario’s ability to diversify its operation will depend on how successfully it diversifies its product offerings and transforms itself into a financial institution that no longer relies solely on mortgage lending.

In the past years Banco Hipotecario has made several investments that are designed to enable it to develop retail banking activities. Banco Hipotecario must overcome significant challenges to achieve this goal including, among others, its lack of experience and client relationships outside the mortgage sector, the existence of large, well-positioned competitors and significant political, regulatory and economic uncertainties in Argentina. As a result, we cannot give you any assurance that Banco Hipotecario will be successful in developing significant retail banking activities in the foreseeable future, if at all. If Banco Hipotecario is unable to diversify its operations by developing its retail banking activities and other non-mortgage banking activities, the value of IRSA’s substantial investment in Banco Hipotecario would likely be materially and adversely affected.

Banco Hipotecario’s mortgage loan portfolio is not adequately indexed for inflation and any significant increase in inflation could have a material adverse effect on its financial condition.

In accordance with Emergency Decree No. 214/02 and its implementing regulations, pesified assets and liabilities were adjusted for inflation as of February 3, 2002 by application of the Coeficiente de Estabilización de Referencia, or CER, a consumer price inflation coefficient. On May 6, 2002, the Executive Branch issued a decree providing that mortgages originally denominated in U.S. dollars and converted into Pesos pursuant to Decree No. 214/2002 and mortgages on property constituting a borrower’s sole family residence may be adjusted for inflation only pursuant to a coefficient based on salary variation, the CVS, which during 2002 was significantly less than inflation as measured by the wholesale price index, or WPI. Through December 31, 2002, the WPI and the CVS posted cumulative increases of 118.2% and 0.2%, respectively, and the CER increased 41.4%. During 2003, inflation rose by 4.3% as measured by the WPI, 3.7% as measured by the CER and 15.8% as measured by the CVS. As a result, only 10% of Banco Hipotecario’s mortgage loans are adjusted for inflation in accordance with the CER, 30% are adjusted in accordance with the CVS and 60% remain entirely unindexed. Additionally, pursuant to Law No. 25,796, Section 1, repealed effective April 1, 2004, the CVS as an indexation mechanism applied to the relevant portion of Banco Hipotecario’s mortgages loans. The CVS increased until it was repealed by 5.3%, whereas the increase in CER was 5.5% as of December 31, 2004 and the WPI increased by 7.9%. During 2005 the CER was 11.75% and the WPI 10.7%, while in 2006 the CER and WPI increased by 10.3% and 7.1%, respectively.

Argentina’s history prior to the adoption of the Convertibility Law raises serious doubts as to the ability of the Argentine government to maintain a strict monetary policy and control inflation. As a result of the high inflation in Argentina from 2002 onwards, Banco Hipotecario’s mortgage loan portfolio experienced a significant decrease in value and if inflation were to increase significantly once again, it might continue to undergo a major decrease in value. Accordingly, an increase in Banco Hipotecario’s funding and other costs due to inflation might not be offset by indexation, which could adversely affect its liquidity and results of operations.

Legislation limiting Banco Hipotecario’s ability to foreclose on mortgaged collateral may have an adverse effect on it.

Like other mortgage lenders, the ability to foreclose on mortgaged collateral to recover on delinquent mortgage loans impacts the conduct of Banco Hipotecario’s business. In February 2002, the Argentine government amended Argentina’s Bankruptcy Law, suspending bankruptcies and foreclosures on real estate that constitutes the debtor’s primary residence, initially for a six-month period and subsequently extended until November 14, 2002. Since 2003, the Argentine government has approved various laws that have suspended, in some cases, foreclosures for a period of time in accordance with Law No. 25,972 enacted on December 18, 2004, and, in some cases, temporarily suspended all judicial and non-judicial mortgage and pledge enforcement actions. Several laws and decrees extended this mortgage foreclosure suspension period. Most recently, on June 14, 2006, Argentine Law 26,103 was enacted which established a 180-day suspension period for mortgage foreclosure proceedings affecting debtors where the subject mortgage related to the debtor’s sole residence and where the original loan was not greater than Ps.100,000.

Law No. 25,798, enacted November 5, 2003, and implemented by Decrees No. 1284/2003 and No. 352/2004, among others, sets forth a system to restructure delinquent mortgage payments to prevent foreclosures on a debtor’s sole residence (the “Mortgage Refinancing System”). The Mortgage Refinancing System establishes a trust composed of assets contributed by the Argentine government and income from restructured mortgage loans. Banco de la Nación Argentina, in its capacity as trustee of said trust, enters into debt restructuring agreements with delinquent mortgage debtors establishing the following terms: (i) a grace period on the mortgage loan of one year and (ii) monthly installment payments on the mortgage loan not to exceed 30% of the aggregate income of the family living in the mortgaged property. Banco de la Nación Argentina then subrogates the mortgagee’s rights against the debtor, by issuing notes delivered to the mortgagee to settle the amounts outstanding on the mortgage loan. The sum restructured under the Mortgage Refinancing System may not exceed the appraisal value of the property securing the mortgage after deducting any debts for taxes and maintenance. The Mortgage Refinancing System was established for a limited period of time, during which parties to mortgage loan agreements could opt to participate and was subsequently extended by a number of decrees and laws.

Law No. 26,167, enacted on November 29, 2006, suspended foreclosures and also established a special proceeding for the enforcement of certain mortgage loans. Such special proceedings give creditors a 10-day period to inform the court of the amounts owed under the mortgage loan. Soon thereafter, the judge will call the parties for a hearing in order to reach an agreement on the amount and terms of payment thereunder. In case of failure by the parties to reach such agreement, they will have a 30-day negotiation period, and if the negotiations do not result in an agreement, then, payment and conditions will be determined by the courts.

On November 29, 2006, Law No. 26,177 created the “Unidad de Reestructuración,” legislation which allows for the restructuring of all mortgage loans between debtors and Banco Hipotecario Nacional.

We cannot assure you that the Argentine government will not enact further new laws restricting Banco Hipotecario’s ability to enforce its rights as creditors. Any such limitation on its ability to successfully implement foreclosures could have a material adverse effect on its financial condition and results of operations.

Banco Hipotecario’s non-mortgage loan portfolio has grown rapidly and is concentrated in the low- and middle-income segments.

As a result of Banco Hipotecario’s strategy to diversify its banking operations and develop retail and other non-mortgage banking activities, in recent years its portfolio of non-mortgage loans has grown rapidly. During the two-year period between December 31, 2004 and December 31, 2006, Banco Hipotecario’s portfolio of non-mortgage loans grew 401% from Ps.232.2 million to Ps.1,162.6 million. A very substantial portion of its portfolio of non-mortgage loans consists of loans to low- and middle-income individuals and, to a lesser extent, middle-market companies. These individuals and companies are likely to be more seriously affected by adverse developments in the Argentine economy than high income individuals and large corporations. Consequently, in the future Banco Hipotecario may experience higher levels of past due non-mortgage loans that would likely result in increased provisions for loan losses. In addition, large-scale lending to low- and middle-income individuals and middle-market companies is a new business activity for Banco Hipotecario, and as a result its experience and loan-loss data for such loans are necessarily limited. Therefore, we cannot assure you that the levels of past due non-mortgage loans and resulting charge-offs will not increase materially in the future.

Given the current valuation criteria of the Central Bank for the recording of BODEN and other public securities on Banco Hipotecario’s balance sheets, its most recent financial statements may not be indicative of its current financial condition.

Banco Hipotecario prepares its financial statements in accordance with Central Bank accounting rules which differ in certain material respects from Argentine GAAP. During 2002, Central Bank accounting rules were modified in several respects that materially increased certain discrepancies between Central Bank accounting rules and Argentine GAAP. In accordance with Central Bank accounting rules, Banco Hipotecario’s consolidated balance sheets as of December 31, 2006, December 31, 2005 and December 31, 2004 include US$816.4 million, US$835.7 million and US$288.3 million, respectively, of BODEN issued by the Argentine government as compensation for pesification, as well as US$82.9 million, US$210.1 million and US$904.5 million as of December 31, 2006, December 31, 2005 and December 31, 2004 representing its right to acquire additional BODEN. Banco Hipotecario’s consolidated balance sheets at December 31, 2006, December 31, 2005 and December 31, 2004 also include Ps.207.6 million, Ps.500.4 million and Ps.1,870.3 million, respectively, representing Central Bank borrowings which Banco Hipotecario incurred to finance its acquisition of the additional BODEN. Also, since September 30, 2005 Banco Hipotecario has subscribed

BODEN 2012 for US$773.5 million and reduced Central Bank borrowings for Ps.1,844.0 million. Additionally, its most recent consolidated annual income statements include the accrual of interest to be received on BODEN not yet received and interest to be paid adjusted by CER on Central Bank borrowings.

In accordance with Central Bank accounting rules, the BODEN reflected on its consolidated balance sheets as of December 31, 2006 and 2005 have been recorded at 100% of face value. However, the BODEN are unsecured debt obligations of the Argentine government, which has defaulted on a significant portion of its indebtedness although the government is current in respect of payments due on the BODEN and has restructured a substantial portion of its sovereign debt. As of December 31, 2006, the BODEN were not rated and were trading in the secondary market at a price of approximately US$94.7 for every US$100 of outstanding value. Carrying BODEN at a value equal to their full face value, which is in excess of their current market value, has the effect of increasing Banco Hipotecario’s total assets recorded on its consolidated balance sheet. In this important respect, its most recent consolidated audited annual financial statements are not comparable to its historic financial statements and have been prepared according to accounting principles that differ materially from Argentine GAAP.

Due to interest rate and currency mismatches of Banco Hipotecario’s assets and liabilities, Banco Hipotecario has significant currency exposure.

As of June 30, 2007, Banco Hipotecario’s foreign currency-denominated liabilities exceeded its foreign-currency-denominated assets by approximately US$118 million. Substantially all of Banco Hipotecario’s foreign currency assets consist of dollar-denominated BODEN, but Banco Hipotecario’s liabilities in foreign currencies are denominated in both U.S. Dollars and Euros. This currency gap exposes Banco Hipotecario to risk of exchange rate volatility which would negatively affect Banco Hipotecario’s financial results if the U.S. Dollar were to depreciate against the Peso and/or the Euro. We cannot assure you that the U.S. Dollar will not depreciate against the Peso, or that we will not be adversely affected by Banco Hipotecario’s exposure to risks of exchange rate fluctuations.

Because of Banco Hipotecario’s large holdings of BODEN and guaranteed government loans, Banco Hipotecario has significant exposure to the Argentine public sector.

On December 23, 2001, the Argentine government declared the suspension of payments on most of its sovereign debt, which as of December 31, 2001, totaled approximately US$144.5 billion, a substantial portion of which was restructured by the issuance of new bonds in the middle of 2005. Additionally, the Argentine government has incurred, and is expected to continue to incur, significant new debt obligations, including the issuance of compensatory bonds to financial institutions. As of June 30, 200 Banco Hipotecario had a total of US$901.1 million of BODEN issued by the Argentine Government. At that same date, Banco Hipotecario also had a total of approximately US$0.2 million of guaranteed government loans. Given Banco Hipotecario’s BODEN holdings, Banco Hipotecario has a significant exposure to the Argentine government’s solvency. Further, defaults by the Argentine government on its debt obligations, including the BODEN and other government securities (such as the guaranteed government loans) held by Banco Hipotecario, would materially and adversely affect its financial condition which would in turn affect IRSA’s investment.

The Argentine government may prevail in all matters to be decided at a Banco Hipotecario’s general shareholders meeting.

According to the Privatization Law and Banco Hipotecario’s by-laws, holders of Class A and Class D Shares have special voting rights relating to certain corporate decisions. Whenever such special rights do not apply (with respect to the Class A Shares and the Class D Shares) and in all cases (with respect to the Class B Shares and the Class C Shares), each share of common shares entitles the holder to one vote. Pursuant to Argentine regulations, Banco Hipotecario may not issue new shares with multiple votes.

The holders of Class D Shares have the right to elect nine of Banco Hipotecario’s board members and their respective alternates. In addition, for so long as Class A Shares represent more than 42.0% of Banco Hipotecario’s capital, the Class D Shares shall be entitled to three votes per share, provided that holders of Class D Shares will be entitled to only one vote per share in the case of a vote on:

•	a fundamental change in Banco Hipotecario’s corporate purpose;

•	a change in Banco Hipotecario’s domicile outside of Argentina;

•	dissolution prior to the expiration of Banco Hipotecario’s corporate existence;

•	a merger or spin-off after which Banco Hipotecario would not be the surviving corporation;

•	a total or partial recapitalization following a mandatory reduction of capital; and

•	approval of voluntary reserves, other than legally mandated reserves, when their amount exceeds Banco Hipotecario’s capital stock and it’s legally mandated reserves.

In addition, irrespective of what percentage of Banco Hipotecario’s outstanding capital stock is represented by Class A Shares, the affirmative vote of the holders of Class A Shares is required to adopt certain decisions. Class D Shares will not be converted into Class A Shares, Class B Shares or Class C Shares by virtue of their reacquisition by the Argentine government, PPP, or Programa de Propiedad Participada (or the Shared Property Program), participants or companies engaged in housing development or real estate activities.

According to the Privatization Law, there are no restrictions on the ability of the Argentine government to dispose of its Class A shares, and all but one of such shares could be sold to third parties in a public offering. If the Class A shares represent less than 42% of Banco Hipotecario’s total voting stock as a result of the issuance of new shares other than Class A shares or otherwise, the Class D shares IRSA holds will automatically lose their triple voting rights. If this were to occur, IRSA would likely lose its current ability, together with IRSA’s affiliates that also hold Class D shares of Banco Hipotecario, to exercise substantial influence over decisions submitted to the vote of Banco Hipotecario’s shareholders.

Banco Hipotecario will continue to consider acquisition opportunities which may not be successful.

From time to time in recent years, Banco Hipotecario has considered certain possible acquisitions or business combinations, and Banco Hipotecario expects to continue to consider acquisitions that it believes offer attractive opportunities and are consistent with its business strategy. We cannot assure you, however, that Banco Hipotecario will be able to identify suitable acquisition candidates or that Banco Hipotecario will be able to acquire promising target financial institutions on favorable terms. Additionally, its ability to obtain the desired effects of such acquisitions will depend in part on its ability to successfully complete the integration of those businesses. The integration of acquired businesses entails significant risks, including:

•	unforeseen difficulties in integrating operations and systems;

•	problems assimilating or retaining the employees of acquired businesses;

•	challenges retaining customers of acquired businesses;

•	unexpected liabilities or contingencies relating to the acquired businesses; and

•	the possibility that management may be distracted from day-to-day business concerns by integration activities and related problem solving.

Risks Related to Our ADSs, the Common Shares and the Warrants

Shares eligible for sale could adversely affect the price of our common shares and American Depositary Shares.

The market prices of our common shares and American Depositary Shares (“ADS”) could decline as a result of sales by our existing shareholders of common shares or ADSs in the market, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The ADSs are freely transferable under US securities laws, including shares sold to our affiliates. Inversiones Financieras del Sur S.A., which as of June 30, 2007 owned approximately 32.8% of our common shares (or approximately 101,459,172 common shares which may be exchanged for an aggregate of 10,114,591 ADSs), is free to dispose of any or all of its common shares or ADSs at any time in its discretion. Sales of a large number of our common shares and/or ADSs would likely have an adverse effect on the market price of our common shares and the ADS.

We are subject to certain different corporate disclosure requirements and accounting standards than domestic issuers of listed securities in the United States.

There is less publicly available information about the issuers of securities listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) than information publicly available about domestic issuers of listed securities in the United States and certain other countries. In addition, all listed Argentine companies must prepare their financial statements in accordance with Argentine GAAP and the regulations of the Comisión Nacional de Valores which differ in certain significant respects from US GAAP. For this and other reasons, the presentation of Argentine financial statements and reported earnings may differ from that of companies in other countries in this and other respects.

We are exempted from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempted from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Investors may not be able to effect service of process within the US, limiting their recovery of any foreign judgment.

We are a publicly held corporation (sociedad anónima) organized under the laws of Argentina. Most of our directors and our senior managers, and most of our assets are located in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce against us or them, in United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws. We have been advised by our Argentine counsel, Zang, Bergel & Viñes, that there is doubt as to whether the Argentine courts will enforce to the same extent and in as timely a manner as a US or foreign court, an action predicated solely upon the civil liability provisions of the United States federal securities laws or other foreign regulations brought against such persons or against us.

If we are considered to be a passive foreign investment company for United States federal income tax purposes, U.S. holders of our equity securities would suffer negative consequences.

Based on the current and projected composition of our income and the valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company (“PFIC”) for United States federal income tax purposes for the taxable year ending June 30, 2007, and we do not currently expect to become a PFIC, although there can be no assurance in this regard. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may be a PFIC in the current or any future taxable year due to changes in our asset or income composition or if our projections are not accurate. The volatility and instability of Argentina’s economic and financial system may substantially affect the composition of our income and assets and the accuracy of our projections. If we become a PFIC, U.S. holders of our equity securities will be subject to certain United States federal income tax rules that have negative consequences for U.S. holders such as additional tax and an interest charge upon certain distributions by us or upon a sale or other disposition of our equity securities at a gain, as well as additional reporting requirements. Please see ‘‘Taxation – Certain United States Federal Income Tax Consequences – Passive Foreign Investment Company’’ for a more detailed discussion of the consequences if we are deemed a PFIC. You should consult your own tax advisors regarding the application of the PFIC rules to your particular circumstances.

You may be unable to exercise voting rights with respect to the common shares underlying your ADSs at our shareholders' meetings.

As a holder of ADRs representing the ADSs being held by the depositary in your name, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the common shares underlying your ADSs and holders may exercise voting rights with respect to the common shares represented by the ADSs only in accordance with the deposit agreement relating to the ADSs.

There are no provisions under Argentine law or under our by-laws that limit the exercise by ADS holders of their voting rights through the depositary with respect to the underlying common shares. However, there are practical limitations on the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with these holders. For example, holders of our common shares will receive notice of shareholders' meetings through publication of a notice in an official gazette in Argentina, an Argentine newspaper of general circulation and the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy. ADS holders, by comparison, will not receive notice directly from us. Instead, in accordance with the deposit agreement, we will provide the notice to the depositary. If we ask it to do so, the depositary will mail to holders of ADSs the notice of the meeting and a statement as to the manner in which instructions may be given by holders. To exercise their voting rights, ADS holders must then instruct the depositary as to voting the common shares represented by their ADSs. Due to these procedural steps involving the depositary, the process for exercising voting rights may take longer for ADS holders than for holders of common shares and common shares represented by ADSs may not be voted as you desire. Common shares represented by ADSs for which the depositary fails to receive timely voting instructions may, if requested by our company, be voted as we instruct at the corresponding meeting.

Under Argentine law, shareholder rights may be fewer or less well defined than in other jurisdictions.

Our corporate affairs are governed by our by-laws and by Argentine corporate law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the States of Delaware or New York, or in other jurisdictions outside Argentina. In addition, your rights or the rights of holders of our common shares to protect your or their interests in connection with actions by our board of directors may be fewer and less well defined under Argentine corporate law than under the laws of those other jurisdictions. Although insider trading and price manipulation are illegal under Argentine law, the Argentine securities markets are not as highly regulated or supervised as the US securities markets or markets in some other jurisdictions. In addition, rules and policies against self dealing and regarding the preservation of shareholder interests may be less well defined and enforced in Argentina than in the United States, putting holders of our common shares and ADSs at a potential disadvantage.

You will experience immediate and substantial dilution in the book value of the common shares or ADSs you purchase in this offering.

Because the initial offering price of the common shares and ADSs being sold in this offering will be substantially higher than the net tangible book value per share, you will experience immediate and substantial dilution in the book value of these common shares. Net tangible book value represents the amount of our tangible assets on a pro forma basis, minus our pro forma total liabilities. As a result, at the initial public offering price of US$             per ADS, the price per ADS set forth on the cover page of this prospectus, we currently expect that you will incur immediate dilution of US$             per ADS you purchase in this offering. See “Dilution.”

The market price for our ADSs could be highly volatile, and our ADSs could trade at prices below the initial offering price.

The market price for our ADSs after this offering is likely to fluctuate significantly from time to time in response to factors including:

•	fluctuations in our periodic operating results;

•	changes in financial estimates, recommendations or projections by securities analysts;

•	changes in conditions or trends in our industry;

•	changes in the economic performance or market valuation of our competitors;

•	announcements by our competitors of significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•	events affecting equities markets in the countries in which we operate;

•	legal or regulatory measures affecting our financial conditions;

•	departures of management and key personnel; or

•	potential litigation or the adverse resolution of pending litigation against us or our subsidiaries.

Volatility in the price of our ADSs may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In particular, announcements of potentially adverse developments, such as proposed regulatory changes, new government investigations or the commencement or threat of litigation against us, as well as announced changes in our business plans or those of competitors, could adversely affect the trading price of our common shares, regardless of the likely outcome of those developments or proceedings. Broad market and industry factors could adversely affect the market price of our ADSs, regardless of our actual operating performance. As a result, our ADSs may trade at prices significantly below the initial public offering price.

Restrictions on the movement of capital out of Argentina may impair your ability to receive dividends and distributions on, and the proceeds of any sale of, the common shares underlying the ADSs.

The Argentine government may impose restrictions on the conversion of Argentine currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Argentina. Argentine law currently permits the government to impose this kind of restrictions temporarily in circumstances where a serious imbalance develops in Argentina's balance of payments or where there are reasons to foresee such an imbalance. Beginning in December 2001, the Argentine government implemented an unexpected number of monetary and foreign exchange control measures that included restrictions on the free disposition of funds deposited with banks and on the transfer of funds abroad, including dividends, without prior approval by the Central Bank, some of which are still in effect. Among the restrictions that are still in effect are those relating to the payment prior to maturity of the principal amount of loans, bonds or other securities owed to non-Argentine residents, the requirement for Central Bank approval prior to acquiring foreign currency for certain types of investments and the requirement that 30% of certain types of capital inflows into Argentina be deposited in a non-interest bearing account in an Argentine bank for a period of one year.

Although the transfer of funds abroad in order to pay dividends no longer requires Central Bank approval, restrictions on the movement of capital to and from Argentina such as the ones which previously existed could, if reinstated, impair or prevent the conversion of dividends, distributions, or the proceeds from any sale of common shares, as the case may be, from Pesos into U.S. dollars and the remittance of the U.S. dollars abroad. We cannot assure you that the Argentine government will not take similar measures in the future. In such a case, the depositary for the ADSs may hold the Pesos it cannot convert for the account of the ADR holders who have not been paid.

The protections afforded to minority shareholders in Argentina are different from and more limited than those in the United States and may be more difficult to enforce.

Under Argentine law, the protections afforded to minority shareholders are different from, and much more limited than, those in the United States and some other Latin American countries. For example, the legal framework with respect to shareholder disputes, such as derivative lawsuits and class actions, is less developed under Argentine law than under U.S. law as a result of Argentina’s short history with these types of claims and few successful cases. In addition, there are different procedural requirements for bringing these types of shareholder lawsuits. As a result, it may be more difficult for our minority shareholders to enforce their rights against us or our directors or controlling shareholder than it would be for shareholders of a US company.

Holders of common shares may determine to not pay any dividends.

In accordance with Argentine corporate law we may pay dividends to shareholders out of net and realized profits, if any, as set forth in our audited financial statements prepared in accordance with Argentine GAAP. The approval, amount and payment of dividends are subject to the approval by our shareholders at our annual ordinary shareholders meeting. The approval of dividends requires the affirmative vote of a majority of the shareholders entitled to vote at the meeting. As a result, we cannot assure you that we will be able to generate enough net and realized profits so as to pay dividends or that our shareholders will decide that dividends will be paid.

Our ability to pay dividends is limited by law and by certain loan agreement covenants.

In accordance with Argentine corporate law, we may pay dividends in Pesos out of retained earnings, if any, as set forth in our audited financial statements prepared in accordance with Argentine GAAP. In addition, we are party to a loan agreement which imposes restrictions on our ability to pay dividends in excess of US$5 million per calendar year.

Our shareholders' ability to receive cash dividends may be limited.

Our shareholders' ability to receive cash dividends may be limited by the ability of the depositary to convert cash dividends paid in Pesos into U.S. dollars. Under the terms of our deposit agreement with the depositary for the ADSs, to the extent that the ADS depositary can in its judgment convert Pesos (or any other foreign currency) into U.S. dollars on a reasonable basis and transfer the resulting U.S. dollars to the United States, the ADS depositary will promptly as practicable convert or cause to be converted all cash dividends received by it on the deposited securities into U.S. dollars. If in the judgment of the depositary this conversion is not possible on a reasonable basis (including as a result of applicable Argentine laws, regulations and approval requirements), the ADS depositary may distribute the foreign currency received by it or in its discretion hold such currency uninvested for the respective accounts of the owners entitled to receive the same. As a result, if the exchange rate fluctuates significantly during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the dividend distribution.

You might be unable to exercise preemptive or accretion rights with respect to the common shares underlying your ADSs.

Under Argentine corporate law, if we issue new common shares as part of a capital increase, our shareholders will generally have the right to subscribe for a proportional number of common shares of the class held by them to maintain their existing ownership percentage, which is known as preemptive rights. In addition, shareholders are entitled to the right to subscribe for the unsubscribed common shares of either the class held by them or other classes which remain unsubscribed at the end of a preemptive rights offering, on a pro rata basis, which is known as accretion rights. You may not be able to exercise the preemptive or accretion rights relating to the common shares underlying your ADSs unless a registration statement under the US Securities Act of 1933 is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the common shares relating to these preemptive rights, and we cannot assure you that we will file any such registration statement. Unless we file a registration statement or an exemption from registration is available, you may receive only the net proceeds from the sale of your preemptive rights by the depositary or, if the preemptive rights cannot be sold, they will be allowed to lapse. As a result, US holders of common shares or ADSs may suffer dilution of their interest in our company upon future capital increases.

The warrants are exercisable under limited circumstances and will automatically expire.

Each warrant will be exercisable only during the last five days of each calendar quarter that are business days in both Buenos Aires and New York City, commencing with the last five such business days of the quarter ending March 31, 2008. The warrants will automatically expire on             , 2012. Prior to such expiration date, we have no obligation to give notice to the holders of the warrants to the effect that the warrants will terminate and become void as of the close of business on the expiration date. After the close of business on such expiration date, the warrants will terminate and become void.

There is no public market for the warrants.

There is no existing trading market for the warrants. If a trading market develops, the future trading prices thereof will depend on many factors including, among other things, our results of operations, prevailing interest rates, the market for securities with similar terms and the market for securities of other companies in similar businesses.

USE OF PROCEEDS

We currently estimate that the net proceeds of this offer will be approximately US$                     million, after deducting estimated fees and expenses, based on the assumptions that all of the common shares and ADSs available for purchase in this rights offering are purchased and that none of the warrants are exercised upon consummation of this offering.

The amount of net proceeds set forth above represents only an estimate (based on the stated assumptions) and may differ from the actual net proceeds we receive from this offering.

We intend to use the net proceeds of the offering as follows:

•

Approximately US$                     for investments in agricultural activities in Latin America. We intend to focus primarily on investments in Argentina, Brazil, Uruguay, Paraguay and Bolivia but may invest in other countries to the extent we believe such investments are consistent with our business strategy;

•

US$              million for investments in our subsidiaries, primarily in IRSA, through capital contributions, repurchase of shares or subscription of preemptive and accretion rights issued in connection with future capital increases of such subsidiaries;

•

US$              million to repay the US$8.0 million loan agreement with Credit Suisse, dated May 2, 2006, which accrues interest at a rate per annum equal to three-month LIBOR plus 375 basis points and is scheduled to mature in November 2008; and

•	US$ million in working capital and for other general corporate purposes.

Although we are constantly evaluating investment opportunities, at this time we do not have any binding commitment to make any material investments not identified in this prospectus. Considering that our strategy primarily relies on the identification and development of what we consider attractive investment opportunities, it is likely that the net proceeds from this offering will not be fully used in the short-term. Until we use the proceeds to make investments in accordance with our strategy, we intend to invest the net proceeds from the this offering in high quality, liquid financial instruments. The allocation of the net proceeds from this offering will be influenced by prevailing market conditions from time to time, and as a result we reserve the right to reallocate all or a portion of such anticipated uses to other uses we deem consistent with our strategy.

MARKET INFORMATION

Our common shares are traded in Argentina on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), under the trading symbol “CRES.” Since March 1997, our ADSs, each presenting 10 common shares, have been listed on the NASDAQ under the trading symbol “CRESY.” The Bank of New York is the depositary with respect to the ADSs.

The table below shows the high and low daily closing prices of our common shares in Argentine pesos and the quarterly trading volume of our common shares on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) for the first quarter of 2002 through August 2007. The table also shows the high and low daily closing prices of our ADSs in U.S. dollars and the quarterly trading volume of our ADSs on the NASDAQ for the first quarter of 2002 through August 2007. Each ADS represents ten common shares.

	Buenos Aires Exchange			NASDAQ
		Ps. per Share			US$ per ADS
	Share Volume	High	Low	ADS Volume	High	Low
2002
1st Quarter	4,238,215	0.94	0.83	356,700	9.4	8.38
2nd Quarter	22,366,137	0.86	0.62	316,700	8.38	5.99
3rd Quarter	89,256,220	1.84	0.71	349,900	6.77	5.60
4th Quarter	4,271,862	2.28	1.82	1,182,000	6.52	5.04
2003
1st Quarter	9,390,116	2.43	1.47	1,506,964	6.52	3.99
2nd Quarter	2,924,294	2.35	1.70	1,030,157	6.08	4.48
3rd Quarter	4,101,037	2.72	1.70	3,279,484	8.40	5.06
4th Quarter	3,915,643	2.66	2.04	1,899,432	9.73	6.62
2004
1st Quarter	4,037,206	2.65	2.24	2,491,280	9.29	7.74
2nd Quarter	2,789,601	4.40	2.58	11,026,601	14.91	9.04
3rd Quarter	7,309,323	3.86	2.84	8,085,500	12.49	10.06
4th Quarter	3,572,063	3.52	2.54	4,892,233	12.54	8.38
2005
1st Quarter	1,827,036	3.62	2.94	2,433,951	12.22	9.81
2nd Quarter	1,452,712	4.37	3.41	4,400,896	14.99	11.23
3rd Quarter	1,355,908	4.91	3.79	10,671,890	16.87	12.93
4th Quarter	4,597,793	4.03	2.88	7,392,284	13.74	9.78
2006
1st Quarter	3,968,113	4.03	3.19	5,448,497	13.97	11.10
2nd Quarter	4,915,037	3.93	3.10	5,316,532	13.71	10.12
3rd Quarter	4,582,691	4.38	3.22	8,431,362	14.44	10.42
4th Quarter	4,003,720	5.73	3.73	17,830,919	19.45	12.10
2007
1st Quarter	1,812,774	4.68	3.90	5,288,618	15.43	12.42
2nd Quarter	1,793,537	5.30	4.35	9,816,001	17.53	14.23
July 2007	1,063,255	6.45	5.77	1,157,920	20.89	18.17
August 2007	795,330	6.65	5.72	3,193,914	21.04	17.06

Source: Bloomberg

At June 30, 2007 ADRs evidencing 27,253,430 ADSs were outstanding (equivalent to 272,534,300 common shares or 88.0% of the total number of issued common shares).

Argentine Securities Markets

The Comisión Nacional de Valores is a separate governmental entity with jurisdiction covering the territory of the Republic of Argentina. Its main purpose is to ensure transparency of Argentina’s securities markets, to watch over the market price formation process and to protect investors. The Comisión Nacional de Valores supervises corporations authorized to issue securities to the public, the secondary markets where these securities are traded, and all persons and corporations involved in any capacity in the public offering and trading of these securities. Pension funds and insurance companies are regulated by separate government agencies. The Argentine markets are governed generally by Law No. 17,811, as amended, which created the Comisión Nacional de Valores and regulates stock exchanges, stockbrokers, market operations and the public offerings of securities. There is a relatively low level of regulation of the market for Argentine securities and of investors’ activities in such market, and enforcement of existing regulatory provisions has been extremely limited. Furthermore, there may be less publicly available information about Argentine companies than is regularly published by or about companies in the United States and certain other countries. However, the Argentine government and the Comisión Nacional de Valores, taking into consideration the deeper global awareness of the importance of having adequate corporate governance practices and a legal framework to enforce principles such as “full information,” and “transparency,” have issued decree No. 677/2001. This decree has the objective of determining the rights of the “financial consumer,” increasing market transparency and an adequate legal framework to increase the investor’s protection within the capital market. Most of its reforms are in line with world trends pertaining to corporate governance practices that have already been adopted by many emerging markets.

In order to offer securities to the public in Argentina, an issuer must meet certain requirements of the Comisión Nacional de Valores regarding assets, operating history, management and other matters, and only securities for which an application for a public offering has been approved by the Comisión Nacional de Valores may be listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires). This approval does not imply any kind of certification or assurance related to the merits or the quality of the securities, or the issuer’s solvency. Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements, as well as various other periodic reports, with the Comisión Nacional de Valores and the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires).

There are 10 securities exchanges in Argentina, of which the principal exchange for the Argentine securities market is the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), which handles approximately 99% of all equity trading in the country.

The Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) is a complex, non-profit and self-regulated organization. Various markets require different self-organizations of brokers within the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), which is one of its particular characteristics. The most important and traditional of such markets is Mercado de Valores S.A. (“MERVAL”).

The securities that may be listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) are: Stocks, Corporate Bonds, Convertible Corporate Bonds, Close-ended Investment Funds, Financial Trust, Indexes, Derivatives and Public Bonds. The Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) is legally qualified for admission, suspension, and delisting of securities according to its own rules approved by the Comisión Nacional de Valores. Furthermore, the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) works very closely with the Comisión Nacional de Valores in surveillance activities. Also under a special agreement, registration and listing applications are directly filed with the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) for simultaneous processing.

The MERVAL is a corporation whose 133 shareholder members are the only individuals and entities authorized to trade, either as principal or as agent, in the securities listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires). Trading on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) is conducted by continuous open outcry, or the traditional auction system, from 11:00 a.m. to 5:00 p.m. each business trading day of the year. Trading on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) is also conducted through a Sistema Integrado de Negociación Asistida por Computación (“SINAC”). SINAC is a computer trading system that permits trading in debt securities and equity securities. SINAC is accessed by brokers directly from workstations located at their offices. Currently, all transactions relating to listed notes and listed government securities can be effected through SINAC.

Over the Counter Market, MAE

The Electronic Open Market (Mercado Abierto Electrónico, or “MAE”) is an exchange organized under the laws of the Argentine Republic, which operates as a self-regulatory organization under the supervision of the Comisión Nacional de Valores.

The MAE works as an electronic environment to process Over The Counter transactions. It is an electronic exchange where both government securities and corporate bonds are traded through spot and forward contracts.

MAE has 90 brokers/dealers members, which include national banks, provincial banks, municipal banks, private national banks, foreign banks, cooperative banks, financial institutions, foreign exchange entities and pure brokers/dealers (exclusively engaged in brokerage activities). Both Argentine or foreign capital banks and financial institutions may be MAE’s brokers/dealers.

Securities to be traded must be registered with the pertinent supervising authorities and may be traded in MAE, in other exchanges or in both of them concurrently.

Securities Central Depositary, Caja de Valores S.A.

Caja de Valores S.A. is a corporation, totally private, which acts as central depositary of public bonds and private securities. It was established in 1974 by Act 20,643, and it is supervised by the Comisión Nacional de Valores.

Those authorized to make deposits of securities with the Caja de Valores S.A. are stockbrokers, banking financial institutions, and mutual funds.

The majority shareholders of the Caja de Valores S.A. are the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and the Mercado de Valores de Buenos Aires S.A. (49.98% each).

Information regarding the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires)

	As of June 30,		As of December 31,
	2007	2006	2005	2004
Market capitalization (Ps.billion)	1,335.91	1,229.3	771.3	689.9

Average daily trading volume (Ps. million)	69.9	61.4	74.6	52.6

Number of listed companies	107	106	104	107

Although companies may list all of their capital stock on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), in many cases a controlling block is retained by the principal shareholders resulting in only a relatively small percentage of many companies’ stock being available for active trading by the public on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires).

As of June 30, 2007, approximately 107 companies had equity securities listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires). As of June 30, 2007, approximately 9.63% of the total market capitalization of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) was represented by the securities of ten national companies.

The Argentine securities markets are substantially more volatile than the securities markets in the United States and certain other developed countries. The MERVAL experienced a 13% increase in 1995, a 25% increase in 1996, a 6% increase in 1997, a 37% decrease in 1998, a 28% increase in 1999, a 24% decrease in 2000, a 29% decrease in 2001, a 77% increase in 2002, a 104% increase in 2003, a 28% increase in 2004, a 13% increase in 2005, a 34% increase in 2006 and a 5% increase for the six month period ended June 30, 2007. In order to control price volatility, the MERVAL operates a system pursuant to which the negotiation of a particular stock or debt security is suspended for a 15- minute period when the price of the security registers a variation on its price between 10% and 15% and between 15% and 20%. Any additional 5% variation on the price of the security after that results in additional 10 – minute successive suspension periods.

DIVIDENDS AND DIVIDEND POLICY

Pursuant to Argentine law, the distribution and payment of dividends to shareholders is valid only if they result from realized and net earnings of the company pursuant to annual financial statements approved by the shareholders. The approval, amount and payment of dividends are subject to the approval by our shareholders at our annual ordinary shareholders meeting. The approval of dividends requires the affirmative vote of a majority of the shares entitled to vote at the meeting.

In accordance with Argentine law and our by-laws, net and realized profits for each fiscal year are allocated as follows:

•	5% of such net profits is allocated to our legal reserve, until such reserve amounts to 20% of our capital stock;

•	a certain amount determined at a shareholders’ meeting is allocated to compensation of our directors and the members of our Supervisory Committee; and

•	additional amounts are allocated for the payment of dividends or to optional reserve funds, or to establish reserves or for whatever other purpose our shareholders’ determine.

On May 2, 2006, we entered into a US$8 million loan agreement with Credit Suisse which imposes restrictions on our ability to pay dividends. Under this loan agreement, which matures on November 2, 2008, we are not permitted to make dividends or other restricted payments (including purchases or redemptions of our capital stock), in cash, obligations or other property, in an aggregate amount exceeding US$5 million in any calendar year.

The following table sets forth the dividend payout ratio and the amount of dividends paid on each fully paid common share each year since 1996. Amounts in Pesos are presented in historical, non-inflation adjusted Pesos as of the respective payment dates. See “Exchange Rates.”

Year	Total Dividend	Dividend per Common Share(1)
	(in millions of Pesos)	(Pesos)
1996	—	—
1997	—	—
1998	3.8	0.099
1999	11.0	0.092
2000	1.3	0.011
2001	8.0	0.030
2002	—	—
2003	1.5	0.012
2004	3.0	0.020
2005	10.0	0.059
2006	5.5	0.024
2007(2)	—	—

(1)	Corresponds to per share payments. To calculate the dividends paid per ADS, the payment per share should be multiplied by ten. Amounts in Pesos are presented in historical Pesos as of the respective payment date. See “Exchange Rates.”
(2)	The amount of dividends, if any to be paid in respect of our fiscal year ended June 30, 2007, will be determined by our shareholders at our next shareholders’ meeting currently expected to occur in in October, 2007.

Future dividends with respect to our common shares, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our shareholders at a general shareholders’ meeting may deem relevant. As a result, we cannot give you any assurance that we will pay any dividends at any time in the future.

CAPITALIZATION

The following table sets forth our consolidated capitalization in accordance with Argentine GAAP, as of June 30, 2007 and as adjusted to give the effect of the sale of              common shares assuming a subscription price of             .

	As of June 30, 2007
	Actual	As adjusted (1)
Short-term debt (guaranteed and secured)	—
Short-term debt (unguaranteed and unsecured)	122,749,734
Long-term debt (guaranteed and secured) (2)	24,744,000
Minority interest	836,872
Shareholders’ equity:
Common stock	309,576,220
Inflation adjustment of common stock	166,218,124
Paid-in capital	164,923,025
Legal reserve (3)	13,176,701
Reserve for new developments (4)	120,099,646
Accumulated retained earnings	49,362,269
Translation differences	1,598,230

Total shareholders’ equity	824,954,215

Total capitalization(5)	973,284,821

(1)	Assumes net proceeds of the rights offering of US$ . million resulting from the issuance of common shares, net of expenses, related to the rights offering.
(2)	As of June 30, 2007, an amount of 1,834,860 ADRs of IRSA are restricted as collateral for the financing. The collateral is based on a fixed ratio of debt coverage, accordingly, such amounts may be released and/or increased depending on the market value of the shares underlying the ADRs and subsequent payments.
(3)	Under Argentine law, we are required to allocate 5% of our net income to a legal reserve until the amount of such legal reserve equals 20% of our outstanding capital.
(4)	Pursuant to a resolution of the Inspeccion General de Justicia, companies should indicate the intended use of the accumulated retained earnings balance of the period. Accordingly, we transferred the balance of accumulated retained earnings to a special reserve labeled as “Reserve for New Developments.” This reclassification has no impact on our total shareholders equity.
(5)	Total capitalization consists of the sum of short-term and long-term debt, minority interest and shareholders´ equity.

EXCHANGE RATES AND EXCHANGE CONTROLS

Exchange Rates

In April 1991, Argentine law established a fixed exchange rate according to which the Central Bank was statutorily obliged to sell U.S. dollars to any individual at a fixed exchange rate of Ps.1.00 per US$1.00. On January 7, 2002, the Argentine congress enacted the Public Emergency Law, abandoning over ten years of fixed Peso-U.S. dollar parity at Ps.1.00 per US$1.00. After devaluing the Peso and setting the official exchange rate at Ps.1.40 per US$1.00, on February 11, 2002, the government allowed the Peso to float. The shortage of U.S. dollars and their heightened demand caused the Peso to further devalue significantly in the first half of 2002. Since June 30, 2002, the Peso has appreciated versus the U.S. dollar from an exchange rate of Ps.3.80=US$1.00 to an exchange rate of Ps.3.1560 =US$1.00 at September 1, 2007 as quoted by Banco de la Nación Argentina at the U.S. dollar selling rate. The Central Bank may indirectly affect this market through its active participation.

The following table presents the high, low, average and period closing exchange rate for the purchase of U.S. dollars stated in nominal Pesos per U.S. dollar.

Nominal Exchange Rates

	Exchange Rate
	High (1)	Low (2)	Average (3)	Period Closing
Fiscal year ended June 30, 2002	3.7400	0.9990	1.8206	3.7900
Fiscal year ended June 30, 2003	3.7400	2.7120	3.2565	2.8000
Fiscal year ended June 30, 2004	2.9510	2.7100	2.8649	2.9580
Fiscal year ended June 30, 2005	3.0400	2.8460	2.9230	2.8670
Fiscal year ended June 30, 2006	3.0880	2.8590	3.0006	3.0860
Fiscal year ended June 30, 2007	3.1080	3.0480	3.0862	3.0930
April 2007	3.1010	3.0830	3.0909	3.0900
May 2007	3.0900	3.0750	3.0850	3.0770
June 2007	3.0930	3.0720	3.0793	3.0930
July 2007	3.1800	3.0910	3.1131	3.1210
August 2007	3.1780	3.1330	3.1530	3.1560
September 2007*

Source: Banco de la Nación Argentina

(1)	The high exchange rate stated was the highest closing exchange rate of the month during the fiscal year or any shorter period, as indicated.
(2)	The low exchange rate stated was the lowest closing exchange rate of the month during the fiscal year or any shorter period, as indicated.
(3)	Average month-end closing exchange rates.
*	To be provided in subsequent amendment.

Fluctuations in the Peso-dollar exchange rate may affect the equivalent in dollars of the price in Pesos of notes on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires). Increases in Argentine inflation or devaluation of the Argentine currency could have a material adverse effect on our operating results.

Exchange Controls

On December 1, 2001, Decree No. 1570/2001 imposed significant limitations upon the availability of the bank deposits as well as foreign exchange controls which restricted cash outflows. In 2001 and 2002 and until February 7, 2003, the Central Bank, among other restrictive measures, restricted the transfer of U.S. dollars abroad without its prior approval except for transfers related to foreign trade transactions, payments of expenses or withdrawals made abroad through debit or credit cards issued in Argentina. In 2003 and 2004, the government substantially eased these restrictions.

From February to December 2002, any distribution of dividends outside Argentina was subject to prior authorization from the Central Bank. In December 2002, the rule was amended and purchases of foreign currency were authorized without prior authorization for an amount equal to US$150,000 (in the aggregate) per calendar month.

On January 7, 2003, the Central Bank issued Communication “A” 3859 which is still in place. Pursuant to this communication, purchases of foreign currency and distributions of dividends outside Argentina by Argentine companies are subject to no limitation, provided that such purchases or distributions of dividends are duly approved and reflected in the audited financial statements of such companies.

Restrictions also apply to foreign investments in Argentina. On June 26, 2003, the government set restrictions on capital flows into Argentina which mainly consisted of a prohibition against the transfer abroad of any funds until 180 days after their entry into the country. Since the Argentine crisis, the Central Bank has gradually softened most of the foreign exchange restrictions that were in place during the crisis. However, starting on June 10, 2005 the government established further restrictions on capital flows into Argentina. As of June 10, 2005, certain transactions have to be registered with the Central Bank, all currency inflow has to remain in Argentina for a minimum term of 365 days, and a mandatory deposit equivalent to 30% of the total currency inflow is required. This deposit which must be made in U.S. dollars with a local financial institution does not bear interest and cannot be used as collateral and it will only be returned after 365 days of its constitution. Pursuant to Decree No. 616/2005, these restrictions do not apply, between others, to the primary subscription of shares of resident companies which are allowed to do public offering and listed on a self-regulated market.

THE RIGHTS OFFERING

Statutory Preemptive and Accretion Rights

Pursuant to our bylaws and as required by Argentine law, each existing holder of our common shares has the following rights:

•	a preemptive right to subscribe for new issues of common shares in proportion to such shareholder’s respective shareholding, and

•

an accretion right which provides that if any new common shares are not subscribed for by our shareholders pursuant to their preemptive rights, the shareholders which have exercised their preemptive rights are entitled to subscribe for such unsubscribed common shares in proportion to the number of new common shares purchased by such exercising shareholders pursuant to their exercise of preemptive rights.

On             , 2007, our shareholders authorized the future issuance of common shares. We are offering to the existing holders of our common shares rights to subscribe for additional common shares. Each common share held of record as of 11:59 p.m. (Buenos Aires, Argentina time) on             , 2007 entitles its holder to one common share right.              common share rights will entitle their holder (i) to subscribe for one common share pursuant to its exercise of preemptive rights, (ii) to subscribe at the same price for additional common shares remaining unsubscribed after the preemptive rights offering pursuant to its exercise of accretion rights and (iii) to receive free of charge, for each new common share that it purchases pursuant to its exercise of preemptive and accretion rights, one warrant to purchase 0.3334 additional common shares. The subscription price for each new common share will be payable in Argentine pesos in an amount equal to the Argentine peso equivalent of the U.S. dollar subscription price for each new ADS, divided by 10, determined on the basis of the exchange rate quoted by the Banco de la Nación Argentina on             , 2007.

Our holders of ADSs are also entitled to preemptive and accretion rights to subscribe for ADSs. Each ADS held of record as of 5:00 p.m. (New York City time) on             , 2007 entitles the holder thereof to one ADS right,              ADS rights will entitle its holder (i) to subscribe for one new ADS pursuant to its exercise of ADS preemptive rights, (ii) to subscribe at the same price for additional ADSs remaining unsubscribed after the preemptive rights offering pursuant to its exercise of accretion rights and (iii) to receive free of charge, for each new ADS that it purchases pursuant to its exercise of preemptive and accretion rights, 10 warrants each of which will entitle such holder to purchase 0.3334 additional common shares. The subscription price for each new ADS will be payable in U.S. dollars and will be published by us on             , 2007 in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire.

Subscription Forms

As described below, different deadlines are applicable to the subscription forms and the instruction letter. To subscribe for common shares or ADSs in the exercise of preemptive and accretion rights, each holder of such right must fill in and submit the relevant forms to the common share rights agent or the ADS rights agent, as the case may be. Such submission will represent an irrevocable exercise of preemptive and accretion rights to purchase common shares or ADSs, as the case may be. In the case of holders of common shares, such form must be accompanied by a certificate of ownership issued by the Caja de Valores or evidence of assignment of the rights in his/her favor. Timely submission of these documents is necessary for effective subscription of common shares, and prospective subscribers should carefully review these documents. Forms for completion and submission have been delivered with this prospectus. Prospective subscribers requiring additional or replacement copies of such forms, may obtain them upon request from The Bank of New York in its capacity as our ADS rights agent or              in its capacity as our common share rights agent. Our ADS rights agent will not accept subscriptions for common shares from holders of our common shares.

Important Dates

The summary timetable set forth below lists certain important dates relating to the exercise of rights:

ADS record date	, 2007
Common share record date	, 2007
Common share rights commence trading on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires)	, 2007
Subscription period	, 2007
to , 2007
Last day for ADS holders to instruct the ADS rights agent to sell ADS rights	, 2007
End of common share rights trading on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires)	, 2007
Expiration date for ADS holders	, 2007
Expiration date for holders of common shares	, 2007
Allocation of accretion rights	, 2007
Allocation of unsubscribed common shares and ADSs	, 2007
Payment date for ADS preemptive rights	, 2007
Payment date for ADS accretion rights	On or about , 2007
Payment date for common share preemptive rights	On or about , 2007
Payment date for common share accretion rights	On or about , 2007

Fractional Entitlements

We will not issue fractional common shares or ADSs, pursuant to this rights offering or the exercise of the warrants, and entitlements to common shares or ADSs will be rounded down to the nearest whole common share or ADS, as the case may be.

Trading of Common Share and ADS Rights

Common share rights will trade separately from such common shares on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) from the third business day preceding the subscription period. A holder of record of common shares that sells rights on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) will transfer to the purchaser thereof the right to participate in this rights offering and shall have no further right to participate in the rights offering, regardless of whether such holder continues to hold its common shares.

Any holder of ADS rights may transfer its ADS rights, but ADS rights will not be listed on any securities exchange.

Common Share Subscription Agent and ADS Subscription Agent

                    , located at                     , Buenos Aires, Argentina is acting as our common share rights agent for the common share rights offering. Holders of common shares who wish to subscribe for additional common shares must subscribe through the common share rights agent. The common share rights agent will not accept subscriptions from holders of ADSs.

The Bank of New York, located at 101 Barclay Street, New York, New York 10286, is acting as the ADS rights agent. Holders of ADSs who wish to subscribe for additional ADSs must subscribe through the ADS rights agent. The ADS rights agent will not accept subscriptions from holders of common shares.

Subscription Price

The subscription price for each new common share will be payable in Argentine pesos in an amount equal to the Argentine peso equivalent of the U.S. dollar subscription price for each new ADS, divided by 10, determined on the basis of the exchange rate quoted by the Banco de la Nación Argentina on             , 2007.

The subscription price for each new ADS will be payable in the U.S. dollars and will be published by us on             , 2007 in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire. Together with the subscription price for each new ADS, holders of ADS rights subscribing for new ADSs must pay to the ADS rights agent an additional amount in U.S. dollars sufficient to cover the fee of the depositary of US$0.05 per new ADS.

Allocation of Accretion Rights

Under Argentine law, if any shares are not subscribed for by shareholders in the exercise of their preemptive rights, the remaining shareholders who have exercised their preemptive rights shall have accretion rights pursuant to which they may purchase unsubscribed shares in proportion to the shares purchased by such exercising shareholder pursuant to their preemptive rights. Shareholders will be asked to indicate in the subscription form which they submit with respect to the exercise of their preemptive rights, the number of common shares they are willing to acquire pursuant to their accretion rights in the event there are common shares which remain unsubscribed after the exercise of preemptive rights. No later than two days after termination of the subscription period, shareholders that have indicated that they wish to exercise accretion rights will be notified by publication of a notice in the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) of the aggregate number of unsubscribed common shares. Based on this notice, we will allocate unsubscribed common shares to shareholders in accordance with their accretion rights.

ADS holders that subscribe for new ADSs pursuant to preemptive rights may indicate on their subscription forms a number of additional ADSs for which they would be willing to subscribe pursuant to accretion rights. ADS holders must submit the ADS subscription price (plus an amount sufficient to cover the fee of the depository of US$ 0.05 per new ADS) with their subscription forms for the full number of additional ADSs requested pursuant to accretion rights. If accretion rights are allocated to the depositary, the ADS rights agent will allocate additional ADSs to ADS holders that requested them. If the amount of additional ADSs available pursuant to accretion rights are insufficient to fill in all requests, the ADS rights agent will allocate the available additional ADSs among requesting ADS holders pro rata to the numbers of additional ADSs they requested.

Method of Exercising of Rights

During the subscription period, holders of rights will be permitted to exercise their rights by delivering a signed subscription form to our common share rights agent or ADS rights agent. Our common share rights agent and ADS rights agent have discretion to refuse any improperly completed or delivered or unexecuted subscription form.

The subscription period is the sole opportunity to exercise preemptive and accretion rights with respect to the common shares and ADSs. After 4:30 p.m. (Buenos Aires time) on             , 2007, any holder of common shares (and after 5:00 p.m. (New York City time) on             , 2007, any holder of ADSs) who has not validly submitted a duly completed subscription form will be deemed to have forfeited its rights to subscribe for common shares or ADSs, as the case may be, and such rights will lapse.

Payment and Method of Purchase

Payment in full of the subscription price for common shares purchased pursuant to the exercise of preemptive rights and accretion rights relating to common shares must be received by our common share rights agent in Argentine pesos by 3:00 p.m. (Buenos Aires time) on             , 2007 and             , 2007, respectively.

Payment in full of the subscription price for each ADS purchased pursuant to the exercise of preemptive rights and accretion rights relating to ADSs must be received by our ADS rights agent in U.S. dollars by 5:00 p.m. (New York time) on             , 2007.

Exercising shareholders who do not pay for their common shares or ADSs by such time on the payment date will forfeit their rights to such common shares or ADSs. Such payment should be made in cash to our common share rights agent by means of a wire transfer to                      at the                     , Buenos

Aires, Argentina,                     , or by check or wire transfer to our ADS rights agent at The Bank of New York, ABA# 021000018, A/C# 8900060603, Account Name: Reorg. Incoming Wire Transfer, Ref: Cresud, by mail at The Bank of New York, Tender and Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248, or by hand, express mail or overnight courier at The Bank of New York, Tender and Exchange Department, 101 Barclay Street. Receive and Delivery Window —Street Level, New York, New York 10286. Any payment to our common share rights agent must be made in Argentine pesos, any payment to our ADS rights agent must be made in U.S. dollars.

Failure to pay for the common shares or ADSs will result in non-compliance with the respective payment terms established above. In case of non-payment, our board of directors may take any action with respect to the common shares or ADSs that is allowed under Argentine corporate law. If our board of directors chooses to declare the rights of any non-paying party void, it must decide upon the treatment to be given to the unpaid common shares or ADSs which may be offered to third parties at the same subscription price.

THE METHOD OF DELIVERY OF SUBSCRIPTION FORM AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE COMMON SHARE RIGHTS AGENT OR THE ADS RIGHTS AGENT WILL BE AT THE ELECTION AND RISK OF THE HOLDERS OF COMMON SHARE RIGHTS AND ADS RIGHTS. IF SENT BY MAIL, HOLDERS OF SUCH RIGHTS ARE URGED TO SEND SUBSCRIPTION FORMS AND PAYMENTS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE COMMON SHARE RIGHTS AGENT OR THE ADS RIGHTS AGENT, AS THE CASE MAY BE, AND CLEARANCE OF PAYMENT PRIOR TO THE RELEVANT EXPIRATION DATE. HOLDERS OF COMMON SHARE RIGHTS AND ADS RIGHTS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.

Determinations of Timeliness, Validity, Form and Eligibility

All questions concerning the timeliness, validity, form and eligibility of any purchase in the common share rights offering and the ADS rights offering will be determined by us, and our determinations will be final and binding. We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any preemptive right or accretion right. Any subscription form for common shares or ADSs will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither we, our common share rights agent nor our ADS rights agent will be under any duty to give notification of any defect or irregularity in connection with the submission of any such notice or will incur any liability for failure to give such notification.

DILUTION

If you invest in our ADSs in this offering, your ownership interest will be diluted to the extent of the difference between the initial offering price per ADS and the pro forma net book value per ADS upon the completion of this offering. Dilution results from the fact that the per-ADS offering price of ADSs in this offering could be substantially in excess of the book value per ADS attributable to the ADSs. Pro forma net book value per ADS representing our total book value as of             , 2007 was approximately Ps.         million or US$         million, or approximately Ps.             per common share or US$             per ADS.

Dilution of shareholders’ interest after this offering

At June 30, 2007, we had a net tangible book value of Ps.                     per common share or US$                     per ADS. Net tangible book value per share or ADS represents the amount of our total tangible assets (total assets less intangible assets) less total liabilities of Ps.                    , divided by                     , the total number of our common shares outstanding at June 30, 2007 or Ps.                        , the total number of ADSs that would represent such total number of common shares based on a share-to-ADS ratio of 10. After giving effect to the sale of the                      ADSs offered by us in this offering and, after, deducting the estimated offering expenses payable by us, our net tangible book value estimated at June 30, 2007 would have been approximately Ps.            , representing Ps.             per common share or US$             per ADS. At the initial public offering price of US$             per ADS, or US$             per share , which is the price per ADS set forth on the cover page of this prospectus, this represents an immediate increase in net tangible book value of Ps.             per common share or US$             per ADS to existing shareholders and an immediate dilution in tangible book value of Ps.             per common share (US$            ) or US$             per ADS to purchasers of ADSs in this offering. Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and net tangible book value per ADS immediately after the completion of this offering.

Dilution in net book value after this offering

A Ps.1.00 increase (decrease) in the public offering price of Ps.             per common share or US$             per ADS would increase (decrease) our pro forma net book value after this offering by approximately Ps.             or US$            . The pro forma net book value per ADS after this offering by Ps.             per common share or US$             per ADS. The dilution in the pro forma net book value per ADS to investors in this offering by Ps.             or US$            , assuming the number of common shares and ADSs offered under this offering, as set forth on the cover page of this prospectus, remains the same (before deducting underwriting discounts and commissions and offering expenses payable by us).

The following table illustrates this dilution of US$             per common share to purchasers of ADSs in this offering:

Initial public offering price per share	US$
Net tangible book value per share at June 30, 2007
Increase in net tangible book value per share attributable to new investors
Pro forma net tangible book value per share after this offering
Dilution per share to new investors[1]	US$

1	Each ADS represents ten common shares. Accordingly, the dilution per ADS to purchasers of ADSs in this offering will be US$ .

Dilution in pro forma net book value resulting from the exercise of warrants

The dilution resulting from the exercise of the warrants will occur if such price of such exercise is lower than the pro forma net book value of the underlying share at the date of exercise. The percentage of such dilution will significantly depend on the difference between the exercise price and the pro forma net book value of the underlying shares.

The following table shows the dilution resulting from the exercise price of the warrants and corresponding issuance of shares, at the public offering price of US$             per ADS after this offering.

Dilution resulting from the exercise of the warrants(1)

Ps. (except where indicated)

	Shares		ADSs
Price per share ADS
Pro forma net book value per share/ADS after this offering and before the exercise of the warrants
Increase in pro forma net book value per share/ADS attributable to the issuance of warrants
Pro forma net book value per share/ADS after this offering and after the exercise of the warrants
Dilution (increase) in pro forma net book value per share/ADS of the warrants
Percentage of dilution (increase) of the issuance of the warrants		%		%
Dilution (increase) in pro forma net book value per share/ADS for the shareholders not subscribing warrants

(1)	Before deducting expenses and underwriting discounts and commissions payable by us in connection with this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION

The following selected consolidated financial data has been derived from our consolidated financial statements as of the dates and for each of the periods indicated below. This information should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected consolidated statement of income data for the years ended June 30, 2005, 2006 and 2007 and the selected consolidated balance sheet data as of June 30, 2006 and 2007 have been derived from our consolidated financial statements included in this prospectus. The consolidated financial statements as of June 30 2006 and 2007 and for the three years in the period ended June 30, 2007 have been audited by Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, a member firm of PricewaterhouseCoopers, an independent registered public accounting firm. The selected consolidated income statement data for the years ended June 30, 2003 and 2004 and the selected consolidated balance sheet data as of June 30, 2003, 2004 and 2005 have been derived from our Annual Report on Form 20-F for the year ended June 30, 2006 which is incorporated by reference herein.

Effective July 1, 2006, we adopted Technical Resolution No. 22 “Agricultural Activities” (RT No. 22). RT No. 22 prescribes the accounting treatment, financial statement presentation, and disclosures related to agricultural activity. Agricultural activity is the management by an entity of the biological transformation of living animals or plants (biological assets) for sale, into agricultural produce, or into additional biological assets. RT No. 22 prescribes, among other things, the accounting treatment for biological assets during the period of growth, degeneration, production, and procreation, and for the initial measurement of agricultural produce at the point of harvest. It requires measurement at fair value less estimated point-of-sale costs from initial recognition of biological assets up to the point of harvest, other than when fair value cannot be measured reliably on initial recognition. RT No. 22 requires that a change in fair value less estimated point-of-sale costs of a biological asset be included in profit or loss for the period in which it arises. RT No. 22 also requires that gains or losses arising on initial recognition of agricultural produce at fair value less estimated point-of-sale costs to be included in profit or loss for the period in which it arises. The adoption of RT No. 22 did not have a significant impact in our measurement and recognition of biological transformation. Rather, it changed the format of our income statement. Under RT No. 22 we disclose certain components of our costs as separate line items in the income statement. Adoption of RT No. 22 did not result in any change to our consolidated gross profit for any of the periods presented.

In order to comply with regulations of the Comisión Nacional de Valores, we recognized deferred income tax assets and liabilities on an undiscounted basis. This accounting practice represented a departure from Argentine GAAP for the years ended June 30, 2006 and 2005. However, such a departure has not had a material effect on the consolidated financial statements as of those dates. As further discussed below, the CPCECABA issued revised accounting standards. One of these standards required companies to account for deferred income taxes on an undiscounted basis, thus aligning the accounting to that of the Comisión Nacional de Valores. Since the Comisión Nacional de Valores adopted the CPCECABA standards effective for our fiscal year beginning July 1, 2006, there is no longer a difference on this subject between Argentine GAAP and the Comisión Nacional de Valores regulations.

Additionally, after considerable inflation levels for the second half of 2002 and the first months of 2003, on March 25, 2003, the Argentine government instructed the Comisión Nacional de Valores to issue the necessary regulations to preclude companies under its supervision from presenting price-level restated financial statements. Therefore, on April 8, 2003, the Comisión Nacional de Valores issued a resolution providing for the discontinuance of inflation accounting as of March 1, 2003. IRSA complied with the Comisión Nacional de Valores resolution and accordingly recorded the effects of inflation until February 28, 2003. Comparative figures were restated until that date, using a conversion factor of 1.1232. Since Argentine GAAP required companies to discontinue inflation adjustments only as from October 1, 2003, the application of the Comisión Nacional de Valores resolution represented a departure from Argentine GAAP. However, due to low inflation rates during the period from March to September 2003, such a departure has not had a material effect on the accompanying consolidated financial statements.

As of June 30, 2007 we owned a 25.0% equity interest in IRSA. In compliance with Rule 3-09 of Regulation S-X, also contained in this prospectus are the audited consolidated financial statements of IRSA as of June 30, 2006 and 2007 and for the years ended June 30, 2005, 2006 and 2007. As of June 30, 2007, IRSA had a significant investment in Banco Hipotecario that accounted for 7.3% of IRSA’s total consolidated assets at such date.

Selected Consolidated Financial Information for Cresud

	As of the year ended June 30
	2003(1)	2004	2005	2006	2007	2007(2)
	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(US$)
INCOME STATEMENT DATA
Argentine GAAP
Production income:
Crops	24,883,609	24,369,232	44,052,970	37,005,907	72,426,012	23,416,105
Beef cattle	16,584,204	20,637,512	19,993,923	20,452,655	19,462,410	6,292,405
Milk	2,414,992	3,191,948	3,463,144	7,892,462	10,911,397	3,527,771

Total production income	43,882,805	48,198,692	67,510,037	65,351,024	102,799,819	33,236,281

Cost of production:
Crops	(18,770,450)	(17,616,790)	(34,463,844)	(35,799,706)	(52,401,684)	(16,942,025)
Beef cattle	(8,813,155)	(15,112,209)	(17,012,337)	(18,780,372)	(15,050,438)	(4,865,968)
Milk	(1,483,172)	(1,307,962)	(2,094,975)	(5,845,360)	(8,476,391)	(2,740,508)

Total cost of production	(29,066,777)	(34,036,961)	(53,571,156)	(60,425,438)	(75,928,513)	(24,548,501)

Gross income from production	14,816,028	14,161,731	13,938,881	4,925,586	26,871,306	8,687,780
Sales:
Crops	50,167,010	26,838,376	30,893,216	61,659,566	53,401,376	17,265,236
Beef cattle	20,566,175	27,723,604	36,826,885	33,713,479	31,966,582	10,335,138
Milk	2,414,992	3,191,948	3,463,144	7,892,462	9,730,929	3,146,113
Feed lot	4,453,320	7,120,335	2,129,838	2,721,377	3,102,229	1,002,984
Other	1,985,004	4,778,545	4,859,931	6,353,777	12,116,372	3,917,353

Total sales	79,586,501	69,652,808	78,173,014	112,340,661	110,317,488	35,666,824

Cost of sales:
Crops	(47,129,107)	(23,941,415)	(30,460,110)	(53,286,035)	(50,434,966)	(16,306,163)
Beef cattle	(19,450,110)	(26,478,681)	(35,810,780)	(32,993,523)	(30,272,710)	(9,787,491)
Milk	(2,414,992)	(3,191,948)	(3,463,144)	(7,892,462)	(9,730,929)	(3,146,113)
Feed lot	(4,193,288)	(6,185,771)	(1,855,278)	(2,318,102)	(2,823,865)	(912,986)
Other	(1,387,411)	(1,196,060)	(1,546,204)	(2,093,332)	(5,870,058)	(1,897,853)

Total cost of sales	(74,574,908)	(60,993,875)	(73,135,516)	(98,583,454)	(99,132,528)	(32,050,606)

Gross income from sales	5,011,593	8,658,933	5,037,498	13,757,207	11,184,960	3,616,218
Gross profit	19,827,621	22,820,664	18,976,379	18,682,793	38,056,266	12,303,998
Selling expenses	(6,115,048)	(5,740,115)	(6,599,566)	(10,151,452)	(9,971,891)	(3,224,019)
Administrative expenses	(4,567,091)	(4,957,250)	(7,271,279)	(11,560,307)	(16,628,088)	(5,376,039)
Net gain on sale of farms	4,869,484	1,668,751	19,987,989	9,897,186	22,255,710	7,195,509
Unrealized gain on inventories:
Beef cattle	12,402,776	2,236,255	11,620,779	2,847,711	5,102,943	1,649,836
Crops	1,590,397	1,783,574	(456,710)	1,391,209	(805,910)	(260,559)
Operating income	28,008,139	17,811,879	36,257,592	11,107,140	38,009,030	12,288,726
Financial results, net	(11,065,223)	(18,969)	63,751,386	12,373,958	(10,457,994)	(3,381,181)
Gain on equity investees	67,706,143	26,669,884	28,087,632	22,140,997	40,198,825	12,996,710
Other expense, net	(2,091,884)	(363,761)	(5,065,386)	(3,367,594)	(4,250,800)	(1,374,329)
Management fee	(7,224,996)	(3,567,003)	(8,533,213)	(3,836,470)	(5,484,697)	(1,773,261)
Income before income tax and minority interest	75,332,179	40,532,030	114,498,011	38,418,031	58,014,364	18,756,665
Income tax expense	(10,531,263)	(8,570,269)	(37,787,594)	(5,431,831)	(8,375,095)	(2,707,758)
Minority interest	224,045	141,261	88,501	(102,924)	(277,000)	(89,557)
Net income	65,024,961	32,103,022	76,798,918	32,883,276	49,362,269	15,959,350

US GAAP
Total sales	71,878,218	62,179,287	75,582,982	105,371,504	104,493,979	33,784,022
Total cost of sales	(50,578,787)	(40,330,843)	(52,000,895)	(83,441,671)	(62,333,457)	(20,153,074)
Gross profit	21,299,431	21,848,444	23,582,087	21,929,833	42,160,522	13,630,948
Administrative expenses	(9,025,339)	(4,561,060)	(16,466,503)	(14,298,716)	(21,878,033)	(7,073,402)
Operating income	6,159,044	11,547,269	516,018	(2,520,335)	10,346,605	3,345,168
Financial results, net	(27,336,810)	(8,998,813)	54,964,547	2,017,841	(18,181,646)	(5,878,321)
Gain on equity investees	67,342,113	3,455,098	47,201,959	21,758,975	40,562,309	13,114,229
Income before income tax and minority interest	48,941,947	7,197,759	117,631,326	27,864,275	50,856,515	16,442,456
Income tax expense	(2,646,951)	(3,945,940)	(31,025,373)	(272,575)	(1,244,203)	(402,264)
Minority interest	83,008	35,483	88,501	(102,924)	(277,000)	(89,557)
Net income	46,378,004	3,287,302	86,694,454	27,488,776	49,335,312	15,950,635

BALANCE SHEET DATA
Argentine GAAP
Current assets:
Cash and banks and investments	23,363,232	14,624,161	74,446,153	32,221,149	86,772,082	28,054,342
Inventories	23,305,421	35,441,885	46,293,640	28,932,135	52,460,289	16,960,973
Trade and other receivables, net	13,639,837	24,221,264	32,002,331	33,829,580	77,542,466	25,070,309

Non-current assets:
Other receivables	672,817	101,758	6,480,334	36,005,292	43,236,560	13,978,843
Inventories	37,796,987	44,740,030	53,223,179	62,712,423	68,345,438	22,096,812
Investments	338,604,025	393,382,176	394,899,782	505,423,985	541,328,760	175,017,381
Negative goodwill, net	(19,347,598)	(25,869,346)	(30,430,822)	(76,825,838)	(67,306,386)	(21,760,875)
Property and equipment, net	150,932,466	160,026,473	166,497,596	224,775,512	245,919,561	79,508,426
Intangible assets, net	369,637	—	—	23,581,646	23,581,646	7,624,199

Total assets	569,336,824	646,668,401	743,412,193	870,655,884	1,071,880,416	346,550,410

Current liabilities:
Trade accounts payable	8,002,449	10,840,177	17,894,529	26,438,528	30,935,851	10,001,892

	As of the year ended June 30
	2003(1)	2004	2005	2006	2007	2007(2)
	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(Ps.)	(US$)
Short-term debt	1,425,499	8,090,261	11,499,782	66,421,573	122,749,734	39,686,303
Other liabilities, taxes, charges, salaries and social security payable	7,158,058	10,370,898	36,585,829	9,048,990	14,006,121	4,528,329
Non-current liabilities:
Long-term debt	137,995,607	125,920,201	114,798,751	99,550,449	27,085,386	8,756,995
Taxes payable	22,749,374	26,213,217	39,285,385	42,770,882	51,312,237	16,589,795

Total liabilities	177,330,987	181,434,754	220,064,276	244,230,422	246,089,329	79,563,314

Minority interest	206,712	65,451	276,947	559,871	836,872	270,570
Shareholders’ equity	391,799,125	465,168,196	523,070,970	625,865,591	824,954,215	266,716,526

US GAAP
Non-current assets:
Inventories	11,158,969	14,371,493	16,950,827	26,348,869	32,297,175	10,442,022
Investments	206,463,936	236,526,965	289,309,184	444,010,858	597,100,979	193,049,136
Total assets	423,698,035	478,020,170	625,764,749	843,456,953	1,158,910,758	374,688,250

Non-current liabilities:
Long-term debt	82,925,903	76,346,451	74,810,412	69,708,185	4,722,857	1,526,950
Taxes payable	54,668,735	53,809,128	60,714,471	59,020,118	60,586,895	19,588,392
Total liabilities	151,247,284	155,443,201	199,627,882	228,821,956	233,001,458	75,331,865
Shareholders’ equity	272,349,817	322,511,158	425,859,920	614,066,773	925,072,428	299,085,816

CASH FLOW DATA
Argentine GAAP
Net cash provided by (used in) operating activities	12,435,796	(280,751)	(10,100,935)	(21,470,041)	(56,140,794)	(18,150,919)
Net cash provided by (used in) investing activities	(200,614,009)	(25,089,388)	62,734,033	(110,865,934)	(866,877)	(280,271)
Net cash provided by (used in) financing activities	165,644,376	16,670,247	1,691,457	92,250,539	115,813,757	37,443,827

US GAAP(9)
Net cash (used in) provided by operating activities	14,521,304	(13,156,027)	54,735,816	(3,839,611)	(62,359,968)	(20,161,645)
Net cash (used in) provided by investing activities	(194,782,124)	(12,983,501)	(1,918,881)	(133,000,622)	5,295,891	1,712,218
Net cash provided by (used in) financing activities	165,644,376	16,670,247	1,691,457	92,250,539	115,813,757	37,443,827
Effects of exchange rate changes	(13,656,319)	1,272,280	(183,837)	4,504,528	56,406	18,237
Effects of inflation accounting	4,863,453	—	—	—	—	—

OTHER FINANCIAL DATA
Argentine GAAP
Basic net income per share(3)	0.54	0.23	0.49	0.19	0.20	0.06
Diluted net income per share(4)	0.19	0.13	0.25	0.13	0.16	0.05
Basic net income per ADS(3)(5)	5.40	2.30	4.90	1.93	2.00	0.65
Diluted net income per ADS(4)(5)	1.90	1.30	2.50	1.32	1.60	0.52
Weighted – average number of common shares outstanding	121,388,429	137,137,783	155,343,629	170,681,455	247,149,373
Weighted – average number of common shares outstanding plus assumed conversion(6)	246,526,666	321,214,392	321,214,392	321,214,392	321,214,392	—
Dividends paid(7)	1.50	3.00	10.00	5.50	—	—
Dividends per share	0.012	0.020	0.059	0.024	—	—
Dividends per ADS(5)	0.12	0.20	0.59	0.24	—	—
Depreciation and amortization	3,825,546	3,937,141	4,169,139	5,112,088	4,333,122	1,400,945
Capital expenditures(8)	31,129,070	15,189,386	25,959,614	55,770,620	29,326,622	9,481,611
Gross margin(10)	16.1%	19.4%	13.0%	10.5%	17.9%	17.9%
Operating margin(11)	22.7%	15.1%	24.9%	6.3%	17.8%	17.8%
Net margin(12)	52.7%	27.2%	52.7%	18.5%	23.2%	23.2%
Ratio of current assets to current liabilities	3.64	2.54	2.31	0.93	1.29	0.42
Ratio of shareholders’ equity to total liabilities	2.21	2.56	2.38	2.56	3.35	1.08
Ratio of non current assets to total assets	0.89	0.89	0.79	0.89	0.80	0.26

US GAAP
Basic net income per share(3)	0.38	0.02	0.56	0.16	0.20	0.06
Diluted net income per share(4)	0.19	0.02	0.34	0.15	0.18	0.06
Basic net income per ADS(3)(5)	3.80	0.24	5.58	1.61	2.00	0.65
Diluted net income per ADS(4)(5)	1.90	0.24	3.38	1.54	1.80	0.58
Weighted – average number of common shares outstanding	121,388,429	137,137,783	155,343,629	170,681,455	247,149,373	—
Weighted – average number of common shares outstanding plus assumed conversion(6)	194,235,230	137,137,783	283,140,627	282,836,274	308,253,058	—
Gross margin(10)	29.6%	35.1%	31.2%	20.8%	40.3%	40.3%
Operating margin(11)	8.6%	18.6%	0.7%	(2.4%)	9.9%	9.9%
Net margin(12)	64.5%	5.3%	114.7%	26.1%	47.2%	47.2%

(1)	We have complied with the Comisión Nacional de Valores’ resolution in connection with the discontinuance of inflation accounting and accordingly have recorded the effects of inflation until February 28, 2003. We have restated comparative figures until that date. In addition, in fiscal year 2003, as required by Argentine GAAP, we restated the prior year’s financial statements to give retroactive effect to new accounting standards adopted in that year, except for certain valuation and disclosure criteria that in accordance with the transition provisions were applied prospectively. See notes 2.d and 3 to our audited consolidated financial statements included elsewhere in this prospectus.
(2)	Solely for the convenience of the reader, we have translated Argentine Peso amounts into U.S. dollars at the exchange rate quoted by Banco de la Nación Argentina for June 30, 2007 which was Ps.3.093 = US$1.00. We make no representation that the Argentine Peso or U.S. dollar amounts actually represent, could have been or could be converted into U.S. dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates.”
(3)	Basic net income per share is computed by dividing the net income available to common shareholders for the period by the weighted average common shares outstanding during the period.
(4)	Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common shares assuming the total conversion of outstanding notes. See Notes 13 and 17.II.f) to our audited consolidated financial statements included elsewhere in this prospectus for details on the computation of earning per share under Argentine GAAP and US GAAP, respectively.
(5)	Determined by multiplying per share amounts by ten (one ADS equals ten common shares).
(6)	Assuming (i) conversion into common shares of all of our outstanding Convertible Notes due 2007 and (ii) exercise of all outstanding warrants to purchase our common shares.
(7)	The amount of dividends, if any to be paid in respect of our fiscal year ended June 30, 2007, will be determined by our shareholders at our next shareholders’ meeting currently expected to occur in October, 2007.
(8)	Includes the purchase of farms and other property and equipment.
(9)	This table is intended to present cash flows from operating, investing and financing activities under Argentine GAAP but following the classification guidelines of SFAS No. 95 under US GAAP. See Note 17.II.e) to our audited consolidated financial statements included elsewhere in this prospectus for details of the differences in classifications affecting the categories of cash flows.
(10)	Gross profit divided by the sum of production income and sales.
(11)	Operating income divided by the sum of production income and sales.
(12)	Net income divided by the sum of production income and sales.

Selected Financial Information for IRSA

	Year Ended June 30,
	2003	2004	2005	2006	2007	2007(1)
		(Ps. thousands(2))				(US$ thousands)
INCOME STATEMENT DATA
Argentine GAAP
Revenues
Development and sale of properties	46,616	30,257	32,311	103,966	75,751	24,491
Office and other non-shopping center rental properties	17,770	15,144	19,431	30,565	55,683	18,003
Shopping centers	88,819	113,216	165,529	215,003	270,266	87,380
Credit card operations	24,935	30,034	64,558	122,969	212,965	68,854
Hotel Operations	57,730	71,295	87,120	103,763	122,681	39,664
Financial Operations and Others	625	859	940	1,414	1,410	456
Total revenues	236,495	260,805	369,889	577,680	738,756	238,848

Costs	(154,667)	(147,416)	(168,074)	(243,831)	(311,647)	(100,759)
Gross profit (loss)
Development and sale of properties	89	4,408	14,769	49,766	17,928	5,796
Office and other non-shopping center rental properties	8,677	6,871	11,685	21,578	38,984	12,604
Shopping centers	30,061	52,734	95,748	137,621	179,154	57,922
Credit card operations	16,605	18,069	41,456	79,036	136,714	44,201
Hotel Operations	26,357	31,246	38,196	45,792	53,721	17,369
Financial Operations and Others	39	61	(39)	56	608	197
Total gross profit	81,828	113,389	201,815	333,849	427,109	138,089

Gain from recognition of inventories at net realizable value	—	—	17,317	9,063	20,737	6,704
Selling expenses	(28,555)	(21,988)	(36,826)	(60,105)	(113,709)	(36,763)
Administrative expenses	(46,493)	(51,400)	(70,670)	(96,882)	(141,427)	(45,725)
Gain on purchasers’ rescissions of sales	9	—	—	—	—	—
Net (loss) income from retained interest in securitized receivables	(4,077)	261	423	2,625	3,254	1,052
Gain from operations and holdings of real estate assets, net	21,507	63,066	27,938	12,616	2,568	830
Operating income (loss)
Development and sale of properties	2,262	183	20,566	44,277	6,177	1,997
Office and other non-shopping center rental properties	1,688	29,685	13,220	11,862	19,626	6,345
Shopping centers	18,709	58,771	81,638	105,583	124,832	40,360
Credit card operations	(4,616)	4,490	13,546	24,836	32,636	10,552
Hotel Operations	6,176	10,138	11,066	14,552	14,653	4,737
Financial Operations and Others	—	61	(39)	56	608	197
Total operating income	24,219	103,328	139,997	201,166	198,532	64,188

Amortization of goodwill	(6,631)	(2,904)	(1,663)	(1,080)	(1,472)	(476)
(Loss) gain on equity investees	(14,701)	26,653	67,207	41,657	40,026	12,941
Financial results, net	315,645	12,203	(11,848)	(40,926)	4,099	1,325
Other income (expenses), net	96	(12,856)	(14,089)	(18,263)	(14,100)	(4,559)
Income before taxes and minority interest	318,628	126,424	179,604	182,554	227,085	73,419
Income tax and minimum presumed income tax	3,529	(25,720)	(53,207)	(58,791)	(87,539)	(28,302)
Minority interest	(35,712)	(12,842)	(23,152)	(27,190)	(32,449)	(10,491)
Net income	286,445	87,862	103,245	96,573	107,097	34,626

US GAAP
Revenues	280,690	327,424	426,499	621,012	867,452	280,457
Costs	(208,149)	(216,742)	(235,341)	(321,788)	(413,957)	(133,837)
Gross profit	72,541	110,682	191,158	299,224	453,495	146,620
Gain from recognition of inventories at net realizable value	—	—	—	—	—	—
Selling expenses	(28,555)	(23,937)	(36,255)	(66,278)	(104,997)	(33,947)
Administrative expenses	(50,139)	(57,928)	(77,451)	(97,956)	(142,714)	(46,141)

	Year Ended June 30,
	2003	2004	2005	2006	2007	2007(1)
		(Ps. thousands(2))				(US$ thousands)
Gain on purchasers’ rescissions of sales	9	—	—	—	—	—
Net income (loss) from retained interest in securitized receivables	1,392	(1,526)	4,591	(12,274)	(115)	(37)
Operating (loss) income	(4,752)	27,291	82,043	121,716	205,669	66,495
(Loss) gain on equity investees	(5,621)	(20,161)	138,560	64,697	42,957	13,888
Financial results, net	265,753	21,195	(31,072)	(50,854)	(43,705)	(14,130)
Other incomes (expenses), net	9,880	(4,026)	(10,271)	(7,338)	(13,433)	(4,343)
Income before taxes and minority interest	265,260	24,299	179,259	128,221	191,488	61,910
Income tax and minimum presumed income tax	3,020	(12,528)	(34,747)	(18,678)	(39,176)	(12,666)
Minority interest	(33,154)	(8,946)	(15,114)	(19,597)	(49,090)	(15,871)
Net income	235,126	2,825	129,398	89,946	103,222	33,373

BALANCE SHEET DATA
Argentine GAAP
Cash and banks and current investments	232,001	163,900	211,934	233,438	856,707	276,983
Inventories	23,854	29,711	99,811	162,110	256,203	82,833
Mortgages and lease receivables, net	39,181	37,267	73,246	147,955	212,065	68,563
Non-current investments(3)	412,789	519,499	542,863	647,981	673,273	217,676
Fixed assets, net	1,235,223	1,274,675	1,445,551	1,413,212	2,027,311	655,451
Total current assets	297,476	261,651	389,735	481,788	1,175,790	380,145

Total assets	2,081,956	2,208,326	2,524,426	2,740,121	4,144,899	1,340,090

Short-term debt(4)	96,159	143,126	130,728	142,140	214,193	69,251

Total current liabilities	188,738	256,022	310,977	419,228	652,082	210,825

Long-term debt(5)	592,104	468,807	422,412	295,282	1,222,423	395,222
Total non-current liabilities	629,988	522,213	515,381	385,138	1,395,693	451,242
Minority interest	454,044	470,237	445,839	449,989	450,410	145,622
Shareholders’ equity	809,186	959,854	1,252,229	1,485,766	1,646,714	532,400

US GAAP
Cash and banks and current investments	231,293	163,435	212,855	233,032	856,318	276,857
Inventories	23,584	25,374	46,702	61,720	160,961	52,040
Mortgages and lease receivables, net	39,181	37,267	72,577	145,718	205,267	66,365
Other receivables and prepaid expenses	80,799	127,114	113,395	131,502	241,656	78,130
Non-current investments(3)	281,583	327,883	436,063	599,679	590,646	190,962
Fixed assets, net	1,221,859	1,230,020	1,392,626	1,360,136	1,912,457	618,318
Intangible assets, net	1,629	666	712	468	22,226	7,186
Total current assets	313,595	270,883	386,051	471,053	1,183,147	382,524
Total assets	1,874,299	1,923,456	2,291,808	2,503,812	3,997,217	1,292,343
Trade accounts payable	30,432	46,414	68,372	136,362	293,522	94,899
Other liabilities	40,382	46,524	90,106	94,655	101,764	32,902
Short-term debt (4)	83,217	135,661	111,994	120,172	216,829	70,103
Total current liabilities	202,679	260,521	314,939	431,422	669,983	216,613
Long-term debt (5)	600,616	465,099	413,812	298,570	1,225,212	396,124
Total non-current liabilities	801,806	696,791	698,344	558,951	1,603,747	518,509
Minority interest	367,012	378,404	357,062	355,385	366,381	118,455
Shareholders’ equity	502,803	587,740	921,718	1,158,364	1,358,739	439,295

CASH FLOW DATA
Argentine GAAP
Net cash provided by operating activities	93,945	74,691	93,490	194,685	163,099	52,732
Net cash used in investing activities	(40,603)	(97,186)	(126,682)	(136,567)	(510,774)	(167,935)
Net cash provided by (used in) financing activities	109,439	(47,649)	52,868	(36,767)	892,258	291,273

US GAAP(6)
Net cash provided by operating activities	55,135	92,378	105,655	192,589	111,936	36,190
Net cash used in investing activities	(52,260)	(105,061)	(141,746)	(128,687)	(470,318)	(152,059)
Net cash provided by (used in) financing activities	109,439	(47,649)	52,868	(36,767)	900,907	291,273
Effect of exchange rate changes on cash and cash equivalents	51,743	(8,081)	2,899	(5,784)	2,058	665

	Year Ended June 30,
	2003	2004	2005	2006	2007	2007(1)
		(Ps. thousands(2))				(US$ thousands)
Effect of inflation accounting	(1,472)	—	—	—	—	—

OTHER FINANCIAL DATA
Argentine GAAP
Capital expenditures(7)	10,991	26,908	79,997	116,201	428,026	138,385
Depreciation and amortization(8)	69,437	65,491	74,091	80,979	96,996	31,360
Ratio of current assets to current liabilities	1.576	1.022	1.253	1.149	1.803	1.803
Ratio of shareholders’ equity to total liabilities	0.988	1.233	1.515	1.847	0.804	0.804
Ratio of non-current assets to total assets	0.857	0.882	0.846	0.824	0.716	0.716
Working capital(9)	108,738	5,629	78,758	62,560	523,708	169,320

(1)	Solely for the convenience of the reader, IRSA has translated Argentine Peso amounts into U.S. dollars at the exchange rate quoted by Banco de la Nación Argentina for June 30, 2007 which was Ps.3.093 per US$1.00. We make no representation that the Argentine Peso or U.S. dollar amounts actually represent, could have been or could be converted into Dollars at the rates indicated, at any particular rate or at all. See “Exchange Rates”. Sums may not total due to rounding.
(2)	In thousands of constant Pesos of June 30, 2007. Includes adjustment for inflation through February 28, 2003. Sums may not total due to rounding.
(3)	Includes IRSA’s 11.8% investment in Banco Hipotecario and IRSA’s investments in undeveloped plots of land.
(4)	Includes short-term debt (including the current portion of seller financing) and current mortgages payable.
(5)	Includes long-term debt (including the non-current portion of seller financing) and non-current mortgages payable.
(6)	This table is intended to present cash flows from operating, investing and financing activities under Argentine GAAP but following the classification guidelines of SFAS No. 95 under US GAAP. See Note 28 to our audited consolidated financial statements included elsewhere in this prospectus for details of the differences in classifications affecting the categories of cash flows.
(7)	Includes the purchase of fixed assets (including facilities and equipment), undeveloped plots of land and renovation and remodeling of hotels and shopping centers.
(8)	Corresponds to depreciation and amortization included in operating income.
(9)	Working capital is calculated by subtracting consolidated current liabilities from consolidated current assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Consolidated Operating Results

The following management’s discussion and analysis of our financial condition and results of operations should be read together with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. These forward-looking statements include such words as, “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ materially and adversely from those anticipated in these forward-looking statements as a result of many factors, including without limitation those set forth elsewhere in this prospectus.

For purposes of the following discussion, unless otherwise specified, references to fiscal years 2005, 2006 and 2007 relate to the fiscal years ended June 30, 2005, 2006 and 2007, respectively.

We maintain our financial books and records in Argentine Pesos. We prepare our consolidated financial statements in conformity with Argentine GAAP and the regulations of the Comisión Nacional de Valores which differ in significant respects from US GAAP. These differences involve methods of measuring the amounts shown in the financial statements as well as additional disclosures required by US GAAP and Regulation S-X of the SEC. See Note 17 to our audited consolidated financial statements set forth elsewhere herein for a description of the principal differences between Argentine GAAP and US GAAP, as they relate to us, and a reconciliation to US GAAP of our net income and shareholders’ equity.

In order to comply with Comisión Nacional de Valores regulations, we discontinued inflation accounting as of March 1, 2003, and we recognized deferred income tax assets and liabilities on a non-discounted basis. These accounting practices represent departures from Argentine GAAP. However, we believe that such departures have not had a material effect on our financial statements.

Revenue recognition

We derive our revenues primarily from (i) the sale of crops, milk and live beef cattle, (ii) cattle feed lot operations, (iii) leasing of our farms to third parties and (iv) commodity brokerage activities.

Sales. We recognize revenue on sales of crops, milk and beef cattle when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. We recognize revenue from cattle feeding operations, primarily comprised of feeding, animal health and yardage, and revenue from operating leases and brokerage activities as services are performed.

From time to time we sell properties which we consider not essential to our core operations in order to profit from real estate appreciation opportunities. We record farmland sales under the accrual method of accounting and do not recognize such sales until (i) the sale is consummated, (a sale is not considered consummated until (a) the parties are bound by the terms of a contract, (b) all consideration has been exchanged, (c) any permanent financing for which the seller is responsible has been arranged and (d) all conditions precedent to closing have been performed); (ii) we determine that the buyer’s initial and continuing investments in the property being sold are adequate to demonstrate its commitment to pay for the property (the adequacy of a buyer’s initial investment is measured by (a) its composition and (b) its size compared with the sale value of the property); (iii) the corresponding receivable is not subject to future subordination (our receivable will not be placed in or occupy a lower rank, class or position with respect to other obligations of the buyer) and (iv) we have transferred to the buyer the usual risks and rewards of ownership and have no continuing substantial involvement in the property.

Effects of Devaluation and Economic Crisis

All of our assets are located and our operations are performed in Argentina. Accordingly, our financial condition and results of operations depend substantially upon economic conditions prevailing in

Argentina. Due to the four-year-old recession ended on the second quarter of 2002, the Argentine economy has deteriorated sharply. However, during 2003, certain signs of economic recovery appeared and have continued from 2004 through 2007.

In the fourth quarter of 1998, the Argentine economy entered into a recession that caused the gross domestic product to decrease in real terms by 3.4% in 1999, 0.8% in 2000 and 4.4% in 2001. During the second half of 2001, Argentina’s recession worsened significantly, precipitating a serious political and economic crisis. During 2002, the gross domestic product decreased 10.9% compared to 2001, and during the first three quarters of 2003, the gross domestic product increased 7.3%. In 2003, the economy began to recover, closing the year with year on year growth of 11.7%. Exceeding growth expectations, in 2004 the GDP increased 9.0% in comparison with 2003 and during 2005 the economy also expanded strongly at a rate of 9.2%.

On December 23, 2001, President Adolfo Rodriguez Saá declared the suspension of the payment of foreign debt and later President Eduardo Duhalde ratified his decision. On January 6, 2002, the Congress enacted the Public Emergency Law which repeals several provisions of the Convertibility Law which prevailed in Argentina for 10 years, and the executive branch announced the devaluation of the Peso the establishment of a dual exchange rate system in which certain limited transactions will occur at a fixed rate of Ps.1.4 to US$1.0 and all other transactions will be settled at a floating market rate depending on supply and demand. This new legislation had a material adverse effect on our financial position and the results of our operations in fiscal year 2002 mainly through its effects in IRSA, which was partially offset during fiscal year 2004, 2005 and 2006.

During fiscal year 2005, the Government of President Néstor Kirchner submitted a proposal to creditors to continue the payments of external debt. The official offer for the sovereign debt exchange obtained very good results and was supported by 76.07% of its creditors. The Government was able to record a partial remission of the debt in terms of current value of 65.2%, which exceeds any remission recorded in any other debt restructuring process in other countries. This significant achievement represented an opportunity for the country to recover reliability internationally and gave way to an economic context of higher feasibility. On the other hand, in February 2006, the government paid the total debt to the International Monetary Fund (“IMF”) through the payment of US$9.530 million, reducing significantly the sovereign debt of the country.

This significant advancement represented an opportunity for the country to recover the international market reliability and allowed generating an economic context of higher feasibility, which in turn will encourage the concretion of future investments.

Factors Affecting Comparability

Purchase and Sales of Farms

Our strategy includes the identification, acquisition, exploitation and selective disposition of rural properties that have attractive prospects for long-term value appreciation. As a part of this strategy, from time to time we purchase and sell farms. The acquisition or disposition of farms in any given period may make the production results of that period difficult to compare to those of other periods.

Seasonality

Our business activities are inherently seasonal. Harvest and sales of grains (corn, soybean and sunflower) in general take place from February to June. Wheat is harvested from December to January. Others segments of our activities, such as our sales of cattle and milk and our forestry activities tend to be more of a successive character than of a seasonal character. However, the production of beef and milk is generally higher during the second quarter, when pasture conditions are more favorable. In consequence, there may be significant variations in results from one quarter to the other.

Critical Accounting Policies

In connection with the preparation of our consolidated financial statements included in this prospectus, we have relied on variables and assumptions derived from historical experience and various other factors that we deemed reasonable and relevant. Although we review these estimates and assumptions in the ordinary course of business, the presentation of our financial condition and results of operations often requires our management to make judgments regarding the effects of matters that are inherently uncertain on the carrying value of our assets and liabilities. Actual results may differ significantly from those estimated under different variables, assumptions or conditions. We have described each of the following critical accounting policies and estimates in order to provide an understanding about how our management forms judgments and views with respect to such policies and estimates, as well as the sensitivity of such policies and estimates:

•	investments in affiliates;

•	impairment of long-lived assets;

•	intangible assets – concession rights;

•	derivative instruments; and

•	deferred income tax.

Investments in affiliates

We use the equity method of accounting for investments in affiliates in which we have significant influence (including both IRSA and BrasilAgro). Critical accounting policies of these affiliates include provision for allowances and contingencies, impairment of long-lived assets, accounting for debt restructuring and accounting for deferred income taxes.

As of June 30, 2007, investments in affiliates were Ps.450.1 million, representing 42.0% of our total assets.

IRSA

We own approximately 25.0% of the common shares of IRSA, one of Argentina’s largest real estate companies. IRSA is engaged in a range of diversified real estate activities including residential properties, office buildings, shopping centers and luxury hotels in Argentina. A majority of our directors are also directors of IRSA, and we are under common control by the same group of controlling shareholders. We own convertible notes issued by IRSA and warrants to acquire shares of its common shares which entitle us to increase our shareholding in IRSA up to approximately 34.3% of its share capital (assuming conversion of all convertible notes and exercise of all warrants by all other holders). At June 30, 2007, our investment in IRSA (including its convertible notes) represented approximately 35.7% of our total consolidated assets, and during the fiscal year ended on June 30, 2007, our gain from our investment in IRSA was Ps.33.1 million.

BrasilAgro

We own 7.4% of BrasilAgro and have the ability to exercise significant influence over such company. We value our investment in BrasilAgro under the equity method of accounting because of (a) our capacity to affect the operational and financial decisions due to the fact that (i) in accordance with BrasilAgro’s by-laws, we are entitled to appoint three of BrasilAgro’s nine directors (including the president of its board of directors every other two years), (ii) three are designated by BrasilAgro’s other shareholders and (iii) the remaining three are independent directors appointed jointly by all shareholders and (b) our rights under the shareholders agreement among BrasilAgro’s three founding shareholders (Tarpon Agro Llc, Cape Town Llc, and us) which in the aggregate own 12.8% of BrasilAgro’s capital and voting stock. Under the terms of this shareholders’ agreement, the signatories have agreed to vote together in shareholder meetings in respect of matters related to proposals to change directors´ and administrators´ fees, increases of capital stock and declaration of dividends, among other issues.

Impairment of long-lived assets

We periodically evaluate the carrying value of our long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We consider the carrying value of a long-lived asset to be impaired when the expected cash flows, from such asset are separately identifiable and less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. We determine the fair market value primarily using independent appraisal valuations and utilizing anticipated cash flows discounted at a rate commensurate to the risk involved.

Under Argentine GAAP, the impairment loss is recorded in the income statement against a liability account. This liability account is a contra account to fixed assets which means it is presented on the balance sheet as a direct reduction from the book value of the fixed assets to arrive at the fixed asset’s carrying value at any particular point in time. The liability account is depreciated over the useful life of the related asset decreasing depreciation expense each period. Under Argentine GAAP, a previously recognized impairment loss should only be reversed when there is a subsequent change in estimates used to compute the fair market value of the asset. In that event, the new carrying amount of the asset should be the lower of its fair market value or the net carrying amount the asset would have had if no impairment had been recognized. Both the impairment charge and the impairment reversal are recognized in earnings.

We believe that the accounting policy concerning the impairment of long-lived assets is a critical accounting policy, because considerable judgment is necessary to estimate future cash flows and may differ from actual results. For example, farms are non-depreciable assets, and their value could be calculated as a perpetuity (i.e., dividing the expected return of each farm by a discount rate commensurate with the market risk involved). As farming is a low-risk business we used a 6% discount rate for the purposes of the perpetuity value calculation. Even if there had been a 20% reduction in the expected return, it would not have been necessary to recognize any loss for impairment of our farm assets.

Intangible assets – concession rights

We record concession received for the acquisition Agropecuaria Cervera S.A. (“Agropecuaria Cervera”) as an amortizable intangible asset at its fair value. Concession rights will be amortized over the life of the concession, which was set at 35 years, with an option to extend it for an additional 29-year period. Amortization will start as from the commencement of substantial activities.

This intangible will be tested for impairment whenever events or circumstances indicate that impairment may have occurred. If the carrying amount of an intangible asset exceeds its fair value based on estimated future undiscounted cash flows, an impairment loss would be indicated. The amount of the impairment loss to be recorded would be based on the excess of the carrying amount of the intangible asset over its discounted future cash flows. Judgment is used in assessing whether the carrying amount of intangible assets is not expected to be recoverable over their estimated remaining useful lives. The determination of fair value requires significant management judgment including estimating future sales volumes, selling prices and costs, changes in working capital, investments in property and equipment and the selection of an appropriate discount rate. Sensitivities of these fair value estimates to changes in assumptions for sales volumes, selling prices and costs are also tested.

Derivative instruments

We record all derivative instruments as assets or liabilities on our balance sheet at fair value. We record changes in the fair value of derivatives either in income or other comprehensive income, as appropriate. The gain or loss on derivatives designated as fair value hedges and the offsetting loss or gain on the hedged item attributable to the hedged risk are included in current income in the period that changes in fair value occur. The gain or loss on derivatives designated as cash flow hedges is included in other comprehensive income in the period that changes in fair value occur and is reclassified to income in the same period that the hedged item affects income.

Deferred income tax

We record income taxes using the deferred tax liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have treated the differences between the price-level restated amounts of assets and liabilities and their historical basis as permanent differences for deferred income tax calculation purposes.

At the end of the fiscal year there are temporary net liabilities (tax liabilities) mainly originated in the beef cattle valuation and the sale of and reimbursement in fixed assets. Management has made estimations that allow us to recognize this deferred tax.

We believe that the accounting estimate related to deferred income tax is a “critical accounting estimate” because:

•	it is highly susceptible to change from period to period because it requires us to make assumptions, such as future revenues and expenses, exchange rates and inflation among others; and

•

the impact that calculating income tax using this method would have on assets or liabilities reported on our consolidated balance sheet as well as on the income tax result reported in our consolidated statement of income could be material.

Adoption by the Comisión Nacional de Valores of CPCECABA standards.

The Comisión Nacional de Valores issued General Resolutions 485 and 487 on December 29, 2005 and January 26, 2006, respectively, adopting, with certain modifications, the new accounting standards previously issued by CPCECABA through its Resolution CD 93/2005. These standards became effective for our fiscal year ended June 30, 2007. The most significant changes included in the accounting standards adopted by the Comisión Nacional de Valores relate to:

•	changes in the impairment test of long-lived assets; and

•	changes to deferred income tax accounting.

Under the new standards, the carrying value of a long-lived asset is considered impaired by a company when the expected cash flows from such asset is separately identifiable and less than its carrying value. Expected cash flows are determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The new standards also provide for the accounting treatment of differences between the tax basis and book basis of non-monetary items for deferred income tax calculation purposes when companies prepare price-level restated financial statements. The new accounting standard mandates companies to treat these differences as temporary differences but allows a one-time accommodation to continue treating the differences between the tax basis and indexed book basis of non-monetary items as permanent at the time of adoption of the standard. As a result, we elected to continue treating differences as permanent. In addition, the new standards provide for the recognition of deferred income taxes on a non-discounted basis.

Principal differences between Argentine GAAP and US GAAP

The principal differences, other than inflation accounting, between Argentine GAAP and US GAAP are related to the following:

•	Effect of US GAAP adjustments on our equity investment in IRSA;

•	Valuation of inventories;

•	Deferred income tax;

•	Elimination of gain on acquisition of minority interest;

•	Available-for sale securities;

•	Effect of US-GAAP adjustments on our equity investees excluding IRSA;

•	Accounting for stock options;

•	Accounting for Convertible Notes;

•	Effect of US GAAP adjustments on management fee; and

•	Effect of changes in the classification of securities.

In addition, certain other disclosures required under US GAAP have been included in the US GAAP reconciliation. See Note 17 to our audited consolidated financial statements included else where in this prospectus.

Net income under Argentine GAAP for the years ended June 30, 2005, 2006 and 2007 was approximately Ps.76.8 million, Ps.32.9 million and Ps.49.4 million, respectively, compared to approximately Ps.86.7 million, Ps.27.5 million and Ps.49.3 million, respectively, under US GAAP. Shareholders’ equity under Argentine GAAP as of June 30, 2006 and 2007, was Ps.625.9 million and Ps.825.0 million, respectively, compared to Ps.614.1 million and Ps.925.1 million, respectively, under US GAAP.

Segment Information

We are required to disclose segment information in accordance with RT 18. RT 18 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. The statement also establishes standards for related disclosures about a company's products and services, geographical areas and major customers.

We are primarily engaged in agricultural operations, which are subject to risk, including market prices, weather conditions and environmental concerns. From time to time sell properties to profit from real estate appreciation opportunities and which, in the judgment of management, are surplus to the Company's primary operations. Gain on the sale of properties is presented in a separate line within operating income in the consolidated statement of income.

For the years ended June 30, 2005, 2006 and 2007, our principal operations were carried out in Argentina, our country of domicile. As discussed in Note 2.f to our audited consolidated financial statements included elsewhere in this prospectus, in March 2006, we formed BrasilAgro to replicate our business strategy in Brazil. The results of this equity investee are included in our Non operating segment.

We conduct business in five business segments, organized primarily on a product-line basis, with each segment offering a variety of different but interrelated products:

•	Our Crops segment includes the planting and harvesting and sale of fine and coarse grains and oilseeds, including wheat, corn, soybeans and sunflowers.

•	Our Beef Cattle segment consists of (i) the raising and fattening of beef cattle from our owned cattle stock and (ii) the purchase and fattening of beef cattle for sale to meat processors.

•	Our Milk segment consists of the production of milk for sale to dairy companies.

•	Our Feed lot segment includes our cattle feeding operation.

•	Our Others segment consists of services and leasing of our farms to third parties, and commodity brokerage activities.

Our Non-operating segment includes gains or losses from equity investees and depreciation for corporate assets. Accordingly, segment information for the fiscal years ended June 30, 2005 and 2006 includes our pro rata portion of the results of our equity interest in Cactus on a line-by-line basis due to our proportional consolidation of such results for such fiscal years. As of January 1, 2007, however, we began accounting for our investment in Cactus under the equity method of accounting. Accordingly, the segment information for the year ended June 30, 2007 includes the gain on this equity investee under the Non-operating segment.

We evaluate the performance of our business segments based on “segment gain” which constitutes gross profit less selling expenses plus unrealized gains or losses on inventories. In the column titled “Total,” total segment gain (the addition of the five operating business segments) does not include gain or loss on equity investees which is included in the Non-operating segment and is not included in the “Total” for performance evaluation purposes. Accounting policies of the five reportable segments are the same as those described in the summary of significant accounting policies. Intercompany transactions between segments, if any, are eliminated.

Financial information for each segment follows:

Year ended June 30, 2007:

		Crops		Beef Cattle		Milk		Feed lot		Others		Non Operating(i)		Total
Income Statement Data

Production income	Ps.	72,426,012	Ps.	19,462,410	Ps.	10,911,397	Ps.	—	Ps.	—	Ps.	—	Ps.	102,799,819

Cost of production		(52,401,684)		(15,050,438)		(8,476,391)		—		—		—		(75,928,513)

Sales		53,401,376		31,966,582		9,730,929		3,102,229		12,116,372		—		110,317,488

Cost of sales		(50,434,966)		(30,272,710)		(9,730,929)		(2,823,865)		(5,870,058)		—		(99,132,528)

Unrealized (loss) / gain on inventories		(805,910)		4,195,377		845,483		62,083		—		—		4,297,033

Selling expenses		(7,779,324)		(1,155,190)		(78,466)		—		(958,911)		—		(9,971,891)

Gain on equity investees		—		—		—		—		—		40,198,825		—

Segment gain		14,405,504		9,146,031		3,202,023		340,447		5,287,403		—		32,381,408

Operating margin(ii)		11.4%		17.8%		15.5%		11.0%		43.6%		—		15.2%

Depreciation		(2,032,714)		(1,198,203)		(431,035)		—		(164,730)		(506,440)		(4,333,122)

Balance Sheet Data

Assets(iii)	Ps.	207,607,195	Ps.	165,295,847	Ps.	28,954,741	Ps.	11,166,028	Ps.	1,736,875	Ps.	657,119,730	Ps.	1,071,880,416

(i)	Not included in the segment gain.
(ii)	Segment gain divided by the sum of production income and sales.
(iii)	Includes Ps.436,554,114 related to our equity interests in IRSA, BrasilAgro, Cactus and Agro Uranga. Remaining assets comprise cash and banks, current investments, trade account receivables, other receivables and intangible assets.

Year ended June 30, 2006:

		Crops		Beef Cattle		Milk		Feed lot		Others		Non Operating(i)		Total
Income Statement Data

Production income	Ps.	37,005,907	Ps.	20,452,655	Ps.	7,892,462	Ps.	—	Ps.	—	Ps.	—	Ps.	65,351,024

Cost of production		(35,799,706)		(18,780,372)		(5,845,360)		—		—		—		(60,425,438)

Sales		61,659,566		33,713,479		7,892,462		2,721,377		6,353,777		—		112,340,661

Cost of sales		(53,286,035)		(32,993,523)		(7,892,462)		(2,318,102)		(2,093,332)		—		(98,583,454)

Unrealized gain / (loss) on inventories		1,391,209		2,979,122		(144,941)		13,530		—		—		4,238,920

Selling expenses		(8,657,797)		(1,026,535)		(51,782)		(53,852)		(361,486)		–		(10,151,452)

Gain on equity investees		—		—		—		—		—		22,140,997		—

Segment gain		2,313,144		4,344,826		1,850,379		362,953		3,898,959		—		12,770,261

Operating margin(ii)		2.3%		8.0%		11.7%		13.3%		61.4%		—		7.2%

Depreciation		(2,071,636)		(1,385,720)		(540,989)		(304,637)		(78,714)		(730,392)		(5,112,088)

Balance Sheet Data

Assets(iii)	Ps.	133,840,099	Ps.	147,615,752	Ps.	20,382,880	Ps.	3,641,461	Ps.	3,903,962	Ps.	561,271,730	Ps.	870,655,884

(i)	Not included in the segment gain.
(ii)	Segment gain divided by the sum of production income and sales.
(iii)	Includes Ps.391,545,431 related to our equity interests in IRSA, BrasilAgro and Agro Uranga. Remaining assets comprise cash and banks, current investments, trade account receivables, other receivables and intangible assets.

Year ended June 30, 2005:

		Crops		Beef Cattle		Milk		Feed lot		Others		Non Operating(i)		Total
Income Statement Data

Production income	Ps.	44,052,970	Ps.	19,993,923	Ps.	3,463,144	Ps.	—	Ps.	—	Ps.	—	Ps.	67,510,037

Cost of production		(34,463,844)		(17,012,337)		(2,094,975)		—		—		—		(53,571,156)

Sales.		30,893,216		36,826,885		3,463,144		2,129,838		4,859,931		—		78,173,014

Cost of sales		(30,460,110)		(35,810,780)		(3,463,144)		(1,855,278)		(1,546,204)		—		(73,135,516)

Unrealized (loss) / gain on inventories		(456,710)		10,160,759		1,460,020		—		—		—		11,164,069

Selling expenses		(4,789,970)		(1,542,432)		(33,263)		(3,925)		(229,976)		—		(6,599,566)

Gain on equity investees		—		—		—		—		—		28,087,632		—

Segment gain		4,775,552		12,616,018		2,794,926		270,635		3,083,751		—		23,540,882

Operating margin(ii)		6.4%		22.2%		40.4%		12.7%		63.5%		—		16.2%

Depreciation		(1,874,960)		(1,223,081)		(375,340)		(296,316)		(84,364)		(315,078)		(4,169,139)

Balance Sheet Data

Assets(iii)	Ps.	133,819,848	Ps.	140,555,289	Ps.	18,289,060	Ps.	4,198,895	Ps.	1,798,025	Ps.	444,751,076	Ps.	743,412,193

(i)	Not included in the segment gain.
(ii)	Segment gain divided by the sum of production income and sales.
(iii)	Includes Ps.258,960,447 related to our equity interests in IRSA and Agro Uranga. Remaining assets comprise cash and banks, current investments, trade account receivables and other receivables.

Cresud’s Results of Operations

Effective July 1, 2006, we adopted Technical Resolution No. 22 “Agricultural Activities” (RT No. 22). RT No. 22 prescribes the accounting treatment, financial statement presentation, and disclosures related to agricultural activity. Agricultural activity is the management by an entity of the biological transformation of living animals or plants (biological assets) for sale, into agricultural produce, or into additional biological assets. RT No. 22 prescribes, among other things, the accounting treatment for biological assets during the period of growth, degeneration, production, and procreation, and for the initial measurement of agricultural produce at the point of harvest. It requires measurement at fair value less estimated point-of-sale costs from initial recognition of biological assets up to the point of harvest, other than when fair value cannot be measured reliably on initial recognition. RT No. 22 requires that a change in fair value less estimated point-of-sale costs of a biological asset be included in profit or loss for the period in which it arises. RT No. 22 also requires that gains or losses arising on initial recognition of agricultural produce at fair value less estimated point-of-sale costs to be included in profit or loss for the period in which it arises. In agricultural activity, a change in physical attributes of a living animal or plant directly enhances or diminishes economic benefits to the entity. RT No. 22 is applied to agricultural produce, which is the harvested product of the entity’s biological assets, only at the point of harvest. Accordingly, RT No. 22 does not deal with the processing of agricultural produce after harvest; for example, the processing of milk into cheese.

Biological transformation comprises the processes of growth, degeneration, production, and procreation that cause qualitative or quantitative changes in a biological asset. Biological assets are living unharvested crops, heads of cattle and milking cows. Agricultural produce such as harvested crops, beef milk and raw materials are the harvested product of biological assets. Biological transformation results in the following types of outcomes: asset changes through (i) growth (an increase in quantity or improvement in quality of an animal or plant), (ii) degeneration (a decrease in the quantity or deterioration in quality of an animal or plant), or (iii) procreation (creation of additional living animals or plants).

The adoption of RT No. 22 did not have an impact in our measurement and recognition of biological transformation. Rather, it changed the format of our income statement. Under RT No. 22 we break down the components of our costs as separate line items in the income statement. There was no change in our gross profit for any of the periods presented.

Prior to the adoption of RT No. 22 gains or losses arising from initial recognition of biological assets and agricultural produce as well as changes in biological assets were included as a deduction from costs of sales. Under RT No. 22 these changes are disclosed separately in the income statement under the line item titled “Production income” in our income statement.

Also, prior to the adoption of RT No. 22, costs directly related to the transformation of biological assets and agricultural produce were also included as an addition to costs of sales. Under RT No. 22, these costs are disclosed separately in the income statement under the line item titled “Cost of production” in our income statement due to the direct relationship to the transformation of biological assets and agricultural produce.

The adoption of RT No. 22 did not affect our recognition of revenue which is included in the line item titled “Sales” in our income statement. See Note 3 a) to our consolidated financial statements. As a result of the adoption of RT No. 22, our costs of sales show direct costs related to the sales of agricultural produce other than selling expenses. RT No. 22 intends to purport that costs of sales are not significant in agricultural activities while costs of biological transformation into agricultural produce represent the major costs of these activities.

In addition, under RT No. 22, the exhibits titled Cost of Sales and Cost of Production included in Notes 18 e) and f) to our consolidated financial statements present a reconciliation of changes in the carrying amount of biological assets between the beginning and the end of the relevant periods. This reconciliation includes (a) the gain or loss arising from changes in fair value less estimated point-of-sale costs; (b) increases due to purchases; (c) decreases attributable to sales and biological assets classified as held for sale; (d) decreases due to harvest; (e) increases resulting from business combinations, if any; (f) other changes.

The following terms used herein with the meanings specified:

Production Income. We recognize production income when there is a change in biological assets. For example, we recognize production income when crops are harvested or a cow is born or gains a certain amount of weight. Biological assets are living animals or plants, such as unharvested crops, heads of cattle and milking cows. Agricultural produce such as harvested crops, beef, milk and raw materials are the harvested product of biological assets.

Cost of Production. Our cost of production consist of costs directly related to the transformation of biological assets and agricultural produce.

Sales. Our sales consists of revenue on the sales of crops, milk and beef cattle. Sales are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. Revenue from cattle feeding operations, primarily comprised of feeding, animal health and yardage, and revenue from operating leases and brokerage activities are recognized as services are performed.

Cost of Sales. Our cost of sales consists of certain direct costs related to the sales of agricultural produce other than selling expenses.

Unrealized gain on inventory. Our gain from inventory holding consists of the changes in the carrying amount of biological assets between the beginning and the end of current period.

Fiscal year ended June 30, 2007 compared to fiscal year ended June 30, 2006

Production income

Production income was Ps.102.8 million for the fiscal year ended June 30, 2007, 57.3% higher than the amount recorded the previous fiscal year. This was primarily attributable to a Ps.35.4 million increase in our Grains segment and a Ps.3.0 million increase in our Milk segment, partially offset by a Ps.1.0 million decrease in production income of our Cattle segment.

Grains

Production income from our Grains segment increased 95.7%, from Ps.37.0 million for the fiscal year 2006 to Ps.72.4 million for fiscal year 2007, primarily as a result of:

•

a 64.2% increase in production volumes, from 106,867 tons in our fiscal year 2006 to 175,455 tons in our fiscal year 2007 (the corn and soy production increased 155.8% and 43.2%, respectively, partially offset by decreases of 23.6% and 6.9% in wheat and sunflower production, respectively), and

•	a 19.2% increase in average prices for our grains.

The 64.2% increase in production volumes from our Grains segment was mainly due to a 29.7% increase in the total sown surface for production, from 37,022 hectares during fiscal year 2006 to 49,244 hectares during fiscal year 2007. Our owned sown surface for production increased from 20,018 hectares during fiscal year 2006 to 22,712 hectares during fiscal year 2007, and our leased sown surface for production increased from 17,004 hectares during fiscal year 2006 to 25,307 hectares during fiscal year 2007. The sown surface for production under concession through our subsidiary Agropecuaria Cervera was 1,225 hectares.

The 64.2% increase in production volumes from our Grains segment was also due to a 23.4% increase in our average yields, from 2.89 tons per hectare in our fiscal year 2006 to 3.56 tons per hectare in our fiscal year 2007. This increase in average total yields was a result of better weather conditions in comparison to the previous fiscal year.

The average prices for our grains (at realizable net value) increased 19.2 % in fiscal year 2007, from Ps.346 per ton in our fiscal year 2006 to Ps.413 per ton in our fiscal year 2007.

The following table sets forth the average board prices as of June, 30 2007 and 2006:

	Grain (Board average price) (1)
	Year ended June 30,
	2006	2007	Change
Wheat	312	393	81
Sunflower	513	676	163
Corn	240	313	73
Soybean	508	597	89

(1)	Board price Rosario.

Cattle

Production income from our Cattle segment decreased 4.8%, from Ps.20.5 million for the fiscal year ended June 30, 2006 to Ps.19.5 million for the fiscal year ended June 30, 2007. Production volumes increased slightly 1.1%, from 9,803 tons in fiscal year 2006 to 9,913 tons in fiscal year 2007.

It is worth mentioning that during the current fiscal year, the income and volume of beef cattle production include the proportional consolidation of 50.0% in the subsidiary Cactus for only 6 months up to December 2006 (due to the change of valuation method for decrease in our share participation, from 50.0% to 24.0%) compared to the proportional consolidation of this subsidiary during fiscal 2006.

The increase in volume is mainly due to a higher volume of beef cattle generated in our own fields and to the improvement of weather conditions on the production of grass. These were negatively impacted by the lasting effect of the 2006 drought on this fiscal year. Also, during fiscal year 2007 a lower number of cattle finished in feed lot was noted, as a consequence of the effects of the drought that affected fiscal year 2006.

Although our Cattle segment had a price increase in the rodeo categories, the re-categorization of cattle produced a negative impact on the production income of the current fiscal year which generated a 5.9% decrease in the average value per kilogram of beef cattle produced, from Ps.2.1 in fiscal year 2006 to Ps.2.0 in fiscal year 2007. Consequently, the categories that generated a higher number of kilograms were those that did not suffer a significant price increase. Beef cattle are re-categorizated to reflect different stages in their life cycle.

The number of hectares dedicated to beef cattle production increased from 100,724 hectares in fiscal year 2006 (29,222 leased hectares corresponding to contracts expired before closing of fiscal year 2006 are not included) to 114,056 hectares in fiscal year 2007 (41 hectares corresponding to Cactus are not included). This increase was mainly due to a higher number of hectares leased and to the conversion of hectares of land reserve into cattle in the “Los Pozos” farm during the current fiscal year, negatively compensated by the retirement of cattle hectares due to the sale of the “Tapenagá” farm.

Milk

Milk production income increased 38.3%, from Ps.7.9 million in fiscal year 2006 to Ps.10.9 million in fiscal year 2007, including Ps.1.2 million generated by the re-categorization of milking yard cattle. Milking yard cattle are re-categorizated to reflect different stages in their life cycle. This increase was primarily as a result of (i) a 14.2% increase in production volumes, from 14.6 million liters in fiscal year 2006 to 16.7 million liters in fiscal year 2007, and (ii) a 7.9% increase in average prices of milk, from Ps.0.54 per liter in fiscal year 2006 to Ps.0.58 per liter in fiscal year 2007.

This increase in production income was mainly due to (i) higher production volume of the milk, (ii) an increase in the average number of milking cows (from 2,410 in fiscal year 2006 to 2,677 in fiscal year 2007), in part due to the start of production in the new milking yard of our “La Juanita” farm, Province of Buenos Aires, which increased its milking capacity to 1,800 cows and (iii) a 2.8% improvement in the efficiency level of average daily milk production per cow (from 16.6 liters in fiscal year 2006 to 17.1 liters in the fiscal year 2007).

Cost of production

Cost of production increased 25.7%, from Ps.60.4 million in fiscal year 2006 to Ps.75.9 million in fiscal year 2007. This increase is mainly attributable to a Ps.16.6 million increase in our Grains segment and a Ps.2.6 million increase in our Milk segment, partially offset by a Ps.3.7 million decrease in our Cattle segment.

Grains

Cost of production from our Grains segment increased 46.4%, from Ps.35.8 million in fiscal year 2006 to Ps.52.4 million for the fiscal year 2007. This increase is mainly due to a 64.2% increase in the volume of production in our Grains segment as a consequence a 29.7% increase in surface produced in our fiscal year 2007 compared to the previous fiscal year.

Cost of production per ton decreased 12.5%, from Ps.345 in fiscal year 2006 to Ps.302 in fiscal year 2007, primarily as a result of better yields that had the effect of reducing the cost per ton produced in fiscal year 2007. Cost of production in fiscal year 2006 reflected the negative effects of a drought on certain farms.

Cattle

Cost of production from our Cattle segment decreased 19.9%, from Ps.18.8 million in fiscal year 2006 to Ps.15.1 million for the fiscal year 2007. The direct cost per kilogram produced decreased 30.4%, from Ps.1.28 in fiscal year 2006 to Ps.0.89 in fiscal year 2007 primarily as a result of a higher volume of beef cattle production that allowed diluting the cost per kilogram produced in the current fiscal year.

Lower cost of production from our Cattle business segment as compared to the previous fiscal year is mainly attributable to the increase in feeding and health costs in line with the effects of the drought.

Considering the our total production increase in the current fiscal year, the decrease in costs of production was due to higher number of tons produced per hectare assigned to the activity, from 0.07 ton per hectare in fiscal year 2006 to 0.08 ton per hectare in fiscal year 2007.

Milk

Cost of production from our Milk segment increased 45.0%, from Ps.5.8 million in our fiscal year 2006 to Ps.8.5 million in our fiscal year 2007. Such increase was mainly due to:

•	a 14.2% increase in milk production in fiscal year 2007, and

•	the impact of higher feeding costs as a consequence of the increase in corn prices and other raw materials of the milk segment.

Cost of production from our Milk business segment per thousand liters increased from Ps.401 in fiscal year 2006 to Ps.509 in fiscal year 2007.

Sales

Sales for the fiscal year ended June 30, 2007 decreased 1.8%, from Ps.112.3 million in fiscal year 2006 to Ps.110.3 million in fiscal year 2007 primarily as a result of a Ps.8.3 million decrease in our Grain segment and a Ps.1.7 million decrease in our Cattle segment, partially offset by higher sales in our Milk, Feedlot and Other segments of Ps.1.8 million, Ps.0.4 million and Ps.5.8 million, respectively.

Grain

Sales from our Grain segment decreased 13.4%, from Ps.61.7 million in fiscal year 2006 to Ps.53.4 million in fiscal year 2007 primarily as a result of a 24.0% decrease in sales volume, from 164,104 tons in fiscal year 2006 to 124,652 tons in fiscal year 2007 which was partially offset by a 14.0% increase in average prices, from Ps.376 per ton in fiscal year 2006 to Ps.428 in fiscal year 2007.

Although the production volume of grain in fiscal year 2007 was 64.2% higher than in fiscal year 2006, our sales volume was lower in fiscal year 2007 than in fiscal year 2006 primarily as a result of lower levels of grain inventories at the beginning of fiscal year 2007 (90,060 tons at the beginning of fiscal year 2006 compared to 28,315 tons at the beginning of fiscal year 2007).

	Grain Inventories (in tons)
	Year ended June 30,
	2007	2006	Change
Inventories at the beginning of the fiscal year	28,315	90,060	(61,745)
Purchases	9,202	21,182	(11,980)
Production	175,455	106,867	68,588
Sales	(124,652)	(164,104)	39,452
Transfer of unharvested crops to expenses	(13,757)	(25,690)	11,933

Inventories at the end of the fiscal year	74,563	28,315	46,248

Cattle

Sales from our Cattle segment decreased 5.2%, from Ps.33.7 million in our fiscal year 2006 to Ps.32.0 million in our fiscal year 2007 primarily as a result of a 9.7% decrease in sales volume, from 14,762 tons in fiscal year 2006 to 13,332 tons in fiscal year 2007, which was partially offset by a 5.0% increase in the average price per kilogram, from Ps.2.28 in fiscal year 2006 to Ps.2.40 in fiscal year 2007.

The decrease in the sales volume was mainly due to a lower number of finished cattle in the feedlot, from 21,400 in fiscal year 2006 to 11,900 in fiscal year 2007, as a consequence of lower beef cattle purchases during fiscal year 2007.

The average cattle stock increased from 91,500 heads in fiscal year 2006 to 97,111 in fiscal year 2007.

Milk

Sales from our Milk segment increased 23.3%, from Ps.7.9 million in our fiscal year 2006 to Ps.9.7 million in our fiscal year 2007, primarily as a result of:

•	a 14.2% increase in production volume due to an increase in the average number of milking cows and improvement in the efficiency level of average daily milk production per cow, and

•	a 7.9% increase in average prices of milk, from Ps.0.54 per liter in fiscal year 2006 to Ps.0.58 per liter in fiscal year 2007.

Feedlot

Sales from our Feedlot segment increased 14.0%, from Ps.2.7 million in our fiscal year 2006 to Ps.3.1 million in our fiscal year 2007, primarily as a result of:

•	an increase in the level of occupation of our feedlot, from 15,400 heads in fiscal year 2006 to 19,400 heads in fiscal year 2007,

•	an increase in the price of the feed as a consequence of an increase in the price of corn, and

•	the fact that during fiscal year 2007 the cattle raiser sent for feeding in our feedlot cattle of higher weight which consumed larger feed volumes.

It should be mentioned that, we have changed the valuation method of our investment in Cactus because of a decrease in our share participation in Cactus, from 50.0% to 24.0% compared with the proportional consolidation of this subsidiary during fiscal year 2006.

Other

Sales from our Other segment increased 90.7%, from Ps.6.4 million in fiscal year 2006 to Ps.12.1 million for fiscal year 2007, mainly due to a Ps.0.3 million increase in sales of services, Ps.0.8 increase in sales from leasing of our farms to third parties and Ps.3.4 million increase from commodity brokerage services (from Futuros y Opciones.com). Sales of services to third parties are services for weighing and re-conditioning of cereal and watering.

Although the number of owned hectares leased to third parties during fiscal year 2007 was slightly lower in fiscal year 2007 than in fiscal year 2006, the higher average leasing prices more than compensated for the reduction in hectares leased.

Cost of sales

Cost of sales for our fiscal year 2007 were Ps.99.1 million, 0.6% lower than cost of sale for fiscal year 2006, primarily as a result of lower cost of sales in our Grain and Cattle segments of 5.4% and 8.2%, respectively, which were partially offset by higher cost of sales in our Milk, Feedlot and Other segments of 23.3%, 21.8% and 180.4%, respectively.

Cost of sales as percentage of net sales were 87.8% in fiscal year 2006 and 89.9% in fiscal year 2007.

Grains

Cost of sales from our Grain segment decreased 5.4%, from Ps.53.3 million in fiscal year 2006 to Ps.50.4 million in fiscal year 2007, primarily as a result of:

•	a 24.0% reduction in the volume of grain sold in fiscal year 2007 compared to fiscal year 2006; and

•	a higher average prices of commodities in fiscal year 2007.

The average cost per ton sold in fiscal year 2007 increased 24.6%, from Ps.325 in fiscal year 2006 to Ps.405 in fiscal year 2007.

Cattle

Cost of sales from our Cattle segment decreased 8.2%, from Ps.33.0 million in fiscal year 2006 to Ps.30.3 million in fiscal year 2007, primarily as a result of a 9.7% decrease in production volume of Cattle compared to fiscal year 2006 due to a lower number of finished cattle in the feedlot.

Milk

Cost of sales from our Milk segment increased 23.3%, from Ps.7.9 million in fiscal year 2006 to Ps.9.7 million in fiscal year 2007 primarily as a result of a 14.2% increase in production volume of milk in fiscal year 2007.

Feedlot

Cost of sales from our Feedlot business segment increased 21.8%, from Ps.2.3 million in fiscal year 2006 to Ps.2.8 million in fiscal year 2007, primarily as a result of a 26.0% increase in average occupation of the feedlot in fiscal year 2007 and to higher volumes of feed consumed due to incoming cattle of higher average weight that required higher feeding costs. The price per ton of feed portion increased 37.0%, from Ps.207 in year 2006 to Ps.284 in year 2007, mainly due to an increase in the price of corn during fiscal year 2007. The cost of feedlot services as percentage of sales increased 85.2% in fiscal year 2006 to 91.0% in fiscal year 2007. It should be mentioned that, we have changed the valuation method of our investment in Cactus because of a decrease in our share participation in Cactus, from 50.0% to 24.0% compared with the proportional consolidation of this subsidiary during fiscal year 2006.

Other

Cost of sales from our Other segment increased 180.4%, from Ps.2.1 million for the fiscal year 2006 to Ps.5.9 million for the fiscal year 2007 primarily as a result of higher costs arising from Futuros y Opciones.com and costs generated by services to third parties.

Gross profit

As a result of the above mentioned issues, gross profit increased 103.7%, from Ps.18.7 million for fiscal year 2006 to Ps.38.1 million for fiscal year 2007. Our gross margin, calculated as our gross profit divided by the sum of our production income and sales, increased from 10.5% for fiscal year 2006 to 17.9% for fiscal year 2007, primarily as a result of:

•	a 140.0% increase in gross profit from our Grain segment, from Ps.9.6 million for fiscal year 2006 to Ps.23.0 million for fiscal year 2007;

•	a 155.2% increase in gross profit from our Cattle segment, from Ps.2.4 million for fiscal year 2006 to Ps.6.1 million for fiscal year 2007;

•	a 18.9% increase in gross profit from our Milk segment, from Ps.2.0 million for fiscal year 2006 to Ps.2.4 million for fiscal year 2007;

•	a 31.0% decrease in gross profit from our Feed Lot segment, from Ps.0.4 million for fiscal year 2006 to Ps.0.3 million for fiscal year 2007; and

•	a 46.6% increase in gross profit from our Other segment, from Ps.4.3 million for fiscal year 2006 to Ps.6.2 million for fiscal year 2007.

Selling expenses

Selling expenses decreased 1.8%, from Ps.10.2 million in fiscal year 2006 to Ps.10.0 million for fiscal year 2007. Selling expenses of the Grains, Cattle and Other segments represented 77.8%, 11.4% and 10.0%, respectively, of our total selling expenses in fiscal year 2007.

Grains

Selling expenses of Grains as a percentage of sales of Grains increased from 14.1% in fiscal year 2006 to 14.5% in fiscal year 2007 as a result of higher cost of freight, conditioning and storage. Selling expenses per ton of grain sold increased 17.8%, from Ps.53 per ton in fiscal year 2006 to Ps.62 per ton in fiscal year 2007.

Cattle

Selling expenses of Cattle as a percentage of sales of Cattle were 3.1% in fiscal year 2006 and 3.6% in fiscal year 2007.

Milk

Milk sales did not generate significant selling expenses during fiscal years 2006 or 2007, as all the production was marketed directly to dairy producers.

Administrative expenses

Administrative expenses increased 43.8%, from Ps.11.6 million in fiscal year 2006 to Ps.16.6 million in fiscal year 2007, mainly due to the increase in fees and compensations for services (includes consulting fees with respect to Sarbanes-Oxley compliance, accounting, legal and tax fees and migration system), salaries and social contributions, taxes, rates and contributions and office and administration expenses.

Net gain on sale of farms

Net gain on sale of farms increased 124.9%, from Ps.9.9 million for the fiscal year 2006 to Ps.22.3 million for fiscal year 2007, primarily as a result of the following sales:

Fiscal year 2007:

•	On June 6, 2007 we sold 20,833 hectares of the “Tapenagá” farm for Ps.22.0 million, generating a gain of approximately Ps.15.4 million;

•	On June 5, 2007 we sold a fraction of 14,516 hectares of the “Los Pozos” farm for Ps.6.7 million, generating a gain of approximately Ps.6.4 million; and

•	On January 19, 2007 we sold a fraction of 50 hectares of the “El Recreo” farm for Ps.0.7 million, generating a gain of approximately Ps.0.5 million.

Fiscal year 2006:

•	On July 25, 2005 we sold 5,727 hectares of the “El Gualicho” farm in the Province of Córdoba for Ps.17.5 million, generating a gain of Ps.9.9 million.

Gain from inventory holding

Gain from inventory holding increased 1.4%, from Ps.4.2 million in fiscal year 2006 to Ps.4.3 million in fiscal year 2007, primarily as a result of an increase during fiscal year 2007 of prices for our holdings of cattle, grains and raw materials.

Operating income

Operating income increased 242.2%, from Ps.11.1 million in fiscal year 2006 to Ps.38.0 million in fiscal year 2007. Our operating margin, calculated as our operating income divided by the sum of our production income and sales, increased from 6.3% for fiscal year 2006 to 17.8% for fiscal year 2007 primarily as a result of:

•	a 103.7% increase in gross profit, from Ps.18.7 million for fiscal year 2006 to Ps.38.1 million for fiscal year 2007;

•	a 1.8% decrease in selling expenses, from Ps.10.2 million for fiscal year 2006 to Ps.10.0 million for fiscal year 2007;

•	a 43.8% increase in administrative expenses, from Ps.11.6 million for fiscal year 2006 to Ps.16.6 million for fiscal year 2007;

•	a 124.9% increase in net gain on sale of farms, from Ps.9.9 million for fiscal year 2006 to Ps.22.3 million for fiscal year 2007; and

•	a 1.4% increase in unrealized gain on inventory, from Ps.4.2 million for fiscal year 2006 to Ps.4.3 million for fiscal year 2007.

Net financial results

We had net financial income of Ps.12.4 million in our fiscal year 2006 compared to a net financial loss of Ps.10.5 million for the fiscal year 2007. The principal differences between both fiscal years were:

•	Ps.14.9 million of income realized in fiscal year 2006 in connection with our exchange of convertible bonds of IRSA for shares of Agropecuaria Cervera;

•	Ps.5.1 million increase in net interest expense in fiscal year 2007 compared to fiscal year 2006 as a result of higher levels of average debt during fiscal; and

•	Ps.3.2 million increase in fiscal year 2007 in the loss generated by the differences in exchange rates.

Our net financial loss in fiscal year 2007 arise from (i) a Ps.10.0 million loss generated by the negative impact of interests for debt financing, (ii) a Ps.1.9 million loss generated by the debits and credits tax and (iii) a Ps.1.9 million loss derived from exchange differences and other factors. These losses were partially offset by (i) Ps.1.1 million of income derived from operations with securities and shares and (ii) Ps.2.2 million of interest income from convertible notes issued by IRSA, including interest paid from convertible bonds issued by Cresud and other interest.

Other income and expenses, net

Other income and expenses, net, represented a net expense of Ps.3.4 million in fiscal year 2006 compared to a net expense of Ps.4.3 million in fiscal year 2007, mainly due to a higher negative impact of Ps.0.6 million for the tax on personal assets of our shareholders.

Gain on equity investments

Gain on our equity investments increased 81.6%, from income of Ps.22.1 million in fiscal year 2006 to income of Ps.40.2 million in fiscal year 2007 primarily as a result of:

•	higher income of Ps.9.7 million of gain with respect to our investment in IRSA (including amortization of goodwill of Ps.2.9 million);

•	higher income of Ps.6.7 million of gain with respect to our investment in BrasilAgro;

•	higher income of Ps.2.0 million of gain with respect to our investment in Agro Uranga S.A.; and

•	lower income of Ps.0.3 million with respect to our investments in other subsidiaries and affiliates companies which partially offset the above-mentioned gains.

During fiscal year 2007 our shareholding in Cactus Argentina S.A. decreased from 50.0 % to 24.0% due to the addition of a new shareholder on December 31, 2006; and as a result we consolidated 50.0% of Cactus’ results of operations through December 31, 2006 and 24% thereafter.

Management Fee

Under the consulting agreement entered into with Consultores Asset Management, we pay a fee equal to 10% of our net income for agricultural advisory services and other management services. The fees amounted to Ps.5.5 million and Ps.3.8 million in the fiscal years 2007 and 2006, respectively.

Income tax expense

Our Income tax expenses increased 54.2%, from Ps.5.4 million in fiscal year 2006 to Ps.8.4 million in fiscal year 2007. We recognized our income tax charge on the basis of the deferred tax liability method, thus recognizing temporary differences between accounting and tax assets and liabilities measurements. The main temporary differences derive from cattle stock and fixed assets valuation. For purposes of determining the deferred assets and liabilities, the tax rate expected to be in force at the time of their reversion or use, according to the legal provisions enacted as of the date of issuance of these financial statements (35%) has been applied to the identified temporary differences and tax losses. Our effective tax rate in fiscal year 2007 was 17.0% compared to 16.5% in fiscal year 2006.

Minority interest

During fiscal years 2006 and 2007, a negative participation of third parties of Ps.0.1 million and Ps.0.3 million respectively was recorded to reflect the minority participation in the income of subsidiaries.

Net income

Due to the above-mentioned issues, our net income increased 50.1%, from Ps.32.9 million for fiscal year 2006 to Ps.49.4 million for fiscal year 2007. Our net margin, calculated as our net income for a fiscal year divided by the sum of our production income and sales was 18.5% for fiscal year 2006 and 23.2% for fiscal year 2007.

Fiscal year ended June 30, 2006 compared to fiscal year ended June 30, 2005

Production income

Production income for our fiscal year 2006 was Ps.65.4 million, 3.2% lower than the amount recorded during fiscal year 2005. The decrease in production income was mainly due to a lower production income in our Grains segment with a decrease of 16.0%, compensated by an increase in Production income in our Cattle and Milk business segments of 2.3% and 127.9%, respectively.

Grains

Production income from our Grains segment decreased 16.0%, from Ps.44.1 million in our fiscal year 2005 to Ps.37.0 million in fiscal year 2006. Production volumes decreased 28.7%, from 149.785 tons in fiscal year 2005 to 106,867 tons in fiscal year 2006 (sunflower production increased 45.3% and wheat, corn and soybean decreased 8.1%, 52.0% and 12.2%, respectively). This overall decrease in production volumes was mainly due to lower yields per crop in the harvest of fiscal year 2006 compared to fiscal year 2005, mainly as a consequence of the drought in fiscal year 2006.

The decrease in production income had a positive impact of 7.2% during fiscal year 2006, as a consequence of the increase in prices of commodities.

The following table sets forth the average board prices as of June, 30 2006 and 2005:

	Grain (Board average price) (1)
	Year ended June 30,
	2006	2005	Change
Wheat	312	285	27
Sunflower	513	513	—
Corn	240	198	42
Soybean	508	478	30

(1)	Board price Rosario.

The 28.7% decrease in production volumes in our Grains segment was mainly due to the adverse consequences of the drought during fiscal year 2006, partially offset by a 2.0% increase in the total sown surface for production, from 36,293 hectares during fiscal year 2005 to 37,022 hectares during fiscal year 2006. Our owned sown surface for production increased from 19,994 hectares during fiscal year 2005 to 20,018 hectares during fiscal year 2006, and our leased sown surface for production increased from 16,299 hectares during fiscal year 2005 to 17,004 hectares during year 2006.

Cattle

Production income from our Cattle business segment increased 2.3%, from Ps.20.0 million in fiscal year 2005 to Ps.20.5 million in our fiscal year 2006. Production volumes decreased 8.0%, from 10.657 tons in fiscal year 2005 to 9.803 tons in fiscal year 2006.

This decrease resulted from the effects of the drought that adversely affected the grass in fields where we produce beef cattle at lower price, and lower numbers of finished cattle in the feed lot. The number of privately owned hectares engaged in cattle production decreased 20.6%, from 126,879 hectares in fiscal year 2005 to 100,724 hectares in fiscal year 2006 primarily as a result of our sale of the “Ñacurutú” and “El Gualicho” farms, partially offset by our purchase of the “San Pedro” farm and the conversion of hectares of land reserve to cattle in “Los Pozos” farm.

The lower production volume was partially offset by a 10.3% increase in average cattle prices during the fiscal year 2006 compared to fiscal year 2005.

Milk

Production income from our Milk business segment increased 127.9%, from Ps.3.5 million in fiscal year 2005 to Ps.7.9 million during our fiscal year 2006, primarily as a result of:

•

a 99.5% increase in production volumes, from 7.3 million liters in fiscal year 2005 to 14.6 million liters in fiscal year 2006, primarily as a result of (i) our inauguration on March 1, 2005 of a large milking yard in our field “El Tigre” having last generation technology and (ii) to a lesser extent, a change in the feeding system as a consequence of the drought; and

•	14.2% increase in average prices of milk in fiscal year 2006 compared to fiscal year 2005.

Cost of production

Cost of production for the fiscal year 2006 was Ps.60.4 million, 12.8% higher than the cost of production recorded during fiscal year 2005. This increase is mainly attributable to a Ps.1.3 million increase in our Grains segment, a Ps.1.8 million increase in our Cattle segment, and a Ps.3.7 million increase in our Milk segment.

Grains

Cost of production from our Grains segment increased 3.9%, from Ps.34.5 million in fiscal year 2005 to Ps.35.8 million in our fiscal year 2006. Direct and indirect costs per ton produced were 53.2% higher in fiscal year 2006 due to a decrease in the production level of cereals respect to the previous fiscal year, as a consequence of the drought. Consequently, the cost of production per ton produced was Ps.345 in fiscal year 2006 compared to Ps.225 in fiscal year 2005. This lower volume of cereals production did not allow a higher absorption or dilution of the costs structure. The increase in cost of production was mainly attributable to and increase in the price of raw materials.

Cattle

Cost of production from our Cattle segment increased 10.4%, from Ps.17.0 million in fiscal year 2005 to Ps.18.8 million in our fiscal year 2006. Direct costs per kilogram produced increased 12.1%, from Ps.1.14 in fiscal year 2005 to Ps.1.28 in fiscal year 2006, primarily as a result of (i) higher fattening and health costs as a consequence of the drought and (ii) to a lesser extent, the increase in the price of raw materials during fiscal year 2006 compared to fiscal year 2005. Although our total production volume decreased 8.0% in fiscal year 2006 compared to 2005, the increase in costs of production reflected a lower volume of tons produced per hectare, from 0.08 tons per hectare in fiscal year 2005 to 0.07 tons per hectare in fiscal year 2006.

Milk

Cost of production from our Milk segment increased 179.0%, from Ps.2.1 million in fiscal year 2005 to Ps.5.8 million in our fiscal year 2006, primarily as a result of:

•	a 99.5% increase in the level of milk production during fiscal year 2006;

•	a 16.2% increase in the direct and indirect costs as a consequence of the drought during fiscal year 2006; and

•	inauguration of our milking yard of the “El Tigre” farm which only generated income during the last four months of fiscal year 2005.

Cost of production per thousand liters from the Milk segment increased from Ps.286 in fiscal year 2005 to Ps.401 in fiscal year 2006.

Sales

Sales for our fiscal year 2006 increased 43.7%, from Ps.78.2 million in fiscal year 2005 to Ps.112.3 million in fiscal year 2006, primarily as a result of a Ps.30.8 million increase in our Grain segment, Ps.4.4 million increase in our Milk segment, Ps.0.6 million increase in our Feed Lot segment and a Ps.1.5 million increase in our Other segment, partially offset by a Ps.3.1 million decrease in our Cattle segment.

Grains

Sales from our Grains segment increased 99.6%, from Ps.30.9 million in fiscal year 2005 to Ps.61.7 million in fiscal year 2006, primarily as a result of:

•	a 86.2% increase in the volume of sales in fiscal year 2006, from 164,104 tons in fiscal 2005 to 88,123 tons in fiscal year 2006; and

•	a 7.2% increase in average prices in fiscal year 2006, from Ps.351 per ton in fiscal year 2005 to Ps.376 per ton in fiscal year 2006.

Although our volume of grain production volume was 28.7% lower in fiscal year 2006 than in fiscal year 2005, we had higher sales in this segment due to higher grain inventories at beginning of fiscal year 2006 compared to the beginning of fiscal year 2005.

	Grain Inventories (in tons)
	Year ended June 30,
	2006	2005	Change
Inventories at the beginning of the fiscal year	90,060	34,424	55,636
Purchases	21,182	18,480	2,702
Production	106,867	149,785	(42,918)
Sales	(164,104)	(88,123)	(75,981)
Transfer of unharvested crops to expenses	(25,690)	(24,506)	(1,184)

Inventories at the end of the fiscal year	28,315	90,060	(61,745)

Cattle

Sales from our Cattle segment decreased 8.5%, from Ps.36.8 million for fiscal year 2005 to Ps.33.7 million for fiscal year 2006. The decrease of 17.0% in the sales volume from this segment was compensated by an increase of 10.3% in the price of ton sold. Sales volume from this segment decreased from 17.783 tons to 14,762 tons, and the price of sale increased from Ps.2.07 per kilogram in fiscal year 2005 to Ps.2.28 per kilogram in fiscal year 2006. The decrease in the sales volume was mainly due to a lower level of beef cattle production of 854 tons and lower cattle stocks of 4,017 tons at the beginning of the fiscal year 2006 compared to fiscal year 2005. The cattle-beef average stock decreased from 96,231 heads in fiscal year 2005 to 91,500 in fiscal year 2006.

Milk

Sales from the Milk segment increased 127.9%, from Ps.3.5 million in fiscal year 2005 to Ps.7.9 million during fiscal year 2006, primarily as a result of:

•	a 99.5% increase in the production volume, mainly generated by the inauguration on March 1, 2005 of our milking yard of “El Tigre” farm; and

•	a 14.2% increase in average prices for milk, from Ps.474 per thousand liters in fiscal year 2005 to Ps.541 per thousand liters in fiscal year 2006.

Feedlot

Sales from our Feedlot segment increased 27.8%, from Ps.2.1 million in fiscal year 2005 to Ps.2.7 million in our fiscal year 2006, primarily as a result of the fact that during fiscal year 2006 the cattle raiser sent to our feed lot cattle of higher weight which required higher volumes of feed. This positive factor was partially offset by a 5.5% reduction in occupation levels of our feedlot, from an average of 16,300 heads during fiscal year 2005 to an average of 15,400 heads during fiscal year 2006.

Other

Sales from Other segment increased 30.7%, from Ps.4.9 million during fiscal year 2005 to Ps.6.4 million in our fiscal year 2006, primarily as a result of a higher level of income from watering and other services to third parties and the increase of income arising from Futuros y Opciones.com.

Cost of sales

Cost of sales for our fiscal year 2006 were Ps.98.6 million, 34.8% higher than cost of sale for fiscal year 2005, primarily as a result of higher cost of sales in our Grain, Milk, Feedlot and Other segments of 74.9%, 127.9%, 24.9% and 35.4% respectively, which were partially offset by lower cost of sales in our Cattle segment of 7.9%.

Cost of sales as percentage of net sales were 93.6% in fiscal year 2005 and 87.8% in fiscal year 2006.

Grains

Cost of sales from our Grains segment increased 74.9%, from Ps.30.5 million in fiscal year 2005 to Ps.53.3 million during fiscal year 2006 primarily as a result of:

•	a 86.2% increase in grains sales volume,

•	higher average price levels of commodities during fiscal year 2006, and

•	higher level of grain inventories at the beginning of fiscal year 2006 that reduced our cost of sales for such fiscal year.

Cattle

Cost of sales from our Cattle business segment decreased 7.9%, from Ps.35.8 million in fiscal year 2005 to Ps.33.0 million during fiscal year 2006. This decrease was mainly due to a 17.0% decrease in sales volume compared to the previous fiscal year, as a consequence of the drought that adversely affected agricultural areas by reducing the average number of finished cattle sent to the feed lot. These effects were partially offset by a 10.3% increase in the average price of beef cattle during fiscal year 2006.

Milk

Cost of sales from our Milk segment increased 127.9%, from Ps.3.5 million in fiscal year 2005 to Ps.7.9 million during fiscal year 2006, primarily as a result of a 99.5% increase in milk sales volume during fiscal year 2006.

Feedlot

Cost of sales from our Feedlot segment increased 24.9%, from Ps.1.9 million in fiscal year 2005 to Ps.2.3 million in fiscal year 2006, primarily as a result of:

•	higher volumes of feed consumed as a consequence of incoming beef cattle of higher weight which consumed more feed, and

•	an 8.5% increase in the average price per ton of feed, from Ps.191 in fiscal year 2005 to Ps.207 in fiscal year 2006, as a consequence of the increase in the price of corn during fiscal year 2006.

Cost of sales of this segment as percentage of sales from this segment decreased from 87.1% in fiscal year 2005 to 85.2% during our fiscal year 2006.

Other

Cost of sales from our Other segment increased 35.4%, from Ps.1.6 million in our fiscal year 2005 to Ps.2.1 million in fiscal year 2006, primarily as a result of higher costs arising from Futuros y Opciones.com.

Gross profit

As a result of the above-mentioned issues, our gross profit decreased 1.5%, from Ps.19.0 million during fiscal year 2005 to Ps.18.7 million in fiscal year 2006. Our gross margin, calculated as our gross profit divided by the sum of our production income and sales, decreased from 13.0% for fiscal year 2005 to 10.5% for fiscal year 2006 primarily as a result of:

•	a 4.4% decrease in gross profit from our Grain segment, from Ps.10.0 million for fiscal year 2005 to Ps.9.6 million for fiscal year 2006;

•	a 40.2% decrease in gross profit from our Cattle segment, from Ps.4.0 million for fiscal year 2005 to Ps.2.4 million for fiscal year 2006;

•	a 49.6% increase in gross profit from our Milk segment, from Ps.1.4 million for fiscal year 2005 to Ps.2.0 million for fiscal year 2006;

•	a 46.9% increase in gross profit from our Feed Lot segment, from Ps.0.3 million for fiscal year 2005 to Ps.0.4 million for fiscal year 2006; and

•	28.6% increase in gross profit from our Other segment, from Ps.3.3 million for fiscal year 2005 to Ps.4.3 million for fiscal year 2006.

Selling expenses

Selling expenses increased 53.8%, from Ps.6.6 million during fiscal year 2005 to Ps.10.1 million in our fiscal year 2006. Selling expenses from our Grains segment represented 85.4% of our total selling expenses, selling expenses from our Cattle segment represented 10.2% of our total selling expenses, and the remaining 3.9% was represented by selling expenses from our Other segment.

Grains

Selling expenses from the Grains segment as a percentage of sales from the same segment decreased from 15.3% during fiscal year 2005 to 14.1% during fiscal year 2006 as a result of lower cost of freight, conditioning and storage. Selling expenses per ton of grain sold decreased 1.7%, from Ps.54 in fiscal year 2005 to Ps.53 per ton in fiscal year 2006.

Cattle

Selling expenses from our Cattle segment as percentage of sales from this segment decreased from 4.0% in fiscal year 2005 to 3.1% during fiscal year 2006 due to better commercial agreements with our clients.

Milk

Milk sales did not generate significant selling expenses during fiscal years 2005 or 2006, as all the production was marketed directly to dairy producers.

Administrative expenses

Administrative expenses increased 59.0%, from Ps.7.3 million in fiscal year 2005 to Ps.11.6 million in fiscal year 2006, mainly due to the increase in fees and compensations for services (includes consulting fees with respect to Sarbanes-Oxley compliance, accounting, legal and tax fees and migration system), salaries and social contributions, taxes, rates and contributions and office and administration expenses.

Net gain on sale of farms

Net gain on sale of farms decreased 50.5%, from Ps.20.0 million for the fiscal year 2005 to Ps.9.9 million for fiscal year 2006, primarily as a result of the following sales:

Fiscal year 2006:

•	On July 25, 2005 we sold 5,727 hectares of the “El Gualicho” farm in the Province of Córdoba for Ps.17.5 million, generating a gain of approximately Ps.9.9 million.

Fiscal year 2005:

•	On February 1, 2005 we sold 30,350 hectares of the “Ñacurutú” farm in the Province of Santa Fe for Ps.16.3 million, generating a gain of Ps.7.6 million;

•	On June 8, 2005, we sold 977 hectares of the “San Enrique” farm in the Province of Santa Fe for Ps.14.7 million, generating a gain of Ps.12.3 million; and

•	On June 29, 2005, we sold 2 hectares located in the Province of Catamarca for Ps.0.06 million, generating a gain of Ps.0.06 million.

Gain from inventory holding

Gain from inventory holding decreased Ps.62.0%, from Ps.11.2 million in fiscal year 2005 to Ps.4.2 million in fiscal year 2006, primarily as a result of an increase during fiscal year 2007 of prices for our holdings of cattle, grains and raw materials.

Operating income

Operating income decreased 69.4%, from Ps.36.3 million in fiscal year 2005 to Ps.11.1 million in fiscal year 2006. Our operating margin, calculated as our operating income divided by the sum of our production income and sales, decreased from 24.9% for fiscal year 2005 to 6.3% for fiscal year 2006 primarily as a result of:

•	a 1.5% decreased in gross profit, from Ps.19.0 million for fiscal year 2005 to Ps.18.7 million for fiscal year 2006;

•	a 53.8% increase in selling expenses, from Ps.6.6 million for fiscal year 2005 to Ps.10.2 million for fiscal year 2006;

•	a 59.0% increase in administrative expenses, from Ps.7.3 million for fiscal year 2005 to Ps.11.6 million for fiscal year 2006;

•	a 50.5% decrease in net gain on sale of farms, from Ps.20.0 million for fiscal year 2005 to Ps.9.9 million for fiscal year 2006; and

•	62.0% decrease in gain from inventory holding, from Ps.11.2 million for fiscal year 2005 to Ps.4.2 million for fiscal year 2006.

Net financial results

Our net financial income decreased 80.6%, from Ps.63.8 million in fiscal year 2005 to Ps.12.4 million in fiscal year 2006. The principal differences between both fiscal years were:

•	a Ps.53.9 million decrease of income realized in connection with a higher sale of notes of IRSA during fiscal year 2005 compared to fiscal year 2006; and

•	a Ps.3.6 million increase from net effect generated by the difference of exchange and interests.

Our net financial income for fiscal year 2006 arose from (i) Ps.14.9 million of income for the sale of notes issued by IRSA and (ii) Ps.2.2 million of income derived from net exchange rate differences. These gains were partially offset by (i) a Ps.2.2 million loss generated by the tax on debits and credits and (ii) a Ps.2.5 million loss derived from interest and other.

Other income and expenses, net

Other income and expenses, net for fiscal year 2006 represented a loss of Ps.3.4 million compared to a loss of Ps.5.1 million during fiscal year 2005, primarily as a result of a lower negative impact of Ps.1.4 million for the personal assets tax on our shareholders.

Gain on equity investments

Income from related companies decreased 21.2%, from income of Ps.28.1 million in fiscal year 2005 to income of Ps.22.1 million during fiscal year 2006, primarily as a result of:

•	lower income of Ps.3.7 million of gain with respect to our investment in IRSA (including amortization of goodwill of Ps.0.3 million);

•	a loss of Ps.2.5 million with respect to our investment in BrasilAgro;

•	lower income of Ps.0.6 million of gain with respect to our investment in Agro Uranga S.A.; and

•	lower income of Ps.0.8 million with respect to our investments in other subsidiaries and affiliates companies which partially offset the above-mentioned gains.

Management Fee

Under the consulting agreement entered into with Consultores Asset Management, we pay a fee equal to 10% of our net income for agricultural advisory services and other management services. The fees amounted to Ps.3.8 million and Ps.8.5 million in the fiscal years 2006 and 2005, respectively.

Income tax expense

Our Income tax expenses decreased 85.6%, from Ps.37.8 million in fiscal year 2005 to Ps.5.4 million in fiscal year 2006. We recognized its income tax charge on the basis of the deferred tax liability method, thus recognizing temporary differences between accounting and tax assets and liabilities measurements. The main temporary differences derive from cattle stock and fixed assets valuation. For purposes of determining the deferred assets and liabilities, the tax rate expected to be in force at the time of their reversion or use, according to the legal provisions enacted as of the date of issuance of these financial statements (35%) has been applied to the identified temporary differences and tax losses.

Minority interest

During fiscal years 2005 and 2006, a positive participation of third parties of Ps.0.1 million and a negative participation of third parties of Ps.0.1 million respectively was recorded to reflect the minority participation in the income of subsidiaries.

Net income

Due to the above-mentioned issues, our net income decreased 57.2%, from Ps.76.8 million for fiscal year 2005 to Ps.32.9 million for fiscal year 2006. Our net margin, calculated as our net income for a fiscal year divided by the sum of our production income and sales was 52.7% for fiscal year 2005 and 18.5% for fiscal year 2006.

IRSA’s Results of Operations

Overview

The historical financial results of IRSA have been, and are expected to continue to be, materially affected by the general level of economic activity and growth of per capita disposable income in Argentina (and in particular in the Buenos Aires area where IRSA’s activities and investments are concentrated). From December 2001 through most of 2002, Argentina experienced a crisis that virtually paralyzed its economy and led to radical changes in government policies. Argentina’s trade and fiscal deficits and the rigidity of its fixed exchange rate system (known as the convertibility regime), combined with the country’s excessive reliance on foreign capital and with its mounting external debt, resulted in a deep contraction of the economy and in banking and fiscal crises when capital started to leave the country.

In response to the political and economic crisis, the Argentine government undertook a number of far-reaching initiatives that significantly changed the monetary and foreign exchange regime and the regulatory framework for conducting business in Argentina. Between December 2001 and January 2002, Argentina abolished the fixed parity between the Peso and the U.S. dollar, rescheduled bank deposits, asymmetrically pesified debts and suspended payment on a significant portion of its public debt.

Most sectors of the Argentine economy were severely affected by the crisis and regulatory changes. In April 2002, the economy started its path to stabilization and realized a clear improvement of economic variables during the second half of the year, mainly as a result of expanding exports and decreasing imports. While the devaluation of the Peso had significant adverse consequences, it did result in a positive balance for Argentina’s current account, which fostered a reactivation of domestic production. The sharp decline in the Peso’s value against foreign currencies, together with a decline in production costs in U.S. dollar terms, made Argentine products relatively inexpensive in the export markets. At the same time, the costs of imported goods increased significantly due to the devaluation of the Peso, forcing Argentine consumers to substitute their purchase of foreign goods with domestic products, substantially boosting domestic demand for domestic products.

During the second half of 2002, Argentina’s GDP increased 4.4%, and the consumer price index inflation was 8.0% for the six-month period ended December 31, 2002, compared to 30.5% for the six-month period ended June 30, 2002. The improving economic conditions, particularly the reduction of capital outflows from the Argentine economy and the banking system, allowed the government to begin lifting restrictions on bank withdrawals in November 2002.

Despite the improvement in economic conditions during the second half of 2002, Argentina’s overall GDP contracted 10.9% for the full year, receding to 1993 values, investment collapsed (with, for example, negative growth of 43% in the second quarter compared to the second quarter of 2001), and inflation increased sharply. The main impact of the crisis was the tremendous social hardship. Unemployment rose from 12.9% to 19.7% between 1998 and 2002, real wages declined 24% in 2002, and the poverty index increased from 29% of the population in 2000 to 52% in 2002.

In May 2003, Argentina’s political environment was reorganized when Dr. Néstor Kirchner took office as president. The economy continued to show indications of recovery, as GDP grew 8.8% in 2003. A combination of sound fiscal and monetary policies kept consumer price inflation under control at 3.5% in 2003. During 2003, Argentina moved towards normalizing its relationship with the IMF, withdrew all the national and provincial governments’ quasi-money securities from circulation (amounting to Ps.7.8 billion), and eliminated all deposit restrictions. The trade balance experienced a sustained surplus, aided by the rise in commodity prices and export volumes. Social indicators also improved. The unemployment rate decreased to 17.3% in 2003 and real wages began to recover.

During 2004 and 2005, the Argentine economy continued to grow. GDP grew 9.0% in 2004 and 9.0% in 2005 according to the Central Bank’s survey of independent forecasting firms. Inflation remained relatively low in 2004 although it almost doubled to 6.1% from 2003, and it increased to 12.3% during 2005 and 9.8% during 2006.

In June 2005, the Argentine government completed a restructuring of the federal government’s public debt, which had been in default since December 2001. Argentina reduced the outstanding principal amount of its public debt from US$191.3 billion to US$126.6 billion and negotiated lower interest rates and extended payment terms. Approximately US$19.5 billion of defaulted bonds held by creditors who did not participate in the exchange offer remain outstanding.

Over the past four years, the Argentine economy has recovered significantly from the crisis, and the business environment has largely stabilized. We believe that the current recovery has led to significant improvements and sets the stage for growth opportunities. Nevertheless, we cannot assure you that the favorable economic conditions that Argentina has experienced in recent years will continue. See “Risk Factors—Risks Related to Argentina.”

Economic recovery and improvements in IRSA’s business segments

Shopping centers. The profitability of IRSA’s shopping center business is highly sensitive to consumer spending, overall GPD growth in Argentina and availability of financing. The contraction in consumer spending and the greater reliance on informal and low quality products that characterized the Argentine economy during the crisis has been significantly lessened along with an increase in GPD growth. This economic reactivation has significantly increased the revenues of Alto Palermo, IRSA’s subsidiary engaged in shopping center ownership and operation. During the fiscal years ended June 30, 2005, 2006 and 2007, shopping centers’ revenues were Ps.165.5 million, Ps.215.0 million and Ps.270.3 million respectively.

Credit card operations. Tarshop S.A. is a subsidiary of Alto Palermo, through which we have rolled out a credit card business. Economic reactivation and the consequent increase in consumer spending have been fueling the growth in this business as in the case of the shopping center segment. Conceived originally as a marketing tool intended to stimulate sales at IRSA’s shopping centers, Tarshop’s credit card business has extended beyond IRSA’s shopping centers, becoming one of the fastest growing credit card businesses in the consumer credit industry in Argentina, achieving around a 5 % a market share and delinquency ratios in line with the market. Given the accelerated growth in revenues and gross profit that Tarshop experienced in the last years, we decided to start providing a detailed breakdown of this segment figures in our last quarterly reports. As of June 30, 2007 712.000 accounts were outstanding comprising more than AR$ 700 million in outstanding loans, which have been mostly securitized. During the fiscal years ended June 30, 2005, 2006 and 2007, credit card operations’ revenues were Ps.64.6 million, Ps.123.0 million and Ps.213.0 million, respectively.

Development and sale of properties. Demand for new residential units is influenced by a number of factors, including employment rates, short-term and long-term interest rates, availability of government-sponsored and private mortgage financing programs and products, consumer confidence, governmental policies, demographic factors and, to a lesser extent, changes in property taxes, energy costs and federal income tax rates. In addition, the feasibility of developing and marketing new residential units depend on a number of factors such as the inventory of existing units, zoning restrictions, government policies, cost and availability of land, construction and sales costs and the availability of financing on reasonable terms, among other factors. At the time of the crisis, residential sales came to a virtual standstill and real estate prices fell sharply. During the last four years, the market has begun to recover, making gradual progress. This continuing market stabilization accounts for much of the revenue increase in IRSA’s development and sale of properties segment. During the fiscal years ended June 30, 2005, 2006 and 2007 IRSA’s development and sale of properties segment had revenues of Ps.32.3 million, Ps.104.0 million and Ps.75.8 million, respectively.

Offices and other non-shopping center rental properties. The profitability of offices and other non-shopping center rental properties segment is similarly affected by the macroeconomic factors described above. Favorable market conditions and the incidence of bankruptcy are also closely related to levels of vacancy and to the price at which IRSA can lease IRSA’s premises, which in turn adversely affect IRSA’s revenues in this segment. During the 2001 Argentine economic crisis and its aftermath, few development projects were built in Argentina. However, demand for office space and rental properties has increased substantially during the last four years, significantly raising prices. During the fiscal years ended June 30, 2005, 2006 and 2007, IRSA’s offices and other non-shopping center rental properties segment had revenues of Ps.19.4 million, Ps.30.6 million and Ps.55.7 million, respectively.

Hotel Operations. The revenues from IRSA’s hotels business are also highly sensitive to market conditions. For example, the devaluation of the Peso following the repeal of the Convertibility Law made Argentina a less expensive, and therefore a more attractive, tourist destination, significantly increasing the influx of foreign tourists. The appreciation of foreign currency also rendered domestic travel destinations more appealing to the Argentines, many of whom replaced foreign travel with local travel. During fiscal years ended June 30, 2005, 2006 and 2007, IRSA’s Hotel Operations segment had revenues of Ps.87.1 million, Ps.103.8 million and Ps.122.7 million, respectively.

Factors Affecting Comparability of Financial Data

Described below are certain considerations that will facilitate an understanding of IRSA’s overall operating results. These factors are based upon the information which is currently available to us and do not represent all of the factors that are relevant to an understanding of IRSA’s current and future results of operations.

Financial operations

IRSA currently owns 11.8% of Banco Hipotecario, Argentina’s leading mortgage lender and provider of mortgage-related insurance and mortgage loan services. Banco Hipotecario consummated a restructuring of its financial indebtedness in 2004 and since that time has recorded attractive results of operations. For fiscal years ended June 30, 2006 and 2007 IRSA’s investment in Banco Hipotecario generated a gain of Ps.47.0 million and Ps.41.4 million respectively. The gains IRSA recorded in its 2006 and 2007 fiscal years represented 48.7% and 38.6%, respectively, of IRSA’s consolidated net income for such years, but we cannot assure you that IRSA’s investment in Banco Hipotecario will continue to generate such gains in the future.

Variability of results due to substantial property sales

The development and sale of large residential and other properties does not yield a stable, recurring stream of revenue. On the contrary, large acquisitions and sales significantly affect revenues for a reporting period, making it difficult to compare IRSA’s year-to-year results. For example, the Ps.31.0 million sale to a third party of 10% of the plot known as Santa María de Plata and the Ps.26.2 million sale of plot Z of Dique III have significantly impacted IRSA’s results for its 2007 fiscal year. IRSA’s historical revenues have varied from period to period depending upon the timing of sales of properties, and IRSA’s future period-on-period results of operations are likely to continue to vary, perhaps significantly, as a result of periodic property sales.

Critical Accounting Policies and Estimates

In connection with the preparation of the IRSA consolidated financial statements included in this prospectus, IRSA has relied on variables and assumptions derived from historical experience and various other factors that IRSA deemed reasonable and relevant. Although IRSA reviews these estimates and assumptions in the ordinary course of business, the portrayal of IRSA’s financial condition and results of operation often requires IRSA’s management to make judgments regarding the effects of matters that are inherently uncertain on the carrying value of IRSA’s assets and liabilities. Actual results may differ from those estimated under different variables, assumptions or conditions. In order to provide an understanding about how management forms its judgments about future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different variables and conditions, IRSA have included comments related to each critical accounting policy described as follows:

•	revenue recognition;

•	purchase accounting of real estate assets;

•	useful lives of real estate assets;

•	provision for allowances and contingencies;

•	impairment of long-lived assets;

•	debt restructuring;

•	deferred income tax; and

•	minimum presumed income tax.

Revenue recognition

IRSA primarily derives its revenues from domestic office space and shopping center leases and services operations, from the development and sale of properties, from credit card operations and from hotel operations. This section reflects IRSA’s revenue recognition policies and those of its controlled and jointly-controlled subsidiaries.

Accounting for real estate barter transactions. During the years ended June 30, 2007, 2006 and 2005 IRSA entered into certain non-monetary transactions with third parties pursuant to which IRSA sold plots of land in the ordinary course of business in exchange for cash and/or other real estate properties. Under Argentine GAAP, these transactions were recorded based on the fair value of the assets involved and, as a result, a gain or loss was recognized at the time of the exchange. IRSA believes that this accounting policy is a “critical accounting policy” because the impact of accounting for real estate barter transactions under this method could have a material effect on IRSA’s consolidated balance sheet as well as on IRSA’s results of operations.

Recognition of inventories at net realizable value. Inventories, on which IRSA received payments in advance that fix the sales price and the terms and conditions of the contract assuring the closing of the transaction and the realization of the gain, are valued at net realizable value. At June 30, 2007, Ps.20.7 million was valued according these criteria, which was principally applied to the following developments: “Dock III – Plot X” for Ps.18,4 million and “San Martín de Tours” for Ps.1,5 million. IRSA believes that the accounting policy related to recognition of inventories at net realizable value is a “critical accounting policy” because the impact of accounting under this method could have a material effect on IRSA’s consolidated balance sheet as well as on its results of operations. The performance of a sensitivity analysis, which reduced the market value of the properties by 5%, would have resulted in a smaller “Gain from recognition of inventories at net realizable value” by Ps.2.3 million for IRSA’s fiscal year ended June 30, 2007.

Leases and services from shopping center operations. Leases with tenants are accounted for as operating leases. Tenants are generally charged a rent which consists of the higher of (i) a monthly base rent and (ii) a specified percentage of the tenant’s monthly gross retail sales which generally ranges between 4% and 8% of tenant’s gross sales. Furthermore, pursuant to the rent escalation clause in most leases, a tenant’s base rent generally increases between 4% and 7% each year during the term of the lease. Minimum rental income is recognized on a straight-line basis over the term of the lease and unpaid rents are included in accounts receivable in the consolidated balance sheets.

Certain lease agreements contain provisions which provide for rents based on a percentage of sales or based on a percentage of sales volume above a specified threshold. IRSA determines the compliance with specific targets and calculate the additional rent on a monthly basis as provided for in the contracts. Thus, these contingent rents are not recognized until the required thresholds are exceeded.

Generally, IRSA’s lease agreements vary from 36 to 120 months. Law No. 24,808 provides that tenants may rescind commercial lease agreements after the initial six months, upon not less than 60 days’ written notice, subject to penalties which vary from one to one and a half months rent if the tenant rescinds during the first year of its lease, and one month of rent if the tenant rescinds after the first year of its lease.

IRSA also charges its tenants a monthly administration fee, prorated among the tenants according to their leases, which varies from shopping center to shopping center, relating to the administration and maintenance of the common area and the administration of contributions made by tenants to finance promotional efforts for the overall shopping centers operations. Administration fees are recognized monthly when earned. In addition to rent, tenants are generally charged “admission rights,” a non-refundable admission fee that tenants may be required to pay upon entering into a lease and upon lease renewal. Admission right is normally paid in one lump sum or in a small number of monthly installments. Admission rights are recognized using the straight-line method over the life of the respective lease agreements.

Development and sale of properties. IRSA generally enters into purchase and sale agreements with purchasers of units in IRSA’s residential development properties prior to the commencement of construction. Pursuant to this practice, IRSA initiates its marketing and sales efforts on the basis of already-commissioned architectural designs and model units. As a general rule, purchasers pay a booking charge for the units and subsequently enter into fixed price purchase and sale agreements. The balance of the purchase price is due upon delivery of the constructed and completed unit.

Construction of such residential development properties is done pursuant to “turn-key” contracts with major Argentine and South American construction companies that provide for construction to be completed within a prescribed period and budget, subject to customary exceptions.

We record revenue from the sale of properties when all of the following criteria are met:

•

the sale has been consummated (a sale is not considered consummated until (i) the parties are bound by the terms of a contract (ii) all consideration has been exchanged (iii) any permanent financing for which the seller is responsible has been arranged and (iv) all conditions precedent to the closing have been performed);

•

of the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property (the adequacy of a buyer’s initial investment is measured by (i) its composition and (ii) its size compared with the sales value of the property);

•	IRSA’s receivable is not subject to future subordination (IRSA’s receivable will not be placed in or occupy a lower rank, class or position with respect to other obligations of the buyer); and

•	IRSA has transferred to the buyer the risk and rewards of ownership and does not have a continuing involvement in the property.

IRSA uses the percentage-of-completion method of accounting with respect to sales of development properties under construction effected under fixed-priced contracts. Under this method, revenue is recognized based on the ratio of costs incurred to total estimated costs applied to the total contract price. IRSA does not commence revenue and cost recognition until such time as the decision to proceed with the project is made and construction activities have begun.

The percentage-of-completion method of accounting requires management to prepare budgeted costs (i.e., the estimated costs of completion) in connection with sales of properties and/or units. All changes to estimated costs of completion are incorporated into revised estimates during the contract period.

Under this method of accounting, revenues for work completed may be recognized in the statement of income prior to the period in which actual cash proceeds from the sale are received. In this situation, a deferred asset is recorded. Alternatively, and as is more common for us, where property and/or unit purchasers pay us an advance down-payment and monthly cash installments prior to the commencement of construction, a liability is recorded. This is recorded as a customer advance in the financial statements.

Leases and services from office and other buildings. Leases with tenants are accounted for as operating leases. Tenants are charged a monthly rent. Rental income is recognized on a straight-line basis over the term of the lease and unpaid rents are included in accounts receivable in the consolidated financial statements.

Hotel Operations. IRSA recognizes revenues from its rooms, catering, and restaurant facilities as earned on the close of business each day.

Credit card operations. Revenues derived from credit card transactions consist of commissions and financing income. Commissions are recognized at the time the merchants’ transactions are processed, while financing income is recognized when earned.

Purchase accounting of real estate assets

IRSA allocates the purchase price to assets acquired and liabilities assumed on a gross basis based on their fair values at the date of acquisition pursuant to the provisions of Technical Resolution No. 18 Specific Considerations for the Preparation of Financial Statements (“RT No. 18”). In estimating the fair value of the tangible and intangible assets and liabilities acquired, IRSA considers information obtained about each property as a result of its due diligence, marketing and leasing activities. It applies various valuation methods, such as estimated cash flow projections utilizing appropriate discount and capitalization rates, estimates of replacement costs net of depreciation, and available market information. Depending upon the size of the acquisition, IRSA may engage an outside appraiser to perform a valuation of the tangible and intangible assets acquired. IRSA is required to make subjective estimates in connection with these valuations and allocations.

When the sum of the individual fair values of the identifiable tangible and intangible assets exceeds the purchase price paid, negative goodwill exists. Under Argentine GAAP, when negative goodwill exists after an acquiring entity initially assigns values to all assets acquired and liabilities assumed, RT No. 18 states that the entity must first reassess whether all acquired assets and assumed liabilities have been identified and properly valued. If an amount of negative goodwill still results after this reassessment, intangible assets acquired (including above and below market leases, in-place leases and tenant relationships, as applicable), are subject to reduction. If after all of these intangible assets are reduced to zero and an amount of negative goodwill still remains, the remaining unallocated negative goodwill is amortized under the straight-line method over the weighted average useful life of the main tangible assets acquired.

Useful lives of real estate assets

IRSA is required to make subjective assessments as to the useful lives of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on IRSA’s net income. If IRSA would lengthen or shorten the expected useful life of a particular asset, it would be depreciated over more or less years and result in less or more depreciation expense and higher or lower net income.

Provisions for allowances and contingencies

IRSA provides for losses relating to mortgage, lease and other accounts receivable. The allowance for losses is recognized when, based on current information and events, it is probable that IRSA will be unable to collect all amounts due according to the terms of IRSA’s agreements. Allowances are determined on a case-by-case basis, where applicable, by considering the present value of expected future cash flow or the fair market value of collateral if the loan is securitized. Determinations that an allowance should be recognized are dependent on information available at the time of the determination. As a result, future adjustments to the allowance may be necessary if future economic conditions differ substantially from the assumptions used at the time of the determination. IRSA has considered all events and/or transactions subject to reasonable and standard estimation procedures. The consolidated financial statements reflect these considerations.

IRSA has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor and other matters. IRSA accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, IRSA’s estimate of the outcomes of these matters and IRSA’s lawyers’ experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there may be changes in the estimates of future costs, which could have a material effect IRSA’s future results of operations and financial condition or liquidity.

Impairment of long-lived assets

IRSA periodically evaluates the carrying value of its long-lived assets for impairment. IRSA considers the carrying value of a long-lived asset to be impaired when the expected cash flows, undiscounted and without interest, from such asset is separately identifiable and less than its carrying value. IRSA determines the fair market value of a long-lived asset primarily using independent appraisals and utilizing anticipated cash flows discounted at a rate commensurate with the risk involved. The reposition value is mainly determined using independent appraisals or projections of future cash flows. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Impairments are allocated to the results of the period.

Under Argentine GAAP a previously recognized impairment loss is reversed when there is a subsequent change in estimates used to compute the fair market value of the asset. In that event, the new carrying value of the asset is the lower of its fair market value or the net carrying value the asset would have had if no impairment had been recognized. Both the impairment charge and the impairment reversal are recognized in earnings. US GAAP prohibits the reversal of a previously recognized impairment charge.

IRSA believes that the accounting estimate related to asset impairment is a “critical accounting estimate” because:

•

it is highly susceptible to change from period to period because it requires company management and/or independent appraisers to make assumptions such as, future sales and cost of sale, future vacancy rates and future prices, which requires significant adjustments because actual prices and vacancy rates have fluctuated in the past and are expected to continue to do so; and

•

because the impact that recognizing an impairment would have on assets reported on IRSA’s balance sheet as well as on the results of IRSA’s operations could be material. Independent appraisals about future sales prices and future vacancy rates require significant judgment because actual sales prices and vacancy rates have fluctuated in the past and are expected to continue to do so.

As of June 30, 2002 IRSA had reviewed its assets in all segments for impairments due to the continued deterioration of the Argentine economy. As a result, as of June 30, 2002, IRSA had recognized an impairment of Ps.140.6 million. During fiscal year 2003, IRSA recognized impairment losses totaling Ps.14.0 million and Ps.0.2 million, respectively. As a result of increases in the fair market values of the assets for which IRSA had recognized impairment losses, IRSA partially reversed those impairment losses, recognizing gains of Ps.25.4 million, Ps.63.0 million, Ps.28.2 million , Ps.12.6 million and Ps.2.6 million, for the years ended June 30, 2003, 2004, 2005 and 2006 and 2007 respectively. Assets related to those four segments represent approximately 98.5% of IRSA’s total long-lived assets as of June 30, 2007.

The fair market value of IRSA’s office and rental properties was determined following the rent value method, taking into consideration each property’s future cash flow, its comparability with other properties in the market and its historic vacancy rates. The price per square meter of IRSA’s properties varies according to the category and type of building, and to each property’s idiosyncratic traits. Vacancy rates are the lowest in history with rates below 2%. Moreover, IRSA currently believes that a significant amount of new office space, comparable to its existing buildings in Buenos Aires, is not likely to become available in the City of Buenos Aires during IRSA’s next two or three fiscal years. IRSA applied an assumed 5% vacancy rate in preparing its cash flow analyses. For buildings IRSA considers to be Class A (those having the best location and condition) the average price per square meter used was Ps.68/74 per square meter per month, while for buildings IRSA considers to be Class A/B (having very good location and/or condition) the average price was Ps.37/49 per square meter per month, and for buildings IRSA considers Class B/C (those having good location and/or condition) it was Ps.31 per square meter per month. The performance of a sensitivity analysis, which would have reduced the fair market value of these properties by 5%, would have resulted in a smaller reversal of impairment losses as of June 30, 2007, of Ps.0.4 million.

With respect to IRSA’s Hotel Operations segment, the discounted cash flows methodology was applied by taking the forecasts of each hotel in a 10-year flow and discounting such estimated amounts at rates according to risk, location and other relevant factors. The cash flows to be discounted considered revenues per room, per guest, per additional charge as well as the fixed and variable expenditures related to the transaction. Rate increases and occupancy variations were estimated based on the information supplied by each hotel’s management and comparing them to industry-specific data in the local market. IRSA believes that tourism activities and related industries in Argentina have grown in the range of 13% to 18% over the last 12 months, well above worldwide figures, according to inbound traveling and spending statistics provided by the National Tourism Agency.

Shopping centers were valued according to the rent value method. IRSA calculated discount rates considering each property’s location, its comparability with other properties in the market, its historic rental income, vacancy rates and cash flow. The average discount rates IRSA used ranged between 10.0% and 10.4%, and the average price per leasable square meter was Ps.7,043 and the average vacancy rate was calculated taking into consideration the real vacancy.

IRSA used the open market method for determining the fair market value of its land reserves and inventories. IRSA estimated the value of each site by taking into consideration the value of the property according to its surface area and location, as well as the availability of inventory. The performance of a sensitivity analysis, which would have reduced the fair market value of these properties by 5% would have resulted in increased recognition of impairment losses as of June 30, 2007, of Ps.0.7 million.

Debt restructuring

Extension of the maturity date of Alto Palermo’s Convertible Notes. On August 20, 2002, Alto Palermo issued an aggregate amount of US$50.0 million of unsecured convertible notes in exchange for cash and the settlement of certain liabilities. These convertible notes accrue interest at a fixed annual interest rate of 10% (payable semiannually), are convertible at any time at the option of the holder into common shares (at a conversion ratio of US$0.3240 per share) and originally matured on July 19, 2006. On May 2, 2006, Alto Palermo’s noteholders resolved to extend the maturity date of these convertible notes through July 19, 2014, the remaining terms and conditions remained unchanged.

Under Argentine GAAP, an exchange or modification of debt instruments is deemed to result in a substantially different debt instrument if the present value of the cash flows under the terms of the new debt instrument is at least 10% different from the present value of the remaining cash flows under the terms of the original instrument. The new debt instrument should be initially recorded at fair value, and that amount should be used to determine the extinguishment gain or loss to be recognized.

Fair value should be determined by the present value of the future cash flows to be paid under the terms of the new debt instrument discounted at a rate commensurate with the risks of the debt instrument and time value of money. If it is determined that the original and new debt instrument are not substantially different, then a new effective interest rate is to be determined based on the carrying amount of the original debt instrument and the revised cash flows.

IRSA believes that the accounting policy related to the extension of Alto Palermo’s convertible notes’ maturity date is a “critical accounting policy” because it required IRSA’s management to make an estimate of the present value of the future cash flows, using an estimated discount rate which is highly susceptible to changes from period to period. The impact on the fair market value of IRSA’s debt instruments could be material. Based on the analysis performed, IRSA concluded that the instruments were not substantially different and accordingly the old instrument was not extinguished.

Deferred income tax

IRSA recognizes income tax using the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Technical Resolution No. 17 requires companies to record a valuation allowance for that component of net deferred tax assets which is not recoverable.

IRSA believes that the accounting estimate related to deferred income tax is a “critical accounting estimate” because:

•

it is highly susceptible to change from period to period because it requires company management to make assumptions, such as future revenues and expenses, exchange rates and inflation among others; and

•

the impact that calculating income tax using this method would have on assets or liabilities reported on IRSA´s consolidated balance sheet as well as on the income tax result reported in its consolidated statement of income could be material.

Minimum presumed income tax

IRSA calculates the minimum presumed income tax provision by applying the current 1% rate on computable assets at the end of the year. This tax complements the income tax. IRSA’s tax obligation each year will coincide with the highest amount due under either of these two taxes. However, if the minimum presumed income tax provision exceeds income tax in a given year, the amount in excess of income tax can be offset against income tax arising in any of the following ten years.

IRSA has recognized the minimum presumed income tax provision paid in previous years as a credit as IRSA estimates that it will offset future years’ income tax.

IRSA believes that the accounting policy relating to the minimum presumed income tax provision is a “critical accounting policy” because it requires management to make estimates and assumptions with respect to IRSA’s future results that are highly susceptible to change from period to period, and as such the impact on IRSA’s financial position and results of operations could be material.

Business Segment Reporting

IRSA has determined that its reportable segments are those based on its method of internal reporting. Accordingly, it has six reportable segments. These segments are “shopping centers,” “credit card operations,” “development and sale of properties,” “offices and other non-shopping center rental properties,” “hotel operations” and “Financial Operations and Others”.

A general description of each segment follows:

Shopping centers. This segment includes the operating results of IRSA’s shopping centers principally consisting of lease and service revenues from tenants.

Credit card operations. This segment includes revenues derived from credit card transactions which primarily are comprised of (i) merchant discount fees which are recognized when transactional information is received and processed by IRSA; (ii) data processing services which consist of processing and printing cardholders’ statement of accounts, and which are recognized as services are provided; (iii) interest charged to the cardholders; and (iv) life and disability insurance charges to cardholders which are recognized on an accrual basis.

Development and sale of properties. This segment includes the operating results of IRSA’s construction and / or sale of residential buildings business.

Offices and other non-shopping center rental properties. This segment includes the operating results from IRSA’s lease and service revenues for office space and other non-retail building properties.

Hotel Operations. This segment includes the operating results of IRSA’s hotels principally comprised of room, catering and restaurant revenues.

Financial Operations and Others. This segment primarily includes revenues and associated costs generated from the sale of equity securities, other securities-related transactions and other non-core activities.

IRSA measures its reportable segments based on net income. Inter-segment transactions, if any, are accounted for at current market prices. IRSA evaluates performance and allocate its resources to each segment based on net income. IRSA does not depend on any one customer for the majority of its business.

Allocation of expenses and other gains to business segments

Allocation of selling expenses to business segments

Selling expenses directly attributable to the Shopping centers, Credit card operations and Hotel Operations segments are directly allocated to these segments. These expenses are incurred individually by these segments. All other selling expenses are allocated appropriately among the remaining segments based on the specific segment which incurred the expenses.

Allocation of administrative expenses to business segments

Administrative expenses directly attributable to the Shopping centers, Credit card operations and Hotel Operations segments are directly allocated to these segments. These expenses are incurred individually by these segments. All other administrative expenses are prorated among the Development and sale of properties segment and the Offices and other non-shopping center rental properties segments based on the percentage of the operating assets and revenues generated by each segment. Accordingly, 53.1% and 46.9% of administrative expenses (excluding expenses directly attributable to the Shopping centers, Credit card operations and Hotel Operations segments) are allocated to the Development and sale of properties segment and the Offices and other non-shopping center rental properties segments, respectively.

Allocation of results from retained interest in securitized receivables to business segments

Alto Palermo’s profits from its interests in Tarjeta Shopping are allocated to IRSA’s Credit card operations segment.

Allocation of results from operations and holdings of real estate assets, net

These results are allocated to the segment that generates them, which are Shopping centers, Development and sales of properties, Offices and other non-shopping center rental properties and Hotel Operations.

Allocation of the amortization of goodwill

Includes, principally, the amortization of goodwill generated from (i) the acquisition of Alto Palermo, (ii) the acquisition of Alto Palermo’s subsidiaries, (iii) the purchase of Alto Palermo's Convertible Notes and (iv) the acquisition of 33% interest in Palermo Invest. The amortization is allocated to the segment that generates the corresponding goodwill.

Allocation of financial results

Financial results, net

Includes interest income, interest on discounting of assets and liabilities, gain on financial operations, financial expenses, exchange gain (loss) and other financial results allocated to each segment, as described below.

Gain (loss) on financial operations

The Shopping centers, Credit card operations and Hotel Operations segments each manage their financial operations individually. The results generated on such operations are directly allocated to these segments. The remaining financial gains or losses are shown in the Financial Operations and Others segment since they are not specifically generated by any other separate segment.

Interest income, interest on discounting of assets and liabilities and financial expenses

Only the results generated by Alto Palermo, Tarjeta Shopping and IRSA’s hotels are recorded in the Shopping centers, Credit card operations and Hotel Operations segments, respectively. The remaining results are prorated among Development and sale of properties, Offices and other non-shopping center rental properties, Shopping centers, Credit card operations, Hotel Operations and Financial Operations and Others in proportion to the corresponding assets to each segment.

Exchange Gain (loss) and other financial results

In the case of Shopping centers, Credit card operations and Hotel Operations, the above mentioned are attributed to the segments giving rise to them. The remaining items are recorded in Financial Operations and Others as they are not directly related to any segment.

Allocation of (Loss) gain on equity investees

(Loss) gain on equity investees is allocated to the corresponding segments. (Loss) gain on equity investees carrying out activities not falling under any of IRSA’s segments of activity are recorded under Financial Operations and Others.

Allocation of other expenses, net

The Shopping centers, Credit card operations and Hotel Operations segments each manage their expenses individually. The results generated on such operations are directly allocated to these segments. The remaining expenses are shown in the Financial Operations and Others segment since they are not specifically generated by any other separate segment.

Allocation of minority interest

Minority interests are allocated among the segments of the company that generate them.

Allocation of income tax and minimum presumed income tax

The corresponding income tax is allocated to the segment that generates it and minimum presumed income tax is prorated among the Development and sale of properties, the Offices and other non-shopping center rental properties and the Financial Operations and Others segments.

The following tables show certain operating data by business activity:

As of June 30, 2007	Development and sale of properties	Offices and other non-shopping center rental properties (a)	Shopping centers	Hotel Operations	Credit card operations	Financial Operations and Others	TOTAL
Income Statement Data
Revenues	75,751	55,683	270,266	122,681	212,965	1,410	738,756
Costs	(57,823)	(16,699)	(91,112)	(68,960)	(76,251)	(802)	(311,647)
Gross profit	17,928	38,984	179,154	53,721	136,714	608	427,109
Gain from recognition of inventories at net realizable value	20,737	—	—	—	—	—	20,737
Selling expenses	(12,846)	(4,376)	(22,346)	(12,175)	(61,966)	—	(113,709)
Administrative expenses	(19,624)	(16,827)	(32,717)	(26,893)	(45,366)	—	(141,427)
Net income from retained interest in securitized receivables	—	—	—	—	3,254	—	3,254
(Loss) gain from operations and holdings of real estate assets, net	(18)	1,845	741	—	—	—	2,568
Operating income	6,177	19,626	124,832	14,653	32,636	608	198,532
Amortization of goodwill	286	1,044	(2,802)	—	—	—	(1,472)
Financial results, net	(7,088)	(6,256)	(28,190)	(5,268)	825	50,076	4,099
(Loss) gain on equity investees	(491)	—	(818)	(412)	—	41,747	40,026
Other income (expenses), net	—	—	(6,382)	160	3,034	(10,912)	(14,100)
Income before taxes and minority interest	(1,116)	14,414	86,640	9,133	36,495	81,519	227,085
Income tax and minimum presumed income tax (loss)	(11,786)	(1,987)	(40,798)	(3,102)	(15,455)	(14,411)	(87,539)
Minority interest	(4)	(326)	(22,000)	(1,400)	(8,719)	—	(32,449)
Net income (loss)	(12,906)	12,101	23,842	4,631	12,321	67,108	107,097
Gross margin(b)	0.24	0.70	0.66	0.44	0.64	0.43	0.58
Operating margin(c)	0.08	0.35	0.46	0.12	0.15	0.43	0.27
Net margin(d)	(0.17)	0.22	0.09	0.04	0.06	47.59	0.14

Depreciation and amortization(e)	39	16,256	67,046	12,358	1,297	—	96,996

Balance Sheet Data
Operating assets	508,742	675,321	1,336,166	202,113	139,657	—	2,861,999
Non operating assets	30,516	24,662	39,073	6,318	18,771	1,163,560	1,282,900
Total assets	539,258	699,983	1,375,239	208,431	158,428	1,163,560	4,144,899

Operating liabilities	31,472	83,073	199,616	23,304	165,713	—	503,178
Non operating liabilities	278,615	247,763	734,370	153,117	44,722	86,010	1,544,597
Total liabilities	310,087	330,836	933,986	176,421	210,435	86,010	2,047,775

(a)	Includes offices, commercial and residential premises.
(b)	Gross profit divided by revenues.
(c)	Operating income divided by revenues.
(d)	Net income divided by revenues.
(e)	Included in operating income.

As of June 30, 2006	Development and sale of properties	Offices and other non-shopping center rental properties (a)	Shopping centers	Hotel Operations	Credit card operations	Financial Operations and Others	TOTAL
Income Statement Data
Revenues	103,966	30,565	215,003	103,763	122,969	1,414	577,680
Costs	(54,200)	(8,987)	(77,382)	(57,971)	(43,933)	(1,358)	(243,831)
Gross profit	49,766	21,578	137,621	45,792	79,036	56	333,849
Gain from recognition of inventories at net realizable value	9,063	—	—	—	—	—	9,063
Selling expenses	(1,797)	(1,020)	(15,700)	(10,688)	(30,900)	—	(60,105)
Administrative expenses	(12,807)	(11,315)	(25,837)	(20,998)	(25,925)	—	(96,882)
Net income from retained interest in securitized receivables	—	—	—	—	2,625	—	2,625
Gain from operations and holdings of real estate assets, net	52	2,619	9,499	446	—	—	12,616
Operating income	44,277	11,862	105,583	14,552	24,836	56	201,166
Amortization of goodwill	—	—	(856)	—	(224)	—	(1,080)
Financial results, net	(5,383)	(4,579)	(23,273)	(1,935)	106	(5,862)	(40,926)
(Loss) gain on equity investees	—	—	(1,599)	146	—	43,110	41,657
Other expenses, net	—	—	(9,636)	(415)	(125)	(8,087)	(18,263)
Income before taxes and minority interest	38,894	7,283	70,219	12,348	24,593	29,217	182,554
Income tax and minimum presumed income tax	(2,053)	(2,451)	(40,220)	(3,852)	(8,238)	(1,977)	(58,791)
Minority interest	—	(1,077)	(14,582)	(4,157)	(7,374)	—	(27,190)
Net income	36,841	3,755	15,417	4,339	8,981	27,240	96,573
Gross margin(b)	0.48	0.71	0.64	0.44	0.64	0.04	0.58
Operating margin(c)	0.43	0.39	0.49	0.14	0.20	0.04	0.35
Net margin(d)	0.35	0.12	0.07	0.04	0.07	19.26	0.17

Depreciation and amortization(e)	253	7,903	62,337	9,671	815	—	80,979

Balance Sheet Data
Operating assets	386,740	359,725	1,139,767	145,796	74,148	—	2,106,176
Non operating assets	49,624	46,158	18,536	13,310	10,655	495,662	633,945
Total assets	436,364	405,883	1,158,303	159,106	84,803	495,662	2,740,121

Operating liabilities	15,183	52,688	129,653	21,281	97,969	—	316,774
Non operating liabilities	81,414	72,126	243,303	59,030	13,272	18,447	487,592
Total liabilities	96,597	124,814	372,956	80,311	111,241	18,447	804,366

(a)	Includes offices, commercial and residential premises.
(b)	Gross profit divided by revenues.
(c)	Operating income divided by revenues.
(d)	Net income divided by revenues.
(e)	Included in operating income

As of June 30, 2005	Development and sale of properties	Offices and non-shopping center rental properties(a)	Shopping centers	Hotel Operations	Credit card operations	Financial Operations and Others	TOTAL
Income Statement Data
Revenues	32,311	19,431	165,529	87,120	64,558	940	369,889
Costs	(17,542)	(7,746)	(69,781)	(48,924)	(23,102)	(979)	(168,074)
Gross profit (loss)	14,769	11,685	95,748	38,196	41,456	(39)	201,815
Gain from recognition of inventories at net realizable value	17,317	—	—	—	—	—	17,317
Selling expenses	(1,961)	(922)	(10,655)	(9,792)	(13,496)	—	(36,826)
Administrative expenses	(10,080)	(9,771)	(16,548)	(19,434)	(14,837)	—	(70,670)
Net income from retained interest in securitized receivables	—	—	—	—	423	—	423
Gain from operations and holdings of real estate assets, net	521	12,228	13,093	2,096	—	—	27,938
Operating income (loss)	20,566	13,220	81,638	11,066	13,546	(39)	139,997
Amortization of goodwill	—	—	(1,421)	—	(242)	—	(1,663)
(Loss) gain on equity investees	—	—	(1,989)	12,197	—	56,999	67,207
Financial results, net	(5,633)	(4,127)	(17,380)	(4,189)	96	19,385	(11,848)
Other (expenses) income, net	—	—	(8,371)	223	56	(5,997)	(14,089)
Income before taxes and minority interest	14,933	9,093	52,477	19,297	13,456	70,348	179,604
Income tax and minimum presumed income tax	(13,089)	(1,784)	(28,751)	(1,179)	(4,864)	(3,540)	(53,207)
Minority interest	—	(2,112)	(16,317)	(3,824)	(899)	—	(23,152)
Net income	1,844	5,197	7,409	14,294	7,693	66,808	103,245
Gross margin(b)	0.46	0.60	0.58	0.44	0.64	(0.04)	0.55
Operating margin(c)	0.64	0.68	0.49	0.13	0.21	(0.04)	0.38
Net margin(d)	0.06	0.27	0.04	0.16	0.12	71.07	0.28

Depreciation and amortization(e)	252	6,672	57,885	8,824	458	—	74,091

Balance Sheet Data
Operating assets	343,803	364,420	1,093,242	133,035	31,538	—	1,966,038
Non-operating assets	55,442	58,766	3,586	2,136	7,092	431,366	558,388
Total assets	399,245	423,186	1,096,828	135,171	38,630	431,366	2,524,426

Operating liabilities	11,040	68,129	99,139	20,313	48,776	—	247,397
Non operating liabilities	96,332	72,266	296,788	44,735	11,365	57,475	578,961
Total liabilities	107,372	140,395	395,927	65,048	60,141	57,475	826,358

(a)	Includes offices, commercial and residential premises.
(b)	Gross profit divided by revenues.
(c)	Operating income divided by revenues.
(d)	Net income divided by revenues.
(e)	Included in operating income.

IRSA’s Results of Operations for the Fiscal Years ended June 30, 2007 and 2006.

Revenues

Revenues increased 27.9% from Ps.577.7 million in fiscal year 2006 to Ps.738.8 million in fiscal year 2007, primarily due to an increase in the revenues of each of IRSA’s Credit card operations, Shopping Centers, Offices and Other Non-Shopping Center Rental Properties and Hotel Operations’ segments, partially offset by a decrease in the revenues of IRSA’s Development and Sale of Properties segment.

Development and Sale of Properties

Revenues from IRSA’s Development and Sale of Properties segment decreased 27.1% from Ps.104.0 million in fiscal year 2006 to Ps.75.8 million in fiscal year 2007. This business segment generally does not show consistently recurring revenues due to the nature of its business. As a result, period-on-period comparisons may vary significantly depending on the projects that IRSA is developing and their degree of completion. The decrease of the revenues of this segment was principally due to: the absence in fiscal year 2007 of the Ps.104.0 million recognized during fiscal year 2006 principally arising from the following operations:

•	Ps.41.8 million from the sale of plot Y, Dock III;

•	Ps.23.0 million from the sale of Alcorta Plaza made by Alto Palermo that consisted of a plot placed close to the Paseo Alcorta commercial center;

•	Ps.22.8 million from the sale of block 36 of the plot called “Terrenos de Caballito”; and

•	Ps.10.0 million from the sale of Edificios Cruceros units.

This Ps.104.0 million decrease was partially offset by the following revenues recognized during the fiscal year 2007: (i) Ps.31.0 million from the sale to third parties of 10% of the Santa María del Plata plot of land; (ii) Ps.26.2 million from the sale of plot “Z,” Dock III; (iii) Ps.8.6 million from the sale of units in San Martín de Tours and (iv) Ps.8.4 million from the sale of Edificios Cruceros units.

Offices and Other Non-Shopping Center Rental Properties

Revenues from IRSA’s Offices and Other Non-Shopping Center Rental Properties increased 82.2% from Ps.30.6 million in fiscal year 2006 to Ps.55.7 million in fiscal year 2007. This increase was primarily due to a 93.3% increase in the revenues from rental of offices, from Ps.27.4 million in fiscal year 2006 to Ps.52.9 million in fiscal year 2007. This increase in revenues from office rentals was due to:

•

a 5.4% increase from 94.0% in fiscal year 2006 to 99.1% in fiscal year 2007, of average occupancy rates in offices for lease due to the inclusion of Dock del Plata and Bouchard 551 (both occupied 100%) and the almost full occupation of Reconquista 823; and

•

a 93.3% increase in annual rentals from offices for lease arising principally from price increases in the following buildings: Intercontinental Plaza Ps.5.5 million, Bouchard 710 Ps.3.1 million, Maipú 1300 Ps.2.5 million and Libertador 498 Ps.2.4 million and from the acquisition of two new premium buildings: Bouchard 551 (acquired in March 2007) with rental revenues in the present fiscal year of Ps.3.9 million and Dock del Plata (acquired in November 2006) of Ps.3.1 million.

The occupancy rate of the offices and other non-shopping center rental properties segment increased 0.5% from 96.9% in fiscal year 2006 to 97.4% during fiscal year 2007.

Shopping Centers

Revenues from IRSA’s Shopping Centers segment increased 25.7% from Ps.215.0 million in fiscal year 2006 to Ps.270.3 million in fiscal year 2007. This increase was principally due to a Ps.55.3 million increase in revenues from rentals and admission rights as a consequence of: (i) an 18% increase in the average rental price per square meter; and (ii) a 24.3% increase in the total sales of IRSA’s lessees, from Ps.2,273.3 million during fiscal year 2006 to Ps.2,825.8 million during fiscal year 2007 resulting in higher revenues from variable rental payments. The average occupancy rate of IRSA’s shopping centers decreased from 99.1% in fiscal year 2006 to 97.0% in fiscal year 2007.

Hotel Operations

Revenues from IRSA’s hotel operations increased 18.2% from Ps.103.8 million in fiscal year 2006 to Ps.122.7 million in fiscal year 2007, principally due a 23.7% increase in the average price per room in IRSA’s hotels, from Ps.379.0 in fiscal year 2006 to Ps.469.0 in fiscal year 2007. In fiscal year 2007, revenues from the

Hotel Llao Llao increased Ps.8.9 million, revenues from the Hotel Intercontinental Ps.6.0 million and revenues from the Hotel Sheraton Libertador increased Ps.4.0 million, in each case compared to fiscal year 2006. These improvements in fiscal year 2007 were partially offset by a decrease in average occupancy rates from 78.7% in fiscal year 2006 to 74.0% during fiscal year 2007.

Credit Card Operations

Revenues from IRSA’s Credit Card segment increased 73.2% from Ps.123.0 million during fiscal year 2006 to Ps.213.0 million during fiscal year 2007. This increase resulted from:

•	favorable macroeconomic conditions in fiscal year 2007 which showed a general increase in consumption; and

•	a 90.5% increase in sales made with IRSA’s shopping card and a 49% increase in the number of stores accepting IRSA’s card.

Financial Operations and Others

Revenues from IRSA’s Financial Operations and Others segment remained stable with respect to fiscal year 2006. Revenues included in this segment represents fees for services unrelated to IRSA’s Others segments.

Costs

IRSA’s costs increased 27.8% from Ps.243.8 million in fiscal year 2006 to Ps.311.6 million in fiscal year 2007 as a result of an increase in costs of each of IRSA’s business segments during fiscal year 2007 other than Financial Operations and Others. IRSA’s total costs as percentage of its revenues remained flat at 42.2% for each of fiscal year 2006 and 2007.

Development and Sale of Properties

Costs related to Development and Sale of Properties increased 6.7%, from Ps.54.2 million in fiscal year 2006 to Ps.57.8 million in fiscal year 2007. This business segment generally does not show consistently recurring costs due to the nature of its business. As a result, period-on-period comparisons may vary significantly depending on the projects that IRSA is developing and their degree of completion. The increase in costs of this segment was principally due to the following costs incurred in fiscal year 2007:

•	Ps.26.2 million related with the sale of plot “Z” of Dock III;

•	Ps.12.9 million related with the sale to third parties of 10% of the Santa María del Plata plot;

•	Ps.8.2 million related with the sale of San Martín de Tours units; and

•	Ps.3.2 million related with the sale of Edificio Cruceros units.

The foregoing cost increases in fiscal year 2007 were partially offset by the non-recurrence in fiscal year 2007 of the following costs which were incurred in fiscal year 2006: (i) Ps.18.4 million in costs related with the sale of Alcorta Plaza (through Alto Palermo); (ii) Ps.11.3 million of costs related with the sale of block 36 of the plot called “Terrenos de Caballito”; (iii) Ps.9.7 million of costs related with the sale of plot “Y,” Dock III and (iv) Ps.8.8 million of costs related with the sale of Edificios Cruceros units. Costs included in this segment as percentage of revenues from such segment increased from 52.1% in fiscal year 2006 to 76.3% in fiscal year 2007.

Offices and Other Non-Shopping Center Rental Properties

Costs of the Offices and Other Non-Shopping Center Rental Properties segment increased 85.5%, from Ps.9.0 million in fiscal year 2006 to Ps.16.7 million in fiscal year 2007. The principal cost component in this office segment is the depreciation of buildings rented, and the increase in fiscal year 2007 was principally due to higher depreciation in such fiscal year as a result of IRSA’s addition of several new buildings for rental. Costs included in this segment as percentage of revenues from such segment increased from 29.4% during fiscal year 2006 to 30.0% in fiscal year 2007.

Shopping Centers

Costs of the Shopping Centers segment increased 17.7%, from Ps.77.4 million in fiscal year 2006 to Ps.91.1 million in fiscal year 2007. This increase was primarily due to:

•	a Ps.6.6 million increase in costs related with to renovation of common areas;

•	a Ps.4.7 million increase in depreciation and amortization charge due to the depreciation of fixed assets; and

•	a Ps.2.3 million increase in costs for unrecovered expenses.

The cost of the Shopping Centers segment as percentage of the revenues from such segment decreased from 36.0% in fiscal year 2006 to 33.7% during fiscal year 2007.

Hotel Operations

Costs of Hotel Operations increased 19.0%, from Ps.58.0 million in fiscal year 2006 to Ps.69.0 million in fiscal year 2007 principally due to increasing revenues. Higher costs of the Hotel Operations segment are mainly due to an increase in the assets depreciation, fees for commissions and services, food and beverages and salaries and social security charges. Costs of Hotel Llao Llao increased Ps.6.0 million, of Hotel Intercontinental Ps.2.6 million and of Hotel Sheraton Libertador Ps.2.4 million. Costs of hotel operations as percentage of revenues of such segment increased from 55.9% in fiscal year 2006 to 56.2% in fiscal year 2007.

Credit Card Operations

Cost of the Credit card operations segment increased 73.6%, from Ps.43.9 million during fiscal year ended June 30, 2006 to Ps.76.3 million during fiscal year ended June 30, 2007. This increase was primarily due to: (i) a Ps.11.0 million increase in the cost of salaries and social security charges; (ii) a Ps.9.8 million increase in expenses for interest and commissions; (iii) a Ps.5.7 million increase in charges for taxes, rates, contributions and services; and (iv) a Ps.2.8 million increase in the charge for fees and services to third parties, in each case reflecting the expansion of IRSA’s credit card operations in fiscal year 2007.

The cost of Credit card operations as percentage of revenues from such segment remained flat at 35.8% in each of fiscal years 2006 and 2007.

Financial Operations and Others

The cost of the Financial Operations and Others segment decreased Ps.0.6 million, from Ps.1.4 million in fiscal year 2006 to Ps.0.8 million in fiscal year 2007. Costs included in this line represent expenses unrelated to our other segments.

Gross profit

As a result of the above, gross profit increased 27.9% from Ps.333.8 million in fiscal year 2006 to Ps.427.1 million in fiscal year 2007. IRSA’s gross margin, calculated as its gross profit divided by its revenues, remained at 57.8% in fiscal years 2006 and 2007 primarily as a result of improvements in the gross margin of IRSA’s Financial Operations and Others and Shopping Centers segments, partially offset by a decrease in the gross margin of its Development and Sale of Properties, Offices and Other Non-Shopping Center Rental Properties, Hotel Operations and Credit card operations segments.

Gain from recognition of inventories at net realizable value

This line reflects the valuation at net realization value of inventories in respect of which IRSA received prepayments of rentals pursuant to contractual terms which establish the consummation of the sales and the resulting profits. This business segment generally does not show consistently recurring gains, and as a result, period-on-period comparisons may vary significantly depending on the projects that IRSA is developing and their degree of completion. During fiscal year 2007, IRSA recognized Ps.20.7 million of gain primarily in respect of the following developments:

•	“Dock III - Plot X” in an amount equal to Ps.18.4 million; and

•	“San Martín de Tours” in an amount equal to Ps.1.5 million.

During fiscal year 2006, IRSA recognized a gain of Ps.9.1 million primarily in respect of: “Edificios Cruceros” in an amount equal to Ps.4.6 million, “Torres Rosario” in an amount equal to Ps.3.5 million, “Dock III – Plot Z” in an amount equal to Ps.1.6 million and “San Martín de Tours” in an amount equal to Ps.(0.6) million.

Selling expenses

Selling expenses increased 89.2% from Ps.60.1 million in fiscal year 2006 to Ps.113.7 million in fiscal year 2007 principally due to an increase in the selling expenses of the Credit card operations and Shopping Centers segments of Ps.31.1 million and Ps.6.6 million, respectively. Selling expenses as a percentage of revenues increased from 10.4% in fiscal year 2006 to 15.4% in fiscal year 2007.

Development and Sale of Properties

Selling expenses for this segment consist of commissions and expenses derived from sales, stamp tax and on gross sales (gross revenues). Selling expenses for Development and Sale of Properties increased Ps.11.0 million in fiscal year 2007 principally due to a higher turnover tax charge during such fiscal year as a result of IRSA’s sale of Solares de Santa María.

Offices and Other Non-Shopping Center Rental Properties

Selling expenses for the Offices and Other Non-Shopping Center Rental Properties segment increased Ps.3.4 million, from Ps.1.0 million in fiscal year 2006 to Ps.4.4 million in fiscal year 2007 due to the higher charge for bad debtors of IRSA’s subsidiary Inversora Bolívar for Ps.1.9 million, and higher charges for turnover tax and real estate commissions.

Shopping Centers

Selling expenses for the Shopping Centers segment increased 42.3%, from Ps.15.7 million in fiscal year 2006 to Ps.22.3 million in fiscal year 2007 due to: (i) a Ps.2.0 million increase in the costs of salaries and social security charges; (ii) a Ps.1.4 million increase in the charge for turnover tax; and (iii) a Ps.1.2 million increase in the charge for bad debts. Selling expenses related to Shopping Centers as a percentage of revenues from such segment increased from 7.3% in fiscal year 2006 to 8.3% in fiscal year 2007.

Hotel Operations

Selling expenses for the Hotel segment increased 13.9% from Ps.10.7 million in fiscal year 2006 to Ps.12.2 million in fiscal year 2007 principally due to increases in turnover tax, salaries and social security charges and commissions for tourism agencies, in each case reflecting an increase in the revenues of the segment in line with higher activity.

Credit Card Operations

Selling expenses for the Credit card operations segment increased 100.5%, from Ps.30.9 million in the fiscal year ended June 30, 2006 to Ps.62.0 million in the fiscal year ended June 30, 2007 principally due to:

•	a Ps.11.7 million increase in advertising expenses;

•	a Ps.11.8 million increase in the charge for bad debts; and

•	a Ps.5.8 million increase in the charge for turnover tax.

Selling expenses of Credit card operations as a percentage of the revenues from such segment increased from 25.1% in the fiscal year 2006 to 29.1% in fiscal year 2007.

Administrative expenses

Administrative expenses increased 46.0% from Ps.96.9 million in fiscal year 2006 to Ps.141.4 million in fiscal year 2007 primarily due to an increase in the Credit card operations segment and, to a lesser extent, increases in each of the remaining segments. Principal components of administrative expenses are salaries and social security charges, directors’ fees, fees and remunerations for services and depreciation of fixed assets.

Development and Sale of Properties

Administrative expenses of the Development and Sale of Properties segment increased 53.2%, from Ps.12.8 million in fiscal year 2006 to Ps.19.6 million in fiscal year 2007 due to: (i) a Ps.4.5 million increase for salaries, bonds and social security charges and directors’ fees and (ii) a Ps.2.1 million increase in bank expenses. Administrative expenses of Development and Sale of Properties as a percentage of revenues from this segment increased from 12.3% in fiscal year 2006 to 25.9% in fiscal year 2007.

Offices and Other Non-Shopping Center Rental Properties

Administrative expenses of the Offices and Other Non-Shopping Center Rental Properties segment increased 48.7% from Ps.11.3 million in fiscal year 2006 to Ps.16.8 million in fiscal year 2007. The increase is principally due to an increase of Ps.4.0 million in salaries, bonds and social security charges and fees to Directors and to an increase of Ps.1.8 million in bank expenses. Administrative expenses of Offices and Other Non-Shopping Center Rental Properties as a percentage of revenues from such segment decreased from 37.0% in fiscal year 2006 to 30.2% in fiscal year 2007.

Hotel Operations

Administrative expenses of the Hotel segment increased 28.1% from Ps.21.0 million in fiscal year 2006 to Ps.26.9 million in fiscal year 2007, principally due to: (i) a Ps.1.7 million increase in Hotel Intercontinental mostly due to an increase in salaries and social security charges, commissions and depreciation of fixed assets, (ii) a Ps.1.4 million increase in Hotel Sheraton Libertador principally due to an increase in fees for services and in salaries and social security charges and (iii) a Ps.2.8 million increase in the Hotel Llao Llao principally due to increases in salaries and social security charges, fees for services due to higher sales and taxes, rates and contributions. Administrative expenses of Hotel Operations as a percentage of revenues from such segment increased from 20.2% in fiscal year 2006 to 21.9% in fiscal year 2007.

Shopping Centers

Administrative expenses of the Shopping Centers segment increased 26.6%, from Ps.25.8 million in fiscal year 2006 to Ps.32.7 million in fiscal year 2007 principally due to (i) a Ps.3.7 million increase in expenses for fees and third parties services; (ii) a Ps.2.0 million increase in the charge for directors’ fees and (iii) a Ps.1.3 million increase in expenses for taxes, rates and contributions mostly due to the tax on bank debits and credits. Administrative expenses of the Shopping Centers segment as a percentage of the revenues from such segment remained essentially flat, increasing from 12.0% in fiscal year 2006 to 12.1% in fiscal year 2007.

Credit Card Operations

Administrative expenses of the Credit card operations segment increased 75.0%, from Ps.25.9 million in fiscal year 2006 to Ps.45.4 million in fiscal year 2007. This increase was primarily due to:

•	a Ps.11.4 million increase in expenses for salaries, compensation, social security charges and personnel;

•	a Ps.2.4 million increase in expenses for rentals, taxes, rates and contributions; and

•	a Ps.3.0 million increase in expenses for fees and third parties services.

Administrative expenses of Credit card operations as a percentage of revenues from such segment increased from 21.1% in fiscal year ended 2006 to 21.3% during fiscal year 2007 as a result of a higher proportional average of these expenses in respect of the revenues increase of this segment.

Net income from retained interest in securitized receivables (Tarjeta Shopping)

This gain reflects the result generated by Alto Palermo’s participation in the Shopping Credit Card securitization trusts. This gain increased 24.0%, from Ps.2.6 million in fiscal year 2006 to Ps.3.3 million in fiscal year 2007 principally due to the creation in fiscal year 2007 of new Credit Card trusts in connection with new securitizations in such year.

Results from the operations and holdings of real estate assets, net

This line reflects the impairment losses and gains associated with the reversal of previously recognized impairment charges. Results from the operation and holding of real estate assets decreased 79.6%, from a gain of Ps.12.6 million in fiscal year 2006 to a gain of Ps.2.6 million in fiscal year 2007, principally recorded in Neuquén Project for Ps.2.2. million, Suipacha 652 for Ps.0.9 million, Avenida de Mayo 589 for Ps.0.7 million and Torres de Abasto for Ps.0.1 million, partially offset by a loss of Ps.1.5 million corresponding to Torres Rosario. During fiscal year 2006 the gain of Ps.12.6 million had been attributable to Caballito for Ps.6.5 million, Alto Rosario for Ps.3.5 million, Espacio Aereo Coto for Ps.1.4 million, Torre Constitución for Ps.0.7 million and Reconquista 823 for Ps.0.6 million.

Operating income

Operating income decreased Ps.2.6 million from Ps.201.2 million in fiscal year 2006 to Ps.198.5 million in fiscal year 2007 mainly due to a decrease in the Development and Sale of Properties segment that was partially offset by increases in operating income of the Others segments. IRSA’s operating margin, calculated as its operating income divided by its revenues, decreased from 34.8% for fiscal year 2006 to 26.9% for fiscal year 2007 primarily as a result of decreases in the operating margin of IRSA’s Development and sale of properties, offices and other non-shopping center rental properties, shopping centers, and Credit card segments, partially offset by an increase in the operating margin of its Financial Operations and Others segment.

Development and Sale of Properties

Operating income from the Development and Sale of Properties segment decreased 86.0% from Ps.44.3 million in fiscal year 2006 to Ps.6.2 million in fiscal year 2007 mostly due to a decrease in the revenues from this segment and increases in selling and administrative expenses, partially offset by higher gain from recognition of inventories at their net realizable value during fiscal year 2007. The operating income of this segment as a percentage of the revenues from such segment decreased from 42.6% during fiscal year 2006 to 8.2% during fiscal year 2007.

Offices and Other Non-Shopping Center Rental Properties

Operating income from the Offices and Other Non-Shopping Center Rental Properties segment increased 65.5%, from Ps.11.9 million in fiscal year 2006 to Ps.19.6 million in fiscal year 2007 mostly due to an increase in the revenues from this segment. The operating income of this segment as a percentage of the revenues from such segment decreased from 38.8% during fiscal year 2006 to 35.2% during the fiscal year 2007.

Shopping Centers

Operating income of Shopping Centers increased 18.2%, from Ps.105.6 million in fiscal year 2006 to Ps.124.8 million in fiscal year 2007 mostly due to a 25.7% increase in the revenues from this segment that were partially offset by increases of 17.7% in costs, 42.3% in selling expenses and 26.6% in administrative expenses. The operating income of this segment as a percentage of revenues from such segment decreased from 49.1% during fiscal year 2006 to 46.2% during fiscal year 2007.

Hotel Operations

Operating income of Hotel Operations increased from Ps.14.6 million in fiscal year 2006 to Ps.14.7 million in fiscal year 2007 mostly due an increase in revenues from this segment that was partially offset by increases in costs and expenses. The operating income of this segment as a percentage of the revenues from such segment decreased from 14.0% during fiscal year 2006 to 11.9% during fiscal year 2007.

Credit Card Operations

Operating income of the Credit Card segment increased 31.4%, from Ps.24.8 million in fiscal year 2006 to Ps.32.6 million in fiscal year 2007 mostly due to a 73.2% increase in revenues from this segment that were partially offset by increases of 73.6% in costs, 100.5% in selling expenses and 75.0% in administrative expenses. The operating income of this segment as a percentage of the revenues from such segment decreased from 20.2% during fiscal year 2006 to 15.3% during fiscal year 2007.

Financial Operations and Others

Operating income of the Financial Operations and other operations segment increased Ps.0.5 million from Ps.0.1 million in fiscal year 2006 to Ps.0.6 million in fiscal year 2007. Operating revenues of this segment as a percentage of the revenues from such segment increased from 4.0% in fiscal year 2006 to 43.1% in fiscal year 2007 primarily as a result of a 40.9% decrease in the costs of this segment.

Amortization of goodwill

The amortization of the goodwill includes: (i) amortization of the goodwill of the following subsidiaries of Alto Palermo: Shopping Alto Palermo S.A., FIBESA, Tarshop, ERSA and Empalme and (ii) of IRSA’s own negative goodwill generated by its purchase of Alto Palermo and Palermo Invest S.A. shares. Amortization of goodwill increased (Ps.0.4 million), from a charge of Ps.1.1 million in fiscal year 2006 to a charge of Ps.1.5 million in fiscal year 2007.

Financial results, net

Financial results, net decreased Ps.45.0 million, from a net loss of Ps.40.9 million in fiscal year 2006 to a net gain of Ps.4.1 million in fiscal year 2007. The principal causes for this variation were:

•

the increase of Ps.40.4 million in results of financial operations mainly due to an increase of Ps.46.9 million in the fair market value of IRSA’s investment in the mutual investment fund, Dolphin Fund Plc.;

•	a Ps.12.1 million positive exchange difference compared to fiscal year 2006 due to a lower depreciation during fiscal year 2007 of the Argentine peso versus the US dollar;

•	Ps.9.9 million due to higher interest income in fiscal year 2007 of which Ps.7.6 million resulted from financial investments; and

•	Ps.16.5 million for higher expenses in financing principally due to higher interest expense resulting from the issuance of bonds by IRSA and Alto Palermo during fiscal year 2007.

Gain on equity investees

Gain from related companies decreased 3.9% from a gain of Ps.41.7 million in fiscal year 2006 to a gain of Ps.40.0 million in fiscal year 2007. This decrease principally results from a Ps.5.7 million decrease in the gain of Banco Hipotecario, from Ps.47.0 million in fiscal year 2006 to Ps.41.4 million in fiscal year 2007. This decrease was partially offset by the absence in fiscal year 2007 of the Ps.4.0 million loss incurred in fiscal year 2006 from IRSA’s investment in Abril S.A.

Other income and expenses, net

Other income and expenses, net, decreased 22.8%, from a net expense of Ps.18.3 million in fiscal year 2006 to a net expense of Ps.14.1 million in fiscal year 2007 principally due to: (i) a Ps.7.5 million decrease in the allowance for uncollectible loans and (ii) a Ps.3.1 million increase for the recovery of allowances, which were partially offset in fiscal year 2007 by: (i) a Ps.4.5 million increase in charges for donations and (ii) a Ps.2.7 million increase in contingencies for lawsuits.

Income before taxes and minority interest

As a result of the above mentioned issue, income before taxes and minority interest increased 24.4% passing for an income of Ps.182.6 million in fiscal year 2006 to an income of Ps.227.1 million in fiscal year 2007.

Income tax and minimum presumed income tax

Income tax and minimum presumed income tax increased 48.9%, from Ps.58.8 million in fiscal year 2006 to Ps.87.5 million in fiscal year 2007. IRSA applied the deferred tax method to calculate its income tax for the two fiscal years, recognizing the temporary differences in the accounting and in tax assets and liabilities. IRSA’s effective tax rate in the fiscal year 2007 was 38.5% compared to 32.2% in fiscal year 2006.

The Ps.28.7 million variation was principally caused by the net impact of:

•

Ps.23.6 million increase in the expense for income tax for IRSA, from Ps.4.0 million during fiscal year 2006 to Ps.27.6 million during fiscal year 2007 due to the charge during fiscal year 2007 for Ps.11.6 million of deferred tax mostly caused by the sale of Santa María del Plata;

•	a Ps.12.9 million allowance for income tax in fiscal year 2007 mostly caused by the sale of shares in Banco Hipotecario and ownership units in Dolphin Fund Plc.;

•	a of Ps.7.8 million increase in the expense for income tax of Alto Palermo, from Ps.48.5 million in fiscal year 2006 to Ps.56.3 million in fiscal year 2007; and

•	a Ps.0.5 million increase in the expense for income tax of Nuevas Fronteras S.A.

Minority interest

The negative result caused by third parties´ participation in subsidiaries increased 19.3% from a loss of Ps.27.2 million in fiscal year 2006 to a loss of Ps.32.4 million in fiscal year 2007 as a consequence of an increase in the income accounts of related companies in which IRSA has a minority interest (principally in the Shopping Centers and Credit card operations segments).

Net income

Due to the above-mentioned issues, net income increased 10.9% from Ps.96.6 million in fiscal year 2006 to Ps.107.1 million in fiscal year 2007.

IRSA’s Results of Operations for the fiscal years ended June 30, 2006 and 2005.

Revenues

IRSA’s revenues increased 56.2% from Ps.369.9 million for IRSA’s 2005 fiscal year to Ps.577.7 million for its 2006 fiscal year, primarily as a result of increases in revenues in IRSA’s Shopping Center and Development and Sale of Properties segments.

Shopping Centers

Revenues from IRSA’s Shopping Center segment increased 29.9% from Ps.165.5 million for IRSA’s 2005 fiscal year to Ps.215.0 million for IRSA’s 2006 fiscal year. The increase is attributed principally to an increase of Ps.48.1 million in revenues from leases and admission rights of IRSA’s Shopping Centers, as a consequence of the 33.9% increase in sales by IRSA’s tenants from Ps.1,698.1 million for its 2005 fiscal year to Ps.2,273.3 million for its 2006 fiscal year. The average occupancy rate in IRSA’s shopping centers was 99.1% for IRSA’s 2006 fiscal year similar to 99% in its 2005 fiscal year.

Development and Sale of Properties

Revenues from IRSA’s Development and Sale of Properties segment increased 221.8% from Ps.32.3 million for IRSA’s 2005 fiscal year to Ps.104.0 million for its 2006 fiscal year. The increase in revenues from this segment was attributable principally to: (i) Ps.23.0 million of revenues from Alto Palermo’s sale of Alcorta Plaza, a plot of land by Paseo Alcorta shopping center; (ii) Ps.22.7 million of revenues from the sale of block 36 of the plot named “Terrenos de Caballito” in IRSA’s 2006 fiscal year; (iii) Ps.41.8 million of revenues from the sale of plot Y of Dock III during IRSA’s 2006 fiscal year; and (iv) Ps.10.0 million of revenues from its sale of units of Edificios Cruceros in IRSA’s 2006 fiscal year, partially offset by the absence in its 2006 fiscal year of Ps.23.6 million of revenues from the sale of a plot of Dock III and Ps.3.5 million of revenues from the sale of Madero 1020, both of which IRSA sold during its 2005 fiscal year.

Offices and Other Non-Shopping Center Rental Properties

Revenues from IRSA’s Offices and Other Non-Shopping Center Rental Properties segment increased 57.3%, from Ps.19.4 million for IRSA’s 2005 fiscal year to Ps.30.6 million for its 2006 fiscal year. This increase was mainly due to: (i) a 52.1% increase in revenues from office rents, from Ps.18.0 million in its 2005 fiscal year, to Ps.27.4 million for its 2006 fiscal year. This increase in revenues is attributed to a 3.0 % increase in average occupancy rates in its 2006 fiscal year and a 41.5 % increase in average monthly rates of the majority of the buildings, principally due to the increase in accumulated annual rents in Bouchard 710 for Ps.5.4 million, Libertador 498 for 0.8 million, Maipú 1300 for Ps.0.7 million, Laminar Plaza for Ps.0.7 million, Suipacha 652 for Ps.0.4 million and Edificios Costeros Dock IV for Ps.0.5 million; and (ii) a 135.8% increase in revenues of other properties from Ps.0.9 million in IRSA’s 2005 fiscal year to Ps 2.1 million for its 2006 fiscal year, mainly due to Santa María del Plata for an amount of Ps.1.2 million. The rate of occupancy in this segment increased 3.2% from 94.0% in June 2005 to 97.0% in June 2006.

Hotel Operations

Revenues from IRSA’s hotel operations increased 19.1% from Ps.87.1 million for IRSA’s 2005 fiscal year to Ps.103.8 million for its 2006 fiscal year, mainly due to a 18.2% increase in average price per room of its hotels from Ps.320 in 2005 to Ps.379.0 in 2006. On the other hand, IRSA’s average occupancy rates remained stable at 78.7% during its fiscal year 2006 compared to 75.4% in its 2005 fiscal year. Revenues from Hotel Intercontinental increased by Ps.6.1 million, revenues from the Hotel Llao Llao increased by Ps.5.8 million and revenues from Hotel Sheraton Libertador increased by Ps.4.7 million.

Credit Card Operations

Revenues from credit card operations increased 90.5% from Ps.64.6 million in fiscal year 2005 to Ps.123.0 million in fiscal year 2006, reflecting improved macroeconomic conditions and a related increase in the level of private consumption which enabled IRSA to open new branches, increase the number of credit cards issued and expand the number of shops that accept IRSA’s credit cards.

Financial Operations and Others

Revenues from IRSA’s Financial Operations and Others segment increased 50.4% from Ps.0.9 million for its 2005 fiscal year, to Ps.1.4 million for its 2006 fiscal year. Revenues included in this segment represent fees for services with no specific allocation to any of the previous segments.

Costs

IRSA’s costs increased 45.1% from Ps.168.1 million for IRSA’s 2005 fiscal year to Ps.243.8 million for its 2006 fiscal year, reflecting an increase in costs in each of IRSA’s business segments during its 2006 fiscal year. Total costs as a percentage of revenues decreased from 45.4% for its 2005 fiscal year to 42.2% for its 2006 fiscal year.

Shopping Centers

Costs related to Shopping Centers increased 10.9% from Ps.69.8 million for IRSA’s 2005 fiscal year to Ps.77.4 million for IRSA’s 2006 fiscal year. This increase was primarily due to an increase in depreciation and amortization expenses of Ps.4.5 million and an increase in the charges of unrecoverable expenses of Ps.2.6 million.

Development and Sale of Properties

Costs related to Development and Sale of Properties increased 209.0%, from Ps.17.5 million for IRSA’s 2005 fiscal year to Ps.54.2 million for IRSA’s 2006 fiscal year. The increase in costs from this segment is mainly due to the following occurring: (i) Ps.18.4 million in costs related to the sale of Alcorta Plaza (through Alto Palermo); (ii) Ps.11.3 million in costs related to the sale of block 36 of the plot named “Terrenos de Caballito”; (iii) Ps.9.7 million in costs related to the sale of plot Y of Dock III; (iv) of Ps.8.8 million in costs related to the sale of units of Edificios Cruceros, (v) a decrease due to the sale of a plot of Dock III during IRSA’s 2005 fiscal year for Ps.23.6 million and (vi) a decrease of Ps.3.5 million in connection with the sale of Madero 1020 during the previous fiscal year. Costs relating to Development and Sale of Properties as a percentage of revenues from this segment decreased from 54.3% for IRSA’s 2005 fiscal year to 52.1% for its 2006 fiscal year.

Offices and Other Non-Shopping Center Rental Properties

Costs of Offices and Other Non-Shopping Center Rental Properties increased by 16.0% from Ps.7.7 million for IRSA’s 2005 fiscal year to Ps.9.0 million for IRSA’s 2006 fiscal year, mainly due to the amortization in its 2006 fiscal year of Bouchard 710 which IRSA acquired in June 2005. The main component of cost for offices is the depreciation of leased properties.

Hotel Operations

Costs from hotel operations increased 18.5% from Ps.48.9 million for IRSA’s 2005 fiscal year to Ps.58.0 million for its 2006 fiscal year, primarily due to revenue increases. Higher costs for Hotel Operations are primarily due to an increase in the depreciation of the assets, salaries and social security contributions. Costs from Llao Llao Hotel increased Ps.5.3 million, costs from Hotel Intercontinental increased Ps.2.3 million and costs from Hotel Sheraton Libertador increased Ps.1.8 million. Costs from hotel operations as a percentage of revenues from this segment decreased from 56.2% in IRSA’s 2005 fiscal year to 55.9% in its 2006 fiscal year.

Credit Card Operations

The cost of sales relating to Credit Card operations rose 90.2% from Ps.23.1 million for IRSA’s 2005 fiscal year to Ps.43.9 million for its 2006 fiscal year, mainly due to a cost increase of Ps.6.2 million in salaries and social security charges, of Ps.3.0 million in taxes, dues and contributions, of Ps.1.3 million of electricity and telephone expenses mainly as a result of the expansion of IRSA’s operations; a higher charge in commissions and interest by a margin of Ps.5.6 million and an increase in fees and services of Ps.2.3 million mainly due to the new issues under the securitization program.

Financial Operations and Others

Costs from the Financial Operations and Others segment increased by Ps.0.4 million from Ps.1.0 million for IRSA’s 2005 fiscal year to Ps.1.4 million for its 2006 fiscal year. Costs included in this line represent expenses incurred for the rendering of services that generate revenues.

Gross profit

As a result of the foregoing, the gross profit increased by 65.4%, from Ps.201.8 million during the fiscal year ended June 30, 2005 to Ps.333.8 million during the fiscal year ended June 30, 2006.

Gain from recognition of inventories at net realizable value

This line is generated as a result of valuing at the net realizable value those inventories for which IRSA has received purchase price or lease advances that fix prices, and the contract terms and conditions of the transactions that IRSA signed state the consummation of the sale and the gain. Ps.9.1 million were valued according to this criteria, which was principally applied to the following developments: “Cruceros” for Ps.4.6 million, “Torres Rosario,” for Ps.3.5 million, and “Dock III – Plot Z,” for Ps.1.6 million and “San Martín de Tours” for Ps.0.6 million in losses.

Selling expenses

Selling expenses increased 63.2% from Ps.36.8 million for IRSA’s 2005 fiscal year to Ps.60.1 million for IRSA’s 2006 fiscal year primarily due to an increase in selling expenses in its Credit Card, Shopping Center and Hotel segments. Selling expenses as a percentage of revenues increased from 10.0% for IRSA’s 2005 fiscal year to 10.4% for its 2006 fiscal year.
Shopping Centers

Selling expenses relating to Shopping Centers increased 47.3% from Ps.10.7 million for IRSA’s 2005 fiscal year to Ps.15.7 million for its 2006 fiscal year. The increase was mainly due to an increase of Ps.2.0 million in the charge for gross sales taxes in line with IRSA’s higher revenues, an increase of Ps.1.1 million in the charge for provision of bad debts and an increase of Ps.0.5 million in the charge of advertising.

Development and Sale of Properties

Selling expenses from Development and Sale of Properties decreased 8.4% from Ps.2.0 million for IRSA’s 2005 fiscal year to Ps.1.8 million for its 2006 fiscal year. Selling expenses for Development and Sale of Properties are mainly commissions and expenses from sales, sealing and gross sales tax.

Offices and Other Non-Shopping Center Rental Properties

Selling expenses relating to Offices and Other Non-Shopping Center Rental Properties increased 10.6% from Ps.0.9 million for IRSA’s 2005 fiscal year 2005 to Ps.1.0 million for its 2006 fiscal year.

Hotel Operations

Selling expenses relating to IRSA’s Hotel Operations increased 9.2% from Ps.9.8 million for Its 2005 fiscal year to Ps.10.7 million for its 2006 fiscal year, mainly due to an increase in the gross sales tax, salaries and social security charges and the tourism agencies commissions due to an increase in revenues in the segment in line with higher levels of activity.

Credit Card Operations

Selling expenses of the Credit Card segment increased 129.0%, from Ps.13.5 million for IRSA’S 2005 fiscal year to Ps.30.9 million for its 2006 fiscal year, mainly due to an increase of Ps.6.7 million in advertising expenses, a higher charge of Ps.3.8 million in gross sales taxes as a result of IRSA’s higher revenues, and an increase in the charge for bad debts of Ps.6.2 million in line with the growth of IRSA’s credit portfolio.

Administrative expenses

Administrative expenses increased 37.1%, from Ps.70.7 million for IRSA’s 2005 fiscal year to Ps.96.9 million for its 2006 fiscal year, due to an increase in administrative expenses for IRSA’s Shopping Center segment and, to a lesser extent, each of its other business segments. The main components of administrative expenses are salaries and social security charges, Directors’ fees, fees and compensation for services, and depreciation and amortization.

Shopping Centers

Administrative expenses of IRSA’s Shopping Centers increased 56.1%, from Ps.16.5 million for IRSA’s 2005 fiscal year to Ps.25.8 million for its 2006 fiscal year primarily as a result of an increase in directors’ fees of Ps.3.4 million, an increase in the fees and services of third parties of Ps.3.2 million, an increase in salaries, bonuses and social security charges of Ps.1.9 million, and an increase in taxes, rates and assessments of Ps.0.6 million, mainly due to the financial transactions tax.

Development and Sale of Properties

Administrative expenses of Development and Sale of Properties increased 27.1%, from Ps.10.1 million for IRSA’s 2005 fiscal year to Ps.12.8 million for IRSA’s 2006 fiscal year, primarily due to (i) increases in expenses related to the design and implementation of IRSA’s new system; (ii) an increase of Ps.0.8 million in salaries and social security charges, and (iii) an increase in directors’ fees of Ps.0.3 million. Administrative expenses for Development and Sale of Properties as a percentage of revenues from this segment decreased from 31.2% for IRSA’s 2005 fiscal year to 12.3% for its 2006 fiscal year.

Offices and Other Non-Shopping Center Rental Properties

Administrative expenses of Offices and Other increased 15.8%, from Ps.9.8 million for IRSA’s 2005 fiscal year to Ps.11.3 million for its 2006 fiscal year. The increase is mainly due to an increase of Ps.0.7 million in salaries and social security charges and a Ps.0.3 million increase in Directors’ fees.

Hotel Operations

Administrative expenses of IRSA’s Hotel Operations increased 8.0%, from Ps.19.4 million for IRSA’s 2005 fiscal year to Ps.21.0 million for its 2006 fiscal year, primarily due to (i) a Ps.1.0 million increase from Hotel Intercontinental mainly due to an increase of Ps.0.7 million of fees and services to third parties, of Ps.0.1 million of salaries and social security charges and Ps.0.1 million of depreciations; (ii) an increase of Ps.1.0 million in Hotel Sheraton Libertador mainly due to an increase of Ps.0.5 million in fees and compensation for services and of Ps.0.4 million in salaries and social security charges; and due to (iii) a decrease of Ps.0.4 million in Hotel Llao Llao mainly due to a decrease of Ps.1.5 million related to lawsuits and to an increase of Ps.0.4 million in salaries and social security charges, an increase of Ps.0.3 million in taxes, duties and contributions, an increase of Ps.0.2 million in fees and compensation for services and an increase of Ps.0.1 million in depreciation and amortization. Administrative expenses of Hotel Operations as a percentage of revenues from hotel operations decreased from 22.3% for IRSA’s 2005 fiscal year to 20.2% for its 2006 fiscal year.

Credit Card Operations

Administrative expenses from the Credit Card segment increased 74.7%, from Ps.14.8 million in IRSA’s 2005 fiscal year to Ps.25.9 million in its 2006 fiscal year, basically due to a Ps.5.9 million increase in salaries, bonuses and social security charges, Ps.2.4 million increase in fees and compensations for services, Ps.1.3 million increase in taxes and rent, and of Ps.1.6 million in insurance, amortization and others due to an expansion and increase of IRSA’s operations.

Net income from retained interest in securitized receivables

This gain results from the interest held by Alto Palermo in the Tarjeta Shopping Credit Card Trusts. The results of these credit card trusts increased 520.6% from Ps.0.4 million for IRSA’s 2005 fiscal year to Ps.2.6 million for IRSA’s 2006 fiscal year as a result of the expansion of its credit card business segment through Tarshop, Alto Palermo’s subsidiary.

Gain from operations and holdings of real estate assets, net

The results from operations and holdings of real estate assets, net, decreased 54.8%, from a gain of Ps.27.9 million for IRSA’s 2005 fiscal year to a gain of Ps.12.6 million for IRSA’s 2006 fiscal year. The decrease in income from the previous year is due to a lower amount of recovery on the allowance for impairment of long lived assets.

Operating income

IRSA’s operating income increased 43.7% from Ps.140.0 million for its 2005 fiscal year to Ps.201.2 million for its 2006 fiscal year primarily as a result of increases in IRSA’s Shopping centers, Developments and sale of properties, Credit card operations and Hotel Operations segments, partially offset by a small decrease in its Offices and Other Non-Shopping Center Rental Properties segment. Operating income as a percentage of revenues increased from 37.8% from its 2005 fiscal year to 34.8% for its 2006 fiscal year.

Shopping Centers

Operating income from Shopping Centers increased 29.3% from Ps.81.6 million for IRSA’s 2005 fiscal year to Ps.105.6 million for its 2006 fiscal year primarily due to a 29.9% increase in revenues, accompanied by an increase of 10.9% in costs and an increase of 56.1% and 47.3% in selling and administrative expenses for this segment, respectively.

Development and Sale of Properties

Operating income from Development and Sales of properties increased 115.3%, from Ps.20.6 million for IRSA’s 2005 fiscal year to Ps.44.3 million for IRSA’s 2006 fiscal year. Operating income from the Development and Sale of Properties segment as a percentage of revenues from this segment decreased from 63.7% for its 2005 fiscal year to 42.6% for its 2006 fiscal year primarily as a result of an increase of 209.0% in costs which was accompanied by an increase of 221.8% in revenues for this segment.

Offices and Other Non-Shopping Center Rental Properties

Operating income from Offices and Other Non-Shopping Center Rental Properties decreased 10.3% from Ps.13.2 million for its 2005 fiscal year to Ps.11.9 million for its 2006 fiscal year. Operating income from Offices and Other Non-Shopping Center Rental Properties as a percentage of revenues from this segment decreased from 68.0% for its 2005 fiscal year to 38.8% in its 2006 fiscal year primarily as a result of an increase of 57.3% in revenues accompanied with an increase of 16.0% in costs from this segment.

Hotel Operations

Operating income from Hotel Operations increased 31.5% from Ps.11.1 million for IRSA’S 2005 fiscal year to Ps.14.6 million for its 2006 fiscal year. Operating income from Hotel Operations as a percentage of revenues from this segment increased from 12.7% for fiscal year 2005 to 14.0% in fiscal year 2006 primarily as a result of a 18.5% increase in costs compared to a 19.1% increase in revenues.

Credit Cards Operations

Operating income from the Credit Card segment increased 83.3%, from Ps.13.5 million in fiscal year 2005 to Ps.24.8 million in fiscal year 2006. Operating income from the Credit Card segment as a percentage of revenue from this segment decreased from 21.0% from fiscal year 2005 to 20.2% in fiscal year 2006.

Financial Operations and Others

Operating income from Financial Operations and Others segment increased 243.6% from a loss of Ps.0.04 million for its 2005 fiscal year to a gain of Ps.0.1 million for IRSA’s 2006 fiscal year. Operating income from Financial Operations and other as a percentage of revenues from this segment increased from -4.1% for IRSA’s 2005 fiscal year to 4.0% for IRSA’s 2006 fiscal year. This is mainly attributable to an increase of 50.4% in revenues accompanied with an increase of 38.7% in costs from this segment.

Amortization of goodwill

Amortization of goodwill mainly includes: (i) the amortization of goodwill during this fiscal year, for the goodwill from the following subsidiaries of Alto Palermo: Shopping Alto Palermo S.A., Fibesa S.A., Tarshop S.A. and Emprendimiento Recoleta S.A., with no significant variation and (ii) the depreciation, during this year, of its own negative goodwill due to the purchase of Alto Palermo stock. Amortization of goodwill decreased 35.1% from a loss of Ps.1.7 million for fiscal year 2005 to a loss of Ps.1.1 million for fiscal year 2006, as a result of the incorporation of new negative goodwill as described in point (ii) above.

Financial results, net

Financial results, net showed a variation of 245.4%, from a loss of Ps.11.8 million for IRSA’s 2005 fiscal year to a loss of Ps.40.9 million for its 2006 fiscal year. The main reasons for this variation were: (i) a Ps.21.7 million increase in its loss attributable to variation in exchange rates, owing to the depreciation of the Peso to the U.S. dollar from Ps.2.887 in IRSA’s 2005 fiscal year to Ps.3.086 in its 2006 fiscal year; (ii) the non-recurrence of Ps.2.2 million of discounts obtained in 2006 due to the cancellation with discount of financial loans owed by Mendoza Plaza Shopping S.A.; (iii) a loss with respect to the previous fiscal year of Ps.2.6 million of financial results mainly due to interest and other expenses in connection with the loan of Hoteles Argentinos S.A. and financial expenses from Alto Palermo, and (iv) the decrease of Ps.10.6 million in income from financial operations, due to Dolphin Fund PLC decrease in profits by Ps.16.3 million and NCH Development Partner Fund increase in profits by Ps.4.6 million and the gains from the interest rate swap agreement entered into with Deutsche Banc AG for Ps.1.2 million, and (v) the increase of Ps.7.4 million on interest gain as a result of the refinancing of the Hoteles Argentinos loan.

Gain on equity investees

IRSA’s gain on equity investments decreased 38.0% from a gain of Ps.67.2 million for IRSA’s 2005 fiscal year to a gain of Ps.41.7 million for its 2006 fiscal year. This lower gain is mainly due to: (i) a lower gain by Banco Hipotecario of Ps.8.2 million from Ps.55.5 million to Ps.47.0 million as a result of a lower gain from Banco Hipotecario’s investment in Sovereign Bonds (BODEN), (ii) a gain of Ps.12.2 million corresponding to the Hotel segment, and (iii) the negative impact of the dilution of IRSA’s interest in Alto Palermo amounting to Ps.0.9 million.

Other expenses, net

Other expenses, net increased 29.6% from net expenses of Ps.14.1 million for IRSA’s 2005 fiscal year to net expenses of Ps.18.3 million for its 2006 fiscal year, primarily due to the effect of (i) an increase of Ps.7.5 million in the allowance for doubtful accounts; (ii) an increase of Ps.1.9 million from non recoverable value added tax, (iii) a gain of Ps.2.4 million due to the accelerated accrual of unrealized revenues, (iv) a decrease of Ps.1.3 million in donation charges and (v) a lower charge of Ps.1.1 million for minimum presumed income tax.

Income before taxes and minority interest

As a result of the foregoing, income before taxes and minority interest increased 1.6%, from a gain of Ps.179.6 million for IRSA’s 2005 fiscal year, to a gain of Ps.182.6 million for its 2006 fiscal year.

Minority interest

Minority interest increased 17.4% from a loss of Ps.23.2 million for IRSA’s 2005 fiscal year to a loss of Ps.27.2 million for its 2006 fiscal year, mainly as a result of an increase in net income from the Shopping Centers segment that generated an increase in the results of minority interest.

Income tax and minimum presumed income tax expense

Income tax and minimum presumed income tax expense increased 10.5%, from Ps.53.2 million for its 2005 fiscal year, to Ps.58.8 million for its 2006 fiscal year. The deferred tax allocation method was used to calculate the income tax corresponding to the two fiscal years, thus recognizing the temporary differences in the accounting and tax assets and liabilities. The variation of Ps.5.6 million was mainly due to the net impact of:

•

a Ps.14.8 million increase in Alto Palermo’s income tax expense, from Ps.33.6 million for its 2005 fiscal year to Ps.48.5 million for its 2006 fiscal year, due to an increase in taxable income resulting from its 57.0% increase in revenues during fiscal year 2006;

•

increased income tax expense of Nuevas Fronteras S.A., Baldovinos S.A., Inversora Bolívar S.A. and Llao Llao Resorts S.A. which during its 2006 fiscal year were Ps.1.9 million, Ps.1.0 million, Ps.2.7 million and Ps.0.5 million higher, respectively, than during its 2005 fiscal year;

•	a Ps.1.1 million decrease in IRSA’s income tax expense, and

•

the variation in income tax expense for Buenos Aires Trade & Finance Center S.A. which changed from a Ps.12.6 million expense for its 2005 fiscal year to a Ps.0.2 million expense for its 2006 fiscal year, as a result of the swap agreement entered into in connection with plot 1.c) of Dock III and the purchase agreement entered into in connection with plot 1.d) of Dock III.

Our effective tax rate increased to 32.2% in fiscal year 2006 from 29.6% in fiscal year 2005.

Net income

As a result of the foregoing, net income decreased 6.5% from a gain of Ps.103.2 million for IRSA’s 2005 fiscal year to a gain of Ps.96.6 million for its 2006 fiscal year.

Cresud’s Liquidity and Capital Resources

Liquidity

Our principal sources of liquidity have historically been:

•	cash generated by operations;

•	cash from borrowings and financings arrangements (including cash from the exercise of warrants); and

•	cash proceeds from the sale of farms.

Our principal cash requirements or uses (other than in connection with our operating activities) have historically been:

•	capital expenditures for property, plant and equipment (including acquisitions or purchases of farms);

•	interest payments and repayments of short-term and long-term debt; and

•	payments of dividends.

Our liquidity and capital resources include our cash and cash equivalents, proceeds from operating activities, sales of real estate investments, bank borrowing, long-term debt and capital financing.

Cash Flows

The table below shows, for the periods indicated, our cash flows:

	As of end for the year ended June 30,
	2007	2006	2005
	(in millions of Pesos)
Net cash (used in) provided by operating activities	(56.1)	(21.5)	(10.1)
Net cash provided by financing activities	115.8	92.3	1.7
Net cash provided by (used in) investing activities	(0.9)	(110.9)	62.7
Net increase (decrease) in cash and cash equivalents	58.8	(40.1)	54.3

As of June 30, 2007, we had cash and cash equivalents of Ps.86.2 million, an increase from the Ps.27.4 million balance as of June 30, 2006. The increase was primarily due to our acquisition and improvement of fixed assets for Ps.29.3 million, cash inflows from the sale of farms for Ps.25.3 million, cash outflows used in operating activities for Ps.56.1 million and dividend payments of Ps.5.5 million, partially offset by cash proceeds from the exercise of warrants for Ps.84.2 million and the net proceeds from short-term and long-term debt for Ps.39.4 million.

As of June, 2006, we had cash and cash equivalents totaling Ps.27.4 million, a decrease from the Ps.67.5 million balance as of June 30, 2005. This decrease was primarily due to our acquisition and improvement of fixed assets for Ps.55.8 million, an increase in investments in related companies of Ps.64.6 million, cash outflows used in operating activities for Ps.21.5 million and dividend payments of Ps.10.0 million, partially offset by cash proceeds from the exercise of warrants for Ps.53.6 million and the net proceeds from short-term and long-term debt for Ps.65.0 million.

Net Cash (Used in) Provided by Operating Activities

2006/2007

Net cash used in operations increased from Ps.21.5 million in fiscal year 2006 to Ps.56.1 million in fiscal year 2007. The increase in net cash used in operating activities was primarily due to the increase in current investments of Ps.1.1 million in fiscal year 2006 compared to fiscal year 2007, an increase in trade accounts receivable of Ps.27.2 million, an increase in other payables of Ps.3.8 million and and an increase in inventories of Ps.39.6 million, which were partially offset by a Ps.28.7 million decrease in other receivables, in trade accounts payable and in social security payable, charges, taxes payable and advances to customers. Our operating activities resulted in net cash outflows of Ps.56.1 million for fiscal year 2007, essentially due to a decrease in current investments, in social security payable, charges, taxes payable and advances to customers and dividends collect of Ps.13.1 million that was offset by an increase in trade accounts receivable, other receivables, inventories and trade accounts payable amounting to Ps.83.9 million.

2005/2006

Net cash used in operations increased from Ps.10.1 million in fiscal year 2005 to Ps.21.4 million in fiscal year 2006. The increase in net cash used in operations activities was primarily due to the increase in other receivables, in trade accounts payable and in social security payable, charges, taxes payable and advances to customers for Ps.40.3 million, which were partially offset by a decrease in current investments of Ps.3.2 million in fiscal year 2005 compared to fiscal year 2006. Our operating activities resulted in net cash outflows of Ps.21.5 million for fiscal year 2006, essentially due to a decrease in current investments, inventories other debts and dividends collect of Ps.23.2 million that was offset by an increase in trade accounts receivable, other receivables, taxes payable, and advances to customers amounting to Ps.51.5 million.

Net Cash Provided by (Used in) Investing Activities

2006/2007

Net cash used in investing activities increased from Ps.110.9 million in fiscal year 2006 to a net cash out-flows of Ps.0.9 million in fiscal year 2007. Our investing activities resulted in net cash outflow of Ps.0.7 million in fiscal year 2007 mainly due to the acquisition and upgrading of fixed assets for Ps.29.3 million partially offset by the sale of fixed assets for Ps.25.3 million and collection of secured receivables from sale of farms for Ps.3.9 million.

2005/2006

Net cash used in investing activities decreased from Ps.62.7 million in fiscal year 2005 to a net cash out-flows of Ps.110.9 million in fiscal year 2006. Our investing activities resulted in net cash outflow of Ps.110.9 million in fiscal year 2006 mainly due to investments in related companies of Ps.64.6 million and the acquisition and upgrading of fixed assets for Ps.55.8 million partially offset by the sale of fixed assets for Ps.5.6 million and collection of secured receivables from sale of farms for Ps.5.7 million.

Net Cash Provided by (Used in) Financing Activities

2006/2007

Net cash provided from financing activities increased from Ps.92.3 million in fiscal year 2006 to Ps.115.8 million in fiscal year 2007 primarily due to a decrease in proceeds of financial loans for Ps.25.6 million partially offset by the increase by the exercise of warrants for Ps.30.6 million and by the payment of secured payable from the purchase of farms for Ps.14.3 million. Our financing activities resulted in net cash inflows of Ps.115.8 million primarily due to the exercise of warrants and proceeds from financial loans for Ps.168.7 million partially offset by dividend payments and payments of financial loans for Ps.50.6 million.

2005/2006

Net cash provided from financing activities increased from Ps.1.7 million in fiscal year 2005 to Ps.92.3 million in fiscal year 2006 primarily due to a increase in proceeds of financial loans for Ps.72.4 million and by the exercise of warrants for Ps.42.7 million partially offset by the payment of secured payable from the purchase of farms for Ps.16.5 million. Our financing activities resulted in net cash inflows of Ps.92.3 million primarily due to the exercise of warrants and proceeds from financial loans for Ps.137.8 million partially offset by dividend payments, payments of financial loans and payment of secured payable from purchase of farms for Ps.29.0 million.

We believe our working capital is sufficient for our present requirements. In the event that cash generated from our operations is at any time insufficient to finance our working capital, we would seek to finance such working capital needs through new debt, equity financing or selective asset sales.

Cresud’s Indebtedness

Convertible Note due 2007

On November 21, 2002, we issued US$50.0 million of convertible notes due November 2007. The convertible notes accrue interest at 8% per annum, payable on a semi-annual basis. The conversion price is US$0.5078 per common share, which means that each Convertible Note may be exchanged for 1.9693 common shares. Additionally each Convertible Note contains a warrant attached that grants an option to acquire 1.9693 shares at a price of US$0.6093 each.

From the date of issuance through June 30, 2007, the holders of our convertible notes exercised their conversion rights for a total of 47.2 million units with a face value of US$1.0 each, issuing 92.9 million common shares with a face value of Ps.1.0 each. In addition, from the date of issuance through June 30, 2007, warrants issued by us were exercised for a total amount of 46.9 million, and 92.3 million shares were issued in exchange. We received funds aggregating US$56.2 million.

As of June 30, 2007, the outstanding amount of our convertible notes and warrants was US$2.8 million and 3.1 million, respectively, and the amount of our outstanding shares was 309,576,220. On July 31, 2007 our shares traded at US$1.98 per share. Hence, if on July 31, 2007, a convertible note holder had exercised its rights and sold shares into which its convertible note had been converted, it would have received for each US$1.00 principal amount so converted approximately US$3.90. Moreover, if on such date a warrant holder had exercised its warrants by paying the exercise price of US$1.20 per warrant and sold the shares underlying the warrant, it would have received US$3.90 for such sale. If all the holders of our convertible notes and warrants were to exercise their conversion and exercise rights, the amount of our shares outstanding would be increased to 321,212,205, and we would receive cash proceeds of approximately US$3.7 million.

Credit Suisse Loan Agreement

On May 2, 2006, we entered into a loan agreement with Credit Suisse for a total consideration of US$8 million (the “Loan Agreement”). The maturity of the loan agreement is on November 2, 2008, and the interest rate is 3-month LIBOR plus 375 basis points. The Loan Agreement had collateral of US$10 million IRSA’s Convertible Bonds that were replaced for 1,834,860 of IRSA’s ADRs. The proceeds have been fully applied to the subscription of BrasilAgro’s shares.

Under the Loan Agreement there are some restrictions on the payment of dividends. We can pay or distribute, directly or indirectly, whether in cash or other property or in obligations to any other person up to US$5,000,000 for any calendar year:

•

any dividend or other distribution on our capital stock or any interest on capital, excluding any dividends, distributions or interest paid solely in our capital stock or in options, warrants or other rights to acquire capital stock;

•	in respect of the purchase, acquisition, redemption, retirement, defeasance or other acquisition for value of any of our capital stock or any warrants, rights or options to acquire such capital stock;

•	in respect of the return of any capital to our stockholders as such;

•	in connection with any distribution or exchange of property in respect of our capital stock, warrants, rights, options, obligations or securities to or with our stockholders as such; or

•	in return of any irrevocable equity contributions or in payment of interest other.

Other Loans

As a result of the investment opportunities seized in the course of the previous fiscal year, such as our ownership interest in BrasilAgro, the acquisition of farms and the growing investments in developments in Northwestern Argentina in the course of this fiscal year, we have assumed indebtedness for levels higher than those incurred in previous fiscal years, totaling as of June 30, 2007 indebtedness in the amount of Ps.138.7 million without including our convertible notes.

As of June 30, 2007 we had total loans for Ps.147.4 million, compound by: non-guaranteed loans, for Ps.97.2 million denominated in Argentine Pesos and Ps.16.8 million denominated in United States Dollars; Ps.24.7 million are guaranteed loan contracts for the purpose of financing our investment in BrasilAgro; and Ps.8.7 million are our Convertible Notes.

For the coming fiscal year we intend to match these maturities to our cash flows and do not rule out a reduction in the indebtedness as a result of future cash inflows arising from our ordinary course of business, the sale of assets or the exercise of warrants attached to our Convertible Notes.

The following table presents our indebtedness as of June 30, 2007:

	Timetable of Maturity or Depreciation
	Currency	Under 1 year	Over 1 year and up to 2 years	Over 2 year and up to 3 years	Over 3 year and up to 5 years	Over 5 years	Total	Interest rate Annual average
			(in million Pesos, constant, as of June 30, 2007) (1) (2)					%
Loans
Non-guaranteed loans	ARS	97.2	—	—	—	—	97.2	Floating (average 8.17)
Non-guaranteed loans	US$	16.8	—	—	—	—	16.8	5.6 – 6.05
Guaranteed loan contract	US$	—	24.7	—	—	—	24.7	Libor + 3,75
CRESUD Convertible Notes	US$	8.7	—	—	—	—	8.7	8.00

Total loans		122.7	24.7	—	—	—	147.4

Total debt		122.7	24.7	—	—	—	147.4

(1)	Exchange rate as of June 30, 2007 US$1.00 = Ps.3.093.
(2)	Includes earned interests

Cresud’s Capital Expenditures

Capital expenditures totaled Ps.29.3 million, Ps.55.8 million and Ps.25.9 million for the fiscal years ended June 2007, 2006 and 2005, respectively, including property and equipment acquired in business combinations. Our capital expenditures consisted of the acquisition and improvement of productive agricultural assets, as well as purchases of farms.

Our future capital expenditures for fiscal year 2008 will depend on the prevailing prices of land for agriculture and cattle as well as the evolution of commodity prices.

For the fiscal year ended June 30, 2007, our main investments consisted of Ps.9.7 million in the acquisition of real estate (including Ps.5.7 million in development of land reserve, Ps.3.9 million as partial payment for the purchase of “8 de Julio” farm and Ps.0.1 million in forestry activities), Ps.1.5 million in improvements (including Ps.0.6 million in wire fences, Ps.0.3 million in watering troughs, Ps.0.2 million in roads, Ps.0.2 million in improvements in third parties buildings and Ps.0.2 million in corrals and leading lanes), Ps.0.9 million in facilities, Ps.0.3 million in vehicles, Ps.14.6 million for construction in progress (including Ps.10.8 million in development of land reserve, Ps.2.4 million in dairy farm and Ps.1.3 million in wire fences, new pastures, improvement in the main house and water extractions), Ps.0.8 million in machinery, Ps.0.6 million in computer and communication accessories, Ps.0.7 million in construction, Ps.0.1 million in forest products post and Ps.0.1 million in advances.

For the fiscal year ended June 30, 2006, our main investments consisted of Ps.49.2 million in the acquisition of real estate (including Ps.39.3 million as partial payment for the purchase of “San Pedro” farm, Ps.9.7 million in development of land reserve and Ps.0.2 million in forestry activities), Ps.0.6 million in improvements, Ps.0.1 million in furniture and equipment, Ps.1.2 million in facilities (including Ps.0.8 million in general machinery and Ps.0.4 million in milking facility), Ps.1.3 million in new pastures, Ps.0.9 million in vehicles, Ps.0.2 million in construction, Ps.1.13 million in machinery (including Ps.0.8 million in general machinery and Ps.0.3 million in milking machinery), Ps.0.3 million in computer and communication accessories, Ps.0.9 million in construction in progress, Ps.0.1 million in feed lot and Ps.0.7 million in advances.

For the fiscal year ended June 30, 2005, our main investments consisted of Ps.12.5 million in the acquisition of real estate (including Ps.8.9 million in the purchase of “El Invierno” farm, Ps.1.1 million in the additional purchase of 72 hectares of “La Adela” farm, Ps.2.3 million in development of land reserve and Ps.0.2 million in forestry activities), Ps.0.2 million in improvements, Ps.0.1 million in furniture and equipment, Ps.4.2 million in facilities (including Ps.1.9 million in irrigation facilities, Ps.1.8 million in milking facilities and Ps.0.5 million in general facilities), Ps.1.1 million in new pastures, Ps.0.3 million in vehicles, Ps.0.6 million in construction, Ps.1.8 million in machinery (including Ps.1.2 million in irrigation machinery, Ps.0.4 million in milking machinery and Ps.0.1 million in general machinery), Ps.0.3 million in computer and communication accessories, Ps.4.6 million in construction in progress (including Ps.2.2 million in development of land reserve, Ps.1.0 million in watering troughs, Ps.0.6 million in roads and Ps.0.6 million in wire fences), Ps.0.1 million in feed lot and Ps.0.1 million in advances.

Cresud’s Contractual Obligations

The following table shows our contractual obligations as of June 30, 2007:

	Payments due by period (In million of Pesos) (5)
Detail	Total	Less than 1 year	1-3 year	3-5 year	More than 5 years
Short-term debt
Convertible notes accrued interest	0.89	0.89	—	—	—

Convertible notes(2)	8.7	8.7	—	—	—
Charitable donations(1)	1.8	1.8	—	—	—
Non-guaranteed loans(3)	114.0	114.0	—	—	—
Secured farm purchase obligations	4.48	4.48	—	—	—
Unsecured farm purchase obligations	3.71	3.71	—	—	—
Management fee payable(1)	2.8	2.8	—	—	—
Long-term debt
Guaranteed loan contract(4)	24.7	—	24.7	—	—

Total	161.08	136.38	24.7	—	—

(1)	Obligations do not accrue interest.
(2)	Accrued interest at a fixed rate of 8% per annum.
(3)	Accrues interest at a fixed rate of 8.17% for checking account overdrafts and fixed notes ranging from 5.6% to 6.05% for export refinancings.
(4)	Accrues interest at a variable rate equal to Libor + 3.75% per annum.
(5)	Includes accrued interest, as of June 30.

IRSA’s Liquidity and Capital Resources

Liquidity

IRSA’s principal sources of liquidity have historically been:

•	cash generated by operations;

•	cash from borrowings and financings arrangements; and

•	cash proceeds from the sale of real estate.

IRSA’s principal cash requirements or uses (other than in connection with its operating activities) have historically been:

•	capital expenditures for property, plant and equipment;

•	interest payments and repayments of short-term and long-term debt;

•	payments of dividends; and

•	acquisitions or purchases of real estate.

IRSA’s liquidity and capital resources include IRSA’s cash and cash equivalents, proceeds from bank borrowings and long-term debt, capital financing and sales of real estate investments.

As of June 30, 2007, IRSA had a working capital of Ps.523.7 million. At the same date, IRSA had cash and cash equivalents totaling Ps.708.5 million, an increase of 332.2% from the Ps.163.9 million of cash and cash equivalents held as of June 30, 2006.

As of June 30, 2006, IRSA had a working capital of Ps.62.6 million. At the same date, IRSA had cash and cash equivalents totaling Ps.163.9 million, an increase of 15.0 % from the Ps.142.6 million of cash and cash equivalents held as of June 30, 2005.

As of June 30, 2005, IRSA had a working capital of Ps.78.8 million. At the same date, IRSA had cash and cash equivalents totaling Ps.142.6 million, an increase of 16.0 % from Ps.122.9 million of cash and cash equivalents held as of June 30, 2004.

IRSA’s Cash Flows

Operating Activities

2007 Fiscal Year. IRSA’s operating activities resulted in net cash inflows of Ps.163.1 million for fiscal year 2007 primarily as a result of operating gains of Ps.276.0 million, an increase in trade accounts payable of Ps.65.1 million, a decrease in inventories of Ps.29.0 million, and an increase in accrued interest of Ps.21.5 million partially offset by an increase in mortgages and leases receivables of Ps.79.7 million, and increase in Other receivables and prepaid expenses of Ps.79.6 million, an increase in non-current investments of Ps.35.6 million and an increase in current investments of Ps.29.8 million.

2006 Fiscal Year. IRSA’s operating activities resulted in net cash inflows of Ps.194.7 million for fiscal year 2006 primarily as a result of operating gains of Ps.218.5 million, an increase in trade accounts payable of Ps.56.0 million, a decrease in inventories of Ps.25.1 million, an increase in accrued interest of Ps.14.0 million and a decrease in current investments of Ps.10.3 million partially offset by an increase in mortgages and leases receivables of Ps.80.3 million, a decrease in customer advances, salaries and social security payable and taxes payable of Ps.28.4 million and an increase in non-current investments of Ps.26.4 million.

2005 Fiscal Year. IRSA’s operating activities resulted in net cash inflows of Ps.93.5 million for fiscal years 2005. The operating cash inflows for fiscal year 2005 primarily resulted from operating gains of Ps.127.2 million, an increase in customer advances, salaries and social security payable and taxes payable of Ps.12.0 million and an increase in trade accounts payable of Ps.21.0 million partially offset by an increase in mortgages and leases receivables for Ps.49.2 million and a decrease in other liabilities of Ps.17.7 million.

Investment Activities

2007 Fiscal Year. IRSA’s investing activities resulted in net cash outflows of Ps.510.8 million for fiscal year 2007, primarily as a result of investments in fixed assets of Ps.410.1 million due to (i) the acquisition of Bouchard 551 for Ps.243.2 million, (ii) Ps.96.4 million thorough Alto Palermo primarily for improvements made in shopping centers, (iii) improvements in the Hotel Operations segment for Ps.57.1 million, principally in Llao Llao for Ps.49.4 million, and as a result of a decrease in minority interest of Ps.40.4 million principally due to the increase in our ownership in Palermo Invest and in Alto Palermo for Ps.27.5 million and Ps.7.2 million, respectively.

On December 12, 2006 IRSA purchased from different holders 34,710 shares of Canteras Natal Crespo for a total amount of Ps.1.8 million. After this transaction, IRSA’s interest on Canteras (jointly with our partner ECIPSA) increased up to 98.45%.

2006 Fiscal Year. IRSA’s investing activities resulted in net cash outflows of Ps.136.6 million for fiscal year 2006, primarily as a result of investments in fixed assets of Ps.54.1 million due to (i) improvements made in shopping centers amounting to Ps.33.6 million and (ii) improvements in the Hotel Operations segment for Ps.20.1 million. IRSA also invested Ps.62.1 million in undeveloped parcels of land primarily through its subsidiary Alto Palermo. IRSA also made investments of Ps.4.3 million to increase its ownership interest in Alto Palermo, and Ps.4.2 million in the acquisition of 43.2% of Canteras Natal Crespo S.A. Additionally, IRSA posted a guaranty deposit for Ps.8.6 million at Deustche Bank guaranteeing its obligations to Argentimo S.A. relating to an agreement entered into between Alto Palermo, Argentimo S.A. and Constructora San José Argentina S.A. for the acquisition of land for the development of a shopping center and a dwelling and/or office building.

2005 Fiscal Year. IRSA’s investing activities resulted in net cash outflows of Ps.126.7 million for fiscal year 2005, primarily as a result of investments in fixed assets of Ps.79.3 million, due to (i) the development of Alto Rosario Shopping and improvements made in other shopping centers totaling Ps.50.9 million, and (ii) partial payment for the acquisition of Bouchard 710 for Ps.20.4 million. IRSA also invested

Ps.35.0 million in the acquisition of an additional ownership interest of 49.9% in Mendoza Plaza Shopping and IRSA also made a payment of US$4 million (Ps.11.7 million) in connection with a contract entered into with Credit Suisse in June 2005, pursuant to which, subject to the satisfaction of certain conditions, IRSA expects to take out a loan for US$10.0 million, establishing a mortgage on an office building in the City of Buenos Aires.

Financing Activities

2007 Fiscal Year. IRSA’s financing activities resulted in net cash inflows of Ps.892.2 million. IRSA’s net cash provided by financing activities for fiscal year 2007 was primarily related to (i) the proceeds from short-term and long-term debt for Ps.1,199.7 million, primarily due to the issuance of IRSA and Alto Palermo notes (ii) our issuance of common shares as a result of the exercise of warrants for Ps.26.0 million, partially offset by (i) the payment of short-term and long-term debt for Ps.292.2 million, (ii) the payment of dividends to minority shareholders for Ps.23.2 million and (iii) a the partial repayment of Ps.18.0 million of a mortgage payable.

2006 Fiscal Year. IRSA’s financing activities resulted in net cash outflows of Ps.36.8 million. IRSA’s net cash spent on financing activities for fiscal year 2006 was primarily related to the payment of short-term and long-term debt for Ps.82.5 million, the payment of dividends by IRSA’s subsidiaries to minority shareholders totaling Ps.12.7 million, the repayment of debt owed to minority shareholders for Ps.5.2 million and a partial repayment of Ps.25.6 million of a mortgage payable, partially offset by IRSA’s issuance of common shares as a result of the exercise of warrants for Ps.43.6 million and proceeds from issuance of short-term and long-term debt totaling Ps.45.1 million.

2005 Fiscal Year. IRSA’s financing activities resulted in net cash inflows of Ps.52.9 million. IRSA’s net cash provided by financing activities for fiscal year 2005 relates to IRSA’s issuance of common shares as a result of the exercise of warrants for Ps.105.7 million, proceeds from issuance of short-term and long-term debt totaling Ps.117.2 million and proceeds from the settlement of a swap agreement for Ps.15.8 million, partially offset by the payment of short-term and long-term debt for Ps.167.3 million, the payment of dividends by IRSA’s subsidiaries to minority shareholders totaling Ps.10.3 million, and the payment of Ps.5.8 million to Credit Suisse, establishing a guarantee for the debt of our subsidiary Hoteles Argentinos.

IRSA’s Indebtedness

The following table sets forth IRSA’s outstanding debt:

	Maturity Schedule
	Currency	Less than 1 year (1)	From 1 to 2 years	From 2 to 3 years	From 3 to 4 years	More than 4 years	Total (2)	Average annual interest rate
	(in million of pesos) (3)%
Bank and other debt
Unsecured loans	US$	14.6	21.4	13.8	—	—	49.8	7.36
	Ps.	52.9	4.7	1.4	—	—	59.0	11.8
Secured floating rate notes	US$	23.8	34.7	22.5	—	—	81.0	7.36
Hoteles Argentinos secured loan	US$	1.2	17.9	—	—	—	19.1	12.36
Alto Palermo convertible notes	US$	2.1	—	—	—	47.9	50.0	10.00
IRSA convertible notes (4)	US$	59.0	—	—	—	—	59.0	8.00
Alto Palermo notes series II (4)	Ps.	1.8	21.4	43.7	43.9	43.9	154.7	11.00
Alto Palermo notes series I (4)	US$	3.6	(0.8)	(0.8)	(0.8)	369.8	371.0	7.875
IRSA 2017 fixed rate notes (4)	US$	15.1	(0.9)	(0.9)	(0.9)	459.0	471.5	8.50
Debt related to purchase of subsidiaries	US$	22.4	15.5	9.3	—	52.1	99.2	7.8

Total bank and other debt		196.7	113.9	89	42.2	972.7	1414.5

Mortgages payable
Mortgage payable Bouchard 710	US$	14.8	—	—	—	—	14.8	8.50
Mortgage payable Terrenos Bariloche	US$	2.8	3.0	1.6	—	—	7.3	7.00

Total mortgages payable		17.5	3.0	1.6	—	—	22.1

Total debt		214.2	116.9	90.6	42.2	972.7	1436.6

(1)	Includes earned interests.
(2)	Figures may not sum due to rounding.
(3)	Exchange rate as of June 30, 2007: US$1.00 = Ps.3.093.
(4)	Includes issuance expenses (under Argentine GAAP expenses incurred in connection with the issuance of debt are classified as short-term or long-term debts, as appropriate).

Unsecured loans

On November 21, 2002, IRSA consummated a debt restructuring with six financial creditors (Banca Nazionale del Lavoro, BankBoston, Banco Ciudad, HSBC, Banco Itaú and Banco Nación) of IRSA’s US$80.0 million unsecured loan agreement and IRSA’s US$37.0 million of convertible secured floating rate notes. In connection with this restructuring IRSA incurred US$51.0 million of unsecured restructured bank debt of which as of June 30, 2007 there was US$16.1 million outstanding. These loans bear interest at three-month LIBOR plus 200 basis points and amortize quarterly until maturity in November 2009. This loan agreement contains a number of covenants requiring IRSA to comply with certain financial ratios and other tests. The most restrictive financial covenants under these loan agreements and bonds require us to maintain:

•	a ratio of consolidated EBITDA for the most recent four consecutive fiscal quarters to consolidated financial expense for such period of at least 1.40; and

•	maximum consolidated indebtedness not to exceed the greater of (i) US$222.9 million and (ii) 2.8 times consolidated EBITDA for the most recent four consecutive fiscal quarters.

Secured floating rate notes

In connection with IRSA’s 2002 debt restructuring, IRSA issued US$37.4 million of secured floating rate notes of which as of June 30, 2007, there was US$26.2 million outstanding. The secured floating rate notes bear interest at three-month LIBOR plus 200 basis points and amortize quarterly until maturity in November 2009. The secured floating rate notes are secured by a first mortgage lien on (i) 13 units in IRSA’s office building at Libertador 498, (ii) 71 units at Laminar Plaza and (iii) 19 units at Dique IV. The secured floating rate notes contain the same financial maintenance covenants as IRSA’s unsecured loan agreement.

Hoteles Argentinos secured loan

On March 23, 2005, Credit Suisse First Boston International acquired the US$11.1 million indebtedness incurred by Hoteles Argentinos which had been in default since January 2002. On April 21, 2006, Hoteles Argentinos reduced the outstanding principal amount to US$6.0 million with a prepayment, and the unpaid balance was restructured to mature in March 2010 with scheduled amortization payments as described below:

Date	Amount due (US$ thousands)
March 15, 2008	212.7
September 15, 2008	225.4
March 15, 2009	239.0
September 15, 2009	253.3
March 15, 2010	5,069.7

Interest accrues on the unpaid principal of this loan at six-month LIBOR plus 7.0%.

In addition, IRSA entered into a credit default swap agreement with Credit Suisse International which, among other stipulations, secures payment of Hoteles Argentinos’ indebtedness and provides that, in the event of default, IRSA will be required to acquire the loan. Simultaneously with the amendment of Hoteles Argentinos’ loan agreement, IRSA amended the credit default swap with Credit Suisse International. Thus, IRSA would only assume 80.0% of Hoteles Argentinos’ indebtedness in the event of default. The remaining

20.0% was assumed by Starwood Hotels and Resorts Worldwide Inc. (Starwood), an indirect minority shareholder in Hoteles Argentinos, which has also been instrumented through a credit default swap. To secure performance of IRSA’s obligations under the agreement with Credit Suisse International, IRSA made an escrow deposit of US$1.2 million.

The loan agreement of Hoteles Argentinos provides that it may not declare or pay any dividends or make any distribution on its capital stock, or purchase, redeem, retire, defease or otherwise acquire any of its own shares, or make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its shareholders, except in an amount not to exceed the lesser of (x) Hoteles Argentino’s excess cash flow for the preceding year, or (y) its consolidated retained earnings and consolidated profits earned; and then only if, after giving pro forma effect to such action, no default or event of default would occur as a consequence thereof.

Alto Palermo convertible notes due 2014

On August 20, 2002 Alto Palermo issued US$50.0 million un-secured convertible notes (the “Alto Palermo convertible notes”) in exchange for cash and the liquidation of determined liabilities owed to its shareholders. The Alto Palermo convertible notes mature on July 19, 2014, according to the postponement of their maturity date resolved by the meeting of shareholders of convertible notes held on May 2, 2006. Such securities accrue interest payable biannually at a fixed annual rate of 10% and are convertible at any time at the option of the holder into common shares, face value of Ps.0.10 per share. The conversion rate per US dollar is the lesser between 30.8642 and the result obtained by dividing the rate of exchange effective on the date of conversion by the face value of the common shares of Alto Palermo. As of June 30, 2007 as a result of the previous conversions, the amount of capital outstanding of the convertible notes of Alto Palermo was US$47.2 million. In case the shareholders exercise their conversion rights, the common shares of Alto Palermo would increase from 782.0 million (Ps.78.2 million) to 2,237.5 million (Ps.223.7 million). As of June 30, 2007 IRSA held US$31.7 million of Alto Palermo convertible notes.

IRSA convertible notes due 2007

On November 21, 2002, IRSA issued US$100.0 million of convertible notes due November 2007. The convertible notes accrue interest at 8% per annum, payable on a semi-annual basis. The conversion price is US$0.545 per common share, which means that each Convertible Note may be exchanged for 1.8347 common shares. Additionally each Convertible Note contains a warrant attached that grants an option to acquire 1.8347 shares at a price of US$0.6541 each.

From the date of issuance through June 30, 2007, the holders of IRSA’s convertible notes exercised their conversion rights for a total of 81.1 million units with a face value of US$1.0 each, issuing 148.8 million common shares with a face value of Ps.1.0 each. In addition, from the date of issuance through June 30, 2007, warrants issued by us were exercised for a total amount of US$56.8 million, and 104.2 million shares were issued in exchange. IRSA received funds aggregating US$68.1 million.

As of June 30, 2007, the outstanding amount of IRSA convertible notes and warrants was US$18.9 million and 43.2 million, respectively, and the amount of IRSA’s outstanding shares was 464,969,156. On June 30, 2007 IRSA’s shares traded at US$1.85 per share. Hence, if on June 30, 2007, a convertible note holder had exercised its rights and sold shares into which its convertible note had been converted, it would have received for each US$1.00 principal amount so converted approximately US$3.92. Moreover, if on such date a warrant holder had exercised its warrants by paying the exercise price of US$1.20 per warrant and sold the shares underlying the warrant, it would have received US$3.92 for such sale. If all the holders of IRSA convertible notes and warrants were to exercise their conversion and exercise rights, the amount of IRSA’s shares outstanding would be increased to 578,971,665 and IRSA would receive cash proceeds of approximately US$51.9 million.

Alto Palermo series I and series II notes

On May 11, 2007, Alto Palermo issued two new series of notes for the total amount of US$170 million. Series I corresponds to the issuance of US$120 million becoming due on May 11, 2017, which accrue interest at a fixed rate of 7.875% payable semi-annually on May 11 and November 11 of each year as from

November 11, 2007. Principal of this Series will be fully settled at maturity. Series II corresponds to the issuance of Ps.154 million (equivalent to US$50 million). Principal will be settled in seven, equal and consecutive semi-annual installments as from June 11, 2009, which accrue interest at 11% per annum, maturing on June 11, and December 11 of each year as from December 11, 2007.

IRSA fixed rate notes due 2017

Under the Global Notes Program approved on October 31, 2006 by the IRSA’s Shareholders Meeting, on February 2, 2007 IRSA issued the IRSA 2017 fixed rate notes for a total amount of US$150.0 million at an annual interest rate of 8.5% payable semi-annual and mature on February 2, 2017.

IRSA notes 2017 was rated by Fitch Argentina Calificadora de Riesgo S.A. with A-(arg) at local level and B at international level. In addition, Standard & Poor’s rated the Class 1 Notes with an international rating of B+ and national rating of raA+.

IRSA’s Capital Expenditures

2007 Fiscal Year. During the fiscal year ended June 30, 2007, IRSA had capital expenditures of Ps.419.4 million. IRSA made investment in fixed assets of Ps.410.1 million primarily to the acquisition of Bouchard 551 for Ps.243.2 million, Ps.96.4 million thorough Alto Palermo principally for the acquisition of Empalme and Ps.57.1 million in the Hotel Segment, primarily in Llao Llao for Ps.49.4 million. IRSA also invested Ps.9.3 million in undeveloped plots of land.

2006 Fiscal Year. During the fiscal year ended June 30, 2006, IRSA had capital expenditures of Ps.116.2 million. IRSA made investment in fixed assets of Ps.54.1 million primarily in shopping centers totaling Ps.33.6 million and in Hotel segment of Ps.20.1 million.

2005 Fiscal Year. During the fiscal year ended June 30, 2005, IRSA had capital expenditures of Ps.80.0 million. IRSA made investments in fixed assets of Ps.79.3 million, primarily in shopping centers totaling Ps.50.9 million and in the acquisition of Bouchard 710 for Ps.20.4 million. IRSA also invested Ps.0.7 million in undeveloped plots of land.

IRSA’s Contractual Obligations

	Payments due by period (Ps. millions)
	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Contractual Obligations
Short term debt obligations	—	—	—	—	—

Long term debt obligations	1,316	175	177	503	461
Unsecured loans(1)	109	68	41	—	—
Secured floating rate notes(2)	81	24	57	—	—
Hoteles Argentinos S.A. secured loan(3)	19	1	18	—	—
Alto Palermo convertible notes(4)	50	2	—	48	—
IRSA convertible notes(5)	59	59	—	—	—
Alto Palermo notes series II(6)	155	2	65	88	—
Alto Palermo notes series I(7)	371	4	(2)	369	—
IRSA 2017 fixed rate notes(8)	472	15	(2)	(2)	461

Purchase obligations	164	41	30	93	—

	Payments due by period (Ps. millions)
	Total	Less than 1 year	1–3 years	3–5 years	More than 5 years
Seller financing for acquisition of Palermo Invest S.A.(9)	29	10	19	—	—
Seller financing for acquisition of Empalme(10)	18	12	6	—	—
Seller financing for acquisition of Rummaala	52	—	—	52	—
Debt for the purchase of plot of land	41	—	—	41	—
Suppliers	1	1	—	—	—
Mortgage payable – Bouchard 170(11)	15	15	—	—	—
Mortgage payable – Llao Llao(12)	8	3	5	—	—

Other long term obligations	10	4	4	1	1
Guarantee deposits	7	4	3	—	—
Others	3	—	1	1	1

Total	1,491	221	212	597	462

(1)	Accrued interest at Libor rate + 200 bps
(2)	Accrued interest at Libor rate + 200 bps
(3)	Accrued interest at Libor rate + 700 bps
(4)	Accrued interest at fixed rate of 10% per annum
(5)	Accrued interest at fixed rate of 8% per annum
(6)	Accrued interest at fixed rate of 11% per annum
(7)	Accrued interest at fixed rate of 7,875% per annum
(8)	Accrued interest at fixed rate of 8,5% per annum
(9)	Accrued interest at fixed rate of 8% per annum.
(10)	Accrued interest at fixed rate of 6% per annum.
(11)	Accrued interest at fixed rate of 8,50% per annum.
(12)	Accrued interest at fixed rate of 7% per annum.
(13)	Do not include unaccrued interest.

Off-balance sheet arrangements

At June 30, 2007, we did not have any off-balance sheet transactions, arrangements or obligations with unconsolidated entities or others that are reasonably likely to have a material effect on our financial condition, results of operations or liquidity.

Trend Information

Our future operating results may be affected by variations in some factors, such as adverse changes in the price of commodities or the yield of crops. Accordingly, historical tendencies may not be representative of our future results. Our past results must not be considered indicative of our future performance. To mitigate certain risks associated with changes in weather and prices, we seek to apply hedging mechanisms through futures and option agreements in the grain market and to diversify our geographic areas of production.

Product Prospects

The sources of the following information are the Secretaría de Agricultura, Pesca y Alimentación de la República Argentina, the United States Department of Agriculture (“USDA”), the Instituto Interamericano de Cooperación para la Agricultura, Márgenes Agropecuarios, Food and Agriculture Organization of the United Nations and our information.

Wheat

USDA projections for the 2007/2008 campaign at global level estimate a production of approximately 612 million tons of wheat, 3% higher than the previous campaign. In the Northern Hemisphere, where many crops have reached a well-developed stage, a wheat production increase is forecast especially in North America and Europe.

As regards Argentina, USDA projects a 14 million-ton production for the 2007/2008, 8% lower than the prior-year campaign. It is estimated that the sowed area will decrease by 3% due to the significant number of hectares that will be assigned to sunflower and soybean. A decrease in exports of about 14% is also expected.

Corn

Globally, USDA calculates a 777.1 million tons of corn and final stocks of 108.4 million, vis-à-vis 701 and 100.9 million, respectively, in the previous cycle. These figures show the impact of ethanol that takes up most of the production surplus. Given the demand of soybean and corn, in the fodder as well as in the power markets, and considering the current corn scarcity, it seem inevitable that in 2007/2008 the world area earmarked for corn will increase to the detriment of soybean.

The ongoing high corn prices would encourage farmers in Argentina and Brazil to increase the corn-sowed area to the detriment of the soybean area. For Argentina, USDA estimates that production would reach approximately 24 million tons, 7% higher than the previous campaign.

Soybean

In the case of soybean, for the 2007/2008 campaign, USDA projects a world production of 222.1 million tons, 14 million less than the previous year. This decrease is due to the USA decision to allot more land to corn to the detriment of the soybean sowed area by 15% in respect of the last campaign, estimating a 71 million-ton production. With world consumption growing from 9 million tons to 234.2 million tons, there would be a 12 million deficit, bringing world stock to 52 million tons.

On the other hand, USDA projects an increase in soybean sowing in South America where the soybean area is expected to increase by 1.4 million hectares in Brazil and 900,000 hectares in Argentina. Argentine production is estimated at approximately 47 million tons, slightly lower than the previous year.

Sunflower

Globally, sunflower production for the 2007/2008 campaign is projected at approximately 31 million tons compared to 32 million tons in the previous year. This decrease is due to a smaller sunflower sowing area in the main producing countries in the Northern Hemisphere. Sunflower production in the European Union is projected at 5.8 million tons vis-à-vis 6.2 million tons in the previous campaign.

International prices of vegetable oils, specially palm, rapeseed and soybean oils, are currently strong due to biofuel demand, a situation that affects sunflower oil prices. In Argentina, the interest for sunflower increased and it was reflected by a larger sowed areas based on high seed and oil prices, which are expected to increase during the 2007/08 campaign vis-à-vis the previous cycle.

Beef Cattle

World beef prices have remained generally stable since late 2006. World beef exportable supplies continue to be limited due to the slow recovery of beef exports from North America to the main Asian markets, due to the discovery of bovine spongiform encephalopathy (BSE) cases.

In many developing countries, consumers are diversifying traditional eating habits, leaving aside basic cereals and adopting more westernized foods such as beef. Although we believe that world beef production is likely to increase in 2007, export taxes, restrictions on beef exports and other government policies currently being enforced in Argentina to restrain increases in beef prices in the Argentine market are likely to result in a decrease in beef production for 2007.

Milk

In recent months, prices of many dairy products in the international market have reached high levels, essentially due to the fact that world milk production has not kept pace with increasing demand. We believe milk production in Argentina is likely to grow in 2007. Investments made in the milk producing sector, in spite of export taxes, are enabling Argentina to focus on global export markets, especially in the powdered milk and cheese sectors. However, growth may be adversely affected by high prices in cereal crops, fodder cereals that reduce available pastures and adversely affect the profitability of dairy products.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, we are exposed to commodity price, interest rate and exchange rates risks, primarily related to our integrated crop production activities and changes in exchanges rates and interest rates. We manage our exposure to these risks through the use of various financial instruments, none of which are entered into for trading purposes. We have established policies and procedures governing the use of financial instruments, specifically as it relates to the type and volume of them. The use of financial derivatives instruments is oriented to our core business and is supervised by internal control policies.

The following discusses our exposure to these risks. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the risk factors section of this Form F-3. Uncertainties that are either non financial or unable to be quantified, such as political, economic, tax, other regulatory, or credit risks, are not included in the following assessment of our market risks.

Interest Rate Risk

The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including both government and corporate obligations and money market funds.

Investments in both fixed rate and floating rate interest earning instruments carry varying degrees of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates. In general, longer dated securities are subject to greater interest rate risk than shorter dated securities. While floating rate securities are generally subject to less interest rate risk than fixed rate securities, floating rate securities may produce less income than expected if interest rates decrease. Due in part to these factors, our investment income may fall short of expectations or we may suffer losses in principal if securities that have declined in market value due to changes in interest rates are sold. To date, we have not utilized derivative financial instruments to hedge interest rate risk; however, there can be no assurance as to the employment of hedging strategies in the future.

Foreign Exchange Risk

From April 1, 1991, until the beginning of 2002, Convertibility Law No. 23,928 was applicable to Argentina. This law established a fixed exchange rate, under which the Argentine Central Bank was obliged to sell U.S. dollars to any person at a fixed rate of one Peso per U.S. dollar. Accordingly, the foreign currency fluctuations were reduced to a minimum level, during this period.

The primary economic change implemented by the current Argentine government in January 2002 was the announcement of the devaluation of the Peso. Due to the end of the Convertibility Plan, our foreign exchange exposure has increased considerably.

Foreign currency exchange rate fluctuations could impact our cash flow in Pesos, since some of our products and inputs are payable in U.S. dollars. Although most of our liabilities are denominated in Pesos, a small percentage is in U.S. dollars, and fluctuations in the foreign currency exchange rate may affect us.

Foreign currency exchange restrictions imposed by the Argentine government in the future could prevent or restrict our access to U.S. dollars, thus affecting our ability to service our U.S. dollar-denominated liabilities. Also, fluctuations in the exchange rate between the Peso and the U.S. dollar may adversely affect the U.S. dollar equivalent of the Peso price of our common shares on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), and as a result would likely affect the market price of our ADSs in the United States.

	As of June 30, 2007
	Expected contractual maturity date (Ps. million)
	Average Interest Rate[1]	Total Long- Term Outstanding Debt 2007	Under 1 year	More than 1 and not more than 2 years	More than 2 and not more than 3 years	More than 3 and not more than 5 years	More than 5 and not more than 10 years
Long-Term Debt:
Fixed rate
(US$-denominated)	6.60	25.5	25.5	—	—	—	—
Variable rate
(US$.denominated)	Libor +375	24.7	—	24.7	—	—	—
Fixed rate
(Ps.denominated)	—	—	—	—	—	—	—
Variable rate
(Ps.denominated)	8.17	97.2	97.2	—	—	—	—

Sensitivity to Exchange Rates and Interest Rates

We estimate, based on composition of our balance sheet as of June 30, 2007, that every variation in the exchange rate of Ps.0.10 against the U.S. dollars, plus or minus, would result in a variation of approximately Ps.1.62 million of our consolidated financial indebtedness.

We estimate, based on the current composition of our balance sheet as of June 30, 2007, that every variation in the interest rate of 100 basis points, plus or minus, to our current floating-rate consolidated debt would result in a variation of approximately Ps.1.22 million of interest expense on an annual basis, assuming no change in the principal amount of this indebtedness. This analysis is based on the assumption that such variation of interest rates occurred at the same time for the different type of floating rates to which our actual debt is exposed.

This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of our financial instruments. The actual impact of our market foreign exchange rate and/or interest rate changes on our financial instruments may differ significantly from the impact shown in the sensitivity analysis.

Commodity Price Risk and Derivative Financial Instruments

We use derivative instruments to hedge risks arising out of our core agribusiness operations. We us a variety of commodity-based derivative instruments to manage our exposure to price volatility stemming from its integrated crop production activities. These instruments consist mainly of crop future contracts and put and call option contracts. Contract positions are designed to ensure that we will receive a defined minimum price for certain quantities of our production. The counterparties to these instruments generally are major financial institutions. In entering into these contracts, we have assumed the risk that might arise from the possible inability of counterparties to meet the terms of their contracts.

We usually cover up to 40% of our crop production in order to finance the operating costs. The hedge consists of taking positions on purchased puts or sold futures and calls that assure a fixed exit price. In the past, we have never kept a short position greater than our crop inventories. From time to time we may keep an additional long position in derivatives to improve the use of land and capital allocation (i.e., the use of land for rent). It is not our current intention to be exposed in a long derivative position in excess of 50% of our real production.

[1]	Average interest rate means the weighted average prevailing interest rate as of June 30, 2007.

Derivative financial instruments involve, to a varying degree, elements of market and credit risk not recognized in our financial statements. The market risk associated with these instruments resulting from price movements is expected to offset the market risk of the underlying transactions, assets and liabilities, being hedged. The counterparties to the agreements relating to our futures and options contracts generally are large institutions with credit ratings equal to or higher than ours. We continually monitor the credit rating of such counterparties and seek to limit our financial exposure to any one financial institution. While the contract or notional amounts of derivative financial instruments provide one measure of the volume of these transactions, they do not represent the amount of our exposure to credit risk. The amounts potentially subject to credit risk (arising from the possible inability of counterparties to meet the terms of their contracts) are generally limited to the amounts, if any, by which the counterparties’ obligations under the contracts exceed our obligations to the counterparties.

Futures and Options

At June 30, 2007, we had outstanding futures and options as follows:

Crop	Tons	Deposit/Cost (Ps.)	Premium Paid (Collected) (Ps.)	Option Market Value as of 06/30/07 (Ps.)	Market Value (Loss) Gain as of 06/30/07 (Ps.)
FUTURES
Purchase
Corn	9,525	—	—	—	(396,297)
Wheat	4,080	—	—	—	(109,846)

Sale
Corn	5,300	113,266	—	—	33,217
Soybean	22,200	677,766	—	—	(902,528)
Wheat	21,140	44,879	—	—	(16,528)

OPTIONS
Call Buy
Corn	29,210	—	1,009,017	265,979	(743,038)
Soybean	12,200	—	574,727	654,228	79,501
Wheat	20,400	—	793,780	472,948	(320,832)

Call sale
Corn	25,400	—	(227,067)	(58,195)	168,872
Soybean	10,200	—	(297,668)	(332,304)	(34,636)
Wheat	26,380	52,509	(844,414)	(832,807)	11,607

Put Buy
Corn	6,350	—	45,795	78,229	32,434
Wheat	12,784	(14,630)	266,222	157,675	(108,547)

Put Sale
Corn	29,210	—	(482,374)	(935,123)	(452,749)
Soybean	12,700	3,999	(287,135)	(205,071)	82,064
Wheat	17,680	—	(235,081)	(236,665)	(1,584)

Total	264,759	877,789	315,802	(971,106)	(2,678,890)

The deposits/cost on open futures and options as of June 30, 2007 were Ps.0.9 million, and futures generated an unrealized loss of Ps.1.4 million. The premiums paid for open options as of June 30, 2007 were Ps.0.3 million; the market value of such options was of Ps.(1.0 million). The options resulted in an unrealized loss of Ps.1.3 million. The total unrealized loss on open futures and options was Ps.3.8 million as of June 30, 2007.

The fair value of our futures and options contracts is determined by calculating the market value of futures contracts, the market value of options acquired and sold and the margin deposits of these contracts. We use valuation models only for internal analysis. Therefore, figures set forth in our tables reflect real market prices used for pricing portfolio.

We use the options operations to combine them with the futures operations, only as a means to reduce the exposure towards the decrease of the prices, as the fact of being a producer implies the position of being bought, up to the moment that the grains are harvested and sold.

BUSINESS

Our Company

We are a leading Argentine agricultural company with a growing presence in the Brazilian agricultural sector through our investment in BrasilAgro—Companhia Brasileira de Propriedades Agrícola (“BrasilAgro”). We are currently involved in a range of activities including crop production, cattle raising and milk production. Our business model, which we seek to roll out abroad, taking into account the specific conditions of each country, focuses on the acquisition, development and exploitation of properties having attractive prospects for agricultural production and/or value appreciation and the selective disposition of such properties where appreciation has been realized. We are the only such company whose shares are listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and on the NASDAQ Global Select Market.

As of June 30, 2007, we owned 17 farms with approximately 449,991 hectares. Approximately 21,704 hectares of the land we own are used for crop production, approximately 84,889 hectares are for beef cattle production, 2,609 hectares are for milk production and approximately 10,961 hectares are leased to third parties for crop and beef cattle production. The remaining 329,828 hectares of land reserve are primarily natural woodlands. In addition, through Agropecuaria Cervera S.A. we have the rights to 162,000 hectares of land for a 35-year period that can be extended for another 29 years. Also, during fiscal year 2007, we leased 25,307 hectares from third parties for crop production and 29,208 hectares for beef cattle production.

During the fiscal years ended June 30, 2005, 2006 and 2007, we had consolidated sales of Ps.78.2 million, Ps.112.3 million and Ps.110.3 million, production income of Ps.67.5 million, Ps.65.4 million and Ps.102.8 million and consolidated net income of Ps.76.8 million, Ps.32.9 million and Ps.49.4 million, respectively. During the three-year period from June 30, 2005 to June 30, 2007, our total consolidated assets increased 44.2% from Ps.743.4 million to Ps.1,071.9 million, and our consolidated net worth increased 57.7% from Ps.523.1 million to Ps.825.0 million.

The following table sets forth, at the dates indicated, the amount of land used for each production activity (including owned and leased land):

	June 30,
	2005(1)	2006(1)	2007(1) (4)
	(in hectares)
Crops(2)	39,831	41,283	53,579
Beef cattle	96,380	129,946	114,097
Milk	1,776	1,698	2,609
Natural woodlands(3)	263,177	258,477	325,728
Owned farmlands leased to others	9,978	14,229	13,771

Total	411,142	445,633	509,784

(1)	Includes 35.7% of approximately 8,299 hectares owned by Agro Uranga S.A., an affiliated Argentine company in which we own a non-controlling 35.7% interest. See “Business—Subsidiaries and Affiliated Companies.”
(2)	Includes wheat, corn, sunflower, soybean, sorghum and others.
(3)	We use part of our land reserves to produce charcoal, fence posts and rods.
(4)	Includes 24.0% of approximately 170 hectares owned by Cactus Argentina S.A., an affiliated Argentine company in which we have a non-controlling 24.0% interest. See “Business—Subsidiaries and Affiliated Companies.”

We are also indirectly engaged in the Argentine real estate business through our holding of approximately 25.0% of the common shares of IRSA, one of Argentina’s largest real estate companies. IRSA is engaged in a range of diversified real estate activities including residential properties, office buildings, shopping centers and luxury hotels in Argentina. A majority of our directors are also directors of IRSA, and we are under common control by the same group of controlling shareholders. We own convertible notes issued by IRSA and warrants to acquire shares of its common stock which entitle us to increase our shareholding in IRSA up to approximately 34.3% of its share capital (assuming conversion of all convertible notes and exercise of all warrants by all other holders). As of June 30, 2007, our investment in IRSA (including its convertible notes) represented approximately 35.7% of our total consolidated assets, and during the fiscal year ended on June 30, 2007, our gain from our investment in IRSA was Ps.33.1 million.

In March 2006, we, together with certain Brazilian partners, founded BrasilAgro, a startup company organized to exploit opportunities in the Brazilian agricultural sector. In April 2006, BrasilAgro increased its capital through a global and domestic offering of common shares, and as of June 30, 2007, we owned 7.4% of the outstanding common shares of BrasilAgro. As of June 30, 2007, our investment in BrasilAgro represented approximately 6.4% of our total consolidated assets.

History

We were incorporated in 1936 as a subsidiary of Credit Foncier, a Belgian company engaged in the business of providing rural and urban loans in Argentina. We were incorporated to administer real estate holdings foreclosed by Credit Foncier. Credit Foncier was liquidated in 1959, and as a part of such liquidation, our shares were distributed to Credit Foncier’s shareholders and in 1960 were listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires). During the 1960s and1970s, our business shifted to exclusively agricultural activities.

During 1993 and 1994, Consultores Asset Management acquired on behalf of certain investors approximately 22% of our outstanding shares on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires). In late 1994, an investor group led by Consultores Asset Management (and including Dolphin Fund plc.) purchased additional increasing their aggregate shareholding to approximately 51.4% of our outstanding shares. In 1995, we increased our capital through a rights offering and global public offering of ADRs representing our common shares and listed such ADRs on the NASDAQ.

Between 2000 and 2007, we invested approximately 263.7 million to acquire approximately 25.0% of the outstanding common shares of IRSA, one of Argentina’s largest real estate companies. We own convertible notes issued by IRSA and warrants to acquire shares of its common shares which entitle us to increase our shareholding in IRSA up to approximately 34.3% of its share capital (assuming conversion of all convertible notes and exercise of all warrants by all other holders).

Strategy

We seek to maximize our return on assets and overall profitability by (i) identifying, acquiring and exploiting agricultural properties having attractive prospects for agricultural production and/or long-term value appreciation and selectively disposing of properties as appreciation is realized, (ii) optimizing the yields and productivity of our agricultural properties through the implementation of state-of-the-art technologies and agricultural techniques and (iii) preserving the value of our significant long-term investment in the urban real estate sector held through our affiliate IRSA.

Focus on maximizing value of our agricultural real estate assets

We conduct our agricultural activities with a focus on maximizing the value of our real estate assets. We seek to rotate our portfolio of properties over time by purchasing large parcels of land which we believe have a high potential for appreciation and selling them selectively as opportunities arise to realize attractive capital gains. We believe that our ability to realize gains from appreciation of our farmlands is based on the following principles:

•

Acquiring under-utilized properties and enhancing their land use: We seek to purchase under-utilized properties at attractive prices and transform them to achieve more productive uses. We seek to do so by (i) transforming non-productive land into cattle feeding land, (ii) transforming cattle feeding land into land suitable for more productive agricultural uses or (iii) enhancing the value of agricultural lands by changing their use to more profitable agricultural activities. To do so, we generally focus on acquisitions of properties outside of highly developed agricultural regions and/or properties whose value we believe is likely to be enhanced by proximity to existing or expected infrastructure.

•	Applying modern technologies to enhance operating yields and property values. We believe that an opportunity exists to improve the productivity and long-term value of inexpensive and/or underdeveloped land by investing in modern technologies such as genetically modified and high yield seeds, direct sowing techniques, machinery, crop yield optimization through land rotation, irrigation and the use of fertilizers and agrochemicals. To enhance our cattle production, we use genetic technology and have a strict animal health plan controlled periodically through traceability systems. In addition, we have introduced a feedlot to optimize our beef cattle management and state-of-the-art milking technologies in our dairy business.

•

Anticipating market trends. We seek to anticipate market trends in the agribusiness sector by (i) identifying opportunities generated by economic development at local, regional and worldwide levels, (ii) detecting medium- and long-term increases or decreases in supply and demand caused by changes in the world’s food consumption patterns and (iii) using land for the production of food and energy and for residential use, in each case in anticipation of such market trends.

•

International expansion. Although most of our properties are located in different areas of Argentina, we are actively analyzing various expansion opportunities in other Latin American countries. We believe that an attractive opportunity exists to acquire and develop agricultural properties outside Argentina, and our objective is to replicate our business model in such other countries which include, among others, Brazil, Bolivia, Paraguay and Uruguay. For example, in 2006 we and several Brazilian partners founded BrasilAgro, a startup company organized to exploit opportunities in the Brazilian agricultural sector. As of June 30, 2007, Brasilagro had acquired and committed purchases for over 80,000 hectares of land.

Increase and optimize production yields

We seek to increase and improve our production yields through the following initiatives:

•

Implementation of technology. We seek to continue using state-of-the-art technology to increase production yields. We plan to make further investments in machinery and the implementation of agricultural techniques such as direct sowing to improve cereal production. We believe that we may improve crop yields by using high-potential seeds (GMOs) and fertilizers and by introducing advanced land rotation techniques. In addition, we intend to continue installing irrigation equipment in some of our farms to achieve higher output levels.

•

We seek to continue improving beef cattle production through the use of advanced breeding techniques and technologies related to animal health. We plan to improve the use of pastures and expect to make further investments in infrastructure, including installation of watering troughs and electrical fencing.

•

We have implemented an individual animal identification system, using plastic tags for our beef cattle and “RFID” tags for our dairy cattle, to comply with national laws on traceability. Also, we acquired software from Westfalia Co. which enables us to store individual information about each of our dairy cows. In the beef cattle business, we recently initiated Argentina’s first vertically integrated beef cattle processing operation by entering into a partnership with Cactus Feeders and Tyson Foods to set up Cactus Argentina S.A. (“Cactus”), a feedlot and slaughterhouse operator.

•

In connection with our milk production, we plan to continue developing our activities through the use of state-of-the-art technology and advanced feeding and techniques relating to animal health. For example, we have recently opened one of the most modern dairy production facilities in Argentina, achieving a daily production capacity of more than 40,000 litres.

•	Increased production. We seek to increase our crop, beef cattle and milk production in order to achieve economies of scale by:

➢	Increasing our owned land in various regions of Argentina by taking advantage of attractive land purchase opportunities as they arise.

➢

Leasing productive properties to supplement our expansion strategy, using our liquidity to make productive investments in our principal agricultural activities. We believe that leasing enhances our ability to diversify our production and geographic focus, in particular in areas not offering attractive prospects for appreciation of land value.

➢

Developing productive properties in areas where agricultural production is not developed to its full potential. As of June 30, 2007, we owned land reserves in excess of 329,828 hectares, which is located in under-utilized areas where agricultural production is not yet fully developed. We believe that technological tools are available to improve the productivity of such land and enhance its long-term value. However, existing or future environmental regulations may prevent us from completely developing our land reserves, requiring us to maintain a portion of such land as unproductive land reserves.

➢

Diversifying market and weather risk by expanding our product and land portfolio. We seek to continue diversifying our operations to produce a range of different agricultural commodities in different markets, either directly or in association with third parties. We believe that a diversified product mix mitigates our exposure to seasonality, commodity price fluctuations, extreme weather conditions and other factors affecting the agricultural sector. To achieve this objective in Argentina, we expect to continue to own and lease farmlands in various regions with differing weather patterns and to continue to seed a range of diversified products. Moreover, we believe that continuing to expand our agricultural operations outside of Argentina will enhance our ability to produce new agricultural products, further diversifying our mix of products, and mitigate further our exposure to regional weather conditions and country-specific risks.

Preservation of long-term value of our investment in IRSA

We seek to maintain the long-term value of our significant investment in the urban real estate sector through IRSA. We believe that IRSA is an ideal vehicle through which to participate in the urban real estate market due to its substantial and diversified portfolio of residential and commercial properties, the strength of its management and what we believe are its attractive prospects for future growth and profitability.

Cresud’s Principal Business Activities

During the fiscal year ended June 30, 2007, we conducted our operations on 17 owned farms and 40 leased farms. Some of the farms we own are engaged in more than one productive activity at the same time. The following table sets forth, for the periods indicated, our production volumes by principal product line:

	Year ended June 30,
	2005(1)	2006(1)	2007(1)
Crops (2)	149,785	106,867	175,455
Beef cattle (3)	10,657	9,803	9,913
Milk (4)	7,312	14,588	16,663

(1)	Does not include production from Agro-Uranga S.A.
(2)	Production measured in tons.
(3)	Production measured in tons of live weight. Production is the sum of the net increases (or decreases) during a given period in live weight of each head of beef cattle owned by us.
(4)	Production measured in thousands of liters.

Crop Production

Our agriculture production is mainly based on crops and oilseeds. Our crop production includes mainly wheat, corn, soybean and sunflower. Other crops, as sorghum, are sown occasionally and only represent a small percentage of total sown land.

The following table shows, for the periods indicated, our crop production volumes:

	Crop Production Year ended June 30,
	2005(1)	2006(1)	2007(1)
	(in tons)
Wheat	23,719	21,788	16,651
Corn	65,777	31,558	80,728
Sunflower	5,024	7,300	6,797
Soybeans	48,730	42,797	61,283
Other	6,535	3,424	9,996

Total	149,785	106,867	175,455

(1)	Does not include production from Agro-Uranga S.A.

The following table sets forth, for the periods indicated below, our owned and leased sown land for crop production:

	Sown Land for Crop Production (1) Year ended June 30,
	2005(2)	2006(2)	2007(2) (3)
	(in hectares)
Owned	24,423	24,279	28,272
Leased	16,299	17,004	25,307

Total	40,722	41,283	53,579

(1)	Sown land may differ from “Uses of Land,” since some hectares are sown twice and therefore are counted twice.
(2)	Includes hectares from Agro-Uranga S.A. See “Business—Subsidiaries and Affiliated Companies.”
(3)	Includes Agropecuaria Cervera’s hectares.

As of June 30, 2007, our crop stocks consisted in 6,705 tons of wheat, 34,172 tons of corn, 27,890 tons of soybean, 2,203 tons of sorghum and 3,580 tons of sunflower; whereas as of June 30, 2006 such stocks consisted in 11,426 tons of wheat, 4,538 tons of corn, 11,662 tons of soybean, 193 tons of sorghum and 479 tons of sunflower. As of June 30, 2007, the surface of leased land was 47% of the total sown land.

We seek to diversify our mix of products and the geographic location of our farmlands to achieve an adequate balance between the two principal risks associated to our activities: weather conditions and the fluctuations in the prices of commodities. In order to reduce such risks, we own and lease land in several areas of Argentina with different climate conditions to permit us to be able to sow a diversified range of products. Our leased land for crops is located in pampa region, a favorable area for crop production. The leased farms are previously studied by technicians who analyze future production expectations based on the historic use of the land. The initial duration of lease agreements is generally one or three seasons. Leases of farms for production of grains generally consist of lease agreements with payments based on a fixed amount of Pesos per hectare or crop sharing agreements (“aparcería”) with payments in kind based on a percentage of the crops obtained or a fixed amount of tons of grains obtained or their equivalent value in Pesos. The principal advantage of leasing farms is that leases do not require us to commit large amounts of capital to the acquisition of lands but permit us to obtain results similar to those generated by our owned farms.

Also, this strategy allows us to increase our scale in short term, reduce the risk of inclement weather and is also more profitable than farming exclusively on land that we own. The disadvantage of this strategy is that the cost of leasing can increase over time, in part, because increased demand for leased land increases the price of leased land.

Wheat seeding takes place from June to September, and harvesting takes place in December and January. Corn, soybean and sunflower are sown from September to December and are harvested from February to June. Grains are available to be sold as commodities after the harvest from December to June and we usually store part of our production until prices recover after the drop that normally takes place during the harvesting campaign. A major part of production, specially wheat and sunflower seeds, corn and sorghum is sold and delivered to buyers pursuant to agreements in which price conditions are fixed by reference to the market price at a specific time in the future that we determine. The rest of the production is either sold at current market prices or delivered to cover any futures contract that we may have entered into.

During fiscal year 2007, we invested approximately Ps 2.1 million in irrigation equipment, machinery and technology application through no till sowing.

Beef Cattle Production

Our beef cattle production involves the breeding and fattening of our own animals. In some cases, if market conditions are favorable, we also purchase and fatten cattle which we sell to slaughterhouses and supermarkets. As part of our strategy to expand our activities within the beef cattle production chain, during 2003 we started to slaughter our own cattle after obtaining the needed licenses. As of June 2007, our beef cattle aggregated 83,727 heads, and we had a total surface area of 84,848 hectares dedicated to this business activity.

During the fiscal year ended June 30, 2007, our beef cattle activities generated sales of Ps.32.0 million, representing 29.0% of our consolidated sales, and our production was 9,913 tons, an increase of 1.1% compared to the previous fiscal year.

This small increase in production was primarily due to a diminution of drought and improved availability of grass during fiscal year 2007, compared with the adverse weather conditions during fiscal year 2006.

The following table sets forth, for the periods indicated below, the beef cattle production volumes:

	Year ended June 30,
	2005(1)	2006(1)	2007(1)
Beef cattle production (in tons)(2)	10,657	9,803	9,913

(1)	Does not include production from Agro-Uranga S.A.
(2)	Production measured in tons of live weight. Production is the sum of the net increases (or decreases) during a given period in live weight of each head of beef cattle owned by us.

Management by lot in our pastures is aided by electrical fencing which may be easily relocated to supplement our land-rotation cycles. Our cattle herd is subject to a 160 kg to 360 kg fattening cycle by grazing in pastures located in our north farmlands where conditions are adequate for initial fattening. Cattle are subsequently fattened until they reach 430 kg in our San Luis feedlot. The feedlot fattening system leads to homogeneity in production and beef of higher quality and tenderness because of the younger age at which animals are slaughtered.

Our cattle breeding activities are carried out with breeding cows and bulls and its fattening activities apply to steer, heifers and calves. Breeding cows calve approximately once a year and their productive lifespan is from six to seven years. Six months after birth, calves are weaned and transferred to fattening pastures. Acquired cattle are directly submitted to the fattening process. Upon starting this process, cattle have been grazing for approximately one year to one and a half year in order to be fattened for sale. Steer and heifers are sold when they have achieved a weight of 380–430 kilograms and 280–295 kilograms, respectively, depending on the breed.

Pregnancy levels, which have been improving over the years, showed satisfactory levels of efficiency although the adverse weather conditions. Genetics and herd management is expected to further improve pregnancy levels in the coming years. The breeding herd reproduction rate which has improved year after year, recorded satisfactory efficiency levels despite the adverse weather conditions during 2007. The implementation of technologies improved the reproductive indicators such as cattle still on technique, females artificial insemination with cattle genetic especially selected to the stock, which is bought to specialized companies in meat quality semen elaboration. Although it was implemented an strict sanitation calendar, adapted to each zone, animal category and month of the year. We use veterinarians’ products of the principal nationals and internationals laboratories. It is important to emphasize the work of a veterinarians advisers committee, who are external to us and they visit each establishment monthly to control and agreed tasks.

Currently, the cattle raising farms are officially registered as export farmlands pursuant to the identification and traceability rules in force in Argentina. Animals are individually identified, thus allowing for the development of special businesses in this area. Although the cattle farms have been qualified with the EurepGap N, which allow sell animals for consumption in Europe.

Within the process of de-commoditization and technological innovation, we implemented a self-developed identification and tracing system in compliance with European and the National Service of the Sanitation and Quality for Agricultural Food Products (Servicio Nacional de Sanidad y Calidad Agroalimentaria, or “SENASA”) standards. With the purpose of distinguishing our production and obtaining higher prices in production sales, we plan to extend the use of the tracing system to our whole herd.

Our beef cattle stock is organized into breeding and fattening activities. The following table indicates, for the periods indicated, the number of head of beef cattle for each activity:

	Heads of Beef Cattle(1) Year ended June 30,
	2005(2)	2006(2)	2007(2)
Breeding	57,775	63,015	62,181
Fattening	25,816	17,654	21,546

Total	83,591	80,669	83,727

(1)	For classification purposes, upon birth, all calves are considered to be in the breeding process.
(2)	Does not include head of beef cattle from Agro-Uranga S.A. and Cactus. See “Business—Subsidiaries and Affiliated Companies.”

We seek to improve beef cattle production and quality in order to obtain a higher price through advanced breeding techniques. We cross breed our stock of Indicus, British (Angus and Hereford) and Continental breeds to obtain herds with characteristics better suited to the pastures in which they graze. To enhance the quality of our herds even further, we plan to continue improvement of our pastures through permanent investment in seeds and fertilizers, an increase in the watering troughs available in pastures, and the acquisition of round bailers to cut and roll grass for storage purposes.

Our emphasis on improving the quality of our herd also includes the use of animal health-related technologies. We comply with national animal health standards that include laboratory analyses and vaccination aimed at controlling and preventing disease in our herd, particularly FMD (Foot – and –mouth disease).

Direct costs of beef production are relatively low because the main inputs are seeds for pasture (for instance, alfalfa, oats and barley) and purchases of cattle for fattening purposes.

During the fiscal 2007 year we invested approximately Ps.3.8 million in equipment, machinery, pastures and genetic improvement in relation to cattle production.

Milk Production

We conduct our milk business in three dairy facilities in two farms, “La Juanita” and “El Tigre”. We have a total capacity of 3,300 cows in milking per day and seek to increase total production through the application of last generation technologies including genetic improve management for milk production, feeding strategic planification based on cattle specific requirement and the use of individual traceability to know the productivity history of each animal. Also we use computer science in milk business to make more efficient the manual labor by developing the information created from the farms.

Our milk production is based on a herd of Holando Argentina dairy cows, genetically selected through the use of imported frozen semen of North American Holando bulls. Male calves are sold, at calving, for a given amount per head, whereas female calves are weaned after 24 hours, spend approximately 60 days in raising and approximately 100 being days fed on the basis of grass, grains and supplements. Young heifers then graze for an additional 12 to 15 month period, prior to artificial insemination at the age of 18 to 20 months and they calve nine months later. Heifers are subsequently milked for an average of 300 days. Milking dairy cows are once again inseminated during the 60 to 90 day period following. This process is repeated once a year during six or seven years. The pregnancy rate for our dairy cows is 80-90%.

Our dairy herd is milked mechanically twice a day. The milk obtained is cooled to less than five degrees centigrade and is then stored in a tank for delivery once a day to trucks sent by buyers. Dairy cows are fed mainly with grass, supplemented as needed with grains, hay and silage. For winter grazing, corn stubbles are also used.

We have invested in certain technologies that focus on genetic improvement, animal health and feeding in order to improve our milk production. These investments include imports of top quality frozen semen from genetically improved North American Holstein bulls, agricultural machinery and devices such as feed-mixer trucks, use of dietary supplements and the installation of modern equipment to control milk cooling. We are currently acquiring dietary supplements for our dairy cows and have made investments with the aim of increasing the quantity and quality of forage (pasture, alfalfa and corn silage) in order to reduce feeding costs.

During fiscal year ended June 30, 2007, milk production was 14.2% higher than in the prior fiscal year because an increase in the quantity of dairy cows and their individual production. The farm named “El Tigre” can milk 2,000 cows per day. With a merry-go-round structure, which required a significant investment of Ps.3.9 million, we believe it is one of the largest dairy farms in Argentina.

The following table sets forth, for the periods indicated, the total number of our milking cows, average daily production per cow and our total milk production:

	Milk Production Year Ended June 30,
	2005(1) (2)	2006(1) (2)	2007(1) (2)
Average milking cows	1,212	2,410	2,677
Daily production (liters per cow)	16.5	16.5	17.1
Total production (thousands of liters)	7,312	14,588	16,663

(1)	Does not include production from Agro-Uranga S.A. See “Business—Subsidiaries and Affiliated Companies.”
(2)	Includes production of new dairy farm “El Tigre,” as from March 1, 2005.

During fiscal year 2005, we had 4,203 heads of cattle on 1,583 hectares involved in the production of milk. During fiscal year 2006, we had 6,214 heads of cattle on 1,505 hectares involved in the production of milk As of June 30, 2007, we applied 6,507 heads of cattle on 2,376 hectares to milk production.

During fiscal year 2007 we invested an approximate amount of Ps.3.5 million (including the milking yard in “La Juanita” farm) in equipment, machinery and survey, pastures and development for our milk rodeo.

Land Acquisitions

We intend to increase our farmland portfolio by acquiring large surfaces of land with high appreciation potential. We also intend to transform the land acquired from non-productive to cattle breeding, from cattle breeding to farming, or applying last generation technology to improve farming yields so as to generate higher appreciation.

In our view, the sector’s potential lies in developing marginal areas and/or underutilized areas, as it has been the case in many countries in the world. Thanks to current technology, we may achieve similar yields with higher profitability than core areas; this may result in the appreciation of land values.

At present, prices of farmlands used in agricultural production have increased in the southern hemisphere (mainly South America) but continue to be relatively low compared to the northern hemisphere (U.S. and Europe). Our financial capacity relative to other Argentine producers enables us to increase our land holdings at attractive prices, increase our production scale and create potential for capital appreciation.

Several important intermediaries, with whom we habitually work, bring farmlands available for sale to our attention. The decision to acquire farmlands is based on the assessment of a number of factors. In addition to the land’s location, we normally carry out an analysis of soil and water, including the quality of the soil and its suitability for our intended use (crops, beef cattle, or milk production), classify the various sectors of the lot and the prior use of the farmland; analyze the improvements in the property, any easements, rights of way or other variables in relation to the property title; examine satellite photographs of the property (useful in the survey of soil drainage characteristics during the different rain cycles) and detailed comparative data regarding to neighboring farms (generally covering a 50-km area). Based on the foregoing factors, we assess the farmland in terms of the sales price compared against the production potential of the land and the appreciation potential of the capital. We consider that competition for the acquisition of farmlands is, in general, limited to small farmers for the acquisition of smaller lots, and that there is scarce competition for the acquisition of bigger lots.

In addition, we may consider the acquisition of farmlands in marginal zones and their improvement by irrigation in non-productive areas as well as the installation of irrigation devices in order to obtain attractive production yields and to create potential for capital appreciation.

On September 1, 2005, we signed the deed for the purchase of the farm “San Pedro” of 6,022 hectares located in the Department of Uruguay, Province of Entre Ríos. The purchase price was US$16 million, of which US$9.5 million were paid when signed the deed, US$4.0 million were paid on December 14, 2005 and US$1.05 million were paid on September 1, 2006. The remaining balance of US$1.4 million will be paid on September 2007.

On May 15, 2007, a bill of purchase was signed for a surface area of 90,000 hectares in the “8 de Julio” farm, located south of the Deseado River in the Province of Santa Cruz. The transaction was agreed for a price of US$2.4 million. Upon execution of the bill of purchase a payment was made for US$1.2 million and possession over the farm was taken. On August 13, 2007, we paid US$0.24 million and the balance shall be paid in September 2008, and also on that date the deed shall be executed. This farm offers excellent potential for sheep production, both in terms of wool and mutton production. In addition, it has future potential as a tourist attraction and for leisure activities.

The following chart shows, for the periods indicated below, certain information concerning land acquisitions during each of the past thirteen fiscal years ended on June 30:

Fiscal year	Amount of farmlands	Amount of acquisitions (Ps. millions)
1995 (1)	3	10.8
1996 (2)	4	16.1
1997 (3)	2	10.2
1998 (4)	8	31.5
1999	—	—
2000	—	—
2001	—	—
2002	—	—
2003 (5)	1	25.0
2004	—	—
2005 (6)	2	9.3
2006 (7)	1	45.9
2007 (8)	1	7.3

(1)	Includes the acquisition of “El Gualicho,” “El Silencio” and “Runciman” farms of 5,729 hectares, 397 hectares and 3,128 hectares, respectively
(2)	Includes the acquisition of “El Coro,” “La Juanita,” “El Meridiano” and “Los Pozos” farms of 10,321 hectares, 4,302 hectares, 6,302 and 262,000 hectares, respectively
(3)	Includes the acquisition of “San Luis” and “La Sofia” farms of 706 hectares and 4,926 hectares, respectively
(4)	Includes the acquisition of “Ñacurutú,” “Tapenaga,” “Santa Bárbara y La Gramilla,” “La Sofia,” “La Suiza,” “La Esmeralda” and “Tourné” farms of 30,350 hectares, 27,312 hectares, 7,052 hectares, 1,223 hectares, 41,993 hectares, 11,841 hectares and 19,614 hectares, respectively. It also includes the acquisition of “Las Vertientes” which is a silo plant.
(5)	Includes the acquisition of “El Tigre” farm of 8,360 hectares.
(6)	“La Adela” and “El Invierno” 72 hectares and 1,946 hectares, respectively.

(7)	“San Pedro” farm of 6,022 hectares.
(8)	Includes the acquisition of “8 de Julio” farm of 90,000 hectares.

Land Sales

We periodically sell properties that have reached a considerable appraisal to reinvest in new farms with higher appreciation potential. We analyze the possibility of selling based on a number of factors, including the expected future yield of the farmland for continued agricultural and livestock exploitation, the availability of other investment opportunities and cyclical factors that have a bearing on the global values of farmlands.

The following chart shows, for the periods indicated below, certain information concerning land sales during each of the past ten fiscal years ended on June 30:

Fiscal year	Amount of farmlands	Gross proceeds from sales (Ps. million)	Profit / (Loss) (1) (Ps. million)
1997 (2)	1	2.6	1.0
1998 (3)	1	6.8	4.1
1999 (4)	2	27.8	9.4
2000	—	—	—
2001 (5)	2	9.0	3.0
2002 (6)	3	40.6	14.8
2003 (7)	2	12.0	4.9
2004 (8)	2	4.1	1.7
2005 (9)	2	29.8	20.0
2006 (10)	1	16.1	9.9
2007 (11)	3	29.9	22.3

(1)	Includes the difference between the gross proceeds from sales (net all taxes and commissions) and the book value of the assets sold.
(2)	Includes the sale of Siete Arboles farm of 7,975 hectares.
(3)	Includes the sale of Moroti and Santa Rita farm of 7,878 hectares.
(4)	Includes the sale of El Meridiano and Runciman farms of 6,302 and 3,128 hectares, respectively.
(5)	Includes the sale of El Bañadito and Tourne farms of 1,789 and 19,614 hectares, respectively.
(6)	Includes the sale of El Silencio, La Sofia and El Coro farms of 397 hectares, 6,149 hectares and 10,321 hectares, respectively.
(7)	Includes the sale of Los Maizales and San Luis farms of 618 and 706 hectares, respectively.
(8)	Includes the sale of “41-42” farm of 6,478 hectares and 5,997 hectares of IGSA’s land reserves.
(9)	Includes the sale of Ñacurutu and San Enrique farms, of 30,350 and 977 hectares, respectively. It also includes the results of the sale of a two-hectare parcel belonging to IGSA.
(10)	Includes the sale of El Gualicho farm, of 5,727 hectares
(11)	Includes the sale of Tapenagá, partially “Los Pozos” and partially “El Recreo” farms of 20,833 hectares, 14,516 hectares and 50 hectares, respectively.

On June 6, 2007, we signed a sales deed for the 20,833 hectare “Tapenagá” farm, and located in the Province of Chaco. This deal was consummated for US$7.3 million. The property was valued in the Company’s books at US$97.5 per hectare. Therefore, the transaction generated a US$5.0 million profit. We have collected US$3.7 million as of June 6, 2007 while the remaining balance of US$3.7 million will be collected in equal payments in May of each of 2008, 2009 and 2010.

In addition, we signed a sales deed for a 14,516 hectare piece of the “Los Pozos” farm, located in Joaquín V. González, Province of Salta. The price of the transaction was US$2.2 million, or US$150 per hectare. The book value of the lot sold was US$7 per hectare. Therefore, this sale generated a US$2.0 million profit.

Lastly, we signed a sales deed for a 50 hectare piece of the “El Recreo” farm, located in Recreo, Province of Catamarca, for Ps.0.7 million, which generated a Ps.0.5 million profit.

On August 28, 2006, IGSA signed a preliminary sale contract of 1,800 hectares of the establishment called “El Recreo” of its property, in the amount of US$0.15 million. As advance payment we have received US$0.05 million. This sale has not been shown in the financial statements as the property of the land has not yet been transferred.

On July 25, 2005 we sold El Gualicho farm, covering 5,727 hectares, located in the Province of Córdoba, for a total sales price of US$5.7 million, resulting in a gain of US$3.4 million. We collected US$3.4 million and will collect the balance in five equal annual installments through July 2010.

Farms

As of June 30, 2007, we owned, together with our subsidiaries, 17 farms, with a total surface area of 449,991 hectares. Two of them are located in Buenos Aires, two in the Province of Santa Fe, two in the Province of Córdoba, one in the Province of Chaco, three in the Province of San Luis, two in the Province of Catamarca, two in the Province of La Pampa, one in the Province of Salta, one in the Province of Santa Cruz and one in the province of Entre Ríos.

The following table sets forth our farm portfolio as of June 30, 2007:

	Owned Farms at June 30, 2007
	Province	Gross Size (in hectares)	Date of Acquisition	Primary Current Use
“La Adela”	Buenos Aires	1,054	Original	Crop
“La Juanita”	Buenos Aires	4,302	Jan. ‘96	Crop/Milk
“San Pedro”	Entre Ríos	6,022	Sep. ‘05	Crop/Beef Cattle
“Las Vertientes”	Córdoba	4	—	Silo
“La Esmeralda”	Santa Fe	11,841	Jun. ‘98	Crop/Beef Cattle
“La Suiza”	Chaco	41,993	Jun. ‘98	Beef Cattle
“Santa Bárbara/Gramilla”	San Luis	7,052	Nov. ‘97	Crops under irrigation
“Cactus” (2)	San Luis	41	Dec. ‘97	Feed lot
“Tali Sumaj / “El Recreo” (3)	Catamarca	26,922	May. ‘95	Beef Cattle/Natural Woodlands
“Los Pozos”	Salta	247,484	May ‘95	Beef Cattle/Crop/ Natural Woodlands
“El Invierno”	La Pampa	1,946	Jun. ‘05	Crop
“San Nicolás”/ “Las Playas”(4)	Sta.Fe/Cba	2,965	May. ‘97	Crop/Beef Cattle
“El Tigre”	La Pampa	8,365	Apr. ‘03	Crop/Milk
“8 de Julio”	Santa Cruz	90,000	May. ‘07	Natural Woodlands

Total		449,991

La Adela. Located 60 kilometers Northwest of Buenos Aires, “La Adela” is one of our original farms. In December 2001, “La Adela’s” dairy parlor was closed down. Its total surface area is used for agricultural purposes. During this fiscal year ended June 30, 2007, 959 hectares were used for wheat, corn and soybean crops for high-yielding grain production. In March, 2005, 72 hectares were bought and added to the existing 982 hectares.

La Juanita. “La Juanita,” located 440 kilometers Southwest of Buenos Aires, was acquired in January 1996. As of June 30, 2007, 3,179 head of cattle were grazing in 716 hectares of sown and natural pastures, and 1,684 hectares were used in the production of grains. This farm produced 7.66 million liters of milk during the fiscal year ended June 30, 2007, with an average of 1,170 dairy cows being milked and 17.9 liters per cow per day.

El Recreo. Weather conditions in the “El Recreo” farm, located 970 kilometers Northwest of Buenos Aires, in the province of Catamarca, and acquired in May 1995, are similar to the “Tali Sumaj” farm, with semi-arid climate and annual rainfall not in excess of 400 mm. This farm is maintained as productive reserves. On July 29, 2003, Inversiones Ganaderas S.A. sold, three properties located in the Santo Domingo district, department of La Paz, Province of Catamarca with a total surface area of 5,997 hectares to Las Rejas S.A. for US$0.43 million, which was completely paid off by the time the deed was executed. This sale yielded a profit of Ps.0.7 million.

On August 28, 2006, we signed a preliminary sale contract of 1,800 hectares of the establishment called “El Recreo” of its property, in the amount of US$0.15 million. As advance payment we have received US$0.05 million. This sale has not been shown in the Financial Statement as the property of the land has not yet been transferred.

Likewise, on January 19, 2007 we entered into a preliminary sales contract for 50 hectares of “El Recreo” establishment owned both by we and Arcor Sociedad Anónima Industrial y Comercial in the amount of Ps.0.7 million having such amount been fully paid to us. This sale has been recognized as the possession of the plot of land was effected at the time of signing the preliminary sales contract.

Tali Sumaj. The “Tali Sumaj” farm, located 1,000 kilometers Northwest of Buenos Aires, in the province of Catamarca, was acquired in May 1995 and it is located in a semi-arid area. As of June 30, 2007, “Tali Sumaj” had 4,367 cattle head in approximately 12,700 hectares of pasture. The farm is divided into 16 lots with peripheral fencing and watering troughs with a reserve of 1,000,000 liters of water.

Los Pozos. The “Los Pozos” farm, located 1,600 kilometers Northwest of Buenos Aires, in the province of Salta, acquired in May 1995, is located in a semi-arid area with average rainfall of 500 mm, predominantly summer rainfall. The area is naturally suited to cattle raising and forestry activities (poles and wood coal), and it has agricultural potential for summer crops such as sorghum and corn, among others. For this fiscal year ended June 30, 2007, we used 1,240 hectares in agricultural production. We completed the development of tropical pastures in approximately 28,741 hectares. As of June 30, 2007, there were 30,992 head of cattle in this farm. This farm has shown major growth through a complete cycle in the production of beef by succeeding in raising, re-raising and fattening steer to be sold at an average weight of 392 kg. On June 5, 2007 we signed the deed of sale of a surface area of 14,516 hectares of the farm “Los Pozos.” The agreed sale price was US$2.2 million, amount that has already been collected. The sale generated a gain of US$2.0 million.

San Nicolás. The “San Nicolás” farm is a 4,005 hectares farm owned by Agro-Uranga S.A., and is located in the Province of Santa Fe, approximately 45 kilometers from the Port of Rosario. As of June 30, 2007, approximately 5,736 hectares were in use, including double crops, for agricultural production. The farm has two plants of silos with storage capacity of 14,950 tons.

Las Playas. The “Las Playas” farm has a surface area of 4,294 hectares and is owned by Agro-Uranga S.A. Located in the Province of Córdoba, it is used for agricultural and milk purposes. As of June 30, 2007, the farm had 540 hectares of pasture used for milk production and a sown surface area of 6,192 hectares including double crops, for grain production.

La Gramilla and Santa Bárbara. These farms have a surface area of 7,052 hectares in Valle del Conlara, in the Province of San Luis. Unlike other areas in the Province of San Luis, this valley has a high quality underground aquifer which makes these farms well suited for agricultural production after investments were made in the development of lands, pits and irrigation equipment. In the course of 2006/2007, a total of 689 hectares was sown under contractual arrangement with seed producers, and we leased 1,727 hectares to third parties.

La Suiza. “La Suiza” has a surface area of 41,993 hectares and is located in Villa Ángela in the Province of Chaco. It is used for raising cattle. As of June 30, 2007, “La Suiza” had a stock of approximately 24,344 heads of cattle.

La Esmeralda. “La Esmeralda” has a surface area of 11,841 hectares and is located in Ceres in the Province of Santa Fe. This farm, acquired in June 1998, has potential for both agricultural production and cattle raising. During the 2006/2007 farm season, we used a total area of 1,787 hectares for production of corn, sunflower and sorghum. We also leased 3,662 hectares to third parties for grain production. As of June 30, 2007, “La Esmeralda” had 9,937 head of cattle on 6,147 hectares. Our objective is to enhance its cattle raising efficiency and increase its surface area devoted to agriculture.

El Tigre. “El Tigre” was acquired on April 30, 2003 and has a surface area of 8,365 hectares. It is located in Trenel in the Province of La Pampa. As of June 30, 2007, 6,505 hectares were devoted to agriculture production. This farm produced 9.01 million liters of milk in the twelve-month period ended June 30, 2007, with 1,507 cows being milked and an average daily production of 16.4 liters per cow.

El Invierno. “El Invierno” was acquired on June 24, 2005 and has a surface area of 1,946 hectares. It is located in Rancul in the Province of La Pampa, 621 kilometers to the west of Buenos Aires. During the fiscal year ended June 30, 2007, we used the land exclusively for agricultural production.

San Pedro. The farm in “San Pedro” was purchased on September 1, 2005. It has a surface area of 6,022 hectares and is located in Concepción del Uruguay, Province of Entre Ríos, which is 305 kilometers north of the province of Buenos Aires. During the fiscal year ended June 30, 2007, 1,100 hectares were used for livestock activities, and 5,344 hectares were used for agricultural production.

8 de Julio. The “8 de Julio” farm was acquired on May 15, 2007 and has a surface area of 90,000 hectares. It is located in the department of Deseado in the Province of Santa Cruz. This farm offers potential possibilities for sheep production. In addition, we believe the land has potential for future tourism and recreational activities, as the southeast border of the farm is on 20 kilometers of coast. As of June 30, 2007, all the hectares were maintained as undeveloped land reserve.

Cactus. The “Cactus” farm is 170 hectare farm owned by Cactus and is located in Villa Mercedes, province of San Luis. Cactus is a joint venture between us, Cactus Feeders Inc., one of the largest feed lot companies in the United States, and Tyson Foods, a leading beef and poultry meat processing company. The feed lot began to operate in September 1999.

Las Vertientes. “Las Vertientes” farm is our largest storage facility with a surface area of 4 hectares and 10,000 tons capacity, located in “Las Vertientes,” Río Cuarto in the Province of Cordoba.

Storage Facilities

As of June 30, 2007, we had an approximate storage capacity of 15,341 tons (including 35.723% of the 14,950 tons available at Agro-Uranga S.A.).

The following table sets forth, for the periods indicated, our storage facilities:

	Storage Capacity
	Year ended June 30,
	2005	2006	2007
	(in tons)	(in tons)	(in tons)
“San Enrique”	660	—	—
“El Gualicho”	2,000	—	—
“Las Vertientes”	10,000	10,000	10,000
“San Nicolás”(1)	5,341	5,341	5,341
Total	18,001	15,341	15,341

(1)	Owned through Agro-Uranga S.A. (representing 35.723% of the capacity).

Lease of Farms

We conduct our business on owned and leased land. Rental payments increase our production costs, as the amounts paid as rent are accounted for as operating expenses. As a result, production costs per hectare of leased land are higher than for the land owned by us.

Our land leasing policy is designed to supplement our expansion strategy, using our liquidity to make productive investments in our principal agricultural activities. On the other hand, our leasing strategy provides us with an added level of flexibility in the share of each of our products in total production, thus achieving higher diversification.

The initial duration of lease agreements is habitually one campaign. Leases of farms for production of grains consist in lease agreements with payments based on a fixed amount of Pesos per hectare or crop sharing agreements (“aparcería”) with payments in kind based on a percentage of the crops obtained or a fixed amount of tons of grains obtained or their equivalent value in Pesos. Leases of farmlands for cattle breeding consist in lease agreements with fixed payments based on a fixed amount of Pesos per hectare or steer kilograms or capitalization agreements with payments in kind or in cash based on the weight gain in kilograms.

During fiscal year 2007 we have leased a total of 40 fields covering 53,059 hectares, of which 25,307 hectares were assigned to farming production, including the double harvest, and 29,208 hectares to cattle.

The following table shows the breakdown of the amount of hectares owned and leased land used for each of our principal production activities:

	Year ended June 30,
	2005(1)		2006(1)		2007(1)
	Owned (2)	Leased	Owned (2)	Leased	Owned (2)	Leased
Crops	19,994	16,299	20,018	17,004	22,712	25,307
Cattle	126,879	—	97,299	3,425	84,848	29,208
Milk	1,583	—	1,505	—	2,376	—

(1)	Does not include the hectares of Agro-Uranga S.A.
(2)	The land assigned to crops may differ from sown land, as some hectares are sown twice and therefore are counted twice as sown land.

During the fiscal year a total 25,307 hectares were leased from third parties for agricultural production, most of them at a fixed price prior to harvest. Only a small percentage were crop sharing agreements.

Due to the rise in the price of land, we adopted a policy of not validating such prices and only leasing land at values that would ensure appropriate margins. For the 2007/2008 seasons, lease contracts were signed amounting to 33,043 hectares of agricultural production.

Land Management

In contrast to traditional Argentine farms, run by a family, we centralize policy making in an executive committee that meets on a weekly basis in Buenos Aires. Individual farm management is delegated to farm managers, who are responsible for farm operations. The executive committee lays down commercial and production rules based on sales, market expectations and risk allocation.

We rotate the use of our pasture lands between agricultural production and cattle feeding and the frequency depends on the location and characteristics of the farmland. The use of land habitually rotates in four-year periods of cattle feeding and four to twelve years of agricultural production, according to the region. The use of preservation techniques (including exploitation by no till sowing) frequently allows us to extend agricultural exploitation periods.

Subsequent to the acquisition of the properties, we make investments in technology in order to improve productivity and to increase the value of the property. It may be the case that upon acquisition, a given extension of the property is sub-utilized or the infrastructure may be in need of improvement. We have invested in traditional fencing and in electrical fencing, watering troughs for cattle herds, irrigation equipment and machinery, among other things.

Principal Markets

Grains

Our grains production is entirely sold in the local market. The prices of our grains are based on the market prices quoted in Argentine grains exchanges such as the Bolsa de Cereales de Buenos Aires and the Bolsa de Cereales de Rosario that take as a reference the prices in international grains exchanges. The largest part of this production is sold to exporters who offer and ship this production to the international market. Prices are quoted in relation to the month of delivery and the port in which the product is to be delivered. Different conditions in price, such as terms of storage and shipment, are negotiated between the end buyer and ourselves.

Cattle

Our cattle production is sold in the local market. The main buyers are slaughterhouses and supermarkets.

Prices in the cattle market in Argentina are fixed in the Liniers Market (on the outskirts of the province of Buenos Aires) where live animals are sold by auction on a daily basis. At Liniers Market, prices are negotiated by kilogram of live weight and are mainly determined by local supply and demand. Prices tend to be lower than in industrialized countries. Some supermarkets and meat packers establish their prices by kilogram of processed meat; in these cases, the final price is influenced by processing yields.

Milk

During the fiscal years 2006 and 2007 we sold our entire milk production to the largest Argentine dairy company, Mastellone S.A., which in turn manufactures a range of mass consumption dairy products sold in Argentina and abroad. We negotiated with this company the prices of raw milk on a monthly basis in accordance with domestic supply and demand. We understand that other major dairy companies in Argentina would be willing and in a position to buy our milk production, in whole or in part, if we decided to diversify our sales of milk. The price of the milk we sell is mainly based on the percentage of fat and protein that it contains and the temperature at which it is cooled. The price we obtain from our milk also rises or drops based on the content of bacteria and somatic cells.

Customers

In 2007 our sales were Ps.110.3 million and were made to approximately 140 customers. Sales to our ten largest customers represented approximately 72% of our net sales in 2006 and approximately 71% for the fiscal year ended June 30, 2007. Of these customers, our biggest three customers, Cargill S.A., Mastellone Hnos. S.A. and Quickfood S.A., represented, in the aggregate, approximately 46% of our net sales, while the remaining seven customers in the aggregate represented approximately 26% of our net sales in fiscal 2007. We have signed non-binding letters of intent with some of our largest customers that allow us to estimate the volume of the demand for certain products and to plan production accordingly. We generally enter into short-term agreements with a term of less than a year.

Marketing Channels and Sales Methods

Grains

We normally work with grains brokers and other intermediaries to trade in the exchanges. Habitually, we sell part of our production in advance, through futures contracts and buy and sell options for protection against a drop in prices. Approximately a 30% of the futures and options contracts are closed through the Bolsa de Granos de Buenos Aires (Buenos Aires Grains Exchange) and 70% in the Chicago Board of Trade.

Our storage capabilities allow us to condition and storage grains with no third-party involvement and thus to capitalize the fluctuations in the price of commodities. Our largest storage facilities, with capacity for 10,000 tons are located in “Las Vertientes,” close to Río Cuarto, Province of Córdoba.

Beef cattle

Basically, we sell directly to local meat processors and supermarkets, such as Quickfood S.A., Frigorífico La Pellegrinense S.A., Friar S.A., Swift Armour S.A., Coto S.A., Supermercados Norte S.A., Finexcor S.A., Forestal Andina S.A., Madelan S.A., Frigorífico Bermejo S.A. and Frigorífico Amancay S.A., at prices based on the price determined at Liniers Market.

We usually are responsible for the costs of the freight to the market and, in general, we do not pay commissions on our transactions.

Raw materials

The current direct cost of our production of grains varies in relation to each crop and normally includes the following costs: tillage, seeds, agrochemicals and fertilizers. We buy in bulk and store seeds, agrochemicals and fertilizers to benefit from discounts offered during off-campaign sales.

Competition

The agricultural and livestock sector is highly competitive with a huge number of producers. Cresud is one of Argentina’s leading producers. However, if we compare the percentage of Cresud’s production to the country’s total figures, Cresud’s production would appear as extremely low. Our leading position improves our bargaining power with suppliers and customers. In general, we obtain discounts in the region in the acquisition of supplies and an excess price in our seeds and cattle.

Historically, there have been few companies competing for the acquisition and leases of farmlands for the purpose of benefiting from land appreciation and optimization of yields in the different commercial activities. However, we anticipate the possibility that new companies, some of them international, may become active players in the acquisition of farmlands and the leases of sown land, which would add players to the market in coming years.

Seasonality

As is the case with any company in the agro-industrial sector, our business activities are inherently seasonal. Harvest and sales of grains (corn, soybean and sunflower) in general take place from February to June. Wheat is harvested from December to January. Others segments of our activities, such as our sales of cattle and milk and our forestry activities tend to be more of a successive character than of a seasonal character. However, the production of beef and milk is generally higher during the second quarter, when pasture conditions are more favorable. In consequence, there may be significant variations in results from one quarter to the other.

Our Investment in IRSA

From December 2000 and pursuant to our strategy of diversifying our business activities, we made a significant investment in IRSA’s shares. In addition, during November and December 2002, we purchased a total amount of US$49.7 million IRSA’s Convertible Notes. As of June 30, 2007, our total investment in IRSA was Ps.357.4 million.

IRSA is one of Argentina’s leading real estate companies. IRSA is engaged directly or indirectly through subsidiaries, joint ventures and strategic alliances in a range of real estate activities in Argentina. IRSA’s principal activities consist of: (i) the acquisition, development and operation of office and other properties primarily for rental purposes; (ii) the acquisition, development and operation of shopping centers properties; (iii) the acquisition and development of residential properties primarily for sale; (iv) the acquisition and operation of luxury hotels; and (v) the acquisition of undeveloped parcels of land in strategic areas for future developments or sale. IRSA holds an interest of 11.76% in Banco Hipotecario, one of the main financial organizations of the country. IRSA is the only real state company in Argentina whose shares are listed and traded in the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and New York Stock Exchange.

IRSA’s principal executive office is located in Bolívar 108, Buenos Aires (C1066AAB), Argentina. The headquarters are located in the Intercontinental Plaza Tower, Moreno 877, Buenos Aires (C1091AAQ). IRSA’s telephone is +54 (11) 4323-7400, the fax is +54 (11) 4323-7480 and the website is www.irsa.com.

IRSA’s Commercial strategy

As one of the few companies in Argentina owning, developing and administrating real estate, IRSA considers that it possess certain competitive advantages that will allow IRSA to continue gaining an increasing share of the real estate market in Argentina. Such advantages include:

•	The experience of IRSA and IRSA’s managers in the acquisition, development, sale, rental and administration of top-quality properties.

•	IRSA’s reputation and positioning as developers of comprehensive real-estate services in Argentina and other Latin American real estate markets;

•	The quality of IRSA’s portfolio of existing properties and undeveloped parcels of land.

•	IRSA’s access to sources of long-term capital;

•	IRSA’s strategy for maintaining a high level of liquidity, enabling better advantage to be taken of real estate opportunities when they arise in favorable terms, and

•	The quality of IRSA’s existing tenants and the high occupancy levels of IRSA’s rental property portfolio, which allows IRSA to rely on a major, stable source of liquidity for IRSA’s cash flows.

IRSA tries to take advantage of its position as one of the only first tier companies in Argentina devoted to legal entitlement, development and administration of real estate. IRSA’s commercial strategy is to maximize the funds flow and appreciation of assets in the long term through a continuing expansion of its property portfolio by purchasing, developing and operating a diversified range of real estate assets. IRSA’s intention is to continue investing in corporations together with other developers and operators on a selective basis of projects and evaluating the purchase or disposition of investment buildings according the attractive opportunities.

Commercial Centers. In recent years the Argentine commercial center industry has taken advantage of the improvements in the macroeconomic conditions and in the expansion of consumer’s loans. IRSA believes that this industry has highly attractive prospects for the long term growth considering, among other, the following issues: (i) the continue evolution of the consumer’s preference for commercial malls (over the small district shops), and (ii) the penetration attained in the market of commercial centers that IRSA considers is low in comparison with other developed countries. IRSA seeks to improve its position in the Argentine commercial center industry by benefiting from the scale economies so as to improve IRSA’s diversified portfolio operating margins as regards existing commercial centers. IRSA intends to develop new buildings in strategic places of the city of Buenos Aires an in other important urban areas including the Argentine provinces, as well as in other places of Latin America.

Residential Buildings. During the 2001 and 2002 Argentine economy crisis, a scarcity of mortgage financing slowed down the purchase of medium-class houses. Consequently, IRSA has decided to focus on projects devoted to successful individuals who do not need financing the acquisition of their houses. IRSA believes that there are attractive opportunities in the residential segment as construction costs remained in low levels and building values have recovered significantly. IRSA intends to take advantage of this opportunity and of the improvements in high-ways and other transportation infrastructure both in the City of Buenos Aires and in the suburbs. Consequently, IRSA will focus on the development of residential properties for medium and high-income individuals. In urban areas, IRSA intends to buy under-developed properties in thickly populated areas and build apartment complexes offering “green areas” for developing recreational activities. In the suburbs IRSA will develop residential communities by acquiring under-developed properties with easy access to the city of Buenos Aires, developing roads and other basic infrastructure as for instance the provision of electric energy and water resources. Later IRSA will sell plots of land for building residential units.

Office buildings. During the 2001 and 2002 Argentine economy crisis, there were little investments in high category office buildings in the city of Buenos Aires. Consequently, IRSA believes that there is a substantial demand for attractive office buildings. IRSA will acquire, develop and operate first class office buildings in the main office areas of the city of Buenos Aires and in other strategic areas that, in IRSA’s opinion, have an important return and potential for valuation of capital. IRSA expects to continue focusing on attractive corporation tenants for its office buildings and will consider any opportunity for acquiring buildings or constructing new buildings according to location and circumstances.

Hotel Operations. IRSA understands that it’s three luxury hotels portfolio is in good conditions to benefit from the increase of tourism and traveling to Argentina. IRSA will continue with its strategy of investing in high-quality properties operated by international hotel companies known for having capitalized their operating experience and international standing. IRSA’s intention is to renew and expand the Hotel Llao Llao and to remodel the Hotel Sheraton Libertador.

Land reserves. IRSA continues acquiring plots of land located both inside and outside Buenos Aires, which are being considered attractive. In all these cases, the objective is to acquire land having potential for developing or valuation for sale. IRSA believes that counting with attractive and underdeveloped plots of land increases the capacity for making long-term strategic investments and provide IRSA with a strong base to develop new projects in the next years.

International. In the past, IRSA has made significant investments in real estate out of Argentina, including investments in Brazil Realty of Brazil and in the Real Estate Value Fund of Venezuela, in 2002 and 2001, respectively. Although it cannot be assured that IRSA will make investments in the future out of Argentina, IRSA’s believes that Brazil and certain Latin American countries have good opportunities in the real estate business. IRSA will continue evaluating new regional opportunities as long as they arise.

IRSA’s Recent Developments

Agreement with Cyrela Brazil Realty S.A. Empreendimentos y Participações. On August 14, 2007, IRSA signed an agreement with Cyrela Brazil Realty S.A. Empreendimentos y Participações (“CYRELA”) under which CYRSA S.A., which will operate under the IRSA- CYRELA brandname, will develop residential projects in Argentina.

Both IRSA and CYRELA are publicly traded companies and market leaders in each of their home countries. The companies and their shareholders have built a close and lengthy commercial relationship given past developments such as Brazil Realty S.A. and BrasilAgro, which was jointly developed by IRSA and Cape Town, a company wholly owned by Mr. Elis Horn, the controlling shareholder and current Chief Executive Officer of CYRELA, both of which are located in Brazil. In this new partnership both IRSA and CYRELA bring together their track records and expertise to position CYRSA S.A. as a solid, reliable player in the real estate market.

CYRSA S.A. will develop real estate projects targeted to diverse market segments, comprising high construction quality and a new concept of central infrastructure and amenities that will allow its customers to enjoy a new lifestyle, based on safety, comfort and service. At this stage, CYRSA S.A. will start up its operations with an initial investment of US$60 million contributed by both partners on an equal basis.

Acquisition of BankBoston Tower. On August 28, 2007, IRSA reported that it signed a deed that entitles IRSA to 50% ownership of the office building known as BankBoston tower, located at 265 Carlos Maria Della Paolera Street, City of Buenos Aires. The property is one of the most well-known and modern building in Buenos Aires and was designed by famous Architect Cesar Pelli. The total building has a gross leasable area of 31,670 square meters. The title-deed was granted upon the payment of the balance of the price to BankBoston National Association, Bank of America National Association (Buenos Aires Branch). The total transaction price amounted to US$108,000,000, having IRSA paid US$54,000,000 (US Dollars fifty four million) in consideration of the 50% stake in the property and the effective possession of the building.

Description of IRSA’s operations

As of June 30, 2007, either directly or through IRSA’s subsidiaries and joint ventures, IRSA held important participations in a 58 buildings portfolio in Argentina mostly located in the City of Buenos Aires. The chart that follows shows certain information on IRSA’s operations and real estate portfolio.

	Years ended June 30,
Consolidated Operating Income	2007 (1)	2006	2005
	(Ps. thousands)
Office and others	19,626	11,862	13,220
Shopping centers	124,832	105,583	81,638
Sales and development (2)	6,177	44,277	20,566
Hotel Operations	14,653	14,552	11,066
Credit cards	32,636	24,836	13,546
Financial Operations and Others	608	56	(39)

Total	198,532	201,166	139,997

(1)	At June 30, 2007 includes Ps.2.6 million gain from operations and holdings of real estate assets, net distributed as follows: Offices and others Ps.1.8 million, Shopping centers Ps.0.7 million, Sales and development Ps.-0.02 million.
(2)	Also, in the current 2007 year, results for recognitionof inventories at net realizable value are included for Ps.20.7 million fully allocated to the business unit Sales and development.

Consolidated Income by Geographical Zone

	Annual Income for fiscal years ended June30, (1)
	2007	2006	2005
	(Ps. thousands)
Offices and other rental properties
Buenos Aires City	55,032	29,918	19,402
Buenos Aires Province	651	647	29

Shopping Centers
Buenos Aires City	407,294	281,119	192,400
Buenos Aires Province	31,249	25,151	19,149
Salta Province	6,635	5,243	3,829
Santa Fe Province	15,464	11,823	5,497
Mendoza Province	18,779	14,636	9,212
Córdoba Province	3,810	—	—

Sales and Developments
Buenos Aires City	74,536	99,949	27,278
Buenos Aires Province	1,124	3,942	5,033
Cordoba Province	91	75	—

Hotel Operations
Buenos Aires City	74,601	64,607	53,784
Rio Negro Province	48,080	39,156	33,336
Mendoza Province		—	—

Total Buenos Aires City	611,463	475,593	292,864
Total Buenos Aires Province	33,024	29,740	24,211
Total Rio Negro Province	48,080	39,156	33,336
Total Santa Fe Province	15,464	11,823	5,497
Total Salta Province	6,635	5,243	3,829
Total Córdoba Province	3,901	75	—
Total Mendoza Province	18,779	14,636	9,212

TOTAL	737,346	576,266	368,949

(1)	Shopping centers do not include incomes for sales and developments.

Offices and other rental properties

IRSA is engaged in the acquisition, development and management of offices and other rental properties in Argentina. As of June 30, 2007, IRSA, directly and indirectly, owned interests in 24 office and other rental properties in Argentina which comprised 234,320 square meters of gross leaseable area. Of these properties, 17 were office properties which comprised 138,315 square meters of gross leaseable area. For fiscal year 2007, IRSA had revenues from office and other rental properties of Ps.55.7 million.

All IRSA’s office rental property in Argentina is located in Buenos Aires City. All of these properties are rented to various different premium tenants. For the year ended June 30, 2007 the average occupancy rate for all IRSA’s properties in the Offices and other rental property segment was approximately 97.37%. Seven different tenants accounted for approximately 26.75% of IRSA’s monthly office rental and 28.91% of IRSA’s total revenues for fiscal year 2007 for the same concept. IRSA’s seven main office rental tenants are: Grupo Total Austral, Finterbusch Pickenhayn Sibille S.C. (KPMG), Microsoft Argentina S.A., Techint Cia. Tecnica Int. SACeI, Occidental Argentina , Exploration and Production Inc., Marval & O’Farrel and Cisco Systems Argentina S.A.

Administration and Management. IRSA generally acts as the managing agent of the office properties in which it owns an interest. These interests consist primarily of the ownership of entire buildings or a substantial number of floors in a building. The buildings in which IRSA’s owns floors are generally managed pursuant to the terms of a condominium agreement that typically provides for control by a simple majority of the interests (based on the area owned) in the building. As the managing agent of operations, IRSA is responsible for handling services, such as security, maintenance and housekeeping. These services are generally contracted to third party providers. The cost of the services are passed-through and paid for by the tenants, except in the case of IRSA’s unleased units, in which case IRSA absorbs the cost. IRSA’s leaseable space is marketed through commissioned brokers, the media and directly by IRSA.

Leases. In general IRSA rents its office and other properties on the basis of lease contracts running for terms of three years, and exceptionally, four years renewable for two or three additional years at the tenant’s option. Contracts for the rental of property are generally stated in U.S. dollars, and in accordance with Argentine law they are not subject to inflation adjustment. Rental corresponding to the period renewed is negotiated at market value.

The following table sets forth certain information regarding IRSA’s direct and indirect ownership interest in offices and other rental properties.

Offices and other rental properties

	Date of Acquisition	Leaseable Area sqm (1)	Occupancy Rate (2)	IRSA’S Effective Interest	Monthly Rental Income Ps./000 (3)	Accumulated Annual Rental Income for fiscal years Ps./000 (4)			Book Value Ps./000 (5)
						2007	2006	2005
Offices
Intercontinental Plaza (6)	11/18/97	22,535	100.00%	100.00%	1,115	10,977	5,436	5,289	94,992
Dock Del Plata	11/15/06	7,921	100.00%	100.00%	450	3,103	N/A	N/A	26,194
Libertador 498	12/20/95	10,533	100.00%	100.00%	651	6,307	3,872	3,061	41,061
Maipú 1300	09/28/95	10,280	100.00%	100.00%	590	6,006	3,515	2,797	42,347
Laminar Plaza	03/25/99	6,521	100.00%	100.00%	416	4,631	3,059	2,346	29,187
Reconquista 823/41	11/12/93	5,016	100.00%	100.00%	173	1,139	N/A	N/A	19,093
Suipacha 652/64	11/22/91	11,453	100.00%	100.00%	188	1,398	1,055	621	12,292
Edificios Costeros	03/20/97	6,389	95.73%	100.00%	282	3,124	1,760	1,242	18,471
Costeros Dique IV	08/29/01	5,437	96.01%	100.00%	222	1,987	1,736	1,378	20,875
Bouchard 710	06/01/05	15,014	100.00%	100.00%	767	8,900	5,813	412	68,390
Bouchard 551	03/15/07	33,324	100.00%	100.00%	1,124	3,925	N/A	N/A	241,899
Madero 1020	12/21/95	215	100.00%	100.00%	8	97	78	47	1,694
Works in progress Dique IV (11)	12/02/97	N/A	N/A	100.00%	N/A	N/A	N/A	N/A	9,684

Others (7)	N/A	3,677	100.00%	N/A	110	1,289	1,041	804	10,826

Subtotal Offices		138,315	99.36%		6,095	52,883	27,364	17,997	637,005

Other rental properties
Commercial properties (8)	N/A	642	83.00%	N/A	20	242	175	139	4,156
Thames (6)	11//01/97	33,191	100.00%	100.00%	51	607	607	580	3,899
Santa María del Plata	7/10/97	60,100	100.00%	100.00%	68	1,043	1,234	57	12,494
Other properties (9)	N/A	2,072	100.00%	N/A	5	168	106	124	2,610

Subtotal		96,005	95.75%	N/A	144	2,060	2,122	900	23,159

Related fees	N/A	N/A	N/A	N/A	N/A	740	1,079	534	N/A

TOTAL OFFICES AND OTHER (10)	N/A	234,320	97.37%	N/A	6,239	55,683	30,565	19,431	660,164

Notes:

(1)	Total leaseable area for each property. Excludes common areas and parking.
(2)	Calculated dividing occupied square meters by leaseable area.
(3)	Agreements in force as of 30/06/07 for each property were computed.
(4)	Total consolidated leases, according to the RT21 method.
(5)	Cost of acquisition, plus improvements, less accumulated depreciation, plus adjustment for inflation, less allowance for impairment.
(6)	Through Inversora Bolivar.
(7)	Includes the following properties: Madero 942, Av. de Mayo 595, Av. Libertador 602, Rivadavia 2774, Dock 5 Puerto Madero and Sarmiento 517 (through IRSA)
(8)	Includes the following properties: Constitución 1111, Alsina 934/44 (fully sold), Crucero I; Retail stores in Abril and Casona in Abril (through IRSA and Inversora Bolivar).
(9)	Includes the following properties: one unit in Alto Palermo Park (through IBSA) and Constitución 1159 (through IRSA).
(10)	Corresponds to the “Offices and Other Rental Properties” business Unit mentioned in Note 4 to the Consolidated Financial Statements.
(11)	Work in progress of a building of offices AAA in Puerto Madero.

The following table shows a schedule of the lease expirations of IRSA’s office and other properties for leases outstanding as of June 30, 2007, assuming that none of the tenants exercise renewal options or terminate their lease early. Most tenants have renewal clauses in their leases.

Fiscal year of lease expiration	Number of leases expiring	Square meters subject to expiring leases	Percentage of total square meters subject to expiration	Annual rental income under expiring leases	Percentage of total rental income under expiring leases
		(sqm)	(%)	(Ps.)	(%)
2008	75	144,085	62%	20,056,180	27%
2009	52	37,736	16%	20,622,695	28%
2010	42	30,493	13%	20,072,355	27%
2011+	11	21,102	9%	13,892,432	18%

Total	180	233,416	100%	74,643,662	100%

Includes Offices which contract has not been renewed and vacant stores as of June 30, 2007.

Does not include vacant lease square meters.

The following table shows IRSA’s offices occupancy percentage during fiscal years ended June 30, 2007, 2006 and 2005:

	Occupancy Percentage

	Fiscal year ended June 30, (1)
	2007	2006	2005
	(%)	(%)	(%)
Offices
Intercontinental Plaza	100	100	96
Bouchard 710	100	100	100
Bouchard 557	100	N/A	N/A
Dock del Plata	100	N/A	N/A
Libertador 498	100	100	94
Maipu 1300	100	95	96
Laminar Plaza	100	100	95
Madero 1020	100	100	100
Reconquista 823/41	100	0	0
Suipacha 652/64	100	100	80
Edificios Costeros	96	95	100
Costeros Dock IV	96	100	100
Others (2)	100	100	100

(1)	Leased square meters in accordance with lease agreements in effect as of June 30, 2007, 2006 and 2005 considering the total leaseable office area for each year.
(2)	Includes the following buildings: Madero 942, Av. De Mayo 595, Av. Libertador 602, Sarmiento 517 and Rivadavia 2768.

The following table sets forth the annual average income per square meter for IRSA’s offices during fiscal years ended June 30, 2007, 2006 and 2005:

	Annual average income per square meter

	Fiscal year ended June 30, (1)
	2007	2006	2005
	(Ps/sqm)	(Ps/sqm)	(Ps/sqm)
Offices
Intercontinental Plaza	487	299	293
Bouchard 710 (2)	623	387	27
Bouchard 557 (3)	118	N/A	N/A
Dock del Plata	392	N/A	N/A
Libertador 498	634	374	330
Maipu 1300	597	373	286
Laminar Plaza	710	479	379
Madero 1020	450	362	219
Suipacha 652/64	123	119	95
Reconquista 823/41	236	—	—
Edificios Costeros	504	278	196
Costeros Dock IV	387	259	265
Others (4)	429	285	219

(1)	Calculated considering Annual Leases to total leaseable office area, in accordance with IRSA’s percentage of ownership in each building.
(2)	Lease agreement beginning in the forth quarter of fiscal year 2005.
(3)	Lease agreement beginning in the third quarter of fiscal year 2007, consequently income is for only three months.
(4)	Includes the following buildings: Madero 942, Av. De Mayo 595, Av. Libertador 602, Sarmiento 517 and Rivadavia 2768.

Set forth below you will find information regarding IRSA’s principal currently owned office properties, including the names of the tenants occupying 5% or more of the gross leaseable area of each property.

Intercontinental Plaza, Buenos Aires City. Intercontinental Plaza is a modern 24-storey building located next to the Intercontinental Hotel in the historic neighborhood of Monserrat in downtown Buenos Aires City. IRSA owns the entire building which has floor plates averaging 900 square meters and 324 parking spaces. The principal tenants currently include Total Austral S.A., Danone Argentina S.A., Occidental Argentina Exploration and Production Inc, IRSA, Alto Palermo (Alto Palermo’s subsidiary Tarshop S.A.) and Cresud.

Bouchard 710, Buenos Aires City. Bouchard 710 is an office building acquired by IRSA in June, 2005, located in the Retiro area close to the intersection of avenues Leandro Alem and Córdoba. The building is a 12-storey tower, with an average surface per plant of 1,251 square meters, with 180 units for car parking. Tenants are Unilever de Argentina S.A., Finterbusch Pickenhayn Sibille S.C. (KPMG), and Microsoft de Argentina S.A.

Bouchard 551, City of Buenos Aires. Bouchard 551 is a Class A office building acquired by IRSA in March 2007, located in the Retiro area close to the intersection of the Leandro N. Alem and Cordoba avenues and the Plaza Roma. The building is a 23-storey tower covering a surface area of 2,900 square meters in the low floors that becomes smaller as it goes higher up to 900 square meters approximately, and parking for 177 units. Principal lessees include La Nación S.A., Price Waterhouse & Co., AS. EM. S.R.L. and Techint Cía. Técnica Internacional S.A.C.e I.

Dock del Plata, City of Buenos Aires. Dock del Plata is a Class A office building acquired by IRSA in November 2006, located in the Puerto Madero area at Alicia Moreau de Justo 400. The building is 4-storey high, with an average surface per plant of 1,500 square meters and parking lot for 309 units. The principal lessees are Veco S.A., Davila 380 S.A., Farmacity S.A., Rosso Alba, Francia y Ruiz Romero, Converse Argentina S.A., AT & T Communications Serv. S.R.L., MCO LEX S.R.L., Garfin Agropecuaria S.A., CA Argentina S.A. and Dell América Latina Corp.

Libertador 498, Buenos Aires City. Libertador 498 is a 27-storey office tower located at the intersection of Avenida 9 de Julio, Avenida del Libertador and Autopista Illia, three of the most important thoroughfares of Buenos Aires City, making it accessible from the north, west and south of the city. IRSA owns 17 floors with floor plates averaging 620 square meters and 281 parking spaces. The building has a singular cylindrical design and a highly visible circular neon billboard that makes it a landmark in the Buenos Aires skyline. The principal tenants in this building currently include MTV Networks Argentina S.R.L., Epson Argentina S.A., Cervecería y Maltería Quilmes, Yara Argentina S.A., Alfaro Abogados S.C., Julius Baer Financial Consultancy S.A., LG Electronics Argentina S.A., Eastman Chemical Argentina S.R.L., Allergan Productos Farmaceuticos S.A. and Alto Palermo’s subsidiary, Tarshop S.A.

Maipú 1300, Buenos Aires City. Maipú 1300 is a 23-storey office tower located on the San Martín Plaza, a prime office zone, on Avenida del Libertador, a major north-south thoroughfare. The building is also located within walking distance of the Retiro commuter train station, Buenos Aires’ most important public transportation hub, connecting rail, subway and bus transit. IRSA owns the entire building which has floor plates measuring 440 square meters on most floors and 53 parking spaces. The building’s principal tenants currently include Allende & Brea, Carlson Wagonlint Travel Argentina S.A., and PPD Argentina S.A.

Laminar Plaza, Buenos Aires City. Laminar Plaza is a 20-storey office building located in Catalinas, Buenos Aires City’s most exclusive office district. The floor plates each measure 1,453 square meters, including common areas. IRSA owns the last 5 floors and 66 parking spaces. The main tenants, among others, are as follows: Cisco Systems, Telefónica Moviles de Argentina S.A., Chubb Argentina de Seguros S.A., Hewitt Associates S.A., Apache Petrolera Argentina S.A., Natural Energy S.A. and Bank Hapoalim B.M.

Madero 1020, Buenos Aires City. Madero 1020 is a 25-storey office tower located in the center of Catalinas, an important office area, with spectacular views of the Buenos Aires Port, the River Plate and the city’s downtown area. As of June 30, 2007, IRSA owns a 215-square meter lockup.

Suipacha 652/64, Buenos Aires City. Suipacha 652/64 is a 7-storey office building located in the office district of the Buenos Aires City. IRSA owns the entire building and 70 parking spaces. The building has floor plates unusually large, measuring 1,580 square meters on most floors. This property underwent substantial renovations shortly after IRSA acquired the deed in 1991 to prepare the building for rental. The building’s principal tenants currently include Gameloft Argentina S.A., Monitor de Medios Publicitarios S.A, Organización de Servicios Director Empresarios (OSDE) and Alto Palermo’s subsidiary, Tarshop S.A.

Reconquista 823/41, Buenos Aires City. Reconquista 823/41 is a 15-storey office tower located in the Catalinas area. IRSA owns the entire building which is made up of three basements, space for 52 cars in the car parks, ground floor and 15 floors of office space. The building has floor plates averaging 540 square meters. The building’s principal tenants include Marval & O´Farrel and Tracker S.R.L.

Edificios Costeros, Dock II, Buenos Aires City. Costeros A and B are two four-storey buildings developed by IRSA and located in the Puerto Madero area. IRSA owns the two buildings which have a gross leasable area of 6,389 square meters and 147 parking spaces. In September 1999 IRSA completed their construction and in April 2000 began to market the office spaces. The main tenants of these properties are as follows: Leo Burnett Worldwide Invest. Inc., Reckitt Benchiser Argentina S.A., Martina Di Trento S.A., Loyalty Marketing Group S.A., Italcred S.A., Minera Agua Rica L.L.C. and Somos Tres S.R.L.

Edificios Costeros, Dock IV, Buenos Aires City. On August 29, 2001 IRSA signed for the deed of purchase of “Section C” of the office complex known as Puerto del Centro that includes buildings “5” and “6.” The property is located in Pierina Daelessi street No. 340, over the East Side of Dock 4 of Puerto Madero and has approximately 5,500 square meters of gross leasable area and 50 parking spaces. The building’s principal tenants currently include Nextel Argentina S.A., Consultora de Estudios Bonaerense S.R.L., London Supply S.A.C.I.F.I., Techint Cía. Técnica Internacional S.A.C.I. and Trafigura Argentina S.A.

Other office properties

IRSA also has interests in other office properties, all of which are located in Buenos Aires City. These properties are either entire buildings or portions of buildings, none of which contributed more than Ps.0.8 million in annual rental income for fiscal year 2007. Among these properties are Madero 942, Libertador 602, Av. De Mayo 595, Rivadavia 2768 and Sarmiento 517.

Retail and other properties

IRSA’s portfolio of rental properties includes nine rental properties that are leased as street retail, a warehouse, two leased undeveloped parcels of land and various other uses. Most of these properties are located in the Buenos Aires City, although some are located in other cities in Argentina. These properties include Constitución 1111 and Edificio Crucero I and “Abril” commercial stores.

Shopping centers

IRSA is also engaged in purchasing, developing and managing shopping centers, through its subsidiary Alto Palermo. As of June 30, 2007, Alto Palermo operated and owned majority interests in ten shopping centers, five of which are located in Buenos Aires City. One shopping center is located in greater Buenos Aires and the rest inside the country in the cities of Salta, Rosario, Mendoza and Cordoba.

During year 2007, Alto Palermo acquired a 100% of Empalme S.A., which owns Córdoba Shopping, a shopping center covering 35,000 square meters of surface area, having 160 commercial stores, 12 movie theatres and parking lot for 1,500 vehicles, located in the Villa Cabrera neighborhood of Córdoba City.

In addition to purchasing, developing and managing shopping centers, Alto Palermo owns an 80% interest in Tarshop, a limited purpose credit card company which originates credit card accounts to promote sales from Alto Palermo’s tenants and other selected retailers.

Alto Palermo’s shopping centers comprised a total of 224,138 square meters of gross leasable area (excluding certain space occupied by hypermarkets which are not Alto Palermo’s tenants and the surface area of the Panamerican Mall that include several projects one of these being the construction of a commercial center), approximately the 58.9% of Ciudad de Buenos Aires gross leasable area and the 10.8% of Gran Buenos Aires gross leasable area. For the year ended June 30, 2007, the average occupancy rate of the shopping center portfolio was approximately 98.9%. For the fiscal year 2007, IRSA had revenues from shopping centers of Ps.270.3 million.

Management and administration. As a result of the acquisition of several shopping centers and of the corporate reorganization of Alto Palermo, IRSA was able to reduce expenses by centralizing management of the shopping centers in Alto Palermo. Alto Palermo is responsible for providing common area electrical power, a main telephone switchboard, central air conditioning and other basic common area services.

As of June 30, 2007 IRSA owned 62.48% of Alto Palermo and Parque Arauco S.A. (“Parque Arauco”) owned 29.5%. The remaining shares are held by the public and traded on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and on the Nasdaq Stock Market (USA).

Leases. Alto Palermo enters into lease contracts for terms between three to ten years, with most leases having terms of no more than five years. The typical contracting modality, in the majority of contracts, includes a “monthly value assured” generally stated in Argentine pesos, a review clause of such value every six-months, and a 7% increase annual and accumulative that in general has an effect as from month 13 of initiating the contract relationship. Generally, these contracts do not include renewal clauses. Tenants are generally charged the major value between a rent which consists of a base rent and a percentage which generally ranges between 4% and 12% of tenant’s gross sales. Tenants are also required to pay for the direct expenses of their units, such as electricity, water, telephone and air conditioning, as well as their proportion of the common area expenses and the proportional promotion expenses.

In addition to rent, tenants are generally charged with an admission right paid upon entering into a lease and upon lease renewal. Admission right can be paid in a lump sum or in a small number of monthly installments. If the tenant pays in installments, it is the tenant’s responsibility to pay for the balance of any such amount unpaid in the event the tenant terminates its lease prior to its expiration date.

The following table shows certain information concerning IRSA’s shopping centers.

Shopping center properties

	Date of Acquisition	Leaseable Area sqm (1)	Alto Palermo’s Effective Interest (3)	Occupancy Rate (2)	Accumulated Annual Rental Income for the fiscal years Ps./000 (4)			Book Value Ps./000 (5)
					2007	2006 (11)	2005
Shopping Centers (6)
Alto Palermo	12/23/97	18,210	100.0%	99.6%	57,345	47,730	37,888	175,517
Abasto de Buenos Aires	07/17/94	39,683	100.0%	97.0%	56,380	44,739	34,583	187,436

Alto Avellaneda	12/23/97	27,336	100.0%	95.0%	31,249	25,151	19,149	89,664
Paseo Alcorta	06/06/97	14,403	100.0%	99.0%	31,241	24,562	19,734	64,432
Patio Bullrich	10/01/98	10,978	100.0%	100.0%	25,368	21,425	17,819	103,137
Alto NOA Shopping	03/29/95	18,831	100.0%	100.0%	6,635	5,243	3,829	27,040
Buenos Aires Design	11/18/97	13,988	53.7%	100.0%	10,359	8,619	7,082	16,082
Alto Rosario	11/09/04	30,261	100.0%	93.4%	15,464	11,823	5,497	84,145
Mendoza Plaza Shopping	12/02/04	39,392	85.4%	95.9%	18,779	14,636	9,212	89,004

Cordoba Shopping Villa Cabrera	12/31/06	11,056	100.0%	99.0%	3,810	N/A	N/A	75,508
Panamerican Mall S.A. (12)	12/01/06	28,741	80.0%	N/A	N/A	N/A	N/A	167,606
Fibesa and others (7)	N/A	N/A	100.0%	N/A	13,636	34,459	10,734	N/A
Income from Tarjeta Shopping	N/A	N/A	80.0%	N/A	212,965	122,969	64,558	N/A
Neuquen (8)	07/06/99	N/A	94.6%	N/A	N/A	N/A	N/A	12,302

TOTAL (7)		252,879	N/A	97.0%	483,231	361,356	230,085	1,091,873

Notes:

(1)	Total leaseable area in each property. Excludes common areas and parking spaces.
(2)	Calculated dividing occupied square meters by leaseable area.
(3)	Effective participation of Alto Palermo in each business unit. IRSA has a 62.48% in Alto Palermo.

(4)	Represents the total consolidated leases according to the RT21 method.
(5)	Cost of acquisition plus improvements, less accumulated depreciation, plus adjustment for inflation, less allowance for impairment in value, plus recovery of allowances if applicable.
(6)	Through Alto Palermo.
(7)	Includes revenues from Fibesa S.A. and Alto Invest S.A.
(8)	Plot of land for developing a Commercial Center.
(9)	The project includes the construction of a commercial center, a hypermarket, a movie theater complex and an office and/or dwelling building.
(10)	Corresponds to the “Shopping Centers” business unit mentioned in Note 4 to the consolidated financial statements. Includes profits for the Tarshop Credit Card.
(11)	Includes Ps.23.0 million resulting from the sale of the Alcorta Plaza lot as disclosed in Note 4 to IRSA’s consolidated financial statements, within the “Sales and Developments “ segment.
(12)	Meters represent only the land surface.

The following table shows a schedule of lease expirations for IRSA’s shopping center properties in place as of June 30, 2007, assuming that none of the tenants exercise renewal options or terminate their lease early.

Lease Expiration as of June 30,	Number of Leases Expiring	Square Meters Subject to Expiring Leases	Percentage of Total Square Meters Subject to Expiration	Annual Base Rent Under Expiring Leases (1)	Percentage of Total Base Rent Under Expiring Leases
		(sqm)	(%)	(Ps.)	(%)
2008(2)	703	134,815	63%	49,763,778	28%
2009	277	35,413	17%	66,336,108	38%
2010	96	17,564	8%	41,939,740	24%
2011+	25	25,290	12%	17,961,963	10%

Total	1,101	213,082	100%	176,001,589	100%

Notes:

(1)	Includes only the basic rental income amount. Does not give effect to IRSA’s ownership interest.
(2)	Includes stores which contracts have not been renewed yet and vacant stores at June 30, 2007.

The following table shows the average occupancy rate of each shopping center during fiscal years ended June 30, 2007, 2006 and 2005:

	Occupancy Rate

	Fiscal year ended June 30,
	2007	2006	2005
	(%)	(%)	(%)
Abasto de Buenos Aires	97.0	99.9	100.0
Alto Palermo Shopping	99.6	100.0	100.0
Alto Avellaneda	95.0	96.6	99.1
Paseo Alcorta	99.0	99.2	99.7
Patio Bullrich	100.0	100.0	98.6
Alto Noa	100.0	100.0	99.5
Buenos Aires Design	100.0	100.0	96.8
Alto Rosario	93.4	100.0	98.0
Mendoza Plaza Shopping	95.9	97.8	95.5
Córdoba Shopping Villa Cabrera	99.0	N/A	N/A
Total Average	97.0	99.1	98.4

The next schedule shows the annual average income per square meter by shopping center during fiscal years ended June 30, 2007, 2006 and 2005:

	Annual average income per square meter

	Fiscal year ended June 30,
	2007	2006	2005
	(Ps./sqm)	(Ps./sqm)	(Ps./sqm)
Abasto de Buenos Aires	1,273	903	706
Alto Palermo Shopping	2,925	2,029	1,667
Alto Avellaneda	1,100	1,014	788
Buenos Aires Design	634	541	425
Paseo Alcorta	2,074	1,533	1,196
Patio Bullrich	2,051	1,546	1,309
Alto Noa	344	468	334

Mendoza Plaza	456	626	463
Alto Rosario	485	418	329
Cordoba Shopping Villa Cabrera	115	N/A	N/A

Set forth below is information regarding IRSA’s principal shopping centers.

Alto Palermo Shopping, Buenos Aires City. Alto Palermo Shopping is a 150-store shopping center that opened in 1990 and is located in the densely populated neighborhood of Palermo in Buenos Aires City. Alto Palermo Shopping is located at the intersection of Santa Fe and Coronel Díaz avenues, only a few minutes from downtown Buenos Aires City and has nearby access from the Bulnes subway station. Alto Palermo Shopping has a total constructed area of 64,672 square meters that consists of 18,210 square meters of gross leasable area. The shopping center has a food court with 21 restaurants. Alto Palermo Shopping Center is spread out over four levels and has a 647 car-parking lot. Tenants in this shopping center generated average estimated monthly retail sales of approximately Ps.2,925 per square meter for the fiscal year ended June 30, 2007. Principal tenants currently include Zara, Frávega, Garbarino, Just For Sport and Musimundo.

Alto Avellaneda, Avellaneda, Greater Buenos Aires. Alto Avellaneda is a 145-store shopping center that opened in October 1995 and is located in the highly populated neighborhood known as Avellaneda, on the southern border of Buenos Aires City. Alto Avellaneda has a total constructed area of 97,062 square meters that includes 27,336 square meters of gross leasable area. Alto Avellaneda includes several anchor stores, a six-screen multiplex movie theatre, a Wal-Mart superstore, an entertainment area, a bowling alley, a 16-restaurant food court and an outdoor parking lot. Wal-Mart purchased the space it now occupies. Tenants in this shopping center generated average estimated monthly retail sales of Ps.1,100 per square meter for the fiscal year ended June 30, 2007. Principal tenants currently include Frávega, Rodo, Bingo, Garbarino and Compumundo.

Paseo Alcorta, Buenos Aires City. Paseo Alcorta is a 113-store shopping center that opened in 1992 and is located in the residential neighborhood of Palermo Chico, one of the most exclusive areas in Buenos Aires City, within a short drive from downtown Buenos Aires City. Paseo Alcorta has a total constructed area of approximately 54,670 square meters that consists of 14,403 square meters of gross leasable area. The three-level shopping center includes a four-screen multiplex movie theatre, an 18 restaurant food court, a Carrefour hypermarket, and a free parking lot with approximately 1,500 spaces. Carrefour purchased the space it now occupies but it pays proportional expenses of the shopping center. Tenants in this shopping center generated average estimated monthly retail sales of Ps.2,074 per square meter for the fiscal year ended June 30, 2007. Principal tenants currently include Zara, Frávega, Musimundo, Kartun and Etiqueta Negra.

Abasto de Buenos Aires, Buenos Aires City. Abasto Shopping is a 171-store shopping center located in Buenos Aires City. Abasto Shopping is directly accessible from the Carlos Gardel subway station and is located six blocks from the Once railway terminal and a few blocks from the highway to Ezeiza International Airport. Abasto Shopping opened in November 1998. The principal building is a landmark building which during the period 1889 to 1984 operated as the primary fresh produce market for Buenos Aires City. The property was converted into an 115,905 square meter shopping center, with approximately 39,683 square meters of gross leasable area. Abasto Shopping is located across from Torres de Abasto residential apartment development. The shopping center includes a food court with 24 restaurants covering an area of 5,600 square meters, a 12-screen multiplex movie theatre, entertainment facilities and the “Museo de los Niños Abasto,” a museum for children. Abasto Shopping is spread out over five levels and has a 2,500-car parking lot. Tenants in Abasto have generated estimated average monthly sales of Ps.1,273 per square meter for the fiscal year ended June 30, 2007. Principal tenants currently include Zara, Hoyts Cinemas, Frávega, Hiper Rodo and Garbarino.

Patio Bullrich, Buenos Aires City. Patio Bullrich is an 83-store shopping center located in Recoleta, a popular tourist zone in Buenos Aires City a short distance from the Caesar Park and Four Seasons hotels. Patio Bullrich has a total constructed area of 29,106 square meters that consists of 10,978 square meters of gross leasable area. The four-storey shopping center includes a 14 restaurant food court, an entertainment area, a six-screen multiplex movie theatre and a parking lot with 228 spaces. Patio Bullrich is one of the highest income shopping center in Argentine, with estimated average monthly sales of Ps.2,051 per square meter for the fiscal year ended June 30, 2007. Principal tenants currently include Etiqueta Negra, Rapsodia, Christian Dior, Casa López and Rouge International.

Alto Noa, Salta, Province of Salta. Alto Noa is an 84 store shopping center located in Salta City, the capital of the province of Salta. The shopping center consists of 40,248 square meters of total constructed area that consists of 18,831 square meters of gross leasable area and includes a 13-restaurant food court, a large entertainment center, a supermarket, an eight-screen movie theatre and parking facilities for 551 cars. Tenants have generated estimated average monthly sales of Ps.344 per square meter for the fiscal year ended June 30, 2007. Principal tenants currently include Supermercado Norte, Frávega, Garbarino, Y.P.F. and Slots.

Buenos Aires Design, Buenos Aires City. Buenos Aires Design Center is a 61-store shopping center intended for specialty interior, home decorating and restaurants that opened in 1993. Alto Palermo owns Buenos Aires Design through a 51% interest in Emprendimientos Recoleta, which owns the concession to operate the shopping center. Buenos Aires Design is located in Recoleta, one of the most popular tourist zone in Buenos Aires City. Buenos Aires Design has a total constructed area of 31,672 square meters that consists of 13,988 square meters of gross leasable area. The shopping center has 6 restaurants, is divided into two floors and has a 178-car parking lot. Tenants in this shopping have generated estimated average monthly sales of Ps.634 per square meter for the fiscal year ended June 30, 2007. Principal tenants currently include Morph, Barugel Azulay, Garbarino, Hard Rock Café and Prima Fila.

Alto Rosario, Santa Fé, Rosario City. Alto Rosario is a shopping center of 146 stores, located in Rosario City, Province of Santa Fe. The center has 53,928 sqm of fully covered surface, and 30,261 sqm of gross leasable area. It is a modern shopping inaugurated in November 2004, its influence area being the metropolitan scale. This center is devoted to clothing and entertainments. Includes a food patio with 18 stores, a children entertainment area, a 14 cinema complex and parking lot for almost 1,800 vehicles. Monthly average sales by tenants are estimated in Ps.485 by square meter, for fiscal year ended June 30, 2007. Principal tenants are Frávega, Sport 78, McDonald’s, Compumundo and Red Megatone.

Mendoza Plaza, Mendoza, Province of Mendoza. Mendoza Plaza is a 148-store shopping center located in Mendoza City in the Province of Mendoza. It consists of 39,392 square meters of gross leasable area. Mendoza Plaza has a multiplex movie theatre covering an area of approximately 3,515 square meters, the Chilean department store Falabella, a food court, with 23 stores, an entertainment center and a supermarket which is also a tenant. Tenants in this shopping have generated estimated average monthly sales of Ps.456 per square meter for the fiscal year 2007. During the year 2005 a 68,8% interest was acquired to Pérez Cuesta, increasing up to 85,4%. Principal tenants currently include Falabella, Super Plaza Vea, Frávega, Garbarino and Red Megatone.

Córdoba Shopping, Villa Cabrera, Córdoba. Córdoba Shopping is a 106 shops commercial center located in Villa Cabrera, Province of Córdoba. It covers 11,056 square meters of gross locative area. The Córdoba Shopping has a movie theatre complex with 12 units covering a surface area of approximately 6,929 square meters, a food patio and an entertainment area. Monthly sales average of lessees is estimated in Ps.115 per square meter for the period ended June 30, 2007. Principal lessees are New Sport, Musimundo, Dexter, McDonald’s and Plenty.

Credit Cards

Tarjeta Shopping. IRSA’s subsidiary, Alto Palermo has a participation of 80% on Tarjeta Shopping, a non banking credit card issued by Tarshop, which is a limited purpose credit card company engaged in credit card operations and is not affiliated to any bank. Tarshop originates credit card accounts to encourage customers to purchase goods and services inside and outside IRSA’s shopping centers. Tarjeta Shopping is currently accepted at all shopping malls and an extensive network of supermarkets and stores.

At June 30, 2007 Tarshop recorded total current assets of approximately Ps.128.0 million and a net worth of Ps.47.8 million. During the year ended June 30, 2007 total net revenues of Tarshop were Ps.213.0 million, representing approximately 44.1% of Alto Palermo’s revenues for the period and recorded a net income of Ps.12.3 million.

Tarshop S.A. has a consumption portfolio securitization program for assuring the long-term financing having direct access to the capital markets.

Under this securitization program, Tarshop assigned on June 30, 2007 a total amount of Ps.751.7 million of credits receivable arising from the use of the credits cards of its clients and the granting of personal loans executed through promissory notes. For such purpose Debt Certificates Series A were issued in the amount of Ps.642.0 million, Debt Certificates Series B for Ps.43.3 million and Participation Certificates Series C for Ps.66.4 million.

Sales and development properties; undeveloped parcels of land

Residential development properties

The acquisition and development of residential apartment complexes and residential communities for sale is one of IRSA’s core activities. IRSA’s developments of residential apartment complexes are related to construction of new high-rise towers or the conversion and renovation of existing structures such as factories and warehouses. In residential communities, IRSA acquires vacant land, develops the infrastructure such as roads, utilities and common areas, and sells plots of land for construction of single-family homes. IRSA may also develop or sell portions of land for others to develop complementary facilities such as areas for shopping in the area of the residential developments. In the fiscal year 2007 revenues from the sales and developments segment reach de sum of Ps.75.8 million, compared to Ps.104.0 million in fiscal 2006. The local currency remained stable throughout the 2007 fiscal year; the real estate market was promoted by the increase in the demand for all types of properties, whether office buildings, housings, retail premises or other. Likewise, the current framework provides incentives for the development of projects linked to IRSA’s real estate activity. Therefore, for 2008 fiscal year IRSA expects not only the completion of projects already underway but also an analysis of new undertakings.

Construction and renovation works on IRSA’s residential development properties is currently performed, under our supervision, by independent Argentine construction companies that are selected through a bidding process. IRSA enters into turnkey contracts with the selected company for the construction of residential development properties pursuant to which the selected company agrees to build and deliver the development for a fixed price and at a fixed date. IRSA is generally not responsible for any additional costs based upon the turnkey contract. All other aspects of the construction including architectural design are performed by third parties.

Another modality for the development of residential undertakings is the exchange of land for constructed meters. In this way, IRSA delivers undeveloped pieces of land and another firm is in charge of building the project. Eventually, IRSA receives finished square meters for commercialization, without taking part in the construction works.

Prior to the commencement of construction of a residential project, IRSA conducts an advertising program that continues after the launching of the sales of the units. Latter the sales are realized by real estate companies. This exhibition has wide public appeal and has been a successful marketing tool for IRSA’s.

The following table shows certain information and gives an overview regarding IRSA’s sales and development properties:

Sales and Development Properties

	Date of acquisition	Estimated Cost /Real Cost	Area intended for sale	Total Units or Lots (3)	IRSA’s Effective Interest	Percentage constructed	Percentage sold (4)	Accumulated Sales	Sales for the year ended June, 30 (6) (Ps. thousands)			Book Value
		(Ps.000) (1)	(sqm) (2)					(Ps.000) (5)	07´(Ps.000)	06´(Ps.000)	05´(Ps.000)	(Ps.000) (7)
Residential apartments
Torres Jardín	07/18/96	56,579	32,339	490	100.00%	100.00%	97.40%	70,049	—	—	21	472
Torres de Abasto (8)	07/17/94	74,810	35,630	545	62.36%	100.00%	100.00%	109,266	—	—	21	622
Edificios Cruceros	07/22/03	5,740	3,633	40	100.00%	100.00%	91.40%	18,414	8,383	10,031	—	487
Barrio Chico	03/2003	12,171	2,891	20	100.00%	100.00%	85.20%	8,557	8,557	—	—	3,929
Concepción Arenal	12/20/96	15,069	6,913	70	100.00%	100.00%	98.90%	11,626	—	—	—	72
Alto Palermo Park (9)	11/18/97	35,956	10,488	72	100.00%	100.00%	100.00%	47,920	390	63	—	—
Torre Caballito Mz 36 (15)	11/03/97	22,815	6,833	118	100.00%	4.00%	0.00%	—	—	—	—	22,663
Torres Renoir (15)	09/09/99	22,861	5,383	28	100.00%	78.26%	76.40%	—	—	—	—	39,868
Torres Renoir II (15)	11/03/97	41,808	6,294	37	100.00%	4.50%	0.00%	—	—	—	—	41,808
Others Residential apartments (10)		31,245	22,804	163	100.00%	100.00%	100.0%	48,532	—	—	—	13
Subtotal Residential apartments		319,055	128,554	1,583	N/A	N/A	N/A	302,054	17,330	10,094	42	109,934

Residential Communities
Abril/Baldovinos (11)	01/03/95	130,955	1,408,905	1,273	100.00%	100.00%	95.50%	218,440	1,124	3,942	3,820	9,307
Benavidez (15)	11/18/97	20,544	989,423	110	100.00%	90.00%	100.00%	11,830	—	—	—	9,995
Villa Celina I, II y III	05/26/92	4,742	75,970	219	100.00%	100.00%	98.90%	13,952	—	—	—	43
Villa Celina IV y V	12/17/97	2,450	58,373	181	100.00%	100.00%	100.00%	9,505	—	—	—	—
Other Residential Communities		—	—	—	N/A	N/A	N/A	—	—	—	—	—
Subtotal		158,691	2,532,671	1,783	N/A	N/A	N/A	253,727	1,124	3,942	3,820	19,345
Land reserve
Puerto Retiro (9)	05/18/97	—	82,051	—	50.00%	0.00%	0.00%	—	—	—	—	54,861
Caballito	11/03/97	—	20,968	—	100.00%	0.00%	40.10%	22,815	—	22,815	—	9,223
Santa María del Plata	07/10/97	—	675,952	—	90.00%	0.00%	10.00%	31,000	31,000	—	—	135,785
Pereiraola (11)	12/16/96	—	1,299,630	—	100.00%	0.00%	0.00%	—	—	—	—	21,717
Canteras Natal Crespo	07/27/05	—	4,320,000	—	55.93%	0.00%	0.00%	166	91	75	—	5,559
Alcorta Properties	07/07/98	—	1,925	—	67.67%	0.00%	100.00%	22,969	—	22,969	—	—
Rosario Property		apsa	50.522	apsa	62%	0%	0,0%	—	—	—	—	23.404
Caballito Property		apsa	25.539	apsa	62%	0%	0,0%	—	—	—	—	36.622
Others Land reserves (12)		—	13,628,354	—	89.18%	0.00%	2.00%	—	—	—	—	80,623
Subtotal Land reserves			20,798,681	—	N/A	N/A	N/A	76,950	31,091	45,859	—	423,391
Others
Alsina 934	08/20/92	705	3,750	1	100.00%	100.00%	100.00%	11,745	—	1,833	—	—
Madero 1020	12/21/95	16,008	5,056	8	100.00%	100.00%	100.00%	16,471	—	—	3,543	—

Dique 3	09/09/99	25,836	10,474	3	100.00%	0.00%	100.00%	91,638	26,206	41,808	23,624	—
Other properties (13)		23,871	11,352	61	100.00%	80.00%	88.20%	30,310	—	430	1,282	1,595
Subtotal		66,420	30,632	73	N/A	N/A	N/A	150,164	26,206	44,071	28,449	1,595
Subtotal		544.166	12.671.323	3.274	N/A	N/A	N/A	718.941	103.453	32.311	30.257	499.476
TOTAL (14)		544,166	23,490,538	3,439	N/A	N/A	N/A	782,895	75,751	103,966	32,311	554,265

Notes:

(1)	Cost of acquisition plus total investment made and/or planned if the project has not been completed, adjusted for inflation until 02/28/03.
(2)	Total area devoted to sales upon completion of the development or acquisition and before the sale of any of the units (including parking and storage spaces, but excluding common areas). In the case of Land Reserves the land area was considered.
(3)	Represents the total units or plots upon completion of the development or acquisition (excluding parking and storage spaces).
(4)	The percentage sold is calculated dividing the square meters sold by the total saleable square meters.
(5)	Includes only the cumulative sales consolidated by the RT21 method adjusted for inflation until 02.28.03.
(6)	Corresponds to our total sales consolidated by the RT4 method adjusted for inflation until 02.28.03. Excludes turnover tax deduction.
(7)	Cost of acquisition plus improvement, plus activated interest of properties consolidated in portfolio at June 30, 2007, adjusted for inflation at 02/28/03.
(8)	Through Alto Palermo.
(9)	Through Inversora Bolivar.
(10)	Includes the following properties: Dorrego 1916 through IRSA, Yerbal 855 and Arcos 2343 through Baldovinos (fully sold).
(11)	Directly through IRSA and indirectly through Inversora Bolivar. Includes sale of Abril shares.
(12)	Includes the following land reserves: Torre Jardín IV, Padilla 902 and Terreno Pilar (through IRSA), Pontevedra, Mariano Acosta, Merlo, Intercontinental Plaza II (through Inversora Bolivar) and Caballito, Torres Rosario and the Coto Project (through Alto Palermo).
(13)	Includes the following properties: Puerto Madero Dock XIII and Dique II, Sarmiento 517, Income from Termination, Alto Palermo’s Real Properties Sales and Rivadavia 2768 (fully sold through IRSA).
(14)	Corresponds to the “Sales and Developments” business unit mentioned in Note 4 to the consolidated financial statements.
(15)	Corresponds to receivables from swaps disclosed as “Inventories” in the consolidated financial statements.

Apartment and loft buildings

In the apartment building market, IRSA acquires undeveloped properties that are strategically located in densely populated areas of Buenos Aires City, particularly properties located next to shopping centers and hypermarkets or those that are to be constructed. IRSA then develops multi-building high-rise complexes targeted towards the middle-income market which are equipped with modern comforts and services such as open “green areas,” swimming pools, sports and recreation facilities and 24-hour security. In the loft buildings market, IRSA’s strategy is to acquire old buildings in disuse that are located in areas with a significant middle and upper-income population. The properties are then renovated into unfinished lofts allowing buyers the opportunity to design and decorate them to their preferences.

Prior fiscal years developed projects

Torres Jardín, Buenos Aires City. Torres Jardín is a residential complex located in the Buenos Aires neighborhood of Villa Crespo, five minutes from Abasto Shopping. The project originally included four 23-storey towers directed towards the middle-income market; however, IRSA decided not to construct Torres Jardín IV and estimates to agree a barter transaction for its construction. Torres Jardín I, II and III have been completed and consist of 490 one, two and three bedroom residential apartments. The complex also includes 295 spaces of underground parking. As of June 30, 2007 there is one apartment and 35 parking spaces pending sale.

Torres de Abasto, Buenos Aires City. Torres de Abasto is a 545-apartment residential complex developed through Alto Palermo and is located one block from Abasto Shopping. The project consists of three 28-storey buildings and one 10-storey building directed towards the middle-income market. The apartments were completed in May 1999. The complex has a swimming pool, a terrace, 24-hour security, four retail stores on the ground floor of one of the buildings and 331 underground parking spaces. As of June 30, 2004 100% of the complex was sold.

Edificios Cruceros, City of Buenos Aires. “Edificios Cruceros” is a project located in the Puerto Madero area. This dwelling building covers 6,400 square meters of surface area of which 3,633 belong to the Company, and it is close to the “Edificios Costeros” office building. It is directed to the high-income segment and all its common areas have spectacular views to the river. This development was partially financed through the anticipated sale of its apartments. Works are 100% finished and as of June 30, 2007 more than 90% of the units had been sold.

Barrio Chico, “San Martín de Tours” City of Buenos Aires. This is a unique Project located in Barrio Parque, the most exclusive residential area of the City of Buenos Aires. During May 2006 the successful marketing of this project was launched. The image of the product was previously developed with the name of “Barrio Chico” with advertisements in the most important media. As of June 30 2007 the project is finished and only 3 units are still to be sold.

Concepción Arenal 3000, Buenos Aires City. Concepción Arenal 3000 is a 70-loft residential property located in north-central Buenos Aires City. Each loft unit has a salable area of 86 square meters and a parking space. Lofts in this building are directed towards the middle-income market.

Alto Palermo Park, Buenos Aires City. Alto Palermo Park is one of two 34-storey apartment buildings located two blocks away from Alto Palermo Shopping in the exclusive neighborhood of Palermo. Apartments in the building are targeted towards the upper-income market. The building is also located next to its twin, Alto Palermo Plaza. The buildings are comprised of 3 and 4-room apartments with an average area of 158 square meters in the case of Alto Palermo Park and of 294,5 square meters, in the case of Alto Palermo Plaza and each unit includes an average of 18 and 29 square meter parking/storage space, respectively. These buildings were included in the assets IRSA acquired from Pérez Companc S.A. As of June 30, 2007, 100% of Alto Palermo Plaza was sold and there was only one unit to be sold in the Alto Palermo Park.

Projects under development

Torre Caballito, City of Buenos Aires. On May 4, 2006 Koad S.A. (“Koad”) and IRSA entered into a bartering contract for US$7.5 million by which IRSA transferred to Koad the possession of block 36 of the plot called “Terrenos de Caballito” for the construction to its exclusive charge, cost and responsibility of a building complex denominated “Caballito Nuevo”. As consideration, Koad paid IRSA the amount of US$0.05 million and the balance of US$7.45 million will be cancelled by handing over 118 apartment units and 55 garages in a maximum term of 1,188 days. The final number of units to be received will depend from the effective date of delivery of such units by Koad, as it will have different discounts according to the term of delivery.

In addition, Koad imposed a first priority mortgage over the building in favor of IRSA in the amount of US$7.45 million and established two security insurances for US$2.0 million and US$0.5 million.

Torre Renoir, Dock III, City of Buenos Aires. To provide for the sustained increase in the demand for residential apartments in the Puerto Madero area, during fiscal year 2006 IRSA has entered into bartering contracts allowing to start the construction of these two exclusive dwelling towers of 37 and 40-storey. In line with the boom of developments in the area, the market has great expectations on the project given its exceptional features. On September 30, 2006 due to the interest shown in this project, the marketing of Tower I was launched as the rate of progress was 78.3%. During fiscal year 2007 preliminary sales contracts were signed for 76.4% of the units available. In respect of Tower II works started and the percentage of work completed is 4.5%.

Dock IV, City of Buenos Aires. In this plot of land located in the Puerto Madero area an 8-storey Class AAA building is under construction. This is a building offering big and versatile offices. The alternatives for dividing the offices will allow to be occupied both by companies requiring 200 square meters of surface area and companies in the need of a complete plant. Works will commence during the fourth quarter of fiscal year 2007. According to the boom of the Puerto Madero area, a big commercial success is expected from this project.

Residential communities

In the residential communities market, IRSA acquires extensive undeveloped properties located in suburban areas or neighborhoods near the big cities to develop private neighborhoods and country clubs in which to sell vacant lots for the construction of single family homes. In these properties IRSA builds streets and roads and arranges for the provision of basic municipal services and amenities such as open spaces, sport facilities and security. IRSA seeks to capitalize on improvements in transportation and communication around Buenos Aires City, the growing suburbanization of the region and the shift of the population moving to countryside-type residential communities.

An important factor in the trend towards living in suburban areas has been the improvements and additions to the Panamericana highway, General Paz Avenue and Acceso Oeste highways which significantly reduce traveling time, encouraging a large number of families to move to the new residential neighborhoods. Furthermore, the improvement in public train, subway and bus transportation since their privatization also provides another factor that influences the trend to adopt this lifestyle.

As of June 30, 2007, IRSA’s residential communities for the construction of single-family homes for sale in Argentina had a total of 62,990 square meters of salable area in the Abril, residential communities located in the province of Buenos Aires.

Abril, Hudson, Greater Buenos Aires. Abril is one of IRSA’s private residential communities. It is a 312-hectare property located near Hudson City, approximately 34 kilometers south of the City Buenos Aires, developed into a private residential community for the construction of single family homes directed towards the upper-middle-income market. The project includes 20 neighborhoods subdivided into 1,273 lots consisting of approximately 1,107 square meters each. Abril also includes an 18-hole golf course, 130 hectares of woodlands, a 4,000 square meter mansion and entertainment facilities. A bilingual school, horse stables and sports centers and the construction of the shopping center was concluded in 1999. The neighborhoods have been completed and as of June 30, 2007, 95.5% of the property was sold.

Benavidez, Tigre. Benavidez is an undeveloped 98.9 hectare plot located in the area of Tigre, 35 kilometers north from downtown Buenos Aires. On May 21, 2004 an exchange deed was signed whereby DEESA agreed to pay US$3.98 million to Inversora Bolívar, of which US$0.98 million were paid and the balance of US$3.0 million will be paid through the exchange of 110 residential plots already chosen and identified in the option contract signed in December 3, 2003. Furthermore, through the same act, DEESA set up a first mortgage in favor of Inversora Bolívar on real property amounting to US$3.0 million in guarantee of compliance with the operation and delivered US$0.5 million to Inversora Bolívar corresponding to a deposit in guarantee of performance on the obligations undertaken. This balance will not accrue interest in favor of DEESA, and will be returned as follows: 50% of the outstanding balance at the time of certification of 50% of the progress of work and the remaining upon certification of 90% of work progress. Within this property, a closed quarter called “El Encuentro” is developed, with a direct access to highway 9 that facilitates the way into and out of the city. Considering the high price of the plots in the north of the province of Buenos Aires, mostly in the place in which this enterprise is placed, IRSA has great expectations for marketing the land through the bartering system. The launching of the sale of our units will be carried out at the beginning of fiscal year 2008. As of June 30, 2007, the work progress degree is 90%.

Undeveloped parcels of land

IRSA has acquired large undeveloped properties as land reserves located in strategic areas for the future development of office and apartment buildings, shopping centers and single family housing. IRSA has acquired two of the largest and most important undeveloped river front parcels in Buenos Aires, Puerto Retiro and Santa María del Plata, for the future development of residential and office spaces. In addition, IRSA has benefited from the improvement of land values during periods of economic growth, As of June 30, 2007, IRSA’s land reserve totaled 17 properties consisting of approximately 2,079 hectares (including Rosario, Caballito, Vicente Lopez and Coto air space owned by Alto Palermo).

Buenos Aires City

Solares de Santa María, City of Buenos Aires (ex Santa María del Plata). Solares de Santa María is a 70 hectares property facing the Río de la Plata in the South of Puerto Madero, 10 minutes far from the National Government House. This is an urbanization project developed through our subsidiary Solares de Santa María S.A. (“Solares de Santa María”), which has been recently incorporated. This project has a residential profile and mixed uses, it will have offices, stores, hotels, sport and nautical clubs, service areas with schools, supermarkets, parking lots, etc. It has been conceived as another quarter in the City of Buenos Aires.

The project ultimately submitted to government authorities included various proposals made by advisors of the Urban Environmental Plan Council (Consejo del Plan Urbano Ambiental) and contemplates the assignment of 358,000 square meters to become public parks including a 90,000 square meter green sector, boulevards designated for access to and walking around the neighborhood and the transference of all water areas (especially the zone in front of the commercial area) for public use. The river presence in this part of the city has been reserved for general public use, including space for a marina which may be built in the future.

While IRSA awaits the city government approvals and authorizations it has contacted national and international investors with experience in this type of real state developments.

As part of the project, IRSA sold 31,491,932 shares for US$10.6 million to Mr. Israel Sutton Dabbah, who is part of the Sutton Group. This sale represents the 10% of Solares de Santa María capital stock and is to be paid in the following manner: (i) an initial payment of US$1,500,000; and (ii) the balance of US$9,100,000 payable on December 26, 2007. Under the purchase agreement a first grade pledge on certain assets owned by the buyer was granted to IRSA and its subsidiary Palermo Invest S.A., the sellers, in order to secure the payment price.

Puerto Retiro. Puerto Retiro is an 8.3 hectare undeveloped riverside property bounded by the Catalinas and Puerto Madero office zones to the west, the transportation hub Retiro to the north and the Río de la Plata to the south and east. One of the only two significant privately owned waterfront properties in Buenos Aires City, Puerto Retiro may currently be utilized only for port activities. IRSA has initiated negotiations with municipal authorities in order to rezone the area. IRSA’s plan is to develop a 360,000 square meter financial center. The launching date has not been settled and consequently, the estimated cost and financing method are not decided. IRSA owns indirectly trough of our subsidiary Inversora Bolívar, the 50% in Puerto Retiro.

Caballito, Ferro Project. It is a property of approximately 25,539 square meters in the Buenos Aires city neighborhood of Caballito, one of the most densely populated in Buenos Aires City, which Alto Palemro purchased in October 1998. This plot of land could be devoted to the construction of a commercial center covering 30,000 square meters, including and hypermarket. The authorization of the Government of the City of Buenos Aires to develop the center is still pending. To date, the granting of this authorization cannot be guaranteed.

Terreno Figueroa Alcorta. With respect to the plot located in the Figueroa Alcorta avenue, in front of Paseo Alcorta, on December 22, 2005, IRSA’s subsidiary Alto Palermo subscribed a preliminary purchase contract with possession, by which Alto Palermo sold to RAGHSA S.A. the plot denominated Alcorta Plaza for a total price of US$7.7 million. The terms and conditions of payment agreed were determined in four installments of US$1.9 million, the first installment to be due at the date of the preliminary sales contract and the second one collected on March 30, 2006, date on which the final deed was signed and the two pending installments on March 30, 2007 an 2008, respectively.

Province of Buenos Aires

Pereiraola, Hudson. IRSA owns directly and indirectly through Inversora Bolivar, an 100% interest in Pereiraola S.A., a company, whose principal asset is a 130 hectare undeveloped property adjacent to Abril. IRSA intends to use this property to develop a private community for the construction of single family homes targeted at the middle-income market. IRSA has the Municipality permission. IRSA has not yet established the costs and financing method for this proposed project.

Pilar. Pilar is a 74 hectare undeveloped land reserve property located close to Pilar City, 55 kilometers to the northwest of downtown of Buenos Aires City. The property is easily accessible due to its proximity to the Autopista del Norte. The Pilar area is one of the most rapidly developing areas of the country. IRSA is considering several alternatives for this property including the development of a residential community or the sale of this property as it is and, therefore, IRSA does not have a cost estimate or a financing plan.

Vicente López, (Rummaala) Olivos, Provincia de Buenos Aires. On January 16, 2007, Patagonian Investment S.A. and Ritelco S.A. acquired 90% and 10%, respectively, of the total shares of the company named Rummaala S.A. (“Rummaala”), the main asset of which is a plot of land located in Vicente Lopez, Province of Buenos Aires. As of June 30, 2007, IRSA holds 100% of the ownership interest of Rummaala as a result of certain transactions performed with Patagonian Investment S.A. and Ritelco S.A. The purchase price was US$21.17 million, payable as follows: (i) US$4.25 million in cash and (ii) by delivering certain units of the building to be constructed in the land owned by Rummaala in the amount of US$16.92 million, within a 4-year term as from the approval date of the plans by the related authorities or when the facilities be vacated, whichever last occurs.

As security for compliance with the construction of the future building and transfer of the future units, the shares acquired were pledged.

Simultaneously with the former transaction, Rummaala acquired a plot of land adjacent to its own property for a total consideration of US$15.00 million, payable as follows: (i) US$0.50 million in cash; (ii) by delivering certain units of buildings Cruceros I and II in the amount of US$1.25 million and (iii) by delivering certain units of the building to be constructed in the land acquired for a total consideration of US$13.25 million, within a 40-month term considered as from the approval date of the plans by the related authorities or when the facilities be vacated, whichever last occurs.

Other undeveloped parcels of land

IRSA’s undeveloped parcels of land portfolio also include eight undeveloped parcels of land properties located in Buenos Aires and its surrounding areas. These properties are projected for future developments of offices, shopping centers, apartment buildings and residential communities. The principal properties include Merlo, Pilar, Terreno Isla Sirgadero, Mariano Acosta and Pontevedra.

Other provinces

Torres Rosario Project, City of Rosario, Province of Santa Fe. IRSA’s subsidiary Alto Palermo owns a plot of land covering approximately 50,000 square meters of surface area in the city of Rosario, in the place in which the Alto Rosario Shopping Center is located. A residential complex will be built in this plot of land.

Proyecto Neuquén, Provincia de Neuquén. On July 6, 1999 IRSA’s subsidiary Alto Palermo acquired 94.6% of the shares of Shopping Neuquén S.A. (“Shopping Neuquén”). The principal asset of Shopping Neuquén is a plot of land of 50,000 square meters of surface area approximately, in which a commercial center will be constructed. This project also includes the building of a hyper-market, a hotel and a housing building.

In June 2001 Shopping Neuquén requested that the City Hall of Neuquén allow it to transfer certain parcels of land to third parties so that each participant in the commercial development to be constructed would be able to build on its own land. The City Hall Executive Branch previously rejected this request under Decree No. 1437/2002 which also established the expiration of the rights arising from Ordinance 5178, including the loss of any improvement and expenses incurred. As a result, Shopping Neuquén had no right to claim indemnity charges and anulled its buy-sell land contracts.

Shopping Neuquén submitted a written appeal to this decision on January 21, 2003. It also sought permission to submit a revised schedule of time terms, taking account of the current situation and including reasonable short and medium term projections. The City Hall Executive Branch rejected this request in Decree 585/2003. Consequently, on June 25, 2003, Shopping Neuquén filed an “Administrative Procedural Action” with the High Court of Neuquén requesting, among other things, the annulment of Decrees 1,437/2002 and 585/2003 issued by the City Hall Executive Branch. On December 21, 2004, the High Court of Neuquén communicated its decision that the administrative procedural action that Shopping Neuquén had filed against the City Hall of Neuquén had expired. Shopping Neuquén filed an extraordinary appeal for the case to be sent to the Argentine Supreme Court, which is yet to be decided.

On December 13, 2006, Shopping Neuquén signed an agreement with both the City Hall and the Province of Neuquén stipulating a new timetable for construction of the commercial and housing enterprises (the “Agreement”). Also, Shopping Neuquén was permitted to transfer certain parcels to third parties so that each participant in the commercial development to be constructed would be able to build on its own land, with the exception of the land in which the shopping center will be constructed. The Legislative Council of the City Hall of Neuquén duly ratified the Agreement. The City Hall Executive Branch promulgated the ordinance issued on February 12, 2007.

The Agreement also provides that Shopping Neuquén will submit, within 120 days after the Agreement is signed, a new urban project draft with an adjustment of the environmental impact survey, together with a map of the property subdivision, which the City Hall of Neuquén will approve or disapprove within 30 days. If the project is approved, Shopping Neuquén will submit the final maps of the works to the

City Hall within 150 days of this decision and construction must commence within a maximum period of 90 days thereafter. The first stage of construction (including minimum construction of 21,000 square meters of the shopping center and 10,000 square meters of the hypermarket) is expected to be completed within a maximum period of 22 months. The Agreement is conditional upon the City Hall declaring the feasibility of the draft project submitted, and upon the terms and conditions of this decision being accepted by Shopping Neuquen S.A. The City Hall of Neuquén reserves its right to rescind the Agreement and file the legal actions it deems pertinent if its conditions are contravened.

On March 28, 2007, Shopping Neuquén submitted the new project draft and revised environmental impact survey to the City Hall of Neuquén. On May 10, 2007, the City Hall of Neuquén, requested certain explanations and made recommendations for our consideration before issuing an opinion on the feasibility of the draft project. On July 17, 2007, Shopping Neuquén answered the City Hall’s requests and is currently waiting for the City Hall’s decision on the feasibility of the project.

On December 13, 2006 Shopping Neuquén signed with P.Y.E. Sociedad Anónima a preliminary sales contract for plot E-UNO, which is subject to the condition that the acquiring company applies the plot of land exclusively to the construction of a hotel. This plot covers 4,332.04 square meters of surface area and the sale price was established in US$119,000. The title deed for transferring the property and the possession will take place within the 60 days subsequent to the date of compliance with the agreed conditions. This operation is subject to certain conditions precedent, one of these being the approval by the Municipality of Neuquén of the new draft project that Shopping Neuquén has to submit in accordance with the terms of the previous paragraph.

Canteras Natal Crespo, Province of Córdoba. The first guidelines for development of this project are in process on the basis of the Master Plan of the Chilean architect firm called URBE. Also, preliminary presentations have been submitted to the Municipality of La Calera and to the Provincial Government.

This undertaking is characterized by an attractive and varied residential offer of land, dwelling areas of low and medium density, and commercial and social areas. Each one of the quarters will have a full service infra-structure and will be distinguished by the particularities of the land in the outstanding natural environment of the Sierras Chicas of the Province of Córdoba.

Canteras Natal Crespo S.A. is a company located in the Province of Córdoba that will have as main activity the urbanization of own or third parties plots of land, the so-called countries, lots for sale or rent, production of quarries, real estate business and construction of houses.

Hotels

At the end of the 1997 fiscal year, IRSA acquired the Hotel Llao Llao, our first luxury hotel. Some months later, as part of the acquisition from Pérez Companc, IRSA acquired an indirect 50% interest in the Hotel Intercontinental in Buenos Aires which IRSA’s owns through our subsidiary Inversora Bolívar. In March 1998, IRSA acquired the Hotel Libertador. During fiscal year 1999, IRSA sold a 20% interest in the Hotel Libertador to Hoteles Sheraton de Argentina S.A.C, (“Hoteles Sheraton de Argentina”) and during the fiscal year 2000, IRSA sold 50% of our interest in the Hotel Llao Llao to the Sutton group. During fiscal year 2007 IRSA increased its share in Inversora Bolivar by 100% and obtained and indirect share in the Hotel Intercontinental of 76.34%.

The following chart shows certain information regarding our luxury hotels:

Hotel	Date of Acquisition	IRSA’s effective interest	Number of rooms	Average Occupancy %(1)	Average price per room Ps.(2)	Accumulated sales in Ps.000 as of June 30 of fiscal (Ps.000) (3)			Book value as of 06/30/07
						2007	2006	2005
Intercontinental (3)	11/97	76	309	69.4%	413	45,263	39,305	33,228	61,404
Sheraton Libertador (4)	3/98	80	200	82.9%	336	29,338	25,302	20,556	40,950
Llao Llao (5)	6/97	50	158	71.8%	768	48,080	39,156	33,336	66,992
Plots in Bariloche (5)	12/07	50	N/A			N/A	N/A	N/A	21,900

Total			667	74.0%	469	122,681	103,763	87,120	191,246

1)	Accumulated average in the twelve-month period.
2)	Accumulated average in the twelve-month period.
3)	Through Nuevas Fronteras S.A.(Subsidiary of Inversora Bolívar S.A.).

4)	Through Hoteles Argentinos S.A.
5)	Through Llao Llao Resorts S.A.

Hotel Intercontinental, Buenos Aires City. Hotel Intercontinental is located in the downtown Buenos Aires City neighborhood of Monserrat, adjacent to the Intercontinental Plaza office building. The hotel’s meeting facilities include eight meeting rooms, a convention center and a divisible 588 square meter ballroom. Other amenities include a restaurant, a business center, a spa and a fitness facility with swimming pool. The hotel was completed in December 1994 and has 309 rooms, alter having included during the year 3 rooms to become “Junior Suites.” The hotel is managed by the Intercontinental Hotels Corporation, a United States Corporation.

Hotel Sheraton Libertador, Buenos Aires City. Hotel Sheraton Libertador is located in downtown Buenos Aires City at the corner of the streets Córdoba and Maipú, one block from Galerías Pacífico. The hotel contains 193 rooms and 7 suites, eight meeting rooms, a restaurant, a business center, a spa and fitness facilities with a swimming pool. In March 1999, IRSA sold 20% of our interest in the Sheraton Libertador Hotel for US$4.7 million to Hoteles Sheraton de Argentina. The hotel is managed by Sheraton Overseas Management Corporation, a United States Corporation. The rooms, corridors, lounges and elevators of the hotel are currently being remodeled. The total amount of the investments is estimated in US$5.0 million and works are estimated to finish by the end of year 2008.

Hotel Llao Llao, San Carlos de Bariloche, Province of Río Negro. Hotel Llao Llao is located on the Llao Llao peninsula, 25 kilometers from San Carlos de Bariloche City, and is one of the most important tourist hotels in Argentina. Surrounded by mountains and lakes, this hotel was designed and built by the famous architect Bustillo in a traditional alpine style and first opened in 1938. The hotel was renovated between 1990 and 1993. The building has a total constructed surface area of 15,000 square meters and 158 rooms. The hotel-resort also includes an 18-hole golf course, tennis courts, health club, spa, game room and swimming pool. The hotel is a member of “The Leading Hotels of the World” and is currently being managed by Compañía de Servicios Hoteleros S.A. which manages the Alvear Palace Hotel, a luxury hotel located in the Recoleta neighborhood of Buenos Aires City.

A “suit extension” is currently being carried out in the hotel that will increase its capacity by 25%, totaling 200 rooms. The total amount of the estimated investment is US$12.7 million, including other improvements in the kitchen and laundry, and the construction of a new last tech purifying plant. As of June 30, 2007 the progress of the works is 70.68% and works are estimated to be completed by the first quarter of fiscal year 2008. The offer of rooms to the public is estimated for the months of November and December of the current calendar year.

Terreno Bariloche, “El Rancho,” San Carlos de Bariloche, Province of Río Negro. On December 14, 2006 through IRSA’s subsidiary hotel operator Llao Llao Resorts S.A. IRSA acquired land covering 129,533 square meters of surface area in the City of San Carlos de Bariloche in the Province of Río Negro. The total price of the operation was US$7.0 million, of which US$4.2 million were paid cash and the balance of US$2.8 million was financed by means of a mortgage to be paid in 36 monthly, equal and consecutive installments of US$0.086 million each. The land is in the border of the Lago Gutiérrez, close to the Hotel Llao Llao in an incredible natural environment and it has a large cottage covering 1,000 square meters of surface area designed by the architect Ezequiel Bustillo.

Cresud Investments

Futuros y Opciones.Com S.A.

In May 2000, we acquired 70% of the shares and an irrevocable purchase option for the 30% of the shares of Futuros y Opciones.Com S.A. (“Futuros y Opciones.Com”) for Ps.3.5 million. During the fiscal years 2001 and 2002, we made capital contributions for Ps.3.0 million. The site was launched in November 1999 and is aimed at becoming the most important agriculture business community in Latin America. Futuros y Opciones.Com has launched its e-commerce strategy in March 2001, in order to sell products, buy inputs, ask for loans, and obtain insurance, among other things. The main activity of Futuros y Opciones.Com is the grain brokerage.

The areas with the greatest potential for growth are: input commercialization, grain businesses and beef cattle operations. These areas were organized during fiscal year 2002. In terms of inputs the business volume was concentrated in a smaller number of suppliers, the agreements with the suppliers were improved in order to increase the margin of the business, and contracts of direct distribution were achieved. In terms of grains, the brokerage department was created, with the purpose of participating directly in the business by trading and offering services. In beef cattle, Futuros y Opciones.Com had created an alliance with a leading broker in the sector, which will allow them to obtain better uses of their clients’ database and technological knowledge.

On May 31, 2005, the Ordinary Shareholders’ Meeting of Futuros y Opciones.Com decided that its capital stock should be increased by Ps.0.2 million with no additional paid-in capital and Ps.0.04 million with an additional paid-in premium of Ps.0.9 million, thus raising Futuros y Opciones.Com’s capital stock from Ps.0.01 million to Ps.0.3 million. The capital stock was further increased by Ps.0.1 million through the issuance of 100,000 preferred shares.

This capitalization was conducted after absorbing unappropriated losses of Ps.4.3 million against the Irrevocable Contributions account for a total amount of Ps.2.1 million and the Adjustment to Irrevocable Contributions account for an amount of Ps.2.2 million. The corporate bylaws have thus been amended to incorporate the resolution adopted by the Shareholders’ Meeting, which delegated its implementation on the board of directors.

As a result of such capital increase, Cresud’s investment has increased by Ps.0.6 million. This effect has been recognized in the additional paid-in capital account, pursuant to section 33 of the Argentine Corporation Law No. 19,550 under the Shareholders’ Equity section.

As of June 30, 2007, Futuros y Opciones.Com total revenues increased by 105% compared to the previous fiscal year, with 48% growth in the revenues yielded by its main business, the grains brokerage. In addition, the business consisting in sales of inputs grew by 431%, widely surpassing the budget projections.

In the course of this fiscal year, Futuros y Opciones.Com started to trade futures and options: it acquired a share in the Buenos Aires forward market Mercado a Término de Buenos Aires and has also become a dealer. Trading volumes have surpassed expectations and the service consisting in hedging with futures has turned into an essential tool for our customers to manage their price risks.

The portal keeps consolidating as the leading site for the agricultural and cattle-beef sector where various private polls have agreed that it is the most visited site by farmers engaged in both agricultural and cattle-beef activities. The site presently has an average of 15,000 visitors per day and it is strengthening its position as a leading supplier of market information for the sector.

For the coming year Futuros y Opciones.Com expects to maintain its high growth rate.

Futuros y Opciones.Com’s goal is to become a leading company in the supply of financial and commercial services. To attain such objective, we shall continue to enhance the range of products we offer to the sector in the coming fiscal years.

Cactus Argentina S.A.

Cactus was a joint venture operation between us and Cactus Feeders Inc., one of the largest feed lot companies in the United States. The site is located in Villa Mercedes, in the Province of San Luis and covers 170 hectares. The feed lot began operations in September 1999.

During fiscal year 2007, Cactus entered into a joint venture with Tyson Foods, Inc, the US leading meat processing company, pursuant to which Tyson acquired an equity interest in Cactus to establish the first integrated cattle operation in Argentina. On January 11, 2007 Cactus acquired 100% of the Exportaciones Agroindustriales Argentinas S.A. (EAASA) shareholding by subscribing a sales contract of shares in the amount of Ps.16.8 million. EAASA owns a meat packing plant in Santa Rosa, Province of La Pampa with capacity to slaughter and process approximately 9,500 cattle heads per month. The idea of Cactus is to expand in the future the slaughter capacity to 15,000 heads per month.

Argentina’s beef production is going through a dynamic change where the best quality beef is produced in the central part of the country while the marginal areas are generating beef produced by animals adjusted to more difficult geographic and environmental situations. The location of the packing plant is unique, surrounded by a big beef production area and not far away from the feed lot that Cactus owns in Villa Mercedes, San Luis.

With this purchase, Cactus became the first integrated company in the beef sector. Cattle produced at the feedlot are being processed at the packing plant for the domestic and the foreign markets.

Consequently, Cactus’s new share structure is as follows: Cactus Feeders Inc. holds a 24% interest, Cresud holds a 24% interest, Tyson holds a 52% interest through Provomex Holdings LLP.

Since December 31, 2006, we have stopped the application of the proportional consolidation method with Cactus, due to the reduction of the interest in Cactus from 50% to 24%. Consequently, for the results as of December 31, 2006 and for the comparative information, proportional consolidation of 50% is included.

Cactus, has been a pioneer in this service with a 25,000 head capacity, which depends on the size of the cattle. During fiscal year 2006/2007 the average occupation level reached 70%. Such level showed signs of recovery towards the end of the period reaching 100%.

The customer base change during this year, a lot of companies related to the beef sector bought yearling cattle to be fed at the feed yard. To assure themselves a constant supply of high quality beef, these companies keep an inventory of cattle on feed.

The production of heavy animals produced at the feed yard generates an important supply of product in a very short period of time.

The feedlot system in Argentina is here to stay. The Argentine consumer is realizing that this beef is tender, uniform and healthy, raised on grass and finished with grain, hormone free and natural.

The obtained in the feed lot’s final product has provided buyers a high quality product, enabling easier commercialization and achieving higher final sale price. Yearling cattle arrived with an average weight between 250 and 300 kg. and are fattened to reach 430/470 kg. This production is mainly destined to foreign markets, particularly the European Union.

During fiscal year 2007, Cactus recorded income as a result of the services supplied to farmers and investors and the profits generated by its own fattened cattle.

With regards to customers, Cactus continues to receive cattle from farmers that repeat their productive process whereby they breed and re-breed their animals in their own farms and finish them at Cactus.

Cactus has acquired a reputation in the market as a producer of high-quality and consistent beef. Several slaughterhouses and some supermarket chains are starting to analyze the possibility of having their own stock of cattle finished through feed-lot fattening. Cactus’s net loss for fiscal year 2007 was Ps.1.29 million.

Therefore, the stock of cattle expected to be held during 2007/2008 is higher and more consistent. Expectations for next year are positive as the purchase values are attractive and cattle policies are expected to be more favorable to the sector.

Agropecuaria Cervera S.A.

On December 27, 2005, we acquired 100% of the shares of Agropecuaria Cervera S.A. (“Agropecuaria Cervera”), whose main asset is the concession for the start-up of production pertaining to a comprehensive biological, economic and social development project over various properties located in the Department of Anta, in the Province of Salta, and it is duly authorized to implement a large-scale project covering agricultural, cattle breeding and forestry activities. The concession agreement covers 162,000 hectares for a 35-year period with an option to extend it for another 29 years. In the framework of the concession, there is a development project aimed at applying 35,000 hectares to agricultural uses. As of June 30, 2007, we had not commenced significant land development activities. We surrendered 3.6 million of IRSA’s convertible notes and paid Ps 3.17 million in cash for the acquisition of the concession.

Land development is also expected to continue in the framework of a project consisting of a total of 35,000 hectares which has been approved by the Secretariat of Environment and Sustainable Development of the Province of Salta.

BrasilAgro Companhia Brasileira de Propiedades Agrícolas

BrasilAgro was created in March 2006 in order to replicate our business in Brazil. BrasilAgro activities are engaged mainly in four business segments: (i) sugar cane, (ii) grains and cotton, (iii) forestry activities (iv) livestock.

We created BrasilAgro together with, Cape Town Llc, Tarpon Investimentos S.A., Tarpon Agro Llc, Agro Managers S.A. and Agro Investment S.A.

Cape Town Llc is a company incorporated under the laws of the State of Delaware, US, wholly owned by Mr. Elie Horn, who is the controlling shareholder and chief executive officer of Cyrela Brazil Realty S.A., Tarpon Investimentos S.A. is an independent Brazilian asset manager engaged in management of mutual funds focusing primarily on Brazilian equities. Tarpon Agro Llc is a company incorporated in the United States of America under the laws of the State of Delaware, and is owned by Tarpon Investimentos S.A.’s shareholders and certain of its affiliates. Agro Investment S.A. and Agro Managers S.A. are companies incorporated under the laws of Argentina, owned directly or indirectly by certain officers, directors, employees and shareholders of Cresud and its affiliates.

Part of the knowledge and experience required to implement BrasilAgro’s proposed business plan will be initially provided pursuant to a consulting agreement with Paraná Consultora do Investimentos S.A., a special purpose advisory company. BrasilAgro’s advisory company is 50% owned by Tarpon BR, 37.5% owned by Consultores Asset Management, a company controlled by Mr. Eduardo Elsztain and 12.5% owned by Mr. Alejandro Elsztain. Tarpon BR is a joint venture between Tarpon and Mr. Elie Horn.

We entered into a shareholder agreement with Mr. Elie Horn and Tarpon stipulating, among other things, that both parties should have a joint vote at shareholders’ meetings and that both parties have a preemptive right to acquire shares of the other party.

BrasilAgro’s board of directors is composed of nine members. We, as founder of BrasilAgro, appointed three members. Tarpon and Cape Town appointed three more members and, in addition, BrasilAgro has three independent directors.

On May 2, 2006, BrasilAgro’s shares started being listed in the Novo Mercado of the Brazilian Stock Exchange (BOVESPA) with the symbol AGRO3, meeting Brazil’s highest Corporate Governance standards.

The shares were placed jointly with Banco de Investimentos Credit Suisse (Brazil) S.A. in the Brazilian market through investment mechanisms regulated by controlling authorities and with sales efforts abroad in full conformity with the US Securities Act of 1933 and other applicable regulations set forth by the Securities and Exchange Commission.

The amount originally offered was Reais 432 million, equivalent to 432,000 book-entries, common shares at a price of Reais 1,000 per share of BrasilAgro.

In addition, as is customary in the Brazilian market, BrasilAgro had an option to increase the size of the issuance by 20% and Banco de Investimentos Credit Suisse (Brazil) S.A. had another option to increase it by 15% (Green shoe). Given the high demand shown by the placement, both BrasilAgro and Banco de Investimentos Credit Suisse (Brazil) S.A. exercised such options increasing the placement up to 583,200 shares equivalent to Reais 583.2 million, which were fully placed and paid in.

In addition to the funds originally contributed, we contributed Reais 42.4 million (approximately US$20.6 million) during the offer. Following such contribution we now hold a total amount of 42,705 shares, equivalent to 7.4% of BrasilAgro’s capital.

On January 19 and 22, 2007 acquired 400 and 100 shares of BrasilAgro, respectively. Due to these new acquisitions, we increased our holding amounts to 43,205 shares which is equivalent to 7.4% of the capital stock of BrasilAgro.

When we founded BrasilAgro, we contributed Ps.63.1 million in cash in exchange for shares and 104,902 warrants to purchase additional BrasilAgro shares for 15 years and at the same price as was established in the initial public offering, Reais 1,000, adjusted by the Consumer Price Index Amplified, or IPCA. Should it decide to exercise such warrants, we might acquire 59,850 additional shares, thereby holding 14.1% of BrasilAgro’s diluted capital stock. One third of these warrants may be exercised starting the first anniversary of the placement; another third may be exercised starting the second anniversary and the balance starting the third anniversary.

In addition, we received, at no cost, a second series of warrants for a total of 104,902, which may only be exercised at our discretion in the event of a tender offer. The exercise price of these warrants shall be the same price as the purchase price of the tender offer by the acquirer of BrasilAgro. The second series of warrants matures in the year 2021.

As of June 30, 2007, BrasilAgro had acquired its first four properties and it had entered into agreements for the acquisition of three additional properties in the first fiscal period of 2008:

•

On April 20, 2007, BrasilAgro signed a purchase commitment to acquire 75% of the estancia “Araucaria,” which has a total area of 15.543 hectares and is located in the municipality of Mineiros, Goiás. The property will be used for sugar cane growth. The total purchase price was Ps.80 million, payable in three installments. The first installment of Ps.32 million was paid on April 20, 2007 and the other installments are due at six month intervals after the first one.

•

On August 3, 2007, BrasilAgro entered into a purchase commitment to acquire the estancia “Alto Taquarí” which has a total area of 5.266 hectares and is located in the municipality of Alto Taquarí, Mato Grosso. This property will also be used for grow sugar cane and was purchased for Ps.34 million, payable in two installments. The first installment of Ps.6.8 million was paid on August 3, 2007 and the balance is due in May 2008.

•

On August 2007, BrasilAgro entered into two separate conditional purchase commitments, subject to due diligence, to acquire a total area of 37.799 hectares in the municipality of Correntina, Bahia. The area will be used for cattle-breeding and grain growing. The aggregate purchase price for both properties is Ps.47.1 million.

Sao Pedro is a farm in Chapadao do Sul (MS). With a surface area of 2,443 hectares, Sao Pedro was bought for US$4.7 million. Located 1,000 km. from a major port, this farm was acquired at a price significantly lower than the average in the region. Its potential production area is 1,740 hectares. In our opinion, this land offers high potential for appreciation as a result of the sugar cane premises scheduled to be installed in the region.

Cremaq is a farm in Bahía Grande do Ribeiro (Piaui). Bought for US$19.7 million and with a surface area of 32,375 hectares, this farm has 3,000 hectares already in production and 16,000 hectares undergoing land clearing activities. It is estimated that the total production area will be 23,000 hectares. The farm is close to the Itaqui Port and to the Norte-Sul railway. Weather and topographic conditions in the area are quite suited to soybean, corn and cotton crops. This property has also been bought for a value lower than average in the region and it offers major appreciation potential.

Engenho is a farm in Maracaju, in the State of Mato Grosso do Sul. The farm was acquired for US$4.7 million and it has 2,022 hectares. This farm is presently under a lease agreement and it yields amounts equivalent to 7.5 or 8 tons of sugar cane per year per hectare. Once the lease agreements currently in force are terminated, BrasilAgro is planning to develop sugar cane operations.

Jatobá is a farm in the Jaborandi district, in the State of Bahía. The acquisition price was US$17.2 million and it has 31,603 hectares. BrasilAgro plans to start large-scale production of crops and cotton.

BrasilAgro will continue to focus its activities on agricultural real estate and on the development of its four main business lines: sugar cane; crops and cotton; forestry and cattle breeding.

Regulation and Government Supervision

Farming and Animal Husbandry Agreements

Agreements relating to farming and animal husbandry activities are regulated by Argentine law, the Argentine Civil Code and local customs.

According to the Law No. 13,246, all lease agreements related to rural properties and land are required to have a minimum duration of 3 years. Upon death of the tenant farmer, the agreement may continue with his successors. Upon misuse of the land by the tenant farmer or default on payment of the rent, the land owner may initiate an eviction proceeding.

Law No. 13,246 also regulates agreements for crop sharing pursuant to which one of the parties furnishes the other with farm animals or land with the purpose to share benefits between tenant farmer and land owner. These agreements are required to have a minimum term of duration of 3 years. The tenant farmer must perform himself the obligations under the agreement and may not, assign it under any circumstances. Upon the death, incapacity or impossibility of the tenant farmer, the agreement will be terminated.

Quality control of Grains and Cattle

The quality of the grains and the health measures of the cattle are regulated and controlled by the Servicio Nacional de Sanidad y Calidad Agroalimentaria, which is an entity within the Ministry of Economy and Production that oversees the farming and animal sanitary activities.

Argentine law establishes that the brands should be registered with each provincial registry and that there cannot be brands alike within the same province.

Sale and Transportation of Cattle

Even though the sale of cattle is not specifically regulated, general contract provisions are applicable. Further, every province has its own rural code regulating the sale of cattle.

Argentine law establishes that the transportation of cattle is lawful only when it is done with the respective certificate that specifies the relevant information about the cattle. The required information for the certificate is established by the different provincial regulations, the inter-provinces treaties and the regulations issued by the Servicio Nacional de Sanidad y Calidad Agroalimentaria.

Exportation Restriction of Beef

The Argentine Agriculture department (“Secretaria de Agricultura Ganadería, Pesca y Alimentos”), an entity within the Ministry of Economy and Production, oversees the farming and animal sanitary activities.

In addition the Secretaria de Agricultura Ganadería, Pesca y Alimentos is in charge of the distribution in Argentina of the annual regular quota of top quality chilled beef without bones, the “Cuota Hilton.” The destination of the Cuota Hilton is the European Union.

On June 2007, pursuant to Resolution No 269/2007 the Secretaria de Agricultura Ganadería, Pesca y Alimentos granted to our subsidiary Exportaciones Agroindustriales Argentinas S.A. to export up to 423,579 tons of beef.

Environment

The development of our agribusiness depends on a number of federal, state and municipal laws and regulations related to environmental protection.

We may be subject to criminal and administrative penalties, including taking action to reverse the adverse impact of our activities on the environment and to reimburse third parties for damages resulting from contraventions of environmental laws and regulations. Based on the Argentine Criminal Code, persons (including directors, officers and legal entity managers) who commit crimes against public health, such as poisoning or dangerously altering water, food or medicine used for public consumption and selling products that are dangerous to health, without the necessary warnings, may be subject to fines, imprisonment or both. Some courts have utilized these provisions in the Argentine Criminal Code to sanction the discharge of substances which are hazardous to human health. At the administrative level, the penalties vary from notices and fines to the full or partial suspension of the activities, which may include the revocation or annulment of tax benefits, cancellation or interruption of credit lines granted by state banks and a restriction on entering into contracts with public entities.

The Forestry Legislation of Argentina prohibits the devastation of forest and forest land, as well as the irrational use of forest products. Landowners, tenants and holders of natural forests require an authorization from the Forestry Competent Authority for the cultivation of forest land. The legislation also promotes the formation and conservation of natural forests in properties used for agriculture and farmer purposes.

As of June 30, 2007, we owned land reserves in excess of 329,828 hectares, which is located in under-utilized areas where agricultural production is not yet fully developed. We believe that technological tools are available to improve the productivity of such land and enhance its long-term value. However, existing or future environmental regulations may prevent us from completely developing our land reserves, requiring us to maintain a portion of such land as unproductive land reserves.

In accordance with legislative requirements, we have applied for approval to develop certain parts of our land reserves, to the extent allowed. We cannot assure you that current or future development applications will be approved, and if so, to what extent we will be allowed to develop our land reserves. We intend to use genetically modified organisms in our agricultural activities. In Argentina, the cultivation of genetically modified organisms is subject to special laws and regulations and specific authorizations.

Property and Transfer Taxes

Value Added Tax. Under Argentine law, the sale of cattle and grains are taxable at a rate equal to 10.5% of the sale price. The sale of milk is taxable at a rate equal to 21%. The sale of land is not taxable.

Gross Sales Tax. A local transfer tax is imposed on the sale price of cattle, grains and milk at a general rate of 1%. In some provinces the sale of primary goods is not taxable.

Stamp Tax. This is a local tax that 23 provinces and the City of Buenos Aires collect based on similar rules regarding subject matter, tax base and rates. In general, this tax is levied on acts validated by documents, (e.g. acts related to the constitution, transmission, or expiration of rights, contracts, contracts for sales of stock and company shares, public deeds relating to real property, etc.).

In the City of Buenos Aires (federal district) the stamp tax only applies to public deeds for the transfer of real estate, or for any other contract whereby the ownership of real property is transferred and commercial leases. The purchase and sale of real estate through public deed is not taxable if the real estate will be used for housing. In the City of Buenos Aires the tax rate is 2.5%. In the Province of Buenos Aires, the tax rate is 3% for public deeds of transfer of real property.

Subsidiaries and Affiliated Companies

The following table includes a description of our subsidiaries and affiliated companies, all of which are organized under the laws of Argentina, as of June 30, 2007:

Subsidiaries	Effective Ownership Percentage	Property/Activity
Inversiones Ganaderas S.A.	99.99%	This company owns two farms located in the Province of Catamarca: “Tali Sumaj” and “El Recreo”.

Agropecuaria Cervera S.A.	99.99%	This company has the concession for the start-up of production pertaining to a comprehensive biological, economic and social development project in various properties located in the Department of Anta, in the Province of Salta, and it is duly authorized to implement a large-scale project covering agricultural, cattle breeding and forestry activities.

Cactus Argentina S.A.	24.00%	This company represents our strategic alliance with Cactus Feeders Inc. for feed lot production. It owns a 170-hectare farm located in the district of Villa Mercedes in the Province of San Luis. It will have the capacity to support 75,000 head of beef cattle per year, in cycles of approximately 28,000 head each.

Agro-Uranga S.A.	35.72%	An agriculture, dairy and beef cattle company which owns two farms (“Las Playas” and “San Nicolás”) covering 8,299 hectares in the provinces of Santa Fe and Córdoba, and approximately 1,642 beef cattle head.

Futuros y Opciones.Com S.A.	70.00%	A leading agricultural web site which provides information about markets and services of economic and financial consulting through the Internet. The company has begun to expand the range of commercial services offered to the agricultural sector by developing direct sales of supplies, grain brokerage services and beef cattle operations.

IRSA Inversiones y Representaciones Sociedad Anónima	25.01%	It is a leading Argentine company devoted to the development and management of real estate.

BrasilAgro Companhia Brasileira de Propiedades Agrícolas	7.40%	BrasilAgro is mainly involved in four areas: sugar cane, grains and cotton, forestry activities, and livestock.

Exportaciones Agroindustriales Argentinas S.A.	0.57%	Exportaciones Agroindustriales Argentinas S.A. (EAASA) a company that owns a cold storage plant in Santa Rosa, Province of La Pampa, with capacity to slaughter and process approximately 9,500 cattle head per month.

Property, Plant and Equipment

Overview of Properties

The following table sets forth our properties’ size (in hectares), primary current use and book value. The market value of farmland is generally higher the closer a farm is located to Buenos Aires:

	Owned Farms at June 30, 2007
	Province	Gross Size (in hectares)	Date of Acquisition	Primary Current Use	Net carrying value (Ps. millions)(1)	Encumbrances (Ps. million)
“La Adela”	Buenos Aires	1,054	Original	Crop	8.5	—
“La Juanita”	Buenos Aires	4,302	Jan. ‘96	Crop/Milk	14.1	—
“San Pedro”	Entre Ríos	6,022	Sep.’05	Crop/Beef Cattle	46.4	Mortgage 4.5
“Las Vertientes”	Córdoba	4	—	Silo	0.7	—
“La Esmeralda”	Santa Fe	11,841	Jun. ‘98	Crop/Beef Cattle	12.9	—
“La Suiza”	Chaco	41,993	Jun. ‘98	Beef Cattle	28.5	—
“Santa Bárbara”/”Gramilla”	San Luis	7,052	Nov. ‘97	Crops under irrigation	19.5	—
“Cactus” (2)	San Luis	41	Dec. ‘97	Feed lot	0.7	—
“Tali Sumaj” / “El Recreo”(3)	Catamarca	26,922	May. ‘95	Beef Cattle/ Natural Woodlands	5.7	—
“Los Pozos”	Salta	247,484	May ‘95	Beef Cattle/Crop/Natural Woodlands	38.5	—
“El Invierno”	La Pampa	1,946	Jun. ‘05	Crop	9.2	—
“San Nicolás”/”Las Playas”(4)	Sta.Fe/Cba.	2,965	May. ‘97	Crop/Beef Cattle	12.8	—
“El Tigre”	La Pampa	8,365	Apr.’03	Crop/Milk	33.8	—
“8 de Julio”	Santa Cruz	90,000	May. ‘07	Natural Woodlands	7.8	—

Total		449,991			239.1

(1)	Acquisition costs plus improvements and furniture necessary for the production, less depreciation.
(2)	Hectares and carrying amount in proportion to our 24.0% interest in Cactus Argentina S.A.
(3)	Hectares and carrying amount in proportion to our 99.99% interest in Inversiones Ganaderas S.A.
(4)	Hectares and carrying amount in proportion to our 35.723% interest in Agro-Uranga S.A.

Research and Developments

Investments in technology were Ps.11.6 million, Ps.22.9 million and Ps.11.2 million for the fiscal years 2007, 2006 and 2005 respectively. Total technology investments aimed at increasing the productivity of purchased land were Ps.116.2 million from fiscal year 1995.

The objectives within this area are reached through the implementation of national and international technological development projects focusing mainly on:

•	Quality and productivity improvement.

•	Increase in land appreciation value through the development of marginal areas.

•

Increase in the quality of food in order to achieve global food safety standards. We aim to implement and perform according to official and private quality protocols that allow us to comply with the requirements of our present and future clients. Regarding official regulations, in 2003 we implemented the Servicio Nacional de Sanidad y Calidad Agroalimentaria law on animal identification for livestock in six farms. Simultaneously, in 2004 we implemented EurepGap Protocols with the objective of complying with European Union food safety standards and as a mean for continuous improvement of the internal management and system production of our farms. Our challenge is to achieve global quality standards.

Employees

As of June 30, 2007, we had 363 employees, including the employees of Cresud, Inversiones Ganaderas S.A., Agropecuaria Cervera S.A. and Futuros y Opciones.Com, but not those of Agro-Uranga S.A. Approximately 61% are under collective labor agreements. We believe we have good relations with the union and our employees. We have never experienced a work stoppage or labor unrest. The following table shows our employees for the fiscal year ended June 30, 2007, 2006 and 2005.

	At June 30, 2007		At June 30, 2006		At June 30, 2005
Province	Permanent salaried	Temporary	Permanent salaried	Temporary	Permanent salaried	Temporary
Buenos Aires	112	6	99	4	93	2
Catamarca	8	1	12	4	11	1
Chaco	42	—	54	4	51	3
Córdoba	14	—	13	4	21	2
Entre Ríos	12	—	11	—	1	—
La Pampa	25	8	29	3	20	2
Salta	34	—	21	—	17	—
San Luis	20	—	39	3	31	5
Santa Fe	74	2	62	4	48	3
Santa Cruz	5	—	—	—	—	—
Total employees	346	17	340	26	293	18

Legal or arbitration proceedings

We are not engaged in any material litigation or arbitration and no material litigation or claim is known to us to be pending or threatened against us, other than those described below.

Inversiones Ganaderas S.A.’s legal or arbitration proceedings

The following, is a description of the material legal proceedings to which Inversiones Ganaderas S.A. (“IGSA”) is a party. IGSA is not engaged in any other material litigation or arbitration and no other material litigation or claim is known to IGSA to be pending or threatened against IGSA or its subsidiaries. Nevertheless, IGSA may be involved in other litigation from time to time in the ordinary course of business.

“Damages and Losses” lawsuit

Exagrind S.A. has filed a lawsuit against IGSA on claims for damages and losses produced by a fire in Estancia San Rafael, which is close to “Tali Sumaj,” Province of Catamarca. The fire took place on September 6, 2000. The estimated amount of the legal action is Ps.2.9 million at the date the claim was filed.

In turn, IGSA filed an extraordinary appeal with the High Court of the Province of Catamarca, requesting to be given the remainder term to answer the lawsuit, as at the time of revoking the first instance judge decision that postponed the terms to answer until a new notice was dispatched, such period had not yet expired. The management of IGSA is awaiting the decision of the High Court of the Province of Catamarca.

Additionally, in March 2007, under the request of Exagrind S.A., the court in charge of the case seized an inhibition of assets. In June 2007, that measure was removed and replace by an attachment on real estate.

IRSA’s and Alto Palermo’s legal or arbitration proceedings

The following is a description of certain material legal proceedings to which IRSA or its subsidiary Alto Palermo are a party. IRSA or Alto Palermo are not engaged in any other material litigation or arbitration and no other material litigation or claim is known to IRSA to be pending or threatened against IRSA, Alto Palermo or their subsidiaries. Nevertheless, IRSA or Alto Palermo may be involved in other litigation from time to time in the ordinary course of business.

Puerto Retiro

On November 18, 1997, in connection with IRSA’s acquisition of its subsidiary Inversora Bolívar (Perez Companc’s real estate subsidiary), IRSA indirectly acquired 35.2% of the capital stock of Puerto Retiro. Inversora Bolívar had purchased such shares of Puerto Retiro from Redona Investments Ltd. N.V. in 1996. In 1999, IRSA, through Inversora Bolívar, increased IRSA’s interest in Puerto Retiro to 50.0% of its capital stock.

On April 18, 2000, Puerto Retiro received notice of a complaint filed by the Argentine government, through the Ministry of Defense, seeking to extend the bankruptcy of Inversora Dársena Norte S.A. (“Indarsa”). Upon filing of the complaint, the bankruptcy court issued an order restraining the ability of Puerto Retiro to dispose of, in any manner, the real property it had purchased in 1993 from Tandanor S.A. (“Tandanor”). Puerto Retiro appealed the restraining order which was confirmed by the Court on December 14, 2000.

In 1991, Indarsa had purchased 90% of Tandanor, a formerly government owned company, which owned a large piece of land near Puerto Madero of approximately 8 hectares, divided into two spaces: Planta 1 and 2. After the purchase of Tandanor by Indarsa, in June 1993 Tandanor sold “Planta 1” to Puerto Retiro, for a sum of US$18 million pursuant to a valuation performed by J.L. Ramos, a well-known real estate brokerage firm in Argentina.

Indarsa failed to pay to the Argentine government the outstanding price for its purchase of the stock of Tandanor. As a result the Ministry of Defense, requested the bankruptcy of Indarsa. Since the only asset of Indarsa was its holding in Tandanor, the Argentine government is seeking to extend the bankruptcy to the companies or individuals which, according to its view, acted as a single economic group. In particular, the Argentine government has requested the extension of the bankruptcy to Puerto Retiro, which acquired Planta 1 from Tandanor.

The time for producing evidence in relation to these legal proceedings has expired. The parties have submitted their closing arguments and are awaiting a final judgment. However, the judge has delayed his decision until a final judgment in the criminal proceedings against the former Defense Minister and former directors of Indarsa has been delivered. We cannot give you any assurance that IRSA will prevail in this proceeding, and if the plaintiff’s claim is upheld by the courts, all of the assets of Puerto Retiro would likely be used to pay Indarsa’s debts and IRSA’s investment in Puerto Retiro, valued at Ps.54.9 million, as of June 30, 2007. As of June 30, 2007, IRSA had not established any reserve in respect of this contingency.

Llao Llao Holding S.A.

Llao Llao Holding S.A. purchased Hotel Llao Llao in November, 1997, from the Argentine National Parks Administration. Llao Llao Holding S.A., the predecessor of Llao Llao Resorts S.A., was sued in 1997 by National Parks Administration to collect the unpaid balance of the purchase price in Argentine sovereign debt securities amounting to US$2.9 million. The trial court ruled in favor of the plaintiff. The ruling was appealed, and the court of appeals confirmed the judgment ordering the payment of US$2.9 million in Argentine sovereign debt securities available at the date of the ruling, plus compensatory and punitive interest and attorneys’ fees. On March 2, 2004, IRSA deposited a payment of Ps.7.2 million with Banco de la Ciudad de Buenos Aires in favor of the National Parks Administration and deposited Argentine sovereign debt securities class FRB – FRB L+13/16 2005 having a total principal amount of US$4.1 million. The total amount deposited on that date was Ps.9.2 million.

On June 30, 2004, the plaintiff filed a brief rejecting IRSA’s payment as a partial payment and requesting the court to determine the term for the deposit of funds amounting to final payment of the total debt. The trial court pesified the outstanding sum of plaintiff’s credit to IRSA and the plaintiff appealed this decision. The court of appeals ruled in favor of the plaintiff maintaining the sum due was payable in U.S. dollars. IRSA have appealed this decision but the appellate court declared it inadmissible. IRSA appealed before the Federal Supreme Court and the final decision is still pending.

The plaintiff filed a petition requesting that the above mentioned deposit amount be transferred to a savings account. IRSA did not oppose this petition agreeing that its obligations would be cancelled upon such payment.

As of June 30, 2007 the plaintiff has not filed any petition to have the ruling enforced, nor has it furnished a report of the amount to be paid by IRSA and the amount to be paid remains undetermined.

As of June 30, 2007, IRSA had established a reserve in the amount of Ps.4.6 million which IRSA determined by calculating the difference between the amount claimed for compensatory and punitive interest (US$3.8 million) and the amount IRSA have deposited in favor of the National Parks Administration (Ps.7.2 million). In addition, as of such date IRSA had established an additional reserve of Ps.1.0 million to cover its possible liability for the fees of the plaintiff’s attorneys.

Legal issues with the City Hall of Neuquén

In June 2001 Shopping Neuquén requested that the City Hall of Neuquén allow it to transfer certain parcels of land to third parties so that each participant in the commercial development to be constructed would be able to build on its own land. The City Hall Executive Branch previously rejected this request under Decree No. 1437/2002 which also established the expiration of the rights arising from Ordinance 5178, including the loss of any improvement and expenses incurred. As a result, Shopping Neuquén had no right to claim indemnity charges and anulled its buy-sell land contracts.

Shopping Neuquén submitted a written appeal to this decision on January 21, 2003. It also sought permission to submit a revised schedule of time terms, taking account of the current situation and including reasonable short and medium term projections. The City Hall Executive Branch rejected this request in Decree 585/2003. Consequently, on June 25, 2003, Shopping Neuquén filed an “Administrative Procedural Action” with the High Court of Neuquén requesting, among other things, the annulment of Decrees 1,437/2002 and 585/2003 issued by the City Hall Executive Branch. On December 21, 2004, the High Court of Neuquén communicated its decision that the administrative procedural action that Shopping Neuquén had filed against the City Hall of Neuquén had expired. Shopping Neuquén filed an extraordinary appeal for the case to be sent to the Argentine Supreme Court, which is yet to be decided.

On December 13, 2006, Shopping Neuquén signed an agreement with both the City Hall and the Province of Neuquén stipulating a new timetable for construction of the commercial and housing enterprises (the “Agreement”). Also, Shopping Neuquén was permitted to transfer certain parcels to third parties so that each participant in the commercial development to be constructed would be able to build on its own land, with the exception of the land in which the shopping center will be constructed. The Legislative Council of the City Hall of Neuquén duly ratified the Agreement. The City Hall Executive Branch promulgated the ordinance issued on February 12, 2007.

The Agreement also provides that Shopping Neuquén will submit, within 120 days after the Agreement is signed, a new urban project draft with an adjustment of the environmental impact survey, together with a map of the property subdivision, which the City Hall of Neuquén will approve or disapprove within 30 days. If the project is approved, Shopping Neuquén will submit the final maps of the works to the City Hall within 150 days of this decision and construction must commence within a maximum period of 90 days thereafter. The first stage of construction (including minimum construction of 21,000 square meters of the shopping center and 10,000 square meters of the hypermarket) is expected to be completed within a maximum period of 22 months. The Agreement is conditional upon the City Hall declaring the feasibility of the draft project submitted, and upon the terms and conditions of this decision being accepted by Shopping Neuquen S.A. The City Hall of Neuquén reserves its right to rescind the Agreement and file the legal actions it deems pertinent if its conditions are contravened.

On March 28, 2007, Shopping Neuquén submitted the new project draft and revised environmental impact survey to the City Hall of Neuquén. On May 10, 2007, the City Hall of Neuquén, requested certain explanations and made recommendations for our consideration before issuing an opinion on the feasibility of the draft project. On July 17, 2007, Shopping Neuquén answered the City Hall’s requests and is currently waiting for the City Hall’s decision on the feasibility of the project.

Other Litigation

As of July 5, 2006, the AFIP filed a preliminary injunction with the Federal Court for Administrative Proceedings for an aggregate amount of Ps.3,689,485.5, plus an added amount, provisionally estimated, of

Ps.900,000 for legal fees and interest. The main dispute is about the capital gains tax due for admission rights. In the first instance, AFIP pleaded for a general restraining order. On November 29, 2006, the Federal Court issued an order substituting such restraining order for an attachment on the parcel of land located in Caballito neighborhood, City of Buenos Aires, where Alto Palermo is planning to develop a shopping center.

MANAGEMENT

Management

Appointment of the Senior Management

Our board of directors appoints and removes the senior management. Senior management performs its duties in accordance with the instructions of our board of directors. There are no arrangements by which a person is selected as a member of our senior management.

Information about Senior Management

The following table shows information about our current senior management designated by the board of directors meeting:

Name	Date of Birth	Position	Current Position Held Since
Eduardo S. Elsztain	01/26/1960	Chairman of the board of directors	1994
Alejandro G. Elsztain	03/31/1966	Chief executive officer	1994
Gabriel Blasi	11/22/1960	Chief financial officer	2004
Alejandro Bartolomé	12/09/1954	Chief production officer	1996
David A. Perednik	11/15/1957	Chief administrative officer	1997
José Luis Rinaldini	08/14/1963	Chief subsidiaries supervisor	1995
Alejandro Casaretto	10/15/1952	Chief real estate officer	2000
Carlos Blousson	09/21/1963	Chief sales officer	2000

The following is a biographical description of each of our senior managers who are not directors:

Gabriel Blasi. Mr. Blasi obtained a business administration degree and carried out post graduate studies in Finance at CEMA University (Universidad del CEMA, Centro de Estudios Macroeconómicos Argentinos) and at Austral University (IAE, Universidad Austral). He formerly worked as a senior securities trader at Citibank. He also performed several management positions related to investment banking and capital markets at Banco Río (BSCH) and was a financial director of Carrefour Group and Goyaique SACIFIA (Grupo Perez Companc). Currently, he also serves as chief financial director of IRSA and Alto Palermo.

Alejandro Bartolomé. Mr. Bartolomé obtained a degree in agriculture from University of Buenos Aires (Universidad de Buenos Aires) and a Master’s degree in Animal Production from University of Reading (England). He was treasurer of CREA Monte Buey Inriville and coordinator of the Dairy Group Santa Emilia from 1993 until 1996. He also worked as a farm manager and was associated to a farm management company called Administración Abelenda, Magrane, Anchorena.

José Luis Rinaldini. Mr. Rinaldini obtained a degree in agriculture from University of Buenos Aires (Universidad de Buenos Aires). He has worked for Inversiones Ganaderas S.A. and for an agriculture and forestry company in the production and marketing areas.

Alejandro Casaretto. Mr. Casaretto obtained a degree in agriculture from University of Buenos Aires (Universidad de Buenos Aires). He has been working as our Technical Manager, a farm manager and has been a technical coordinator since 1975.

Carlos Blousson. Mr. Blousson obtained a degree in agriculture from University of Buenos Aires (Universidad de Buenos Aires). He has been working as our Sales Officer since 1996. Prior to joining Cresud, he worked as a futures and options operator at Vanexva Bursátil –Sociedad de Bolsa-. Previously, he worked as a farm manager and a technical advisor at Leucon S.A.

Board of directors

We are managed by a board of directors, which consists of nine directors and three alternate directors. Each director and alternate director is elected by our shareholders at an annual ordinary meeting of shareholders for a three-year term, provided, however, that only one third of the board of directors is elected each year. The directors and alternate directors may be re-elected to serve on the board any number of times. There are no arrangements or understandings pursuant to which any director or person from senior managements is selected.

Our current board of directors was elected at shareholders’ meetings held on October 22, 2004, November 29, 2005 and October 31, 2006 for terms expiring in the years 2007, 2008 and 2009, as the case may be.

On November 31, 2006, Mrs. Susan Segal presented her resignation to the position of director, being at the moment nine directors and three alternate directors.

Our current directors are as follows:

Directors(1)	Date of Birth	Position in Cresud	Term Expires(2)	Date of Current Appointment	Current Position Held Since
Eduardo S. Elsztain	01/26/1960	Chairman	06/30/08	11/29/05	1994
Saúl Zang	12/30/1945	First vice- chairman	06/30/08	11/29/05	1994
Alejandro G. Elsztain	03/31/1966	Second vice- chairman and CEO	06/30/07	10/22/04	1994
Clarisa D. Lifsic	07/28/1962	Director	06/30/07	10/22/04	1994
Gabriel A.G. Reznik	11/18/1958	Director	06/30/09	10/31/06	2003
Jorge Oscar Fernández	01/08/1939	Director	06/30/09	10/31/06	2003
Fernando A. Elsztain	01/04/1961	Director	06/30/07	10/22/04	2004
David A. Perednik	11/15/1957	Director and chief administrative officer	06/30/07	10/22/04	2004
Pedro Damaso Labaqui Palacio	02/22/1943	Director	06/30/09	10/31/06	2006
Salvador D. Bergel	04/17/1932	Alternate director	06/30/08	11/29/05	1996
Juan C. Quintana Terán	06/11/1937	Alternate director	06/30/08	11/29/05	1994
Gastón A. Lernoud	06/04/1968	Alternate director	06/30/08	11/29/05	1999

(1)	The business address of our management is Cresud S.A.C.I.F.I. y A., Moreno 877, 23rd Floor, (C1091AAQ) Buenos Aires, Argentina.
(2)	Term expires at the annual ordinary shareholders meeting.

The following is a brief biographical description of each member of our board of directors:

Eduardo S. Elsztain. Mr. Elsztain studied Economic Sciences at University of Buenos Aires (Universidad de Buenos Aires). He has been engaged in the real estate business for more than twenty years. He is the chairman of the board of directors of IRSA, Alto Palermo, Shopping Alto Palermo S.A., Consultores Asset Management and BACS Banco de Crédito & Securitización among other companies. He is also vice-chairman of Banco Hipotecario, E-Commerce Latina S.A. and BrasilAgro among other companies. He is Fernando A. Elsztain’s cousin and Alejandro G. Elsztain’s brother.

Saúl Zang. Mr. Zang obtained a law degree from University of Buenos Aires (Universidad de Buenos Aires). He is a member of the International Bar Association (Asociación Internacional de Abogados) and the Interamerican Federation of Lawyers (Federación Interamericana de Abogados). He is a founding member of the law firm Zang, Bergel & Viñes. He is also first vice-chairman of the board of directors of IRSA and Shopping Alto Palermo S.A., and vice-chairman of Alto Palermo, Puerto Retiro and Fibesa; and director of Banco Hipotecario, Nuevas Fronteras S.A., Tarshop and Palermo Invest S.A.

Alejandro G. Elsztain. Mr. Elsztain obtained a degree in agricultural engineering from University of Buenos Aires (Universidad de Buenos Aires). He is chairman of Inversiones Ganaderas S.A. and Cactus Argentina. He is also second vice-chairman of IRSA and executive vice-chairman of Alto Palermo and Shopping Alto Palermo S.A. He is a member of the board of directors of Futuros y Opciones S.A. Mr. Alejandro G. Elsztain is the brother of our chairman, Eduardo S. Elsztain, and cousin of Fernando A. Elsztain.

Clarisa D. Lifsic. Mrs. Lifsic obtained a degree in Economic Sciences from University of Buenos Aires (Universidad de Buenos Aires) and she holds a Masters Degree in Sciences with management expertise from Massachusetts Institute of Technology. She has also held offices in research and financial analysis areas in the private sector since 1987. She currently is the chairman of the board of directors of Banco Hipotecario.

Gabriel A. G. Reznik. Mr. Reznik obtained a degree in Civil Engineering from University of Buenos Aires (Universidad de Buenos Aires). He worked for IRSA since 1992 until May 2005 at which time he resigned. He formerly worked for an independent construction company in Argentina. He is an alternate director of Puerto Retiro S.A., Tarshop S.A. and Fibesa, as well as member of the board of Banco Hipotecario, among others.

Jorge Oscar Fernández. Mr. Fernández obtained a degree in Economic Sciences from University of Buenos Aires (Universidad de Buenos Aires). He has performed professional activities at several banks, financial corporations, brokerage and insurance firms and other companies related to financial services. He is also involved in many industrial, commercial and professional institutions and associations.

Fernando A. Elsztain. Mr. Elsztain studied architecture at University of Buenos Aires (Universidad de Buenos Aires). He has been engaged in the real estate business as a consultant and as managing officer of a real estate company. He is chairman of the board of directors of Llao Llao Resorts S.A., Palermo Invest S.A. and Nuevas Fronteras S.A. He is also a director of IRSA, Alto Palermo, Shopping Alto Palermo, Hoteles Argentinos and Tarshop and alternate director of Banco Hipotecario and Puerto Retiro. He is the cousin of our director chief executive officer Alejandro Elsztain and of our chairman Eduardo S. Elsztain.

Pedro Damaso Labaqui Palacio. Mr. Labaqui obtained a law degree from University of Buenos Aires (Universidad de Buenos Aires). He is also director of Bapro Medios de Pago S.A., Permanent Syndic of Bayfe S.A. Fondos Comunes de Inversión, Member of the Supervisory Committee of the J. Minetti S.A., alternate Director of J. Minetti S.A., alternate Member of the Supervisory Committee of J.Minetti S.A.; and Director of REM Sociedad de Bolsa S.A.

David A. Perednik. Mr. Perednik obtained a degree in accounting from University of Buenos Aires (Universidad de Buenos Aires). He has worked for several companies such as Marifran Internacional S.A., a subsidiary of Louis Dreyfus Amateurs where he worked as Financial Manager from 1986 to 1997. He also worked as a Senior Consultant in the administration and systems department of Deloitte & Touche from 1983 to 1986. He is also chief administrative officer of IRSA and Alto Palermo.

Salvador D. Bergel. Mr. Bergel obtained a law degree and a PhD from Litoral University (Universidad Nacional del Litoral). He is a founding partner of Zang, Bergel & Viñes and a consultant at Repsol YPF S.A. He is also an alternate director of Alto Palermo.

Juan C. Quintana Terán. Mr. Quintana Terán obtained a law degree from University of Buenos Aires (Universidad de Buenos Aires). He is also a consultant at Zang, Bergel & Viñes law firm. He has been chairman and Judge of the National Commercial Court of Appeals of the City of Buenos Aires (Cámara Nacional de Apelaciones en lo Comercial). He is an alternate director of Alto Palermo.

Gastón Armando Lernoud. Mr. Lernoud obtained a law degree from El Salvador University (Universidad de El Salvador) in 1992. He obtained a Masters degree in Corporate Law in 1996 from Palermo University (Universidad de Palermo). He was a senior associated member of Zang, Bergel & Viñes law firm until June 2002, when he joined Cresud’s lawyers.

Employment contracts with our directors

We do not have written contracts with our directors. However, Mr. Eduardo Elsztain, Saúl Zang, Alejandro Elsztain, Fernando Elsztain, Clarisa Lifsic and David Perednik are employed by us under the Labor Contract Law No. 20.744. This law governs certain conditions of the labor relationship, including remuneration, protection of wages, hours of work, holidays, paid leave, maternity protection, minimum age requirements, protection of young workers and suspension and termination of the contract.

Supervisory Committee

Composition of the Supervisory Committee

Our Supervisory Committee is responsible for reviewing and supervising our administration and affairs, and verifying compliance with the bylaws and the decisions adopted at shareholders’ meetings. The members of the Supervisory Committee are appointed at the annual general ordinary shareholders’ meeting for a term of one year. The Supervisory Committee is composed of three members and three alternate members.

Information about Members of the Supervisory Committee

The following table shows information about the members of our Supervisory Committee, who were elected in the annual general ordinary shareholders’ meeting which was held on October 31, 2006:

Member	Date of Birth (m/d/y)	Position
José Daniel Abelovich	07/20/1956	Member
Marcelo Héctor Fuxman	11/30/1955	Member
Roberto Murmis	04/07/1959	Member
Alicia Rigueira	12/02/1951	Alternate member
Sergio Kolaczyk	11/28/1964	Alternate member
Silvia Cecilia De Feo	10/07/1958	Alternate member

Set forth below is a brief biographical description of each member of our Supervisory Committee:

José D. Abelovich. Mr. Abelovich obtained a degree in accounting from the University of Buenos Aires (Universidad de Buenos Aires). He is a founding member and partner of Abelovich, Polano & Asociados/SC International, a public accounting firm in Argentina. Formerly, he had been a manager of Harteneck, López y Cía/Coopers & Lybrand and has served as a senior advisor in Argentina for the United Nations and the World Bank. He is a member of the Supervisory Committees of Alto Palermo, Shopping Alto Palermo, Hoteles Argentinos, Inversora Bolívar and IRSA.

Marcelo H. Fuxman. Mr. Fuxman obtained a degree in accounting from the University of Buenos Aires (Universidad de Buenos Aires). He is a partner of Abelovich, Polano and Associates/SC International, a public accounting firm in Argentina. He is also a member of the Supervisory Committee of Alto Palermo, Shopping Alto Palermo, Inversora Bolívar and IRSA.

Roberto Murmis. Mr. Murmis holds a degree in accounting from the University of Buenos Aires (Universidad de Buenos Aires). Mr. Murmis is a partner at Abelovich, Polano & Asociados / SC International. Mr. Murmis worked as an advisor to the Secretaría de Ingresos Públicos. Furthermore, he is a member of the Supervisory Committee of Shopping Alto Palermo, Futuros y Opciones S.A., Llao Llao Resorts S.A. and IRSA.

Alicia Rigueira. Mrs. Rigueira holds a degree in accounting from the University of Buenos Aires. Since 1998 she has been a manager at Estudio Abelovich, Polano & Asociados, affiliated with SC International. From 1974 to 1998, Mrs. Rigueira has held various positions in the medium size business auditing and consulting departments of Estudio Harteneck, López y Cía, affiliated with Coopers & Lybrand. Mrs. Rigueira lectured at the Facultad de Ciencias Económicas de la Universidad de Lomas de Zamora.

Sergio Leonardo Kolaczyk. Mr. Kolaczyk obtained a degree in accounting from the University of Buenos Aires (Universidad de Buenos Aires). He is a professional of Abelovich, Polano & Asociados, a member firm of SC International. He is also an alternate member of the Supervisory Committee of Alto Palermo and IRSA.

Silvia De Feo. Mrs. De Feo obtained a degree in accounting from the University of Belgrano (Universidad de Belgrano). She is a manager at Abelovich, Polano & Asociados/ SC International, an accounting firm in Argentina and former manager at Harteneck, Lopez & Cía./Coopers & Lybrand. She is also a member of the Supervisory Committees of Shopping Alto Palermo, Inversora Bolivar, Baldovinos S.A. and IRSA.

Audit Committee

In accordance with the Regime of Transparency in Public Offerings provided by Decree No. 677/01, the regulations of the Comisión Nacional de Valores and Resolutions No. 400 and 402 of the Comisión Nacional de Valores, our board of directors established an audit committee which would focus on assisting the board in exercising its duty of care, compliance with disclosure requirements, the enforcement of accounting policies, management of our business risks, the management of our internal control systems, ethical conduct of our businesses, monitoring the sufficiency of our financial statements, our compliance with the laws, independence and capacity of independent auditors and performance of our internal audit duties both by our company and our external auditors.

On December 15, 2006, our board of directors appointed Jorge Oscar Fernández, Pedro Damaso Labaqui Palacio, and Gabriel Adolfo Reznik, all of them independent members, as members of the audit committee. The board of directors named Jorge Oscar Fernández as the financial expert in accordance with the relevant SEC rules. We have a fully independent audit committee as per the standard provided in Rule 10(A)-3(b)(1).

Share Ownership

The following tables set forth the amount and percentage of our shares beneficially owned by our directors, as of June 30, 2007.

		Share Ownership
Name	Position	Number of Shares		Percentage(*)
Eduardo S. Elsztain	Chairman	101,965,172	(1)	32.9%
Saúl Zang	First Vice-Chairman	43,000		0.01%
Alejandro G. Elsztain	Second vice-chairman / chief executive officer	20		<0.01%
Jorge Oscar Fernández	Director	2,700,000		0.9%

Senior Management
Alejandro Bartolomé	Chief production officer	10,000		<0.01%
Alejandro Casaretto	Chief real estate officer	50,000		0.02%

(1)	Includes (i) 101,459,172 common shares beneficially owned by Inversiones Financieras del Sur S.A., for which Mr. Eduardo S. Elsztain may be deemed beneficial owner by virtue of his voting power to control Inversiones Financieras del Sur S.A., (ii) 456,000 common shares beneficially owned by Dolphin Fund Plc., whose investment manager is a company beneficially owned by Eduardo Elsztain and (ii) 50.000 common shares owned directly by Eduardo S. Elsztain.

Compensation

Compensation of directors

Under Argentine law, if the compensation of the members of the board of directors is not established in the by-laws of the company, it should be determined by the shareholders’ meeting. The maximum amount of total compensation to the members of the board of directors, including compensation for technical or administrative permanent activities, cannot exceed 25% of the earnings of the company. That amount should be limited to 5% when there is no distribution of dividends to shareholders, and will be increased proportionally to the distribution. When one or more directors perform special commissions or technical or administrative activities, and there are no earnings to distribute, or they are reduced, the shareholders’ meeting may approve compensation in excess of the above-mentioned limits.

The compensation of our directors for each fiscal year is determined pursuant to Argentine law, and taking into consideration whether the directors performed technical or administrative activities and our fiscal year’s results. Once the amount is determined, they are considered at the shareholders’ meeting.

At our shareholders meeting held on October 31, 2006 the shareholders approved an aggregate compensation of Ps.1.62 million for all of our directors for the fiscal year ended June 30, 2006.

Compensation of Supervisory Committee

The shareholders meeting held on October 31, 2006, further approved unanimously not to pay any compensation to our Supervisory Committee.

Compensation of Senior Management

Our senior management is paid a fixed amount established by taking into consideration their background, capacity and experience and an annual bonus which varies according to their individual performance and our results.

The total and aggregate compensation of our senior management for the fiscal year ended June 30, 2007 was Ps.2.1 million.

As of June 30, 2007, we had set aside an aggregate amount of Ps.202,218 to provide pension, retirement or similar benefits for our directors and members of our administrative, supervisory and audit committees.

Compensation plan for executive management

During fiscal year 2007, we developed a special compensation plan for our key managers (the “Plan”) by means of contributions to be made by us and the employees.

Such Plan is directed to key managers and aims to retain them by increasing their total compensation package, granted to those who have met certain conditions. Participation and contributions under the Plan are voluntary. Once the invitation to participate has been accepted by the employee (the “Participant”), he/she is required to make two kinds of contributions: monthly contributions (salary based) and extraordinary contribution (annual bonus based). The suggested contribution to be made by Participants is: up to 2.5% of their monthly salary and up to 15.0% of their annual bonus.

This Plan is intended to improve the compensation benefits of the key management employees who are encouraged to increase his/her compensation package by getting an extraordinary reward at the end of the Plan for those who have met certain conditions mentioned below.

Our contribution will be 200% of the employees´ monthly contributions and 300% of the extraordinary employees’ contributions.

The funds arising out of the Participants’ contributions are transferred to a special independent vehicle created and located in Argentina as a Investment Fund approved by the Comisión Nacional de Valores. Such funds (including the rents derived thereof) are freely redeemable upon request of the Participants.

Contributions made by us under the Plan are transferred to another separate and independent vehicle (e.g., a trust fund).

Participants or their assignees, as the case may be, will have access to 100% of the benefits of the Plan (that is, our contributions made on Participants’ behalf to the specially created vehicle) under the following circumstances:

•	ordinary retirement in accordance with applicable labor regulations;

•	total or permanent incapacity or disability; and

•	death.

In case of resignation or termination without good cause, the manager will get the amounts arising out of our contribution only if he or she has participated in the Plan for at least 5 years.

As of June 30, 2007 our contributions amounted to Ps.0.14 million.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding ownership of our capital stock by each person known to us to own beneficially at least 5% of our common shares, Argentine pension funds and all our directors and officers as a group.

	Share Ownership as of June 30, 2007
Shareholder	Number of Shares	Percentage
IFISA(1)	101,459,172	32.8%
Jefferies & Company Inc (2)	29,898,404	9.7%
Fidelity Management & Research Co.(2)	24,370,000	7.9%
Directors and officers(3)	153,020	0.05%
Argentine pension funds in the aggregate(4)	11,550,778	3.7%

Total	167,431,374	54.15%

(1)	Mr. Eduardo S. Elsztain may be deemed beneficial owner of 32.8% of our total shares by virtue of his voting power to control Inversiones Financieras del Sur S.A.
(2)	According to the 13G filed with the SEC on February 14, 2007.
(3)	Includes the shares directly owned by Eduardo Elsztain.
(4)	Based on estimates from the Superintendency of AFJP (“Administradora de Fondos de Jubilaciones y Pensiones”). None of the pension funds individually own more than 3.7% of our common shares. The highest percentage owners of the shares are Met with approximately 0.8%, Consolidar with approximately 0.7%, Orígenes with approximately 0.6% and Nación with approximately 0.6%.

As of June 30, 2004, 2005, 2006 and 2007, IFISA owned 27.5%, 20.2%, 16.0% and 32,8%, respectively, of our total shares. The increase in the ownership from 2006 to 2007 was due to the conversion of Cresud’s Convertible Notes and Warrants that IFISA owned. IFISA has the same voting rights as our other shareholders.

IFISA, our largest shareholder and a company of which Eduardo Elsztain, our director, is the largest beneficial owner, has indicated that it intends to exercise all of its statutory preemptive rights and possibly some of its accretion rights in connection with this offering.

DESCRIPTION OF CAPITAL STOCK

Set forth below is certain information relating to our capital stock, including brief summaries of certain provisions of our bylaws, the Argentine corporate law and certain related laws and regulations of Argentina, all as in effect as at the date hereof. The following summary description of our capital stock does not purport to be complete and is qualified in its entirely by reference to our bylaws, the Argentine corporate law and the provisions of other applicable Argentine laws and regulations, including the Comisión Nacional de Valores and the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) rules.

Stock Exchanges in which our securities are listed

Our common shares are listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) under the trading symbol “CRES” and NASDAQ under the trading symbol “CRESY.” As of June 30, 2007 our authorized capital stock consists of 309,576,220 common shares, Ps.1.00 par value per share.

As of June 30, 2007, our outstanding capital stock consisted of 309,576,220 common shares. As of that date (1) we had no other shares of any class or series issued and outstanding and (2) we had 2,802,502 convertible Notes and 3,106,252 warrants outstanding. Our common shares have one vote per share. All outstanding shares of the common shares are validly issued, fully paid and non assessable. As of June 30, 2007, there were approximately 948 holders of all of our common shares.

As of June 30, 2007, our 8% convertible notes due 2007 were outstanding in an aggregate principal amount of US$2.80 million. These convertible notes are convertible, at any time at the option of the holder thereof, into our common shares at a conversion ratio of US$0.5078 principal amount equal to one common share. In addition, the convertible notes contain a warrant that allows holders to acquire 1.9693 shares of par value Ps.0.1 per share at a price of US$0.6093 each per convertible note. As of August 29, 2007, the price for our common shares on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) was Ps.6.35 per common share, so on that date holders of our convertible notes were entitled to acquire common shares through conversion at a price per share below the price for such common shares on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires). To the extent that the conversion ratio in our convertible notes remains “in the money,” we expect all such notes to be converted into common shares. If all such convertible notes are in fact converted and in consequence all warrants are exercised, as we currently expect, we will issue an additional 11,635,985 common shares in satisfaction of such conversion rights and warrants exercise.

General

The number of issued shares has increased over the past three years due to ongoing conversions of our Convertible Notes. In 2005, 2006 and 2007 12,251,760, 57,819,970 and 88,971,671 new shares were issued, respectively.

Shareholders’ rights in an Argentine stock corporation are governed by its bylaws and by the Argentine Corporation Law No. 19,550. All provisions of the Argentine Companies Law take precedence over any contrary provision in a corporation’s bylaws.

The Argentine securities markets are principally regulated by the Comisión Nacional de Valores under Resolución General Nº 368/2001 as amended, the Public Offering of Securities Law Nº 17,811, the Negotiable Obligations Law Nº 23,576, Decree 677/2001 and the Argentine Corporation Law No. 19,550. These laws govern disclosure requirements, restriction on insider trading, price manipulation and protection of minority investors.

Corporate Purpose

Our legal name is Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria. We were incorporated under the laws of Argentina on December 31, 1936 as a sociedad anónima (stock corporation) and were registered with Public Registry of Commerce on February 19, 1937 under number 26, on page 2, book 45 of National by-laws Volume. Pursuant to our by-laws, our term of duration expires on July 6, 2082.

Pursuant to article 4 of our by-laws our purpose is to perform the following activities:

•	Commercial activities with respect to cattle and products pertaining to farming and animal husbandry;

•	Real estate activities with respect to urban and rural properties;

•	Financial activities, except for those regulated by Law No. 21,526 of financial entities;

•	Farming and animal husbandry activities, for properties owned by us or by third parties; and

•	Agency and advice activities for which there is not required a specific qualifying title.

Limited liability

Shareholders’ liability for losses are limited to their shareholdings in the Company. Notwithstanding the foregoing, under the Argentine Corporation Law No. 19,550, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine law or a company’s by-laws (or regulation, if any) my be held jointly and severally liable for damages to such company, other shareholders or third parties resulting from such resolution. In addition, a shareholder who votes on a business transaction in which the shareholder’s interest conflicts with that of the Company may be liable for damages under the Argentine companies’ law, but only if the transaction would not have been validly approved without such shareholder’s vote.

Capitalization

We may increase our share capital upon authorization by our shareholders at an ordinary shareholders’ meeting. Capital increases must be registered with the Argentine public business, registry referred to as the Argentine public business, registry referred to as the Registro Publico de Comercio, and published in the Boletín Oficial. Capital reductions may be voluntary or mandatory and must be approved by the shareholders at a special shareholders’ meeting (asamblea extraordinaria). Reductions in capital are mandatory when losses have depleted reserves and exceed 50% of capital. At June 30, 2007 our share capital consisted of 309,576,220 common shares.

Our bylaws provide that preferred stock may be issued when authorized by the shareholders at a special shareholders’ meeting (asamblea extraordinaria) and in accordance with applicable regulations. Such preferred stock may have a fixed cumulative dividend, with or without additional participation in our profits, resolved by the shareholders’ meetings. Our company currently has no outstanding preferred stock.

Preemptive Rights and Increases of Share Capital

Pursuant to our by-laws and Argentine Corporation Law No. 19,550, in the event of an increase in our share capital, each of our existing holders of our common shares has a preemptive right to subscribe for new common shares in proportion to such holder’s share ownership pursuant to our by-laws and the Argentine Corporation Law No. 19,550. For any shares of a class not preempted by any holder of that class, the remaining holders of the class will be entitled to accretion rights based on the number of shares they purchased when they exercised their own preemptive rights. Rights and accretion rights must be exercised simultaneously within 30 days following the time in which notices to the shareholders of a capital increase and of the rights to subscribe thereto are published for three days in the Boletín Oficial and a widely circulated newspaper in Argentina. Pursuant to the Argentine Companies Law, such 30-day period may be reduced to 10 days by a decision of our shareholders adopted at a special shareholders’ meeting (asamblea extraordinaria).

Additionally, the Argentine Companies Law permits shareholders at a special shareholders’ meeting (asamblea extraordinaria) to suspend or limit the preemptive rights relating to the issuance of new shares in specific and exceptional cases in which the interest of our company requires such action and, additionally, under the following specific conditions:

•	the issuance is expressly included in the list of matters to be addressed at the shareholders’ meeting; and

•	the shares to be issued are to be paid in-kind or in exchange for payment under pre-existing obligations.

Furthermore, Article 12 of the Negotiable Obligations Law permits shareholders at a special shareholders’ meeting (asamblea extraordinaria) to suspend preemptive subscription rights for the subscription of convertible bonds under the above-mentioned conditions. Preemptive rights may also be eliminated, so long as a resolution providing so has been approved by at least 50% of the outstanding capital stock with a right to decide such matters and so long as the opposition to such resolution does not surpass 5% of the share capital.

Shareholders’ Meetings and Voting Rights

Our bylaws provide that shareholders’ meetings may be called by our board of directors or by our Supervisory Committee or at the request of the holders of shares representing no less than 5% of the common shares. Any meetings called at the request of shareholders must be held within 30 days after the request is made. Any shareholder may appoint any person as its duly authorized representative at a shareholders meeting, by granting a proxy. Co-owners of shares must have single representation.

In general, the following matters can be considered only at a special shareholders’ meeting (asamblea extraordinaria):

•	matters that may not be approved at an ordinary shareholders’ meeting;

•	the amendment of our bylaws;

•	reductions in our share capital;

•	redemption, reimbursement and amortization of our shares;

•	mergers, and other corporate changes, including dissolution and winding-up;

•	limitations or suspensions to preemptive rights to the subscription of the new shares; and

•	issuance of debentures, convertible negotiable obligations and bonds that not qualify as notes (obligaciones negociables).

In accordance with our by-laws, ordinary and special shareholders’ meetings (asamblea extraordinaria) are subject to a first and second quorum call, the second to occur upon the failure of the first. The first and second notice of ordinary shareholders’ meetings may be made simultaneously. In the event that both are made on the same day, the second must occur at least one hour after the first. If simultaneous notice was not given, the second notice must be given within 30 days after the failure to reach quorum at the first. Such notices must be given in compliance with applicable regulations.

A quorum for an ordinary shareholders’ meeting on the first call requires the presence of a number of shareholders holding a majority of the shares entitled to vote and, on the second call, the quorum consists of the number of shareholders present, whatever that number. Decisions at ordinary shareholders’ meetings must be approved by a majority of the votes validly exercised by the shareholders.

A quorum for an special shareholders’ meeting (asamblea extraordinaria) on the first call requires the presence of persons holding 60% of the shares entitled to vote and, on the second call, the quorum consists of the number of shareholders present, whatever that number. Decisions at special shareholders’ meeting (asamblea extraordinaria) generally must be approved by a majority of the votes validly exercised.

However, pursuant to the Argentine Companies Law, all shareholders’ meetings, whether convened on a first or second quorum call, require the affirmative vote of the majority of shares with right to vote in order to approve the following decisions:

•	advanced winding-up of the company;

•	transfer of the domicile of the company outside of Argentina;

•	fundamental change to the purpose of the company;

•	total or partial mandatory repayment by the shareholders of the paid-in capital; and

•	a merger or a spin-off, when our company will not be the surviving company.

Holders of common shares are entitled to one vote per share. Owners of common shares represented by ADRs exercise their voting rights through the ADR Depositary, who acts upon instructions received from such shareholders and, in the absence of instructions, votes in the same manner as our majority of the shareholders present in the shareholders’ meeting.

The holders of preferred stock are not entitled to voting rights. However, in the event that no dividends are paid to such holders for their preferred stock, the holders of preferred stock are entitled to voting rights. Holders of preferred stock are also entitled to vote on certain special matters, such as a transformation of the corporate type, early dissolution, change to a foreign domicile, fundamental change in the corporate purposes, total or partial replacement of capital losses, mergers in which our company is not the surviving entity, and spin-offs. The same exemption will apply in the event the preferred stock is traded on any stock exchange and such trading is suspended or canceled.

Dividends and Liquidation Rights

The Argentine Companies Law establishes that the distribution and payment of dividends to shareholders is valid only if they result from realized and net earnings of the company pursuant to an annual balance sheet approved by the shareholders. Our board of directors submits our financial statements for the previous financial year, together with the reports of our Supervisory Committee, to the Annual Ordinary Shareholders’ Meeting. This meeting must be held by October 30 of each year to approve the financial statements and decide on the allocation of our net income for the year under review. The distribution, amount and payment of dividends, if any, must be approved by the affirmative vote of the majority of the present votes with right to vote at the meeting.

The shareholders’ meeting may authorize payment of dividends on a quarterly basis provided no applicable regulations are violated. In that case, all and each of the members of the board of directors and the supervisory committee will be jointly and severally unlimitedly liable for the refund of those dividends if, as of the end of the respective fiscal year, the realized and net earnings of the Company are not sufficient to allow the payment of dividends.

When we declare and pay dividends on the common shares, the holders of our ADRs, each representing the right to receive ten ordinary shares, outstanding on the corresponding registration date, are entitled to receive the dividends due on the common shares underlying the ADRs, subject to the terms of the Deposit Agreement dated March 18, 1997 executed by and between us, The Bank of New York, as depositary and the eventual holders of ADRs. The cash dividends are to be paid in Pesos and, except under certain circumstances, are to be converted by the Depositary into U.S. dollars at the exchange rate prevailing at the conversion date and are to be paid to the holders of the ADRs net of any applicable fee on the dividend distribution, costs and conversion expenses, taxes and public charges. Since January 2002 and due to the devaluation of the Peso, the exchange rate for the dividends will occur at a floating market rate.

Our dividend policy is proposed from time to time by our board of directors and is subject to shareholders’ approval at an ordinary shareholders’ meeting. Declarations of dividends are based upon our results of operations, financial condition, cash requirements and future prospects, as well as restrictions under debt obligations and other factors deemed relevant by our board of directors and our shareholders.

Dividends may be lawfully paid only out of our retained earnings determined by reference to the financial statements prepared in accordance with Argentine GAAP. In accordance with the Argentine Companies Law, net income is allocated in the following order: (i) 5% is retained in a legal reserve until the amount of such reserve equals 20% of the Company’s outstanding capital; (ii) dividends on preferred stock or common shares or other amounts may be retained as a voluntary reserve, contingency reserve or new account, or (iii) for any other purpose as determined by the Company’s shareholders at an ordinary shareholders’ meeting.

Our legal reserve is not available for distribution. Under the applicable regulations of the Comisión Nacional de Valores, dividends are distributed pro rata in accordance with the number of shares held by each holder within 30 days of being declared by the shareholders for cash dividends and within 90 days of approval in the case of dividends distributed as shares. The right to receive payment of dividends expires three years after the date on which they were made available to shareholders. The shareholders’ meeting may authorize payment of dividends on a quarterly basis provided no applicable regulations are violated. In such case, all and each of the members of the board of directors and the supervisory committee will be jointly and severally liable for the refund of those dividends if, at the end of the respective fiscal year, the realized and net earnings of the Company are not sufficient to allow for the payment of dividends.

In the event of liquidation, dissolution or winding-up of our company, our assets are

•	to be applied to satisfy its liabilities; and

•

to be proportionally distributed among holders of preferred stock in accordance with the terms of the preferred stock. If any surplus remains, our shareholders are entitled to receive and share proportionally in all net assets available for distribution to our shareholders, subject to the order of preference established by our bylaws.

Approval of Financial Statements

Our fiscal year ends on June 30 of each year, after which we prepare an annual report which is presented to our board of directors and Supervisory Committee. The board of directors submits our financial statements for the previous financial year, together with the reports of our Supervisory Committee, to the annual ordinary shareholders’ meeting, which must be held within 120 days of the close of our fiscal year, in order to approve our financial statements and determine our allocation of net income for such year. At least 20 days before the ordinary shareholders’ meeting, our annual report must be available for inspection at our principal office.

Right of Dissenting Shareholders to Exercise Their Appraisal Right

Whenever certain actions are approved at a special shareholders’ meeting (asamblea extraordinaria) (such as the approval of a merger, a spin-off (except when the shares of the acquired company are publicly traded), a fundamental change of corporate purpose, a transformation from one type of corporation to another, a transfer of the domicile of our company outside of Argentina or, as a result of the action approved, the shares cease to be publicly traded) any shareholder dissenting from the adoption of any such resolution may withdraw from our company and receive the book value per share determined on the basis of our latest financial statements, whether completed or to be completed, provided that the shareholder exercises its appraisal rights within ten days following the shareholders’ meeting at which the resolution was adopted.

In addition, to have appraisal rights, a shareholder must have voted against such resolution or act within 15 days following the shareholders’ meeting if the shareholder was absent and can prove that he was a shareholder of record on the day of the shareholders meeting. Appraisal rights are extinguished with respect to a given resolution if such resolution is subsequently overturned at another shareholders’ meeting held within 75 days of the previous meeting at which the original resolution was adopted. Payment on the appraisal rights must be made within one year of the date of the shareholders’ meeting at which the resolution was adopted, except where the resolution involved a decision that our stock cease to be publicly traded, in which case the payment period is reduced to 60 days from the date of the resolution.

Ownership Restrictions

The Comisión Nacional de Valores regulations require that transactions that cause a person’s holdings of capital stock of a registered Argentine company, to hold 5% or more of the voting power, should be immediately notified to the Comisión Nacional de Valores. Thereafter, every change in the holdings that represents a multiple of 5% of the voting power should also be notified.

Directors, senior managers, executive officers, members of the supervisory committee, and controlling shareholders of an Argentine company whose securities are publicly listed, should notify the

Comisión Nacional de Valores on a monthly basis, of their beneficial ownership of shares, debt securities, and call and put options related to securities of such companies and their controlling, controlled or affiliated companies.

In addition, the Comisión Nacional de Valores must be immediately notified of transactions which cause a person’s holdings of capital stock of an Argentine company whose securities are publicly listed to hold 5% or more of the voting power and of every change in the holdings of such person that represents a multiple of 5% of the voting power. Holders of more than 50% of the common shares of a company or who otherwise have voting control of a company, as well as directors, officers and members of the supervisory committee, must provide the Comisión Nacional de Valores with annual reports setting forth their holdings in the capital stock of such companies and monthly reports of any change in their holdings.

Tender Offers

Tender offers under Argentine law may be voluntary or mandatory. In either case, the offer must be made addressed to all shareholders. In the case of a mandatory tender offer, the offer must also be made to the holders of subscription rights, stock options or convertible debt securities that directly or indirectly may grant a subscription, acquisition or conversion right on voting shares.

Decree No. 677/2001 establishes that a person or entity wishing to acquire a “significant holding” (“participaciones significativas”) shall be required to launch a mandatory tender offer.

A mandatory tender offer will not be required in those cases in which the purpose of the acquisition of the “significant holding” is not to acquire the control of a company.

The Comisión Nacional de Valores defines a “significant holding” as holdings that represent an equal or a higher percentage than 35% and 51% of the voting shares as the case may be.

When a person or an entity intends to acquire more than 35% of the shares of a company, a mandatory tender offer to purchase 50% of the corporate voting capital is required by law.

If a person or an entity owns between 35% and 51% of the shares of a company, and wishes to increase its holdings by at least 6% within a 12 month period, a mandatory tender offer to acquire shares representing at least 10% of the voting capital will be legally required.

When a person or an entity wishes to acquire more than 51% of the shares of a company, a mandatory tender offer to acquire 100% of the voting capital will be legally required.

Finally, when a shareholder controls 95% or more of the outstanding shares of a company, (i) any minority shareholder may, at any time, demand that the controlling party make an offer to purchase all of the remaining shares of the minority shareholders and (ii) the controlling party can issue a unilateral statement of intention to acquire all of the remaining shares owned by the other stockholders.

Pursuant to the Argentine Companies Law we may redeem our outstanding common shares only under the following circumstances:

•	to cancel such shares and only after a decision to reduce our capital stock (with shareholder approval at a special shareholders’ meeting (asamblea extraordinaria));

•

to avoid significant damage to our company under exceptional circumstances, and then only using retained earnings or free reserves that have been fully paid, which action must be ratified at the following ordinary shareholders’ meeting; or

•	in the case of the acquisition by a third-party of our common shares.

The Public Offering of Securities Law provides for other circumstances under which our company, as a corporation whose shares are publicly listed, can repurchase our shares. The following are necessary conditions for the acquisition of our shares:

•	the shares to be acquired shall be fully paid,

•

there shall be a board of directors’ resolution containing a report of our supervisory committee or audit committee. Our board of director’s resolution must provide the purpose of the acquisition, the maximum amount to be invested, the maximum number of shares or the maximum percentage of capital that may be acquired and the maximum price to be paid for our shares. Our board of directors must give complete and detailed information to both shareholders and investors,

•

the purchase shall be carried out with net profits or with free or optional reserves, and we must prove to the Comisión Nacional de Valores that we have the necessary liquidity and that the acquisition will not affect our solvency,

•

under no circumstances may the shares acquired by our company, including those that may have been acquired before and held by us as treasury stock, be more than 10% of our capital stock or such lower percentage established by the Comisión Nacional de Valores after taking into account the trading volume of our shares.

Any shares acquired by us that exceed 10% of our capital stock must be disposed of within 90 days from the date of acquisition originating the excess without prejudice of the liability corresponding to our board of directors.

Transactions relating to the acquisition of our own shares may be carried out through open market transactions or through a public offering:

•	in the case of acquisitions in the open market, the amount of shares purchased daily cannot exceed 25% of the mean daily traded volume of our shares during the previous 90 days.

•

in either case, the Comisión Nacional de Valores can require that the acquisition be carried out through a public offering if the shares to be purchased represent a significant percentage in relation to the mean traded volume.

General Resolution No. 368/2001 of the Comisión Nacional de Valores as amended, provides general requirements that any company must comply with in the case of the acquisition of its shares under the Corporations Law or under the Public Offering of Securities Law. The acquisition of its shares by a company must be:

•	approved by a resolution of the board of directors with a report of its supervisory committee,

•

notice must be given to the Comisión Nacional de Valores and the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), and notice must be published in the Boletín of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) or in a widely circulated newspaper in Argentina,

•	be carried out with net profits or free reserves from the last financial statements and approved by the board of directors,

•	the board of directors has to prove to the Comisión Nacional de Valores, that the company has the necessary liquidity and that the acquisition does not affect its solvency.

•	all shares acquired by the company, including those that may have been acquired before and held by it as treasury stock, may not exceed 10% of its capital stock.

There are no legal limitations to ownership of our securities or to the exercise of voting rights pursuant to the ownership of our securities, by non-resident or foreign shareholders.

Registrations and Transfers

Our common shares are held in registered, book-entry form. The registry for our shares is maintained by Caja de Valores S.A. at its executive offices located at 25 de mayo 362, (C1002ABH) Buenos Aires, Argentina. Only those persons whose names appear on such share registry are recognized as owners of our common shares. Transfers, encumbrances and liens on our shares must be registered in our share registry and are only enforceable against us and third parties from the moment registration takes place.

Compliance with NASDAQ listing standards on corporate governance

Cresud corporate governance practices are governed by the applicable Argentine law; particularly, the Argentine Corporation Law No. 19,550, Decree No. 677/2001 and the Standards of the Comisión Nacional de Valores, as well as by its corporate by-laws.

Cresud has securities that are registered with the Securities and Exchange Commission and are listed on the NASDAQ, and is therefore subject to corporate governance requirements applicable to NASDAQ-listed non-US companies (a “NASDAQ-listed” company).

Pursuant to Nasdaq Marketplace Rule 4350(a), NASDAQ-listed non-US companies that are categorized as “Foreign Private Issuers” and may follow home country corporate governance practice in lieu of the requirements of Rule 4350, provided that the foreign private issuer complies with certain mandatory sections of Rule 4350, discloses each requirement of Rule 4350 that it does not follow and describes the home country practice followed in lieu of such requirement.

The requirements of Rule 4,350 and the Argentine corporate governance practice that we follow in lieu thereof are described below:

NASDAQ Standards for US companies	CRESUD’S CORPORATE PRACTICES
Rule 4350(b)(1)(A) – Distribution of Annual and Interim Reports.	In lieu of the requirements of Rule 4350(b)(1)(A), we follow Argentine law, which requires that companies issue publicly a Spanish language annual report, including annual audited consolidated financial statements prepared in accordance with generally accepted accounting principles in Argentina, by filing such annual report with the Comisión Nacional de Valores and the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), within 70 calendar days following the close of our fiscal year. Interim reports must be filed with the Comisión Nacional de Valores and the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) within 42 calendar days following the close of each fiscal quarter. The Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) publishes the annual reports and interim reports in the Buenos Aires Stock Market Bulletin and makes the bulletin available for inspection at its offices. In addition, we provide our shareholders of annual and interim financial reports upon such shareholders’ request. English language translations of our annual reports and interim reports are filed with the SEC on Form 20-F and Form 6K, respectively. We also send the English language translation of our annual report and quarterly press releases related to the interim financial and operating results to the Comisión Nacional de Valores which posts them on its website. Furthermore, under the terms of the Deposit Agreement, dated as of March 18, 1997, among us, The Bank of New York, as depositary, and owners of ADSs issued thereunder, we are required to furnish The Bank of New York with, among other things, English language translations of our annual reports. Annual reports are available for inspection by ADR holders at the offices of The Bank of New York located at, 101 Barclay Street, 22nd Floor, New York, New York. Finally, Argentine law requires that 20 calendar days before the date of a shareholders’ meeting, the board of directors must provide to our shareholders, at our

NASDAQ Standards for US companies	CRESUD’S CORPORATE PRACTICES
executive office or through electronic means, all information relevant to the shareholders’ meeting, including copies of any documents to be considered by the shareholders (which includes the annual report).

Rule 4350I(1) – Majority of Independent Directors.	In lieu of the requirements of Rule 4350I(1), we follow Argentine law which does not require that a majority of the board of directors be comprised of independent directors. Argentine law instead requires that public companies in Argentina must have a sufficient number of independent directors to be able to form an audit committee of at least three members, the majority of which must be independent pursuant to the criteria established by the Comisión Nacional de Valores.

Rule 4350I(2) – Executive Sessions of the board of directors.	In lieu of the requirements of Rule 4350I(2), we follow Argentine law which does not require independent directors to hold regularly scheduled meetings at which only such independent directors are present (i.e., executive sessions). Our board of directors as a whole is responsible for monitoring our affairs. In addition, under Argentine law, the board of directors may approve the delegation of specific responsibilities to designated directors or non-director managers. Also, it is mandatory for public companies to form a supervisory committee (composed of “syndics”) which is responsible for monitoring our legal compliance under Argentine law and compliance with our by-laws. Finally, our audit committee has regularly scheduled meetings and, as such, such meetings will serve a substantially similar purpose as executive sessions.

Rule 4350I(3) – Compensation of Officers.	In lieu of the requirements of Rule 4350I(3), we follow Argentine law which does not require companies to form a compensation committee comprised solely of independent directors. For the determination of the compensation of the chief executive officer and all other executive officers no decision of a majority of independent directors or a compensation committee comprised solely of independent directors is required under Argentine law. Under Argentine law, the board of directors is the corporate body responsible for determining the compensation of the chief executive officer and all other executive officers, so long as they are not directors. In addition, under Argentine law, the audit committee shall give its opinion about the reasonableness of management’s proposals on fees and option plans for our directors or managers.

Rule 4350I(4) – Nomination of directors.	In lieu of the requirements of Rule 4350I(4), we follow Argentine law which requires that directors be nominated directly by the shareholders at the shareholders’ meeting and that they be selected and recommended by the shareholders themselves. Under Argentine law, it is the responsibility of the ordinary shareholders’ meeting to appoint and remove directors and to set their compensation.

NASDAQ Standards for US companies	CRESUD’S CORPORATE PRACTICES
Rule 4350(d)(1) – Audit Committee Charter.	In lieu of the requirements of Rule 4350(d)(1), we follow Argentine law which requires that audit committees have a charter but does not require that companies certify as to the adoption of the charter nor does it require an annual review and assessment thereof. Argentine law instead requires that companies prepare a proposed plan or course of action with respect to those matters which are the responsibility of our audit committee. Such plan or course of action could, at the discretion of our audit committee, include a review and assessment of the audit committee charter. We believe that we are in compliance with the requirements for audit committee charters provided for in the Sarbanes Oxley Act.

Rule 4350(d)(2) – Audit Committee Composition.	Argentine law does not require that companies have an audit committee comprised solely of independent directors and it is equally not customary business practice in Argentina to have such a committee. Argentine law instead requires that companies establish an audit committee with at least three members comprised of a majority of independent directors as defined by Argentine law. Nonetheless, although not required by Argentine law, we have a three member audit committee comprised of entirely independent directors, as independence is defined in Rule 10(A)-3(b)(1), one of which the Board has determined to be an audit committee financial expert. In addition, we have a supervisory committee composed of three ‘syndics’ which are in charge of monitoring the legality, under Argentine law, of the actions of our board of directors and the conformity of such actions with our by-laws.

Rule 4350(f) – Quorum.	In lieu of the requirements of Rule 4350(f), we follow Argentine law and our by-laws, which distinguish between ordinary meetings and extraordinary meetings and require, in connection with ordinary meetings, that a quorum consist of a majority of stock entitled to vote. If no quorum is present at the first meeting, a second meeting may be called at which the shareholders present, whatever their number, constitute a quorum and resolutions may be adopted by an absolute majority of the votes present. Argentine law, and our by-laws, require in connection with extraordinary meetings, that a quorum consist of 60% of the stock entitled to vote. However, if such quorum is not present at the first meeting, our by-laws provide that a second meeting may be called which may be held with the number of shareholders present. In both ordinary and extraordinary meetings, decisions are adopted by an absolute majority of votes present at the meeting, except for certain fundamental matters (such as mergers and spin-offs (when we are not the surviving entity and the surviving entity is not listed on any stock exchange), anticipated liquidation, change in its domicile outside of Argentina, total or partial recapitalization of its statutory capital following a loss, any transformation in our corporate legal form or a substantial change in our corporate purpose, or the issue of bonds) which require an approval by vote of the majority of all the stock entitled to vote (all stock being entitled to only one vote).

NASDAQ Standards for US companies	CRESUD’S CORPORATE PRACTICES
Rule 4350(g) – Solicitation of Proxies.	In lieu of the requirements of Rule 4350(g), we follow Argentine law which requires that notices of shareholders’ meetings be published, for five consecutive days, in the Official Gazette and in a widely circulated newspaper in Argentina no earlier than 45 calendar days prior to the meeting and at least 20 calendar days prior to such meeting. In order to attend a meeting and be listed on the meeting registry, shareholders are required to submit evidence of their book-entry share account held at Caja de Valores up to three business days prior to the scheduled meeting date. If entitled to attend the meeting, a shareholder may be represented by proxy (properly executed and delivered with a certified signature) granted to any other person, with the exception of a director, syndic, member of the supervisory committee, manager or employee of the issuer, which are prohibited by Argentine law from acting as proxies. In addition, our American Depositary Shares holders receive, prior to the shareholders’ meeting, a notice listing the matters on the agenda, a copy of the annual report and a voting card.

Rule 4350(h) – Conflicts of Interest	In lieu of the requirements of Rule 4350(h), we follow Argentine law which requires that related party transactions be approved by the audit committee when the transaction exceeds one percent (1%) of the corporation’s net worth, measured pursuant to the last audited balance sheet, so long as the relevant transaction exceeds the equivalent of three hundred thousand Argentine Pesos (Ps.300,000). Directors can contract with the corporation only on terms consistent with prevailing market terms. If the contract is not in accordance with prevailing market terms, such transaction must be pre-approved by the board of directors (excluding the interested director). In addition, under Argentine law, a shareholder is required to abstain from voting on a business transaction in which its interests may be in conflict with the interests of the company. In the event such shareholder votes on such business transaction and such business transaction would not have been approved without such shareholder’s vote, such shareholder may be liable to the company for damages and the resolution may be declared void.

DESCRIPTION OF THE AMERICAN DEPOSITARY RECEIPTS

Description of American depositary receipts

The following is a summary of certain provisions of the deposit agreement dated as of March 18, 1997 among us, the ADS depositary, all owners and holders from time to time of ADRs issued under the deposit agreement. Such summary does not purport to be complete and is qualified in its entirety by reference to the form of deposit agreement, incorporated as an exhibit to our Form 20-F, Registration Number 333-06548 as filed with the Securities and Exchange Commission. Copies of the deposit agreement are also available for inspection at the principal office of the ADS depositary, currently located at 101 Barclay Street, 22nd Floor West, New York, New York 10286. Terms used in this prospectus and not otherwise defined shall have the respective meanings set forth in the deposit agreement.

American depositary shares

ADRs evidencing ADSs are issuable by the ADS depositary pursuant to the deposit agreement. One ADS represents the right to receive ten common shares. The shares represented by ADSs will be deposited with the Caja de Valores for the account of The Bank of New York S.A., as custodian and agent of the ADS depositary in Argentina. An ADR may evidence any number of ADSs and represents all other securities, property and cash received in respect of shares in accordance with the deposit agreement. Only persons in whose names ADRs are registered on the books of the ADS depositary will be treated by us as owners and holders of ADRs.

Deposit and Withdrawal of shares and Issuance of ADRs

Subject to the terms and conditions of the deposit agreement, the ADS depositary has agreed that upon deposit with the custodian of our common shares by delivery of certificates of such shares to the custodian, by electronic transfer of such shares to the account maintained by the custodian, or delivery to the custodian of evidence, reasonably satisfactory to the custodian that irrevocable instructions have been given to cause such shares to be transferred to such account, together with appropriate issuance instructions and instruments of transfer or endorsement, satisfaction of all laws and regulations, payments of the fees and expenses of the ADS depositary and the certifications referred to below, and subject to the terms of the deposit agreement, the ADS depositary will execute and deliver at the ADS depositary’s principal corporate trust office, to the person or persons certified entitled thereto, an ADR or ADRs evidencing the number of ADSs issuable in respect of such deposit.

Upon surrender of ADRs at the principal corporate trust office of the ADS depositary, and upon payment of the fees, taxes and governmental charges specified in the deposit agreement, subject to the terms and conditions of the deposit agreement, our corporate charter and deposited securities (as defined below) and Argentine laws and regulations, owners are entitled to electronic delivery through the Caja de Valores or, if available, to physical delivery at the office of the custodian in Buenos Aires or the principal corporate trust office of the ADS depositary of the deposited securities and any other securities and property represented by the ADSs so surrendered. Such delivery will be made to the ADR holder or upon the ADR holder’s order without unreasonable delay. The forwarding of shares and other documents of title for such delivery to an ADR holder, or as ordered by such ADR holder, will be at its risk and expense or the risk and expense of the person submitting such written instruction for delivery.

Under the deposit agreement, the ADS depositary may not lend shares or ADRs. The ADS depositary is not authorized to deliver shares except upon the receipt and cancellation of ADRs. However, the ADS depositary, subject to the limitations and conditions specified in the deposit agreement and any limitations established by the ADS depositary, may from time to time execute and deliver ADRs prior to receipt of shares in respect of which such issuance is made, which is referred to as a pre-release and may receive ADRs in lieu of shares. Each pre-release shall (a) be preceded or accompanied by a written representation and agreement from the person to whom ADRs are to be delivered that such person, or its customer, (i) owns the shares or ADRs to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such shares or receipts, as the case may be to ADS depositary for the benefit of the owners, and (iii) will not take any action with respect to such shares or receipts, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary, disposing of such shares or receipts, as the case may be), other than in satisfaction of such pre-release; (b) at all times be fully collateralized with cash, US government securities or such other collateral as the ADS depositary determines, in good faith, will provide substantially similar liquidity and security; (c) be terminable by the ADS depositary on not more than five business days’ notice; and (d) be subject to such further indemnities and credit regulations as the ADS depositary deems appropriate. The ADS depositary will limit the number of ADRs issued by pre-release involved in transactions to be done in accordance with the terms described in this paragraph with any one person on a case-by-case basis as it deems appropriate. The collateral referred to in clause (b) above shall be held by the ADS depositary for the benefit of the owners as security for the performance of the obligations to deliver shares set forth in clause (a) above, and such collateral shall not constitute deposited securities under the deposit agreement. The number of ADSs which are outstanding at any time as a result of pre-releases will not normally exceed 30% of the shares deposited under the deposit agreement; provided, that the ADS depositary reserves the right to change or disregard such limit from time to time as it deems appropriate and may, with our prior written consent, change such limit for purposes of general application. Neither we nor the custodian shall incur any liability to owners as a result of such transactions.

Subject to the foregoing, the ADS depositary may own and deal in any class of our securities or of our affiliates and in ADRs.

Dividends, Other Distributions and Rights

Subject to applicable Argentine laws, regulations and approvals, to the extent that the ADS depositary can in its judgment convert Pesos (or any other foreign currency) into U.S. dollars on a reasonable basis and transfer the resulting U.S. dollars to the United States, the ADS depositary will promptly as practicable convert or cause to be converted all cash dividends and other cash distributions received by it on the deposited securities into U.S. dollars and distribute the resulting U.S. dollars after deduction of the fees of the ADS depositary and any amount charged by the ADS depositary in connection with the conversion of Pesos (or other foreign currency) into U.S. dollars, to the owners in proportion to the number of ADSs representing such deposited securities held by each of them. The amounts distributed will be reduced by any amounts required to be withheld by us, the ADS depositary or the custodian on account of taxes or other governmental charges. If the ADS depositary determines that in its judgment any foreign currency received by it cannot be so converted on a reasonable basis (including, as a result of applicable Argentine laws, regulations and approval requirements), the ADS depositary may distribute the foreign currency received by it or in its discretion hold such currency uninvested for the respective accounts of the owners entitled to receive the same (without liability for interest).

In the event that the custodian or the ADS depositary receives any distribution upon any deposited securities in securities or property (other than cash or shares or rights upon any deposited securities), the ADS depositary will distribute such securities or property to the owners entitled thereto, after deduction or upon payment of the fees and expense of the ADS depositary, in proportion to their holdings, in any manner that the ADS depositary deems equitable and practicable. If in the opinion of the ADS depositary, however, the distribution of such property cannot be made proportionately among such owners, or if for any other reason (including any requirement that we or the ADS depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to such owners) the ADS depositary deems such distribution not feasible, the ADS depositary may, upon consultation with us, adopt such method as it may deem equitable or practicable in order to effect such distribution, including the sale (public or private) of all or any part of such property and securities and the distribution to owners of the net proceeds of any such sale, as in the case of a distribution received in cash.

If we declare a dividend in, or free distribution of, additional shares, the ADS depositary may, and shall if we so request, instruct us to deposit or cause such shares to be deposited with the account of the custodian at Caja de Valores and distribute to the owners in proportion to their holdings, additional ADRs for an aggregate number of ADSs representing the number of shares received as such dividend or free distribution, subject to the terms and conditions of the deposit agreement and after deduction or payment of any amounts required to be withheld on account of taxes or other governmental charges and the fees and expenses of the ADS depositary. If additional ADRs are not so distributed, each ADS shall thereafter also represent the additional shares distributed with respect to the shares represented thereby. In lieu of issuing ADRs for fractions of ADSs, in any such case, the ADS depositary shall sell the number of shares represented by the aggregate of such fractions and distribute the new proceeds in U.S. dollars, all in the manner and subject to the conditions set forth in the deposit agreement.

Owners will be entitled, in proportion to the number of deposited securities represented by the ADSs held by the owner, to rights to subscribe to any new shares issued by us of the same class as the deposited securities represented by the ADSs, or any security convertible into such shares. Owners are also entitled to the right to exercise a purchase option over new shares of the same class as the deposited securities represented by the ADSs held by the owner, or any security convertible into such shares issued by us, which has not been purchased by other shareholders pursuant to their rights.

If we offer or cause to be offered to the holders of shares any rights to subscribe for additional shares or any rights of any other nature, the ADS depositary shall have discretion as to the procedure to be followed in making such rights available to owners. The ADS depositary may (i) to the extent that the ADS depositary determines, at the time of the offering of any such rights, that it is lawful and feasible, and upon provision of any documents or certifications requested by the ADS depositary, take such action as is necessary for all or certain of the rights to be made available to or exercised by or on behalf of certain or all of the owners; or (ii) to the extent that the ADS depositary determines that taking of any such action is not lawful or feasible, sell such rights, and, after deduction or upon payment of all amounts required to be withheld on account of taxes or other governmental changes and the fees and expenses of the ADS depositary, allocate the new proceeds of such sales for the accounts of such owners otherwise entitled thereto upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

The ADS depositary will not make available to owners any right to subscribe for or to purchase any securities unless a registration statement under the Securities Act is in effect as to both the rights and the securities to which such rights relate or unless the offer and sale of such securities to such owners is exempt from registration under the provisions of the Securities Act.

Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to the deposited securities, or whenever, for any reason, the ADS depositary causes a change in the number of shares that are represented by each ADS or whenever the ADS depositary shall receive notice of any meeting of holders of deposited securities, the ADS depositary will fix a record date (which, to the extent practicable, shall be the same as the corresponding record date set by us, or otherwise shall be the earliest practicable date thereafter) for the determination of the owners who are entitled to receive such dividend, distributions or rights or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or for fixing the date on or after which each ADS will represent the changed number of shares, subject to the provisions of the deposit agreement.

Voting

If requested in writing by us, as soon as practicable after receipt of notice of a meeting of holders of shares, or other deposited securities, and to the extent permitted by law, the ADS depositary will mail to the owners the information contained in such notice of meeting. Owners at the close of business on the record date specified by the ADS depositary are entitled, subject to Argentine law, or our bylaws and the provisions affecting the deposited securities, to instruct the ADS depositary as to the exercise of the voting rights, if any, pertaining to the shares, or other deposited securities, underlying the ADRs held by such owners. Upon written request, the ADS depositary will endeavor to vote or cause to be voted the shares, or other deposited securities, represented by the ADSs held by such owners in accordance with such instructions, provided that if, after complying with the foregoing procedures, the ADS depositary does not receive instructions from an owner on or before the date established by the ADS depositary for such purpose, the ADS depositary will exercise such owner’s voting rights relating to the shares or other deposited securities represented by the ADSs in the same manner as the majority of such shares or other deposited securities not held in the depositary receipt facility under the deposit agreement, provided further that the ADS depositary shall only be required to vote shares or other deposited securities in accordance with the foregoing procedures if it is satisfied that the actions to be voted upon are not contrary to Argentine law or regulations of our bylaws.

Inspection of Transfer Books

The ADS depositary will keep books at its transfer office in the City of New York for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the owners, provided that such inspection shall not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

Reports and Notices

We will furnish to the ADS depositary copies in English of all notices of shareholders’ meetings, its annual reports to shareholders and other reports and communications that are made generally available to shareholders. Upon receipt thereof, the ADS depositary will, upon our request, promptly mail such reports to all owners. The ADS depositary will make available for inspection by owners at its principal office any reports and communications received from us that are made generally available to shareholders.

On or before the first date on which we give notice, by publication or otherwise, of any shareholders’ meeting or of any adjourned shareholders’ meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of deposited securities, we agree to transmit to the ADS depositary and the custodian a copy of the notice thereof in the form given to owners. If requested by us, the ADS depositary will, at our expense, arrange for the prompt mailing of such notices to all owners.

We will be required to file certain reports with the Securities and Exchange Commission pursuant to the Exchange Act. Such reports will be available for review and copying at the public reference facilities of the Securities and Exchange Commission. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

Changes Affecting Deposited Shares

Upon any change in par value, split-up, consolidation or any other reclassification of deposited securities or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the ADS depositary or the custodian in exchange for, in conversion of or otherwise in respect of deposited securities shall be treated as new deposited securities under the deposit agreement, and the ADS depositary may execute and deliver new ADRs, or call for the surrender of outstanding ADRs to be exchanged for additional ADRs specifically describing such new deposited securities.

Amendment and Termination of the Deposit Agreements

The form of ADR and the deposit agreement may at any time be amended by agreement between us and the ADS depositary and, except as provided in the next sentence, such amendment shall require no consent from owners. Any amendment which imposes or increases any fees or charges (other than taxes and other governmental charges and expenses of the ADS depositary), or which otherwise prejudices any substantial existing rights of owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of such amendment has been given to the owners. Each owner, at the time such amendment becomes effective, will be deemed, by continuing to hold such ADR or ADRs, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

Whenever so directed by us, the ADS depositary will terminate the deposit agreement by mailing notice of such termination to the owners of all ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The ADS depositary may likewise terminate the deposit agreement if, at any time 90 days after the ADS depositary shall have delivered to us a notice of its election to resign, a successor depositary shall not have been appointed and accepted its appointment as provided in the deposit agreement. If any ADRs remain outstanding after the date of termination, the ADS depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof, will not give any further notices or perform any further acts under the deposit agreement except the collection of dividends and other distributions pertaining to the deposited securities, the sale of property and rights as provided in the deposit agreement and the delivery of deposited securities together with dividends or other distributions, in exchange for surrendered ADRs upon payment of the ADS depositary’s fee for such cancellations.

At any time after the expiration of one year from the date of termination, the ADS depositary may sell the deposited securities and hold the net proceeds, together with any cash then held, segregated and without liability for interest, for the pro rata benefit of the owners of ADRs which have not theretofore been surrendered and such owners will thereupon become general creditors of the ADS depositary with respect to such net proceeds.

Governing Law

The deposit agreement and the ADRs, and all the rights thereunder, are governed by and will be interpreted in accordance with the laws of the State of New York.

Charges of ADS Depositary

The following charges shall be incurred by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited securities), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on our register (or our appointed agent for transfer and registration of the shares) and applicable to transfers of shares to the name of the ADS depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement to be at the expense of persons depositing shares or owners, (4) such expenses as are incurred by the ADS depositary in the conversion of foreign currency, (5) a fee not in excess of US$5.00 per 100 ADS (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit of shares or other deposited securities or distribution in shares or other deposited securities and the surrender of ADRs for withdrawal of shares and other deposited securities, (6) a fee not in excess of US$0.02 per ADS (or portion thereof), for any cash distribution made pursuant to the deposit agreement, and (7) a fee for the distribution of shares or Rights, such fee being an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares), but which securities are instead distributed by the depositary to owners.

General

Neither the ADS depositary nor us nor any of their directors, employees, agents or affiliates shall incur any liability to any owner if, by reason of any present or future provision of any law or regulation of the United States, Argentina or of any other country, or any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our bylaws, or by reason of any provision of or governing any deposited securities, or by reason of an act of God or war or other circumstances beyond its control, the ADS depositary or us or any of their directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or subjected to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the deposited securities it is provided shall be done or performed. Our obligations and those of the ADS depositary under the deposit agreement are expressly limited to performing our or their respective duties specified therein without negligence or bad faith.

The ADRs are transferable on the books of the ADS depositary, provided, that the ADS depositary may close the transfer books at any time or from time to time, after consultation with us, when deemed expedient by it in connection with the performance of its duties under the deposit agreement or at our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or the transfer or withdrawal of any deposited securities, we, the ADS depositary or the custodian may require payment from the presenter of the ADRs or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the owners.

The ADS depositary may refuse to deliver ADRs, register the transfer of any ADRs, make any distributions or deliver any deposited securities until it has received such proof of citizenship, residence,

exchange control approval, legal or beneficial ownership or other information as it may deem necessary or proper or as we may require. The delivery of ADRs against deposits of shares or the registration of transfers of ADRs may be suspended during any period when the transfer books of the ADS depositary or we are closed if such action is deemed necessary or advisable by the ADS depositary or us, in good faith, at any time or from time to time in accordance with the deposit agreement.

DESCRIPTION OF THE WARRANTS

The warrants will be issued pursuant to a warrant agreement between us and the Bank of New York, as warrant agent. The following summary of certain provisions of the warrant agreement and the warrants does not purport to be complete and is qualified in its entirety by reference to the warrant agreement and the warrants, including the definitions of certain terms contained in the warrant agreement and warrants.

General

Each warrant will be exercisable during the 17th through the 22nd days of each February, May, September and November (to the extent that such dates are business days in New York City), commencing with the 17th through the 22nd days of February, 2008. The warrants will automatically expire on                     , 2012. Prior to its expiration, each warrant will entitle its holder to purchase 0.3334 common shares for an exercise price that will be payable in U.S. dollars and will be published by us on                     , 2007 in La Nación, Ámbito Financiero, the Official Gazette of Argentina, the bulletin of the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) and PR Newswire. The exercise price and the number of common shares issuable on exercise of a warrant are both subject to adjustment in certain cases. See “—Changes Affecting Warrants” below.

We have agreed that until the earlier to occur of the exercise or expiration of all the warrants, we will keep a registration statement current with respect to the issuance of our common shares from time to time upon exercise of the warrants.

The warrants may be exercised by surrendering to us the warrant certificates evidencing such warrants, if any, with the accompanying form of election to exercise, properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made in the form of cash or a certified or official bank check payable to the order of us. Within five days that are business days in both Buenos Aires and New York City, after the submission to us of a properly completed and duly executed election to exercise, and payment in full of the exercise price, we will register new common shares the warrant agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole warrant shares. Certificates for warrants will be issued in registered form as definitive warrant certificates. We or the warrant agent may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of warrants.

Fractional Shares

No fractional common share will be issued upon exercise of the warrants. We will accept exercises of warrants for whole, new common shares only and will round down any warrant exercise submitted for fractional, new common shares to the nearest whole number of new common shares. As a result, you must exercise three warrants to purchase each common share.

Unexercised Warrants

Unexercised warrants will not entitle their holders to any rights to vote at or attend our shareholders meetings or to receive any dividends in respect of our common shares. The holders of the warrants have no right to vote on matters submitted to our stockholders and have no right to receive cash dividends until such time as they are registered holders of the common shares or ADSs underlying such warrants. The holders of the warrants are not entitled to share in our assets in the event of the liquidation, dissolution or winding up of our affairs.

Changes Affecting Warrants

The exercise price is subject to adjustment under formulae set forth in the warrant agreement in certain events, including:

(1)	the issuance of our common shares as a dividend or distribution on our common shares;

(2)	certain subdivisions and combinations of our common shares;

(3)	the issuance to all or substantially all holders of our common shares of certain rights or warrants to purchase our common shares at a price per share less than the current market price (as defined below);

(4)	the dividend or other distribution to all holders of our common shares of shares of our capital share or evidences of our indebtedness, cash or other assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash);

(5)	dividends or other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (4) or cash distributed upon a merger or consolidation to which the succeeding paragraph applies) to all holders of our common shares to the extent such distributions, combined together with:

•	all such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made, plus
•

any cash and the fair market value of other consideration payable in respect of any tender offers by us or any of our subsidiaries for our common shares concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of our market capitalization (being the product of the then current market price of a share of common shares times the number of shares of common shares then outstanding) on the record date for such distribution; and

(6)	the purchase of our common shares pursuant to a tender offer, other than the purchase of convertible notes as part of a fundamental change, made by us or any of our subsidiaries to the extent that the aggregate consideration, together with:

•

any cash and the fair market value of any other consideration payable in any other tender offer by us or any of our subsidiaries for our common shares expiring within 12 months preceding such tender offer in respect of which no adjustment has been made, plus

•

the aggregate amount of any such all-cash distributions referred to in clause (5) above to all holders of our common shares within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made,

•	exceeds 10% of our market capitalization on the expiration of such tender offer.

The formulae set forth in the warrant agreement with respect to the events listed above generally reduce the exercise price to take into effect the dilutive effect of such events.

The “current market price” per share of our common shares on any day means the average of the daily closing prices for the ten consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the event requiring such computation. For purposes of this paragraph, the term “ex date” means:

•	when used with respect to any issuance or distribution, the first date on which our common shares trades without the right to receive the issuance or distribution;

•

when used with respect to any subdivision or combination of our common shares, the first date on which our common shares trades after the time at which such subdivision or combination becomes effective; and

•	when used with respect to any tender or exchange offer, the first date on which our common shares trades after the expiration of such offer.

With respect to an adjustment pursuant to clause (4) where there has been a payment of a dividend or other distribution on our common shares of shares of capital shares of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the

•

exercise price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be decreased by multiplying the exercise price by a fraction:

•	the numerator of which is the current market price of our common shares, determined as described below, and

•

the denominator of which is the sum of (a) the fair market value, to be determined as described below, of the portion of those shares of capital shares or similar equity interests so distributed applicable to one share of common shares plus (b) the current market price of our common shares, to be determined as described below.

The adjustment to the exercise price under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

For purposes of this spin-off provision, the fair market value of the securities to be distributed to holders of our common shares means the average of the sale prices of those securities over the first 10 trading days after the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common shares means the average of the sales prices of our common shares over the first 10 trading days after the effective date of the spin-off.

In the case of:

•	any reclassification or change of our common shares;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our common shares will be entitled to receive shares, other securities, other property or assets (including cash) with respect to or in exchange for shares of our common shares, the holders of the convertible notes then outstanding will be entitled thereafter to convert such convertible notes into the kind and amount of shares of shares, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance, had such convertible notes been converted into shares of common shares immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (assuming, in a case in which our shareholders may exercise rights of election, that a holder of convertible notes would not have exercised any rights of election as to the shares, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a fundamental change requiring us to offer to repurchase the convertible notes. See “— Change of Control Permits Holders to Require Us to Repurchase Convertible Notes.”

Certain adjustments to, or failures to adjust, the exercise price of the convertible notes may cause holders of convertible notes or common shares to be treated for federal income tax purposes as having received a distribution taxable under federal income tax laws. We may, at our option, make such reductions in the exercise price as our board of directors deems advisable to avoid or diminish any potential income tax liability to holders of common shares which may result from the absence of such adjustments. See “Material Federal Income Tax Consequences — Consequences to U.S. Holders — Deemed Distributions.”

In addition, we may, from time to time, to the extent permitted by law, reduce the exercise price of the convertible notes by any amount for any period of at least 20 days, in which case we shall give at least 15 days’ notice of such decrease, if our board of directors has made a determination that such decrease would be in our best interests, which determination will be conclusive.

No adjustment in the exercise price will be required unless such adjustment would require a change of at least 5% of the exercise price then in effect. However, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the exercise price will not be adjusted for the issuance of common shares or any securities convertible into or exchangeable for common shares or carrying the right to purchase any of the foregoing.

Reservation of Common Shares

We have authorized and reserved for issuance such number of shares of our common shares as shall be issuable upon the exercise of all outstanding warrants. Such common shares, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

Amendment of the Warrant Agreement

From time to time, we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not materially and adversely affect the interests of the holders of the warrants. Any amendment or supplement to the warrant agreement that has a material and adverse effect on the interests of the holders of the warrants shall require the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants affected shall be required for any amendment pursuant to which the exercise price would be increased or the number of warrant shares purchasable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the warrant agreement).

Governing Law

The warrant agreement and the warrants, and all the rights thereunder, are governed by and will be interpreted in accordance with the laws of the State of New York.

RELATED PARTY TRANSACTIONS

Lease of our Headquarters

From December 2001 to December 2003 we subleased our headquarters from Alto Palermo. We paid a monthly rent of Ps.2,541.

This subleased agreement was cancelled on February, 2004 and a new lease agreement was signed among us, Alto Palermo, IRSA and Isaac Elsztain e Hijos S.C.A. We have leased our executive offices located in Bolívar 108, City of Buenos Aires pursuant to this agreement since March 2004. This lease has a term of 120 months and rent of Ps.8,490 payable monthly. We, Alto Palermo and IRSA each pay one-third of such rent in an amount of Ps.2,830 each.

In December 2003, we moved our headquarters to the 23rd floor of the Intercontinental Plaza tower, located at Moreno 877, in the City of Buenos Aires. We lease our headquarters and five parking lot spaces from Inversora Bolívar, a subsidiary of IRSA, pursuant to a lease agreement with an initial term of 60 months and an extension option for 36 additional months. We pay monthly rent of US$2,979.

Eduardo S. Elsztain, our chairman is also the chairman of the board of directors of Alto Palermo. Saúl Zang, our first vice-president is also director of Inversora Bolívar and Alejandro Gustavo Elsztain, our second vice-chairman is the vice chairman of Inversora Bolívar. In addition, Fernando Adrián Elsztain who is the chairman of Inversora Bolívar is also our director.

Lease Agreement

We lease a farm located in the Province of Córdoba, from Isaac Elsztain e Hijos S.C.A., pursuant to a lease agreement executed in July, 2005. This lease agreement has a term of three years and an option extend the lease for three additional years. The leased farm has an extension of 15,069 hectares.

The rent was agreed to be paid in the following conditions: (i) for the first year the equivalent in Pesos of 7 Kg. of beef per hectare; (ii) for the second year up to the conclusion of this agreement (a) the equivalent of Pesos of 10 Kg. of beef per hectare if the total amount of cattle is less than 3,000; or (b) the equivalent of Pesos of 15 kg. of beef per hectare if the total amount of cattle exceed 3,000. The beef price will be set, taking into account the price per kilo of beef fixed on Diario La Nación, the previous Saturday of the payment date.

Due to the crisis in the cattle sector during the last year, in February 26, 2007, we signed an addendum to the lease agreement, decreasing the rent in a 50% for the next six months with an extension option for six additional months. During fiscal 2007, we pay a rent of Ps.0.2 million.

Fernando Adrián Elsztain, our director is also president of Isaac Elsztain e Hijos S.C.A. In addition, Alejandro G. Elsztain who is alternate director of Isaac Elsztain e Hijos S.C.A. is also our second vice-chairman and CEO.

Consulting Agreement

Pursuant to the terms of a Consulting Agreement with Consultores Asset Management effective as of November 7, 1994, Consultores Asset Management provides us advisory services on matters related to capital investments in all aspects of the agriculture business. One of our shareholders and the Chairman of our board of directors is the owner of 85% of the capital stock of Consultores Asset Management and our First Vice Chairman of the board of directors holds the remaining 15% of its capital stock.

Pursuant to the terms of the Consulting Agreement, Consultores Asset Management provides us with the following services:

•

advises with respect to the investment of our capital in all aspects of agricultural operations, including, among others, sales, marketing, distribution, financing, investments, technology and business proposals;

•	acts on our behalf in such transactions, negotiating the prices, conditions, and other terms of each operation; and

•	gives advice regarding securities investments with respect to such operations.

The Consulting Agreement expressly provides that Consultores Asset Management may not advise us with respect to transactions that are entirely related to real estate.

Under the Consulting Agreement, we pay Consultores Asset Management for its services, an annual fee equal to 10% of our annual after-tax net income. We also reimburse Consultores Asset Management the administrative expenses incurred by it in performing its duties under the Consulting Agreement and: (i) remuneration to the directors and certifying accountants; (ii) remuneration of legal consultants; (iii) remuneration of auditors; (iv) representation costs; and (v) all other costs incurred by it in performing its services.

Fees totaled Ps.5.5 million, Ps.3.8 million and Ps.8.5 million for the years ended June 30, 2007, 2006 and 2005, respectively.

The Consulting Agreement is subject to termination by either party upon not less than 60 days prior written notice. If we terminate the Consulting Agreement without cause, we will be liable to Consultores Asset Management S.A for twice the average of the amounts of the management fee paid to Consultores Asset Management for the two fiscal years prior to such termination.

Donations to Fundación IRSA

From time to time, we donate money to Fundación IRSA, a charitable, not-for-profit organization, whose director is Eduardo S. Elsztain, our largest beneficial owner and our Chairman of the board of directors. Mr. Elsztain’s wife serves as the President of Fundación IRSA.

During fiscal year ended June 30, 2007, we made no donations to Fundación IRSA; however, during the years ended June 30, 2006 and 2005, our donations amounted to Ps.1.6 million and Ps.1.2 million, respectively. In addition, as of June 30, 2007 we had recognized a liability for our unconditional promise to make a cash donation of Ps.1.8 million to Fundación IRSA and had accounted for such liability within “trade accounts payable.”

Agreement for Shared Corporate Services with IRSA and Alto Palermo

In order to reduce administrative expenses and to achieve a more efficient allocation of' corporate resources, we entered into an Exchange of Operating Services Agreement with IRSA and Alto Palermo, on June 30, 2004. This agreement has a term of two years (being renewed for an equal period of time unless any of the parties decide to terminate it) by which tasks are performed by one or more of the companies for the benefit of one or more of other companies in exchange for a fee to be paid primarily through the provision of services in other areas. Through this agreement, each company continues to maintain its strategic and commercial independence while increasing operating efficiency. This agreement will not affect the independence of each company's record and accounting systems or adversely affect internal control systems or external audit tasks. Each company will continue to maintain separate assets and liabilities.

Alejandro Gustavo Elsztain is the General Coordinator of the program and Gabriel Adolfo Gregorio Reznik is responsible for the implementation of the agreement. The main duties for implementation of the project are (a) monitoring the project's implementation in accordance with the agreement; (b) reviewing the billing report on a monthly basis to analyze and check it against the provisions of the agreement, and, in the event of' discrepancies or deviations, preparing a report to submit for the consideration of the General Coordinator, and by each company's boards of directors and (c) assessing, on a permanent basis the, results derived from the project's implementation and proposing to the General Coordinator changes in the event of a conflict with the agreement or, if appropriate, the possibility of establishing cost or benefit allocation mechanisms or criteria more consistent with the goals of the agreement.

The areas now involved are Shared Corporate Services, Human Resources, Finance, institutional Relations, Administration, Systems, Insurance, Purchasing, Contracts, Operations and Internal Audit, among others. This program was implemented to reduce operating costs by optimizing the individual administrative efficiencies of each company.

In the future and in order to continue our policy of achieving a more efficient allocation of corporate resources, we may extend the areas in which we share corporate services with IRSA and Alto Palermo. Our chairman is also chairman of IRSA and Alto Palermo and our vice-chairman is also vice-chairman of IRSA and Alto Palermo. We believe that the terms and conditions of these transactions are consistent in all material respects with those prevailing in the market at the relevant time for agreements between unaffiliated parties.

The Share Services Agreement has been filed with the SEC in a report on Form 6-K dated July 1, 2004. See Note 8 to our audited consolidated financial statements contained elsewhere in this prospectus.

Legal services

During the years ended June 30, 2005, 2006 and 2007, the law firm Zang, Bergel & Viñes provided us with legal services amounting Ps.0.3 million, Ps.0.6 million and Ps.0.2 million, respectively. Our first vice-chairman Saúl Zang and our director Salvador D. Bergel are partners of such law firm.

Subscription of our Convertible Notes by Inversiones Financieras del Sur S.A.

On October 15, 2002, we initiated a preemptive rights offering to subscribe for 50,000,000 units consisting of US$50.0 million of 8% Convertible Notes due 2007 (“Convertible Notes”) and non-detachable warrants to purchase shares of our common shares.

Inversiones Financieras del Sur S.A., an Uruguayan holding company, for which Mr. Eduardo S. Elsztain may be deemed beneficial owner by virtue of his voting power to control that company, has subscribed US$22.6 million of our Convertible Notes.

During 2006 and 2007 Inversiones Financieras del Sur S.A. exercised all of its conversion rights of its Convertible Notes and Warrants. As a result IFISA owned, as of June 30, 2007, 32.8% of our common shares. In the case that the remaining bondholders exercised their conversion rights of all of its Convertible Notes and Warrants, IFISA would own 31.6% of our common shares.

Acquisition of IRSA Units

During November and December 2002, we purchased 49.7 million Convertible Notes issued by IRSA and during July and November 2003, we purchased an additional 0.25 million Convertible Notes. The notes mature in 2007 and accrue interest semi-annually at 8% interest rate.

IRSA’s Convertible Notes – which were offered on October 15, 2002 for 100 million units consisting of US$100.0 of 8% convertible notes due 2007- are convertible at any time, at the option of the holder, into a fixed number of common shares. Once converted, the holder has the right to acquire an additional equal number of shares at the exercise price of the warrant.

In May 2004 we decided to exercise our option to convert 5.0 million aggregate principal amount of IRSA’s Convertible Notes as part of our long term strategy, in order to revert the reduction of our ownership percentage, which was diluted by the conversion of notes and the exercise of warrants by third parties. As a result of this conversion, Cresud has received 9.2 million of IRSA common shares.

In July 2004, the Company converted 0.35 million of convertible notes issued by IRSA for US$0.5 million.

On September 30, 2004, Cresud exercised 5.0 million of its IRSA Warrants for 9.2 ordinary shares at a total cost of US$6 million.

In February 2006, the Company converted 5.0 million of convertible notes issued by IRSA for 9.2 million ordinary shares.

In April 2006, the Company converted 16.0 million of convertible notes issued by IRSA for 29.3 million ordinary shares.

As of June 30, 2007 we owned 25.0% of IRSA’s common shares. Assuming we exercise our conversion rights of all our IRSA’s Convertible Notes and no exercise of such rights by any of other IRSA’s bondholders as of that date, we would own 28.4% of IRSA’s common shares. In the case all bondholders exercise their conversion rights and we exercise them as well, we would own 27.7% of IRSA’s common shares.

Assuming we exercise all of our IRSA’s warrants and Convertibles Notes and no other noteholders exercise such rights, as of June 30, 2007, we would own 36.3% or IRSA’s common shares. In the case all bondholders exercise their warrants and Convertibles Notes and we exercise them as well, we would own 34.3% of IRSA’s common shares.

We intend to convert all of our IRSA Convertible Notes and Warrants prior to their maturity.

Purchase of Cresud shares and notes by IFISA

Cresud Convertible Notes

During the fiscal year ended on June 30, 2007, IFISA converted 15.0 million Convertible Notes and subsequently exercised the 15.0 Cresud warrants. Both transactions resulted in the issue of 58.9 million Cresud common shares.

During the fiscal year ended on June 30, 2006, IFISA converted 5.5 million Cresud Convertible Notes resulting in the issue of 10.8 million Cresud common shares and 5.5 million warrants. During the same period IFISA purchased 0.5 million Cresud warrants and subsequently exercised 6.0 million warrants resulting in the issue of 11.9 million Cresud common shares.

On December 22, 2005 the Board of Directors of IFISA approved the distribution of dividends in kind of 3.5 million Convertible Notes of Cresud, as provided by the applicable law and its memorandum of incorporation. These assets were available for distribution during January 2006.

Cresud Shares

During the fiscal year ended on June 30, 2007, 58.9 million Cresud common shares were issued as a result of the conversion of 15.0 million Cresud Convertible Notes and the exercise of the 15.0 million Cresud warrants.

During the same period IFISA bought the net of 4.3 million of Cresud common shares.

During the fiscal year ended on June 30, 2006, 22.7 million Cresud common shares were issued as a result of the conversion of 5.5 million Cresud Convertible Notes and from the exercise of 6.0 million warrants, of which a net of 4.6 million Cresud common shares were sold.

On October 18, 2005 Refco filed for Chapter 11 bankruptcy protection and announced a deal to sell its brokerage business to private investors. At the same time, IFISA acknowledged that Refco had disputed the ownership of IFISA’s account assets.

On August 10, 2005, IFISA entered into an equity financing with Refco, for which 0.86 million Cresud ADRs and 2.5 million IRSA Convertible Bonds were placed as collateral.

On July 17, 2006, IFISA asserted the Proof of Claim against Refco for a total amount of US$10.8 million.

On October 10, 2006, Marc S. Kirschner, the chapter 11 Trustee of Refco (the “Trustee”), announced his decision to liquidate substantially all of the Refco securities portfolio, by soliciting bids from multiple independent/dealers and by other means consistent with good market practice. The Trustee was also allowed to solicit additional bids from former Refco customers for particular securities, provided however, that neither the Trustee nor Refco shall have any obligation to contact former Refco customers, including IFISA when selling the above mentioned securities.

IFISA expressed its willingness to acquire the securities that were formerly in its account at Refco in a timely manner. Nevertheless, IFISA’s offer to purchase Cresud ADRs from the Trustee, which included 860,000 Cresud ADRs was rejected.

As of June 30, 2007 IFISA owned 101.5 million shares of Cresud, representing 32.8% of the total outstanding Cresud shares. On a fully diluted basis, considering the full conversion of outstanding Convertible Notes and the full exercise of the Warrants, IFISA’s total ownership in Cresud was 31.6%.

Purchase of Cresud Convertible Notes by Directors and Shareholders

As of June 30, 2007 and 2006, certain directors and shareholders were also holders of Convertible Notes, totaling US$0.04 million and US$15.2 million, respectively.

TAXATION

Certain United States Federal Income Tax Consequences

The following summary describes certain United States federal income tax consequences of the ownership of ADS rights, common share rights, common shares, ADSs and warrants (collectively, “Equity Securities”) by U.S. Holders (as defined below) as of the date hereof. Except where noted, it deals only with Equity Securities held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, traders in securities that elect to use the mark-to-market method of accounting for their securities, persons holding Equity Securities as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons owning 10% or more of our voting stock, persons liable for alternative minimum tax, investors in pass-through entities or persons whose “functional currency” is not the U.S. dollar.

As used herein, the term “U.S. Holder” means a beneficial holder of an Equity Security that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust:

¡	if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust; or

¡	that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the ADS depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF EQUITY SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

If a partnership holds Equity Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. U.S. Holders that are partners of a partnership holding Equity Securities should consult their own tax advisors.

Issuance of ADS Rights or Common Share Rights

A U.S. Holder will not be subject to United States federal income taxation with respect to the receipt of ADS rights or common share rights.

Basis and Holding Period of the ADS Rights and Common Share Rights

Except as provided in the following sentence, the basis of the ADS rights or common share rights distributed to a U.S. Holder will be zero. However, if either (i) the fair market value of the ADS rights or common share rights is 15% or more of the fair market value (on the date of distribution ) of the ADSs or common shares with respect to which they are distributed or (ii) the U.S. Holder of the ADS rights or common share rights irrevocably elects, in such holder’s United States federal income tax return for the taxable year in which the ADS rights or common share rights are received, to allocate part of the basis of such ADSs or common shares to such ADS rights or common share rights, then upon exercise or sale of the ADS rights or common share rights the U.S. Holder’s basis in such ADSs or common shares will be allocated between such ADSs or common shares and the ADS rights or common share rights in proportion to the fair market values of each on the date of distribution of the ADS rights or common share rights. No basis will be allocated to any such ADS rights or common share rights that lapse. A U.S. Holder will include its holding period in ADSs or common shares with respect to which the ADS rights or common share rights were distributed in determining the holding period of the ADS rights or common share rights.

Sale of Common Share Rights

Subject to the discussion under “—Passive Foreign Investment Company” below, for United States federal income tax purposes, a U.S. Holder will recognize taxable gain or loss upon the sale or other disposition of common share rights (including the sale by the ADS rights agent of common share rights corresponding to unexercised ADS rights of a U.S. Holder) in an amount equal to the difference between the amount realized for the common share rights (or, in the case of unexercised ADS rights, distributions by the depositary with respect to the sale of the underlying common share rights) and the U.S. Holder’s tax basis in the ADS rights or common share rights. Such gain or loss will generally be treated as capital gain or loss. Capital gain of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code. Gain or loss recognized by a U.S. Holder on a sale of common share rights generally will be treated as United States source gain or loss for United States foreign tax credit purposes.

Expiration of the ADS Rights or Common Share Rights

If a U.S. Holder does not exercise ADS rights prior to the end of the subscription period, such U.S. Holder generally will recognize no gain or loss, except to the extent of gains from distributions by the depositary with respect to the sale of common share rights represented by unexercised ADS rights, as discussed in “The Rights Offering.” If a U.S. Holder does not exercise common share rights prior to the end of the subscription period, it will recognize no gain or loss.

Exercise of the ADS Rights or Common Share Rights

U.S. Holders of ADS rights or common share rights will not recognize any gain or loss upon the exercise of the ADS rights or common share rights. The aggregate basis of ADSs or common shares and warrants acquired upon exercise of ADS rights or common share rights will be equal to the sum of such U.S. Holder’s basis in the ADS rights or common share rights exercised and the amount paid upon exercise of those ADS rights or common share rights. The basis of the ADSs or common shares and warrants will be determined by allocating such aggregate basis among the ADSs or common shares and the warrants received in proportion to the relative fair market values of these securities on the date the ADS rights or common share rights are exercised. The holding period of ADSs or common shares and warrants acquired upon exercise of ADS rights or common share rights will begin on the date the ADS rights or common share rights are exercised.

ADSs

If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying common shares that are represented by such ADSs. Accordingly, deposits or withdrawals of common shares for ADSs will not be subject to United States federal income tax.

The United States Treasury has expressed concerns that intermediaries in the chain of ownership between holders of ADSs and the issuer of the securities underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits for holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Argentinean taxes and the availability of the reduced rate of tax for dividends received by certain non-corporate holders, each as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

Taxation of Warrants

The exercise of a warrant to purchase common shares generally will not constitute a taxable event. Accordingly, a U.S. Holder generally will not recognize gain or loss upon the exercise of a warrant. Rather, a U.S. Holder will recognize taxable gain or loss if and when such U.S. Holder disposes of the common shares received pursuant to the exercise of the warrant in a taxable transaction. A U.S. Holder’s aggregate tax basis in the common shares received pursuant to the exercise of the warrant will be equal to the amount paid upon the exercise of the warrant plus the U.S. Holder’s basis in the warrant. The holding period of the common shares received pursuant to the exercise of the warrant would begin on the day that the warrant is exercised.

If a warrant is allowed to lapse unexercised, a U.S. Holder will recognize a capital loss equal to such U.S. Holder’s basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year. The deductibility of capital losses is subject to limitations under the Code.

The exercise price of the warrants will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such holder. Adjustments to the exercise price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the warrants, however, will generally not be considered to result in a deemed distribution to holders. Certain of the possible exercise price adjustments provided in the warrants (including, without limitation, adjustments in respect of taxable dividends to holders of our common shares) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a holder of a warrant will be deemed to have received a distribution even though such holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. U.S. Holders should consult their own tax advisors regarding the possible application of Section 305(c) of the Code.

Taxation of Dividends

Subject to the discussion under “—Passive Foreign Investment Company” below, distributions on our common shares or ADSs (including amounts withheld to reflect Argentinean withholding taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such dividends will be includable in your gross profit as ordinary income on the day actually or constructively received by you, in the case of our common shares, or by the depositary, in the case of our ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations. With respect to United States non-corporate investors, certain dividends received before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on common shares (or ADSs backed by such common shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs (which are listed on the NASDAQ Global Select Market), but not our common shares, are readily tradable on an established securities market in the United States. Thus, we do not believe that dividends that we pay on our common shares that do not underlie ADSs currently meet the conditions required for these reduced tax rates. Furthermore, there can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Non-corporate U.S. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

The amount of any dividend paid in Pesos will equal the U.S. dollar value of the Pesos received calculated by reference to the exchange rate in effect on the date the dividend is actually or constructively received by you, in the case of our common shares, or by the depositary, in the case of our ADSs, regardless of whether the Pesos are converted into U.S. dollars. If the Pesos received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a tax basis in the Pesos equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Pesos will be treated as United States source ordinary income or loss.

Subject to certain complex conditions and limitations, Argentinean withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on our common shares or ADSs will be treated as income from sources outside the United States and will generally constitute passive income. If you do not elect to claim a credit for any foreign taxes paid during a taxable year, you may instead claim a deduction in respect of such foreign taxes. Further, in certain circumstances, if you:

•	have held our common shares or ADSs for less than a specified minimum period during which you are not protected from risk of loss, or

•	are obligated to make payments related to the dividends,

you will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on our common shares or ADSs. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution (including amounts withheld to reflect Argentinean withholding taxes) exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of our common shares or ADSs (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of our common shares or ADSs), and thereafter as capital gain recognized on a sale or exchange (as discussed below under “—Taxation of Capital Gains”). Consequently, such distributions in excess of our current and accumulated earnings and profits would generally not give rise to foreign source income and you would generally not be able to use the foreign tax credit arising from any Argentinean withholding tax imposed on such distributions unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes. However, we do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Distributions of our common shares or ADSs that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income taxes.

Passive Foreign Investment Company

Based on the current and projected composition of our income and the valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company (“PFIC”) for United States federal income tax purposes for the taxable year ending June 30, 2007, and we do not currently expect to become a PFIC, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income; or

•	at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, cash is a passive asset and passive income generally includes dividends, interest, royalties, and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% by value of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of that other corporation’s assets and receiving our proportionate share of its income.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in the fair market value of our assets or income composition. If we are a PFIC for any taxable year during which you hold our Equity Securities, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our Equity Securities, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of Equity Securities. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the common shares or ADSs will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the Equity Securities;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we become a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If we are a PFIC for any taxable year during which you hold our Equity Securities and any of our non-United States subsidiaries is also a PFIC, a U.S. Holder would be treated as owning a proportionate amount (by value) of the common shares of the lower tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will be required to file Internal Revenue Service Form 8621 if you hold our Equity Securities in any year in which we are classified as a PFIC.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on our Equity Securities as ordinary income under a mark-to-market method, provided that our common shares or ADSs are regularly traded on a qualified exchange or other market. Our common shares are listed on the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires), which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable United States Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the common shares are or will continue to be “regularly traded” for purposes of the mark-to-market election. Our ADSs are currently listed on the NASDAQ Global Select Market, which constitutes a qualified market, although there can be no assurance that the ADSs are or will be “regularly traded.”

If you make an effective mark-to-market election, you will include in each year as ordinary income the excess of the fair market value of our Equity Securities at the end of the year over your adjusted tax basis in our Equity Securities. You will be entitled to deduct as an ordinary loss each year the excess of your adjusted tax basis in our Equity Securities over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

Your adjusted tax basis in our Equity Securities will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our common shares or ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

In some cases, holders of Equity Securities in a PFIC may be able to avoid the rules described above by electing to treat the PFIC as a “qualified electing fund” under Section 1295 of the Code. This option will not be available to you because we do not intend to comply with certain calculation and reporting requirements necessary to permit you to make this election.

You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding our Equity Securities if we are considered a PFIC in any taxable year.

Taxation of Capital Gains

Subject to the discussion under “—Passive Foreign Investment Company” above, for United States federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange, redemption or other taxable disposition of our common shares or ADSs in an amount equal to the difference between the amount realized for the common shares or ADSs and your tax basis in the common shares or ADSs. Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate shareholders derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code. Any gain or loss recognized by you will generally be treated as United States source gain or loss for United States foreign tax credit purposes.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of our common shares or ADSs and the proceeds from the sale, exchange or redemption of our common shares or ADSs that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Argentine Taxation

The following discussion is a summary of certain Argentine tax considerations associated with an investment in, ownership or disposition of common share rights, ADS rights, common shares, ADSs and warrants by (i) an individual holder that is resident in Argentina, (ii) an individual holder that is neither domiciled nor resident in Argentina, (iii) a legal entity organized under the laws of Argentina and (iv) a legal entity that is not organized under the laws of Argentina that does not have a permanent establishment in Argentina and is not otherwise doing business in Argentina on a regular basis. The discussion is for general information only and is based on current Argentine tax laws. Moreover, while this summary is considered to be a correct interpretation of existing laws in force as of the date of this prospectus, no assurance can be given that the courts or administrative authorities responsible for the administration of such laws will agree with this interpretation or that changes in such laws or interpretations will not occur.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES ARISING UNDER ANY TAXING JURISDICTION.

Taxation of Dividends

Dividends, either in cash, common shares or kind approved by our shareholders are currently exempt from Argentine withholding or other taxes.

Notwithstanding the foregoing, according to Argentine law, income tax will be applied to the amount of dividends distributed in excess of a company’s net taxable income determined in accordance with general income tax regulations for the fiscal years preceding the date of the distribution of such dividends. The legislation requires that companies withhold 35% of the amount of distributed dividends in excess of the net taxable income of such distribution, as determined in accordance with the income tax law. The withholding would not be applied to the payment of future dividends derived out of retained earnings obtained in the fiscal years ended prior to December 30, 1998. Dividends distributed by an Argentine company are not subject to this tax to the extent that those dividends arise from dividend income or other distributions received by such company from other Argentine companies.

Taxation of Capital Gains

Due to certain amendments made to the Argentine Income Tax Law, it is not entirely clear whether certain amendments concerning payment of income tax on capital gains arising from the sale, exchange or other disposition of common shares are in effect or not. Although Opinion No. 351 of the National Treasury General Attorney Office clarified the legal status of certain matters affecting the tax treatment of capital gains certain issues still remain unclear.

Resident individuals

Under what we believe to be a reasonable interpretation of existing applicable tax laws and regulations: (i) income derived from the sale, exchange or other disposition of common share rights, ADS rights, common shares, ADSs and warrants by resident individuals who do not sell or dispose of Argentine common shares on a regular basis would not be subject to Argentine income tax, and (ii) although there still exists uncertainty regarding this issue, income derived from the sale, exchange or other disposition of common share rights, ADS rights, common shares, ADSs and warrants by resident individuals who sell or disposes of Argentine common shares on a regular basis should be exempt from Argentine income tax.

Foreign beneficiaries

Capital gains obtained by non residents or foreign entities from the sale, exchange or other disposition of common share rights, ADS rights, common shares, ADSs and warrants are exempt from income tax. Pursuant to a reasonable interpretation of existing applicable laws and regulations, and although the matter is not completely free from doubt, such treatment should also apply to those foreign beneficiaries that qualify as “offshore entities” for Argentine tax law purposes. For this purpose, an offshore entity is any foreign legal entity which pursuant to its by-laws or to the applicable regulatory framework: (i) its principal activity is to invest outside the jurisdiction of its incorporation and/or (ii) cannot perform in such jurisdiction certain transactions.

Local entities

Capital gains obtained by Argentine entities (generally entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of common share rights, ADS rights, common shares, ADSs and warrants are subject to income tax at the rate of 35%.

Losses arising from the sale, exchange or other disposition of common share rights, ADS rights, common shares and ADSs can be applied only to offset such capital gains arising from the sale, exchange or other disposition of these securities.

As warrants could qualify as speculative derivative financial instruments within the meaning of Argentine Income Tax Law, losses arising from the sale, exchange or other disposition of warrants could be applied only to offset such capital gains arising from the sale, exchange or other disposition of these types of securities.

WE RECOMMEND PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES CONCERNING THE SALE OR OTHER DISPOSITIONS OF COMMON SHARES, ADSs, COMMON SHARE RIGHTS, ADS RIGHTS AND WARRANTS.

Value Added Tax

The sale, exchange, disposition, or transfer of common share rights, ADS rights, common shares, ADSs and warrants is not subject to Value Added Tax.

Personal Assets Tax

Shares and ADSs

Law No. 25,585 issued on April 24, 2002 and published in the Official Gazette on May 15, 2002 (and applicable to personal assets held as of December 31, 2002) introduces amendments to Law No. 23,966 and imposes the personal assets tax on common shares and ADSs held by individuals and undivided estates domiciled or located in Argentina or abroad and legal entities not domiciled in Argentina, separately from other assets.

This amendment imposes the obligation to pay the personal assets tax on the Argentine private issuer of the common shares and ADSs, and authorizes it to seek recovery of the amount so paid, without limitation, by way of withholding or by foreclosing on the assets that gave rise to such payment. The tax is levied on the proportional equity value of the common shares as reflected in the most recent balance sheet closed as of December 31 of the taxable year, at the rate of 0.5% without any non-taxable minimum being applicable.

Our shareholders approved the absorption of personal asset tax for the years 2002 to 2006. There can be no assurance that in the future this tax will be absorbed by the Company.

Warrants

Resident individuals

Individuals domiciled in Argentina whose personal assets exceed a total amount of Ps. 102,300 are subject to an Argentine personal assets tax. The personal assets tax would be levied on the holders of the warrants. The tax is determined by applying a 0.5% rate on any amount over Ps. 102,300. However, if the total value of such assets exceeds the sum of Ps. 302,300 the applicable rate is 0.75% on any amount over Ps. 102,300.

Foreign beneficiaries

Individuals domiciled or located abroad are subject to this tax at a rate of 0.75% of all their assets located in Argentina, in accordance with a special system of rules for payment of the tax by substitute obligors. Under this system, there is no tax liability if the amount payable is equal to or less than Ps. 255,750. The personal assets tax would be levied on the holders of the warrants.

Foreign entities that are holders of warrants are not subject to the personal assets tax.

Local entities

Argentine entities, generally entities organized or incorporated under Argentine law, are not subject to the personal assets tax.

Tax on Minimum Notional Income (Impuesto a la Ganancia Mínima Presunta, IGMP)

Companies domiciled in Argentina, partnerships, foundations, sole proprietorships, trusts, certain mutual funds organized in Argentina, and permanent business establishments owned by foreign persons, among other taxpayers, shall apply a 1% rate to the total value of assets held by such persons, above an aggregate nominal amount of Ps.200,000. Nevertheless, common shares and ADSs issued by entities subject to such tax are exempt from paying the IGMP.

Gross Profit Tax

The gross profit tax is a local tax; therefore, the rules of the relevant provincial jurisdiction should be considered, which may levy this tax on the customary purchase and sale, exchange or other disposition of common shares, ADSs, common shares rights, ADS rights, warrants and/or the collection of dividends at an average rate of 3%, unless an exemption is applicable. In the particular case of the City of Buenos Aires, any transaction involving common shares, ADSs, common share rights, ADS rights and warrants and/or the collection of dividends and revaluations is exempt from this tax.

There is no gross profit tax withholding system applicable to the payments made to foreign beneficiaries.

Stamp Tax

The stamp tax is a local tax that is generally levied on the instrumentation of onerous acts executed within a certain territorial jurisdiction or outside a certain territorial jurisdiction but with effects in such jurisdiction.

In the City of Buenos Aires, the stamp tax has been repealed for all those acts that do not imply an onerous conveyance of real property or the lease of real property. However, most provincial tax authorities maintain this tax in effect for all acts in general; therefore, the instruments which implement onerous transactions (including issuance, subscription, placement and transfer) involving common share rights, ADS rights, common shares, ADSs and warrants, executed in other jurisdictions, or with effects in those jurisdictions, could be deemed to be subject to this tax.

Tax on Credits and Debits in Bank Accounts

This tax is levied upon debits and credits in bank accounts and upon other transactions which, due to their special nature and characteristics, are similar or could be used in substitution for a checking account, such as payments on behalf of or in the name of third parties, procedures for the collection of securities or documents, drafts and transfers of funds made by any means, when these transactions are performed by local banks.

The tax law and its regulations provide several exemptions to this tax. For example, it does not apply to entities recognized as exempt from income tax, to debits and credits relating to salaries, to retirement and pension emoluments credited directly by banking means and withdrawals made in connection with such credits and to credits in checking accounts originating from bank loans.

The general rate of the tax is 0.6%. An increased rate of 1.2% applies in cases in which there has been a substitution for the use of a checking account.

Court and Other Taxes

In the event that it becomes necessary to institute legal actions in relation to the common shares, ADSs and warrants in Argentina, a court tax (currently at a rate of 3.0%) will be imposed on the amount of any claim brought before the Argentine courts sitting in the City of Buenos Aires.

Argentina imposes neither an estate nor gift tax on a decedent, donor, legatee or donee. No Argentine tax is imposed on the deposit or withdrawal of common shares in exchange for ADSs. Other than the taxes discussed above, no other Argentine taxes are applicable to an investment in common shares or ADSs. At present, there is no national tax specifically applicable to the transfer of securities.

Tax Treaties

Argentina has entered into tax treaties with several countries. There is currently no tax treaty or convention in effect between Argentina and the United States.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering and the Argentine offering will be as follows:

Expenses	Amount (in US$)		Percentage of net proceeds of this offering (%)
Securities and Exchange Commission registration fee	US$	*	—

NASDAQ listing fee			—

National Association of Securities Dealers, Inc. filing fee			—

Printing and engraving expenses			—

Legal fees and expenses			—

Accountant fees and expenses			—

Miscellaneous costs(1)			—

Total	US$		%

*	To be provided in a further amendment
(1)	Includes the fees of the Argentine Comisión Nacional de Valores and the Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires).

All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the NASDAQ listing fee, the NASD filing fee and the Argentine Comisión Nacional de Valores and Buenos Aires Stock Exchange (Bolsa de Comercio de Buenos Aires) fees.

The depositary has agreed to pay some of these expenses on our behalf, subject to certain conditions.

LEGAL MATTERS

The validity of the ADSs will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. The validity of the rights, common shares and other matters governed by Argentine law will be passed upon for us by the law firm Zang, Bergel & Viñes, Buenos Aires, Argentina.

Saúl Zang and Salvador D. Bergel are partners of the law firm of Zang, Bergel & Viñes. Juan C. Quintana Terán is a consultant of the law firm of Zang, Bergel & Viñes. Saúl Zang serves as first vice-chairman of our board of directors. Salvador D. Bergel and Juan C. Quintana Terán serve as an alternative members of our board of directors.

EXPERTS

The consolidated financial statements of Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera Y Agropecuaria, as of June 30, 2006 and 2007 and for each of the three years in the period ended June 30, 2007 included in this prospectus have been so included in reliance on the report of Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, member firm of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of IRSA Inversiones y Representaciones Sociedad Anonima as of June 30, 2006 and 2007 and for each of the three years in the period ended June 30, 2007 included in this prospectus have been so included in reliance on the report of Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, member firm of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Banco Hipotecario as of June 30, 2006 and 2007 and for each of the three years in the period ended June 30, 2007 included in this prospectus have been so included in reliance on the report of Price Waterhouse & Co. S.R.L., Buenos Aires, Argentina, member firm of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FORWARD–LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements,” in that they include statements regarding the intent, belief or current expectations of our directors and officers with respect to our future operating performance. Such statements include any forecasts, projections and descriptions of anticipated cost savings or other synergies. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements. You should be aware that any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ materially and adversely from those set forth in the forward-looking statements. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. However, you should carefully review the risk factors set forth in other reports and documents that we may file from time to time with the Securities and Exchange Commission.

Factors that could cause actual results to differ materially and adversely include but are not limited to:

•	changes in general economic, business or political or other conditions in Argentina or changes in general economic or business conditions in Latin America;

•	changes in capital markets in general that may affect policies or attitudes toward lending to or investing in Argentina or Argentine companies;

•	changes in exchange rates or regulations applicable to currency exchanges or transfer;

•	unexpected developments in pending litigation;

•	increased costs;

•	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms; and

•	the factors discussed under “Risk Factors.”

You should not place undue reliance on such statements which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we might issue in the future. We do not undertake any obligation to release publicly any revisions to such forward-looking statements after filing of this prospectus to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form F-3 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. Reference in this prospectus to any of our contract or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and under such act, we file reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the following SEC locations:

Public Reference Room

450 Fifth Street

Room 1024

N.W., Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 10234, N.W., Washington, D.C. 20549, at prescribed rates. You may also request a copy of those filings, at no cost, by writing to Maria Cecilia Poch at our office at Moreno 877, 23rd Floor, (C1091AAQ) Buenos Aires, Argentina or calling +54 (11) 4323-7449. Our website is www.cresud.com.ar.

ANNEX A — CERTAIN INFORMATION RELATING TO BOLIVIA, BRAZIL, PARAGUAY AND URUGUAY

Bolivia

Bolivia is situated in the center of South America and has a population of approximately 9 million inhabitants. According to International Monetary Fund estimates for the year 2006, Bolivia’s GDP was approximately US$10.8 billion and its GDP per capita was approximately US$1,125.

In the year 2006, its economic conditions were stable primarily as a result of a favorable external environment. According to data compiled by the International Monetary Fund, Bolivia’s GDP grew for the years 2003, 2004, 2005 and 2006 at 2.9%, 3.9%, 4.1% and 4.5%, respectively.

The agriculture sector and its impact on the economy. Bolivia’s agricultural and livestock sector plays a leading role in Bolivia’s national economy and is the second most important component of GDP having an annual average estimated growth rate of approximately 3.2% for the period 1980 to 2005 according to the Instituto Nacional de Estadística (INE). In 2006, agriculture and livestock experienced growth of approximately 4.2% according to INE.

Land market. The trend shown in land distribution in recent years has been, on one hand, extreme parceling at the rural level in the Altiplano and valley regions, resulting from difficult access and demographical pressures and on the other hand increasing intensive livestock farming in the lowlands, as well as an expansionary process consisting in the occupation of land allotted to crops with higher relative advantages in the markets in the lowlands, particularly in Santa Cruz. The latter process has contributed to concentrations of ownership in that area.

In Bolivia, land usage must comply with the so-called Social Economic Function (FES, in Spanish) which consists in the sustainable use of the soil for the performance of production activities such as agriculture and livestock, forestry, preservation and protection of biodiversity, ecotourism and research. This applies both to areas currently being utilized (surfaces that are currently being farmed and exploited) and areas that are currently in the resting stage (surface areas covered by rotation cycles that have already been used and are now waiting to be tilled in subsequent periods).

The productive areas of the country are clearly distinct above all because of the rainfall in the various regions, with the areas that present the lowest rainfalls or higher risk being applied to livestock whereas the regions with more abundant rainfalls being used for agriculture. There are multiple factors that have an impact on productivity, both in agriculture and in livestock and that exert influence on the value of the land, such as erosion (which affects approximately 25% of the national territory), low fertility, climatic phenomena, the small size of farms in some areas, highly concentrated land ownership and the resulting inadequate access to the land. The highest prices are in the Santa Cruz area, Bolivia’s most developed agricultural region. Lands that are more remote and have no infrastructure have lower values.

Crops. The Economic Plan of the Bolivian Government of 1952 provided for the diversification of Bolivian production, which as of that time had been focused primarily on mining activities, and encouraged the construction of roads as well as internal and external migrations. Thus, the agricultural frontier expanded to include mainly sugar cane, rice and corn as well as traditional products of small farmers located in what is currently known as the integrated region, to the North of the city of Santa Cruz and introducing soybean in the department.

Additionally, the influence of the Lowland Development Project (Lowlands Project) funded by the World Bank in the mid-1980s and implemented in the period 1990 to 1996 was a determining factor in the expansion of the crop because it allocated resources to create a new agricultural region located to the east of Río Grande, in the eastern lowlands of the Santa Cruz department, an area called “Expansion Zone” where extensive agricultural and livestock activities started to be carried out, primarily soybeans. In the period 1990 to 2000, Bolivia’s agricultural surface area grew significantly and experienced the highest rate of growth in the Eastern Lowlands.

Bolivia’s main crops are soybean, sunflower, corn and sorghum. The following table shows data on the behavior of outputs and yields for the latest five seasons in the Santa Cruz area, which produces 99% of Bolivia’s crops.

	Season
Crop	2001-2002	2002-2003	2003-2004	2004-2005(1)	2005-2006(1)
Soybean
Hectares	639,200	715,100	862,600	930,500	928,000
Tons	1,201,500	1,704,147	1,573,180	1,622,300	1,676,360
Yield (tn/ha)	1.88	2.38	1.82	1.74	1.81

Sunflower
Hectares	133,500	83,000	89,000	99,350	162,000
Tons	78,000	92,000	72,980	120,214	187,920
Yield (tn/ha)	0.58	1.11	0.82	1,21	1.16

Corn
Hectares	126,500	111,500	128,000	152,000	158,500
Tons	412,980	400,220	351,400	588,500	687,385
Yield (tn/ha)	3.26	3.59	2.75	3.87	4.34

Sorghum
Hectares	52,500	67,500	60,000	91,000	104,000
Tons	105,845	162,540	173,050	276,580	351,500
Yield (tn/ha)	2.02	2.41	2.88	3.04	3.38

Source: Source: ANAPO – Technical Department – Prepared by CAO-SIPREM

(1)	Preliminary figures

Livestock. Livestock is also a significant sector in Bolivia. According to INE, the industry currently represents approximately 6% of the country’s GDP. Livestock production systems are highly correlated to the physiographic, climatic, social and cultural conditions and to the population’s purchasing power. As a result, the production systems, located in four macro-regions are highly variable and each has specific characteristics. The most prevalent are the pastoral farming systems.

The Potential of the Agricultural and Livestock industries in Bolivia. We see an investment opportunity in Bolivia for several reasons. Firstly, we believe that Bolivia enjoys preferential access to certain markets. For example, the EU’s Generalised System of Preferences (GSP), the Andean Trade Preference and Drug Enforcement Act (ATPDEA) of the US, and agreements with Japan and with certain other countries afford Bolivia preferential tariff treatment in these markets.

Additionally, we believe that land values are competitive when compared to those in the neighboring countries with similar productive features and they offer attractive appreciation potential with the introduction of technology. In terms of productivity, given the climatic conditions, there is the possibility of double crops, which in our opinion is a comparative advantage.

We are currently interested in possibly entering Bolivia’s agricultural and livestock market to take advantage of the potential shown by certain areas that are still being developed and the potential of other areas that, although more developed and subject to the introduction of technology, we believe would permit an increase in productivity. We intend to focus primarily on evaluating agricultural production taking advantage of double crops and the potential for development shown by crops such as soybean both in the nucleus areas and in those being developed. We also intend to evaluate opportunities to carry out livestock activities. Nevertheless, we may invest in other activities that we consider consistent with our business.

Brazil

The largest country in South America, Brazil stretches over almost half of its surface area and ranks fifth amongst the largest countries in the world. This republic shares frontiers with all the South American countries except only for Chile and Ecuador.

Brazil is one of the members of the so-called BRIC group, together with Russia, India and China. It has been forecasted that China and India may become the largest suppliers of manufactured goods and services whereas Brazil and Russia may become the largest producers of raw materials.

In terms of GDP and according to the estimates prepared by the International Monetary Fund for the year 2006, Brazil ranks tenth at the global level and first at the Latin American level, with US$1,068 billion. In turn, the Brazilian economy closed the year 2006 with an expansion rate of 3.7%. As regards GDP per capita, it stands at US$ 5,717, which marks a 9.4% increase compared to 2005.

In May 2007, Fitch Ratings upgraded Brazil’s sovereign rating from BB to BB+ as a result of an improvement in the country’s external balance supported by the macroeconomic policies and the rise in savings. Whilst the accumulation of international reserves in part reflects potentially volatile revenues attracted by the high interest rates offered, it is underpinned by continuous trade and direct foreign investments. Additionally, it provides security against the possibility of less favorable economic and financial contexts, though at a cost as there are significant differences in the interest rates for assets denominated in Reais and those denominated in US Dollars.

The agriculture and livestock sector and its impact on the economy. According to the Ministério da Agricultura, Pecuária e Abastecimento (MAPA), Brazil’s agribusiness, taken as a whole, (i.e., considering the whole chain of supply of agricultural and livestock products) represented in 2006 approximately 27% of GDP and was a source of jobs for approximately 18 million workers. Additionally, in the period 1996 – 2006, the Brazilian agribusiness exports grew by approximately 134%, evidencing the success of the diversification strategy applied to markets and products as the main growth driver in Brazil’s agribusiness sector which ships more than 50% of its exports to emerging countries.

Furthermore, we believe that the long-standing barrier represented by infrastructure limitations is likely to be improved over time upon completion of the major works outlined by the Plan for the Acceleration of Growth (PAC). The PAC currently contemplates investments of approximately US$234,400 million for the period 2007-2010 and is designed to stimulate the meager growth posted by the country.

The following chart shows the estimated share of Brazil’s agribusiness in the general GDP.

Land market. Land prices are not the same throughout the country, with the differences being due to the degree of development of the land based on the level of investments made in the land and the number of years during which the land has been applied to production. Additionally, soil in Brazil has fertility issues which requires fertilizers and liming and this impacts the value of land, particularly when compared to the value of land in other countries with similar production characteristics.

We believe that prices per hectare in the South and South East regions are the highest, whereas prices in the North and North East regions are the lowest. This is due to the characteristics inherent in each region, such as the degree of urbanization, closeness to consumer markets, available infrastructure, level of economic development and availability of land. Given that, as mentioned above, the value of land is highly influenced by the level of infrastructure in the area in which the land is located, it is our understanding that land prices in the areas that are farther away from the centers of consumption and export ports are likely to show an upward trend as the projects for improvement in the infrastructure systems as announced are consummated.

Crops. Brazil is the largest producer of coffee and sugar in the world, with approximately 32% and 19% of the world’s output as reported by USDA for the season 2005/06. According to USDA, Brazil is also the second largest world producer of soybean in the world, with approximately 25% of the world’s output, after the US. In addition, we believe that Brazil has the potential to become a leading world producer of soybean, cattle beef, poultry meat and tobacco.

In the 1970s, the excess capacity available in the sugar industry propelled the creation of the National Alcohol Program in Brazil. Brazilian sugar cane is being applied to the extraction of ethanol, as a ton of sugar has an energy potential equal to 1.2 oil barrels. At present, Brazil’s is the largest biofuel market in the world, as it produces ethanol based on sugar cane. The second largest ethanol market in the world is the USA where the largest part of ethanol production is based on corn. The size of both markets (Brazilian and American) is almost the same, however, whereas in the US ethanol represents only 3% of the gasoline-ethanol market, in Brazil it represents approximately 40%.

Presently the sales of “flex fuel” automobiles, which use gasoline and ethanol indistinctly, are growing fast. In fact, most of the new cars being sold in Brazil are flex fuel. Given that alcohol is a renewable fuel and less polluting, it is an interesting product to reduce the emissions that contribute to the greenhouse effect.

The following tables show relevant information on the main agricultural and livestock products produced in Brazil,

	Planted area (1,000 ha)		Production (1,000 tons)
	05/06	06/07 h/Apr-07	05/06	06/07 h/Apr-07
Soybean	22,229	20,686	53,414	57,960
Corn	12,964	13,606	42,515	51,051
Beans	4,224	4,276	3,471	3,588
Rice	2,996	2,977	11,579	11,203
Wheat	2,362	1,758	4,873	2,234
Cotton	856	1,065	1,686	2,240
Sorghum	732	693	1,543	1,540
Others	963	914	1,694	1,287

Total	47,326	45,976	120,775	131,103

Source: USDA

	Exports (%)				Production (%)
Product	2004	2005	2006	Ranking	Product	2004	2005	2006	Ranking
Crops					Crops
Sugar	32.5	37.7	34.7	1º	Sugar	18.5	20.0	18.7	1º
Coffee	27.4	30.6	28.1	1º	Coffee	30.5	36.1	32.0	1º
Orange Juice	83.7	80.4	81.9	2º	Orange Juice	54.6	57.5	59.7	1º
Soybean	35.5	31.2	40.2	2º	Soybean	27.3	24.5	25.2	2º
Soy flour	32.7	30.6	25.2	2º	Soy flour	17.4	16.3	15.1	4º
Soybean Oil	31.5	26.2	22.0	2º	Soybean Oil	18.7	17.4	15.7	4º
Cotton	2.9	4.5	4.4	5º	Cotton	6.7	4.9	5.9	4º
Corn	7.3	1.9	3.0	5º	Corn	6.3	4.9	4.1	5º
Rice	0.1	0.9	0.9	17º	Rice	2.2	2.3	1.9	9º

Source: USDA

Livestock. The production and exports of cattle, pork and poultry have significantly risen in recent years. According to the Confederação da Agricultura e Pecuária do Brasil (CNA), in 2006 the country’s beef production amounted to approximately 8.9 million tons, with approximately 44 million of head being slaughtered. According to USDA, at present Brazil currently leads the ranking of the world’s beef exporters.

The potential of the Agricultural and Livestock industries in Brazil. We believe that Brazil is one of the most competitive countries in terms of crop production, forestry products, sugar and cattle. In our opinion, this is a reflection of the availability of major surfaces of land at attractive prices when compared to other countries, and of weather conditions favorable for agriculture and livestock activities. Besides, there is an Infrastructure Plan currently underway, with a track record of attainment of the plan goals which we believe is likely to improve logistics to the ports.

As regards production, we believe that the introduction of new technologies is likely to result in an improvement in Brazil’s competitiveness in the medium term. Also, Brazil is currently a leading country in the production of biofuel and it is important to consider Brazil to be a country fit for meeting the world’s biofuel needs as it has the know-how and natural resources required.

We believe Brazil is a country with substantial growth potential. We currently intend to evaluate further investments focusing primarily on activities involving soybeans, corn, cotton and sugar cane, and perhaps forestry activities. We also intend to continue seeking to acquire land with appreciation potential. Nevertheless, we may invest in other activities that we consider consistent with our business.

Paraguay

The Republic of Paraguay is situated at the heart of the South American continent. As of July 2006, its population was estimated at approximately 6.5 million inhabitants. To the south it borders with Argentina, to the east, with Brazil and to the north with Bolivia.

According to IMF estimates, for 2006, Paraguay’s GDP was approximately US$8.8 billion and its GDP per capita was approximately US$ 1,483.

Production activities in Paraguay in the year 2006, measured by GDP at constant prices, exceeded by 4% the activities for 2005. According to data compiled by the International Monetary Fund, Paraguay’s economy grew at the rate of 3.8% in 2003; 4.1% in 2004; 2.9% in 2005 and 4.0% in 2006.

The agriculture and livestock sector and its impact on the economy. According to Ministerio de Agricultura y Ganadería (MAG), Paraguay’s agricultural, livestock and forestry sectors have a 25.7% share in the country’s total GDP (2005), broken down by sectors as follows: Agriculture 17.2%; Livestock 6.5%; Forestry activities 1.9%; Hunting and fishing 0.1%. In addition, it generates approximately 90% of exports, with 57.6% of said volumes made up by the main agricultural and livestock commodities (33.5% is soybean). Jobs in the agricultural and livestock sector represent approximately 35% of total employment.

Land market. The value of land in Paraguay shows major variations throughout the territory basically due to climatic factors, such as temperature and rainfall, as well as to the development status of the land determined by the technologies used in production and the number of years under cultivation with good techniques. There are areas affected by acidity problems that have to be corrected through the use of fertilizers and liming, which circumstance has an impact on the value of the land.

Crops. We believe that Paraguay is a country with a potential for agricultural production that exceeds current outputs. We believe it has potential to produce up to 5.5 million tons of soybean, 1 million tons of corn, 150,000 tons of sunflower, 100,000 tons of canola and from 800,000 to 1 million tons of wheat and in each case a substantial portion of such production could be exported.

According to the Paraguayan Chamber of Exporters of Grains and Oilseed (CAPECO), based on data compiled by the USDA, during the 2004-2005 season Paraguay was the sixth largest producer of soybeans in terms of global production with an output of 3.80 million tons, equivalent to approximately 2% of the world output of soybean. Also in that season, it was the fourth exporter of soybean, with approximately 2.10 million tons.

The following chart shows the behavior throughout the last 5 seasons of the areas assigned to production, the output in tons and the yields of the main crops:

	Season
Crop	2001-2002	2002-2003	2003-2004	2004-2005	2005-2006
Soybean
Hectares	1,282,855	1,474,148	1,550,000	1,936,600	2,000,000
Tons	3,554,128	4,204,866	3,167,193	3,911,415	4,040,828
Yield (kg/ha)	2,770	2,852	2,043	2,020	2,020

Wheat
Hectares	245,410	310,931	325,000	365,000	395,000
Tons	359,236	362,824	715,000	630,000	634,000
Yield (kg/ha)	1,464	1,167	2,200	1,726	1,605

Corn
Hectares	369,960	442,600	440,000	400,000	410,000
Tons	867,270	881,848	1,120,000	830,000	1,100,000
Yield (kg/ha)	2,344	1,992	2,545	2,075	2,683

Source: Ministerio de Agricultura y Ganadería; Oficina Consultativa y de Investigación Técnica (OCIT)/P,T & Asoc

Soybean is traded on the basis of the Chicago Stock Exchange; for corn, the benchmark market is Paranagua (Brazil), for wheat, it is Santa Catarina (Brazil), and for sunflower, the market is Rosario (Argentina).

The following chart shows the historical level of soybean exports, Paraguay’s main exportable commodity, as well as the FOB price per ton exported.

SOYBEAN EXPORTS	Gross Kilogram	US$/FOB	US$/FOB/tn
1996	1,505,219,678	336,812,356,26	224
1997	1,748,444,646	447,948,060,24	256
1998	1,997,652,933	403,276,891,97	202
1999	2,316,376,300	341,425,442,95	147
2000	1,976,334,375	320,142,031,58	162
2001	2,464,071,098	375,692,742,96	152
2002	2,319,150,805	367,457,628,97	158
2003	3,093,560,681	574,892,707,80	186
2004	2,664,415,685	599,493,529,25	225
2005	2,882,182,000	518,792,760,0	180

Total Soybean 1995-2005:	23,291,096,201	4,337,327,524,83	187

Source: Consultora Passerieu, Tallone & Asociados for Datos Agropecuarios and the Cáamara de Exportadores de Cereales y Oleaginosas

Livestock. Paraguay’s main cattle activities focus on the production of cattle beef, traditionally engaged in by the small and medium sized farmers and requiring large areas of grazing pastures.

It is also worth noting that the World Organisation for Animal Health considers now Paraguay to be free of foot and mouth disease after having eradicated the outbreaks that occurred in October 2002 and in July 2003. According to the Ministerio de Agricultura y Ganadería estimations Paraguayan exports increased approximately 164%, 70% and 60% during the years 2004, 2005 and 2006, respectively because of this.

The potential of the Agricultural and Livestock industries in Paraguay. We believe that agricultural and ecological conditions in Paraguay are favorable to livestock activities, and there is also the possibility of acquiring extensive parcels of land suitable for agricultural and/or livestock projects at attractive prices compared to certain other countries with similar production levels. Paraguay affords the possibility of dual crops, which we consider an interesting comparative advantage.

We are currently considering investing in the Paraguayan agricultural and livestock market mainly because of the appreciation potential of its land. We are interested in carrying out agricultural and livestock activities in some of the areas currently in production, such as the nucleus area as well as in the developing areas which afford the possibility of transforming livestock land into agricultural land. Nevertheless, we may invest in other activities that we consider consistent with our business strategy.

Uruguay

Uruguay is one of the countries located in the temperate areas of Southeastern South America with a population of approximately 3.2 million inhabitants. According to IMF estimates, in 2006, Uruguay’s GDP was approximately US$19.2 billion, and its GDP per capita was approximately US$6,007.

According to data compiled by Uruguay’s National Statistics Institute, Uruguay’s GDP grew at the rate of 2.2%, 11.8%, 6.6% and 7.0% in 2003, 2004, 2005 and 2006, respectively. In July 2006, Fitch Ratings upgraded Uruguay’s long-term rating from B+ to BB (-) which reflected reduced need for financing and an improvement in the dynamics of the country’s sovereign debt caused by economic growth and conservative fiscal policies.

The agriculture and livestock sector and its impact on the economy. Agriculture has been a principal source of growth for Uruguay. The agricultural and industrial agriculture sectors represent approximately 23% of the Uruguayan GDP, and more than half of the agricultural output is exported. The devaluation of the Uruguayan Peso in 2002 contributed to an increase in the country’s competitiveness in the world markets.

The Uruguayan Government currently encourages foreign investment through a legal framework with the following salient features: absence of restrictions upon incoming and/or outgoing capitals, freedom in the monetary market (deals may be closed in any currency), equal treatment to national and foreign investors and freedom of access to the capital markets. Exchange rates are determined on the basis of supply and demand, ultimately following the trends in institutional markets.

Land market. Over the past three decades, real estate prices in current US Dollars in Uruguay have shown an upwards trend though subject to major variations in certain periods.

We believe that the prices of land in Uruguay have generally matched those prevailing in countries with similar characteristics as a result of several factors, amongst which the increase in the price of commodities is to be emphasized but including also the major technological breakthroughs applied to production which led to a dramatic productivity increase and improved land usage. The main reasons for this structural change have been the increase in direct foreign investment, an abundant supply of capitals and the good momentum in general shown by the world economy. Furthermore, a change has been perceived in the equation underlying the formation of land prices: the incidence of agricultural and forest production has now risen to the detriment of cattle beef production basically because outputs have grown more in the agricultural and forestry sectors than in cattle beef. The factors determining the value of land are location and adequacy for the agricultural and livestock operations intended.

Crops. Uruguayan agriculture is fit for both winter crops (such as wheat and barley) and summer crops (such as soybean, corn, sunflower, rice and sugar cane).

Wheat is one of the crops that best adapts to Uruguayan weather. It is mostly applied to domestic use and it is processed by the local milling industry based in the areas close to the city of Montevideo.

Soybean, in turn, has been the crop with the highest growth rate, both as regards planted surface area and as regards output levels as soybean’s great adaptability has allowed this crop to penetrate different regions. Starting in 2001 soybean crops widespread and as of the date of this report, this process has not stopped and it is today the summer crop with the most extensive planted area and soybean outputs are second only to rice.

It is to be noted that the gap between the yields obtained from the first planting season and those obtained from the second planting season is relatively low and therefore, double crops (winter + summer) delivers better yields when compared to those obtained from the first planting season.

The following chart contains information about the main crops:

	Season
Crop	2001-2002	2002-2003	2003-2004	2004-2005	2005-2006
Soybean
Thousand hectares	28.9	78.9	247.1	278.0	309.1
Thousand tons	66.7	183.0	377.0	478.0	631.9
Yield (kg/ha)	2,305	2,318	1,526	1,720	2,044

Rice
Thousand hectares	160.2	153.4	186.5	184.0	177.3
Thousand tons	939.0	906.0	1,262.6	1,214.5	1,292.0
Yield (kg/ha)	5,863	5,905	6,771	6,600	7,290

Wheat
Thousand hectares	125.0	137.1	117.7	179.3	153.5
Thousand tons	143.6	205.8	326.0	532.6	454,1
Yield (kg/ha)	1,149	1,501	2,769	2,970	2,958

Barley
Thousand hectares	129.0	102.8	117.7	136.6	78.1
Thousand tons	117.7	176.9	323.7	406.5	242.3
Yield (kg/ha)	913	1,721	2,750	2,976	3,103

Sunflower
Thousand hectares	108.5	176.0	110.6	118.0	58.8
Thousand tons	150.3	234.0	177.0	150.5	80.6
Yield (kg/ha)	1,385	1,329	1,600	1,276	1,371

Corn
Thousand hectares	48.7	38.9	44.9	60.6	49.0
Thousand tons	163.4	178.5	223.0	251.0	205.0
Yield (kg/ha)	3,355	4,585	4,966	4,141	4,184

Source: Ministerio de Ganadería, Agricultura y Pesca – DIEA estadísticas agropecuarias and Oficina de Programación y Política Agropecuaria

Livestock. Cattle is a major sector in Uruguay’s agricultural and livestock industries. Approximately 90% of the country’s surface area (14.5 million hectares) is used for livestock purposes, and cattle-related activities are believed to represent more than half of the gross product of Uruguay’s agricultural and livestock sector.

For purposes of analyzing the cattle sector, the country may be subdivided into two major regions: on one hand, there is a cattle area that spans approximately 12 million hectares of natural grazing prairies, and on the other hand there is another area, spanning approximately 3.4 million hectares much of which is dedicated to both agricultural and livestock activities.

It is also worth noting that Uruguay gained the status of a country free of foot and mouth disease according to the OIE, the World Organisation for Animal Health after having eradicated the outbreak that occurred in early 2001. Having gained such status, Uruguay may now export to a number of countries to which it was previously unable to export According to the Instituto Nacional de Carnes, the main destinations during the 2006/7 season were the NAFTA countries which acquired 64.5% of Uruguay’s exports and then the EU which acquired approximately 12.6% of the country’s exports.

Milk. Starting in the mid-1970s, in the context of an economic policy geared to promote exports, the milk industry experienced a series of changes. As a measure of the size of these changes, the annual output of milk saw a twofold increase from 723 million liters in 1975 to 1,440 million in 2006, and we are optimistic that the outlook for milk output for 2007 is positive.

The increase in the output of milk has entailed increased availability of raw materials in the domestic market for the agribusiness which not only contributed to the enhancement of the domestic market but also gave a boost to exports, whose values climbed from US$ 2.7 million in 1975 to US$ 265 million as estimated for 2006. It is to be noted that according to the Dirección General de Servicios Ganaderos, Uruguay exports approximately 60% of its milk output and ranks first in terms of annual milk production per inhabitant in the Americas, with more than 400 liters per year.

In turn, the price of milk for producers shows an upward trend in the face of the expectations of high prices in the international markets and the interest shown by the industry in encouraging primary production given a scenario of firm external demand.

The chart below shows that, following a 30% drop in the price of milk to producers in 2002 compared to 2001, there was an average 59% increase in the period 2002-2006.

Average values (US$ cents/liter)

Source: Ministerio de Ganadería, Agricultura y Pesca – Oficina de Programación y Política Agropecuaria

The potential of the Agricultural and Livestock industries in Uruguay. Although the value of land in the areas that are traditionally agricultural is generally comparable to the market prices prevailing in other countries with similar characteristics, we believe that opportunities to capture value in the less developed areas through the introduction of technological breakthroughs can still be found.

Another advantage that we perceive in Uruguay is that its export market is still being consolidated, and the marketing alternatives are improving because certain international players are investing in the country which we believe may ultimately enhance product prices and profitability in the future.

We are interested in possible future activities in Uruguay mainly in the milk sector seeking to reach higher productivity levels and further cost reductions through the introduction of new technologies. Nevertheless, we may invest in other activities that we consider consistent with our business strategy.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria

IRSA Inversiones y Representaciones Sociedad Anónima

Banco Hipotecario S.A.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria and its subsidiaries at June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2007 in conformity with accounting principles generally accepted in Argentina. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Accounting principles generally accepted in Argentina vary in certain significant respects from the accounting principles generally accepted in the United States of America and as allowed by Item 18 to Form 20-F. Information relating to the nature and effect of such differences is presented in Note 17 to the consolidated financial statements.

PRICE WATERHOUSE & Co. S.R.L.

By	(Partner)
Andrés Suarez

Buenos Aires, Argentina

August 31, 2007

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Consolidated Balance Sheets

as of June 30, 2007 and 2006

(In Argentine Pesos, except as otherwise indicated)

	2007		2006
ASSETS
Current Assets
Cash and banks (Notes 4.a) and 18.g))	Ps.	46,930,644	Ps.	25,997,361
Investments (Notes 4.b), 7, 18.c) and 18.g))		39,841,438		6,223,788
Trade accounts receivable, net (Notes 4.c), 7 and 18.g))		37,930,596		11,084,617
Other receivables (Notes 4.d), 7 and 18.g))		39,611,870		22,744,963
Inventories (Note 4.e))		52,460,289		28,932,135

		216,774,837		94,982,864

Non-Current Assets
Other receivables (Notes 4.d) 7 and 18.g))		43,236,560		36,005,292
Inventories (Note 4.e))		68,345,438		62,712,423
Investments (Notes 4.b), 7 and 18.g))		541,328,760		505,423,985
Property and equipment, net (Note 18.a))		245,919,561		224,775,512
Intangible assets, net (Note 18.b))		23,581,646		23,581,646

Subtotal		922,411,965		852,498,858

Negative goodwill, net		(67,306,386)		(76,825,838)

Total Assets	Ps.	1,071,880,416	Ps.	870,655,884

LIABILITIES
Current Liabilities
Trade accounts payable (Notes 4.f), 7 and 18.g))	Ps.	30,935,851	Ps.	26,438,528
Short-term debt (Notes 4.g), 7 and 18.g))		122,749,734		66,421,573
Salaries and social security payable (Notes 4.h) and 7)		4,219,120		2,293,130
Taxes payable (Notes 4.i) and 7)		6,699,044		3,313,836
Other liabilities (Notes 4.j) and 7)		3,087,957		3,442,024

		167,691,706		101,909,091

Non-Current Liabilities
Trade accounts payable (Notes 4.f), 7 and 18.g))		246,231		835,292
Long-term debt (Notes 4.g), 7 and 18.g))		24,744,000		98,096,955
Taxes payable (Notes 4.i) and 7)		51,312,237		42,770,882
Other liabilities (Note 4.j) and 7)		347,549		434,309
Provision for lawsuits and contingencies (Notes 7 and 18.d))		1,747,606		183,893

		78,397,623		142,321,331

Total Liabilities		246,089,329		244,230,422

Minority interest		836,872		559,871

SHAREHOLDERS’ EQUITY		824,954,215		625,865,591

Total Liabilities and Shareholders’ Equity	Ps.	1,071,880,416	Ps.	870,655,884

The accompanying notes are an integral part of these consolidated financial statements.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Consolidated Statements of Income

for the years ended June 30, 2007, 2006 and 2005

(In Argentine Pesos, except as otherwise indicated)

	2007		2006		2005
Production income (see Note 18. f))
Crops	Ps.	72,426,012	Ps.	37,005,907	Ps.	44,052,970
Beef cattle		19,462,410		20,452,655		19,993,923
Milk		10,911,397		7,892,462		3,463,144

Total production		102,799,819		65,351,024		67,510,037

Cost of production	Ps.		Ps.		Ps.
Crops		(52,401,684)		(35,799,706)		(34,463,844)
Beef cattle		(15,050,438)		(18,780,372)		(17,012,337)
Milk		(8,476,391)		(5,845,360)		(2,094,975)

Total cost of production (Note 18.f))		(75,928,513)		(60,425,438)		(53,571,156)

Gross income from production		26,871,306		4,925,586		13,938,881

Sales
Crops	Ps.	53,401,376	Ps.	61,659,566	Ps.	30,893,216
Beef cattle		31,966,582		33,713,479		36,826,885
Milk		9,730,929		7,892,462		3,463,144
Feed lot		3,102,229		2,721,377		2,129,838
Others		12,116,372		6,353,777		4,859,931

Total sales		110,317,488		112,340,661		78,173,014

Cost of sales	Ps.		Ps.		Ps.
Crops		(50,434,966)		(53,286,035)		(30,460,110)
Beef cattle		(30,272,710)		(32,993,523)		(35,810,780)
Milk		(9,730,929)		(7,892,462)		(3,463,144)
Feed lot		(2,823,865)		(2,318,102)		(1,855,278)
Others		(5,870,058)		(2,093,332)		(1,546,204)

Total cost of sales (Note 18.e))		(99,132,528)		(98,583,454)		(73,135,516)

Gross income from sales		11,184,960		13,757,207		5,037,498

Gross profit		38,056,266		18,682,793		18,976,379

Selling expenses (Note 18.h))		(9,971,891)		(10,151,452)		(6,599,566)
Administrative expenses (Note 18.h))		(16,628,088)		(11,560,307)		(7,271,279)
Net gain on the sale of farms		22,255,710		9,897,186		19,987,989
Unrealized gain on inventories – Beef cattle		5,102,943		2,847,711		11,620,779
Unrealized gain on inventories – Crops		(805,910)		1,391,209		(456,710)

Operating income		38,009,030		11,107,140		36,257,592

Financial results, net: (Note 4.k))
Financial results generated by assets		2,882,976		33,859,684		72,275,349
Financial results generated by liabilities		(13,340,970)		(21,485,726)		(8,523,963)

Total financial results, net		(10,457,994)		12,373,958		63,751,386

Gain on equity investees		40,198,825		22,140,997		28,087,632

Other expense, net:
Gain on the sale of fixed assets		7,542		116,650		45,398
Donations		—		(1,600,000)		(1,900,000)
Shareholders personal assets tax and others		(4,258,342)		(1,884,244)		(3,210,784)

Total other expense, net		(4,250,800)		(3,367,594)		(5,065,386)

Management fee		(5,484,697)		(3,836,470)		(8,533,213)

Income before income tax and minority interest		58,014,364		38,418,031		114,498,011

Income tax expense (Note 12)		(8,375,095)		(5,431,831)		(37,787,594)
Minority interest		(277,000)		(102,924)		88,501

Net income for the year	Ps.	49,362,269	Ps.	32,883,276	Ps.	76,798,918

Earnings per share (Notes 3.t) and 13):
Basic net income per common share	Ps.	0.20	Ps.	0.19	Ps.	0.49
Diluted net income per common share		0.16		0.13		0.25

The accompanying notes are an integral part of these consolidated financial statements.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

for the years ended June 30, 2007, 2006 and 2005

(In Argentine Pesos, except as otherwise indicated)

	Shareholders’ contributions
Items	Common stock (Note 5)		Treasuy stock		Inflation adjustment of common stock and treasury stock		Paid-in- capital		Total		Legal reserve		Reserve for new developments		Retained earnings		Translation differences		Total
Balances as of June 30, 2004	Ps.	150,532,819	Ps.	240,000	Ps.	166,218,124	Ps.	106,323,100	Ps.	423,314,043	Ps.	6,087,440	Ps.	—	Ps.	35,766,713	Ps.	—	Ps.	465,168,196
Exercise of stock options		240,000		(240,000)		—		—		—		—		—		240,000		—		240,000
Conversion of notes into common stock		5,918,871		—		—		2,938,140		8,857,011		—		—		—		—		8,857,011
Exercise of warrants		6,092,889		—		—		4,826,490		10,919,379		—		—		—		—		10,919,379
Appropriation of profits resolved by Shareholders´ Meeting held on October 22, 2004
- Legal reserve		—		—		—		—		—		1,605,151		—		(1,605,151)		—		—
- Cash dividends (Ps. 0.02 per share)		—		—		—		—		—		—		—		(3,000,000)		—		(3,000,000)
Changes of interest in equity investees and subsidiaries resulting from capital nature transactions (Note 5)		—		—		—		(35,912,534)		(35,912,534)		—		—		—		—		(35,912,534)
Net income for the year		—		—		—		—		—		—		—		76,798,918		—		76,798,918

Balances as of June 30, 2005	Ps.	162,784,579	Ps.	—	Ps.	166,218,124	Ps.	78,175,196	Ps.	407,177,899	Ps.	7,692,591	Ps.	—	Ps.	108,200,480	Ps.	—	Ps.	523,070,970
Conversion of notes into common stock		29,151,389		—		—		15,957,556		45,108,945		—		—		—		—		45,108,945
Exercise of warrants		28,668,581		—		—		24,918,614		53,587,195		—		—		—		—		53,587,195
Appropriation of profits resolved by Shareholders´ Meeting held on November 29, 2005
- Legal reserve		—		—		—		—		—		3,839,946		—		(3,839,946)		—		—
- Cash dividends (Ps. 0.06 per share)		—		—		—		—		—		—		—		(10,000,000)		—		(10,000,000)
Changes of interests in equity investees and subsidiaries resulting from capital nature transactions (Note 5)		—		—		—		(12,134,376)		(12,134,376)		—		—		—		—		(12,134,376)
Translation differences																		(6,650,419)		(6,650,419)
Net income for the year		—		—		—		—		—		—		—		32,883,276				32,883,276

Balances as of June 30, 2006	Ps.	220,604,549	Ps.	—	Ps.	166,218,124	Ps.	106,916,990	Ps.	493,739,663	Ps.	11,532,537	Ps.	—	Ps.	127,243,810	Ps.	(6,650,419)	Ps.	625,865,591
Conversion of notes into common stock		44,352,015		—		—		25,307,891		69,659,906		—		—		—		—		69,659,906
Exercise of warrants		44,619,656		—		—		39,555,902		84,175,558		—		—		—		—		84,175,558
Appropriation of profits resolved by Shareholders´ Meeting held on October 31, 2006
- Legal reserve		—		—		—		—		—		1,644,164		—		(1,644,164)		—		—
- Cash dividends (Ps. 0.02 per share)		—		—		—		—		—		—		—		(5,500,000)		—		(5,500,000)
- Reserve for new developments		—		—		—		—		—		—		120,099,646		(120,099,646)		—		—
Changes of interests in equity investees and subsidiaries resulting from capital nature transactions (Note 5)		—		—		—		(6,857,758)		(6,857,758)		—		—		—		—		(6,857,758)
Translation differences																		8,248,649		8,248,649
Net income for the year		—		—		—		—		—		—		—		49,362,269		—		49,362,269

Balances as of June 30, 2007	Ps.	309,576,220	Ps.	—	Ps.	166,218,124	Ps.	164,923,025	Ps.	640,717,369	Ps.	13,176,701	Ps.	120,099,646	Ps.	49,362,269	Ps.	1,598,230	Ps.	824,954,215

The accompanying notes are an integral part of these consolidated financial statements.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Consolidated Statements of Cash Flows

for the years ended June 30, 2007, 2006 and 2005

(In Argentine Pesos, except as otherwise indicated)

	2007		2006		2005
Cash flows from operating activities:
Net income for the year	Ps.	49,362,269	Ps.	32,883,276	Ps.	76,798,918
Adjustments to reconcile net income to net cash flows operating activities:
Income tax expense		8,375,095		5,431,831		37,787,594
Depreciation		4,459,067		5,112,088		4,169,139
Minority interest		277,000		102,924		(88,501)
Gain on equity investees		(40,198,825)		(22,140,997)		(28,087,632)
Unrealized gain on inventories		(4,371,596)		(4,238,920)		(11,622,122)
Net gain on the sale of farms		(22,255,710)		(9,897,186)		(19,987,989)
Gain on the sale of fixed assets		(7,542)		(116,650)		(45,398)
Accrued for management fees		2,817,997		3,073,950		8,239,263
Accrued expenses and allowance for doubtful accounts		9,053,039		10,940,250		14,743,900
Financial results		(2,363,592)		(6,663,008)		(9,594,906)
Gain from sale of non-current investments		—		(14,872,000)		(68,754,172)
Changes in operating assets and liabilities:
Decrease in current investments		6,162,768		7,262,688		4,101,258
Increase in trade accounts receivable		(28,541,205)		(1,339,921)		(4,452,087)
Increase in other receivables		(24,206,407)		(27,029,018)		(2,805,944)
(Increase) decrease in inventory		(28,274,045)		11,331,834		(8,820,992)
(Decrease) increase in trade accounts payable		(2,873,413)		(4,833,940)		2,537,610
Increase (decrease) in salaries and social security payable and taxes payable		5,581,373		(18,293,933)		(6,445,800)
Increase in interest payable		12,699,048		10,292,047		11,010,444
Dividends collected		1,352,941		1,108,923		1,653,096
Increase in non-current investments		(89,987)		—		—
(Decrease) increase in other liabilities		(3,099,069)		415,721		(10,436,614)

Net cash used in operating activities		(56,140,794)		(21,470,041)		(10,100,935)

Cash flows from investing activities:
Net proceeds from the sale of farms and other property and equipment		25,335,741		5,634,000		28,456,272
Collection of receivables from the sale of farms		3,850,808		5,736,964		1,127,138
Acquisition of farms and other property and equipment		(29,326,622)		(55,770,620)		(25,959,614)
Decrease in convertible notes		—		—		93,528,147
Payment for subsidiary acquired, net of cash acquired		—		(1,857,985)		—
Increase in interest in related companies		(726,804)		(64,608,293)		(34,417,910)

Net cash (used in) provided by investing activities		(866,877)		(110,865,934)		62,734,033

Cash flows from financing activities:
Contributions received by subsidiaries from minority shareholders		—		180,000		900,000
Exercise of warrants		84,175,558		53,587,195		10,919,379
Cash dividends paid		(5,500,000)		(10,000,000)		(3,000,000)
Proceeds from the exercise of stock options and subscription of treasury shares		—		—		240,000
Proceeds from short-term and long-term debt		84,508,257		83,957,134		44,356,365
Payments of short-term debt		(45,139,498)		(18,959,790)		(51,724,287)
Payment of seller financing		(2,230,560)		(16,514,000)		—

Net cash provided by financing activities		115,813,757		92,250,539		1,691,457

Net increase (decrease) in cash and cash equivalents		58,806,086		(40,085,436)		54,324,555
Cash and cash equivalents as of the beginning of the year		27,377,050		67,462,486		13,137,931

Cash and cash equivalents as of year-end	Ps.	86,183,136	Ps.	27,377,050	Ps.	67,462,486

The accompanying notes are an integral part of these consolidated financial statements.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Consolidated Statements of Cash Flows

for the years ended June 30, 2007, 2006 and 2005—(continued)

(In Argentine Pesos, except as otherwise indicated)

	2007		2006		2005
Supplemental cash flow information:
Cash paid during the year for:
Interest	Ps.	9,200,569	Ps.	10,336,890	Ps.	4,679,210
Income tax	Ps.	1,738,045	Ps.	33,317,971	Ps.	980,679
Non-cash investing and financing activities:
Inventory transferred to property and equipment	Ps.	1,460,459	Ps.	779,347	Ps.	1,108,210
Conversion of notes into common shares	Ps.	69,659,906	Ps.	45,108,945	Ps.	8,857,011
Seller financing for acquisition of farms	Ps.	3,714,000	Ps.	7,160,617	Ps.	—
Application of down payments received for the sale of farms	Ps.	—	Ps.	(2,055,200)	Ps.	—
Increase in interest in IRSA by a decrease in non-current investments (conversion of IRSA convertible notes)	Ps.	—	Ps.	66,338,239	Ps.	—
Acquisition of subsidiary company through a decrease in non-current investments	Ps.	—	Ps.	21,723,661	Ps.	—
Increase in receivables from the sale of farms	Ps.	3,646,002	Ps.	8,572,080	Ps.	8,004,677
Acquisition of subsidiary company:
Fair value of concession rights	Ps.	—	Ps.	23,581,646	Ps.	—
Fair value of other non-cash assets acquired	Ps.	—	Ps.	5,922,781	Ps.	—
Fair value of non-cash liabilities assumed	Ps.	—	Ps.	(317,165)	Ps.	—
Net assets acquired	Ps.	—	Ps.	29,187,262	Ps.	—
Total purchase price	Ps.	—	Ps.	29,187,262	Ps.	—
Surrender of IRSA’s convertible notes	Ps.	—	Ps.	27,329,277	Ps.	—
Purchase price paid in cash	Ps.	—	Ps.	1,857,985	Ps.	—

The accompanying notes are an integral part of these consolidated financial statements.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements

(In Argentine Pesos, except as otherwise indicated)

1.	Description of business

Cresud Sociedad Anónima Comercial, Inmobiliaria, Financiera y Agropecuaria (“Cresud” and together with its subsidiaries the “Company”) was incorporated in 1936 as a subsidiary of Credit Foncier, a Belgian company engaged in, among other things, providing rural and urban loans in Argentina and administering real estate holdings foreclosed by Credit Foncier. Credit Foncier was liquidated in 1959, and as part of such liquidation, the shares of Cresud were distributed to Credit Foncier’s shareholders. From the 1960s through the end of the 1970s, the business of the Company shifted exclusively to primary agricultural activities. Currently, the Company’s business operations are comprised of crop production, cattle raising and fattening, milk production, cattle feeding, certain forestry activities and brokerage activities. However, from time to time it sells properties to profit from real estate appreciation opportunities and which, in the judgment of management, are surplus to the Company’s primary operations.

2.	Preparation of financial statements

a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles used in Argentina, as set forth by the Federación Argentina de Consejos Profesionales de Ciencias Económicas (“FACPCE”) and as implemented, adapted, amended, revised and/or supplemented by the Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires (“CPCECABA”) (collectively Argentine GAAP). In addition, the Company must comply with the regulations of the Comisión Nacional de Valores (“CNV”), the National Securities Commission in Argentina, which differ in certain significant respects from generally accepted accounting principles in the United States of America (“US GAAP”). Such differences involve methods of measuring the amounts shown in the consolidated financial statements as well as additional disclosures required by US GAAP and Regulation S-X of the Securities and Exchange Commission (“SEC”). A description of the significant differences between Argentine GAAP and US GAAP as they relate to the Company are set forth in Note 17 to these consolidated financial statements.

As discussed in Note 2.d), in order to comply with regulations of the CNV, the Company discontinued inflation accounting as from February 28, 2003. The application of this CNV regulation represented a departure from Argentine GAAP. However, such departure has not had a material effect on the accompanying consolidated financial statements.

In addition, in accordance with the CNV regulations, deferred income taxes have been accounted for on an undiscounted basis. The CNV resolution represented a departure from Argentine GAAP. Such departure did not have a significant impact on these consolidated financial statements. However, as further discussed below, the CPCECABA issued revised accounting standards. One of these standards requires companies to account for deferred income taxes on an undiscounted basis, thus aligning the accounting to that of the CNV. Since the CNV adopted the CPCECABA standards effective July 1, 2006, there is no longer a difference on this subject between Argentine GAAP and the CNV regulations.

Effective July 1, 2006, we adopted Technical Resolution No. 22 “Agricultural Activities” (RT No. 22). RT No. 22 prescribes the accounting treatment, financial statement presentation, and disclosures related to agricultural activity. Agricultural activity is the management by an entity of the biological transformation of living animals or plants (biological assets) for sale, into agricultural produce, or into additional biological assets. RT No. 22 prescribes, among other things, the accounting treatment for biological assets during the period of growth, degeneration, production, and procreation, and for the initial measurement of agricultural produce at the point of harvest. It requires measurement at fair value less estimated point-of-sale costs from initial recognition of biological assets up to the point of harvest, other than when fair value cannot be measured reliably on initial recognition. RT No. 22 requires that a change in fair value less estimated point-of-sale costs of a biological asset be included in profit or loss for the period in which it arises. RT No. 22 also requires that gains or losses arising on initial recognition of agricultural produce at fair value less estimated point-of-sale costs to be included in profit or loss for the period in which it arises. In agricultural activity, a change in physical attributes of a living

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

animal or plant directly enhances or diminishes economic benefits to the entity. RT No. 22 is applied to agricultural produce, which is the harvested product of the entity’s biological assets, only at the point of harvest. Accordingly, RT No. 22 does not deal with the processing of agricultural produce after harvest; for example, the processing of milk into cheese.

Biological transformation comprises the processes of growth, degeneration, production, and procreation that cause qualitative or quantitative changes in a biological asset. Harvest is the detachment of produce from a biological asset or the cessation of a biological asset’s life processes. Biological transformation results in the following types of outcomes: asset changes through (i) growth (an increase in quantity or improvement in quality of an animal or plant), (ii) degeneration (a decrease in the quantity or deterioration in quality of an animal or plant), or (iii) procreation (creation of additional living animals or plants).

The adoption of RT No. 22 did not have a significant impact in our measurement and recognition of biological transformation. Rather, it changed the format of our income statement. Under RT No. 22 we disclose certain components of our costs as separate line items in the income statement. There was no change in our gross profit for any of the periods presented.

Prior to the adoption of RT No. 22 gains or losses arising from initial recognition of biological assets and agricultural produce as well as changes in fair value of biological assets were included as a deduction of costs of sales. Under RT No. 22 these changes are disclosed separately in the income statement under the line item titled “Production income” in our income statement.

Also, prior to the adoption of RT No. 22, costs directly related to the transformation of biological assets and agricultural produce were also included as an addition to costs of sales. Under RT No. 22, these costs are disclosed separately in the income statement under the line item titled “Cost of production” in our income statement due to the direct relationship to the transformation of biological assets and agricultural produce.

The adoption of RT No. 22 did not affect our recognition of revenue which is included in the line item titled “Sales” in our income statement. See Note 3 a) for our revenue recognition policies. As a result of the adoption of RT No. 22, our costs of sales only show certain direct costs related to the sales of agricultural produce other than selling expenses. RT No. 22 intends to purport that costs of sales are not significant in agricultural activities while costs of biological transformation into agricultural produce represent the major costs of these activities.

In addition, under RT No. 22, Exhibits Cost of Sales and Cost of production included in Note 18 e) and f) to our income statement present a reconciliation of changes in the carrying amount of biological assets between the beginning and the end of the current period. This reconciliation includes (a) the gain or loss arising from changes in fair value less estimated point-of-sale costs; (b) increases due to purchases; (c) decreases attributable to sales and biological assets classified as held for sale; (d) decreases due to harvest; (e) increases resulting from business combinations, if any; (f) other changes.

Adoption by CNV of CPCECABA standards

The CNV issued General Resolutions 485 and 487 on December 29, 2005 and January 26, 2006, respectively which adopted, with certain modifications, the new accounting standards previously issued by the CPCECABA through its Resolution CD 93/2005. These standards were effective for the fiscal year ended June 30, 2007.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

The most significant changes included in the accounting standards adopted by the CNV relate to (i) changes in the impairment test of long-lived assets and (ii) changes to deferred income tax accounting. The new standars provide for the accounting treatment of differences between the tax basis and book basis of non-monetary items for deferred income tax calculation purposes when companies prepare price-level restated financial statements. The new accounting standard mandates companies to treat these differences as temporary. However, the standard allows a one-time accommodation to continue treating these differences as permanent if this policy had been applied by the Company prior to the adoption of the standard. As such, the Company is allowed to continue treating differences as permanent. In addition, deferred income taxes should be accounted on an undiscounted basis.

Also, under the new standards, the carrying value of a long-lived asset is considered impaired by the Company when the expected cash flows from such asset is separately identifiable and less than its carrying value. Expected cash flows are determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

b)	Basis of consolidation

The accompanying consolidated financial statements include the accounts of Cresud and its subsidiaries over which Cresud has effective control. Investments in joint ventures in which the Company exercises joint control are accounted for under the proportionate consolidation method (see Note 2 c) for details). Investments in companies in which Cresud exercises significant influence, but not control, are accounted for under the equity method.

All significant intercompany balances and transactions have been eliminated in consolidation.

In accordance with Argentine GAAP, the presentation of the parent company´s individual financial statements is mandatory. Consolidated financial statements are to be included as supplementary information to the individual financial statements. For the purpose of these financial statements, individual financial statements have been omitted since they are not required for SEC reporting purposes.

A description of the subsidiaries over which Cresud has effective control, with their respective percentage of capital stock owned, is presented as follows:

Subsidiaries	Percentage of capital stock owned as of June 30, (i)
	2007	2006	2005
Inversiones Ganaderas S.A.	99.99%	99.99%	99.99%
Futuros y Opciones.Com S.A.	70.00%	70.00%	70.00%
Agropecuaria Cervera S.A.	99.99%	99.99%	—

(i)	Percentage of equity interest owned has been rounded.

c)	Proportionate consolidation

Cactus Argentina S.A. (“Cactus”) is a joint venture operation between the Company and Cactus Feeders Inc. As further discussed in Note 2 g), effective January 1, 2007, the Company’s interest in the joint venture decreased from 50.0% to 24.0%. The Company followed Technical Resolution No. 21, “Equity Method of Accounting, Consolidation of Financial Statements and Related Party Transactions” (“RT No. 21”) in accounting for joint venture operations. RT No. 21 requires proportionate consolidation where effective joint control is exercised. Accordingly, these financial statements reflect the Company’s pro-rata equity interest in the joint venture on a line-by-line basis through December 31, 2006. As from January 1, 2007, the investment in Cactus has been accounted for under the equity method of accounting.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

d)	Presentation of financial statements in constant Argentine Pesos

On August 22, 1995, the Argentine Government issued Decree No. 316/95 discontinuing the requirement that financial information be restated for inflation for any date or period after August 31, 1995. Effective September 1, 1995 in accordance with CNV resolutions and Argentine GAAP, the Company began accounting for its financial transactions on a historical cost basis, without considering the effects of inflation. Prior to September 1, 1995, the consolidated financial statements were prepared on the basis of general price level accounting, which reflected changes in purchasing power of the Argentine Peso in the historical consolidated financial statements. The financial statement information of periods prior to August 31, 1995 was restated to pesos of general purchasing power as of August 31, 1995. The August 31, 1995 balances, adjusted to the general purchasing power of the Peso at that date, became the historical cost basis for subsequent accounting and reporting.

However, as a result of the inflationary environment in Argentina in 2002, the CPCECABA approved on March 6, 2002, a resolution reinstating the application of inflation accounting in financial statements as from January 1, 2002. This resolution provided that all recorded amounts restated for inflation through August 31, 1995, as well as those arising between that date and December 31, 2001 are to be considered stated in currency as of December 31, 2001.

On July 16, 2002, the Argentine government issued a decree, instructing the CNV to issue the necessary regulations for the acceptance of financial statements prepared in constant currency. On July 25, 2002, the CNV reinstated the requirement to submit financial statements in constant currency.

However, after considering inflation levels for the second half of 2002 and the first months of 2003, on March 25, 2003, the Argentine government repealed the provisions of the previous decree related to the inflation adjustment and instructed the CNV to issue the necessary regulations to preclude companies under its supervision from presenting price-level restated financial statements. Therefore, on April 8, 2003, the CNV issued a resolution providing for the discontinuance of inflation accounting as of March 1, 2003. The Company complied with the CNV resolution and accordingly recorded the effects of inflation until February 28, 2003.

Since Argentine GAAP required companies to discontinue inflation accounting as from October 1, 2003, the application of the CNV resolution represents a departure from generally accepted accounting principles in Argentina. However, due to the low level of inflation rates during the period from March 2003 through September 2003, such a departure has not had a material effect on the accompanying consolidated financial statements.

e)	Reclassifications

Certain reclassifications of prior year’s information have been made to conform to the current year presentation.

f)	Acquisitions

Year ended June 30, 2007

In January 2007, the Company´s subsidiary, Cactus acquired 100% of Exportaciones Agroindustriales Argentinas S.A. (EAASA) for an aggregate purchase price of Ps. 16.8 million. EAASA is engaged in cattle slaughtering and meat processing activities.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Also, in January 2007, the Company acquired an additional 0.1% in BrasilAgro. BrasilAgro acquired, in separate transactions, 4 operating properties. These properties were acquired for an aggregate purchase price of approximately R$ 94.0 million (Approximately US$ 46.3 million). The properties acquired were:

•	“Sao Pedro” farm, 2,443 hectares and R$ 9.9 (US$ 4.7 million)

•	“Cremaq” farm, 32,375 hectares and R$ 42.2 (US$ 19.7 million)

•	“Engenho” farm, 2,022 hectares and R$ 10.0 (US$ 4.7 million)

•	“Jatobá” farm, 31,603 hectares and R$ 31.8 (US$ 17.2 million)

In April 2007, BrasilAgro, together with an unrelated party, Brenco Ltda entered into a purchase agreement for the acquisition of “Araucaria” farm, a 15,543 hectares property located in Mineiros, State of Goias, Brazil. BrasilAgro´s aggregate investment in this property was approximately US$ 38.9 million. In May 2007, BrasilAgro entered into a purchase agreement for the acquisition of “Alto Tacuari” farm, a 5,266 hectares property located in Tacuari, Mato Grosso, Brazil, for an aggregate purchase price of US$ 17.0 million.

On May 15, 2007, the Company entered into a preliminary purchase agreement for the acquisition of “8 de Julio” farm, a 90,000 hectares property located in Puerto Deseado, Santa Cruz, Argentina, for an aggregate purchase price of US$ 2.4 million. The Company made an advance payment of US$ 1.2 million. As of the date of these financial statements this transaction is still pending.

Year ended June 30, 2006

In September 2005, the Company acquired a farm “San Pedro” covering 6,022 hectares in Concepción del Uruguay, Province of Entre Ríos, for US$ 16.0 million. The Company paid US$ 13.5 million in cash, and the remaining amount of US$ 2.5 million will be paid within the next 15 months. As of June 30, 2007, the Company mortgaged the property in an amount of US$ 1.5 million as collateral for the remaining balance.

In December 2005, the Company acquired all the outstanding common stock of Agropecuaria Cervera S.A. (“ACER”) , whose main asset was a 35-year concession right (renewable for an additional 29-year period) granted by the Provincial Government of Salta, Argentina, to exploit 162,000 hectares of undeveloped land and natural forests. The concession entitles ACER to conduct agricultural, cattle breeding and/or forestry activities during the concession period. The acquisition has been accounted for, as an asset acquisition. As a result, the Company allocated the purchase price of US$ 9.6 million to the individual net assets acquired – i.e., forests, concession rights and certain miscellaneous fixed assets, in each case based on their relative fair values. No goodwill was recorded.

The aggregate purchase price for the acquisition was US$ 9.6 million, of which US$ 1.1 million was paid in cash and US$ 8.5 million by surrendering IRSA´s Convertible Notes held by the Company (see note 4. b) (ii) for details).

In March 2006, the Company together with other unrelated parties founded BrasilAgro aimed at replicating the Company’s business in Brazil. The Company contributed cash for Ps. 63.1 million in exchange for shares and 104,902 warrants to purchase additional shares. The Company’s equity interest in BrasilAgro is 7.3%. BrasilAgro’s shares went public in the Brazilian Stock Exchange (Bovespa) in May 2006. Warrants vest in one-thirds as from May 2, 2007 to May 2, 2009 and are exercisable for a period of up to 15 years at an exercise price equivalent to the initial public offering price adjusted by the Brazilian IPCA inflation index. Should the Company exercise the warrants, the equity interest would be increased to 14.0%.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Moreover, an additional 104,902 warrants were issued which can only be exercised, at the Company’s option, in the event of a tender offer. These warrants are exercisable through the year 2021 at an exercise price equivalent to the purchase price of the tender offer.

Year ended June 30, 2005

On March 9, 2005 the Company signed a preliminary purchase agreement to acquire 72 hectares located in the Province of Buenos Aires, Argentina, for a total consideration of Ps. 0.8 million. The transaction is subject to certain closing conditions.

On June 24, 2005 the Company acquired “El Invierno” farm covering 1,946 hectares located in the Province of La Pampa, Argentina, for a total purchase price of US$ 3.0 million.

g)	Dispositions

Year ended June 30, 2007

During August 2006, the Company sold 1,800 hectares of “El Recreo” farm, located in the Province of Catamarca, Argentina, for approximately US$ 0.1 million. The Company received a down payment of US$ 0.05 million, and the property has not been transferred yet. In January 2007, the Company sold an additional 50 hectares of this farm for approximately $ 0.7 million.

On January 10, 2007, the Company entered into a Stock Subscription and Shareholders Agreement with Tyson Foods Inc. (“Tyson”) pursuant to which the Company´s subsidiary, Cactus, issued 9,397,213 newly shares of Ps. 1 each to Tyson for an aggregate price of Ps. 16.7 million. As a result of this transaction, the Company decreased its ownership interest in Cactus to 24.0%. As discussed in Note 2. c), the Company accounted for its investment in Cactus under the proportionate consolidation method through December 31, 2006. As from January 1, 2007, the Company accounts for its investment in Cactus under the equity method of accounting.

Cactus issued the shares to Tyson at a price per share in excess of the Company´s average carrying amount per share. Consistently with other transactions, the Company recorded the change of interest as additional paid-in capital.

On June 5, 2007 the Company sold 14,516 hectares of “Los Pozos” farm, located in the Province of Salta, Argentina, for U$S 2.2 million, which was fully collected. Therefore, this sale yielded a US$ 2.0 million profit.

On June 6, 2007 the Company sold “Tapenagá” farm, covering 20,833 hectares, located in the Province of Formosa, Argentina, for U$S 7.3 million. The Company received U$S 3.7 million as down payment and the outstanding balance was financed. Therefore, the transaction yielded a US$ 5.0 million profit.

Year ended June 30, 2006

On July 25, 2005 the Company sold “El Gualicho” farm, covering 5,727 hectares, located in the Province of Córdoba, Argentina, for a total sales price of US$ 5.7 million, resulting in a gain of US$ 3.4 million. The company collected US$ 3.4 million and will collect the balance in five equal annual installments through July 2010.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Year ended June 30, 2005

On February 1, 2005, the Company sold “Ñacurutú” farm, covering 30,350 hectares, located in the Province of Santa Fe, Argentina, for a total sales price of US$ 5.6 million, resulting in a gain of Ps. 7.7 million.

On June 8, 2005 the Company sold “San Enrique” farm, covering 977 hectares, located in the Province of Santa Fe, Argentina, for a total sales price of US$ 5.0 million, resulting in a gain of Ps. 12.3 million.

h)	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include but are not limited to those required in the accounting for the conversion of IRSA convertible notes, the allowance to doubtful accounts, the depreciation, amortization and impairment of long-lived assets, the provision for contingencies, donations and income taxes, assets recoverable value, and classification of current and non-current assets. Actual results could differ from those estimates.

3.	Significant accounting policies

The following is a summary of significant accounting policies followed by the Company in the preparation of these consolidated financial statements:

a)	Revenue recognition

The Company primarily derives its revenues from the sale of crops, milk and live beef cattle, cattle feed lot operation, and services and leasing of our farms to third parties and brokerage activities. As discussed in Note 2 a), effective July 1, 2006, the Company applied RT No. 22 which modified the presentation of the statement of income above gross profit. RT No. 22 prescribes the accounting treatment, financial statement presentation, and disclosures related to agricultural activities. Agricultural activity is the management by an enterprise of the biological transformation of living animals or plants (biological assets) for sale, into agricultural produce, or into additional biological assets.

RT No. 22 requires that a change in fair value less estimated point-of-sale costs of a biological asset be included in net profit or loss for the period in which it arises. In agricultural activity, a change in physical attributes of a living animal or plant directly enhances or diminishes economic benefits to the enterprise. The adoption of this standard did not have an impact on the Company’s financial position and results of operations. There was no change in the determination of total gross profit and operating income of the Company.

Revenue on the sales of crops, milk and beef cattle is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured. Revenue from cattle feeding operations, primarily comprised of feeding, animal health and yardage, and revenue from operating leases and brokerage activities are recognized as services are performed.

The Company from time to time sell properties to profit from real estate appreciation opportunities. Farmland sales are recorded under the accrual method of accounting. Farmland sales are not recognized until (i) the sale is consummated, (ii) the Company has determined that the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property, (iii) the Company’s receivable is not subject to future subordination, and (iv) the Company has transferred to the buyer the risk of ownership, and does not have a continuing involvement in the property.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

b)	Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less, to be cash equivalents. Mutual funds are considered to be cash equivalents since original maturity is determined by reference to the frequency with which liquidity is available according to current Argentine GAAP guidance and practice.

c)	Trade accounts receivable and payable

Trade accounts receivable and payable are stated at their cash price estimated at the time of the transaction, plus interest and implied financial components accrued on the basis of the internal rate of return determined at such time, provided if they are significant. The Company provides for losses relating to trade accounts receivable. The allowance for losses is based on management’s evaluation of various factors, including the credit risk of customers, historical trends and other information. While management uses the information available to make evaluations, future adjustments to the allowance may be necessary if future economic conditions differ substantially from the assumptions used in making the evaluations. Management has considered all events and/or transactions that are subject to reasonable and normal methods of estimation, and the consolidated financial statements reflect that consideration.

d)	Financial receivables and payables

Financial receivables and payables have been valued at the amount deposited or collected, respectively, net of transaction costs, plus accrued interest based on the interest rate estimated at the time of the transaction.

e)	Investments

Current

Current investments include mutual funds, mortgage bonds, government bonds and time deposits. Mutual funds, mortgage bonds and government bonds are carried at market value as of year-end, with unrealized gains and losses reported in earnings. Time deposits are valued at cost plus accrued interest at year-end. Current investments also include accrued interest on IRSA Convertible Notes.

Investments in affiliates

Investments in affiliates in which the Company has significant influence (generally representing an equity interest between 20% and 50%) have been accounted for under the equity method. However, the Company has a 7.4% interest in BrasilAgro—Companhia Brasileira de Propiedades Agricolas (“BrasilAgro”). Since the Company exercises significant influence over BrasilAgro, the Company accounted for this investment under the equity method of accounting. The Company considered it has significant influence due to its ability to affect the financial and operating decisions of BrasilAgro under the shareholders agreement. Management periodically evaluates the carrying value of its equity investments for impairment. The carrying value of equity investments is considered impaired when an other-than-temporary decrease in the value of the investments has occurred.

Investments in which the Company does not have significant influence have been accounted for under the cost plus dividend method.

The Company records gain or losses due to changes of interests in equity investees and/or subsidiaries, resulting from capital nature transactions between the equity investees and/or subsidiaries and other shareholders, in additional paid-in capital within shareholders’ equity.

The Company account for its investment in other affiliates under the cost method of accounting.

Investment in IRSA Convertible Notes

The Company’s investment in IRSA Convertible Notes is carried at amortized cost at year-end.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

f)	Negative goodwill, net

Negative goodwill, net includes (a) the excess of cost over the fair value of net identifiable assets acquired related to the acquisitions of certain subsidiaries (goodwill) and (b) the excess of the fair value of the net identifiable assets acquired over the consideration paid for the acquisition of additional ownership interest in IRSA (negative goodwill). Goodwill and negative goodwill are stated at cost (adjusted for inflation as described in Note 2.d)) less accumulated amortization. Goodwill is being amortized under the straight-line method over 5 years. Amortization of negative goodwill is calculated on a straight-line basis over the weighted-average remaining useful lives of the assets acquired, calculated as 20 years. As required by Argentine GAAP, goodwill and negative goodwill are shown in a separate caption in the accompanying consolidated balance sheets as a net amount. Goodwill was fully amortized as of June 30, 2005.

g)	Inventories

The following is a description of each group of biological assets, categorized by stage of biological transformation:

Biological assets in the initial development of stage are those assets that have not attained the required level of biological development and/or transformation to be considered as “consumable” assets including unharvested crops and calves, breeding and cattle. These assets are valued at replacement cost of goods and services needed to obtain similar assets, which does not exceed the net realizable value as of year-end.

“Bearer” biological assets are those assets other than consumable biological assets that due to their stage of transformation and/or development are capable of producing specified output, for example livestock from which milk is produced. These assets are not agricultural produce, rather they are self-regenerating: i.e. cattle (including dairy and breeding cows). These assets are valued at replacement cost of a similar asset, acquired from third parties in the markets in which the Company regularly operates, which does do not exceed the net realizable value as of year-end.

“Consumable” biological assets are those assets that may be harvested as agriculture produce or sold as biological assets, for example livestock intended for the production of meat and/or livestock held for sale: (including cattle, steersand, heifers, cattle round-up mores and sheep). These assets are valued at their net realizable value represented by year-end quoted prices in the markets in which the Company regularly operates, net of additional selling costs.

Farming products: crops (including harvested crops): valued at net realizable value, represented by year-end quoted prices in the markets in which the Company regularly operates, net of additional selling costs.

Non-biological assets – raw materials (including seeds, agrochemicals, semen – cattle raising and diary, food and by-products, packs and bundles, poles, bags and blankets, silos raw materials). These assets are valued at reproduction or replacement cost as of year-end, which does not exceed the net realizable value.

All other inventories are valued at replacement cost.

Cattle holding results have been calculated as the price difference of the steer kilogram between the stock at the beginning of the year and of these financial statements.

The adjustment for valuation of crops at net realizable value has been calculated as the difference between the crops valued at net realizable value at the time of harvesting and the value of these crops valued at net realizable value at year-end.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

The carrying values of inventories do not exceed their estimated recoverable values at the date of these financial statements.

h)	Property and equipment

Property and equipment are stated at cost (adjusted for the inflation as described in Note 2.d)), less accumulated depreciation.

Depreciation expense has been determined using the straight-line method over the estimated useful lives of the related assets as specified below:

Asset	Estimated useful life (years)
Buildings and constructions	50
Alfalfa fields and meadow	Between 2 and 8
Vehicles	5
Machinery	10
Furniture and equipment	10
Others	Between 4 and 10

The cost of maintenance and repairs is expensed as incurred. The cost of significant renewals and improvements is added to the carrying amount of the respective asset.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the statement of income.

i)	Intangible assets

Concession rights

Relate to the concession rights acquired as part of the ACER acquisition. Concession rights acquired were valued at fair value. As of the date of these financial statements, the Company has not initiated substantial activities in the property. Accordingly, concession rights have not been amortized for GAAP purposes. Concession rights will be amortized as from the beginning of operations.

j)	Foreign currency assets and liabilities

Assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rates as of year-end. Transactions denominated in foreign currencies are translated into pesos at the prevailing exchange rates on the date of transaction settlement. Foreign currency transaction gains and losses are recorded within “Financial results, net” in the accompanying consolidated statements of income.

k)	Income tax provision

The subsidiaries of the Company calculate their income taxes on a separate basis. The Company did not either calculate or pay income taxes on a consolidated basis for any of the periods presented. The statutory income tax rate was 35.0% for all years presented.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

The Company records income taxes using the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized for that component of net deferred tax assets which is not recoverable.

The Company has treated the differences between the price-level restated amounts of assets and liabilities and their historical basis as permanent differences for deferred income tax calculation purposes in accordance with Resolution MD No.11/2003 issued by the CPCECABA.

In accordance with CNV regulations, deferred tax assets and liabilities have not been discounted. Since Argentine GAAP requires the accounting for deferred tax assets and liabilities on a discounted basis, the application of the CNV resolution represents a departure from generally accepted accounting principles in Argentina. However, such a departure has not had a material effect on the accompanying consolidated financial statements.

l)	Minimum presumed income tax (MPIT)

The Company is subject to the MPIT. Pursuant to this tax regime, the Company is required to pay the greater of the income tax or the MPIT. Any excess of the MPIT over the income tax may be carried forward and recognized as a tax credit against future income taxes payable over a 10-year period. The MPIT provision is calculated on an individual entity basis at the statutory asset tax rate of 1% and is based upon the taxable assets of each company as of the end of the year, as defined by Argentine law.

m)	Provisions for contingencies

The Company has certain contingent liabilities with respect to material existing or potential claims, lawsuits and other proceedings arising in the ordinary course of business. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, the Company’s estimates of the outcomes of these matters and its experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there will be changes in the estimates of future costs, which could have a material effect on the Company’s future results of operations and financial condition or liquidity.

n)	Compensation plan for executive management

During fiscal year 2007, the Company has developed a special compensation plan for its key managers (the “Plan”) by means of contributions to be made by the employees and by the Company.

Such Plan is directed to key managers and aims to retain them by increasing their total compensation package, granted to those who have met certain conditions. Participation and contributions under the Plan are voluntary. Once the invitation to participate has been accepted by the employee (the “Participant”), he/she is required to make two kinds of contributions: monthly contributions (salary based) and extraordinary contribution (annual bonus based). The suggested contribution to be made by Participants is: up to 2.5% of their monthly salary and up to 15% of their annual bonus.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

This Plan is intended to improve the compensation benefits of the key management employees who are encouraged to increase his/her compensation package by getting an extraordinary reward at the end of the Plan for those who have met certain conditions mentioned below.

The Company´s contribution will be 200% of the employees´ monthly contributions and 300% of the extraordinary employees’ contributions.

The funds arising out of the Participants’ contributions are transferred to a special independent vehicle created and located in Argentina as a Investment Fund approved by the National Securities Commission (CNV). Such funds (including the rents derived thereof) are freely redeemable upon request of the participants.

Funds arising out of contributions made by the Company under the Plan are transferred to another separate and independent vehicle (e.g., a trust fund).

Participants or their assigns, as the case may by, will have access to 100% of the benefits of the Plan (that is, the Company’s contributions made on their behalf to the specially created vehicle) under the following circumstances:

(i)	ordinary retirement in accordance with applicable labor regulations;

(ii)	total or permanent incapacity or disability;

(iii)	death.

In case of resignation or termination without good cause, the manager will get the amounts arising out of the Company’s contribution only if he or she has participated in the Plan for at least 5 years.

As of June 30, 2007 the Company’s contributions amounted to Ps. 0.14 million.

o)	Impairment of long-lived assets

We periodically evaluate the carrying value of our long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We consider the carrying value of a long-lived asset to be impaired when the expected cash flows, from such asset are separately identifiable and less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. We determine the fair market value primarily using independent appraisal valuations and utilizing anticipated cash flows discounted at a rate commensurate to the risk involved.

RT No. 17 establishes that a previously recognized impairment loss should only be reversed when there is a subsequent change in estimates used to compute the fair market value of the asset. In that event, the new carrying amount of the asset should be the lower of its fair market value or the net carrying amount the asset would have had if no impairment had been recognized.

p)	Foreign currency translation

The financial statements of the Company’s foreign operations are translated in accordance with Technical Resolution No. 18, “Specific Considerations for the Preparation of Financial Statements” (“RT No. 18”). RT No. 18 establishes guidelines to classify foreign investments either as “foreign operations” or “foreign entities”. A company is to be regarded as a foreign entity if it is financially, economically and organizationally autonomous. Otherwise, a company is to be regarded as a foreign operation if its operations are integral to those of the Company. The Company’s operations in Brazil have been classified as foreign entities since they are

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

financially, economically and organizationally autonomous. Accordingly, and pursuant to RT No. 18, financial statements of foreign entities are translated using period-end exchange rates for assets, liabilities and weighted average exchange rates during the period for the results of operations. Adjustments resulting from these translations are accumulated and reported as a separate component in the shareholders equity section.

q)	Vacation expenses

Vacation expenses are fully accrued in the year the employee renders services to earn such vacation.

r)	Derivative financial instruments

The Company uses a variety of commodity-based derivative instruments, to manage its exposure to price volatility stemming from its integrated crop production activities. These instruments consist mainly of crop futures contracts and put and call option contracts designed to reduce exposure to changes in market prices. Realized gains and losses associated with these contracts are recorded in cost of products sold at fair market value.

The Company also engages in trading of certain financial instruments. These instruments consist mainly of future contracts to purchase US dollars and metals. Gains and losses associated with these instruments are recorded within “Financial results, net” in the accompanying consolidated financial statements.

Deposits and premiums paid are recorded as other receivables in the consolidated balance sheets. For details in the Company’s derivative financial instruments activity, see Note 6.

s)	Advertising expenses

The Company expenses advertising costs as incurred. Advertising expenses for the years ended June 30, 2007, 2006 and 2005 were Ps. 0.07 million, Ps. 0.08 million and Ps. 0.07 million, respectively.

t)	Earnings per share

The Company is required to disclose earnings per share information for all periods presented. Basic earnings per share (“basic EPS”) are computed by dividing the net income available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per share (“diluted EPS”) are computed by dividing the adjusted net income for the period by the weighted-average number of common shares and potential common shares outstanding during the period.

In computing diluted EPS, income available to common shareholders used in the basic EPS calculation is adjusted to add back the after-tax amount of interest recognized in the period with respect to any debt convertible to common stock. Additional adjustments are made for any other income or loss items that would result from the assumed conversion of potential common shares. The weighted-average number of common shares outstanding is adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Diluted EPS is based on the most advantageous conversion rate or exercise price over the entire term of the instrument from the standpoint of the security holder. The calculation of diluted EPS excludes potential common shares if their effect is anti-dilutive. The Company has considered the dilutive effect of outstanding stock options, warrants and convertible debt in calculating diluted EPS.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

4.	Details of balance sheet and income statement accounts:

a)	Cash and banks

	As of June 30,
	2007		2006
Cash in banks	Ps.	46,501,946	Ps.	25,572,846
Collections to be deposited		349,476		276,276
Cash on hand		79,222		148,239

	Ps.	46,930,644	Ps.	25,997,361

b)	Investments

	As of June 30,
	2007		2006
Current
Mutual funds	Ps.	38,313,217	Ps.	1,199,391
Government bonds and notes		121,529		3,123,140
Mortgage bonds		1,027,284		1,334,180
Interest on IRSA Convertible Notes		379,408		386,779
Time deposits		—		180,298

	Ps.	39,841,438	Ps.	6,223,788

	As of June 30,
	2007		2006
Non-Current
Equity investments (i)	Ps.	503,860,500	Ps.	468,371,269
IRSA Convertible Notes (ii)		37,116,000		37,031,999
Others		352,260		20,717

	Ps.	541,328,760	Ps.	505,423,985

(i)	As of June 30, 2007, the Company has a 35.7%, 25.01%, 7.40% and 24.0% equity interests in Agro-Uranga S.A., IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), BrasilAgro and Cactus Argentina S.A. amounting to Ps. 18.1 million, Ps. 411.9 million, Ps. 68.1 million and Ps. 5.8 million, respectively. During the year ended June 30, 2007 the Company has not converted any of the Convertible Notes (see Note 4.b (ii)). Additionally, during the year ended June 30, 2006, the Company acquired additional shares of IRSA through the conversion of US$ 21.1 million of “IRSA Convertible Notes” into 38,455,065 common shares for Ps. 66.3 million (as described in Note 4 b) (ii)). The Company applied the purchase method in accounting for this acquisition of additional ownership, resulting in the recognition of negative goodwill of Ps. 46.4 million net of amortization. Negative goodwill associated with the Company’s investment in IRSA amounted to Ps. 67.3 million (including Ps. 4.9 million of amortization) as of June 30, 2007. As a result of the dilutive effect of warrants and conversion rights exercised by other shareholders during fiscal year 2007, the Company recorded a loss effect associated with the decrease in the carrying value of the investment in IRSA (including associated negative goodwill) amounting to Ps. 8.5 million as paid-in capital within shareholders’ equity.
(ii)

In November 2002, IRSA issued US$ 100.0 million of 8% convertible notes due 2007 with non-detachable warrants to acquired additional shares of common stock (the “IRSA Convertible Notes”). In accordance with the terms and conditions of the agreement, the IRSA Convertible Notes are convertible, at any time, at the option of the holder, into a fixed number of common shares. The agreement provides for a conversion price of US$ 0.54505, which only can be adjusted as a result of anti-dilution provisions. Once converted, the holder has the right to acquire an additional equal number of shares at the exercise price of US$ 0.65406 per share. The exercise price of the warrants is also adjusted as a result of anti-dilution provisions. In November and December 2002, the Company

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

purchased US$ 49.7 million of IRSA Convertible Notes. In addition, during fiscal years 2004 and 2005, the Company purchased from third parties US$ 250.5 million and US$ 350.0 million of IRSA Convertible Notes, respectively. During fiscal year 2004 the Company exercised its conversion rights of US$ 5.0 million of IRSA Convertible Notes. During fiscal year 2005, the Company sold 8,754,271 IRSA Convertible Notes (par value US$ 1) for a total consideration of US$ 32.5 million (Ps. 93.5 million), resulting in a gain of Ps. 68.8 million. As mentioned in Note 2.f), during fiscal year 2006, the Company surrendered 3,580,886 of IRSA Convertible Notes (par value US$ 1) as part of consideration resulting in a gain of Ps. 14.9 million (see Note 2.f)). This gain has been included within “Financial results, net” in the accompanying consolidated statement of income. Additionally, during fiscal year 2006 the Company exercised its conversion rights of US$ 21.1 million of IRSA Convertible Notes. As of June 30, 2007, the Company has US$ 12.0 million of IRSA’s Convertible Notes and 32,958,011 of warrants related to IRSA’s Convertible Notes. Finally, as of June 30, 2007 the Company does not exercised any Convertible Notes.

c)	Trade accounts receivable, net

	As of June 30,
	2007		2006
Trade accounts receivable	Ps.	37,232,245	Ps.	11,446,932
Related parties (Note 8)		1,070,710		12,515
Less:
Allowance for doubtful accounts (Note 18.d))		(372,359)		(374,830)

	Ps.	37,930,596	Ps.	11,084,617

d)	Other receivables

	As of June 30,
	2007		2006
Current
Receivables from the sale of farms (i)	Ps.	6,995,220		Ps.3,497,490
Prepaid leases		6,434,233		8,836,242
Guarantee deposits		877,790		880,824
Prepaid expenses, excluding leases		193,568		338,368
VAT receivable, net		7,083,007		3,545,790
Margin deposits receivable from brokers		2,898,730		568,960
Premiums collected / paid in connection with derivative instruments		(971,105)		(2,013)
Related parties (Note 8)		5,142,161		876,712
Income tax advances and MPIT credit (ii)		10,276,688		3,880,156
Other tax credits		249,905		—
Others		431,673		322,434

	Ps.	39,611,870	Ps.	22,744,963

Non-Current
VAT credit and prepaid income tax	Ps.	21,603,289	Ps.	24,351,881
Prepaid leases		179		13,924
Receivables from the sale of farms (i)		13,097,871		8,265,284
Related parties (Note 8)		223,558		743,410
MPIT (ii)		7,750,517		2,422,271
Deferred income tax (Note 12)		538,473		93,791
Others		22,673		114,731

	Ps.	43,236,560	Ps.	36,005,292

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

(i)	As of June 30, 2007, represents the (a) current and non-current portion of the receivable from the sale of “Tapenagá” farm totaling U$S 1.2 million and U$S 2.4 million, respectively; (b) current and non-current portion of the receivable from the sale of “El Gualicho” farm totaling US$ 0.8 million and US$ 1.7 million, respectively and (c) the current and non-current portion of the receivable from the sale of “Ñacurutu” farm totaling US$ 0.3 million and US$ 0.1 million, respectively. As of June 30, 2006, represents the (a) current and non-current portion of the receivable from the sale of “El Gualicho” farm totaling US$ 0.8 million and US$ 2.3 million, respectively and (b) the current and non-current portion of the receivable from the sale of “Ñacurutu” farm totaling US$ 0.3 million and US$ 0.4 million, respectively. The receivable from “El Gualicho” farm accrues interest at 360-day LIBOR plus 3.84% and the property sold is mortgaged in favor of the Company as collateral for the receivable.

The receivable from “Ñacurutu” farm also accrues interest at 360-day LIBOR plus 6% and the property sold is also mortgaged in favor of the Company as collateral for the receivable. The receivable from “Tapenagá” farm also accrues interest at 360-day LIBOR plus 8% and the property sold is also mortgaged in favor of the Company as collateral for the receivable.
(ii)	The Company recorded the MPIT as a tax receivable since in the opinion of its management it is more likely than not that the Company will utilize such credits against future income tax charges.

e)	Inventories

	As of June 30,
	2007		2006
Current
Crops	Ps.	30,866,271	Ps.	10,550,495
Livestock		11,130,777		10,957,079
Materials and others		5,538,713		4,642,675
Unharvested crops		2,673,752		1,662,592
Advances to suppliers		—		348,647
Seeds and fodder		2,250,776		770,647

	Ps.	52,460,289	Ps.	28,932,135

Non-Current
Livestock	Ps.	68,345,438	Ps.	62,712,423

	Ps.	68,345,438	Ps.	62,712,423

f)	Trade accounts payable

	As of June 30,
	2007		2006
Current
Suppliers	Ps.	14,255,092	Ps.	18,213,921
Accruals		12,641,959		5,357,266
Related parties (Note 8)		4,038,800		2,867,341

	Ps.	30,935,851	Ps.	26,438,528

Non-Current
Accruals for other expenses	Ps.	246,231	Ps.	835,292

	Ps.	246,231	Ps.	835,292

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

g)	Short-term and long-term debt

	As of June 30,
	2007		2006
Short-term debt:
Loans (i)	Ps.	114,005,729	Ps.	65,605,326
Accrued interest on Convertible Notes (ii)		88,608		816,247
Convertible Notes expenses		(12,742)		—
Convertible Notes (ii)		8,668,139		—

	Ps.	122,749,734	Ps.	66,421,573

	As of June 30,
	2007		2006
Long-term debt:
Loans (iii)	Ps.	24,744,000	Ps.	20,367,600
Convertible Notes (ii)	Ps.	—	Ps.	78,151,284
Deferred financing costs		—		(421,929)

	Ps.	24,744,000	Ps.	98,096,955

(i)	At June 30, 2007 the balance relates to several short-term loans granted by domestic financial institutions such as Citibank, Banco Ciudad de Buenos Aires, Banco Itau, Banco Patagonia, Banco Santander Río de la Plata S.A. and Banco Supervielle for aggregate amounts of Ps. 30.0 million, Ps. 10.0 million, Ps. 44.9 million, Ps. 6.0 million, Ps. 17.4 million, and 4.5 million, respectively. These loans accrue interest at fixed interest rates of 9.25%, 9.45%, from 5.60% to 9.40%, 9.50%, from 5.75% to 9.60% and 6.0%, respectively. At June 30, 2006 the balance relates to several short-term loans granted by domestic financial institutions such as Banco Ciudad de Buenos Aires, BankBoston NA and Banco Río de la Plata S.A. for aggregate amounts of Ps. 10.0 million, Ps. 41.7 million and US$ 4.5 million, respectively. These loans accrue interest at fixed interest rates of 9.00%, from 9.50% to 11.35% and from 4.65% to 4.90%, respectively.
(ii)	See Note 10 for details.
(iii)	At June 30, 2007 and 2006 the balance relates to a loan granted by Credit Suisse for U$S 8.0 million which was used to finance the Company’s investment in BrasilAgro. This loan accrues interest at a variable rate per annum equal to the LIBOR plus 375 basic points and matures in November 2008. As of June 30, 2007, an amount of 1,834,860 ADRs of IRSA are restricted as collateral for the financing. The collateral is based on a fixed ratio of debt coverage, accordingly, such amounts may be released and/or increased depending on the market value of the shares underlying the ADRs and subsequent payments. Additionally, the Company can only appropriate and pay, direct or indirectly either cash nor in kind dividends up to the amount of U$S 5.0 million in accordance with Credit Suisse agreement.

h)	Salaries and social security payable

	As of June 30,
	2007		2006
Provision for vacation and bonuses	Ps.	3,775,108	Ps.	1,905,899
Social security payable		121,341		305,688
Salaries payable		277		64,237
Others		322,394		17,306

	Ps.	4,219,120	Ps.	2,293,130

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

i)	Taxes payable

	As of June 30,
	2007		2006
Current
Income tax payable, net	Ps.	—	Ps.	126,641
Gross sales tax payable		193,103		35,322
Income tax withholdings		518,641		274,592
Property tax payable		230,361		232,192
MPIT payable, net		5,503,470		2,377,347
Gross sales tax withholdings		937		2,215
VAT withholdings		20,270		247,925
Others		232,262		17,602

	Ps.	6,699,044	Ps.	3,313,836

Non-Current
Deferred income tax (Note 12)		51,312,237		42,770,882

	Ps.	51,312,237	Ps.	42,770,882

j)	Other liabilities

	As of June 30,
	2007		2006
Current
Management fee payable (Note 8)	Ps.	2,817,997	Ps.	3,073,950
Related parties (Note 8)		215,796		181,268
Others		54,164		186,806

	Ps.	3,087,957	Ps.	3,442,024

Non-Current
Others		347,549		434,309

	Ps.	347,549	Ps.	434,309

k)	Financial results, net

	As of June 30,
	2007		2006		2005
Generated by assets:
Exchange (loss) gain	Ps	.(1,151,529)	Ps.	11,510,779	Ps.	(6,165,232)
Interest income		1,833,687		490,288		551,398
Allowance for doubtful accounts		—		(43,616)		(12,809)
Tax on bank account operations		(1,901,855)		(2,177,198)		(1,592,008)
Gain from sale of IRSA Convertible Notes		—		14,872,000		68,754,172
Interest income on IRSA Convertible Notes		2,959,795		7,123,844		9,965,370
Others		1,142,878		2,083,587		774,458

	Ps.	2,882,976	Ps.	33,859,684	Ps.	72,275,349

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Generated by liabilities:
Interest expense on Convertible Notes	Ps.	(2,718,240)	Ps.	(8,330,855)		(9,609,672)
CER index on liabilities		1,551		(22,776)		(7,875)
Interest loss		(9,832,569)		(1,978,392)		—
Exchange gain (loss)		204,448		(9,302,801)		3,137,609
Others		(996,160)		(1,850,902)		(2,044,025)

	Ps.	(13,340,970)	Ps.	(21,485,726)	Ps.	(8,523,963)

5.	Shareholders’ equity

a)	Common stock

As of June 30, 2007, the Company had 309,576,220 outstanding shares of common stock, having a par value of Ps. 1 per share. Holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Following is a summary of the activity in the Company’s shares during the years presented:

	Common stock
	Shares issued		Par value		Paid-in-capital
Balances as of June 30, 2004	Ps.	150,532,819	Ps.	150,532,819	Ps.	106,323,100
Exercise of stock options		240,000		240,000		—
Exercise of warrants		6,092,889		6,092,889		4,826,490
Conversion of Convertible Notes into common shares		5,918,871		5,918,871		2,938,140
Changes of interests in equity investees and subsidiaries resulting from capital nature transactions between equity investees and subsidiaries and other shareholders						(35,912,534)

Balances as of June 30, 2005	Ps.	162,784,579	Ps.	162,784,579	Ps.	78,175,196

Exercise of warrants	Ps.	28,668,581	Ps.	28,668,581	Ps.	24,918,614
Conversion of Convertible Notes into common shares		29,151,389		29,151,389		15,957,556
Changes of interests in equity investees and subsidiaries resulting from capital nature transactions between equity investees and subsidiaries and other shareholders		—		—		(12,134,376)

Balances as of June 30, 2006	Ps.	220,604,549	Ps.	220,604,549	Ps.	106,916,990

Exercise of warrants	Ps.	44,619,656	Ps.	44,619,656	Ps.	39,555,902
Conversion of Convertible Notes into common shares		44,352,015		44,352,015		25,307,891
Changes of interests in equity investees and subsidiaries resulting from capital nature transactions between equity investees and subsidiaries and other shareholders		—		—		(6,857,758)

Balances as of June 30, 2007	Ps.	309,576,220	Ps.	309,576,220	Ps.	164,923,025

b)	Treasury stock

The Company repurchases outstanding shares of common stock when it believes that its stock is undervalued in the marketplace. The Company recorded the acquisitions of treasury shares as a reduction in retained earnings. As discussed in Note 9, the shareholders approved a stock option plan relating to the outstanding treasury stock. As of June 30, 2006, all of the treasury shares have been purchased by the stock option plan beneficiaries. Accordingly, there is no treasury stock outstanding as of June 30, 2007.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

c)	Inflation adjustment of common stock

As discussed in Note 2.d), the Company’s financial statements were prepared on the basis of general price-level accounting which reflects changes in the purchasing power of the Argentine peso in the historical financial statements until February 28, 2003. Accordingly, the inflation adjustment related to common stock was appropriated to an inflation adjustment reserve, which forms part of shareholders’ equity. According to Argentine rules and regulations, the balance of the inflation adjustment reserves may be applied only towards the issuance of common stock to shareholders of the Company.

d)	Paid-in capital

As described in Note 3.e), the Company records changes of interests in equity investees and/or subsidiaries, resulting from capital nature transactions between the equity investees and/or subsidiaries and other shareholders, to paid-in capital within shareholders’ equity. During fiscal year 2005, the Company’s interest in IRSA decreased by 3.6% as a result of the dilutive effect of warrants and conversion rights exercised by other shareholders, resulting in a loss of Ps. 36.5 million recorded as paid-in capital. In addition, during fiscal year 2005, the minority shareholders of Futuros y Opciones.Com S.A. (“FYO”) made contributions in excess of their ownership interests, resulting in a gain effect of Ps. 0.6 million to the Company, which has also been recorded as paid-in capital. Additionally, during the year ended June 30, 2006 as a result of the dilutive effect of warrants and conversion rights exercised by other shareholders, the Company recorded a loss effect of Ps. 12.1 million, recorded as paid in capital. Finally, during the year ended June 30, 2007 as a result of the dilutive effect of warrants and conversion rights exercised by other shareholders, the Company recorded a loss effect of Ps. 8.5 million, recorded as paid in capital; and the inclusion of a new shareholder in Cactus Argentina S.A. made contributions in excess of their ownership interest, resulting in a gain effect of Ps. 1.7 million to the Company which has also been recorded as paid-in capital.

e)	Restrictions on distribution of profits

In accordance with the Argentine Corporations Law and the Company’s by-laws, 5% of the net and realized profit for the year calculated in accordance with Argentine GAAP plus (less) prior year adjustments must be appropriated by resolution of shareholders to a legal reserve until such reserve equals 20% of the Company’s outstanding capital. This legal reserve may be used only to absorb losses. The Company can only appropriate and pay, direct or indirectly, either cash nor in kind dividends up to the amount of U$S 5.0 million, in accordance with Credit Suisse agreement.

f)	Reserve for new developments

Pursuant to a resolution of the Inspeccion General de Justicia, the accumulated retained earnings balance of the period before computation of the net income/loss of the period and after computation of equity transactions (i.e. payment of dividends) must be allocated to a special reserve labeled as “Reserve for new developments”. This allocation has no impact on the total shareholders equity of the Company.

6.	Derivative financial instruments

The Company uses a variety of commodity-based derivative instruments to manage its exposure to price volatility stemming from its integrated crop production activities. These instruments consist mainly of crop future contracts and put and call option contracts. Contract positions are designed to ensure that the Company will receive a defined minimum price for certain quantities of its production. The counterparties to these instruments generally are major financial institutions. In entering into these contracts, the Company has assumed the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. The Company does not expect any losses as a result of counterparty defaults. As described in Note 3.r), derivative financial instruments are recognized at fair value as either assets or liabilities in the consolidated balance sheet. Changes in the fair market value of the derivative instruments are reported in earnings. Margin deposits and premiums paid related to outstanding future and option contracts are recorded as other receivables on the consolidated balance sheet.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

As of June 30, 2007 and 2006, the Company had open commodity crop future contracts amounting to US$ 12.1 million and US$ (4.5) million, respectively. At June 30, 2007 and 2006, these contracts covered a notional amount of 62,245 and 33,500 tons, respectively, of various crops, including soybean, wheat and corn. Futures contracts are used in combination with put and call option contracts principally to take advantage of market fluctuations, which provide more favorable pricing opportunities. At June 30, 2007 and 2006, the Company opened call and put options that strike at weighted average prices per ton of US$ 208.6 and US$ 158.6 covering notional amounts of 202,514 and 125,615 tons of various crops, including soybean, wheat and corn, respectively. The open options at June 30, 2007 mature at various dates through May 2008. The Company recognized a loss from commodity-crop-based contract activity of Ps. (3.1) million, Ps. (0.3) million and Ps. (4.2) million for the years ended June 30, 2007, 2006 and 2005, respectively. The Company recognizes gains and losses associated with these contracts as part of cost of sales.

The Company engages in trading for certain financial instruments. During fiscal year 2007, the Company had future contracts outstanding to purchase US$ 4.0 million and to sell US$ 10.5 million at an average price of Ps. 3.15 per US$ maturing through May 2007. As of June 30, 2007 the Company had not future contracts outstanding. As of June 30, 2006 the Company had future contracts outstanding to purchase US$ 8.1 million at an average price of Ps. 3.13 per US$ maturing through December 2006. The Company recognized a gain of Ps. 0.8 million and a gain of Ps. 0.1 million during the year ended June 30, 2007 and June 30, 2006 respectively, in connection with these contracts.

Derivative financial instruments involve, to a varying degree, elements of market and credit risk. The market risk associated with these instruments resulting from price movements is expected to offset the market risk of the underlying transactions, assets and liabilities, being hedged. The counterparties to the agreements relating to the Company’s futures and options contracts consist of a number of major institutions with high credit ratings. The Company does not believe that there is a significant risk of nonperformance by these counterparties because the Company continually monitors the credit rating of such counterparties, and limits the financial exposure and the amounts of agreements entered into with any one financial institution. While the contract or notional amounts of derivative financial instruments provide one measure of the volume of these transactions, they do not represent the amount of the Company’s exposure to credit risk. The amounts potentially subject to credit risk are generally limited to the amounts, if any, by which the counterparties’ obligations under the contracts exceed the obligations of the Company to the counterparties.

7.	Additional information on assets and liabilities

The breakdown of main assets and liabilities as of June 30, 2007 is as follows:

	To mature in 1st Quarter		To mature in 2nd Quarter		To mature in 3rd Quarter		To mature in 4th Quarter		To mature in greater than 1 year		No fixed term		Total
Assets
Investments	Ps.	—	Ps.	379,408	Ps.	—	Ps.	—	Ps.	—	Ps.	76,930,290	Ps.	77,309,698
Trade accounts receivables, net		37,930,596		—		—		—		—		—		37,930,596
Other receivables		17,675,316		3,822,775		1,422,981		4,703,416		13,097,871		42,126,071		82,848,430

	Ps.	55,605,912	Ps.	4,202,183	Ps.	1,422,981	Ps.	4,703,416	Ps.	13,097,871	Ps.	119,056,361	Ps.	198,088,724

Liabilities
Trade accounts payable	Ps.	30,935,851	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	246,231	Ps.	31,182,082
Short-term and long-term debt		15,298,547		10,618,597		—		—		24,744,000		96,832,590		147,493,734
Salaries and social security payable		3,502,650		716,470		—		—		—		—		4,219,120
Taxes payable		6,590,222		108,822		—		—		—		51,312,237		58,011,281
Other liabilities		2,913,138		13,541		13,541		13,541		—		481,745		3,435,506
Provisions		—		—		—		—		—		1,747,606		1,747,606

	Ps.	59,240,408	Ps.	11,457,430	Ps.	13,541	Ps.	13,541	Ps.	24,744,000	Ps.	150,620,409	Ps.	246,089,329

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

	Accruing interest at a fixed rate				Accruing interest at a variable rate				Not accruing interest
	Current		Non-Current		Current		Non-Current		Current		Non-Current		Total
Assets
Investments	Ps.	—	Ps.	37,116,000	Ps.	39,462,030	Ps.	—	Ps.	379,408	Ps.	352,260	Ps.	77,309,698
Trade accounts receivable, net		—		—		—		—		37,930,596		—		37,930,596
Other receivables		10,897,263		13,097,871		—		—		28,714,607		30,138,689		82,848,430

	Ps.	10,897,263	Ps.	50,213,871	Ps.	39,462,030	Ps.	—	Ps.	67,024,611	Ps.	30,490,949	Ps.	198,088,724

Liabilities
Trade accounts payable	Ps.	4,484,003	Ps.	—	Ps.	—	Ps.	—	Ps.	26,451,848	Ps.	246,231	Ps.	31,182,082
Short-term and long-term debt		122,661,126		24,744,000		—		—		88,608		—		147,493,734
Salaries and social security payable		—		—		—		—		4,219,120		—		4,219,120
Taxes payable		—		—		—		—		6,699,044		51,312,237		58,011,281
Other liabilities		—		—		—		—		3,087,957		347,549		3,435,506
Provisions		—		—		—		—		—		1,747,606		1,747,606

	Ps.	127,145,129	Ps.	24,744,000	Ps.	—	Ps.	—	Ps.	40,546,577	Ps.	53,653,623	Ps.	246,089,329

8.	Balances and transactions with related parties

The balances with related parties as of June 30, 2007 and 2006 is as follows:

Related Parties	Trade accounts receivable, net Current				Other receivables								Trade accounts payable Current				Other liabilities
					Current				Non-Current								Current
	2007		2006		2007		2006		2007		2006		2007		2006		2007		2006
Alto Palermo S.A.	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	178,341	Ps.	584,704	Ps.	1,075,643	Ps.	35,620	Ps.	—	Ps.	—
IRSA Inversiones y Representaciones S.A.		—		—		106,903		—		41,117		150,353		124,752		34,127		—		—
Cactus Argentina S.A.		1,069,777		12,515		4,266,771		191,651		4,100		8,353		669,346		481,353		—		—
Agro-Uranga S.A.		—		—		511,221		39,993		—		—		—		—		—		—
BrasilAgro – Companhia Brasileira de Propiedaes Agrícolas		—		—		30,537		559,088		—		—		—		—		—		—
Advances to employees		—		—		225,994		85,980		—		—		—		—		—		—
Directors		—		—		735		—		—		—		—		—		81,600		46,800
Alto City.Com S.A.		933		—		—		—		—		—		—		298		—		—
Inversora Bolivar S.A.		—		—		—		—		—		—		40,508		42,092		—		—
Estudio Zang, Bergel & Viñes		—		—		—		—		—		—		328,551		73,851		—		—
Fundación IRSA		—		—		—		—		—		—		1,800,000		2,200,000		—		—
Consultores Asset Management S.A.		—		—		—		—		—		—		—		—		2,817,997		3,073,950
Cactus Feeders Inc.		—		—		—		—		—		—		—		—		—		272
FYO minority shareholders		—		—		—		—		—		—		—		—		134,196		134,196

Total	Ps.	1,070,710	Ps.	12,515	Ps.	5,142,161	Ps.	876,712	Ps.	223,558	Ps.	743,410	Ps.	4,038,800	Ps.	2,867,341	Ps.	3,033,793	Ps.	3,255,218

The transactions with related parties as of June 30, 2007, 2006 and 2005 is as follows:

	Fees for shared services and expenses						Income for shared services and expenses						Fees
Related Parties	2007		2006		2005		2007		2006		2005		2007		2006		2005
Alto Palermo S.A.	Ps.	(3,276,365)	Ps.	(1,782,707)	Ps.	(519,555)	Ps.	1,096,466	Ps.	497,716	Ps.	294,905	Ps.	—	Ps.	—	Ps.	—
IRSA Inversiones y Representaciones S.A.		(863,329)		(407,388)		(352,070)		318,063		182,948		94,847		—		—		—
Tarjeta Shopping S.A.		—		—		—		32,009		3,104		9,024				—		—
Alto City.Com S.A.		—		—		—		5,713		—		—		—		—		—
Inversora Bolivar S.A.		—		—		—		—		—		—		—		—		—
Estudio Zang, Bergel & Viñes		—		—		—		—		—		—		—		—		—
Fundación IRSA		—		—		—		—		—		—		—		—		—
Consultores Asset Management S.A.		—		—		—		46,281		—		—		(5,484,697)		(3,836,470)		(8,523,213)

Total	Ps.	(4,139,694)	Ps.	(2,190,095)	Ps.	(871,625)	Ps.	1,498,532	Ps.	683,768	Ps.	398,776	Ps.	(5,484,697)	Ps.	(3,836,470)	Ps.	(8,523,213)

	Rent Expenses						Donations						Legal services
Related Parties	2007		2006		2005		2007		2006		2005		2007		2006		2005
Alto Palermo S.A.	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—
IRSA Inversiones y Representaciones S.A.		—		—		—		—		—		—		—		—		—
Tarjeta Shopping S.A.		—		—		—		—		—		—		—		—		—
Alto City.Com S.A.		—		—		—		—		—		—		—		—		—
Inversora Bolivar S.A.		(229,455)		(115,198)		(105,358)		—		—		—		—		—		—
Estudio Zang, Bergel & Viñes		—		—		—		—		—		—		(353,614)		(248,668)		(163,925)
Fundación IRSA		—		—		—		—		(1,600,000)		(1,900,000)		—		—		—
Consultores Asset Management S.A.		—		—		—		—		—		—		—		—		—

Total	Ps.	(229,455)	Ps.	(115,198)	Ps.	(105,358)	Ps.	—	Ps.	(1,600,000)	Ps.	(1,900,000)	Ps.	(353,614)	Ps.	(248,668)	Ps.	(163,925)

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Pursuant to the terms of a consulting agreement with Consultores Asset Management S.A. (“CAM”) CAM provides the Company advisory services on matters related to capital investments in all aspects of the agriculture business. A shareholder and director of the Company is the owner of 85% of the capital stock of CAM, while Cresud’s first vice Chairman of the Board holds the other 15% of its capital stock. The Company pays CAM an annual fee equivalent to 10% of the after-tax net income for these services. Fees totaled Ps. 5.5 million and Ps. 3.8 million for the years ended June 30, 2007 and 2006, respectively.

During the years ended June 30, 2006, 2005 and 2004 the Company invested in shares and convertible notes of IRSA. IRSA is a real estate company engaged directly or indirectly through subsidiaries and joint ventures in real estate activities in Argentina. Certain shareholders and/or directors of the Company are also shareholders and/or directors of IRSA.

In order to achieve a more efficient allocation of corporate resources, during the years ended June 30, 2007, 2006 and 2005, IRSA and its subsidiaries provided the Company corporate services in the areas of institutional relations, finance and human resources, amounting to Ps. 3.3 million Ps. 0.9 million and Ps. 0.5 million, respectively. In the same way, the Company provided corporate services to IRSA and its subsidiaries for Ps. 0.7 million and Ps. 0.3 million during the fiscal years ended June 30, 2007 and 2006, respectively.

Since November 2001, the Company leased office space under a cancelable operating lease from IRSA and its subsidiaries. Rent expense was recognized ratably over the lease term. Rent expense for the years ended June 30, 2007, 2006 and 2005 amounted to Ps. 0.2 million, Ps. 0.12 million and Ps. 0.12 million, respectively.

From time to time, the Company donates money to Fundación IRSA, a charitable, not-for-profit organization, the director of which is Eduardo S. Elsztain, a significant shareholder and the Chairman of the Board of Directors of the Company, and Mr. Elsztain´s wife serves as the President of Fundación IRSA. The Company made no donations to Fundación IRSA during fiscal year ended June 30, 2007, however during the years ended June 30, 2006 and 2005 donations amounted to Ps. 1.6 million and Ps. 1.2 million, respectively. In addition, at June 30, 2007 the Company has recognized a liability for the unconditional promise to give cash to Fundación IRSA for Ps. 1.8 million which is included within “trade accounts payable”.

During the years ended June 30, 2007, 2006 and 2005, the law firm Zang, Bergel & Viñes provided the Company legal services amounting Ps. 0.3 million, Ps. 0.2 million and Ps. 0.2 million, respectively. Certain directors of the Company are partners of the law firm.

During October and November 2002, Inversiones Financieras del Sur S.A. (“IFISA”) subscribed US$ 22.6 million of the Company’s Convertible Notes. IFISA is a Uruguayan holding company, which holds approximately 32.8% of the Company’s common stock at June 30, 2007, and for which a shareholder and director of the Company may be deemed beneficial owner by virtue of his voting power.

In the case all bondholders exercise their conversion right, IFISA would own 31.6% of the common stock of the Company.

At June 30, 2007 and 2006 certain directors and other shareholders were also holders of Convertible Notes, totaling US$ 0.04 million and US$ 15.2 million, respectively.

9.	Stock option plan

As discussed in Note 5.b), an amount of 4,612,290 shares of treasury stock had been reserved under a stock option plan (the “Plan”) approved by the shareholders in November 2001. Pursuant to the terms of the Plan, two thirds of the shares underlying the options were to be allocated to certain executive members of the Company´s management as initial beneficiaries of the Plan and the remaining one third was to be allocated to certain other executive officers. In February 2002, the Board of Directors approved a stock option agreement

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

(the “February 2002 Plan”) pursuant to which the Company granted stock options to purchase 3,073,437 shares at an exercise price of Ps. 1 plus accrued interest at a rate of 180-days LIBO. Options vested immediately. Options were exercisable at any time through January 2005. In addition, dividends distributed on the underlying shares, if any, were to be accumulated and paid to the beneficiaries upon exercise. Options were to be paid in cash and no financing and/or other form of settlement was provided by the Company. In December 2002, the Board of Directors approved a second stock option agreement (the “December 2002 Plan”) pursuant to which the Company granted to certain executive officers other than the initial beneficiaries stock options to purchase 1,538,853 shares with the exact terms and conditions as the options granted in the February 2002 Plan. For the years ended June 30, 2005, stock options were exercised for total consideration of Ps. 0.2 million. All stock options were exercised as of June 30, 2005.

10.	Issuance of Convertible Notes

In October 2002, the Company issued US$ 50.0 million of 8% convertible notes due 2007 (the “Convertible Notes”) with non-detachable warrants to acquire additional shares of common stock (the “Warrants”). The issuance of convertible note was approved by the shareholders on March 8, 2002 and by the CNV and the Buenos Aires Stock Exchange on October 1, 2002. The Convertible Notes are convertible, at any time, at the option of the holder, into a fixed number of common shares at an original conversion price of US$ 0.5078, which can only be adjusted as a result of anti-dilution provisions. Once converted, the holder has the right to acquire an additional equal number of shares at the exercise price of US$ 0.6093 per share. The exercise price of the Warrants is also adjusted as a result of anti-dilution provisions. No proceeds were allocated to the conversion feature and warrants. Proceeds from the issuance of the Convertible Notes were partially used to purchase IRSA Convertible Notes (See Note 4.b) (ii)).

During fiscal years 2007, 2006 and 2005, holders of approximately US$ 22.5 million, US$ 14.8 million and US$ 3.0 million, of the Convertible Notes exercised their conversion rights and, as a result, the Company issued 44,352,015; 29,151,389 and 5,918,871 shares of common stock, respectively. As a result, at June 30, 2007 the outstanding balance of the Convertible Notes amounts to US$ 2.8 million. In addition, during fiscal years 2007, 2006 and 2005, the Company issued 44,619,656; 28,668,581 and 6,092,889 shares of common stock as a result of the exercise of 22,657,876; 14,557,910 and 3,093,975 warrants for total consideration of Ps. 84.2 million, Ps. 53.6 million and Ps. 10.9 million, respectively. At June 30, 2007 there were 3,106,252 outstanding warrants.

11.	Segment information

The Company is required to disclose segment information in accordance with RT 18. RT 18 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. The statement also establishes standards for related disclosures about a company’s products and services, geographical areas and major customers.

The Company is primarily engaged in agricultural operations, which are subject to risk, including market prices, weather conditions and environmental concerns. However, from time to time sell properties to profit from real estate appreciation opportunities and which, in the judgment of management, are surplus to the Company’s primary operations. Gain on the sale of properties is presented in a separate line within operating income in the consolidated statement of income.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

For the years ended June 30, 2007, 2006 and 2005, the Company’s principal operations were located in Argentina, the country of domicile. As discussed in Note 2.f), in March 2006, the Company formed BrasilAgro to replicate the Company’s business in Brazil. As of June 30, 2007, BrasilAgro has acquired its first 4 properties and it has entered into agreements for the acquisition of two additional properties in the first fiscal period of 2007. During this fiscal year the Company has started the operations in the domestic market in Brazil. The result of this equity investee is included in the Non Operating Segment.

The Company conducts business in five business segments, organized primarily on a product-line basis, with each segment offering a variety of different but interrelated products:

•	The Crops segment includes the planting and harvesting and sale of fine and coarse grains and oilseeds, including wheat, corn, soybeans and sunflowers.

•	The Beef Cattle segment consists of the raising and fattening of beef cattle from the Company’s own cattle stock and the purchase and fattening of beef cattle for sale to meat processors.

•	The Milk segment consists of the production of milk for sale to dairy companies.

•	The Feed lot segment includes the cattle feeding operation.

•	Others segment consists of services and leasing of our farms to third parties, and brokerage activities.

The Non-Operating segment includes gains or losses from equity investees and depreciation for corporate assets. Accordingly, segment information for the years ended June 30, 2006 and 2005, includes the pro-rata equity interest in Cactus on a line-by-line basis. As from January 1, 2007, the Company accounts for its investment in Cactus under the equity method of accounting. Accordindly, the segment information for the year ended June 30, 2007 includes the gain on this equity investee under the Non-Operating segment.

The Company evaluates the performance of its business segments based on gross profit less selling expenses plus unrealized gains or losses on inventories. In the column titled “Total”, total segment gain (the addition of the five operating business segments) do not include the gain or loss on equity investees which is included in the Non-Operating Segment but it is not added for performance evaluation purposes. Accounting policies of the five reportable segments are the same as those described in the summary of significant accounting policies. Intercompany transactions between segments, if any, are eliminated. See Note 17.II.d), for a discussion of significant customers.

Financial information for each segment follows:

Year ended June 30, 2007:

	Crops		Beef Cattle		Milk		Feed lot		Others		Non Operating		Total
Production income	Ps.	72,426,012	Ps.	19,462,410	Ps.	10,911,397	Ps.	—	Ps.	—	Ps.	—	Ps.	102,799,819
Cost of production		(52,401,684)		(15,050,438)		(8,476,391)		—		—		—		(75,928,513)
Sales.		53,401,376		31,966,582		9,730,929		3,102,229		12,116,372		—		110,317,488
Cost of sales		(50,434,966)		(30,272,710)		(9,730,929)		(2,823,865)		(5,870,058)		—		(99,132,528)
Unrealized (loss) / gain on inventories		(805,910)		4,195,377		845,483		62,083		—		—		4,297,033
Selling expenses		(7,779,324)		(1,155,190)		(78,466)		—		(958,911)		—		(9,971,891)
Gain on equity investees		—		—		—		—		—		40,198,825		—
Segment gain		14,405,504		9,146,031		3,202,023		340,447		5,287,403		—		32,381,408
Depreciation		(2,032,714)		(1,198,203)		(431,035)		—		(164,730)		(506,440)		(4,333,122)
Assets (i)	Ps.	207,607,195	Ps.	165,295,847	Ps.	28,954,741	Ps.	11,166,028	Ps.	1,736,875	Ps.	657,119,730	Ps.	1,071,880,416

(i)	Includes Ps. 436,554,114 related to the equity interests in IRSA, BrasilAgro, Cactus and Agro Uranga. Remaining assets primarily comprise cash and banks, current investments, trade accounts receivable, other receivables and intangible assets.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Year ended June 30, 2006:

	Crops		Beef Cattle		Milk		Feed lot		Others (i)		Non Operating		Total
Production income	Ps.	37,005,907	Ps.	20,452,655	Ps.	7,892,462	Ps.	—	Ps.	—	Ps.	—	Ps.	65,351,024
Cost of production		(35,799,706)		(18,780,372)		(5,845,360)		—		—		—		(60,425,438)
Sales.		61,659,566		33,713,479		7,892,462		2,721,377		6,353,777		—		112,340,661
Cost of sales		(53,286,035)		(32,993,523)		(7,892,462)		(2,318,102)		(2,093,332)		—		(98,583,454)
Unrealized gain / (loss) on inventories		1,391,209		2,979,122		(144,941)		13,530		—		—		4,238,920
Selling expenses		(8,657,797)		(1,026,535)		(51,782)		(53,852)		(361,486)		—		(10,151,452)
Gain on equity investees		—		—		—		—		—		22,140,997		—
Segment gain		2,313,144		4,344,826		1,850,379		362,953		3,898,959		—		12,770,261
Depreciation		(2,071,636)		(1,385,720)		(540,989)		(304,637)		(78,714)		(730,392)		(5,112,088)
Assets (i)	Ps.	133,840,099	Ps.	147,615,752	Ps.	20,382,880	Ps.	3,641,461	Ps.	3,903,962	Ps.	561,271,730	Ps.	870,655,884

(i)	Includes Ps. 391,545,431 related to the equity interests in IRSA, BrasilAgro and Agro Uranga. Remaining assets primarily comprise cash and banks, current investments, trade accounts receivable, other receivables and intangible assets.

Year ended June 30, 2005:

	Crops		Beef Cattle		Milk		Feed lot		Others		Non Operating		Total
Production income	Ps.	44,052,970	Ps.	19,993,923	Ps.	3,463,144	Ps.	—	Ps.	—	Ps.	—	Ps.	67,510,037
Cost of production		(34,463,844)		(17,012,337)		(2,094,975)		—		—		—		(53,571,156)
Sales.		30,893,216		36,826,885		3,463,144		2,129,838		4,859,931		—		78,173,014
Cost of sales		(30,460,110)		(35,810,780)		(3,463,144)		(1,855,278)		(1,546,204)		—		(73,135,516)
Unrealized (loss) / gain on inventories		(456,710)		10,160,759		1,460,020		—		—		—		11,164,069
Selling expenses		(4,789,970)		(1,542,432)		(33,263)		(3,925)		(229,976)		—		(6,599,566)
Gain on equity investees		—		—		—		—		—		28,087,632		—
Segment gain		4,775,552		12,616,018		2,794,926		270,635		3,083,751		—		23,540,882
Depreciation		(1,874,960)		(1,223,081)		(375,340)		(296,316)		(84,364)		(315,078)		(4,169,139)
Assets (i)	Ps.	133,819,848	Ps.	140,555,289	Ps.	18,289,060	Ps.	4,198,895	Ps.	1,798,025	Ps.	444,751,076	Ps.	743,412,193

(i)	Includes Ps. 258,960,447 related to the equity interests in IRSA and Agro Uranga. Remaining assets primarily comprise cash and banks, current investments, trade accounts receivable and other receivables.

12.	Income tax

As described in Note 3.k) the Company accounts for income tax using the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax based assets and liabilities and are measured using the enacted tax rates.

Income tax expense for the years ended June 30, 2007, 2006 and 2005 consists of the following:

	2007		2006		2005
Current income tax expense	Ps.	537,680	Ps.	2,025,251	Ps.	24,690,107
Deferred income tax expense		7,837,415		3,406,580		13,097,487

Income tax expense	Ps.	8,375,095	Ps.	5,431,831	Ps.	37,787,594

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Income tax expense for the years ended June 30, 2007, 2006 and 2005 differed from the amounts computed by applying the Company’s statutory income tax rate to pre-tax income as a result of the following:

	2007		2006		2005
Income tax expense at statutory tax rate on pretax income	Ps.	20,305,028	Ps.	13,446,311	Ps.	40,074,304
Donations		5,428		415,208		260,224
Inflation adjustment		1,455,265		1,477,786		2,042,579
Gain on equity investees		(14,069,588)		(7,749,349)		(9,830,671)
Loss on the sale of shares		—		—		2,398,665
Others		678,962		(2,158,125)		2,842,493

Income tax expense	Ps.	8,375,095	Ps.	5,431,831	Ps.	37,787,594

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities at June 30, 2007 and 2006 are presented below:

	2007		2006
Other	Ps.	538,473	Ps.	93,791

Net deferred tax assets	Ps.	538,473	Ps.	93,791

Other receivables	Ps.	(335,936)		Ps. 190,988
Property and equipment		(36,037,650)		(27,100,029)
Inventories		(18,602,711)		(17,130,619)
Tax loss carryforwards		3,395,688		1,893,068
Unrealized/realized holding gain on non-current investments		(2,768)		(2,201)
Provisions and others		271,140		(622,089)

Net deferred tax liability	Ps.	(51,312,237)	Ps.	(42,770,882)

In assessing the recoverability of deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Based on the current expiration period of tax loss carryforwards (5 years), the ultimate realization of the deferred income tax assets for income tax purposes is considered more likely than not.

As of June 30, 2007 the Company and its subsidiaries had accumulated income tax loss carryforwards of approximately Ps. 9.7 million, which, on an individual entity basis, may be offset against future years’ taxable income in accordance with income tax law. Such tax loss carryforwards expire at various dates through 2010.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

13.	Earnings per share

The following tables set forth the computation of basic and diluted net income per common share under Argentine GAAP for all periods presented:

	Year ended June 30,
	2007		2006		2005
Numerator:
Net income available to common shareholders	Ps.	49,362,269	Ps.	32,883,276	Ps.	76,798,918
Plus (less): income (loss) impact of assumed conversions:
Interest expense on Convertible Notes		2,718,240		8,276,255		9,609,672
Foreign currency exchange (loss) gain on Convertible Notes		158,117		7,412,011		(2,882,637)
Income tax effects		(938,914)		(5,121,040)		(2,195,872)
Management fee		(193,744)		(1,056,723)		(453,116)

Net income available to common shareholders plus assumed conversions	Ps.	51,105,968	Ps.	42,393,779	Ps.	80,876,965

Denominator:
Weighted-average number of shares outstanding		247,149,373		170,681,455		155,343,629
Plus: incremental shares of assumed conversions:
Stock options		—		—		115,856
Warrants		35,501,861		78,126,966		83,352,331
Convertible Notes		38,563,158		72,405,971		82,402,576

Adjusted weighted-average number of shares	Ps.	321,214,392	Ps.	321,214,392	Ps.	321,214,392

Basic and diluted EPS:
Basic net income per common share	Ps.	0.20	Ps.	0.19	Ps.	0.49
Diluted net income per common share		0.16		0.13		0.25

14.	Supplementary cash flow information

The following table reconciles the balances included as cash and banks and current investments in the consolidated balance sheet to the total amounts of cash and cash equivalents at the beginning and end of the period shown in the consolidated statements of cash flows:

	As of June 30,
	2007		2006		2005
Cash and banks	Ps.	46,930,644	Ps.	25,997,361	Ps.	14,468,151
Current investments		39,841,438		6,223,788		59,978,002
Effect of Cactus desconsolidation		939,275		—		—
Total cash and banks and current investments as per balance sheet		87,711,357		32,221,149		74,446,153
Less: Items not considered cash and cash equivalents
- Government bonds and notes		(121,529)		(3,123,140)		(4,198,685)
- Mortgage bonds		(1,027,284)		(1,334,180)		(1,706,662)
- Interest of IRSA Convertible Notes		(379,408)		(386,779)		(1,078,320)

Cash and cash equivalents as shown in the statement of cash flows	Ps.	86,183,136	Ps.	27,377,050	Ps.	67,462,486

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

15.	“Exagrind S.A. – “San Rafael” farm against Tali Sumaj and other damages and losses”

Exagrind S.A. has filed a lawsuit against Inversiones Ganaderas S.A. (IGSA) on claims for damages and losses produced by a fire in “San Rafael” farm, which is close to Tali Sumaj, Province of Catamarca. The fire took place on September 6, 2000.

The estimated amount of the legal action is Ps. 2.9 million at the date the claim was filed.

In turn, IGSA filed an extraordinary appeal with the High Court of the Province of Catamarca, requesting to be given the remainder term to answer the lawsuit as, at the time of revoking the first instance judge decision that postponed the terms to answer until a new notice was dispatched, such period had not yet expired. The management of IGSA is awaiting the decision of the High Court of the Province of Catamarca.

Additionally, in March 2007 -under the request of Exagrind S.A.- the court in charge of the case seized an inhibition of assets. This measure was lifted in June 2007 and a real estate on attachment has been accepted in replacement.

16.	Subsequent events

The Company has not recorded any significant subsequent events that should be disclosed there financial statements.

17.	Differences between Argentine GAAP and US GAAP

The consolidated financial statements of the Company have been prepared in accordance with Argentine GAAP and the regulations of the CNV, which differ in certain significant respects from US GAAP. Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP and Regulation S-X of the SEC.

As discussed in Notes 2.d) and 3.k), in order to comply with regulations of the CNV, the Company (i) discontinued inflation accounting as from February 28, 2003 and (ii) recognized deferred income tax assets and liabilities on an undiscounted basis. The application of these CNV regulations represents a departure from Argentina GAAP. However, such departures have not had a material effect on the accompanying consolidated financial statements.

I.	Differences in measurement methods

The following reconciliation to US GAAP does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation through February 28, 2003, because the application of this standard represents a comprehensive measure of the effects of price level changes in the Argentine economy.

The principal differences, other than inflation accounting, between Argentine GAAP and US GAAP are described below, together with an explanation, where appropriate, of the method used in the determination of the necessary adjustments.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

	Year ended June 30,
Reconciliation of net income:	2007		2006		2005
Net income under Argentine GAAP	Ps.	49,362,269	Ps.	32,883,276	Ps.	76,798,918
US GAAP adjustments:
Effect of US GAAP adjustments on IRSA investment (Note 17.I.a))		177,792		(596,626)		18,990,428
Valuation of inventories (Note 17.I.b))		315,291		(91,202)		(5,844,660)
Deferred income tax (Note 17.I.c))		7,042,021		5,100,278		6,716,470
Elimination of gain on acquisition of minority interest (Note 17.I.e))		32,369		32,369		32,369
Available-for-sale securities (Note 17.I.f))		(192,693)		227,349		(306,190)
Effect of US GAAP adjustments on equity investees, excluding IRSA (Note 17.I.g))		68,645		87,760		74,046
Accounting for stock options (Note 17.I.h))		—		—		(181,516)
Accounting for convertible notes (Note 17.I.i))		(7,584,803)		(10,753,817)		(8,485,907)
Effect of US GAAP adjustments on management fee (Note 17.I.j))		114,421		599,389		(1,099,504)

Net income under US GAAP	Ps.	49,335,312	Ps.	27,488,776	Ps.	86,694,454

Earnings per share under US GAAP (Note 17.II.f)):
Basic net income per common share	Ps.	0.20	Ps.	0.16	Ps.	0.56
Diluted net income per common share	Ps.	0.18	Ps.	0.15	Ps.	0.34

	As of June 30,
Reconciliation of shareholders’ equity:	2007		2006
Total shareholders’ equity under Argentine GAAP (*)	Ps.	824,954,215	Ps.	625,865,591
US GAAP adjustments:
Cumulative effect of initial application of SAB 108 on IRSA investment (Note 17.I.a))		(1,002,835)		—
Effect of US GAAP adjustments on IRSA investment (Note 17.I.a))		(44,479,327)		(58,210,322)
Valuation of inventories (Note 17.I.b))		(36,048,263)		(36,363,554)
Deferred income tax (Note 17.I.c))		(9,274,658)		(16,249,236)
Elimination of gain on acquisition of minority interest (Note 17.I.e))		(1,105,792)		(1,138,161)
Effect of US GAAP adjustments on equity investees, excluding IRSA (Note 17.I.g))		(316,473)		(385,118)
Effect of changes in the classification of securities		169,983,032		70,714,662
Accounting for convertible notes (Note 17.I.i))		253,410		7,838,213
Effect of US GAAP adjustments on management fee (Note 17.I.j))		22,109,119		21,994,698

Shareholders’ equity under US GAAP	Ps.	925,072,428	Ps.	614,066,773

(*)	Last year, the Ps. 6,650,419 effect of currency translation for Brasilagro was classified in a mezzanine caption between total liabilities and shareholders’ equity in the Company’s balance sheet for Argentine GAAP purposes. This item represented a reconciling item to the US GAAP shareholders’ equity because, for US GAAP purposes, currency translation differences are classified as a component of shareholders’ equity. As of June 30, 2007, the Company classified the foreign currency translation differences as part of shareholders’ equity, and reclassified the balance sheet as of June 30, 2006 to include the Ps. 6,650,419 effect of currency translation for Brasilagro also in shareholders’ equity for Argentine GAAP purposes. Therefore, this item does not represent a GAAP difference anymore, and the reconciling item to shareholders’ equity as of June 30, 2006 was eliminated.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

	Year ended June 30,
Description of changes in shareholders’ equity under US GAAP:	2007		2006
Shareholders’ equity at the beginning of the year	Ps.	614,066,773	Ps.	425,859,920
Cumulative effect of initial application of SAB 108 on IRSA investment (Note 17.I.a))		(1,002,835)		—
Distribution of cash dividends		(5,500,000)		(10,000,000)
Exercise of warrants – par value		44,619,656		28,668,581
Conversion of notes into common shares – par value		44,352,015		29,151,389
Additional paid-in-capital-common shares		64,747,083		40,658,337
Additional paid-in-capital-warrants		116,710		217,833
Changes of interests in equity investees and subsidiaries resulting from capital nature transactions		(4,249,740)		3,830,119
Foreign currency translation		8,248,649		(6,650,419)
Reclassification of IRSA’s Convertible Notes from Held-to-Maturity to Available-for-Sales		99,268,370		70,714,662
Change in other comprehensive income of equity investees		10,945,185		4,275,352
Change in unrealized holding gain on available-for-sale securities		125,250		(147,777)
Net income under US GAAP		49,335,312		27,488,776

Shareholders’ equity as of the end of the year	Ps.	925,072,428	Ps.	614,066,773

Description of reconciling items:

a)	Effect of US GAAP adjustments on IRSA investment

Under both Argentine and US GAAP the Company’s investment in IRSA is accounted for under the equity method of accounting. However, certain significant differences exist between Argentine GAAP and US GAAP amounts of shareholder’s equity and net income reported by IRSA in its consolidated financial statements. As a result, the carrying value of the Company’s investment in IRSA under US GAAP differs from the carrying value reported under Argentine GAAP. The principal differences between Argentine GAAP and US GAAP as they relate to IRSA are related to, among others: (a) the impact of US GAAP adjustments on IRSA’s equity investees, (principally IRSA’s investment in Banco Hipotecario S.A.) (b) the reversal of previously recognized impairment losses, (c) the reversal of gains from valuation of inventories at fair market value, (d) the accounting for real estate barter transactions, (e) the reversal of a gain recognized on troubled debt restructuring, (f) the accounting for convertible notes, (g) securitization accounting, (h) deferred income taxes, (i) minority interest, (j) revenue recognition issues related to scheduled rent increases and brokerage commissions and (k) the impact of initial application of SAB 108.

This US GAAP adjustment also includes the effects of the different accounting treatment given under Argentine GAAP and US GAAP to the change in the method of accounting for this investment as discussed below. Effective March 31, 2002, under Argentine GAAP, the Company changed the accounting method for its investment in IRSA from market value to the equity method of accounting. As a result, for the year ended June 30, 2002 the Company recognized a negative goodwill of Ps. 15.5 million, representing the excess of the fair value of net assets acquired over the market value of the shares at that date. Negative goodwill is being amortized under the straight-line method over a period of 20 years. Under US GAAP, the financial statements of prior periods were retroactively adjusted as required by APB Opinion N° 18 , “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”), to reflect the investment under the equity method of accounting in a manner consistent with the accounting for a step acquisition of a subsidiary. As a result, the Company recorded each acquisition of shares made by allocating the amount paid to the assets acquired and liabilities assumed at the acquisition date. As the fair value of the assets acquired and liabilities assumed exceeded the cost of the acquisitions, the Company reduced the amounts that otherwise would have been assigned to the acquired long-lived assets on a pro-rata basis by Ps. 68.4 million.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

This US GAAP adjustment also includes the effect of the different treatment of subsequent acquisitions of IRSA’s shares between Argentine GAAP and US GAAP.

During the years ended June 30, 2005 and 2006, the Company acquired additional shares of IRSA, resulting in an increase of negative goodwill of Ps. 84.8 million under Argentine GAAP. Under US GAAP, these acquisitions were recorded as a step acquisition of a subsidiary. The acquisitions resulted in a greater value assigned to the long-lived assets of Ps. 12.6 million. The difference primarily relates to the effect of US GAAP adjustments in estimating the fair value of the net assets acquired at the acquisition date.

Accumulated amortization of negative goodwill at June 30, 2007 under Argentine GAAP totaled Ps. 15.7 million. Under US GAAP, accumulated depreciation related to the lesser value of long-lived assets acquired totaled Ps. 19.3 million at June 30, 2007.

In addition, during fiscal year 2007 as a result of the dilutive effect of warrants and convertion rights exercised by other shareholders, under Argentine GAAP the Company recorded the loss effect of the change in interest in IRSA amounting to Ps. 8.5 million as paid-in capital within shareholders’ equity. This accounting treatment is consistent with SAB Topic 5H and as such, no difference exists between Argentine GAAP and US GAAP in accounting for this transaction. However, under US GAAP the change in interest in IRSA resulted in a loss effect of Ps. 5.9 million (comprised of Ps. 2.7 million of equity value, net of Ps. 8.6 million of lesser long-lived asset value) as a result of the differences between Argentine GAAP and US GAAP in the carrying value of the investment as discussed above.

In this fiscal year 2007 as a result of the application of SAB 108 the Company recorded a loss effect on IRSA Investment amounting to Ps. 1.0 million as cumulative effect of initial application Staff Accounting Bulletin No 108 (“SAB 108”).

The related US GAAP adjustments affecting shareholders’ equity at June 30, 2007 and 2006 are as follows:

	2007		2006
Equity value under Argentine GAAP	Ps.	411,903,577	Ps.	396,839,492
Negative goodwill under Argentine GAAP		(67,306,386)		(76,825,836)

Investment in IRSA under Argentine GAAP	Ps.	344,597,191	Ps.	320,013,656
Less: Equity value under US GAAP (1)	Ps.	299,115,029	Ps.	261,803,334

US GAAP adjustment	Ps.	45,482,162	Ps.	58,210,322

(1)	Differs from the amounts computed by applying the Company’s ownership interest to shareholders’ equity reported by IRSA under US GAAP primarily as a result of the lesser amounts of long-lived assets recorded at the acquisition dates amounting to Ps. 40.6 million and Ps. 46.9 million at June 30, 2007 and 2006, respectively.

The related US GAAP adjustments affecting net income for the years ended June 30, 2007, 2006 and 2005 are as follows:

	2007		2006		2005
Reversal of results recognized under Argentine GAAP	Ps.	(33,099,401)	Ps.	(23,372,059)	Ps.	(13,072,716)
Recognition of results under US GAAP		33,277,193		22,775,433		32,063,144

US GAAP adjustment	Ps.	177,792	Ps.	(596,626)	Ps.	18,990,428

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

b) Valuation of inventories

Under Argentine GAAP, livestock held for sale is recorded at market value, net of expenses. Livestock for dairy, breeding and/or developing is recorded at replacement cost as determined by agricultural appraisers.

Under US GAAP, the Company record dairy, breeding and developing livestock at the lower of cost or market, with costs removed from inventory on a first-in/ first-out basis. All direct and indirect costs of developing livestock, such as the purchase price, labor costs, feed, vaccines and veterinary fees are accumulated until the livestock reaches maturity and is either sold or transferred to a productive function. Dairy, breeding herd is depreciated using the straight-line method over the estimated useful life of five years.

c) Deferred income tax

As discussed in Note 3.k), the Company records income tax using the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for tax loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized for that component of net deferred tax assets which is not recoverable. This standard is similar to the principles of US GAAP set forth in Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”.

However, under Argentine GAAP, the Company has treated the differences between the price-level restated amounts of assets and liabilities and their historical basis as permanent differences for deferred income tax calculation purposes in accordance with Resolution MD No.11/2003 issued by the CPCECABA. Under US GAAP, the Company applies EITF 93-9, “Application of FASB Statement No.109 in Foreign Financial Statements Restated for General Price-Level Changes”, which requires such differences to be treated as temporary differences in calculating deferred income taxes. In addition, the adjustment includes the effect on deferred income taxes of reconciling items, as appropriate.

d) Accounting for futures and options contracts

As discussed in Note 6, the Company utilizes a variety of commodity-based derivative instruments to manage its exposure to price volatility stemming from its integrated crop production activities. These instruments consist mainly of crop futures contracts and put and call option contracts. Contract positions are designated to ensure that the Company will receive a defined minimum price for certain quantities of its production. The Company also engages in trading for certain financial instruments.

As discussed in Note 3.r), under Argentine GAAP, the Company’s derivative financial instruments are carried at fair market value on the consolidated balance sheet. Changes in the derivative’s fair market value are reported in earnings.

Under US GAAP, the Company applies Statement of Financial Accounting Standards No.133 “Accounting for Derivative Instruments and Hedging Activities” and subsequent amendments (“SFAS No. 133”). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Under US GAAP, the Company’s derivative instruments do not qualify for hedge accounting treatment under SFAS No.133. While management believes each of the commodity-based instruments manage various market risks, these instruments are not designated and accounted for as hedges under SFAS 133 as a result of the extensive record keeping requirements of the provision. Accordingly, the Company’s derivatives are marked to market on a current basis with gains and losses recognized in earnings.

As a result, no differences exist in accounting for derivatives and hedging activities between Argentine GAAP and US GAAP.

e) Elimination of gain on acquisition of minority interest

Under Argentine GAAP, the Company recorded, during fiscal year 1999, a gain on the acquisition of the minority interest of Agro Riego (subsequently merged with and into the Company). Under US GAAP, such excess was recorded as a reduction in the values of the underlying non-current assets of Agro Riego and is being amortized over the estimated useful lives of such assets.

f) Available-for-sale securities

Under Argentine GAAP, investments in mutual funds, mortgage bonds and government bonds are carried at market value, with unrealized gains and losses recorded in income. Under US GAAP, pursuant to Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”), these investments are classified as available-for-sale securities and, accordingly, unrealized gains and losses are excluded from income and reported as a separate component of shareholders’ equity. The IRSA’s Convertible Note were reclassified from held-to-maturity to available-for-sale. SFAS No. 115 also states that for individual available-for-sale securities, an enterprise shall determine whether a decline in fair value below the amortized cost basis is other than temporary. In such event, accumulated unrealized losses included in other comprehensive income shall be reclassified into the statement of income.

The Company’s investments are considered available-for-sale as these securities could potentially be sold in response to needs for liquidity, changes in the availability of and the yield on alternative instruments or changes in funding sources or terms. Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date.

g) Effect of US GAAP adjustments on equity investees, excluding IRSA

The Company has assessed the impact of US GAAP adjustments for its equity investee Agro-Uranga S.A. and Cactus Argentina S.A. as a consequence of this assessment, the Company has recognized a net gain of Ps. 68,645 (Ps. 56,505 from Agro-Uranga S.A. and Ps. 12,140 from Cactus Argentina S.A.), Ps. 87,760 and Ps. 74,046 for the years ended June 30, 2007, 2006 and 2005, respectively. The principal US GAAP adjustment affecting Agro-Uranga S.A. is related to valuation of inventories.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

h) Accounting for stock options

As discussed in Note 5.b), an amount of 4,612,290 shares of treasury stock had been reserved under a stock option plan (the “Plan”) approved by the shareholders in November 2001. Pursuant to the terms of the Plan, two thirds of the shares underlying the options were to be allocated to certain executive members of the Company´s management as initial beneficiaries of the Plan and the remaining one third was to be allocated to certain other executive officers. In February 2002, the Board of Directors approved a stock option plans (the “February 2002 Plan”) pursuant to which the Company granted stock options to purchase 3,073,437 shares at an exercise price of Ps. 1 plus accrued interest at a rate of 180-days LIBO. Options vested immediately. Options were exercisable at any time through January 2005. In addition, dividends distributed on the underlying shares, if any, were to be accumulated and paid to the beneficiaries upon exercise. Options were to be paid in cash and no financing and/or other form of settlement was provided by the Company. In December 2002, the Board of Directors approved a second stock option plans (the “December 2002 Plan”) pursuant to which the Company granted to certain executive officers other than the initial beneficiaries stock options to purchase 1,538,853 shares with the exact terms and conditions as the options granted in the February 2002 Plan. For the years ended June 30, 2005, stock options were exercised for total consideration of Ps. 0.2 million. All stock options were exercised as of June 30, 2005.

Under Argentine GAAP, the Company has not recognized any compensation expense related to the February 2002 and December 2002 plans. The Company recorded the transfer of treasury shares to common stock at their par value and recognized an increase in retained earnings for the proceeds received from the exercise of the options.

The Company adopted Statement of Financial Accounting Standard (“SFAS”) 123(R), “Share-Based Payment,” effective July 1, 2005. Since all options were vested at July 1, 2005, the adoption of SFAS 123R had no impact on the Company’s financial position or results of operations.

Prior to adopting SFAS 123(R), the Company accounted for share-based compensation using the intrinsic-value method under Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”) as permitted by SFAS 123, “Accounting for Stock-based Compensation.” Under the intrinsic-value method, compensation expense was measured as the market value of the underlying common stock on the date of grant less the exercise price the employee was required to pay. The measurement date was deemed to be the first date at which both (i) the number of shares the employee is entitled to receive and (ii) the exercise price, if any, were known. As the exercise price increased for a fixed amount (i.e. interest) and dividends distributed on such shares, if any, were accumulated and paid in cash to the beneficiaries, the final exercise price was not known until the date of exercise. Therefore, the February 2002 and December 2002 Plans were considered to be variable plans and the final measurement dates were the dates of the respective exercise of the options.

FASB Interpretation No.28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” states that compensation shall be accrued as a charge to expense over the period or periods the employee performs the related services. If stock appreciation rights or other variable plans are granted for past services, compensation should be accrued as a charge to expense of the period in which the rights or awards are granted. When it is not clear that the award is for current or future services and/or in situations where the shares or rights vest immediately, it should be presumed that the rights represent compensation for the current period or for prior periods. Accordingly, any compensation expense measured as of the grant date should be expensed in the period such rights are granted. Compensation accrued during the service period shall be adjusted in subsequent periods up to the final measurement date for changes in the quoted market value of the shares but shall not be adjusted below zero.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

As the options vested immediately at the grant date, the Company charged to expense the total amount of compensation in the periods the rights were granted. Compensation expense recognized during fiscal years not presented, 2004 and 2005 (including subsequent adjustments up to the final measurement date) amounted to Ps. 0.6 million and Ps. 0.2 million, respectively. Quoted market prices of the Company’s shares traded in the Buenos Aires Stock Exchange were used in measuring compensation. All stock options were exercised as of June 30, 2005.

Following is a summary of the stock option activity during fiscal year 2005:

	Shares	Weighted- average exercise price
Outstanding as of June 30, 2004	240,000	Ps.	1.05
Granted	—		—
Exercised	(240,000)		1.06
Terminated / forfeited	—		—

Outstanding as of June 30, 2005	—	Ps.	—

Had compensation cost for the awards under the Plan been determined based on the grant date fair values consistent with the method required under SFAS No 123, the Company’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

	Year ended June 30, 2004
Basic net income:
As reported	Ps.	3,287,302
Pro forma		3,835,722
Basic net income per share:
As reported	Ps.	0.02
Pro forma		0.03
Diluted net income:
As reported	Ps.	3,287,302
Pro forma		3,835,722
Diluted net income per share:
As reported	Ps.	0.02
Pro forma		0.03

The fair value of each option granted was estimated on the date of grant using the minimum value model with the following weighted average assumptions used: no dividend yield; volatility of 40.0% and 58.7% for the years 2002 and 2003, respectively, and risk free interest rates of 1.11% for the year 2002 and 2.06% for the years 2003, 2004 and 2005, respectively.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

i) Accounting for convertible notes

As discussed in Note 10, in October 2002, the Company issued US$ 50.0 million of Convertible Notes with non-detachable warrants to acquire additional shares of common stock. In accordance with the agreement, the Convertible Notes are convertible at any time, at the option of the holder, into a fixed number of common shares. Once converted, the holder has the right to acquire an additional equal number of shares at the exercise price of the warrant. Under Argentine GAAP, no proceeds were allocated to the conversion feature and non-detachable warrants associated with the Convertible Notes. Under US GAAP, the Company applied EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” (EITF No. 00-27), which addresses how a beneficial conversion amount should be measured when an entity issues a convertible instrument that, if converted, will result in the holder receiving common stock and other equity instruments of the issuer, such as warrants to acquire common stock of the issuer. In EITF No. 00-27, the Task Force reached a tentative conclusion that the intrinsic value of the conversion option should be computed based on a comparison of (a) the proceeds of the convertible instrument allocated to the common stock portion of the conversion option and (b) the fair value at the commitment date of the common stock to be received by the holder upon conversion. The excess of (b) over (a) is the intrinsic value of the embedded conversion option that should be recognized by the issuer at the issuance date for the convertible instrument. In EITF No. 00-27 the Task Force also reached a consensus that the Issue 98-5 model should be modified for convertible instruments that have a stated redemption date to require a discount resulting from recording a beneficial conversion option to be accreted from the date of issuance to the stated redemption date of the convertible instrument, regardless of when the earliest conversion date occurs. EITF 00-27 also states that the entire unamortized discount, if any, remaining at the date of conversion should be immediately recognized as interest expense. As a result of applying EITF 00-27, under US GAAP the Company allocated Ps. 49.4 million of the proceeds received, representing the intrinsic value of the embedded beneficial conversion feature at the commitment date, to additional paid-in capital (Ps. 32.3 million net of income tax). The resulting debt discount is being recognized as expense over the term of the Convertible Notes. Upon conversion, warrants are recognized as additional paid-in capital and any unamortized discount is immediately recognized as interest expense. Net discount amortization recognized during the years ended June 30, 2005, 2006 and 2007 totaled Ps. 7.9 million, Ps. 11.6 million and Ps. 7.6 million, respectively. These amounts include Ps. 2.5 million, Ps. 12.4 million and Ps. 19.5 million of accelerated amortization recognized as a result of warrant conversions made during those years, respectively. As the Company’s Convertible Notes are denominated in U.S. Dollars, the US GAAP adjustment also includes the elimination of exchange rate differences between the Argentine peso and the U.S. Dollar related to the debt discount. Foreign exchange gains (losses) reversed under US GAAP totaled Ps. 0.6 million, Ps. (0.9) million and Ps. (0.07) million during the years ended June 30, 2005, 2006 and 2007, respectively.

During the years ended June 30, 2005, 2006 and 2007 certain holders of the Company’s Convertible Notes exercised their conversion rights and, as a result, the Company issued 5,918,871, 29,151,389 and 44,352,015 shares of common stock, respectively. Upon conversion, the Company issued 46.9 million of warrants, of which 22.7 million had been exercised at June 30, 2007. As a result of the conversions and exercises of warrants, under US GAAP the Company has reclassified a net amount of Ps. 0.5 million from additional paid-in capital to additional paid-in capital of warrants.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

j) Effect of US GAAP adjustments on management fee

As discussed in Note 8, the Company entered into a Management Agreement with CAM, pursuant to which CAM provides agricultural advisory services and certain other administration services to the Company.

The Company pays CAM an annual fee equivalent to 10% of the after-tax net income of the Company for these services. The reconciliation to US GAAP includes the effects of the US GAAP adjustments on management fee.

II.	Additional disclosure requirements

a) Statement of income classification differences

Should a US GAAP income statement be presented, certain items shown in some line items of the income statement under Argentine GAAP would have to be reclassified to affect other line items. The following reclassifications are intended to present Argentine GAAP numbers using a different criterion of classification under US GAAP. The numbers included below are not US GAAP numbers.

(i) Proportionate consolidation of Cactus

As discussed in Note 2 c), the Company accounted for its investment in Cactus under the proportionate consolidation method under Argentine GAAP. Effective January 1, 2007, the Company’s interest in Cactus decreased to 24.0%.

Accordingly, the Company deconsolidated Cactus and prospectively applied the equity method of accounting for this investment. Under US GAAP, since the Company did not exercise control over the subsidiary, proportionate consolidation was not appropriate and the equity method of accounting was used for all periods presented as disclosed in Note 17.II.m).

(ii) Adoption of RT No. 22 “Agricultural Activities”

Effective July 1, 2007, under Argentine GAAP, the Company applied RT No. 22 “Agricultural Activities” which established specific measurement and disclosure standards for the Company’s business. The adoption of this standard did not have an impact on the Company’s financial position and results of operations. There was no change in the determination of total gross profit and operating income of the Company. Rather it expanded the Company’s disclosures and changed the format of the Company’s income statement above gross profit. RT No. 22 requires that a change in fair value less estimated point-of-sale costs of a biological asset be included in net profit or loss for the period in which it arises. In agricultural activity, a change in physical attributes of a living animal or plant directly enhances or diminishes economic benefits to the enterprise. Prior to the adoption of RT No. 22, the production income was presented as a reduction in the cost of sales of the Company. Under US GAAP, the production income relating to their transformation and/or development directly affects the cost of these assets and is not shown separately. However, there would be no change in total gross profit.

(iii) Unrealized gains or losses on inventories

Under Argentine GAAP, unrealized gains or losses on inventories are segregated and shown in a separate line within operating income. Under US GAAP, these amounts would be included as part of cost of sales.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

As a result of these differences in classification, gross profit under US GAAP would have been Ps. 41.0 million, Ps. 22.0 million and Ps. 29.4 million for the years ended June 30, 2007, 2006 and 2005, respectively.

(iv) Operating income

Under Argentine GAAP, the Company reflected gains on the sale of farms as a separate line within operating income; under US GAAP, such gains would be included as other income. Additionally under Argentine GAAP, the Company reflected management fees as non-operating expenses; under US GAAP, management fees would be included as operating expenses.

Should gains or losses on the sale of farms and management fees be reclassified out of and into operating income, respectively, operating income under Argentine GAAP would have been Ps. 9.2 million, (2.5) million and Ps. 0.5 million for the years ended June 30, 2007, 2006 and 2005, respectively.

b) Balance Sheet classification differences

Inventories

Under Argentine GAAP, the Company has classified the livestock for dairy production and other purposes not related to its sale as non-current inventory. Under US GAAP, this amount would be recorded as property and equipment on the consolidated balance sheet.

Proportional consolidation

In addition, until June 30, 2006 under Argentine GAAP the Company consolidated on a pro-rata basis the accounts of Cactus. Under US GAAP consolidation was not appropriate since the Company did not exercise control over the subsidiary.

c) Disclosure about fair value of financial instruments

Under Argentine GAAP, there are no specific rules regarding disclosure of fair value of financial instruments.

Under US GAAP Statement of Financial Accounting Standards No. 105, “Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of credit risk” (“SFAS No. 105”), requires reporting entities to disclose certain information about financial instruments with off-balance sheet risk of accounting loss. Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments”, (“SFAS No. 107”), requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Financial instruments include such items as to cash and cash equivalents, investments in debt and equity securities, accounts receivable and other instruments. Statement of Financial Accounting Standards No. 119, “Disclosure about Derivative Financial Instruments and fair value of Financial Instruments” (“SFAS 119”), requires reporting entities to disclose certain information for derivative financial instruments. SFAS No.133 superseded SFAS No. 105 and SFAS No. 119 and amended SFAS No. 107 to include in SFAS No. 107 the disclosure requirements of credit risk concentrations from SFAS No. 105. See Note 17.II.d), for details of concentration of credit risk.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, prepayments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair value, the Company’s fair values should not be compared to those of other companies.

Under this statement, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amount presented does not represent the underlying value of the Company. For certain assets and liabilities, the information required under this statement is supplemental with additional information relevant to an understanding of the fair value.

The methods and assumptions used to estimate the fair values of each class of financial instruments as of June 30, 2007 and 2006 are as follows:

•

The fair value of certain financial assets carried at cost, including cash, accounts receivable, deposits and other short-term receivables is considered to approximate their respective carrying values due to their short-term nature.

•	The fair value of trade accounts payable and other short-term liabilities is considered to approximate their carrying values due to their short-term nature.

•

The fair value of IRSA’s Convertible Notes was Ps. 207.5 million and Ps. 108.1 million at June 30, 2007 and 2006, respectively. Such fair value was determined based on the market price of the shares assuming full conversion of the notes at year-end plus the estimated fair value of the warrants that should be issued by the Company upon conversion considering that the market will be able to absorb such volume.

•

The Company carries available for-sale-securities, consisting of investments in mutual funds, mortgage bonds, and government bonds at fair value. The fair value of these instruments was determined using quoted market prices.

•

Derivative financial instruments are reported at their fair values on the consolidated balance sheets. The fair values are based upon quoted market prices or estimated future prices including estimated carrying costs corresponding with the future delivery period, if any.

•	The fair value of short-term debt is considered to approximate its carrying value due to its short-term nature.

•	The fair value of the long-term note receivables is considered to approximate its carrying value due to its variable interest rate.

•

The fair value of the Company’s Convertible Notes was Ps. 62.4 million and Ps. 321.9 million at June 30, 2007 and 2006, respectively. Such fair value was determined based on the market price of the shares assuming full conversion of the notes at year-end plus the estimated fair value of the warrants that should be issued by the Company upon conversion considering that the market will be able to absorb such volume.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

d) Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents principally in domestic and foreign financial institutions and investments of high credit rating. The Company’s policy is designed to limit exposure to any one institution. As of June 30, 2007 and 2006, approximately Ps. 46.5 million and Ps. 25.6 million included in the cash balances were held with 31 and 34 institutions, respectively.

The Company has not experienced any significant losses in such accounts.

The Company’s accounts receivable are derived primarily from sales of crops to independent purchasers, live beef cattle to local meat processing companies and milk products to domestic dairy companies. The Company performs credit evaluations of its customers and generally does not require collateral. The Company does not believe that significant credit risk exists at June 30, 2007 and 2006 due to the diversity of its customer base. However, as of June 30, 2007, only one customer, Cargill, accounts for more than 30.1% of total consolidated sales of the Company.

Mastellone S.A. (“Mastellone”) is the only customer of milk production of the Company. Mastellone is the largest dairy company in Argentina. Sales to Mastellone amounted to approximately Ps. 9.7 million, Ps. 7.9 million and Ps. 3.5 million for the years ended June 30, 2007, 2006 and 2005, respectively, representing 8.9%, 7.0% and 4.4% of total consolidated net sales. Although management believes that the Company will be able to continue to sell its milk production to Mastellone on favorable terms, there can be no assurance that the Company would be able to maintain this relationship. Although management believes that other large dairy producers would be willing and able to purchase the Company’s milk production, there can be no assurance that the Company could timely locate alternative customers to sell its products at prices comparable to those paid by its current major customers.

e) Statement of cash flows

Under Argentine GAAP, the Company is required to present the statement of cash flows in the primary financial statements in accordance with Technical Resolution No. 9, (“RT No. 9”), as amended. Guidance prescribed by RT No. 9 is similar in most respects to the guidelines set forth in SFAS No. 95, “Statements of Cash Flows” (“SFAS No. 95”).

Under US GAAP, the total amounts of cash and cash equivalents at the end of the year shown in the consolidated statement of cash flows are required to be the same amounts as similarly titled line items shown in the consolidated balance sheets, at those dates. Note 14 to the consolidated financial statements includes a reconciliation between the balances included as cash and banks in the consolidated balance sheets to the total amounts of cash and cash equivalents at the end of the year shown in the consolidated statement of cash flows.

As described in Note 3.b), under Argentine GAAP, the Company considers all highly liquid investments with original maturities of three months or less at date of purchase to be cash equivalents. Therefore, there are no differences in the type of items considered as cash equivalents under US GAAP. However, as discussed in Note 2.c), under Argentine GAAP, the Company consolidated the accounts of Cactus on a pro rata basis through January 1, 2007. Under US GAAP, proportionate consolidation was not appropriate since the Company did not exercise control over this investment. As a result, differences exist between the amount of cash and cash equivalents reported in the primary financial statements and the amount of cash and cash equivalents that would be reported in a statement of cash flows prepared under US GAAP using Argentine GAAP numbers. In addition, cash flows from operating, investing and financing activities would be different in a statement of cash flows prepared under US GAAP using Argentine GAAP numbers since each line item would exclude the pro rata equity interest of the accounts of Cactus.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Under Argentine GAAP, cash flows from purchasing and selling of current investments were reported as operating activities whereas these transactions would be classified as cash flows from investing activities for US GAAP purposes.

The following table presents the cash flows from operating, investing and financing activities as well as the effects of inflation accounting and exchange rate changes on cash and cash equivalents that would be reported in the statement of cash flows using Argentine GAAP numbers but following the guidelines prescribed by SFAS No. 95. Therefore, the effect of the elimination of the proportionate consolidation has not been considered in the preparation of the following reconciliation:

	Year ended June 30,
	2007		2006		2005
Net cash (used in) provided by operating activities	Ps.	(62,359,968)	Ps.	(3,839,611)	Ps.	54,735,816
Net cash provided by (used in) investing activities		5,295,891		(133,000,622)		(1,918,881)
Net cash provided by financing activities		115,813,757		92,250,539		1,691,457
Effects of exchange rate changes		56,406		4,504,258		(183,837)

Net increase (decrease) in cash and cash equivalents	Ps.	58,806,086	Ps.	(40,085,436)	Ps.	54,324,555

f)	Earnings per share

As described in Note 3.t), under Argentine GAAP the Company is required to disclose earnings per share information in accordance with RT 18 for all periods presented. Note 13 to the consolidated financial statements disclose the computation of basic and diluted net income per common share under Argentine GAAP Guidance set forth in RT 18 is similar to the basic principles set forth in SFAS No. 128 “Earnings per Share” (SFAS No.128).

Under US GAAP, basic and diluted earnings per share are presented in conformity with SFAS No. 128.

Under Argentine GAAP, the Company has considered the dilutive effects of outstanding stock options and warrants, using the treasury-stock method. Under US GAAP, the Company applied the treasury-stock method. Using the treasury-stock method, the weighted-average number of potential common stock during the years ended June 30, 2005, 2006 and 2007 would have been 127,796,997, 112,154,819 and 61,103,685 shares, respectively. Diluted net income per common share under Argentine GAAP for the years ended June 30, 2005, 2006 and 2007, using the treasury-stock method, would have been Ps. 0.29, Ps. 0.15 and Ps. 0.10 respectively.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

The following tables set forth the computation of basic and diluted net income per common share under US GAAP for all periods presented:

	Year ended June 30,
	2007		2006		2005
Numerator:
Net income available to common shareholders	Ps.	49,335,312	Ps.	27,488,776	Ps.	86,694,454
Plus (less): income (loss) impact of assumed conversions:
Interest expense on convertible debt		10,310,294		19,923,566		17,541,990
Foreign currency exchange gain		150,866		6,518,517		(2,329,048)
Income tax effects		(3,414,783)		(8,631,354)		(4,965,883)
Management fee		(704,638)		(1,781,073)		(1,024,706)

Net income available to common shareholders plus assumed conversions	Ps.	55,677,051	Ps.	43,518,432	Ps.	95,916,807

	Year ended June 30,
	2007		2006		2005
Denominator:
Weighted-average number of shares outstanding	Ps.	247,149,373	Ps.	170,681,455	Ps.	155,343,629
Plus: incremental shares of assumed conversions:
Stock options (i)				—		84,255
Warrants (i)		25,517,548		39,748,848		45,310,167
Convertible Notes		35,586,137		72,405,971		82,402,576

Adjusted weighted-average number of shares	Ps.	308,253,058	Ps.	282,836,274	Ps.	283,140,627

Basic and diluted EPS:
Basic net income per common share	Ps.	0.20	Ps.	0.16	Ps.	0.56
Diluted net income per common share		0.18		0.15		0.34

(i)	Potential common shares related to the stock options and warrants have been calculated using the treasury-stock method as required by US GAAP.

g)	Risks and uncertainties

Fresh produce is vulnerable to adverse weather conditions including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict. Fresh produce is also vulnerable to crop and beef cattle diseases and pests. These factors may result in lower sales volume and increased costs, but may also restrict supplies and lead to an increase in prices for fresh produce.

The Company’s earnings are sensitive to fluctuations in the volatile market prices for its products. Sales prices for crops are based on the market prices quoted in the Argentine grain exchanges, which largely reflect world commodity prices. Beef cattle prices are based on the major Argentine auction markets for cattle and are primarily determined by domestic supply and demand. Milk prices are also determined on the basis of domestic supply and demand.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

As with any agribusiness enterprise, the Company’s business operations are predominantly seasonal in nature. The harvest and sale of crop (corn, soybean and sunflower) generally occurs from February to June. The harvest of wheat generally occurs from December to January. Other segments of the Company’s business, such as its cattle and milk sales, and its forestry activities, tend to be more successive than seasonal in nature.

The Company’s investment in IRSA is subject to risks common to investments in commercial and residential properties in general, many of which are not within IRSA’s control. Any one or more of these risks might materially and adversely affect IRSA’s business, financial condition or results of operations. The yields available from equity investments in real estate depend on the level of sales or rental income generated and expenses incurred. In addition, other factors may affect the performance and value of a property adversely, including local economic conditions where the properties are located, macroeconomic conditions in Argentina and the rest of the world, competition from other real estate developers, IRSA’s ability to find tenants, tenant default or rescission of leases, changes in laws and governmental regulations (including those governing usage, zoning and real property taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in the residential development properties) and the availability of financing. IRSA may also be unable to respond effectively to adverse market conditions or may be forced to sell one or more of its properties at a loss because the real estate market could be relatively illiquid. Certain significant expenditures, such as debt service, real estate taxes, and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment. It is possible that these or other factors or events will impede IRSA’s ability to respond to adverse changes in the performance of its investments, causing a material decline in IRSA’s financial condition or results of operations. Given the relative size of the investment in IRSA, any such declines could have a material adverse effect on the Company’s financial condition and results of operations.

h)	Lease commitments

The Company has obligations under cancelable operating leases, primarily for farmland as well as its office facilities. Generally, land leases have initial terms of one or two year. Certain agricultural land leases provide for contingent increases in minimum rentals based on production targets. Lease payments under a portion of the Company’s operating leases are based on crop-sharing agreements. Under crop-sharing agreements, leases are paid in kind based upon an agreed-upon percentage of the crops harvested. Land leases expense forms part of the total cost of production of the Company. Substantially all of the leases provide that the Company pays taxes, maintenance, insurance and certain other operating expenses applicable to the leased assets.

Total rent expense, including rents related to land leases, was Ps. 13.6 million, Ps 9.7 million and Ps. 10.1 million for the years ended June 30, 2007, 2006 and 2005, respectively.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

i)	Equity investments

The investments in Agro-Uranga S.A., IRSA, BrasilAgro and Cactus Argentina S.A. are accounted for using the equity method, wherein the investment is recorded at the amount of the underlying equity in the net assets of the investments and adjusted to recognize the Company’s share of the undistributed earnings or losses. The Company’s share of the income of these affiliates was Ps. 40.2 million and Ps. 22.1 million for the years ended June 30, 2007 and 2006, respectively, and its investment in these companies totaled Ps. 436.6 million at June 30, 2007 and Ps. 396.0 million at June 30, 2006. The Company’s share of undistributed earnings of Agro-Uranga S.A. totaled Ps. 9.1 million at June 30, 2007 and Ps. 3.5 million at June 30, 2006. The Company’s share of undistributed earnings of IRSA S.A. totaled Ps. 107.1 million at June 30, 2007 and Ps. 96.6 million at June 30, 2006, IRSA S.A., BrasilAgro and Cactus Argentina S.A. had no undistributed earnings. Summarized financial information of these affiliates is as follows:

Agro-Uranga S.A.	2007		2006
Current assets	Ps.	21,923,941	Ps.	13,763,266
Non-current assets		6,894,749		6,090,072

Total assets	Ps.	28,818,690	Ps.	19,853,338

Current liabilities	Ps.	9,161,276	Ps.	3,755,743
Non-current liabilities		353,781		776,780

Total liabilities	Ps.	9,515,057	Ps.	4,532,523

Shareholders’ equity	Ps.	19,303,634	Ps.	15,320,815

Production	Ps.	13,495,153	Ps.	6,570,147
Sales	Ps.	31,825,539	Ps.	21,535,812
Gross profit	Ps.	19,980,834	Ps.	11,701,073
Net income	Ps.	9,089,282	Ps.	3,469,748

IRSA	2007		2006
	Ps.	(000)	Ps.	(000)

Current assets	Ps.	1,175,790	Ps.	481,788
Non-current assets		2,969,109		2,258,333

Total assets	Ps.	4,144,899	Ps.	2,740,121

Current Liabilities	Ps.	652,082	Ps.	419,228
Non-Current Liabilities		1,395,693		385,138

Total liabilities	Ps.	2,047,775	Ps.	804,366

Minority interest	Ps.	450,410		449,989

Shareholders’ equity	Ps.	1,646,714	Ps.	1,485,766

Revenues	Ps.	738,756	Ps.	577,680
Gross profit	Ps.	427,109	Ps.	333,849
Net income	Ps.	107,097	Ps.	96,573

BrasilAgro	2007		2006
	Ps.	(000)	Ps.	(000)

Current assets	Ps.	817,088	Ps.	752,948
Non-current assets		263,274		38

Total assets	Ps.	1,080,362	Ps.	752,986

Current Liabilities	Ps.	128,350	Ps.	2,239
Non current Liabilities	Ps.	31,779		—

Total liabilities	Ps.	160,129	Ps.	2,239

Shareholders’ equity	Ps.	920,233	Ps.	750,747
Net income (loss)	Ps.	39,055	Ps.	(33,657)

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Cactus Argentina S.A.	2007		2006
	Ps.	(000)	Ps.	(000)

Current assets	Ps.	29,029	Ps.	7,298
Non-current assets		40,463		4,773

Total assets	Ps.	69,492	Ps.	12,071

Current Liabilities	Ps.	41,909	Ps.	2,960
Non current Liabilities		3,150		247

Total liabilities	Ps.	45,059	Ps.	3,207

Minority interest	Ps.	161	Ps.	—

Shareholders’ equity	Ps.	24,272	Ps.	8,864

Revenues	Ps.	63,813	Ps.	17,797
Gross profit	Ps.	3,890	Ps.	1,729
Net (loss) income	Ps.	(1,285)	Ps.	189

j)	Investments in debt and equity securities

In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, the Company has classified mutual funds as well as its investments in mortgage and government bonds as available-for-sale securities. The following are additional disclosure requirements in accordance with SFAS No. 115:

Available-for-sale securities

The amortized cost, gross unrealized holding gains or losses and fair value of the available-for-sale securities by major security type at June 30, 2007 and 2006 were as follows:

	2007						2006
Instrument	Cost		Unrealized gain		Market value		Cost		Unrealized gain		Market value
IRSA Convertible notes	Ps.	37,495,408	Ps.	169,983,032	Ps.	207,478,440	Ps.	37,418,778	Ps.	70,714,662	Ps.	108,133,440
Mutual Funds (1)		38,103,287		209,930		38,313,217		1,189,663		9,728		1,199,391
Mortgage bonds		980,026		47,258		1,027,284		1,294,808		39,372		1,334,180
Government bonds		96,140		25,389		121,529		3,082,357		40,783		3,123,140

Total	Ps.	76,674,861	Ps.	170,265,609	Ps.	246,940,470	Ps.	42,985,606	Ps.	70,804,545	Ps.	113,790,151

(1)	Through June 30, 2006 includes Mutual Funds at cost of 0.41 million and a market value of 0.41 million form 50% of currents investment of Cactus.

k)	Comprehensive income

On July 1, 1998, the Company adopted SFAS No. 130, “Reporting Comprehensive Income”. SFAS No. 130 establishes guidelines for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Accumulated other comprehensive income is presented below, net of income tax benefit/expense:

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

	Year ended June 30,
	2007		2006		2005
Net income under US GAAP	Ps.	49,335,312	Ps.	27,488,776	Ps.	86,694,454
Other comprehensive gain (loss):
Changes in other comprehensive income items of equity investees		10,945,185		4,275,352		2,472,592
Foreign currency translation in the investee of BrasilAgro		8,248,649		(6,650,419)		—
Reclassification of IRSA’s Convertible Notes from Held-to-Maturity to Available-for-Sales		99,268,370		70,714,662		—
Unrealized holding gain on available-for-sale securities outstanding at the end of the year (net of income tax of Ps. (67,443), Ps. 79,572 and (107,167) for fiscal years 2007, 2006 and 2005, respectively)		125,250		(147,777)		199,023

Comprehensive income	Ps.	167,922,766	Ps.	95,680,594	Ps.	89,366,069

	As of June 30,
	2007		2006		2005
Accumulated other comprehensive income	Ps.	195,713,866	Ps.	77,126,412	Ps.	8,934,594

l)	Recently issued accounting standards

In July, 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006 and the provisions of FIN 48 will be applied to all tax positions accounted for under SFAS No. 109 upon initial adoption. The standard will be effective for the Company’s fiscal year ended June 30, 2008. The cumulative effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the provisions of FIN 48 and its impact, if any, on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”, which provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosures about the use of fair value to measure assets and liabilities. This statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets about a fair value hierarchy with the highest priority being quoted prices in active markets. Under the Statement, fair value measurements are disclosed by level within the hierarchy. While the statement does not add any new fair value measurements, it does change current practice. Changes to practice include (a) a requirement for an entity to include its own credit standing in the measurement of its liabilities, (b) a modification of the transaction price presumption, (c) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies, (d) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. This standard will be effective for the Company’s fiscal year ended June 30, 2009.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”), which expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB No. 108 is effective for the Company June 30, 2007 financial statements. The adoption of this standard did not have an impact on the Company’s financial position or results of its operations.

On February 15, 2007, the FASB issued Statement 159, “The Fair Value Option (FVO) for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115”, which permits an entity to measure certain financial assets and financial liabilities at fair value. Statement 159 offers an irrevocable option to carry the vast majority of financial assets and liabilities at fair value, with changes in fair value recorded in earnings. Entities that elect the FVO will report unrealized gains and losses in earnings. The FVO may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety, and is irrevocable, unless a new election date occurs. This Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. If an entity chooses to elect the FVO for existing items at the date of adoption, the difference between their carrying amount and fair value is included in a cumulative-effect adjustment to the opening balance of retained earnings. This standard will be effective for the Company’s fiscal year ended June 30, 2009. As of the date of these financial statements, the Company has not analyzed the impact, if any, that this standard will have on its financial position and results of operations.

m)	Pro-rata consolidation of Cactus

As discussed in Note 2 c), the Company accounted for its investment in Cactus under the proportionate consolidation method under Argentine GAAP.

Effective January 1, 2007, the Company´s interest in Cactus decreased to 24.0%.

Accordingly, the Company deconsolidated Cactus and prospectively applied the equity method of accounting for this investment. Under US GAAP, since the Company did not exercise control over the subsidiary, proportionate consolidation was not appropriate and the equity method of accounting was used for all periods presented as disclosed in Note 17.

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

Presented below is the consolidated condensed information of the Company at June 30, 2006 considering Cactus as an equity investees (see Note 2.c)):

	2006
	As reported		Elimination of Cactus accounts		Inclusion of Cactus as an equity investee		As adjusted
Current assets	Ps.	94,982,864	Ps.	(2,963,663)	Ps.	—	Ps.	92,019,201
Non-current assets		775,673,020		(2,378,030)		4,431,650		777,726,640

Total assets		870,655,884		(5,341,693)		4,431,650		869,745,841

Current liabilities		101,909,091		(794,493)		—		101,114,598
Non-current liabilities		142,321,331		(115,550)		—		142,205,781

Total liabilities		244,230,422		(910,043)		—		243,320,379
Current Translation Adjustments		(6,650,419)						(6,650,419)
Minority interest		559,871		—		—		559,871

Shareholders’ equity	Ps.	632,516,010	Ps.	(4,431,650)	Ps.	4,431,650	Ps.	632,516,010

18.	Other financial statement information

The accompanying tables present additional statement disclosures required under Argentine GAAP. This information is not a required part of the financial statements under US GAAP; however, these tables include information necessary to comply with the valuation and qualifying accounts schedule requirements of the Securities and Exchange Commission.

a.	Property and equipment

b.	Intangible assets

c.	Investments

d.	Allowances and provisions

e.	Cost of sales

f.	Cost of production

g.	Foreign currency assets and liabilities

h.	Other expenses

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

a)	Property and equipment

											Depreciation
														Current year
Principal Account	Value at the beginning of year			Additions and/ or transfers		Deductions		Value at the end of year			Rate %	Accumulated at the beginning of year		Decrease for the year		Amount			Accumulated at the end of year		Net carrying value as of June 30, 2007		Net carrying value as of June 30, 2006
Farms	Ps.	155,053,376		Ps.	16,331,751	Ps.	5,679,787	Ps.	165,705,340		—	Ps.	—	Ps.	—	Ps.	—		Ps.	—	Ps.	165,705,340	Ps.	155,053,376
Wire fences		4,780,673			2,743,196		483,950		7,039,919		3		1,236,208		119,205		165,466			1,282,469		5,757,450		3,544,465
Watering troughs		3,930,660			1,222,260		168,672		4,984,248		5		1,175,796		31,642		180,287			1,324,441		3,659,807		2,754,864
Alfalfa fields and meadows		3,297,931			412,819		—		3,710,750		12-25-50		1,506,332		—		476,443			1,982,775		1,727,975		1,791,599
Buildings and constructions		29,779,631			1,266,614		232,617		30,813,628		2		2,486,149		54,443		597,168			3,028,874		27,784,754		27,293,482
Machinery		10,594,431			709,243		16,591		11,287,083		10		7,025,548		16,591		743,941			7,752,898		3,534,185		3,568,883
Vehicles		2,309,795			342,446		220,118		2,432,123		20		1,194,039		165,292		351,526			1,380,273		1,051,850		1,115,756
Tools		197,916			12,505		—		210,421		10		152,253		—		9,989			162,242		48,179		45,663
Furniture and equipment		1,213,670			41,073		14,628		1,240,115		10		829,699		9,647		93,776			913,828		326,287		383,971
Corrals and leading lanes		868,155			146,938		70,673		944,420		3		158,319		11,704		28,681			175,296		769,124		709,836
Roads		2,200,904			280,560		295,640		2,185,824		10		894,000		249,322		171,995			816,673		1,369,151		1,306,904
Facilities		12,615,362			1,193,525		63,239		13,745,648		10-20-33		5,823,780		44,900		986,899			6,765,779		6,979,869		6,791,582
Computer equipment		1,453,980			1,101,326		4,198		2,551,108		20		1,007,257		12,152		449,276			1,444,381		1,106,727		446,723
Silo plants		1,096,519			180,897		—		1,277,416		5		406,464		—		57,910			464,374		813,042		690,055
Feed Lot		—			—		—		—		—		—		—		—			—		—		2,287,845
Constructions in progress		8,841,634			16,155,978		16,251,602		8,746,010		—		—		—		—			—		8,746,010		8,841,633
Advances to suppliers		204,572			91,195		—		295,767		—		—		—		—			—		295,767		204,572
Forest Products- Posts		70,383			62,311		23,537		109,157		—		—		—		—			—		109,157		70,384
Forest Products raw materials (3)		4,320,000			—		—		4,320,000		—		—		—		—			—		4,320,000		4,320,000
Improvements in third parties buildings		3,553,919			8,280,733		—		11,834,652		—		—		—		19,765			19,765		11,814,887		3,553,919

Total as of June 30, 2007	Ps.	246,383,511	(1)	Ps.	50,575,370	Ps.	23,525,252	Ps.	273,433,629			Ps.	23,895,844	Ps.	714,898	Ps.	4,333,122	(2)	Ps.	27,514,068	Ps.	245,919,561

Total as of June 30, 2006	Ps.	188,561,525		Ps.	84,736,740	Ps.	22,993,849	Ps.	250,304,41	6(1)		Ps.	22,063,929	Ps.	1,647,113	Ps.	5,112,088		Ps.	25,528,904			Ps.	224,775,512

(1)	The difference is generated by the effect of Cactus consolidation reversion up to December 31, 2006 (see Note 2.c)).
(2)	The difference between current depreciation and the amount shown in Note 18. h) (Ps. 0.1 million) is generated by the effect of Cactus consolidation reversion up to December 31, 2006. (see Note 2.c))
(3)	See Note 3.h

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

b)	Intangible assets

Principal Account	Value at the beginning of year		Additions and/ or transfers		Value at the end of year		Amortization							Net carrying value as of June 30, 2007		Net Carrying value as of June 30, 2006
							Rate %	Accumulated at the beginning of year		Amount		Accumulated at the end of year
Concession rights	Ps.	23,581,646		—	Ps.	23,581,646	—	Ps.	—	Ps.	—	Ps.	—	Ps.	23,581,646	Ps.	23,581,646
Development costs		1,410,368		—		1,410,368	33.33		1,410,368		—		1,410,368		—		—
Organization expenses		448,818		—		448,818	—		448,818		—		448,818		—		—
Patents and trademarks		18,938		—		18,938	—		18,938		—		18,938		—		—

Total as of June 30, 2007	Ps.	25,459,770	Ps.	—	Ps.	25,459,770		Ps.	1,878,124	Ps.	—	Ps.	1,878,124	Ps.	23,581,646

Total as of June 30, 2006	Ps.	1,878,124	Ps.	23,581,646	Ps.	25,459,770		Ps.	1,878,124	Ps.	—	Ps.	1,878,124			Ps.	23,581,646

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

c)	Investments

Type and characteristics of the securities	Carrying value as of June 30, 2007		Carrying value as of June 30, 2006
Current investments

Mutual funds
Bank of New York Hamilton Fund in dollars	Ps.	37,946,618	Ps.	54,906
Banco Río Special Fund in pesos		366,599		898,081
BankBoston 1784 Fund		—		246,404

	Ps.	38,313,217	Ps.	1,199,391

Notes and Convertible Notes
Interest Convertible Notes – IRSA		379,408		386,779
Global 2010 Bonds		121,529		93,140
Nobacs		—		3,030,000
Mortgage Bonds		1,027,284		1,334,180

	Ps.	1,528,221	Ps.	4,844,099

Time deposits	Ps.	—	Ps.	180,298

Total current investments	Ps.	39,841,438	Ps.	6,223,788

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

d)   Allowances and provisions

Items	Opening Balances			Increases for the year		Decreases for the year		Applications		Closing Balances
2007
Deducted from assets Allowance for doubtful accounts	Ps.	374,830			—		—		(2,471)		372,359

Total deducted from assets	Ps.	374,830			—		—		(2,471)		372,359

Included in non-current liabilities Provision for lawsuits and contingencies	Ps.	69,343			1,702,390		(24,127)		—		1,747,606

Total included in non-current liabilities	Ps.	69,343	(1)		1,702,390		(24,127)		—		1,747,606

2006
Deducted from assets Allowance for doubtful accounts	Ps.	386,344		Ps.	68,616	Ps.	(25,000)	Ps.	(55,130)	Ps.	374,830

Total deducted from assets	Ps.	386,344		Ps.	68,616	Ps.	(25,000)	Ps.	(55,130)	Ps.	374,830

Included in non-current liabilities Provision for lawsuits and contingencies	Ps.	104,198		Ps.	79,695	Ps.	—	Ps.	—	Ps.	183,893

Total included in non-current liabilities	Ps.	104,198		Ps.	79,695	Ps.	—	Ps.	—	Ps.	183,893

2005
Deducted from assets Allowance for doubtful accounts	Ps.	412,067		Ps.	18,633	Ps.	(5,824)	Ps.	(38,532)	Ps.	386,344

Total deducted from assets	Ps.	412,067		Ps.	18,633	Ps.	(5,824)	Ps.	(38,532)	Ps.	386,344

Included in non-current liabilities Provision for lawsuits and contingencies	Ps.	38,327		Ps.	65,871	Ps.	—	Ps.	—	Ps.	104,198

Total included in non-current liabilities	Ps.	38,327		Ps.	65,871	Ps.	—	Ps.	—	Ps.	104,198

(1)	The difference is generated by the effect of Cactus consolidation reversion up to December 31, 2007 (see Note 2.c)).

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

e)   Cost of sales

	For the year ended June 30,
	2007		2006		2005
Inventories at the beginning of the year	Ps.	75,645,207	Ps.	87,391,271	Ps.	68,869,857
Unrealized gain on inventories — Beef cattle		4,257,460		2,992,652		10,160,759
Unrealized gain on inventories — Crops		(2,010,254)		1,391,209		(456,710)
Production income (1)		100,848,458		65,425,191		67,601,686
Transfer of inventory to property and equipment		(122,253)		(229,139)		(120,160)
Loss (gain) from operations in the commodity markets		3,120,744		337,116		4,187,524
Transfer of inventory to cost of sales		(964,412)		(1,594,806)		(455,353)
Transfer of unharvested crops to expenses		(4,941,124)		(5,870,788)		(5,112,403)
Recovery of inventories		—		395,903		345,908
Purchases		21,294,791		21,490,531		13,529,596
Operating expenses (Note 18.h)		4,792,724		2,499,521		1,976,084
Inventories at the end of the year		(102,788,813)		(75,645,207)		(87,391,272)

Cost of Sales	Ps.	99,132,528	Ps.	98,583,454	Ps.	73,135,516

(1)	Includes income from change in value of cattle Ps. 19.5 million as of June 2007, Ps. 20.5 million as of June 30, 2006 and Ps. 20.0 million as of June 30, 2005.
(1)	Includes income from change in value of grains Ps. 71.7 million as of June 30, 2007, Ps. 37.0 million as of June 30, 2006 and Ps. 44.1 million as of June 30, 2005.
(1)	Includes income from change in value of milk Ps. 9.7 million as of June 30, 2007, Ps. 7.9 million as of June 30, 2006 and Ps. 3.5 million as of June 30, 2005.
(1)	Includes income from change in value of others Ps. 0.1 million as of June 30, 2006 and Ps. 0.1 million as of June 30, 2005.

f)   Cost of production

	For the year ended June 30,
	2007		2006		2005
Inventories at the beginning of the year	Ps.	15,650,704	Ps.	11,678,847	Ps.	9,871,724
Unrealized gain on inventories — Beef cattle		845,483		(144,941)		1,460,020
Transfer of inventory to property and equipment		(1,338,206)		(550,208)		(988,050)
Transfer of inventory to cost of production		964,412		551,891		253,460
Transfer of unharvested crops to expenses		(23,591,040)		(14,834,459)		(12,232,408)
Recovery of inventories		—		(395,903)		(345,908)
Purchases		27,309,496		18,965,547		14,074,118
Operating expenses (Note 18.h)		76,128,591		60,805,368		53,157,044
Inventories at the end of the year		(20,040,927)		(15,650,704)		(11,678,844)

Cost of production	Ps.	75,928,513	Ps.	60,425,438	Ps.	53,571,156

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

g)   Foreign currency assets and liabilities

	June 30, 2007					June 30, 2006
Item	Type and amount of foreign currency		Current exchange rate $	Amount in local currency Pesos		Type and amount of foreign currency		Amount in local currency Pesos
ASSETS
Current Assets
Cash and banks
Cash and banks in dollars	US$	12,837,960	3.053	Ps.	39,194,292	US$	7,835,857	Ps.	23,868,019
Cash and banks in Brazilian Reais	R$	2,584	1.410		3,643	R$	1,524		1,964
Investments
Mutual funds	US$	12,429,289	3.053		37,946,618	US$	18,026		54,906
Interest of IRSA Convertible Notes	US$	122,667	3.093		379,408	US$	125,333		386,779
Deposits in foreign banks	US$	—			—	US$	59,192		180,298
Trade accounts receivable	US$	208,981	3.053		638,020	US$	14,768		44,982
Other receivables Collateralized	US$	2,291,261	3.053		6,995,220	US$	1,148,224		3,497,490
Guarantee deposits, premiums collected (paid) and margin deposits receivable from brokers.	US$	918,904	3.053		2,805,415	US$	475,302		1,447,771
Subsidiaries, related companies Law 19,550 Section 33 and related parties:
IRSA S.A.	US$	34,563	3.093		106,903	US$	—		—
Cactus Argentina S.A.	US$	1,326	3.093		4,100	US$	4,140		12,775
Others	US$	20,000	3.093		61,860	US$	20,698		63,875
Non-Current Assets
Other receivables
Collateralized	US$	4,290,164	3.053		13,097,871	US$	2,713,488		8,265,284
Subsidiaries, related companies Law 19,550 Section 33 and related parties:
Alto Palermo S.A.	US$	57,660	3.093		178,341	US$	189,470		584,704
IRSA S.A.	US$	13,294	3.093		41,117	US$	48,721		150,353
Others	US$	7,330	3.093		22,673	US$	27,067		83,529
Investments
IRSA Convertible Notes	US$	12,000,000	3.093		37,116,000	US$	12,000,000		37,031,999

U$S	U$S	45,233,399			138,587,838	US$	24,680,286		75,672,764

R$	R$	2,584			3,643	R$	1,524		1,964

Total Assets				Ps.	138,591,481			Ps.	75,674,728

LIABILITIES
Current Liabilities
Trade accounts payables
Suppliers	US$	4,278,537	3.093	Ps.	13,233,514	US$	3,521,509	Ps.	10,867,379
Accruals	US$	206,984	3.093		640,202	US$	862,487		2,661,634
Short term debt
Local Banks	US$	5,552,260	3.093		17,173,139		4,399,210		13,575,961
Accrued interest Convertible Notes	US$	62,324	3.093		192,768		264,500		816,247
Convertible Notes	US$	2,768,826	3.093		8,563,979		—		—
Non-Current Liabilities
Trade accounts payables
Accruals	US$	79,609	3.093		246,231		270,671		835,292
Long term debt
Loans	US$	8,000,000	3.093		24,744,000		6,600,000		20,367,600
Convertible Notes	US$	—			—	US$	25,324,460		78,151,284

Total Liabilities	US$	20,948,540		Ps.	64,793,833	US$	41,242,837	Ps.	127,275,397

Cresud Sociedad Anónima Comercial, Inmobiliaria,

Financiera y Agropecuaria and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In Argentine Pesos, except as otherwise indicated)

h) Other expenses

	Expenses						Total		Total		Total
Items	Operating		Selling		Administrative		for the year ended June 30, 2007		for the year ended June 30, 2006		for the year ended June 30, 2005
Directors’ fees	Ps.	—	Ps.	—	Ps.	402,554	Ps.	402,554	Ps.	248,124	Ps.	116,591
Fees and payments for services		913,110		—		6,721,234		7,634,344		4,427,745		1,724,405
Salaries and wages and social security contributions		9,290,266		238,688		6,423,041		15,951,995		11,182,190		8,564,100
Taxes, rates and contributions		830,325		22,926		743,463		1,596,714		876,834		1,212,585
Gross sales tax		—		1,169,682		—		1,169,682		686,731		92,142
Office and administrative expenses		343,526		—		1,373,530		1,717,056		1,136,922		776,848
Bank commissions and expenses		63,307		3,514		8,686		75,507		33,725		35,715
Depreciation (4)		3,971,893		—		487,174		4,459,067		5,112,088		4,169,139
Vehicle and traveling expenses		751,198		44,551		156,600		952,349		1,002,336		749,540
Spare parts and repairs		3,374,411		—		22,783		3,397,194		1,922,383		1,487,293
Insurance		301,012		—		53,042		354,054		288,360		276,137
Employees’ maintenance		473,442		176		193,210		666,828		493,395		507,776
Livestock expenses (1)		8,831,080		728,410		—		9,559,490		13,364,810		13,316,510
Dairy farm expenses (2)		5,104,139		37,402		—		5,141,541		4,178,375		1,507,746
Agricultural expenses (3)		45,444,315		7,632,498		—		53,076,813		38,357,299		33,056,177
Feed lot expenses		451,093		—		—		451,093		581,329		485,352
Silo expenses		62,004		—		—		62,004		87,691		161,550
Coal expenses		—		—		—		—		202		—
Agropecuaria Cervera expenses		—		—		—		—		66,178		—
Advertising expenses		9,750		61,349		—		71,099		75,524		72,834
Other		706,444		32,695		42,771		781,910		894,407		691,533

Total for the year ended June 30, 2007	Ps.	80,921,315	Ps.	9,971,891	Ps.	16,628,088	Ps.	107,521,294

Total for the year ended June 30, 2006	Ps.	63,304,889	Ps.	10,151,452	Ps.	11,560,307			Ps.	85,016,648

Total for the year ended June 30, 2005	Ps.	55,133,128	Ps.	6,599,566	Ps.	7,271,279					Ps.	69,003,973

(1)	Includes cattle food and additives, lodging, animal heath and others.
(2)	Includes cattle food and additives, animal heath and others.
(3)	Includes seeds, agrichemical, irrigation, services hired, land leases and others.
(4)	The difference between this amount and current depreciation shown in Note 18. a) (Ps. 0,1 million) is generated by the effect of Cactus consolidation reversion up to December 31, 2006 (see Note 2.c)).

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

IRSA Inversiones y Representaciones Sociedad Anónima

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of IRSA Inversiones y Representaciones Sociedad Anónima and its subsidiaries at June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2007 in conformity with accounting principles generally accepted in Argentina. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Accounting principles generally accepted in Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America and as allowed by Item 18 to Form 20-F. Information relating to the nature and effect of such differences is presented in Note 28 to the consolidated financial statements.

PRICE WATERHOUSE & Co. S.R.L.

By	(Partner)
Andrés Suarez

Buenos Aires, Argentina

August 31, 2007

IRSA Inversiones y Representaciones Sociedad Anónima

Consolidated Balance Sheets

as of June 30, 2007 and 2006

(Amounts in thousands, except share data and as otherwise indicated)

	2007		2006
ASSETS
Current Assets
Cash and banks (Notes 4.a. and 29.e.)	Ps.	218,356	Ps.	103,018
Investments (Notes 4.b. and 29.e.)		638,351		130,420
Mortgages and leases receivable, net (Notes 4.c. and 29.e.)		169,623		114,911
Other receivables and prepaid expenses (Notes 4.d. and 29.e.)		114,085		52,159
Inventories (Note 4.e.)		35,375		81,280

Total current assets		1,175,790		481,788

Non-Current Assets
Mortgages and leases receivable, net (Notes 4.c. and 29.e.)		42,442		33,044
Other receivables and prepaid expenses (Notes 4.d. and 29.e.)		81,202		97,882
Inventories (Note 4.e.)		220,828		80,830
Investments (Notes 4.b. and 29.e.)		673,273		647,981
Fixed assets, net (Note 29.a.)		2,027,311		1,413,212
Intangible assets, net (Note 29.b.)		2,822		3,599

Subtotal		3,047,878		2,276,548

Negative goodwill, net		(78,769)		(18,215)

Total non-current assets		2,969,109		2,258,333

Total Assets	Ps.	4,144,899	Ps.	2,740,121

LIABILITIES
Current Liabilities
Trade accounts payable (Notes 4.f. and 29.e.)	Ps.	195,870	Ps.	127,369
Mortgages payable (Notes 4.l. and 29.e.)		17,538		18,407
Customer advances (Notes 4.g. and 29.e.)		88,810		64,847
Short-term debt (Notes 4.i. and 29.e.)		196,655		123,733
Salaries and social security payable (Note 4.h.)		26,841		14,823
Taxes payable (Notes 4.j. and 29.e.)		64,712		33,928
Other liabilities (Notes 4.k. and 29.e.)		61,656		36,121

Total current liabilities		652,082		419,228

Non-Current Liabilities
Trade accounts payable (Notes 4.f. and 29.e.)		40,942		1,196
Mortgages payable (Notes 4.l. and 29.e.)		4,557		14,722
Customer advances (Note 4.g.)		63,908		41,482
Long-term debt (Notes 4.i. and 29.e.)		1,217,866		280,560
Taxes payable (Note 4.j.)		29,556		14,926
Other liabilities (Notes 4.k. and 29.e.)		38,864		32,252

Total non-current liabilities		1,395,693		385,138

Total Liabilities		2,047,775		804,366

Minority interest		450,410		449,989

SHAREHOLDERS’ EQUITY		1,646,714		1,485,766

Total Liabilities and Shareholders’ Equity	Ps.	4,144,899	Ps.	2,740,121

The accompanying notes are an integral part of these consolidated financial statements.

IRSA Inversiones y Representaciones Sociedad Anónima

Consolidated Statements of Income

for the years ended June 30, 2007, 2006 and 2005

(Amounts in thousands, except share data and as otherwise indicated)

	2007		2006		2005
Revenues	Ps.	738,756	Ps.	577,680	Ps.	369,889
Costs (Note 29.d)		(311,647)		(243,831)		(168,074)

Gross profit		427,109		333,849		201,815

Gain from recognition of inventories at net realizable value		20,737		9,063		17,317
Selling expenses		(113,709)		(60,105)		(36,826)
Administrative expenses		(141,427)		(96,882)		(70,670)

Subtotal		(234,399)		(147,924)		(90,179)

Net income from retained interest in securitized receivables (Note 16)		3,254		2,625		423
Gain from operations and holdings of real estate assets, net (Note 7)		2,568		12,616		27,938

Operating income		198,532		201,166		139,997

Amortization of goodwill		(1,472)		(1,080)		(1,663)
Gain on equity investees		40,026		41,657		67,207
Financial results, net (Note 8)		4,099		(40,926)		(11,848)
Other expenses, net (Note 9)		(14,100)		(18,263)		(14,089)

Income before taxes and minority interest		227,085		182,554		179,604

Income tax and MPIT		(87,539)		(58,791)		(53,207)
Minority interest		(32,449)		(27,190)		(23,152)

Net income	Ps.	107,097	Ps.	96,573	Ps.	103,245

Earnings per share (Note 18):
Basic net income per share	Ps.	0.24	Ps.	0.25	Ps.	0.37

Diluted net income per share	Ps.	0.20	Ps.	0.23	Ps.	0.23

The accompanying notes are an integral part of these consolidated financial statements.

IRSA Inversiones y Representaciones Sociedad Anónima

Consolidated Statements of Changes in Shareholders’ Equity

for the years ended June 30, 2007, 2006 and 2005

(Amounts in thousands, except share data and as otherwise indicated)

	Shareholders´ contributions
	Common stock (Note 5.a.)		Inflation adjustment of common stock (Note 5.c.)		Additional paid-in-capital (Note 5.a.)		Total		Legal reserve (Note 5.d.)		Reserve for new developments (note 5.c)		Retained earnings (Accumulated deficit)		Shareholders’ equity
Balances as of June 30, 2004	Ps.	248,803	Ps.	274,387	Ps	. 595,505	Ps.	1,118,695	Ps.	19,447	Ps.	—	Ps.	(178,288)	Ps.	959,854

Conversion of debt into common shares		52,449		—		31,001		83,450		—		—		—		83,450
Exercise of warrants		56,015		—		49,665		105,680		—		—		—		105,680
Net income for the year		—		—		—		—		—		—		103,245		103,245

Balances as of June 30, 2005	Ps.	357,267	Ps.	274,387	Ps.	676,171	Ps.	1,307,825	Ps.	19,447	Ps.	—	Ps.	(75,043)	Ps.	1,252,229

Conversion of debt into common shares		55,961		—		37,360		93,321		—		—		—		93,321
Exercise of warrants		22,220		—		21,423		43,643		—		—		—		43,643
Accumulated losses absorption of approved by shareholders meeting held 11/29/05		—		—		(75,043)		(75,043)		—		—		75,043		—
Net income for the year		—		—		—		—		—		—		96,573		96,573

Balances as of June 30, 2006	Ps.	435,448	Ps.	274,387	Ps.	659,911	Ps.	1,369,746	Ps.	19,447	Ps.	—	Ps.	96,573	Ps.	1,485,766

Conversion of debt into common shares		16,641		—		11,252		27,893		—		—		—		27,893
Exercise of warrants		12,880		—		13,078		25,958		—		—		—		25,958
Appropriation of retained earnings approved by shareholders meeting held 10/31/06		—		—		—		—		4,829		91,744		(96,573)		—
Net income for the year		—		—		—		—		—		—		107,097		107,097

Balances as of June 30, 2007	Ps.	464,969	Ps.	274,387	Ps.	684,241	Ps.	1,423,597	Ps.	24,276	Ps.	91,744	Ps.	107,097	Ps.	1,646,714

The accompanying notes are an integral part of these consolidated financial statements.

IRSA Inversiones y Representaciones Sociedad Anónima

Consolidated Statements of Cash Flows

for the years ended June 30, 2007, 2006 and 2005

(Amounts in thousands, except share data and as otherwise indicated)

	2007		2006		2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income for the year	Ps.	107,097	Ps.	96,573	Ps.	103,245
Adjustments to reconcile net income to net cash flows from operating activities:
Income tax and MPIT		87,539		58,791		53,207
Depreciation and amortization		98,299		81,313		74,961
Minority interest		32,449		27,190		23,152
Accruals for director’s fees		14,464		13,778		13,700
Allowances and provisions		38,612		23,916		14,538
Gain on equity investees		(40,026)		(41,657)		(67,207)
Gain from operations and holdings of real estate assets, net		(2,568)		(12,616)		(27,938)
Financial results		(39,716)		24,252		(27,605)
Gain from recognition of inventories at net realizable value		(20,737)		(9,063)		(17,317)
Goodwill impairment		635		—		—
Gain from sale of inventories		—		(44,020)		(15,501)
Changes in certain assets and liabilities, net of non-cash transactions and the effects of acquisitions:
(Increase) decrease in current investments		(29,833)		10,279		(4,532)
Increase in non-current investments		(35,587)		(26,433)		—
Increase in mortgages and leases receivables		(79,732)		(80,339)		(49,189)
(Increase) decrease in other receivables		(79,555)		8,128		8,763
Decrease (increase) in inventories		28,967		25,070		(7,418)
(Increase) decrease in intangible assets		(762)		112		(2,323)
Increase in trade accounts payable		65,148		55,980		21,048
(Decrease) increase in customer advances, salaries and social security payable and taxes payable		(12,759)		(28,378)		11,975
Increase (decrease) in other liabilities		9,622		(2,157)		(17,667)
Increase in accrued interest		21,542		13,966		5,598

Net cash provided by operating activities		163,099		194,685		93,490

CASH FLOWS FROM INVESTING ACTIVITIES:
Credit default swap agreement		—		—		(11,733)
Payment for acquisition of subsidiary net of cash acquired		(56,093)		(4,231)		(4,163)
Acquisition of undeveloped parcels of land		(9,297)		(62,082)		(681)
Acquisition of fixed assets		(410,080)		(54,119)		(79,316)
Increase in non-current investments		—		(2,302)		(13,772)
Decrease in minority interest		(40,420)		(7,251)		(17,017)
Guarantee deposit		9,111		(8,610)		—
Sale of IRSA Telecommunications N.V.		—		1,719		—
Loans granted to third parties		(3,995)		—		—
Increase in goodwill		—		684		—
Loans granted to related parties		—		(375)		—

Net cash used in investing activities		(510,774)		(136,567)		(126,682)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from settlement of swap agreement		—		1,190		15,840
Proceeds from short-term and long-term debt		1,199,675		45,066		117,241
Payment of short-term and long-term debt		(292,158)		(82,474)		(167,255)
Collateral deposit		—		—		(5,822)
Exercise of warrants		25,958		43,642		105,680
Payment of cash dividends by subsidiaries to minority shareholders		(23,175)		(12,715)		(10,300)
Payment of seller financing of Mendoza Plaza Shopping S.A.		—		(5,150)		—
Decrease in mortgages payable		(18,042)		(25,561)		—
Settlement of debt with related companies		—		(765)		(2,516)

Net cash provided (used in) by financing activities		892,258		(36,767)		52,868

Net increase in cash and cash equivalents		544,583		21,351		19,676
Cash and cash equivalents as of the beginning of the year		163,940		142,589		122,913

Cash and cash equivalents as of the end of the year	Ps.	708,523	Ps.	163,940	Ps.	142,589

The accompanying notes are an integral part of these consolidated financial statements.

IRSA Inversiones y Representaciones Sociedad Anónima

Consolidated Statements of Cash Flows

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

	2007		2006		2005
Supplemental cash flow information:
Cash paid during the year for:
Interest	Ps.	43,968	Ps.	51,342	Ps.	47,768
Income tax		17,603		11,440		1,452

Non-cash investing and financing activities:
Conversion of debt into common shares	Ps.	27,893	Ps.	93,322	Ps.	83,450
Increase in inventory through a decrease in undeveloped parcels of land		—		33,006		25,979
Liquidation of interest in credit card receivables		8,873		10,364		3,348
Increase in fixed assets through a decrease in undeveloped parcels of land		66,958		1,626		13,371
Increase in inventory through a decrease in fixed assets		—		1,422		6,084
Increase in fixed assets through an increase in other receivables and prepaid expenses		12,161		348		—
Increase in fixed assets through a decrease in inventory		1,521		293		123
Increase in other receivables through a decrease in fixed assets		—		71		—
Increase in other receivables through a decrease in intangible assets		—		12		—
Increase in fixed assets through a decrease in other investments		—		8		—
Increase in intangible assets through a decrease in fixed assets		—		6		2,126
Increase in fixed assets through an increase in mortgages payable		—		—		49,749
Increase in credit card receivables		—		—		7,501
Increase in fixed assets through a decrease in other receivables		—		—		103
Increase in fixed assets through a decrease in non-current investments		—		—		596
Increase in fixed assets through a decrease in trade accounts payable		—		—		926
Increase in costs of issuance of debt through an increase in trade accounts payables		1,691		—		—
Increase in short-term and long-term debt through a decrease in other liabilities		2,614		—		—
Decrease in inventory through a decrease in mortgages payables		3,632		—		—
Seller financing for acquisition of Palermo Invest S.A.		27,522		—		—
Increase in fixed assets through an increase in mortgages payable		8,649		—		—
Acquisitions of subsidiary companies:
Cash and cash equivalents		29,417		—		1,238
Fair market value of inventories		66,057		—		—
Fair market value of fixed assets acquired		158,549		—		85,675
Fair market value of other assets acquired (1)		5,661		4,320		11,902
Fair market value of liabilities assumed		(47,491)		(89)		(67,516)

Net assets acquired		212,193		4,231		31,299
Minority interest		(36,029)		—		(16,310)
Goodwill		(10,036)		—		—

Purchase price		166,128		4,231		14,989
Seller financing		(80,618)		—		(9,587)

Purchase price paid		85,510		4,231		5,402
Less: cash and cash equivalents acquired		(29,417)		—		(1,238)

Net cash paid for the acquisition		56,093		4,231		4,164

Acquisitions of minority interest:
Fair market value of inventories acquired		2,111
Fair market value of fixed assets acquired		42,599
Fair market value of other assets acquired		24,615
Fair market value of liabilities assumed		(1,098)

Net assets acquired		68,227
Minority interest		47,689
Goodwill		(48,004)

Purchase price		67,912
Seller financing		(27,492)

Purchase price paid		40,420

(1)	In 2006, includes fair market value of undeveloped parcels of lands for 4,222.

The accompanying notes are an integral part of these consolidated financial statements.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005

(Amounts in thousands, except share data and as otherwise indicated)

1.	Organization and description of business

IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), is a real estate company incorporated under the laws of Argentina which, through its investments in subsidiaries and joint ventures (IRSA and subsidiaries are collectively referred hereinafter as “IRSA” or the “Company”), is primarily involved in (i) the acquisition and development of residential properties primarily for sale and the acquisition of undeveloped land reserves either for future development or sale, (ii) the acquisition, development and operation of office and other non-shopping center properties primarily for rental purposes, (iii) the acquisition, development and operation of shopping center properties, (iv) the acquisition and operation of luxury hotels, (v) credit card operations and (vi) other non-core activities. The Company is the only Argentine real estate company whose shares are listed and traded on both the Buenos Aires Stock Exchange (“BASE”) and the New York Stock Exchange (“NYSE”).

2.	Preparation of financial statements

a.	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles used in Argentina, as set forth by the Federación Argentina de Consejos Profesionales de Ciencias Económicas (“FACPCE”) and implemented, adapted, amended, revised and/or supplemented by the Consejo Profesional de Ciencias Económicas de la Ciudad Autónoma de Buenos Aires (“CPCECABA”) (collectively “Argentine GAAP”). In addition, the Company must comply with the regulations of the Comisión Nacional de Valores (“CNV”), the National Securities Commission in Argentina. Argentine GAAP and the regulations of the CNV, as applicable, differ in certain significant respects from generally accepted accounting principles in the United States of America (“US GAAP”). Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP and Regulation S-X of the Securities and Exchange Commission (“SEC”). A description of the significant differences between Argentine GAAP and US GAAP as they relate to the Company are set forth in Note 28 to these consolidated financial statements.

Additionally as discussed in Note 3.m. in order to comply with the regulations of the CNV, the Company recognized deferred income tax assets and liabilities on a non-discounted basis. This accounting practice represented a departure from Argentine GAAP but did not have a material effect on the consolidated financial statements for the years ended June 30, 2006 and 2005. As further discussed in Note 2.d., in December 2005 and January 2006, the CPCECABA issued revised accounting standards. One of these standards requires companies to account for deferred income taxes on an undiscounted basis, thus aligning the accounting to that of the CNV. Since the CNV adopted the CPCECABA standards effective for fiscal years beginning as from January 1, 2006, there is no longer a difference on this subject between Argentine GAAP and the CNV regulations.

As discussed in Note 2.c., in order to comply with the regulations of the CNV, the Company discontinued inflation accounting as from February 28, 2003. The application of this CNV regulation represented a departure from Argentine GAAP. However, such departure did not have a material effect on the consolidated financial statements.

b.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries over which the Company has effective control. Investments in companies in which the Company exercises significant influence, but not control, are accounted for under the equity method. Investments in joint ventures and/or jointly controlled operations in which the company exercises joint control are accounted for under the proportionate consolidation method. All significant intercompany balances and transactions have been eliminated in consolidation.

In accordance with Argentine GAAP, the presentation of the parent company’s individual financial statements is mandatory. Consolidated financial statements are to be included as supplementary information to the individual financial statements. For the purpose of these financial statements, individual financial statements have been omitted since they are not required for SEC reporting purposes.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

A description of the subsidiaries over which the Company has effective control, with their respective percentage of capital stock owned, is presented as follows:

	Percentage of capital stock owned as of June 30, (i)
	2007	2006	2005
Controlled companies
Ritelco S.A. (“Ritelco”)	100.00%	100.00%	100.00%
Palermo Invest S.A. (“Palermo Invest”) (v)	100.00%	66.67%	66.67%
Abril S.A. (“Abril”) (ii)	—	83.33%	83.33%
Pereiraola S.A. (“Pereiraola”) (ii)	100.00%	83.33%	83.33%
Baldovinos S.A. (“Baldovinos”) (ii)	—	83.33%	83.33%
Hoteles Argentinos S.A. (“Hoteles Argentinos”)	80.00%	80.00%	80.00%
Patagonian Investment S.A. (Patagonian Investment) (iii) and (vi)	100.00%	—	—
Buenos Aires Trade & Finance Center S.A. (“BAT&FCSA”) (iv)	—	—	100.00%
Alto Palermo S.A. (“Alto Palermo” or “APSA”)	62.48%	61.54%	60.69%
Llao Llao Resorts S.A. (“Llao Llao Resorts” or “LLR”)	50.00%	50.00%	50.00%
Rummaala S.A. (“Rummaala”) (iii) and (Note 27)	100.00%	—	—
Canteras Natal Crespo S.A. (“Canteras Natal Crespo”)	50.00%	43.18%	—
CYRSA S.A. (“CYRSA”) (vii)	100.00%	—	—
Solares de Santa María S.A. (“Solares de Santa María”) (iii)	90.00%	—	—
Inversora Bolívar S.A.(“Inversora Bolívar”)	100.00%	66.67%	—

(i)	Percentage of equity interest owned has been rounded and does not contemplate the effects of the potential conversion of irrevocable contributions into common shares.
(ii)	Equity interest in Abril, Pereiraola and Baldovinos were held 50% directly by the Company and 50% indirectly through its subsidiary Palermo Invest. In fiscal year 2007, Baldovinos was merged with and into Inversora Bolívar, subsidiary consolidated with Palermo Invest. See Note 2.f. for details.
(iii)	See Note 2.f. for details.
(iv)	Merged with and into the Company effective December 1, 2005.
(v)	Equity interest in Palermo Invest was held 98% directly by the Company and 2% indirectly through its wholly owned subsidiary Patagonian Investment.
(vi)	Formed on July 21, 2006.
(vii)	Formed on April 13, 2007 to develop specific projects.

Proportionate consolidation

The Company exercises joint control over Metroshop (through APSA) and Canteras Natal Crespo. As required by Technical Resolution No. 21 “Equity Method of Accounting, Consolidation of Financial Statements and Related Party Transactions” (“RT No. 21”), under Argentine GAAP, the Company accounted for this investment under the proportionate consolidation method. Accordingly, these financial statements reflect the Company’s pro rata equity interest in these investments on a line-by-line basis.

c.	Presentation of financial statements in constant Argentine pesos

On August 22, 1995, the Argentine government issued Decree No. 316/95 discontinuing the requirement that financial information be restated for inflation for any date or period after August 31, 1995. Effective September 1, 1995 in accordance with CNV resolutions and Argentine GAAP, the Company began accounting for its financial transactions on a historical cost basis, without considering the effects of inflation. Prior to September 1, 1995, the financial statements were prepared on the basis of general price level accounting, which reflected changes in purchasing power of the Argentine Peso in the historical financial statements. The financial statement information of periods prior to August 31, 1995 was restated to pesos of general purchasing power as of August 31, 1995. The August 31, 1995 balances, adjusted to the general purchasing power of the Peso at that date, became the historical cost basis for subsequent accounting and reporting.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

However, as a result of the inflationary environment in Argentina in 2002, the CPCECABA approved on March 6, 2002, a resolution reinstating the application of inflation accounting in financial statements as from January 1, 2002. This resolution provided that all recorded amounts restated for inflation through August 31, 1995, as well as those arising between that date and December 31, 2001 are to be considered stated in currency as of December 31, 2001.

On July 16, 2002, the Argentine government issued a decree, instructing the CNV to issue the necessary regulations for the acceptance of financial statements prepared in constant currency. On July 25, 2002, the CNV reinstated the requirement to submit financial statements in constant currency.

However, after considering inflation levels for the second half of 2002 and the first months of 2003, on March 25, 2003, the Argentine government repealed the provisions of the previous decree related to the inflation adjustment and instructed the CNV to issue the necessary regulations to preclude companies under its supervision from presenting price-level restated financial statements. Therefore, on April 8, 2003, the CNV issued a resolution providing for the discontinuance of inflation accounting as of March 1, 2003. The Company complied with the CNV resolution and accordingly recorded the effects of inflation until February 28, 2003.

Since Argentine GAAP required companies to discontinue inflation accounting as from October 1, 2003, the application of the CNV resolution represented a departure from Argentine GAAP. However, due to the low level of inflation rates during the period from March to September 2003, such a departure did not have a material effect on the consolidated financial statements.

d.	Adoption by the CNV of CPCECABA accounting standards

The CNV issued General Resolutions 485 and 487 on December 29, 2005 and January 26, 2006, respectively adopting, with certain modifications, the new accounting standards previously issued by the CPCECABA through its Resolution CD 93/2005. These standards are to be mandatorily applied for fiscal years or interim periods corresponding to fiscal years beginning as from January 1, 2006. The standards were effective for the Company for the year ended June 30, 2007.

The most significant changes included in the accounting standards adopted by the CNV relate to (i) changes in the impairment test of long-lived assets, (ii) changes to deferred income tax accounting and (iii) accounting of deferred income taxes on a non-discounted basis.

Under the new standards, the carrying value of a long-lived asset is considered impaired by a company when the expected cash flows from such asset is separately identifiable and less than its carrying value. Expected cash flows are determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

The new standards provide for the accounting treatment of differences between the tax basis and book basis of non-monetary items for deferred income tax calculation purposes when companies prepare price-level restated financial statements. The new accounting standard mandates companies to treat these differences as temporary differences but allows a one-time accommodation to continue treating these differences as permanent at the time of adoption of the standard. As a result, the Company elected to continue treating differences as permanent. As of June 30, 2007, the estimated effect of treating the differences as temporary would have been an increase in total liabilities of Ps. 176.0 million against (i) a decrease in retained earnings of Ps. 188.4 million and (ii) an additional gain of Ps. 12.4 million for the year ended June 30, 2007.

e.	Reclassifications

Certain reclassifications of prior year’s information have been made to conform to the current year presentation.

f.	Significant acquisitions, dispositions and development of businesses

In the preparation of these consolidated financial statements, unless otherwise indicated, the operating results of all acquired businesses have been included in the Company’s consolidated financial statements since the date of the respective acquisition.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Year ended June 30, 2007

Acquisition of plots of land in Bariloche

In December 2006, the Company’s subsidiary, LLR acquired from an unrelated party a 129,533 square meters plot of land located in Colonia Nahuel Huapi, Bariloche in the Province of Rio Negro, Argentina, for an aggregate purchase price of US$ 7 million. The transaction was financed US$ 4.2 million in cash and US$ 2.8 million through the assumption of a first-degree mortgage on the property. The mortgage, bearing interest at a fixed rate of 7% per annum, will be payable in 36 monthly installments of US$ 86 each, beginning on January 14, 2007.

Acquisition of additional interest in Palermo Invest

In October 2006, the Company acquired the remaining 33,33% of Palermo Invest from GSEM/AP Holdings, L.P. for an aggregate purchase price of US$ 18 million. Palermo Invest is a corporation whose main activity is the purchase and holding of equity securities of entities which principal businesses are real estate and investment in equity securities and other form of investment. The transaction was financed US$ 9.0 million in cash and US$ 9.0 million through a note payable in three annual installments of US$ 3.0 million each, beginning on October 4, 2007. The note will accrue interest at a fixed rate of 9% per annum.

Purchase of additional 50% of E-Commerce Latina S.A. shares

On January 2007, the Company’s subsidiary APSA acquired the remaining 50% in E-commerce Latina S.A., through which the Company offered its products via internet on the altocity.com website. Effective March 1st, 2007, the website was deactivated. However, E-commerce Latina S.A. started new business activities. E-commerce Latina S.A. restructured its business activities away from internet-based operations. Activity was not significant as of June 30, 2007.

Bid for the acquisition of Patio Olmos

In November 2006, the Company’s subsidiary APSA submitted a bid for the acquisition of a property known as “Edificio Ex Escuela Gobernador Vicente de Olmos” (“Olmos”) located in Cordoba, Argentina for Ps. 32.5 million. The Company made a down payment of Ps. 9.7 million under the terms of the bidding process. The property, which is located in the City of Cordoba, is a 5,147 square meter four-story building comprising commercial space, parking lots and movie theatres. The property is subject to a 40-year concession contract granted to an unrelated party for the commercial use of the building. Pursuant to the concession granted in 1990 from the Provincial Government of Cordoba, the licensee should pay the owner of the building a monthly concession fee actually amounting to Ps. 10.1 increasing in Ps. 2.5 every 47 months. The closing of the purchase is subject to several regulatory approvals. On January 15, 2007, the Company was served notice of certain objections from the Argentine Antitrust Authority seeking to enjoin the Company from completing the bid. In addition, in January 2007, the National Commission for the Defense of Competition notified the Company of two claims filed against it. One claim was filed by an individual and the other by the actual licensee of the concession. As of the date of these financial statements, these claims are still pending resolution.

Acquisition of Rummaala

On January 16, 2007, the Company acquired the total shares of the company named Rummaala, the main asset of which is a plot of land located in Vicente Lopez, Province of Buenos Aires. The purchase price was US$ 21,172, payable as follows: (i) US$ 500 in cash paid in April 2006; (ii) US$ 3,752 in cash and (iii) by delivering certain units of the building to be constructed in the land owned by Rummaala in the amount of US$ 16,920, within a 4-year term as from the approval date of the plans by the related authorities or when the facilities be vacated, whichever last occurs. As security for compliance with the construction of the future building and transfer of the future units, the shares acquired were pledged. Simultaneously with the former transaction, Rummaala acquired a plot of land adjacent to its own property in the amount of US$ 15,000, payable as follows: (i) US$ 500 in cash paid in April 2006; (ii) by delivering certain units of buildings Cruceros I and II owned by the Company in the amount of US$ 1,247 and (iii) by delivering certain units of the building to be constructed in the land acquired in the amount of US$ 13,253, within a 40-month term considered as from the approval date of the plans by the related authorities or when the facilities be vacated, whichever last occurs. As security for compliance with the construction of the future building and transfer of the future units, the Company’s property located at Suipacha 652 was mortgaged.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Panamerican Mall Project

In June 2006, the Company acquired from an unrelated party, Phillips Argentina S.A., a 28,741 square meters plot of land (the “Phillips land”) located in Saavedra, a neighborhood in the northern area of Buenos Aires, for an aggregate purchase price of US$ 17.9 million. The Company developed a project for the construction of a mall including a hypermarket, a movie theatre complex and office and/or residential buildings. For that purpose, in December 2006, the Company entered into a Construction, Management and Commercialization Agreement with an unrelated party, Centro Comercial Panamericano S.A. (“CCP”) to partner in the project. The Company incorporated Panamerican Mall S.A. (“PAMSA”) for this purpose. The Company contributed cash and the Phillips land to PAMSA amounting to Ps. 158.3 million. PAMSA acquired from CCP an adjacent property amounting to Ps. 36.9 million through cash and 20% of the stock of PAMSA. In addition, the Company and CCP committed to make capital contributions amounting to US$ 37.8 million and US$ 9.4 million, respectively, to complete the project.

Córdoba Shopping

On December 27, 2006, the Company acquired 100% interest in the Cordoba Shopping Villa Cabrera located in Cordoba, Argentina owned by Empalme S.A.I.C.F.A.I.G. (“Empalme”). The property, which is located in the Villa Cabrera neighborhood of the city of Cordoba, is a 35,000 square meter shopping center comprising 106 stores, a 12 movie theatre complex and a 1,500-vehicle parking lot. The interest was acquired for US$ 13.3 million. The Company paid US$ 7.3 million in cash and financed the remaining portion of the purchase price in three equal installments of US$ 2 million each due every six months as from December 2007. This financing accrues interest at a fixed rate of 6% per annum. Governmental approval was obtained in December 2006.

Incorporation of Solares de Santa Maria – Sale of Santa Maria del Plata and sale of shares

In May 2007, the Company formed Solares de Santa Maria (“Solares”) and contributed cash in the amount of Ps. 310,000. Solares acquired the Ex Ciudad Deportiva Boca Juniors (Santa Maria del Plata) plot of land located in Buenos Aires for US$ 100,000. On June 26, 2007, the Company sold in commission a 10% interest in Solares to Israel Sutton Dabbah.

Transfer of the administration of Abril

On May 24, 2006, the Company, together with its subsidiaries, Inversora Bolívar and Baldovinos revised the May 4, 2005 proposal submitted to the Residents Committee of Abril Club de Campo (the “Club”) pursuant to which the Company would transfer the Club’s management and shares of Abril to the residents (the “Letter of Offer”). Under the Letter of Offer, the Company and its subsidiary Inversora Bolívar, will:

1.	Contribute cash to Abril for Ps. 650 and repave the Club’s roads and streets;

2.	Transfer to Abril of two plots of land;

3.	Pay severance to one dismissed employee of Abril;

4.	Grant Abril a free and perpetual right of way and covenant not to build on certain premises;

5.	Settle unpaid municipal taxes claimed by the Municipality where the Club is located if higher than amounts recognized as of September 30, 2005.

In June 2007, after compliance of the letter of Office, the Company transferred the Class A and Class B shares of Abril to a trust. The trustee, as instructed by the residents of the Club, elected three directors of the Board of Directors of Abril.

Acquisition of additional shares of Canteras Natal Crespo

In a series of transactions between December 2006 and January 2007, the Company increased its ownership interest in Canteras Natal Crespo to 55.93% for an aggregate purchase price of US$ 645. Subsequently, in April 2007, the Company sold 5.93% to ECIPSA for US$ 312. The Company´s interest in Canteras Natal Crespo is 50% as of the date of these financial statements.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Acquisition of the Bouchard Building

On March 15, 2007, the Company acquired from an unrelated party a 33,324 square meter office building known as “Bouchard Building” for an aggregate purchase price of US$ 84,100. The transaction was fully paid in cash as of the date of these financial statements. The Argentine Antitrust Authority issued a resolution requiring the Company to inform the transaction as one of concentrating interests. The Company rejected this requirement and the case is still pending resolution.

Purchase option of Edificio República

On December 22, 2006, the Company entered into a Put and Call Option Agreement (the “Agreement”) with Banco Comafi S.A., as trustee of the Fideicomiso República (“República Trust”), for the acquisition of an office building known as Tucuman 1 - República Building, located in Buenos Aires. The exercise of the call and put option is subject to certain conditions for closing and is exercisable within 60 days as from the fulfillment of those conditions. Upon transfer of title, the Company has to pay 50% of the purchase price of US$ 74,000, while the remaining 50% has to be paid semi-annually in 5 installments accruing interest at a fixed rate of 8% per annum. The balance will be secured by a mortgage on the property.

Acquisition of the Dock Del Plata Building

In June 2005, the Company entered into a Credit Default Swap Agreement (the “Agreement”) with Credit Suisse International (“CSI”) pursuant to which the Company, provided certain conditions were met, would acquire a mortgage receivable for US$ 10,000 on a 8,900 square meter office building known as Dock del Plata Building located in Puerto Madero, Buenos Aires. As guarantee for the Agreement, the Company paid a deposit US$ 4,000. The Agreement was rescinded in November 2006 and the guarantee deposit was released. The Company executed the mortgage and acquired the building for US$ 8,800 (using US$ 4,000 of the deposit guarantee plus available cash of US$ 4,800).

Year ended June 30, 2006

Investment in IRSA Telecomunicaciones N.V. (ITNV)

On August, 2005, a share purchase agreement was entered into by and between ITNV, Ritelco and Dolphin Fund PLC (another shareholder of ITNV) whereby ITNV acquired all the common shares held by those shareholders for US$ 0.1470333852 per share. The amount of this transaction is US$ 850, of which US$ 604 correspond to Ritelco. On that date, ITNV cancelled the total amount of the transaction.

Acquisition of Canteras Natal Crespo

During the fiscal year ended June 30, 2006, the Company acquired from Ecipsa Holding S.A. (ECIPSA), a 43.18% equity interest in Canteras Natal Crespo. Such shares have equal percentage of votes. The total amount agreed for such purchase was US$ 1,541.

Canteras Natal Crespo is a company located in the Province of Cordoba, Argentina, which primary operations are the development of own or third-party plots, countries, sale or rent of plots of land, real estate and house-building.

General Paz plot of land

On June 29, 2006 the Company’s subsidiary, APSA acquired from Philips Argentina S.A. a plot of land located in the northern area of Buenos Aires, covering 28,741 square meters of surface area. The purchase price was US$ 17.9 million, which was fully paid.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Purchase of additional shares and convertible notes of APSA

During the fiscal year ended June 30, 2006 the Company acquired 759,393 shares of APSA for a total amount of Ps. 4.3 million. As a result of this transaction, the Company’s ownership interest in APSA increased from 60.69% to 61.54%.

Sale of the Alcorta Plaza plot of land

On December 22, 2005, the Company subscribed a preliminary purchase contract with possession, by which the Company sold to RAGHSA S.A. the plot of land denominated Alcorta Plaza for a total price of US$ 7.7 million. On March 13, 2006 the deed title of the building was registered and a first privilege degree mortgage guarantee was established on certain functional units to be used as offices and garages of the building property of RAGHSA S.A., located in Buenos Aires. The mortgage amounted to US$ 4.4 million. The agreed terms and conditions of payment were determined in four installments of US$ 1.9 million and 7.5% annual interest on the balance. The first three installments have been collected at the date of these financial statements.

Year ended June 30, 2005

Purchase of additional shares and convertible notes of APSA

On November 30, 2004, the Company purchased from GSEM/AP, a Goldman Sachs subsidiary, 3,061,450 units of APSA Convertible Notes with a nominal value of US$ 1 per note and 4,458,080 shares of APSA, for a total consideration of US$ 15.3 million. At the same time, in accordance with the shareholders agreement entered into with Parque Arauco S.A., the Company sold to Parque Arauco S.A. 1,004,866 units of APSA Convertible Notes and 1,463,284 shares at the same price paid to Goldman Sachs, totaling US$ 5.1 million. As a result of this transaction, the Company’s ownership interest in APSA increased from 53.81% to 60.69%.

Mendoza Plaza Shopping

On September 29, 2004, the Company’s subsidiary, APSA, entered into a purchase agreement pursuant to which APSA acquired an additional 49.9% ownership interest in Mendoza Plaza Shopping for US$ 5.3 million. APSA paid US$ 1.77 million on December 2, 2004 and the remaining balance was paid in two equal annual installments of US$ 1.77 million each on September 29, 2005 and 2006. Through this acquisition, APSA became the holder of record of 68.8% of the capital stock of Mendoza Plaza Shopping, the main activity of which is the operation of the Mendoza Plaza Shopping center in the city of Mendoza. APSA also entered into the following contracts in connection with debt owed by Mendoza Plaza Shopping:

(i) Put option with Banco de Chile S.A. (“Banco de Chile”), whereby Banco de Chile was entitled, although not obliged, to assign to APSA two defaulted credit agreements amounting to US$ 18 million originally granted to Mendoza Plaza Shopping. As a result of the economic measures issued in Argentina in 2002, these financial agreements had been converted into Argentine pesos at the exchange rate of Ps. 1.0 per US Dollar and indexed based on the reference stabilization index (CER). On March 30, 2005 Banco de Chile executed the put option, transferring all the rights of the credit facilities to APSA in exchange for US$ 8.5 million (Ps. 24.8 million).

(ii) Call option with HSBC Bank Argentina S.A., whereby APSA was entitled, although not obliged, to acquire, and HSBC Bank Argentina S.A. was obliged to transfer, a defaulted loan agreement originally granted to Mendoza Plaza Shopping amounting to US$ 7.0 million. As a result of the economic measures issued in Argentina in 2002, this financial agreement was converted into Argentine pesos at the exchange rate of Ps. 1.0 per US Dollar and indexed by the reference stabilization index (CER). On March 29, 2005 APSA transferred the purchase option to Mendoza Plaza Shopping, which exercised the option paying Ps. 6.8 million for the settlement of the loan (corresponding to the exercise price of Ps. 7.2 million net of rental fees collected by HSBC Bank Argentina S.A. as guarantee amounting to Ps. 0.4 million). This cash payment was funded through a loan granted by APSA.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

(iii) APSA also entered into an agreement with Inversiones Falabella Argentina S.A. (“Falabella”), the remaining minority shareholder of Mendoza Plaza Shopping, pursuant to which, among other things, Falabella has the irrevocable right to sell to APSA (put option) its ownership interest in Mendoza Plaza Shopping for a total consideration of US$ 3.0 million. The put option can be exercised until the last business day of October 2008. As of the date of issuance of these financial statements, such option has not been excercised.

On May 31, 2005 the shareholders of Mendoza Plaza Shopping approved the conversion of debt owed to APSA totaling Ps. 36.1 million into common shares. As a result of this transaction, APSA increased its ownership interest in Mendoza Plaza Shopping from 68.8% to 85.4%.

Alto Rosario Shopping

On November 9, 2004, the Company’s subsidiary, APSA opened a new developed shopping center, Alto Rosario, in the city of Rosario, Province of Santa Fe, Argentina.

g. Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting years. Significant estimates include those required in the accounting for barter transactions, gain from recognition of inventories at net realizable value, provisions and allowances for contingencies, impairment of long-lived assets, debt restructuring, deferred income asset and asset tax credit. Future actual results could differ from those estimates and evaluations made at the date of preparation of these financial statements.

3.	Significant accounting policies

The following is a summary of significant accounting policies followed by the Company in the preparation of these consolidated financial statements.

a. Revenue recognition

The Company primarily derives its revenues from domestic office and shopping center leases and services operations, credit card operations, the development and sale of properties, hotel operations and other non-core activities. See Note 6 for details on the Company’s business segments.

•	Development and sale of properties

The Company records revenue from the sale of properties when all of the following criteria are met:

(i)	the sale has been consummated;

(ii)	the Company has determined that the buyer’s initial and continuing investments are adequate to demonstrate a commitment to pay for the property;

(iii)	the Company’s receivable is not subject to future subordination; and

(iv)	the Company has transferred to the buyer the risk of ownership, and does not have a continuing involvement in the property.

The Company uses the percentage-of-completion method of accounting with respect to sales of development properties under construction effected under fixed-priced contracts. Under this method, revenue is recognized based on the ratio of costs incurred to total estimated costs applied to the total contract price. The Company does not commence revenue and cost recognition until such time as the decision to proceed with the project is made and construction activities have begun.

The percentage-of-completion method of accounting requires company’s management to prepare budgeted costs (i.e. the estimated costs of completion) in connection with sales of properties and/or units. All changes to estimated costs of completion are incorporated into revised estimates during the contract period.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

•	Leases and services from office and other buildings

Leases with tenants are accounted for as operating leases. Tenants are charged a monthly rent. Rental income is recognized on a straight-line basis over the term of the lease and unpaid rents are included in accounts receivable in the accompanying consolidated balance sheets.

•	Leases and services from shopping center operations

Leases with tenants are accounted for as operating leases. Tenants are generally charged a rent which consists of the higher of (i) a monthly base rent (the “Base Rent”) and (ii) a specified percentage of the tenant’s monthly gross retail sales (the “Percentage Rent”) (which generally ranges between 4% and 8% of tenant’s gross sales). Furthermore, pursuant to the rent escalation clause in most leases, the tenant’s Base Rent generally increases between 4% and 7% each year during the term of the lease.

For the years ended June 30, 2007, 2006 and 2005, the majority of the tenants were charged with the Percentage Rent.

Certain lease agreements contain provisions, which provide for rents based on a percentage of sales or based on a percentage of sales volume above a specified threshold. The Company determines the compliance with specific targets and calculates the additional rent on a monthly basis as provided for in the contracts. Thus, these contingent rents are not recognized until the required thresholds are exceeded.

Generally, the Company’s lease agreements vary from 36 to 120 months. Law No. 24,808 provides that tenants may rescind commercial lease agreements after the initial six months, upon not less than 60 days’ written notice, subject to penalties which vary from one to one and a half months rent if the tenant rescinds during the first year of its lease, and one month of rent if the tenant rescinds after the first year of its lease.

The Company also charges its tenants a monthly administration fee, prorated among the tenants according to their leases, which varies from shopping center to shopping center, relating to the administration and maintenance of the common area and the administration of contributions made by tenants to finance promotional efforts for the overall shopping centers’ operations. Administration fees are recognized monthly when earned.

In addition to rent, tenants are generally charged “admission rights”, a non-refundable admission fee that tenants may be required to pay upon entering into a lease and upon lease renewal. Admission right is normally paid in one lump sum or in a small number of monthly installments. Admission rights are recognized using the straight-line method over the life of the respective lease agreements.

The Company also derives revenues for parking lot fees charged to visitors. Parking revenues are recognized as services are performed.

•	Lease agent operations

The Company’s subsidiaries FIBESA S.A. and Comercializadora Los Altos S.A. (formerly Altocity.com S.A.), wholly owned APSA´s subsidiary act as leasing agents for the retail space available in certain of the Company’s shopping centers. FIBESA’s and Comercializadora Los Altos S.A. revenues are derived primarily from collected fees calculated as a percentage of the final rental income value. Revenues are recognized at the time that the transaction is successfully concluded. A transaction is considered successfully concluded when both parties have signed the related lease contract.

•	Credit card operations

The Company, through its indirect subsidiary through APSA, Tarshop S.A. (“Tarshop”), derives revenues from credit card transactions which primarily are comprised of (i) merchant discount fees which are recognized when transactional information is received and processed by the Company; (ii) data processing services which consist of processing and printing cardholders statement of accounts, and which are recognized as services are provided; (iii) life and disability insurance charges to cardholders which are recognized on an accrual basis and (iv) interest income generated by financing by financing and lending activitities.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

•	Hotel operations

The Company recognizes revenues from its rooms, catering, and restaurant facilities as earned on the close of each business day.

b. Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalent consist of time deposits with original maturities of less than three months at date of purchase and mutual funds. Mutual funds are considered to be cash equivalents since original maturity is determined by reference to the frequency with which liquidity is available according to current Argentine GAAP guidance and practice.

c. Investments

(i)	Current

Current investments primarily include mutual funds, time deposits and mortgage and government bonds. Time deposits are valued at cost plus accrued interest at year-end. Mutual funds and mortgage and government bonds are carried at market value at year-end.

Unrealized gains and losses on these investments are included within “Financial results, net” in the accompanying consolidated statements of income.

Current investments also include the current portion of the retained interests in transferred receivables pursuant to the securitization programs of Tarshop (See Note 16) and the retained interest in transferred mortgage receivables (See Note 15).

(ii)	Non-current

a) Equity investments

The Company has an 11.76% investment in Banco Hipotecario S.A. (“BHSA”). This investment is accounted for under the equity method due to the significant influence of the Company on the decisions of BHSA and to the intention of holding the investment permanently. In accordance with regulations of the Banco Central de la República Argentina (“BCRA”) and also as imposed by the agreements signed by BHSA as a result of its financial debt restructuring process, there are certain restrictions on the distribution of profits by BHSA. The Company also has a 5.10% investment in Banco de Crédito y Securitización S.A. (“BACSA”).

The financial statements of BHSA and BACSA are prepared in accordance with BCRA standards. For the purpose of valuation of the investment in the Company adjustments necessary to adequate the financial statements to Argentine GAAP have been considered.

The Company’s purchase of Empalme, Palermo Invest and certain other businesses have been accounted for following the guidance in Technical Resolution No. 18, “Specific Considerations for the Preparation of Financial Statements” as explained in Note 2.f. The purchase price was allocated based on the fair value of each component. However, since the sum of the individual fair values of the identifiable tangible and intangible assets exceeded the purchase price paid, negative goodwill exists. Under Argentine GAAP, when negative goodwill exists after an acquiring entity initially assigns values to all assets acquired and liabilities assumed, RT No. 18 states that the entity must first reassess whether all acquired assets and assumed liabilities have been identified and properly valued. If an amount of negative goodwill still results after this reassessment, intangible assets acquired (including above and below market leases, in-place leases and tenant relationships, as applicable), are subject to reduction. If after all of these intangible assets are reduced to zero and an amount of negative goodwill still remains, the remaining unallocated negative goodwill is amortized under the straight-line method over the remaining weighted average useful life at the main tangible assets acquires Accordingly, pursuant to Argentine GAAP, the amount of negative goodwill was fully allocated to reduce the value of intangible assets acquired to zero and the remaining unallocated amount is amortized.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

b) Retained interests in securitization programs

Non-current investments also include the retained interests in transferred receivables pursuant to the securitization programs of APSA´s subsidiary, Tarshop (see Note 16).

Also include the Company’s retained interests in securitized mortgage receivables pursuant to the securitization programs entered into by the Company (see Note 15).

c) Undeveloped parcels of land

The Company acquires undeveloped land in order to provide an adequate and well-located supply for its residential and office building operations. The Company’s strategy for land acquisition and development is dictated by specific market conditions where the Company conducts its operations.

Land held for development and sale and improvements are stated at cost (adjusted for inflation as described in Note 2.c.) or estimated fair market value, whichever is lower. Land and land improvements are transferred to inventories or fixed assets, as appropriate, when the Company determines that the properties are to be marketed for sale, when construction commences or the land is leased.

The carrying amount does not exceed their respective estimated recoverable value at the end of this year.

During year ended June 30, 2002 and due to Argentina’s crisis, the Company had recognized significant impairment losses in connection with certain parcels of undeveloped land (identified as Santa Maria del Plata, Torres Jardín IV, Caballito Project, Alcorta Plaza, Coto air space and Neuquén). In addition, during the years ended June 30, 2003 and 2007, the Company also recognized additional impairment losses totaling Ps. 9,628 and Ps. 20, respectively, in connection with other parcels of undeveloped land (mainly Padilla 902, Pilar, Constitución 1111, Benavidez and Rosario Project and Torres Jardín IV ). As a result of an increase in their respective fair market values, during the years ended June 30, 2004, 2005, 2006 and 2007, the Company partially reversed these impairment losses, recognizing gains of Ps. 15,146 (Caballito Project, Alcorta Plaza, Coto Air Space, Neuquén, Torres de Caballito, Pilar, Torres Jardín IV and Constitución 1111), Ps. 3,585 (Torres Jardín IV, Padilla 902, Neuquén, Caballito Project, Alcorta Plaza and Coto air space), Ps. 6,421 (primarily Caballito Project, Coto air space and Merlo), and Ps. 20 (primarily Conil and Padilla 902) respectively. The impairment losses and gains associated with the reversal of previously recognized impairment charges have been included within “Gain from operations and holdings of real estate assets, net” in the accompanying consolidated statements of income.

d. Inventories

Inventories are comprised primarily of properties held for development and sale and to a lesser extent other minor inventories from hotel operations. A property is classified as held for sale upon determination by the Board of Directors that the property is to be marketed for sale in the normal course of business.

Residential, office and other non-retail properties completed or under construction are stated at acquisition or construction cost (adjusted for inflation as described in Note 2.c.) less allowances for impairment or estimated fair market value, whichever is lower. The Company records impairment losses for certain inventories which have market values lower than costs. Costs include land and land improvements, direct construction costs, interest on indebtedness and real estate taxes. During the year ended June 30, 2006, the Company capitalized interest costs amounting to Ps. 222, in connection with the development of “San Martin de Tours” project.

Inventories on which the Company received down payments that fix the sales price and the terms and conditions of the contract assure reasonably the closing of the transaction and realization of the gain, are valued at net realizable value. See “Gain from recognition of inventories at net realizable value” in the consolidated statements of income.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Properties held for sale are classified as current or non-current based on the estimated date of sale and the time at which the related receivable is expected to be collected by the Company.

In addition, inventory includes receivables representing the rights to receive certain property units. The units relating to the buildings called “Torres Caballito”, “Benavidez” and “Dique III” have been valued at acquisition or construction cost, as applicable.

During the years ended June 30, 2002 and due to Argentina’s crisis, the Company had recognized significant impairment losses and during the years ended June 30, 2003 and 2006 the Company also recognized additional impairment losses totaling Ps. 844 and Ps. 206, respectively, in connection with certain properties classified as inventories (identified as Av. Madero 1020, Rivadavia 2768, Minetti D, Torres Jardín, Sarmiento 517, parking lots in Dock 13, Constitución 1111, Terrenos de Caballito, Padilla 902 and Torres de Abasto). As a result of an increase in their fair market values, during the years ended June 30, 2004, 2005, 2006 and 2007 the Company partially reversed previously recognized impairment losses, recognizing a gain of Ps. 6 (Rivadavia 2768), Ps. 297 (primarily in connection with Torres Jardín, Minetti D and parking lots in Dock 13), Ps. 11 (primarily in connection with Minetti D and Torres Jardín), and Ps. 101 (only Torres de Abasto). The impairment losses and gains associated with the reversal of previously recognized impairment charges have been included within “Gain (loss) from operations and holdings of real estate assets, net” in the consolidated statements of income.

e. Fixed assets, net

Fixed assets, net are comprised primarily of rental properties (including shopping centers), hotels and other property and equipment held for use by the Company.

•	Rental properties (including shopping centers)

Rental properties are carried at cost (adjusted for inflation as described in Note 2.c.), less accumulated depreciation and allowances for impairment. Accumulated depreciation is computed under the straight-line method over the estimated useful lives of the assets, which are estimated between 10 to 30 years for office buildings and related improvements and between 19 and 31 years for shopping centers. Expenditures for maintenance and repairs are charged to expense as incurred. Significant renewals and improvements are capitalized and depreciated over their estimated remaining useful lives. At the time depreciable assets are retired or otherwise disposed of, the cost and the accumulated depreciation and allowances for impairment of the assets are removed from the accounts and any profit or loss is recognized. The Company capitalizes interest on long-term construction projects. During the year ended June 30, 2007 and 2005 APSA capitalized financial costs amounting to Ps. 7.1 million and Ps. 2.1 million, in connection with the construction of the Panamerican Mall and Shopping Alto Rosario.

During the year ended June 30, 2002 and due to Argentina’s crisis the Company had recognized significant impairment losses in connection with certain properties (identified as Libertador 498, Maipú 1300, Avda. Madero 1020, Suipacha 652, Laminar Plaza, Reconquista 823, Constitución 1111, Dique 2 M10- Edificio C-. Libertador 602, Dock 2 M10 -Building A-, Avda. Madero 942, Avda. De Mayo 595, Costeros Dique IV and Sarmiento 517, Intercontinental Plaza, Alto Palermo Park, Alto Palermo Plaza, Thames, Hotel Intercontinental, Alto Avellaneda, Alto Noa, Abasto and other properties). In addition, during the years ended June 30, 2003 and 2005, the Company also recognized impairment losses totaling Ps. 1,892 in connection with certain properties (identified as Avda. Madero 1020, Reconquista 823, Avda. Madero 942, and Sarmiento 517) and Ps. 245 in connection with certain properties (identified as Lotes Abril Club de Campo), respectively. As a result of increases in their fair market values, during the years ended June 30, 2003, 2004, 2005, 2006 and 2007 the Company partially reversed the impairment losses, recognizing gains of Ps. 15,532, Ps. 47,880, Ps. 24,301, Ps. 6,390 and 2,467 (primarily Neuquén, Suipacha 654, Av. de Mayo 589, Reconquista 823, Constitución 1111, Torre Constitución 1159, and Sarmiento 517), respectively. The impairment losses and gains associated with the reversal of previously recognized impairments have been included within “Gain from operations and holdings of real estate assets, net” in the accompanying consolidated statements of income.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

•	Other property and equipment

Other property and equipment are carried at cost (adjusted for inflation as described in Note 2.c.), less accumulated depreciation at the end of the year. Accumulated depreciation is computed under the straight-line method over the estimated useful lives of the assets, as specified below:

Asset	Estimated useful life (years)
Leasehold improvements	Lesser of lease term or asset useful life
Facilities	Between 10 and 20
Machinery and equipment	10
Vehicles	Between 3 and 5
Software	Between 3 and 5
Computer equipment	Between 3 and 4
Furniture and fixtures	Between 5 and 10
Other	10

During the year ended June 30, 2007, independent appraisals reassessed the appropriateness of the useful lives of the Company’s office buildings and other properties. As a result of the work, the Company changed the useful lives of these properties and recognized an additional depreciation of Ps. 8.6 million related to these assets.

f. Intangible assets, net

Intangible assets are carried at cost, adjusted for inflation (as described in Note 2.c.), less accumulated amortization.

•	Preoperating and organization expenses

Represents primarily expenses incurred relating to pre-opening activities of certain shopping centers. These expenses are amortized on a straight-line basis over a three-year period commencing upon the opening of the shopping center.

•	Trademarks

Fees and expenses related to the registration of trademarks are amortized on a straight-line basis over 10 years.

g. Negative goodwill, net

Goodwill represents the excess of cost over the fair value of net identifiable assets. Goodwill is being amortized under the straight-line method over a period not to exceed 10 years.

When the sum of the individual fair values of the identifiable tangible and intangible assets exceeds the purchase price paid, negative goodwill exists. Under Argentine GAAP, when negative goodwill exists after an acquiring entity initially assigns values to all assets acquired and liabilities assumed, RT No. 18 states that the entity must first reassess whether all acquired assets and assumed liabilities have been identified and properly valued. If an amount of negative goodwill still results after this reassessment, intangible assets acquired (including above and below market leases, in-place leases and tenant relationships, as applicable), are subject to reduction. If after all of these intangible assets are reduced to zero and an amount of negative goodwill still remains, the remaining unallocated negative goodwill is amortized under the straight-line method over the weighted average useful life of the main tangible assets acquired.

Assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rates as of year-end. Transactions denominated in foreign currencies are translated into pesos at the prevailing exchange rates on the date of transaction settlement. Foreign currency transaction gains and losses are recorded within “Financial results, net” in the accompanying consolidated statements of income.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

h. Other receivables and liabilities

Certain other receivables and liabilities (value added tax, cash reserves and guarantee deposits) have been measured based on the best estimate of the amount receivable and payable, respectively, discounted at the interest rate that reflect the time-value of money and the estimate specific transactions risks at the time of incorporation to assets and liabilities, respectively. The remaining other receivables and liabilities have been valued at their nominal value plus interest, if any.

i. Financial receivables and liabilities

Financial receivables and payables have been valued at the amount deposited and collected, respectively, net of operating costs, plus accrued interests based on the interest rate estimated at the time of the transaction. In the case, the Company has the intention and feasibility of selling financial receivables after the year-end, those receivables are valued at their net realizable value.

j. Mortgages and leases receivable and trade accounts payable

Mortgages and leases receivable and trade accounts payable have been valued at the price applicable to spot operations at the time of the transaction plus accrued interest based on the internal rate of return.

k. Related party balances and other transactions

Receivables and payables with related parties generated by financial transactions and other sundry transactions have been valued in accordance with the terms agreed by the parties.

l. Income tax

The subsidiaries of the Company calculate their income taxes on a separate basis. The Company did not either calculate or pay income taxes on a consolidated basis for any of the years presented. The statutory income tax rate was 35% for all the years presented.

The Company records income taxes using the deferred tax method required by Technical Resolution No. 17 “Overall Considerations for the Preparation of Financial Statements” (“RT 17”). Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized for that component of net deferred tax assets which is not recoverable.

As discussed in note 2.d the Company has treated the differences between the price-level restated amounts of assets and liabilities and their historical basis as permanent differences for deferred income tax calculation purposes.

In accordance with CNV regulations, deferred tax assets and liabilities have not been discounted. Since Argentine GAAP required (for the Company’s fiscal years ended June 30, 2006 and 2005) the accounting for deferred tax assets and liabilities on a discounted basis, the application of the CNV resolution represented a departure from generally accepted accounting principles until the Company’s fiscal year ended June 30, 2006. However, such a departure did not have a significant effect on the 2006 and 2005 consolidated financial statements. As from July 1, 2006, there is no such difference between CNV regulations and Argentine GAAP, as discussed in Note 2.d.

m. Minimum Presumed Income Tax

The company and its subsidiaries are subject to the Minimum Presumed Income Tax Law (“Impuesto a la Ganancia Mínima Presunta” or “MPIT”). The MPIT is calculated on an individual entity basis at the statutory tax rate of 1%, and is based upon the taxable assets of each Argentine entity as of the end of the year. This tax is complementary to Income Tax and the Company is required to pay the greater of the income tax or the MPIT. Any excess of the MPIT over the income tax may be carried forward and recognized as a payment on account of any excess of income tax over MPIT occurring within the subsequent ten years. In the opinion of that the Company will utilize

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

such asset against future taxable income charges within the next ten years and, as a result, the Company has recognized the accumulated MPIT charge within “Other current and non-current receivables”, as appropriate, in the accompanying consolidated balance sheet. This tax credit has been recorded at its nominal value.

n. Customer advances

Customer advances represent payments received in advance in connection with the sale and lease of properties.

o. Mortgage payables

Mortgage payables includes the debt assumed in the acquisition of Bouchard 710 and LLR (see Notes 13 for details). For the year ended June 30, 2006 also included the debt assumed in the purchase of a plot of land where the Company constructed “San Martin de Tours” project.

p. Provisions for allowances and contingencies

The Company provides for losses relating to mortgage, lease and other accounts receivable. The allowance for losses is recognized when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the terms of the agreements. The allowance is determined on a one-by-one basis considering the present value of expected future cash flow or the fair value of collateral if the loan is collateral dependent, when applicable. While management uses the information available to make evaluations, future adjustments to the allowance may be necessary if future economic conditions differ substantially from the assumptions used in making the assessments. Management has considered all events and/or transactions that are subject to reasonable and normal methods of estimations, and the consolidated financial statements reflect that consideration.

The Company has certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings, including those involving labor and other matters. The Company accrues liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on developments to date, the Company’s estimates of the outcomes of these matters and the Company’s lawyers’ experience in contesting, litigating and settling other matters. As the scope of the liabilities becomes better defined, there may be changes in the estimates of future costs, which could have a material effect on the Company’s future results of operations and financial condition or liquidity.

q. Advertising expenses

The Company generally expenses advertising and promotion costs as incurred with the exception of advertising and promotion expenses incurred to market real estate projects and to launch new shopping centers.

Advertising and promotion expenses were approximately Ps. 31.7 million, Ps. 19.5 million and Ps. 12.2 million for the years ended June 30, 2007, 2006 and 2005, respectively.

Advertising and promotion expenses to market real estate projects and to launch new shopping centers are capitalized as advertising expenses and preoperating expenses, respectively, within intangible assets.

r. Pension information

The Company does not maintain any pension plans. Argentine laws provide for pension benefits to be paid to retired employees from government pension plans and/or privately managed funds plan to which employees may elect to contribute. The Company does not sponsor any employee stock ownership plans.

s. Impairment of long-lived assets

The Company periodically evaluates the carrying value of its long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset is considered impaired by the Company when the expected cash flows, from such asset is separately identifiable and less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved or based on independent appraisals.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Under Argentine GAAP, the impairment loss is recorded in the income statement against a liability account. This liability account is a contra account to fixed assets, which means that it is presented on the balance sheet as a direct reduction from the book value of the fixed assets to arrive at the fixed asset’s carrying value at any particular point in time. The liability account is depreciated over the useful life of the related asset decreasing depreciation expense each period. Under Argentine GAAP, a previously recognized impairment loss should only be reversed when there is a subsequent change in estimates used to compute the fair market value of the asset. In that event, the new carrying amount of the asset should be the lower of its fair market value or the net carrying amount the asset would have had if no impairment had been recognized. Both the impairment charge and the impairment reversal are recognized in earnings.

t. Vacation expenses

Vacation expenses are fully accrued in the period the employee renders services to earn such vacation.

u. Derivative financial instruments

As part of its risk management, the Company may use financial instruments. The Company also engages in trading of certain financial instruments. In entering into these contracts, the Company assumes the risk that might arise from the possible inability of counter parties to meet the terms of their contracts. The Company does not expect any losses as a result of counterparty defaults. The Company applies Technical Resolution No. 20 (“RT No. 20”), “Accounting for Derivative Instruments and Hedging Activities”, which establishes accounting and reporting standards for derivative instruments and for hedging activities. RT No. 20 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated. RT No. 20 prescribes that changes in the fair value of effective cash flow hedges are deferred as a separate component of the balance sheet and subsequently reclassified into earnings when the hedged items affect earnings. Gains and losses from fair value hedges are recognized in earnings in the period of any changes in the fair value of the related recognized asset or liability. Gains and losses on derivative instruments that are not designated as a hedging instrument are recognized in earnings in the period of change. For details on the Company’s derivative instruments activity, see Note 14.

v. Monetary assets and liabilities

Monetary assets and liabilities are disclosed at their face value, adding or deducting the corresponding financial results.

w. Earnings per share

The Company is required to disclose earnings per share information for all years presented. Basic earnings per share (“basic EPS”) are computed by dividing the net income available to common shareholders for the years by the weighted-average number of common shares outstanding during the year. Diluted earnings per share (“diluted EPS”) are computed by dividing the adjusted net income for the year by the weighted-average number of common shares and potential common shares outstanding during the year.

In computing diluted EPS, income available to common shareholders used in the basic EPS calculation is adjusted to add back the after-tax amount of interest recognized for the year with respect to any debt convertible to common stock. Additional adjustments are made for any other income or loss items that would result from the assumed conversion of potential common shares. The weighted-average number of common shares outstanding is adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Diluted EPS is based on the most advantageous conversion rate or exercise price over the entire term of the instrument from the standpoint of the security holder. The calculation of diluted EPS excludes potential common shares if their effect is anti-dilutive. The Company has considered the dilutive effect of outstanding warrants and convertible debt in calculating diluted EPS.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

x.	Deferred debt issuance costs

Expenses incurred in connection with the issuance of debt are amortized over the term of the debt, applying effective interest method. Deferred financing costs are classified within short-term or long-term debts, as appropriate. Amortization of deferred financing costs is included within “Financial results, net” in the accompanying statements of income as a greater financing expense.

4.	Details of balance sheet accounts

a.	Cash and banks:

	As of June 30,
	2007		2006
Bank accounts	Ps.	213,478	Ps.	97,194
Cash on hand		4,067		4,760
Checks to be deposited		811		1,064

	Ps.	218,356	Ps.	103,018

b.	Investments:

	As of June 30,
	2007		2006
Current
Mutual funds (iv)	Ps.	600,919	Ps.	108,732
Retained interests in securitized receivables (i)		22,104		10,319
Time deposits		5,024		6,431
Mortgage bonds issued by BHSA (Note 11)		2,073		2,704
Government bonds		6,620		1,287
TDFs		—		324
Retained interest in securitized mortgage receivables (ii)		106		184
Other investments		1,505		439

	Ps.	638,351	Ps.	130,420

Non-Current
Equity investments:
BHSA	Ps.	301,672	Ps.	260,300
BACSA		5,181		4,782
E-Commerce Latina S.A. (Note 2.f.)		—		129
Retained interests in securitization programs:
Retained interests in securitized receivables (i)		55,683		37,814
TDFs		—		752
Retained interest in securitized mortgage receivables (ii)		687		2,126
Undeveloped parcels of land (iii):
Santa María del Plata		135,785		114,397
Puerto Retiro (Note 13)		54,861		46,518
Caballito (v)		36,681		36,622
Pereiraola		21,717		21,875
Torres Rosario		16,111		16,079
Air space Supermercado Coto – Agüero 616		13,143		13,143
Caballito plot of land		9,223		9,223
Canteras Natal Crespo		5,559		4,427
Pilar		3,408		3,408
Torre Jardín IV		3,010		3,030
Share’s purchase advances		1,108		—
Padilla 902		94		92
General Paz plot of land (vi)		—		59,837
Dique IV		—		6,704
Others		9,310		5,319
Others		40		1,404

	Ps.	673,273	Ps.	647,981

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

(i)	As part of its credit card securitization programs, Tarshop transfers credit card receivables to trusts in exchange for cash and certificates representing undivided interests in such receivables. Trusts debt securities represent debt certificates (TDFs) issued by trusts which are valued at amortized cost. Retained interests in transferred credit card receivables represent equity certificates (CPs) issued by trusts which are accounted for under the equity method of accounting (See Note 16 for details).
(ii)	Represents retained interests in the Company’s securitization program described in Note 15.
(iii)	Shown net of allowances for impairment losses mentioned in Note 3.c.
(iv)	As of June 30, 2007 includes: Ps. 96,687 corresponding to common investment fund “Dolphin Fund PLC”, Ps. 3,085 corresponding to NCH Development Partner fund, Ps. 1,749 corresponding to Goal Capital Plus - Class B - Banco Itau fund, Ps. 3,056 corresponding to Premier Renta Plus - Banco Superville fund, Ps. 6,280 corresponding to Delta Ahorro Pesos - Raymond James Argentina fund, Ps. 1,813 corresponding to Fima Ahorro - Banco Galicia fund, Ps. 2,603 corresponding to 1784 Ahorro Pesos - Class A - Standard Bank fund, Ps. 503 corresponding to Gainvest fund not considered as cash for the purpose of the statement of cash flows, and as of June 30, 2006: Ps. 3.174 corresponding to NCH Development Partner fund, Ps. 49,976 corresponding to common investment fund “Dolphin Fund PLC” and Ps. 1,091 corresponding to Gainvest funds not considered as cash for the purpose of the statement of cash flows.
(v)	Encumbered in relation with a tax claim from the Federal Administration of Public Revenues (“AFIP”)
(vi)	Transferred to fixed assets

c.	Mortgages and leases receivable, net:

	As of June 30,
	2007		2006
Current
Credit card receivables	Ps.	86,333	Ps.	58,316
Leases and services receivables		51,079		24,119
Checks to be deposited		31,626		26,155
Debtors under legal proceedings (i)		24,905		25,202
Pass-through expenses receivables (ii)		15,342		10,014
Hotel receivables		7,910		5,595
Receivables from the sale of properties (iv)		6,735		8,313
Related parties (Note 11)		910		295
Mortgage receivables (iii)		859		945
Less:
Allowance for doubtful accounts (Note 29.c.)		(56,076)		(44,043)

	Ps.	169,623	Ps.	114,911

Non-Current
Credit card receivables	Ps.	43,509	Ps.	21,076
Mortgage receivables (iii)		888		1,088
Receivables from the sale of properties		—		12,213
Less:
Allowance for doubtful accounts (Note 29.c.)		(1,955)		(1,333)

	Ps.	42,442	Ps.	33,044

(i)	Comprised of Ps. 1.3 million and Ps. 2.0 million related to mortgage receivables and Ps. 23.6 million and Ps. 23.3 million related to leases receivables, as of June 30, 2007 and 2006, respectively.
(ii)	Represents receivables for common area maintenance and other operating expenses passed through to tenants of shopping centers.
(iii)	Mortgage receivables consist of fixed-rate mortgage receivables from several borrowers. At June 30, 2007, the amount due from the largest individual borrower was Ps. 478 at a contractual interest rate of 10%.
(iv)	Mainly relates to one pending installment of US$ 1.9 million accruing interest at a rate of 7.5% per annum from the sale of Alcorta Plaza land.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

d.	Other receivables and prepaid expenses:

	As of June 30,
	2007		2006
Current
Related parties (Note 11)	Ps.	38,904	Ps.	6,542
Prepaid expenses and services		20,028		7,322
Value Added Tax (“VAT”)		17,640		5,344
MPIT		16,595		7,321
Loans Granted		4,290		—
Miscellaneous debtors		3,303		8,164
Receivable from trust guarantee fund (v) and (Note 16)		2,926		1,100
Gross revenue tax prepayment		1,242		790
Guarantee deposits (i)		1,208		10,252
Income tax prepayment		978		1,638
Guarantee of defaulted credits (Note 23)		785		280
Tax on personal assets to be recovered		287		836
Future contracts receivable		129		—
Down payments for acquisitions (ii)		—		2,064
Debtors under legal proceedings		—		470
Others		5,770		36

	Ps.	114,085	Ps.	52,159

Non-Current
Deferred income tax (Note 17)	Ps.	25,402	Ps.	47,936
MPIT		21,250		26,000
Receivable from trust guarantee fund (v) and (Note 16)		18,976		5,586
VAT		10,637		1,186
Guarantee of defaulted credits (Note 23)		3,096		3,655
Mortgage receivable (iv)		2,208		2,208
Allowance for doubtful mortgage receivable (iv) and (Note 29 c.)		(2,208)		(2,208)
Gross revenue tax prepayment.		1,153		883
Guarantee deposits		606		434
Related parties (Note 11)		84		51
Credit default swap agreements (iii)		—		12,234
Others		781		669
Less:
Present value – other receivables		(783)		(752)

	Ps.	81,202	Ps.	97,882

(i)	As of June 30, 2006 the balance relates to a guarantee deposit held by Deutsche Bank in favor of the owner of an undeveloped land, Argentimo S.A. amounting to US$ 3 million. The deposit was part of an agreement between APSA, Argentimo S.A. and a developer, Constructora San José S.A., pursuant to which the Company acquired a parcel of land to build a commercial center and a dwelling and/or office buildings. The guarantee deposit was released on December 26, 2006 (See Note 2.f.). At June 30, 2007 the balance is mainly comprised of restricted cash of Ps. 0.3 million related to deposits required as collateral for certain labor lawsuits of the Company and Ps. 0.9 million related to attached funds in connection with Llao Llao Litigation (See Note 21 for details).
(ii)	Represents advances paid for the acquisition of Rummaala (see Note 2.f.).
(iii)	As of June 30, 2006, represents a guarantee deposit payment of US$ 4 million under a credit default swap agreement (the “Agreement”). (See Note 2.f. for details).
(iv)	Corresponds to a loan granted to an unaffiliated third party, which is collateralized by a mortgage on certain properties. During fiscal year 2001, this debtor filed for bankruptcy. As a result, the Company recognized an allowance for the entire balance based on the opinion of its legal counsel.
(v)	The accounts receivable financial trusts as credit protection for investors include the contingency funds of financial trust that as of June 30, 2007 amounted to Ps. 11.9 million. They are restricted availability credits until settlement in accordance with the respective prospectuses.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

e.	Inventories:

	As of June 30,
	2007		2006
Current
Plot 1 c) Dique III (ii)	Ps.	13,068	Ps.	15,587
Torres de Rosario (vii)		6,338		7,325
San Martín de Tours		3,929		14,211
Abril / Baldovinos		2,646		5,670
Benavidez (iv)		2,722		2,329
Dock 13 Puerto Madero		1,595		1,605
“Edificios Cruceros” (iii)		487		3,629
Plot 1 d) Dique III (i)		—		25,549
Down payment (v)		—		1,773
Other inventories		4,590		3,602

	Ps.	35,375	Ps.	81,280

Non-Current

Rummaala plot of land (Vicente Lopez) (v)	Ps.	115,623	Ps.	—
Plot 1 e) Dique III (ii)		41,808		41,808
Plot 1 c) Dique III (ii)		26,799		7,274
Caballito (vi)		22,663		22,663
Benavidez (iv)		7,273		6,213
Abril / Baldovinos		6,662		2,872

	Ps.	220,828	Ps.	80,830

(i)	On May 18, 2005, the Company entered into a preliminary agreement with an unrelated party, DYPSA Desarrollos y Proyectos S.A. (“DYPSA”) pursuant to which the Company would sell to DYPSA an undeveloped plot of land of Dique III (identified as plot 1d) for a total purchase price of US$ 8,500. The Company received US$ 2,150 as down payment and the remaining balance of US$ 6,350 was to be received at the time of signing the deed and effective transfer of property which was originally scheduled for November 2005. The inventory was valued at net realizable value (Ps. 23.9 million) as of June 30, 2005 and a gain of Ps. 15 million recognized accordingly. After several postponements, in January 2006 DYPSA paid an additional US$ 1,000 out of the remaining balance. The transfer of property and signing of deed and property documents was executed with Alvear Palace Hotel S.A. and Desarrollos Premium Plus S.A. on July 17, 2006, at which time the Company received the outstanding balance of US$ 5,350.
(ii)	On September 7, 2004, the Company entered into a barter and option agreement with DYPSA pursuant to which the Company (i) exchanged an undeveloped parcel of land of Dique III (identified as plot 1c) of its property for the future delivery of housing units, parking lots and storage spaces representing an aggregate 28.5% of the housing area of a 37-storey building to be constructed by DYPSA on plot 1c within a maximum period of 36 months and (ii) granted an option to DYPSA to acquire an undeveloped plot of land of Dique III (identified as plot 1e) of its property within a maximum term of 548 days as from the signing date of the deed on plot 1c and subject to the completion of certain work-in-progress in the 37-storey building. As a result, the Company signed the deed of conveyance of plot 1c and the option for plot 1e in November 2004. The parties valued the transactions at a price of US$ 8,030 and US$ 10,800 for plots 1c and 1e, respectively. As guarantee for the first transaction, DYPSA set up a first degree mortgage on plot 1c in favor of the Company for the total value of the respective transaction. In May 2006, DYPSA accepted the option to acquire plot 1e on an exchange basis and both parties increased the value of the transaction to US$ 13,530. As consideration for plot 1e, DYPSA will deliver housing units, individual storage spaces and parking lots representing an aggregate 31.5% of the housing area of a 40-storey building to be constructed by DYPSA on plot 1e within a maximum period of 36 months. As guarantee for this transaction, DYPSA set up a first degree mortgage on plot 1e in favor of the Company for the original value of the respective transaction. On March 29, 2007, DYPSA transferred to the Company the possession of all of the individual storage spaces and parking lots in a total amount of US$ 487, corresponding to the barter for the plot 1 c).
(iii)	During the year ended June 30, 2004, the Company sold a parcel of land in exchange for 40 housing units of the building to be constructed in the acquired land. The housing units to be received were originally valued at the price established in the contract amounting to Ps. 5.8 million and as a result the Company recognized a loss of Ps. 0.8 million.
(iv)

On May 21, 2004, the Company sold to Desarrolladora El Encuentro S.A. (DEESA) an undeveloped parcel of land located in Benavidez, Province of Buenos Aires, in exchange for US$ 980 in cash and 110 residential

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

plots to be subdivided by DEESA in the acquired land which were valued at US$ 3,000. As a guarantee of the obligations assumed for this transaction, DEESA set up a first mortgage on the acquired land in favor of the Company amounting to US$ 3,000 and made a guarantee payment of US$ 500 to the Company. This balance does not accrue interest and will be returned as work progresses (50% at the time of certification of 50% of progress and the remaining upon certification of 90% of work progress). On December 26, 2006 the Company reimbursed US$ 250 of the guarantee deposit to DEESA.
(v)	See Note 2.f.
(vi)	On May 4, 2006, the Company entered into a barter agreement with an unrelated party, Koad S.A. (Koad) pursuant to which the Company exchanged an undeveloped parcel of land of its property for the future delivery of units of property in a building complex to be constructed by Koad on the land. Both parties valued the transaction in US$ 7,500. As consideration for the transaction, Koad made a down payment of US$ 50 and will settle the remaining balance through the delivery of 118 apartments and 55 parking units within a maximum period of 1,188 days. However, the final number of units to be received is subject to certain adjustments, depending on completion of milestone dates contemplated in the agreement. Koad encumbered the yet-to-be constructed building with a first-degree mortgage in favor of the Company in the amount of US$ 7,450 and two insurance policies aggregating US$ 2,500.
(vii)	Valued at net realizable value.

f.	Trade accounts payable:

	As of June 30,
	2007		2006
Current
Suppliers (i)	Ps.	159,152	Ps.	96,407
Accruals		34,094		26,300
Related parties (Note 11)		1,149		2,904
Foreign suppliers		1,010		1,024
Other		465		734

	Ps.	195,870	Ps.	127,369

Non-Current
Debt for the purchase of plot of land (see Note 4 e.(v))	Ps.	40,806	Ps.	—
Suppliers		95		—
Related parties (Note 11)		41		150
Foreign suppliers		—		1,010
Accruals		—		36

	Ps.	40,942	Ps.	1,196

(i)	Includes accounts payable to merchants for credit card operations.

g.	Customer advances:

	As of June 30,
	2007		2006
Current
Admission rights	Ps.	30,563	Ps.	23,659
Lease advances (i)		28,839		12,302
Customers advances		26,898		26,520
Down payment received for the sale of Rosario plot of land (ii)		2,510		2,366

	Ps.	88,810	Ps.	64,847

Non-Current
Admission rights (Note 3.a.)	Ps.	35,531	Ps.	29,803
Lease advances (i)		28,377		11,679

	Ps.	63,908	Ps.	41,482

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

(i)	Lease advances include current and non-current balances of Ps. 1.2 million and Ps. 3.7 million as of June 30, 2007 respectively, and Ps. 1.2 million and Ps. 5.0 million as of June 30, 2006, respectively, related to advances received from Hoyts Cinemas (“Hoyts”) for the construction of the movie theater complexes at the Abasto and Alto Noa Shopping Centers. These advances accrue interest at the six-month LIBOR plus 2-2.25%. As of June 30, 2007 the six-month LIBOR was 5.39%. Based on the agreement between the Company and Hoyts, the Company settles the advances by offsetting them against lease expense owed by Hoyts for the spaces it rents. As mentioned in Note 26, as of June 30, 2007 includes Ps. 16.3 million related to advances received from NAI International II, Inc. for the acquisition of a movie theater complex and a portion of parking facilities in the Cordoba Shopping.
(ii)	As of both June 30, 2007 and 2006 represents a payment received from Villa Hermosa S.A. in connection with a preliminary sale contract for a plot of land that is currently an integral part of the property located in Rosario (Torres de Rosario), on which the Company plans to build a residential building. The liability is disclosed net of expenses incurred by the Company on behalf of Villa Hermosa S.A. The preliminary purchase contract referred to above was subscribed on December 9, 2005.

h.	Salaries and social security payable:

	As of June 30,
	2007		2006
Provision for vacation and bonuses	Ps.	20,257	Ps.	10,632
Salaries and social security payable		6,385		3,852
Other		199		339

	Ps.	26,841	Ps.	14,823

i.	Short-term and long-term debt:

	As of June 30,
	2007		2006
Short-term debt
IRSA Non-Convertible and Convertible Notes (i)	Ps.	75,076	Ps.	882
Deferred debt issuance costs (i)		(910)		—
APSA Non-Convertible and Convertible Notes (ii)		8,539		2,161
Deferred debt issuance costs (ii)		(1,016)		—
Collateralized Notes (iii)		23,785		18,067
Uncollateralized Loan Agreement (iii)		26,763		11,116
Seller financings (v)		22,357		12,934
HASA collateralized loan (Note 23)		1,228		783
Bank overdrafts including accrued interests		40,833		52,208
APSA Syndicated Loan (iv)		—		25,582

	Ps.	196,655	Ps.	123,733

Long-term debt
IRSA Non-Convertible and Convertible Notes (i)	Ps.	463,950	Ps.	86,120
Deferred debt issuance costs (i)		(7,580)		—
APSA Non-Convertible and Convertible Notes (ii)		573,090		47,812
Deferred debt issuance costs (ii)		(4,823)		—
Seller financing (v)		76,841		—
Collateralized Notes (iii)		57,191		79,265
Uncollateralized Loan Agreement (iii)		35,164		48,749
HASA collateralized loan (Note 23)		17,900		18,516
Uncollateralized loans (vi)		6,133		98

	Ps.	1,217,866	Ps.	280,560

(i)	See Note 10 for details of the issuance of IRSA Notes.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

(ii)	In May 2007, APSA issued an aggregate amount of US$ 170.0 million of non-convertible notes (the APSA Non-Convertible Notes) under the Global Program for up to US$ 200 million authorized by the CNV on April 19, 2007. The APSA Non-Convertible Notes were issued at par in two series. Out of the total amount, US$ 120.0 million were issued as Series I of APSA Non-Convertible Notes due May 11, 2017 and Ps. 154.0 million (equivalent to US$ 50.0 million) were issued as Series II of APSA Non-Convertible Notes due June 11, 2012. Series I bear interest at a fixed rate of 7.875% per annum and Series II bear interest at a fixed rate of 11.0% per annum. Series I of APSA Non-Convertible Notes pay interest in cash semi-annually in arrears on May 11 and November 11 of each year, beginning on November 11, 2007. Series II of APSA Non-Convertible Notes pay interest in cash semi-annually in arrears on June 11 and December 11 of each year, beginning on December 11, 2007. Principal on the Series I APSA Non-Convertible Notes is fully paid at maturity while principal on the Series II APSA Non-Convertible Notes is paid semi-annually in seven equal and consecutive installments beginning on June 11, 2009.
On August 20, 2002, the Company’s subsidiary, APSA, issued an aggregate amount of US$ 50 million of uncollateralized convertible notes (the “APSA Convertible Notes”) in exchange for cash and the settlement of certain liabilities. The issuance was approved by the meeting of shareholders on December 4, 2001 and subsequently by the CNV on March 15, 2002. The issuance was authorized for listing on the Buenos Aires Stock Exchange on July 8, 2002. Proceeds from the issuance were used to repay certain short-term debt aggregating Ps. 27.3 million and the redemption of previously issued APSA Senior Notes for a principal amount of Ps. 52.8 million. The APSA Convertible Notes accrue interest at a fixed annual interest rate of 10% payable semi-annually, are convertible at any time at the option of the holder into common shares of APSA of Ps. 0.10 par value per share and originally matured on July 19, 2006. A meeting of noteholders resolved to extend the maturity date of the APSA Convertible Notes through July 19, 2014 although the remaining terms and conditions were left unchanged. Argentine GAAP requires that an exchange of debt instruments with substantially different terms be considered a debt extinguishment and that the old instrument be derecognized. Argentine GAAP clarifies that from a debtor’s perspective, an exchange of debt instruments between, or a modification of a debt instrument by, a debtor and a creditor shall be deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. The new debt instrument should be initially recorded at fair value and that amount should be used to determine the debt extinguishment gain or loss to be recognized. Fair value should be determined by the present value of the future cash flows to be paid under the terms of the new debt instrument discounted at a rate commensurate with the risks of the debt instrument and time value of money. If it is determined that the original and new debt instruments are not substantially different, then a new effective interest rate is to be determined based on the carrying amount of the original debt instrument and the revised cash flows. Based on the analysis performed, the Company concluded that the instruments were not substantially different and accordingly, the old instrument was not derecognized. The outstanding balance was reclassified as non-current in these consolidated financial statements. The outstanding balance of the APSA Convertible Notes as of June 30, 2007 amounts to US$ 47.2 million, of which US$ 31.7 million is held by the Company. Accordingly, balances shown reflect amount held by third parties after intercompany eliminations.
(iii)	In November 2002 the Company completed the refinancing of the financial debts for US$ 117 million. The restructuring comprised a cash settlement –of US$ 13.6 million and new debt instruments in exchange for the balance. As a result, the Company issued US$ 37.4 million Collateralized Notes, a US$ 51 million Uncollateralized Loan Agreement and US$ 15 million of IRSA Convertible Notes.
The Company issued US$ 37.4 million Collateralized Notes which are due on November 20, 2009 (the “Collateralized Notes”). The Collateralized Notes bear interest at 3-month LIBOR plus 200 basis points. Interest is payable quarterly, having commenced in February 2003. Under Argentine GAAP, the new debt instrument was discounted using an 8% interest rate. The terms of the Collateralized Notes require the Company to maintain certain financial ratios and conditions, specific debt/equity ratios; moreover, they also restrict certain investments, the making of payments, the procurement of new loans and the sale of certain assets and other capital investments. In addition, the Company has mortgaged certain real estate properties (See Note 13 for details). The outstanding balance of the Collateralized Notes amounts to US$ 21.7 million (equivalent to US$ 26.1 million discounted at an interest rate of 8%). The Uncollateralized Loan Agreement due November 20, 2009 payable in 20 quarterly equal installments having commencing in February 2005. The Uncollateralized Loan Agreement accrues interest at differentiated rates as follows: US$ 35 million of principal amount accrues interest at 3-month LIBOR plus 200 basis points while the remaining US$ 16 million of principal amount accrues interest at a fixed rate that is progressively increased. Interest is payable quarterly having commenced in February 2003. The Uncollateralized Loan Agreement contains similar restrictions and

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

covenants as the Collateralized Notes. On July 25, 2003 the Company redeemed the mentioned US$ 16 million for US$ 10.9 million. In addition, on March 17, 2004, the Company redeemed US$ 12 million for a total amount of US$ 8.6 million. Additionally, the Company settled ten installments amounting to US$ 6.9 million. As of June 30, 2007, the outstanding balance of the Uncollateralized Loan Agreement amounts to US$ 13.4 million (equivalent to US$ 16.1 million discounted at the interest rate of 8%).
(iv)	On April 5, 2005 Banco Rio de la Plata S.A. and Bank Boston N.A. granted the Company a syndicated loan in a total amount of Ps. 50 million, which will be amortized in four six-month equal and consecutive installments beginning on October 5, 2005. The syndicated loan accrued interest at a 7.875% fixed rate during the first year and accrues interest at a variable rate (Encuesta) plus 3% during the second year payable quarterly as from July 2005. The terms and conditions of the syndicated loan include various restrictive covenants, which among other things require the Company to maintain certain financial ratios. Proceeds from this loan were used to repay the balance of the Notes at their maturity for Ps. 48.4 million originally issued for an amount Ps. 85 million. On April 9, 2007 the total amount of the debt was cancelled.
(v)	The balance as of June 30, 2007 mainly includes: (a) Ps. 18.6 million of the amount owed for the acquisition of the shareholding of Empalme S.A.I.C.F.A. y G. This loan accrues 6% nominal annual interest, payable in 3 installments of US$ 2.0 million each, due on December 22, 2007; June 19, 2008 and December 16, 2008. On June 25, the first installment was paid; (b) US$ 9.0 million related to the purchase of 33.33% of the shareholding of Palermo Invest (See note 2.f.) and (c) US$ 16.9 million related to the purchase of parcels of land in Vicente Lopez (See note 4.e.(v)).
(vi)	Mainly includes the banking and financial loans accounts include a loan from Banco de la Ciudad de Buenos Aires to Tarshop S.A. for Ps. 5.0 million, which is secured by Certificates of Participation related to the Fideicomisos Financieros Tarjeta Shopping Series XII, XIV, XVI and XVIII. Additionally, Certificates of Participation related to Fideicomisos Financieros Tarjeta Shopping Series XXI, XXIII, XXV and XXVI for Ps. 11.7 million were granted as a pledge to the Standard Bank (formerly Bank Boston N.A.) as guarantee.

j.	Taxes payable:

	As of June 30,
	2007		2006
Current
Income tax provision, net	Ps.	38,743	Ps.	15,347
VAT payable		9,912		5,676
Gross revenue tax		4,226		3,217
Income tax withholdings		5,520		1,045
Provision for tax on shareholders’ personal assets		3,163		3,150
MPIT		1,661		4,061
VAT withholdings		178		555
Other		1,309		877

	Ps.	64,712	Ps.	33,928

Non-Current
Deferred income tax (Note 17)	Ps.	27,300	Ps.	12,045
Gross revenue tax		2,256		2,881

	Ps.	29,556	Ps.	14,926

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

k.	Other liabilities:

	As of June 30,
	2007		2006
Current
Related parties (Note 11)	Ps.	25,682	Ps.	3,906
Accrual for directors fees, net of advances paid (Note 11) (iii)		13,089		13,478
Provision for contingencies (Note 29.c.) (i)		7,595		8,755
Provision for donations committed (Note 11)		4,363		2,500
Guarantee deposits		4,029		3,658
Contributed leasehold improvements (ii)		526		526
Others		6,372		3,298

	Ps.	61,656	Ps.	36,121

Non-Current
Provision for contingencies (Note 29.c.) (i)	Ps.	12,732	Ps.	10,942
Related parties (Note 11)		11,070		7,801
Contributed leasehold improvements (ii)		10,421		10,947
Guarantee deposits		2,859		2,475
Other		1,918		112
Less:
Present value – other liabilities		(136)		(25)

	Ps.	38,864	Ps.	32,252

(i)	This reserve relates to labor, tax and other miscellaneous matters. This balance also includes reserves the claims related to Shopping Neuquén further discussed in Note 20 and the Llao Llao litigation further discussed in Note 21. In the opinion of management and based on consultation with external legal counsel, the Company has established provisions for amounts which are probable of adverse occurrence and which, according to estimates developed by the Company’s legal counsel, would meet all related contingencies and corresponding fees relating to these claims. The classification of contingency reserves as non-current liabilities was based on a review of the current facts and circumstances and consultation with external legal counsel. Management reassesses these matters as new facts are brought into management’s attention.
(ii)	Contributed leasehold improvements relate to improvements made by tenants in Abasto Shopping Center and Mendoza Plaza Shopping. Leasehold improvements are recorded as fixed assets based on construction costs incurred with a corresponding deferred liability. Leasehold improvements are amortized to income over the term of the leases. Such amortization, net of the related depreciation of the leasehold improvement, was not significant for the years ended June 30, 2007 and 2006.
(iii)	Net of advances for Ps. 1,375 and Ps. 325 for the years ended June 30, 2007 and 2006.

l.	Mortgage payables

	As of June 30,
	2007		2006
Current
Mortgage payable Bouchard 710 (Note 13) (i)	Ps.	14,755	Ps.	14,809
Mortgage payable San Martín de Tours (Note 13)		—		3,598
Mortgage payable Llao Llao (Note 13)		2,783		—

	Ps.	17,538	Ps.	18,407

Non-Current
Mortgage payable Llao Llao (Note 13)	Ps.	4,557	Ps.	—
Mortgage payable Bouchard 710 (Note 13) (i)		—		14,722

	Ps.	4,557	Ps.	14,722

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

(i)	On July 1, 2005 the Company paid the first installment of the mortgage for the purchase of the Bouchard 710 Building for US$ 422. Also on July 26, 2005 the Company modified one of the contract clauses of such mortgage, by which a partial anticipated cancellation of US$ 3,203 was made and agreed to pay the remaining price balance of US$ 13,625 in 34 equal, monthly and consecutive installments of US$ 452 each (interest according to the French system were included with an annual rate of 8.5%). As of June 30, 2007 the company has cancelled twenty three principal installments for an amount of US$ 8,854, being the balance of principal US$ 4,771.

5.	Shareholders’ equity

a.	Common stock

As of June 30, 2007, the Company had 464,969,156 authorized and outstanding shares of common stock, having a par value of Ps. 1.0 per share. Holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Following is a detail of the activity during the years ended June 30, 2005, 2006 and 2007:

	Common Stock						Approved by
	Shares issued		Par value		Additional paid-in-capital		Body	Date	Date of registration
Balances as of June 30, 2004	Ps.	248,802,993	Ps.	248,803	Ps.	595,505	Board of Directors Meeting	September 30, December 30, 2004; March 31, June 30, 2005	February 13, 2006

Conversion of debt into common shares (Note 10.a)		52,448,952		52,449		31,001
Exercise of warrants (Note 10.a)		56,014,503		56,015		49,665

Balances as of June 30, 2005	Ps.	357,266,448	Ps.	357,267	Ps.	676,171

Conversion of debt into common shares (Note 10.a)		55,961,675		55,961		37,360	Board of Directors Meeting	January 17, February 3, February 20, March 30, April 17, September 29, 2006	February 13, December 5, November 29, 2006 February 2, 2007
Exercise of warrants (Note 10.a)		22,220,387		22,220		21,423
Appropriation of accumulated deficit approved by shareholders meeting held 11/29/05						(75,043)

Balances as of June 30, 2006	Ps.	435,448,510	Ps.	435,448	Ps.	659,911

Conversion of debt into common shares (Note 10.a)		16,640,658		16,641		11,252	Board of Directors Meeting	September, 29, 2006, January 11, April 11, June 29 2007	November 29, 2006, February 28, June 26, 2007. 11,412 shares are pending registration.
Exercise of warrants (Note 10.a)		12,879,988		12,880		13,078

Balances as of June 30, 2007	Ps.	464,969,156	Ps.	464,969	Ps.	684,241

b.	Inflation adjustment of common stock

As mentioned in Note 2.c. the Company’s consolidated financial statements were prepared on the basis of general price-level accounting which reflected changes in the purchase price of the peso in the historical financial statements through February 28, 2003. The inflation adjustments related to common stock and treasury stock were appropriated to inflation adjustment reserves that form part of shareholders’ equity. According to CNV Rules, the balances of the inflation adjustment reserves may be applied only towards the issuance of common stock to shareholders of the Company.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

c.	Restriction on the distribution of profits

In accordance with the Argentine Corporations Law and the Company’s By-laws, 5% of the net and realized profit for the year calculated in accordance with Argentine GAAP plus (less) prior year adjustments must be appropriated by resolution of the shareholders to a legal reserve until such reserve equals 20% of the Company’s outstanding capital (including inflation adjustment). This legal reserve may be used only to absorb losses.

By virtue of the Company’s Uncollateralized Loan Agreement for US$ 51 million and Collateralized Notes to become mature in November 2009, there are certain restrictions as regards payment of dividend and distributions or re-purchase of debt or shares (“Restricted Payments”). Restricted Payment will be done if the conditions that follow are complied with: (i) that at the time of becoming effective and as a consequence of same it did not happen nor it happen an assumption of non-compliance, and (ii) that during the previous calculation period it does not happen a violation of the financial commitments assumed by virtue of the above-mentioned contracts.

d.	Reserve for new developments

Pursuant to a resolution of the Inspección General de Justicia, companies should indicate the intended use of the accumulated retained earnings balance of the period. Accordingly, a special reserve labeled as “Reserve for New Developments” is created. The accumulated retained earnings balance is transferred to this equity account. This reclassification has no impact on the total shareholders equity of the Company.

6.	Segment information

The Company is required to disclose segment information in accordance with RT 18. RT 18 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of a company about which separate financial information is available that is regularly evaluated by the chief operating decision maker(s) in deciding how to allocate resources and assess performance. The statement also establishes standards for related disclosures about a company’s products and services, geographical areas and major customers. The Company has determined that its reportable segments are those that are based on the Company’s method of internal reporting. Accordingly, the Company has six reportable segments. These segments are Development and Sale of Properties, Office and Other Non-Shopping Center Rental Properties, Shopping Centers, Credit Card Operations, Hotel Operations and Financial Operations and Others.

A general description of each segment follows:

•	Development and Sale of Properties

This segment includes the operating results of the Company’s construction and ultimate sale of residential buildings business.

•	Office and Other Non-Shopping Center Rental Properties

This segment includes the operating results of the Company’s lease and service revenues of office space and other non-retail building properties from tenants.

•	Shopping Centers

This segment includes the operating results of the Company’s shopping centers principally comprised of lease and service revenues from tenants.

•	Credit Card Operations

This segment includes the operating result from operations with credit cards, which include commissions, financing income, charges to users by life and incapacity insurance and accounts´ summaries, among others.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

•	Hotel Operations

This segment includes the operating results of the Company’s hotels principally comprised of room, catering and restaurant revenues.

•	Financial Operations and Others

This segment primarily includes revenues and associated costs generated from the sale of equity securities, other securities-related transactions and other non-core activities of the Company. This segment also includes the gains or losses on in equity investees of the Company relating to the banking activity.

Inter-segment transactions, if any, are accounted for at current market prices. The Company evaluates performance of its segments and allocates resources to them based on operating income. The Company is not dependent on any single customer.

The accounting policies of the segments are the same as those described in Note 3.

As of and for the year ended June 30, 2007:

	Development and sale of properties		Office and other non- shopping center rental properties (a)		Shopping centers		Credit card operations		Hotel operations		Financial operations and others		Total
Revenues	Ps.	75,751	Ps.	55,683	Ps.	270,266	Ps.	212,965	Ps.	122,681	Ps.	1,410	Ps.	738,756
Costs		(57,823)		(16,699)		(91,112)		(76,251)		(68,960)		(802)		(311,647)

Gross profit		17,928		38,984		179,154		136,714		53,721		608		427,109
Gain from valuation of inventories at net realizable value		20,737		—		—		—		—		—		20,737
Selling expenses		(12,846)		(4,376)		(22,346)		(61,966)		(12,175)		—		(113,709)
Administrative expenses		(19,624)		(16,827)		(32,717)		(45,366)		(26,893)		—		(141,427)
Net income from retained interest in securitized receivables		—		—		—		3,254		—		—		3,254
(Loss) Gain from operations and holdings of real estate assets, net		(18)		1,845		741		—		—		—		2,568

Operating income		6,177		19,626		124,832		32,636		14,653		608		198,532
Amortization of goodwill		286		1,044		(2,802)		—		—		—		(1,472)
(Loss) Gain on equity investees		(491)		—		(818)		—		(412)		41,747		40,026
Financial results, net		(7,088)		(6,256)		(28,190)		825		(5,268)		50,076		4,099
Other (expenses) income, net		—		—		(6,382)		3,034		160		(10,912)		(14,100)

(Loss) Income before taxes and minority interest		(1,116)		14,414		86,640		36,495		9,133		81,519		227,085
Income tax and MPIT		(11,786)		(1,987)		(40,798)		(15,455)		(3,102)		(14,411)		(87,539)
Minority interest		(4)		(326)		(22,000)		(8,719)		(1,400)		—		(32,449)

Net (loss) income		(12,906)		12,101		23,842		12,321		4,631		67,108		107,097
Acquisitions of fixed assets and intangible assets		2,895		263,104		157,857		—		57,115		—		480,971
Depreciation and amortization (b)		39		16,256		67,046		1,297		12,358		—		96,996
Non-current investments in affiliated companies		—		—		—		—		—		306,853		306,853
Operating assets		508,742		675,321		1,336,166		139,657		202,113		—		2,861,999
Non-operating assets		30,516		24,662		39,073		18,771		6,318		1,163,560		1,282,900

Total assets	Ps.	539,258	Ps.	699,983	Ps.	1,375,239	Ps.	158,428	Ps.	208,431	Ps.	1,163,560	Ps.	4,144,899

Operating liabilities		31,472		83,073		199,616		165,713		23,304		—		503,178
Non-operating liabilities		278,615		247,763		734,370		44,722		153,117		86,010		1,544,597

Total liabilities	Ps.	310,087	Ps.	330,836	Ps.	933,986	Ps.	210,435	Ps.	176,421	Ps.	86,010	Ps.	2,047,775

(a)	Includes offices, commercial and residential premises.
(b)	Included in operating income.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

As of and for the year ended June 30, 2006:

	Development and sale of properties		Office and other non- shopping center rental properties (a)		Shopping centers		Credit card operations		Hotel operations		Financial operations and others		Total
Revenues	Ps.	103,966	Ps.	30,565	Ps.	215,003	Ps.	122,969	Ps.	103,763	Ps.	1,414	Ps.	577,680
Costs		(54,200)		(8,987)		(77,382)		(43,933)		(57,971)		(1,358)		(243,831)

Gross profit		49,766		21,578		137,621		79,036		45,792		56		333,849
Gain from valuation of inventories at net realizable value		9,063		—		—		—		—		—		9,063
Selling expenses		(1,797)		(1,020)		(15,700)		(30,900)		(10,688)		—		(60,105)
Administrative expenses		(12,807)		(11,315)		(25,837)		(25,925)		(20,998)		—		(96,882)
Net income from retained interest in securitized receivables		—		—		—		2,625		—		—		2,625
Gain from operations and holdings of real estate assets, net		52		2,619		9,499		—		446		—		12,616

Operating income		44,277		11,862		105,583		24,836		14,552		56		201,166
Amortization of goodwill		—		—		(856)		(224)		—		—		(1,080)
(Loss) Gain on equity investees		—		—		(1,599)		—		146		43,110		41,657
Financial results, net		(5,383)		(4,579)		(23,273)		106		(1,935)		(5,862)		(40,926)
Other expenses, net		—		—		(9,636)		(125)		(415)		(8,087)		(18,263)

Income before taxes and minority interest		38,894		7,283		70,219		24,593		12,348		29,217		182,554
Income tax and MPIT		(2,053)		(2,451)		(40,220)		(8,238)		(3,852)		(1,977)		(58,791)
Minority interest		—		(1,077)		(14,582)		(7,374)		(4,157)		—		(27,190)

Net income		36,841		3,755		15,417		8,981		4,339		27,240		96,573
Acquisitions of fixed assets and intangible assets		619		320		29,524		3,586		20,070		—		54,119
Depreciation and amortization (b)		253		7,903		62,337		815		9,671		—		80,979
Non-current investments in affiliated companies		—		—		129		—		—		265,082		265,211
Operating assets		386,740		359,725		1,139,767		74,148		145,796		—		2,106,176
Non-operating assets		49,624		46,158		18,536		10,655		13,310		495,662		633,945

Total assets	Ps.	436,364	Ps.	405,883	Ps.	1,158,303	Ps.	84,803	Ps.	159,106	Ps.	495,662	Ps.	2,740,121

Operating liabilities		15,183		52,688		129,653		97,969		21,281		—		316,774
Non-operating liabilities		81,414		72,126		243,303		13,272		59,030		18,447		487,592

Total liabilities	Ps.	96,597	Ps.	124,814	Ps.	372,956	Ps.	111,241	Ps.	80,311	Ps.	18,447	Ps.	804,366

(a)	Includes offices, commercial and residential premises.
(b)	Included in operating income.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

As of and for the year ended June 30, 2005:

	Development and sale of properties		Office and non-shopping center rental properties (a)		Shopping centers		Credit card operations		Hotel operations		Financial operations and others		Total
Revenues	Ps.	32,311	Ps.	19,431	Ps.	165,529	Ps.	64,558	Ps.	87,120	Ps.	940	Ps.	369,889
Costs		(17,542)		(7,746)		(69,781)		(23,102)		(48,924)		(979)		(168,074)

Gross profit (loss)		14,769		11,685		95,748		41,456		38,196		(39)		201,815
Gain from valuation of inventories at net realizable value		17,317		—		—		—		—		—		17,317
Selling expenses		(1,961)		(922)		(10,655)		(13,496)		(9,792)		—		(36,826)
Administrative expenses		(10,080)		(9,771)		(16,548)		(14,837)		(19,434)		—		(70,670)
Net income from retained interest in securitized receivables		—		—		—		423		—		—		423
Gain from operations and holdings of real estate assets, net		521		12,228		13,093		—		2,096		—		27,938

Operating income (loss)		20,566		13,220		81,638		13,546		11,066		(39)		139,997
Amortization of goodwill		—		—		(1,421)		(242)		—		—		(1,663)
(Loss) Gain on equity investees		—		—		(1,989)		—		12,197		56,999		67,207
Financial results, net		(5,633)		(4,127)		(17,380)		96		(4,189)		19,385		(11,848)
Other (expenses) income, net		—		—		(8,371)		56		223		(5,997)		(14,089)

Income before taxes and minority interest		14,933		9,093		52,477		13,456		19,297		70,348		179,604
Income tax and MPIT		(13,089)		(1,784)		(28,751)		(4,864)		(1,179)		(3,540)		(53,207)
Minority interest		—		(2,112)		(16,317)		(899)		(3,824)		—		(23,152)

Net income		1,844		5,197		7,409		7,693		14,294		66,808		103,245
Acquisitions of fixed assets and intangible assets		—		20,370		48,458		2,463		8,025		—		79,316
Depreciation and amortization (b)		252		6,672		57,885		458		8,824		—		74,091
Non-current investments in affiliated companies		—		—		808		—		—		219,432		220,240
Operating assets		343,803		364,420		1,093,242		31,538		133,035		—		1,966,038
Non-operating assets		55,442		58,766		3,586		7,092		2,136		431,366		558,388

Total assets	Ps.	399,245	Ps.	423,186	Ps.	1,096,828	Ps.	38,630	Ps.	135,171	Ps.	431,366	Ps.	2,524,426

Operating liabilities		11,040		68,129		99,139		48,776		20,313		—		247,397
Non-operating liabilities		96,332		72,266		296,788		11,365		44,735		57,475		578,961

Total liabilities	Ps.	107,372	Ps.	140,395	Ps.	395,927	Ps.	60,141	Ps.	65,048	Ps.	57,475	Ps.	826,358

(a)	Includes offices, commercial and residential premises.
(b)	Included in operating income.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

7.	Gain from operations and holdings of real estate assets, net:

	Year ended June 30,
	2007		2006		2005
Gain from operation and holdings of real estate assets, net	Ps.	2,568	Ps.	12,616	Ps.	27,938

	Ps.	2,568	Ps.	12,616	Ps.	27,938

8.	Financial results, net:

	Year ended June 30,
	2007		2006		2005
Generated by assets:
Net unrealized gain on investments and others	Ps.	53,441	Ps.	10,782	Ps.	17,752
Interest income		22,197		12,312		4,870
Gain on derivative instruments (Note 14)		665		2,942		6,533
Interest on discounting assets		(31)		456		173
Foreign exchange (loss) gain		(4,893)		21,546		(3,519)

	Ps.	71,379	Ps.	48,038	Ps.	25,809

Generated by liabilities:
Interest expense and others (Note 29.f.)	Ps.	(66,642)	Ps.	(49,710)	Ps.	(47,232)
Foreign exchange (loss) gain		(749)		(39,274)		7,504
Interest on discounting liabilities		111		20		(134)
Discounts		—		—		2,205

		(67,280)		(88,964)		(37,657)

Financial results, net	Ps.	4,099	Ps	(40,926)	Ps.	(11,848)

9.	Other expenses, net:

	Year ended June 30,
	2007		2006		2005
Other income:
Recovery of allowance for doubtful accounts, net	Ps.	3,127	Ps.	8	Ps.	78
Easement income (i)		—		2,428		—
Other		1,892		822		615

	Ps.	5,019	Ps.	3,258	Ps.	693

Other expenses:
Provision for contingencies	Ps.	(3,031)	Ps.	(373)	Ps.	(2,312)
Tax on shareholders’ personal assets		(7,110)		(5,848)		(6,977)
Donations		(7,390)		(2,921)		(4,203)
Recovery (loss) on fire damages (net of insurance recoveries)		1,773		(5,788)		—
Unreimbursed expenses		(298)		(1,743)		—
Unrecoverable VAT		(2,252)		(2,743)		(839)
Other		(811)		(2,105)		(451)

		(19,119)		(21,521)		(14,782)

Other expenses, net	Ps.	(14,100)	Ps.	(18,263)	Ps.	(14,089)

(i)	As of June 30, 2006, the charge relates to the termination of the easement agreement with Riocruz S.C.S. On February 2, 1999, Mendoza Plaza Shopping S.A. had entered into an easement agreement with one anchor tenant, C&A, for an aggregate purchase price of US$ 2.9 million. Easement revenue was amortized to income under the straight-line method over the term of the agreement. In September 2005, Mendoza Plaza Shopping S.A. acquired from Riocruz S.C.S. the retail space where the C&A store was located, and consequently, the easement agreement was terminated.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

10.	Issuance of IRSA Notes

a)	Convertible Notes

On November 21, 2002, the Company issued US$ 100 million of 8% convertible notes due 2007 (the “IRSA Convertible Notes”) with non-detachable warrants to acquire additional shares of common stock (the “Warrants”) in exchange for US$ 85.0 million in cash and the settlement of certain liabilities (See Note 4.i.). In accordance with the agreement, the IRSA Convertible Notes are convertible, at any time, at the option of the holder, into a fixed number of common shares of the Company. The agreement provides for an original conversion price of US$ 0.55713, which only can be adjusted as a result of anti-dilution provisions. Once converted, the holder has the right to acquire an additional equal number of shares at the exercise price of US$ 0.66856 per share. The exercise price of the warrants is also adjusted as a result of anti-dilution provisions. Under Argentine GAAP no proceeds were allocated to the conversion feature and warrants. Proceeds from the issuance of the IRSA Convertible Notes were mainly used to the settlement and restructuring of the debts outstanding at that date and for working capital needs.

As a result of the distribution of treasury shares approved by the shareholders in November 2002, effective December 20, 2002 the conversion price and the warrants exercise price was decreased to US$ 0.54505 and to US$ 0.65406, respectively.

During the years ended June 30, 2003, 2004, 2005, 2006 and 2007, certain holders of IRSA Convertible Notes (aggregating US$ 81.1 million) exercised their conversion rights and, as a result, the Company issued 12,531 shares, 23,734,388 shares, 52,448,952 shares, 55,961,675 shares and 16,640,658 shares of common stock, respectively. During the years ended June 30, 2004, 2005, 2006 and 2007, the Company also issued 104,171,679 shares of common stock in exchange for US$ 68.1 million in cash as a result of the exercise of warrants. As of June 30, 2007, the outstanding balance of the IRSA Convertible Notes amounted to US$ 18.9 million.

b)	Issuance of Non-Convertible Note

In February 2007, the Company issued US$ 150.0 million of non-convertible notes (the Non-Convertible Notes) due February 2017 under the Global Program for up to US$ 200 million authorized by the CNV in December 2006. The Non-Convertible Notes bear interest at a fixed rate of 8.5% per annum. The Non-Convertible Notes pay interest in cash semi-annually in arrears on February 2 and August 2 of each year, beginning on August 2, 2007. Principal on the Non-Convertible Notes is fully paid at maturity.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

11.	Balances and transactions with related parties

The following is a summary of the balances and transactions with related parties:

Company	Relation	Description of Transaction/caption	Income (loss) included in the statement of income for the year ended June 30,					Balance receivable (payable) as of June 30,
			2007		2006		2005	2007		2006
Red Alternativa S.A.	Subsidiary of ITNV, equity investee of the Company (sold in 2006)	Rental Income	Ps.	—	Ps.	—	Ps. 168	Ps.	—	Ps.	—
		Sales and Developments		—		—	30		—		—
Altocity.com S.A.	Subsidiary of E-Commerce Latina S.A., an equity investee of the Company	Other receivables and prepaid expenses (current)		—		—	—		—		596
		Other liabilities (current)		—		—	—		—		(471)
		Rental income		—		—	19		—		—
		Sales and developments		—		2	30		—		—
		Trade accounts payable (current)		—		—	—		—		(1)
Alternativa Gratis S.A.	Subsidiary of ITNV, equity investee of the Company	Sales and development		—		—	38		—		—
Hoteles Sheraton de Argentina S.A.C.	Shareholder of HASA, subsidiary of the Company	Other liabilities (current)		—		—	—		(452)		(77)
		Other liabilities (non current)		—		—	—		(232)		—
BHSA	Equity investee of the Company (i)	Other receivables and prepaid expenses (current)		—		—	—		113		—
		Investments (current)		—		—	—		2,073		2,704
		Results from holding and operations		12		49	—		—		—
		Short term debts		—		—	—		—		(2)
		Long term debts		—		—	—		—		(22)
		Other liabilities (current)		—		—	—		(56)		—
BACSA	Equity investee of the Company and subsidiary of BHSA (i)	Mortgages and leases receivables, net (current)		—		—	—		56		23
Cresud S.A.C.I.F. y A.	Shareholder of the Company	Mortgages and leases receivables, net (current)		—		—	—		430		133
		Other receivables and prepaid expenses (current)		—		—	—		1,895		878
		Trade accounts payable (current)		—		—	—		(232)		(1,550)
		Trade accounts payable (non-current)		—		—	—		(41)		(150)
		Other liabilities (current)		—		—	—		(919)		—
		Short and long-term debts-IRSA Convertible Notes		—		—	—		(37,495)		(37,411)
		Accrued interest		(2,960)		(7,124)	9,965		—		—
		Sales and developments		2,146		607	405		—		—
		Cost of services		(390)		—	(53)		—		—
Dolphin Fund Management S.A.	Related party (iii)	Accrued interest		1,400		—	—		—
		Results from holding and operations		46,817		(32)	16,269		—		—
Dalor	Related company of a minority shareholder of Tarshop	Other Liabilities (current)		—		—	—		—		(100)

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Company	Relation	Description of Transaction/caption	Income (loss) included in the statement of income for the year ended June 30,						Balance receivable (payable) as of June 30,
			2007		2006		2005		2007		2006
E-Commerce Latina S.A.	Equity investee	Other receivables and prepaid expenses (current)	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	25
		Investments (non-current)		—		—		—		—		129
Estudio Zang (legal advisory)	Shareholders of law firm are directors of the Company	Cost of legal services		(3,286)		(1,612)		(1,083)		—		—
		Trade accounts payable (current)		—		—		—		(303)		(179)
Grupo Sutton	Shareholder of Llao Llao Resorts S.A., subsidiary of the Company	Accrued interest		—		(244)		—		—		—
		Other liabilities (current)		—		—		—		(18,221)		(118)
		Other liabilities (non-current)		—		—		—		(10,826)		(6,875)
		Other receivables and prepaid expenses (current)		—		—		—		26,652		—
Fundación IRSA	(iv)	Donations		(2,543)		(2,597)		(4,053)		—		—
		Sales and developments		—		14		—		—		—
		Mortgages and leases receivables, net (current)		—		—		—		14		14
		Other receivables and prepaid expenses (current)		—		—		—		4		—
Bass Hotels & Resorts BV	Shareholder of Nuevas Fronteras S.A., subsidiary of the Company	Trade accounts payable (current)		—		—		—		(535)		(318)
		Sales and developments		—		2,629		2,110		—		—
Cactus S.A.	Subsidiary of Cresud S.A.	Other receivables and prepaid expenses (current)		—		—		—		5		—
Futuros y Opciones.com S.A.	Subsidiary of Cresud S.A.	Other receivables and prepaid expenses (current)		—		—		—		1		—
Managers, Directors and other staff of the Company	(ii)	Mortgages and lease receivables (Director’s Guarantee deposits)		—		—		—		101		—
		Other receivables and prepaid expenses (current) (personnel loans)		—		—		—		1,266		803
		Other receivables and prepaid expenses (non-current) (personnel loans)		—		—		—		84		51
		Trade accounts payable (current)		—		—		—		(78)		—
		Other liabilities (current)		—		—		—		(931)		—
		Expenses to be recovered		(520)		8		6		—		—
		Interest and exchange differences		(5)		(7)		—		—		—
Mendoza Plaza Shopping S.A.		Accrued interest		—		—		(80)		—		—
Falabella S.A.	Minority shareholder of Mendoza Plaza Shopping S.A., a subsidiary of the Company	Other liabilities (current)		—		—		—		(959)		(989)
		Other receivables and prepaid expenses (current)		—		—		—		268		164
		Other liabilities (non-current)		—		—		—		—		(926)
		Accrued interest		(80)		(305)		79		—		—
		Other liabilities - Dividends				—		—		—		—
Starwood	Shareholder of HASA, subsidiary of the Company	Other liabilities (current)		—		—		—		(447)		(113)
		Mortgages and leases receivables, net (current)		—		—		—		—		34
Leon Halac	Minority shareholder of Tarshop S.A., subsidiary of the Company	Other liabilities (current)		—		—		—		—		(771)

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Company	Relation	Description of Transaction/caption	Income (loss) included in the statement of income for the year ended June 30,						Balance receivable (payable) as of June 30,
			2007		2006		2005		2007		2006
Consultores Assets Management S.A.	(v)	Mortgages and leases receivables, net (current)	Ps.	—	Ps.	—	Ps.	—	Ps.	193	Ps.	75
		Other receivables and prepaid expenses (current)		—		—		—		48		13
		Trade accounts payable (current)		—		—		—		—		(1)
Metronec S.A.	Metroshop S.A. shareholder	Other liabilities (current)		—		—		—		(729)		(1,242)
		Trade accounts payable (current)		—		—		—		—		(855)
Metroshop S.A.	Subsidiary of Tarshop S.A., subsidiary of APSA	Other receivables and prepaid expenses (current)		—		—		—		8,320		4,057
		Trade accounts payable (current)		—		—		—		—		—
		Other liabilities (current)		—		—		—		(2,226)		—
Museo de los Niños	Related party	Other receivables and prepaid expenses (current)		—		—		—		57		6
		Montages and leases receivables (current)		—		—		—		21		—
Parque Arauco S.A.	Shareholder of APSA	Accrued interest		(4,887)		(7,787)		(4,035)		—		—
		Short term debt (current)		—		—		—		(2,124)		(2,158)
		Long term debt (non-current)		—		—		—		(47,856)		(47,748)
Directors	Related party	Other liabilities, accrual for directors fees		—		—		—		—		—
		Administrative expenses		(14,727)		(14,859)		(11,168)		—		—
		Other liabilities (current) (Director’s fees)		—		—		—		(13,089)		(13,478)
		Short term debt (current)		—		—		—		(1)		(1)
		Long term debt (non-current)		—		—		—		(41)		(41)
		Mortgages and leases receivables, net (current)		—		—		—		72		8
		Other liabilities (current)		—		—		—		(519)		—
		Other liabilities (non-current)		—		—		—		(12)		—
ECIPSA Holding S.A.		Mortgages and leases receivables, net (current)		—		—		—		23		8
		Other liabilities (current)		—		—		—		(223)		(25)
		Other receivables (current)		—		—		—		275		—
		Trade accounts Payable (current)		—		—		—		(1)		—

(i)	The Company is a shareholder of BHSA and Banco de Crédito y Securitización S.A.
(ii)	The Company provided loans and advances to employees, the balances of which amounted to Ps. 1,386 and Ps. 854 as of June 30, 2007 and 2006, respectively. Such balances are to be repaid via scheduled payroll deductions.
(iii)	An open -ended investment fund which is related to our chairman Eduardo Elsztain.
(iv)	A not-for-profit organization whose chairman is Eduardo Elsztain.
(v)	A shareholder and director of Cresud (Shareholder of the Company) own 85% of the capital stock of Consultores Asset Management S.A. (“CAM”). Remaining 15% is owned by Cresud’s first vice chairman of Board.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

for the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Company	Relation	Description of transaction	Sale of goods and/or services for the year ended June 30,			Purchase of goods and/or services for the year ended June 30,
			2007	2006	2005	2007	2006	2005
BACSA	Equity investee of the Company and subsidiary of BHSA	Expenses recovery	48	—	—	—	—	—
Cresud S.A.C.I.F. y A.	Shareholder of the Company	Shared services	734	257	222	173	116	86
Cresud S.A.C.I.F. y A.	Shareholder of the Company	Expenses recovery	130	150	89	145	66	9
Cresud S.A.C.I.F. y A.	Shareholder of the Company	Director’s fees	—	—	41	—	—	—
Fundación IRSA	(i)	Director’s fees	14	14	—	—	—	—
Consultores Assets Management S.A.	(ii)	Expenses recovery	50	34	—	—	—	—
Personnel	Employees	Interests	9	8	6	—	—	—

(i)	A not-for-profit organization whose chairman is Eduardo Elsztain.
(ii)	A shareholder and director of Cresud (Shareholder of the Company) own 85% of the capital stock of CAM. Remaining 15% is owned by Cresud’s first vice chairman of Board.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

12.	Additional information on assets and liabilities

The breakdown of main assets and liabilities as of June 30, 2007 is as follows:

	To mature in 3 months		To mature between 4 and 6 months		To mature between 7 and 9 months		To mature between 10 and 12 months		To mature in greater than 1 year		Past due		No fixed term				Total
													Current		Non-Current
Assets
Investments	Ps.	461,062	Ps.	5,962	Ps.	3,721	Ps.	8,702	Ps.	55,683	Ps.	—	Ps.	158,904	Ps.	617,590	Ps.	1,311,624
Mortgages and leases receivable, net		70,613		16,750		16,920		14,306		42,442		50,894		140		—		212,065
Other receivables and prepaid expenses		40,149		55,093		6,425		7,063		52,893		2,622		2,733		28,309		195,287

	Ps.	571,824	Ps.	77,805	Ps.	27,066	Ps.	30,071	Ps.	151,018	Ps.	53,516	Ps.	161,777	Ps.	645,899	Ps.	1,718,976

Liabilities
Trade accounts payable	Ps.	178,531	Ps.	11,793	Ps.	1,743	Ps.	2,357	Ps.	135	Ps.	1,323	Ps.	123	Ps.	40,807	Ps.	236,812
Customer advances		29,385		17,671		16,252		18,367		63,908		4,945		2,190		—		152,718
Salaries and social security payable		23,443		16		3,301		—		—		—		81		—		26,841
Mortgage payables		4,588		4,685		4,782		3,483		4,557		—		—		—		22,095
Short and long term debt		75,436		92,479		10,973		17,676		1,217,866		—		91		—		1,414,521
Taxes payable		22,092		38,911		746		2,963		2,256		—		—		27,300		94,268
Other liabilities		17,612		12,566		19,506		5,044		25,716		567		6,361		13,148		100,520

	Ps.	351,087	Ps.	178,121	Ps.	57,303	Ps.	49,890	Ps.	1,314,438	Ps.	6,835	Ps.	8,846	Ps.	81,255	Ps.	2,047,775

	Accruing interest at a fixed rate				Accruing interest at a variable rate				Not accruing interest
	Current		Non-Current		Current		Non-Current		Current		Non-Current		Total
Assets
Investments	Ps.	461,923	Ps.	—	Ps.	128,515	Ps.	56,370	Ps.	47,913	Ps.	616,903	Ps.	1,311,624
Mortgages and leases receivable, net		2,054		372		4,365		414		163,204		41,656		212,065
Other receivables and prepaid expenses		39,433		21,955		16,829		—		57,823		59,247		195,287

	Ps.	503,410	Ps.	22,327	Ps.	149,709	Ps.	56,784	Ps.	268,940	Ps.	717,806	Ps.	1,718,976

Liabilities
Trade accounts payable	Ps.	—	Ps.	115	Ps.	1,323	Ps.	—	Ps.	194,547	Ps.	40,827	Ps.	236,812
Customer advances		—		—		1,220		3,686		87,590		60,222		152,718
Salaries and social security payable		—		—		—		—		26,841		—		26,841
Mortgage payables		17,538		4,557		—		—		—		—		22,095
Short and long term debt		146,999		1,119,540		31,936		51,210		17,720		47,116		1,414,521
Taxes payable		—		—		46		192		64,666		29,364		94,268
Other liabilities		16,414		1,483		—		15,311		45,242		22,070		100,520

	Ps.	180,951	Ps.	1,125,695	Ps.	34,525	Ps.	70,399	Ps.	436,606	Ps.	199,599	Ps.	2,047,775

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

to the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

13.	Restricted assets

In a series of transactions, which occurred between 1999 and 2000, the Company acquired from an unrelated party, Puerto Retiro, whose sole asset is an undeveloped parcel of land in Retiro, Buenos Aires. Prior to the acquisition by the Company, Puerto Retiro had acquired land from Tandanor S.A. (“Tandanor”), a formerly state-owned entity, which had been acquired by Inversora Dársena Norte S.A. (“Indarsa”) in 1991 through a privatization process. The Argentine Government sustained Indarsa had not cancel the outstanding balance of the purchase price of Tandanor, and as a result petitioned the bankruptcy of Indarsa. Since the sole asset of Indarsa was its ownership interest in Tandanor, the Argentine Government was seeking to extend the bankruptcy procedures to any company or individual, which, according to its view, acted as a group, and therefore, in this process requested the bankruptcy of Puerto Retiro and other companies and individuals. In this connection, the bankruptcy court for the Buenos Aires District issued an order restraining the ability of Puerto Retiro to sell or dispose in any manner the land acquired from Tandanor. The Company is vigorously defending against this case. The management and legal advisors of the Company believe that there are legal and technical issues sufficient to consider that the request for bankruptcy will be denied by the court. However, taking the circumstances into account and the progress of the legal action, this position cannot be considered final. The Company’s investment in Puerto Retiro amounts to Ps. 54.9 million at June 30, 2007.

During fiscal year 2003, the Company acquired a parcel of land in Barrio Parque (San Martin de Tours) for US$ 310 in cash plus US$ 750 to be paid through the transfer of title of 25% of future apartments to be built on the land. The Company mortgaged the land in favor of the seller as collateral. The property was transferred in March 2007.

The Company gave a first mortgage on the property identified as “Bouchard 710” as guarantee of the amount owed for its purchase. The mortgage payable matures is in May 26, 2008. At June 30, 2007, the mortgage payable amounted to US$ 13,625.

The Company mortgaged certain real estate properties (13 functional units at Libertador 498, 71 complementary units in Laminar Plaza and 19 complementary units in Dique IV) in connection with the issuance of the Collateralized Notes. At June 30, 2007 mortgaged properties had a net book value of Ps. 81.0 million.

The Company gave a mortgage on the plot of land acquired in Bariloche. The mortgage matures is in December 14, 2009. The mortgage payable amounted to US$ 2,800 (see Note 2.f.).

The Company mortgaged the Sheraton Libertador Hotel property as guarantee for the payment of a loan obtained by Hoteles Argentinos, a subsidiary of the Company. The property had a net book value of Ps. 33.0 at June 30, 2007. For details of the debt, see Note 23.

At June 30, 2007, the Company had restricted cash amounting to Ps. 1.2 million of which Ps. 0.3 million are related to certain labor lawsuits of the Company and Ps. 0.9 are related to the Llao Llao litigation. Restricted cash is classified within other current receivables and prepaid expenses.

As security for the purchase of Rummaala’s shares, the Company has pledged total shares acquired.

As security for the purchase of the plot of land adjacent to Rummaala’s property, the Company has set up a first mortgage on a Company’s real estate in the amount of US$ 13,253 (see Note 2.f.).

Alto Palermo Group - Restricted assets

a)	Short and long-term debt include Shopping Neuquén S.A.’s liability amounting to Ps. 42, corresponding to a mortgage set up on acquired land for Ps. 3,314.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

to the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

b)	Short and long term debt includes a loan from Banco de la Ciudad de Buenos Aires from Tarshop S.A. (subsidiary of APSA) for Ps. 5.0 million, which is secured by interest in credit card receivables of the Tarjeta Shopping Financial Trusts Series XII, XIV, XVI and XVIII. Additionally, it has granted commercial pledge to Standard Bank (ex Bank Boston N.A.) Sucursal Buenos Aires, as guarantee, Participation Certificates of the Tarjeta Shopping Financial Trusts Series XXI, XXIII, XXV and XXVI for Ps. 11.7 million.

c)	Fixed assets include the cinema building located in the Córdoba Shopping Villa Cabrera which is levied with antichresis in rem right due to the financial debt that Empalme S.A.I.C.F.A. y G. has with NAI Internacional II Inc. (See Note 2.f.)

d)	In the caption name “receivable for trust guarantee fund” as credit protection for investors are included the contingency funds of the financial trusts that as of June 30, 2007 amount to Ps. 11.9 million. These are credits of restricted availability up to the time of liquidation, in accordance with the respective prospectus.

e)	As of June 30, 2007, under other current receivables, APSA has restricted funds according to the following detail:

I.	Ps. 21, in relation to the case “Saavedra Walter Ricardo against Alto Palermo S.A. and others about dismissal”

II.	Ps. 20, in relation to the case “La Meridional Cía. de Seguros against Alto Palermo S.A.” by collecting in pesos.

III.	Ps. 53, in relation to the case “Palma Claudio against Alto Palermo S.A. about dismissal”.

f)	In relation with file number 25,030-I “Alto Palermo S.A. against tax authorities on Recourse of Appeal”, under court proceedings, the building located in 367 Olegario Andrade Avenue, Caballito, City of Buenos Aires is subject to a legal attachment, such building having a value of Ps. 36.7 million as of June 30, 2007 (recorded in non-current investments - Undeveloped parcels of land).

g)	As of June 30, 2007 the amount of Ps. 32.6 million is recorded for pledged shares of Empalme S.A.I.C.F.A. y G.

14.	Derivative financial instruments

Option and future contracts to purchase metals

From time to time the Company engages in derivative instrument activity for trading purposes. As of June 30, 2007 the Company has 30 contracts for the purchase of 100 ounces of “gold” due in December 2007 at an average market price of US$ 0.7. As guarantee for such contracts, the Company has deposits in the amount of US$ 81 (equivalent to Ps. 247). As of June 30, 2006, there were no outstanding future contracts or guarantees or deposits related to derivative financial instruments. As of June 30, 2005, the Company had approximately 35 future contracts to purchase silver at an average price of US$ 0.007075 per ounce with maturities through September 2005. As collateral for these contracts, the Company maintained deposits amounting to Ps. 358 as of June 30, 2005. The fair market value of these contracts amounted to Ps. (89) as of June 30, 2005. The deposit net of their fair market value was shown within other receivables and prepaid expenses in the accompanying balance sheet. During the years ended June 30, 2007, 2006 and 2005, the Company recognized gains of Ps. 665, Ps. 2,942 and 1,311 related to these contracts.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

to the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

15.	Mortgage receivable securitization

On November 2, 2001 the Company entered into a securitization program with Banco Sudameris (“BS”). Under this program, during the year ended June 30, 2002, the Company sold an aggregate amount of US$ 26.6 million mortgage receivables to a trust in exchange for US$ 10.0 million in cash, US$ 3.3 million senior debt certificates (Class A), US$ 2.6 million subordinated debt certificates (Classes B and C) and a US$ 10.7 million equity interest (Class D). Mortgage receivables sold under this program were excluded from accounts receivable in the consolidated financial statements. The Company’s retained interest in Class A, B and C debt securities were valued at cost plus accrued interest while the retained interest in Class D securities is accounted for under the equity method. At June 30, 2007 the Company’s retained interest in Class D equity security amounted to Ps. 793. Class A, B and C debt certificates had been fully amortized at the end of the year.

16.	Tarshop credit card receivables securitization

The Company has ongoing revolving year securitization programs through which Tarshop, a majority-owned subsidiary of APSA, transfers a portion of its customer credit card receivable balances to master trusts that issue certificates to public and private investors.

Under the securitization programs, Trusts may issue two types of certificates representing undivided interests in the Trust - Títulos de Deuda Fiduciaria (“TDF”) and Certificados de Participación (“CP”), which represent debt, and equity certificates, respectively. Interest and principal services are paid periodically to the TDF holders throughout the life of the security. CPs are subordinated securities which entitle the CP holders to share pro rata in the cash flows of the securitized credit card receivables, after principal and interest on the TDFs and other fees and expenses have been paid. During the revolving period no payments are made to TDF and CP holders. Principal collections of the underlying financial assets are used by the Trust to acquire additional credit card receivables throughout the revolving period. Once the revolving period ends, a period of liquidation occurs during which: (i) no further assets are purchased and (ii) all cash collections are used to fulfill the TDF service requirements and (iii) the remaining proceeds are used to fulfill the CPs service requirements.

At the time of the securitization, Tarshop transfers credit card receivables to the trust in exchange for cash and retained interests in the trust (CPs). Part of the proceeds is retained by the trustee and maintained as a cash reserve to serve as collateral for the payment of amounts due on the TDFs. Cash reserves flow back to Tarshop on a monthly basis according to a schedule until all TDFs are fully paid. Cash reserves are stated at cost and are classified as “guarantee deposits” within the caption “Other receivables and prepaid expenses” in the accompanying consolidated balance sheets. CPs are carried at their equity value based on financial statements issued by the trusts and classified as investments in the accompanying consolidated balance sheets. Gain or losses on CPs are reported as a component of net income in credit card trust. Tarshop recognizes a result on the sale of receivables when the carrying value of transferred credit card receivables differs from the amount of cash and CPs received. Results recognized on the sale of receivables are reported as a component of “Net income from retained interest in securitized receivables” in the accompanying statements of income. Expenses related to the securitization of receivables are expensed as incurred.

At June 30, 2007 the Company has twenty securitization programs outstanding, pursuant to which Tarshop has sold an aggregate amount of Ps. 751.7 million of its customer credit card receivable balances to Trusts in exchange for Ps. 642.0 million in cash proceeds, Ps. 43.3 million variable rate interest TDFs, and Ps. 66.4 million nominal value subordinated CPs. Under the securitization programs, the Trusts issued Ps. 27.5 million 10.25% fixed-rate interest TDFs, Ps. 18.2 million 11.50% fixed-rate interest TDFs, Ps. 60.5 million 12.00% fixed-rate interest TDFs, Ps. 253.40 million 12.50% fixed-rate interest TDFs and Ps. 282.4 million 13.00% fixed-rate interest TDFs. Except for certain TDFs acquired by Tarshop as mentioned above, the TDFs were sold to other investors through a public offering in Argentina. As mentioned above, as a credit protection for investors, the trusts has established cash reserves for losses amounting to Ps. 11.9 million.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

to the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

17.	Income tax and MPIT

The Company accounts for income taxes using the deferred tax method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax based assets and liabilities and are measured using the enacted tax rates.

Income tax expense for the years ended June 30, 2007, 2006 and 2005 consists of the following:

	2007		2006		2005
Current income and MPIT expense	Ps.	49,751	Ps.	51,858	Ps.	45,792
Deferred income tax expense		37,788		6,933		7,415

Income and MPIT expense	Ps.	87,539	Ps.	58,791	Ps.	53,207

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities at June 30, 2007 and 2006 are presented below:

	Balances as of beginning of year		Changes for the year		Balances at year-end
Deferred tax assets (liabilities):
Cash equivalents	Ps.	—	Ps.	583	Ps.	583
Investments		(10,011)		(14,853)		(24,864)
Accounts receivable		5,747		3,894		9,641
Other receivables and prepaid expenses		(8,733)		68,296		59,563
Inventory		(7,002)		(19,847)		(26,849)
Fixed assets		(14,559)		(15,290)		(29,849)
Intangible assets		(630)		428		(202)
Short-term and long-term debt		(71)		(4,944)		(5,015)
Liabilities		10,613		(1,139)		9,474
Tax loss carryforwards (i)		90,808		(81,843)		8,965
Valuation allowance		(30,271)		26,926		(3,345)

Net deferred income tax asset (liability)	Ps.	35,891	Ps.	(37,789)	Ps.	(1,898)

(i)	Includes the effect of deferred taxes of the acquisition of Empalme and the PAMSA transaction, which do not impact earnings of the year.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

to the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Income tax expense for the years ended June 30, 2007, 2006 and 2005 differed from the amounts computed by applying the Company’s statutory income tax rate to pre-tax income as a result of the following:

	Years ended June 30,
	2007		2006		2005
Pretax income	Ps.	227,085	Ps.	182,554	Ps.	179,604
Statutory income tax rate		35%		35%		35%
Income tax expense at statutory tax rate on pretax income		79,480		63,894		62,861
Non-deductible expenses		5,888		4,416		(1,930)
Gain on equity investees		(14,009)		(14,580)		(23,522)
Change in valuation allowance		(32,019)		(14,453)		3,005
Inflation adjustment		35,449		17,566		14,365
Others, net		12,750		1,948		(1,572)

Income and MPIT expense	Ps.	87,539	Ps.	58,791	Ps.	53,207

As of June 30, 2007, the Company and its subsidiaries had accumulated tax loss carryforwards of approximately Ps. 14.9 million, which expire at various dates beginning 2007 and ending 2011.

18.	Earnings per share

The following tables set forth the computation of basic and diluted net income per share under Argentine GAAP for all years presented:

	Year ended June 30,
	2007		2006		2005
Numerator:
Net income available to common shareholders	Ps.	107,097	Ps.	96,573	Ps.	103,245
Plus: income impact of assumed conversions:
Interest expense on convertible debt		6,174		11,832		17,856
Foreign currency exchange loss (gain) on convertible debt		38		10,836		(5,250)

Net income available to common shareholders plus assumed conversions	Ps.	113,309	Ps.	119,241	Ps.	115,851

Denominator:
Weighted-average number of shares outstanding	Ps.	444,904	Ps.	379,506	Ps.	280,282
Plus: incremental shares of assumed conversions:
Convertible debt and warrants		113,690		143,130		221,098

Adjusted weighted-average number of shares	Ps.	558,594	Ps.	522,636	Ps.	501,380

Basic and diluted EPS:
Basic EPS	Ps.	0.24	Ps.	0.25	Ps.	0.37
Diluted EPS	Ps.	0.20	Ps.	0.23	Ps.	0.23

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

to the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

19.	Supplementary cash flow information

The following table reconciles the balances included as cash and banks and current investments in the consolidated balance sheets to the total amounts of cash and cash equivalents at the beginning and end of the period shown in the consolidated statements of cash flows:

	As of June 30,
	2007	2006	2005
Cash and banks	218,356	103,018	98,244
Current investments	638,351	130,420	113,690

Total cash and banks and current investments as per balance sheet	856,707	233,438	211,934
Less: Items not considered cash and cash equivalents

- Mutual funds	115,776	54,241	49,638
- Retained interest in transferred credit card receivable	106	184	10,488
- Government bonds	6,620	1,287	4,563
- Retained interest in transferred mortgage receivables	22,104	10,319	558
- Mortgage bonds issued by BHSA	2,073	2,704	3,523
- Other investments	1,505	763	575

Cash and cash equivalents as shown in the consolidated statement of cash flows	708,523	163,940	142,589

20.	Shopping Neuquén S.A.

APSA´s subsidiary, Shopping Neuquén S.A.´s sole asset is a 50,000 square meter undeveloped parcel of land located in Neuquén, Argentina, where APSA intends to develop a commercial project including the construction of a shopping center, a hypermarket, a hotel and residential buildings. In June 2001, Shopping Neuquén requested the Neuquén Municipality the extension of original deadlines for the completion of the project and the authorization to sell to third parties certain parcels of the acquired plot. The Municipal Government of Neuquén had originally rejected the request and had declared that the purchase of the plot was void. Accordingly, in January 2003, Shopping Neuquén requested an injunction measure and submitted all pertinent documents sustaining the reasons underlying the delay of the project. Shopping Neuquén also requested permission to submit a new schedule considering the economic situation of the country after the 2002 crisis. Since this new request had also been rejected by the Municipal Government, Shopping Neuquén filed an action before the Supreme Court of Neuquén seeking to declare all municipal decrees and resolutions against the Company null and void. In December 2004, Shopping Neuquén was served notice by the Supreme Court of Neuquén of the rejection of APSA´s subsidiary action against the Municipal Government. Accordingly, Shopping Neuquén filed a petition seeking the case be brought before the National Supreme Court. This petition has not been resolved yet.

In December 2006, Shopping Neuquén signed an agreement of understanding (the “Agreement”) with the Municipality of Neuquén and the Provincial Government pursuant to which the rescheduling of the project’s deadline as well as the sale of parcels to third parties was authorized and accepted. The Municipal Government of Neuquén enacted the ordinance on January 12, 2007. The Agreement provides for the submission of a new urban project and updated environmental studies within 120 days as from the date of the Agreement. The new project and studies were submitted by Shopping Neuquén on March 28, 2007. The Agreement establishes that Shopping Neuquén should submit all construction plans within a 150-day period after approval of the project plan by the Municipal Government. On May 10, 2007, the Municipal Government requested further explanations and delivered comments and recommendations on the project’s plan. On July 17, 2007, Shopping Neuquén S.A. answered the Municipal Government´s request and is currently waiting for the Municipal Government´s decision over the feasibility of the project. When the construction plans are approved and registered with the Municipal Government, construction has to begin within a 90-day as from the registration date. The first stage of the project should comprise the construction of 21,000 square meter of the shopping center plus 10,000 square meter of the hypermarket, both to be completed within 22 months as from the commencement of construction. Should the Company default on the Agreement’s obligations, the Agreement is declared null and void regardless of any potential actions brought against the Company by the Municipal and Provincial Governments.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

to the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

21.	Llao Llao Resorts

LLao Llao Holdings S.A. (“LLH”) (in liquidation process following the merger with and into the Company), predecessor of Llao Llao Resorts (“LLR”), as operator of the Llao Llao Hotel was sued in 1997 by the National Parks Administration (“NPA”), a governmental entity, seeking collection of US$ 2,870 in Argentine External Debt Bonds (“EDB”) relating to the unpaid balance of the additional sales price. The Court of First Instance sustained the demand. The Company appealed the sentence but it was rejected by the Court of Appeals which demanded the Company to pay NPA an amount of US$ 3,799 including interest, penalties and attorney’s fees. In March 2004, LLH paid NPA $9,156 in cash and Argentine EDBs. In June 2004, NPA rejected the payment alleging that the amount deposited by LLH represented a partial payment and demanded that LLH made a 30-day renewable time deposit of that amount until the total debt was satisfied. The Court requested LLH to make the time deposit until the case is sentenced. Based on the Company’s legal counsel, the Company reserved Ps. 4,561 (based on the difference between the amount paid and the claimed amount). All but one of the plaintiff’s six attorneys filed a motion demanding their fees to paid in US dollars and not in Argentine pesos. The Court sustained the claim and restricted Company’s funds for an amount of Ps. 861. The Company contested vigorously and believes the demand is unjustified and onerous. However, based on the Company’s legal counsel, the Company reserved an additional Ps. 1,021 to cover for potential losses on the case for two out of the six attorneys. The Company settled the claim with other three out of the six attorneys and agreed to pay each of them US$ 68 in installments until February 2008. The sixth attorney, who had not appealed the pesification of her fees, filed a motion claiming payment for US$ 95. The Company believes this claim is unjustified based on the sentence dictating the pesification of the fees. The case is still pending resolution. Based on the opinion of the Company’s legal counsel, the Company reserved Ps. 155.

22.	Investment in Banco Hipotecario S.A.

To help prevent widespread insolvencies, the Argentine government pledged to provide offsetting compensation to banks. The general principles of the compensation scheme were to: (1) maintain the peso value of each bank’s net worth, and (2) leave the banks hedged in terms of currency. To that end, the Argentine government issued two types of bonds to banks. BHSA filed a presentation to seek compensation in the amounts of US$ 360,811 in BODEN 2012 compensation bonds and US$ 832,827 in BODEN 2012 coverage bonds. In September 2002 and October 2005, the BCRA credited US$ 344,050 and US$ 16,761 in BODEN 2012 compensation bonds, respectively, as compensation. BODEN 2012 compensation bonds are US-dollar denominated bonds that the BCRA offered to affected banks at a discounted price of Ps. 1.40 plus CER indexation to US$ 1.00, to compensate for the consequences of creating a mismatch between a bank’s dollar and peso position as a result of the pesification. In September 2005, the subscription process for BODEN 2012 coverage bonds commenced. As of June 30, 2007, the subscription amounts to US$ 773,531.

In addition, in July 2007 the Bank requested an advance of Ps. 83,012 (through Dossier 27.551/07) to purchase US$ 59,294 in “National Government Bonds in US Dollars Libor Due 2012” (“BODEN 2012”) pursuant to the provisions of Section 29, subsections f) and g) of Decree No. 905/02 of the Executive Branch and regulations.

In order to guarantee the advance to be received, the Bank submitted as collateral a) Secured Bonds (BOGAR) for a face value of Ps. 83,012 and b) Mortgage Securities granted customers of the non-financial private sectors, in Situation 1, equivalent to Ps. 26,163.

As of June 30, 2007, BHSA has an aggregate asset receivable position with the non-financial public sector amounting to Ps. 3,234,211. On the other hand, liabilities from BCRA amount to Ps. 180,590, representing advances to subscribe BODEN 2012 bonds. The net exposure to the public sector (without considering liquid assets in BCRA accounts) amounts to Ps. 3,053,621 and Ps. 3,712,157 as of June 30, 2007 and 2006, respectively. BHSA intends to use a portion of the assets receivable with the public sector towards the subscription of BODEN 2012 coverage bonds.

Effective January 1, 2006, Communiqué “A” 3911 establishes that the exposure to the public sector cannot be higher than 40% of the total assets measured as of the last day of the previous month. On July 9, 2006, Communiqué

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

to the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

“A” 4546 established that such limit be reduced to 35% effective July 1, 2007. BHSA´s exposure to the public sector principally arises from the government’s compensation for the asymmetric pesification. BHSA´s exposure was 31% and 41% as of June 30, 2007 and 2006, respectively.

23.	Hoteles Argentinos mortgage loan

On January 5, 2001, the Extraordinary Shareholders Meeting of Hoteles Argentinos (HASA), subsidiary of the Company, entered into a long-term mortgage loan (the “Mortgage Loan”) with Bank Boston N.A. for US$ 12,000, the proceeds of which were used to refinance existing debt. The loan was payable in 19 quarterly installments of US$ 300 each and a final payment of US$ 6,300 at maturity in January 2006. Following the crisis in Argentina, HASA defaulted on the loan after January 26, 2002. In March 2004, Bank Boston N.A. notified HASA of the loan assignment in favor of Marathon Master Fund Ltd. (“MMF”). In December 2004, the Company repurchased the loan from MMF and subsequently, in March 2005, sold the loan to Credit Suisse International (CSI). In April 2006, HASA and CSI entered into an agreement to revise the terms of the Mortgage Loan (the “Revised Mortgage Loan”). Under the Revised Mortgage Loan, HASA paid US$ 2,000 as a partial payment. The remaining principal balance is payable as follows: US$ 213 on March 15, 2008; US$ 225 on September 15, 2008; US$ 239 on March 15, 2009; US$ 253 on September 15, 2009 and US$ 5,070 on March 15, 2010. Interest was payable at a fixed rate of 12.07% per annum for the period March 15, 2006 through September 15, 2006. As from September 15, 2006, interest is payable semi-annually in arrears at a rate of six-month LIBO plus 7%. As part of the restructuring of the debt, a deed was signed between the Company and HASA’s creditor, CSI, for the 80% of the value of the reorganized debt where the Company guarantees the fulfillment of HASA’s debt. As a reward for the guarantee, the Company charges an interest at 6-month LIBOR plus 450 basis points.

24.	Damages in Alto Avellaneda

On March 5, 2006, one of the shopping centers of APSA, Alto Avellaneda Shopping Mall was affected by a fire caused by an electrical failure in one of the stores. The fire produced no injuries to persons, or casualties, but caused significant damages to the property. The total area damaged by the fire represented 36 stores or 15.7% of the square meters built. The area was reopened for normal business between June and August 2006. APSA carries insurance coverage which covers fire damage. Days after June 30, 2007 part of the liquidation process related with the reconstruction work has been finished. The final indemnification amount obtained for this item amounts to Ps. 6.8 million. As of the issuance date of the financial statements, the final liquidation process is pending because of other items in the policies mentioned above, and the amount of Ps. 0.3 million has been collected as early payment.

25.	Compensation plan for executive management

During fiscal year 2007, the Company’s subsidiary APSA has developed a special compensation plan for its key managers (the “Plan”) by means of contributions to be made by the employees and by APSA.

Such Plan is directed to key managers and aims to retain them by increasing their total compensation package, granted to those who have met certain conditions. Participation and contributions under the Plan are voluntary. Once the invitation to participate has been accepted by the employee (the “Participant”), he/she is required to make two kinds of contributions: monthly contributions (salary based) and extraordinary contribution (annual bonus based). The suggested contribution to be made by Participants is up to 2.5% of their monthly salary and up to 15% of their annual bonus.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

to the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

This Plan is intended to improve the compensation benefits of the key management employees who are encouraged to increase his/her compensation package by getting an extraordinary reward at the end of the Plan for those who have met certain conditions mentioned below.

APSA´s contribution will be 200% of the employees´ monthly contributions and 300% of the extraordinary employees’ contributions.

The funds arising out of the Participants’ contributions are transferred to a special independent vehicle created and located in Argentina as an Investment Fund approved by the National Securities Commission (CNV). Such funds (including the rents derived thereof) are freely redeemable upon request of the participants.

Funds arising out of contributions made by APSA under the Plan are transferred to another separate and independent vehicle (e.g., a trust fund).

Participants or their assigns, as the case may by, will have access to 100% of the benefits of the Plan (that is, APSA’s contributions made on their behalf to the specially created vehicle) under the following circumstances:

(i)	ordinary retirement in accordance with applicable labor regulations;

(ii)	total or permanent incapacity or disability;

(iii)	death.

In case of resignation or termination without good cause, the manager will get the amounts arising out of APSA’s contribution only if he or she has participated in the Plan for at least 5 years.

As of June 30, 2007 APSA’s contributions amounted to Ps. 0.9 million.

26.	Financing and occupation agreement with NAI Internacional II, INC.

As discussed in Note 2.f., the Company acquired Empalme in December 2006. Prior to the Company’s acquisition, back in August 1996, Empalme had entered into a Financing and Occupancy Agreement with NAI INTERNACIONAL II, INC. (“NAI”) (the “NAI Agreement”) pursuant to which NAI financed the construction of a movie theatre complex and a portion of parking facilities in the Cordoba Shopping for up to US$ 8.2 million. The financing accrued interest at LIBOR plus 1.5%. As part of the NAI Agreement, NAI had the right to occupy a portion of the building for a period of 10 years as from the commencement of NAI operations in October 1997, renewable for four additional periods of 5 years each. Interest payments under the NAI Agreement were to be offset against the lease payments to be received from NAI. The NAI Agreement originally established that in the event that any outstanding loans balance remained unpaid after the total lease period (together with renewals and extensions), the NAI Agreement would be further extended for the lower of a 10-year period or the period necessary to settle the loan. Any unpaid outstanding balance after that extension was to be forgiven by NAI. In July 2002, following the Argentine crisis, the NAI Agreement was amended to, among other matters, (i) pesify the payments, (ii) establish a CER-adjustment indexing clause, and (iii) impose restrictions to Empalme and/or third parties on the use of the space occupied by NAI.

27.	Subsequent events

Call option exercised

During August 2007, the Company exercised a call option for the acquisition of the 75% of the capital stock and votes of a company primarily dedicated to the development of a cultural and recreational property in the Palermo neighborhood in the City of Buenos Aires.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements

to the years ended June 30, 2007, 2006 and 2005—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Said option is subject to the accomplishment of certain basic conditions as the approvement of the project by the respective authorities and the acquisition transaction by the Argentine Antitrust Authority, among others, which are pending as of the date of issuance of these financial statements.

The call option price was set in the amount of US$ 0.6 million, which was fully offset as of the date of issuance of these financial statements. Should the conditions above-mentioned timely and properly complied with, the Company will make a total investment of US$ 24.4 million to be performed not before than year 2008.

Acquisition of BankBoston Tower

On August 27, 2007, the Company acquired from an unrelated party the 50% of 31,635 square meter of leasable area office building known as “BankBoston Tower” for an aggregate purchase price of US$ 54.000. The transaction was fully paid in cash. The Company is in the process of determining the purchase price allocation.

Agreement with Cyrela Brazil Realty S.A.

On August 14, 2007, the Company signed an agreement with Cyrela Brazil Realty S.A. Emprendimentos y Participacoes (“CYRELA”) under which CYRSA S.A., which will operate under the IRSA- CYRELA brandname, will develop residential projects in Argentina.

Both the Company and CYRELA are publicly traded companies and market leaders in each of their home countries. The companies and their shareholders have built a close and lengthy commercial relationship given past developments they have jointly been involved in such as Brazil Realty S.A. and BrasilAgro, both of them in Brazil. In this new partnership they both bring together their track records and expertise to position CYRSA S.A. as a solid, reliable player in the real estate market.

CYRSA S.A. will develop real estate projects targeted to diverse market segments, comprising high construction quality and a new concept of central infrastructure and amenities that will allow its customers to enjoy a new lifestyle, based on safety, comfort and service. At this stage, CYRSA S.A. will start up its operations with an initial investment of US$ 60 million contributed by both partners on an equal basis.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

28.	Differences between Argentine GAAP and US GAAP

The Company’s consolidated financial statements have been prepared in accordance with Argentine GAAP and the regulations of the CNV, which differ in certain significant respects from US GAAP. Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP and the Regulation S-X of the SEC.

As discussed in Notes 2.c, in order to comply with regulations of the CNV, the Company discontinued inflation accounting as from February 28, 2003. The application of the CNV regulations represented a departure from Argentine GAAP. However, such departure had not had a material effect on the accompanying consolidated financial statements.

In addition, in accordance with the CNV regulations, deferred income taxes have been accounted for on an undiscounted basis. The CNV resolution represented a departure from Argentine GAAP. Such departure did not have a significant impact on these consolidated financial statements. However, as further discussed in Note 2.e. below, the CPCECABA issued revised accounting standards. One of these standards requires companies to account for deferred income taxes on an undiscounted basis, thus aligning the accounting to that of the CNV. Since the CNV adopted the CPCECABA standards effective for fiscal years beginning January 1, 2006, there is no longer a difference on this subject between Argentine GAAP and the CNV regulations.

I.	Differences in measurement methods

The following reconciliation to US GAAP does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation through February 28, 2003, because the application of this standard represents a comprehensive measure of the effects of price level changes in the Argentine economy.

The principal differences, other than inflation accounting, between Argentine GAAP and US GAAP are described below, together with an explanation, where appropriate, of the method used in the determination of the necessary adjustments.

Reconciliation of net income:

	Year ended June 30,
	2007		2006		2005
Net income under Argentine GAAP	Ps.	107,097	Ps.	96,573	Ps.	103,245
US GAAP adjustments:
Impact of US GAAP adjustments on equity investees (Note 28.I.(a))		4,229		23,753		71,796
Accounting for marketable securities (Note 28.I.(b))		(49,105)		(6,262)		(15,372)
Depreciation of fixed assets (Note 28.I.(c))		541		(1,210)		417
Pre-operating and organization expenses (Note 28.I.(d))		694		1,120		(3,362)
Depreciation and amortization expense (Notes 28.I.(e) and (g))		6,477		2,715		3,290
Securitization accounting (Note 28.I.(f))		2,101		(6,739)		4,168
Present-value accounting (Note 28.I.(h))		(87)		(333)		(345)
Reversal of previously recognized impairment losses (Note 28.I.(i))		1,905		(7,431)		(23,939)
Accounting for convertible notes (Note 28.I.(j))		(2,047)		(6,758)		(8,521)
Reversal of gain recognized on troubled debt restructuring (Note 28.I.(k))		3,756		3,081		4,436
Accounting for real estate barter transactions (Note 28.I.(l))		—		(44,172)		(14,985)
Reversal of the result from valuation of inventories at net realizable value (Note 28.I.(m))		631		(3,705)		(18,087)
Reversal of capitalized exchange difference (Note 28.I.(w))		(432)		—		—
Revenue recognition—real estate (Note 28.I.(x.1))		(1,522)		—		—

Carry forward	Ps.	74,238	Ps.	50,632	Ps.	102,741

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Reconciliation of net income:

	Year ended June 30,
	2007		2006		2005
Brought forward	Ps.	74,238	Ps.	50,632	Ps.	102,741
Amortization of fees related to APSA Senior Notes (Note 28.I.(o))		—		—		402
Software developed or obtained for internal use (Note 28.I.(p))		5		(101)		(49)
Accounting for increasing rate debt (Note 28.I.(q))		203		(9)		(194)
Debtor’s accounting for a modification of convertible debt instruments (Note 28.I.(t))		(161)		(18)		—
Deferred revenues—insurance & fees (Note 28.I.(v) and (y))		(5,330)		(8,219)		—
Revenue recognition—deferred commissions (Note 28.I.(x.3))		(2,132)		—		—
Revenue recognition—scheduled rent increases (Note 28.I.(x.2))		4,554		—		—
Deferred income tax (Note 28.I.(r))		48,486		40,068		18,460
Minority interest (Note 28.I.(s))		(16,641)		7,593		8,038

Net income under US GAAP		Ps.103,222	Ps.	89,946	Ps.	129,398

Earnings per share under US GAAP (Note 28.II.(i):
Basic net income per common share	Ps.	0.23	Ps.	0.24	Ps.	0.46
Diluted net income per common share	Ps.	0.20	Ps.	0.23	Ps.	0.31

Reconciliation of shareholders' equity:

	As of June 30,
	2007	2006
Total shareholders' equity under Argentine GAAP	Ps.1,646,714	Ps.	1,485,766
US GAAP adjustments:
Impact of US GAAP adjustments on equity investees (Note 28.I.(a))	(31,712)		(52,227)
Depreciation of fixed assets (Note 28.I.(c))	(9,691)		(10,232)
Pre-operating and organization expenses (Note 28.I.(d))	(3,309)		(4,003)
Mortgage payable with no stated interest rate (Note 28.I.(e))	(2,029)		(2,029)
Differences in basis related to purchase accounting (Note 28.I.(g.1))	48,197		48,197
Depreciation and amortization expense (Note 28.I.(e) and (g))	17,331		10,854
Securitization accounting (Note 28.I.(f))	3,361		672
Present-value accounting (Note 28.I.(h))	640		727
Reversal of previously recognized impairment losses (Note 28.I.(i))	(117,235)		(119,140)
Accounting for convertible notes (Note 28.I.(j))	466		2,513
Reversal of gain recognized on troubled debt restructuring (Note 28.I.(k))	(6,908)		(10,664)
Accounting for real estate barter transactions (Note 28.I.(l))	(59,838)		(59,838)
Reversal of the result from valuation of inventories at net realizable value (Note 28.I.(m))	(21,161)		(21,792)
Appraisal revaluation of fixed assets (Note 28.I.(n))	(3,953)		(3,953)
Reversal of capitalized exchange difference (Note 28.I.(w))	(432)		—
Revenue recognition—real estate (Note 28.I.(x.1))	(1,522)		—
Software obtained for internal use (Note 28.I.(p))	(174)		(179)
Accounting for increasing rate debt (Note 28.I.(q))	—		(203)
Debtor’s accounting for a modification of convertible debt instruments (Note 28.I.(t))	930		1,091
Deferred revenues—insurance & fees (Note 28.I.(v) and (y))	(13,549)		(8,219)

Carry foward	Ps.1,446,126	Ps.	1,257,341

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Brought forward	Ps.	1,446,126	Ps.	1,257,341
Cumulative effect of initial application of SAB 108 (Note 28.I.(y))		(3,755)		—
Revenue recognition—Deferred commissions (Note 28.I.(x.3))		(2,132)		—
Revenue recognition—Scheduled rent increases (Note 28.I.(x.2))		4,554		—
Deferred income tax (Note 28.I.(r))		(162,487)		(193,581)
Minority interest (Note 28.I.(s))		76,433		94,604

Shareholders' equity under US GAAP	Ps.	1,358,739	Ps.	1,158,364

Description of changes in shareholders' equity under US GAAP:

	For the year ended June 30,
	2007		2006
Shareholders' equity under US GAAP at the beginning of the year	Ps.	1,158,364	Ps.	921,716
Cumulative effect of the initial application of SAB No. 108 (Note 28.I.(y))		(3,755)
Issuance of common stock upon conversion of debt and exercise of warrants		29,521		78,181
Additional paid-in-capital common stock		22,951		47,580
Additional paid-in-capital warrants		1,379		12,312
Unrealized gain on available-for-sale securities		30,945		4,042
Unrealized loss on retained interest in securitization programs		(174)		1,043
Unrealized gain on available-for-sale securities on equity investees		16,286		3,544
Net income under US GAAP		103,222		89,946

Shareholders' equity under US GAAP at the end of the year	Ps.	1,358,739	Ps.	1,158,364

(a)	Impact of US GAAP adjustments on equity investees

Under Argentine GAAP, investments in companies in which the Company exercises significant influence, but not control, are accounted for under the equity method. Under the equity method, the investment is recorded at original cost and periodically increased (decreased) by the investor's proportionate share of earnings (losses) of the investee and decreased by all dividends received from the investor by the investee. The Company applies its percentage ownership interest to the financial statements of its equity method investments prepared under Argentine GAAP. For purposes of this reconciliation, the Company has assessed the impact of US GAAP adjustments on the Argentine GAAP financial statements of its equity investees. For the year ended June 30, 2007, the equity investees of the Company are BHSA, BACSA and Puerto Retiro. The fiscal year 2006 and 2005 also includes E-commerce Latina. Accordingly, the Company recognized a net gain of Ps. 4.2 million, Ps. 23.8 million and Ps. 71.8 million for the years ended June 30, 2007, 2006 and 2005, respectively.

(b)	Accounting for marketable securities

Under Argentine GAAP, the Company’s investments in mutual funds, government and mortgage bonds are carried at market value, with unrealized gains and losses included in the statement of income.

Under US GAAP, the Company has classified these investments as available-for-sale and carried them at market value with unrealized gains and losses, if any, included in stockholders’ equity in accordance with Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). The Company's investments are considered available for sale as these securities could potentially be sold in response to needs for liquidity, changes in the availability of and the yield on alternative instruments or changes in funding sources or terms.

During the years ended June 30, 2007, 2006 and 2005, proceeds from the sale of available-for-sale securities were Ps. 1,307.7 million, Ps. 316.3 million and Ps. 284.6 million, respectively. Gross realized gain was Ps. 8.8 million, Ps. 6.7 million and Ps. 0.3 million for the years ended June 30, 2007, 2006 and 2005, respectively.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

The Company’s available-for-sale investments consist of the following:

	Cost		Fair Value		Gross unrealized Gain (loss)
June 30, 2005
Mutual funds	Ps.	40,896	Ps.	41,058	Ps.	162
Dolphin Fund		27,883		46,886		19,003
Mortgage bonds		3,418		3,523		105
Government bonds		4,310		4,563		253

	Ps.	76,507	Ps.	96,030	Ps.	19,523

June 30, 2006
Mutual funds	Ps.	54,601	Ps.	58,267	Ps.	3,666
Dolphin Fund		27,882		49,976		22,094
Mortgage bonds		2,712		2,704		(8)
Government bonds		1,254		1,287		33

	Ps.	86,449	Ps.	112,234	Ps.	25,785

June 30, 2007
Mutual funds	Ps.	496,440	Ps.	502,212	Ps.	5,772
Dolphin Fund		27,882		96,687		68,805
Mortgage bonds		2,069		2,073		4
Government bonds		6,311		6,620		309

	Ps.	532,702	Ps.	607,592	Ps.	74,890

(c)	Depreciation of fixed assets

Prior to 2007, certain office and apartment buildings of the Company were being depreciated over a useful life of 50 years under Argentine GAAP. For US GAAP purposes, these buildings were being depreciated over a useful life of 40 years. Accordingly, the US GAAP adjustment reflected higher depreciation charges for US GAAP purposes. As a result of this adjustment, the net book value of these assets for US GAAP purposes differs from the book value for Argentine GAAP purposes. As discussed in Note 3.e, in the year ended June 30, 2007, independent appraisers reassessed the appropriateness of the useful lives of the Company’s office buildings and other properties. As a result of the work, the remaining useful lives of certain of these properties were reduced and no difference exists in the remaining useful life of these assets between Argentine GAAP and US GAAP . However, due to the different cost base of fixed assets for Argentine GAAP and US GAAP purposes, a US GAAP reconciling item for depreciation still exists.

(d)	Pre-operating and organization expenses

Under Argentine GAAP, the Company capitalizes certain costs related to pre-operating activities of the Company’s shopping centers and expenses incurred in the organization of subsidiaries. These expenses are generally amortized on a straight-line basis over periods ranging from 3 to 5 years commencing upon the opening of the shopping center and/or launching of a project. Under US GAAP, these expenses are charged to expense as incurred.

(e)	Mortgage payable with no stated interest rate

In 1991, the Company obtained a non-interest bearing mortgage with a face value of US$ 3.3 million to acquire a property (Suipacha 652/64). Under Argentine GAAP, the Company did not make any fair value adjustment for this non-interest bearing mortgage. Under US GAAP however, and in accordance with Accounting Principles Board (“APB”) Opinion No. 21, “Interest on Receivables and Payables”, the non-interest bearing mortgage held by the Company was recorded at the estimated market value of the note. The Company used an interest rate of 12%, which approximated its weighted-average borrowing rate, in determining the present value of this debt. This mortgage was fully repaid in November 1996. As a result, the carrying value of the acquired property was decreased by Ps. 2.0 million. This adjustment gives rise to differences in depreciation expense.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

(f)	Securitization accounting

As discussed in Notes 15 and 16, the Company directly or through subsidiaries enters into two-year revolving-period securitization programs, through which the Company and Tarshop, a majority-owned subsidiary of the Company transferres a portion of its mortgage receivables and credit card receivables to the trusts in exchange for cash and retained interests in the trusts (CPs). Part of the proceeds is retained by the trustee and maintained as a cash reserve to serve as collateral for the payment of amounts due on the TDFs. Cash reserves flow back to the Company on a monthly basis according to a schedule until all TDFs are fully paid.

Under Argentine GAAP, the Company recognizes a gain or loss on the sale of receivables when the carrying value of transferred receivables differs from the amount of cash and CPs received. Results recognized on the sale of receivables are reported as a component of “Net income from retained interest in securitized receivables” in the accompanying statements of income. Cash reserves are stated at cost and are classified as “receivables from trust guarantee funds” within the caption “Other receivables and prepaid expenses” in the accompanying consolidated balance sheets. CPs are carried at their equity value based on financial statements issued by the trusts and are classified as investments in the accompanying consolidated balance sheets. Certain expenses associated with the securitization of receivables are capitalized and amortized over the term of the agreements.

Under US GAAP, the Company adopted Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (”SFAS No. 140”). SFAS No. 140 was issued in September 2000 and replaced, in its entirety, SFAS No. 125. The Company was required to adopt the provisions of SFAS No. 140 prospectively for transactions beginning after March 31, 2001. Although SFAS No. 140 has changed many of the rules regarding securitizations under SFAS No. 125, it continues to require an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered. The proceeds of securitized financial assets are allocated to the assets sold, the servicing asset or liability and retained interest, based on their estimated fair values at the transfer date in determining the gain on the securitization transaction. SFAS No. 140 and SFAS No. 125 also require an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service financial assets that have been securitized and amortize it over the period of estimated net servicing income or loss. The Company has not recognized any servicing asset or liability since the estimated fair value of the servicing right was de minimus. In determining the estimated fair value, the Company considered the fees received as compensation for its servicing responsibilities (i.e. the fees received as compensation for the services rendered are similar to those that would be paid to a substitute servicer, should one be required, according to estimated market values).

The retained interests in mortgage and credit card receivables are treated as debt securities classified as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115 (“SFAS No. 115”), “Accounting for Certain Investments in Debt and Equity Securities” and are carried at fair value. At the time of securitization, the retained interest is initially recorded at the basis allocated in accordance with SFAS No. 140. This original cost basis is periodically adjusted to fair value, which is based on the discounted anticipated future cash flows on a “cash out” basis. The cash out method projects cash collections to be received only after all amounts owed to investors have been paid. Adjustments to fair value (net of related deferred income taxes) are recorded as a component of other comprehensive income. SFAS No. 115 also states that for individual securities classified as available-for-sale an enterprise shall determine whether a decline in fair value below the amortized cost basis is other than temporary. In such event, accumulated unrealized losses included in other comprehensive income shall be reclassified into the statement of income. Cash reserves are considered retained interests and as such they are considered in calculating the gain or loss on the sale of receivables under US GAAP.

Provided below is an analysis of the securitization accounting adjustments, including a description of each significant component, where appropriate.

—The shareholders’ equity adjustments represent the difference in the valuation of the Company’s retained interests in the trusts related to securitization programs that qualified for sale treatment under US GAAP. Under Argentine GAAP, retained interests in the trusts are carried at their equity value. Under US GAAP those retained interests are considered available-for-sale securities in accordance with SFAS 115 and, as a result, are carried at their estimated fair market value. The US GAAP adjustments affecting shareholders’ equity at June 30, 2007 and 2006 are as follows:

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

	2007		2006
Equity value as reported under Argentine GAAP	Ps.	74,145	Ps.	49,539
Less: retained interests related to securitization programs that did not qualify as a sale under US GAAP		(14,379)		(20,010)
Equity value reported under Argentine GAAP of retained interests related to securitization programs that qualified as a sale under US GAAP	Ps.	59,766	Ps.	29,529
Estimated fair market value of retained interests related to securitization programs that qualified as a sale under US GAAP		63,127		30,201

US GAAP adjustment	Ps.	3,361	Ps.	672

—The US GAAP adjustments affecting net income as reported under Argentine GAAP for the years ended June 30, 2007, 2006 and 2005 are as follows:

	2007		2006		2005
Reversal of results recognized under Argentine GAAP(1)	Ps.	3,394	Ps.	1,150	Ps.	2,654
Recognition of results under US GAAP(2)		(1,294)		(7,889)		1,514

US GAAP adjustment	Ps.	2,100	Ps.	(6,739)	Ps.	4,168

(1)	Includes the reversal of results reported in “Net income from retained interest in securitized receivables” in the Company’s consolidated statements of income as well as the reversal of inflation accounting results reported within “Financial results, net” in the Company’s consolidated statements of income.
(2)	Primarily includes the gain or loss recorded on the sale of receivables plus unrealized losses on retained interests considered other-than-temporary.

Regarding receivables transferred in connection with the Company’s securitization programs that qualified for sale treatment under US GAAP, neither the Company nor the trustee have responsibility over any shortfall or failure in collecting the receivables which are the source of cash payment for the TDF holders. Furthermore, the agreements relating to the securitization stipulate that the rights of the beneficiaries (TDF holders) will not be affected by any financial or liquidity failure of either the trustee or the Company. The agreements also state that the transfer qualifies as a non-recourse transfer of receivables since if receivables are not collected in full, neither the trustee nor the Company is obligated to use its own cash flows to cover any potential shortfall or collection failure.

The following summarizes the changes in the balance of the Company's retained interest under US GAAP for the years ended June 30, 2007, 2006 and 2005:

	Cost		Estimated unrealized (loss) gain (i)		Fair value
Balance at June 30, 2004	Ps.	12,554	Ps.	3,978	Ps.	16,532
Retained interest in portfolios sold		12,909		—		12,909
Liquidation of retained interest		(1,977)		—		(1,977)
Unrealized loss		—		(376)		(376)

Balance at June 30, 2005	Ps.	23,486	Ps.	3,602	Ps.	27,088
Retained interest in portfolios sold		10,833		—		10,833
Liquidation of retained interest		(11,999)		—		(11,999)
Unrealized loss		—		4,279		4,279

Balance at June 30, 2006	Ps.	22,320	Ps.	7,881	Ps.	30,201
Retained interest in portfolios sold		39,062		—		39,062
Liquidation of retained interest		(6,725)		—		(6,725)
Unrealized gain		—		589		589

Balance at June 30, 2007	Ps.	54,657	Ps.	8,470	Ps.	63,127

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

(i) Unrealized gains for the years ended June 30, 2004, 2005, 2006 and 2007 were included as a component of “Accumulated Other Comprehensive Income” in shareholders’ equity.

The key economic assumptions used in measuring the fair value of retained interests at the time of and subsequent to a securitization are the estimated cash flows and the discount rate. The estimated cash flows have been discounted at rates that include charges for losses. The following represents the sensitivity of the current fair value of retained interest in securitizations at June 30, 2007 to changes to key assumptions:

	Impact on fair value of a
	5% interest rate increase		10% interest rate increase
Discount rate	Ps.	(980)	Ps.	(1,898)

The above sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

The Company's managed credit card receivables consist of retained interests in mortgage and credit card receivable securitizations and investor's share of securitizations sold to unrelated parties without recourse. The Company records its retained interests in mortgage and credit card receivables securitizations on the consolidated balance sheet.

(g)	Purchase accounting

(g.1)	Differences in basis relating to purchase accounting

The reconciling item of Ps. 48.2 million relates to various adjustments related to purchase accounting for business combinations which occurred prior to 2001. These adjustments resulted in a difference between the amount of goodwill recorded under Argentine GAAP and US GAAP.

In addition, as discussed in Note 3.c.(ii) a), under Argentine GAAP, the Company followed the guidance in RT No. 18 in accounting for the acquisition of Empalme S.A.I.C.F.A. y G., the remaining 33% interest in Palermo Invest, and the acquisition of two buildings, Bouchard and Dock del Plata. The purchase price was allocated based on the fair value of each component. A portion of the purchase price was allocated to tangible assets considering the value of the property as if it were vacant. In addition, a portion of the purchase price was allocated to below-market leases and in-place leases. No customer relationships were identified as part of the in-place leases. The sum of the individual fair values of the identifiable tangible and intangible assets exceeded the purchase price paid. Under Argentine GAAP, the amount of negative goodwill was fully allocated to reduce the value of intangible assets acquired to zero. The remaining amount of negative goodwill is amortized under the straight-line method over the remaining weighted average useful life at the main tangible assets acquired. Under US GAAP, upon acquisitions of real estate, the Company also assesses the fair value of acquired assets (including land, buildings and improvements, and identified intangibles such as above and below market leases and acquired in-place leases and customer relationships) and acquired liabilities in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, and allocates purchase price based on these assessments. There is no difference between US GAAP and Argentine GAAP in the purchase price allocation process. However, under US GAAP, when negative goodwill exists, eligible assets (tangible and intangible) are subject to pro rata reduction. Accordingly, under US GAAP, a liability for below-market leases and intangible assets for in-place leases amounting to Ps. 28.6 million and Ps. 23.0 million, respectively, were recognized. The fair value of below market leases is recorded as deferred income and amortized as additional lease revenue over the remaining contractual lease period and any renewal option periods included in the valuation analysis. Intangible assets associated with at-market in-place leases are amortized as additional expense over the remaining contractual lease term. There is no USGAAP adjustment to equity for this item. The US GAAP adjustment to net income as described in note 28.I.(g.2) represents the net effect of (i) reversing the amortization of the negative goodwill recorded under Argentine GAAP; (ii) lower depreciation charges on fixed assets under US GAAP, (iii) amortization charges for intangible assets recognized under US GAAP and (iv) amortization of below-market leases.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Also, in 2006 APSA acquired an additional 2.7% in ERSA. Under Argentine GAAP, the unallocated portion of negative goodwill is amortized over the average remaining useful lives of tangible assets acquired, mainly the shopping center property. Under US GAAP, a pro rata reduction was performed following the guidance in SFAS No. 141. This reduction resulted in lower depreciation charges under US GAAP. Since the amortization of negative goodwill under Argentine GAAP equals the lower depreciation charge of the assets acquired under US GAAP (after pro rata reduction), there is no effect in the US GAAP reconciliation.

(g.2)	Purchase accounting—Amortization and depreciation expense

This reconciling item includes adjustments related to purchase accounting for business combinations which occurred prior to 2005. These adjustments resulted in a difference between the amount of goodwill recorded under Argentine GAAP and US GAAP. Therefore, the differences in the carrying amount of negative goodwill give rise to differences in depreciation expense. The differences in the carrying amount of goodwill between Argentine GAAP and US GAAP of Ps. 48.2 million gave rise to differences in amortization expense until June 30, 2002. Annual amortization expense recorded in this connection totaled Ps. 5.4 million. Effective July 1, 2002, the Company adopted SFAS No. 142 and, as such, discontinued amortization of goodwill as from that date. Consequently, amortization expense recorded under Argentine GAAP was reversed under US GAAP in the amount of Ps. 5.4 million for all of the years presented.

In addition, the differences in the carrying amount of fixed assets, intangible assets and liabilities (below-market leases) acquired between Argentine GAAP and US GAAP and the reversing of the amortization of the negative goodwill recorded under Argentine GAAP as described above gave rise (i) amortization charges for intangible assets recognized under US GAAP, (ii) higher amortization of deferred revenues (below-market leases), (iii) lower (higher) depreciation charges on fixed assets and (iv) reversing the amortization of the negative goodwill recorded under Argentine GAAP, amounting to a net lower effect of Ps. 1.1 million, Ps. (2.7) million and Ps. (2.1) million during fiscal years 2007, 2006 and 2005, respectively.

(h)	Present-value accounting

As indicated in Note 3.i, under Argentine GAAP, certain other tax receivables and liabilities are measured at present-values as of year-end. Under US GAAP, present valuing or discounting of these assets and liabilities is precluded.

(i)	Reversal of previously recognized impairment losses

As a result of increases in the fair market value of property, equipment and inventories, undeveloped parcels of land and as required by Argentine GAAP, during 2005, 2006 and 2007 the Company partially reversed impairment losses recognized in 2002 and 2003. Amounts reversed in 2007, 2006 and 2005 amounted to Ps. 2.6 million, Ps. 13 million and Ps. 28.0 million, respectively, given rise to higher depreciation charges under Argentine GAAP. Under US GAAP, reversal of a previously recognized impairment loss is prohibited. When an impairment loss is recognized, the adjusted carrying amount of the asset becomes the new cost basis, which is depreciated over the remaining useful life of the asset. Depreciation expense and sales of properties reversed under US GAAP for the years ended June 30, 2007, 2006 and 2005 amounted to Ps. 4.4 million, Ps. 5.6 million and Ps. 4.1 million, respectively, and are shown netted against the reversal impairment losses under Argentine GAAP.

(j)	Accounting for convertible notes

As discussed in Note 10, in November 2002, the Company issued US$ 100 million of IRSA Convertible Notes with non-detachable warrants to acquire additional shares of common stock. In accordance with the agreement, the IRSA Convertible Notes are convertible, at any time, at the option of the holder, into a fixed number of common shares. Once converted, the holder has the right to acquire an additional equal number of shares at the exercise price of the warrant. Under Argentine GAAP purposes, no proceeds were allocated to the conversion feature and non-detachable warrants.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Under US GAAP, the Company applied EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” (EITF No. 00-27), which address how a beneficial conversion amount should be measured when an entity issues a convertible instrument that, if converted, will result in the holder receiving common stock and other equity instruments of the issuer, such as warrants to acquire common stock of the issuer. In EITF No. 00-27, the Task Force reached a tentative conclusion that the intrinsic value of the conversion option should be computed based on a comparison of (a) the proceeds of the convertible instrument allocated to the common stock portion of the conversion option and (b) the fair value at the commitment date of the common stock to be received by the holder upon conversion. The excess of (b) over (a) is the intrinsic value of the embedded conversion option that should be recognized by the issuer at the issuance date for the convertible instrument. In EITF No. 00-27 the Task Force also reached a consensus that the Issue 98-5 model should be modified for convertible instruments that have a stated redemption date to require a discount resulting from recording a beneficial conversion option to be accreted from the date of issuance to the stated redemption date of the convertible instrument, regardless of when the earliest conversion date occurs. EITF 00-27 also states that the entire unamortized discount, if any, remaining at the date of conversion should be immediately recognized as interest expense.

As a result of applying EITF 00-27, under US GAAP the Company allocated Ps. 36,191 of the proceeds received, representing the intrinsic value of the embedded beneficial conversion feature at the commitment date, to additional paid-in capital (Ps. 23,524 net of income tax). The resulting debt discount is being recognized as expense over the term of the Convertible Notes. Upon conversion, warrants are recognized as additional paid-in capital and any unamortized discount is immediately recognized as interest expense. Total discount amortization recognized during the years ended June 30, 2007, 2006 and 2005 totaled Ps. 2,039, Ps. 7,338 and Ps. 8,183, respectively (included accelerated amortization recognized as a result of conversions made during those years). As IRSA Convertible Notes are denominated in U.S. Dollars, the US GAAP adjustment also includes the elimination of exchange rate differences between the Argentine peso and the U.S. Dollar related to the debt discount. Foreign exchange gain (losses) gains reversed under US GAAP totaled Ps. 8, Ps. (580) and Ps. 338 during the years ended June 30, 2007, 2006 and 2005, respectively.

During the years ended June 30, 2007, 2006, 2005 and 2004 certain holders of IRSA Convertible Notes for a total amount of US$ 81.1 million, exercised its conversion rights and, as a result, the Company issued 16,640,658, 55,961,675, 52,448,952, and 23,734,388 shares of common stock, respectively. Upon conversion, during the years ended June 30, 2007, 2006, 2005, 2004 and 2003 the Company issued US$ 9.1 million, US$ 30.5 million, US$ 28.6 million, US$ 12.9 million and US$ 0 of warrants, of which US$ 7 million, US$ 12.1 million and US$ 30.5 million were exercised during fiscal year ended June 30, 2007, 2006 and 2005, respectively. As a result of the conversions and exercises of warrants, under US GAAP the Company has reclassified in 2007 and 2006 a net amount of Ps. 1,379 and Ps. 12,312, respectively from additional paid-in capital of common stock to additional paid-in capital of warrants.

(k)	Reversal of gain recognized on trouble debt restructuring

As explained in Note 4.i.(iii) in November 2002 the Company completed the refinancing of certain financial debts amounting to US$ 117 million. Under Argentine GAAP, the restructuring of these debts was treated as an exchange of debt instruments with substantially different terms. As a result, the Company removed the original loans from the consolidated balance sheet and recognized the new debt instruments at their present value discounted at an 8% market interest rate. Gain on restructuring recorded in fiscal year 2003 amounted to Ps. 36.5 million (Ps. 31.7 million net of related expenses). Under Argentine GAAP the Company also recognized a gain of Ps. 7.6 million from interest expense reductions.

For US GAAP purposes, the restructuring of the debt was accounted for in accordance with SFAS No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings (“SFAS 15”), as the creditors made certain concessions due to the financial difficulties of the Company. SFAS No. 15 requires that a comparison be made between the future cash outflows associated with the new debt instruments (including interest), and the recorded amount of the payables at the time of restructuring. Gain on trouble debt restructuring is only recognized when the carrying amount of the payable at the time of restructuring exceeds the total future cash payments specified by the new debt terms. Since the total future cash outflows associated with the new debt instruments exceeded the carrying value of the old debts, no gain on restructuring was recorded under US GAAP. As a result, the carrying amount of the new debt instruments under US GAAP is greater than the amount recorded under Argentine GAAP and a new effective interest rate was determined, which equates the present value of the future cash payments specified by the new debt instruments with the carrying amount of the old debts. Under US GAAP, expenses incurred in a trouble debt restructuring are reported in earnings.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

The adjustment to interest expense recognized under Argentine GAAP according to the new effective interest rate totaled Ps. 3.8 million, Ps. 4.0 million and Ps. 4.0 million for the years ended June 30, 2007, 2006 and 2005, respectively. As the Company’s new debt instruments are denominated in US Dollars, the US GAAP adjustment also includes the recognition of exchange rate differences related to the difference in the carrying amount of the debts. Foreign exchange (losses) gains recorded under US GAAP totaled Ps. (0.9) million and Ps. 0.4 million during the years ended June 30, 2006 and 2005, respectively.

As discussed in Note 4.i.(iii) during the year ended June 30, 2004 the Company repurchased US$ 28 million of the Uncollateralized Loan Agreement. As the carrying value under US GAAP of the repurchased debt was greater than the carrying value under Argentine GAAP, under US GAAP the Company recognized a greater gain on repurchase of debt of Ps. 8.7 million.

(l)	Accounting for real estate barter transactions

During the years ended June 30, 2007, 2006 and 2005 the Company entered into certain non-monetary transactions with third parties pursuant to which the Company sold parcels of land held for sale in the ordinary course of business in exchange for cash and/or other real estate properties. See Note 4.e. for details of the transactions.

Under Argentine GAAP, these transactions were recorded based on the fair value of the assets involved and, as a result, a gain or loss was recognized at the time of the exchange. As a result, the Company recorded a gain of Ps. 44,172, and Ps. 14,985 for the years ended June 30, 2006 and 2005.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 153, Exchanges of Non-monetary Assets—An Amendment of APB Opinion No. 29. SFAS 153 amends APB Opinion No. 29 (Opinion 29), Accounting for Non-monetary Transactions, which was issued in 1973. The amendments made by SFAS 153 are based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for non-monetary exchanges of similar productive assets and replaced it with a broader exception for exchanges of non-monetary assets that do not have “commercial substance.” Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The provisions in SFAS 153 are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, thus are effective for all non-monetary exchanges entered into by the Company for the years ended on and after June 30, 2006.

As discussed in Note 4.e.(ii), in May 2006, DYPSA accepted the option to acquire plot 1.e. of Dique III on an exchange basis. The Company and DYPSA established the price of the transaction in US$ 13,530. As consideration for plot 1.e., DYPSA will deliver housing units, individual storage spaces and parking lots representing an aggregate 31.5% of the housing area of a 40-storey building to be constructed by DYPSA on the plot within a maximum period of 36 months. The Company applied the provisions of SFAS 153 and determined that the transaction has commercial substance, and therefore the transaction should be measured at fair value. However, since there was no down payment involved, the Company would apply the deposit method prescribed by SFAS 66 “Accounting for Sales of Real Estate” in accounting for this transaction. Under the deposit method, the seller does not recognize any profit, does not record notes receivables, continues to report in its financial statements the property and related liabilities even if it has been assumed by the buyer, and discloses that those items are subject to a sales contract. Accordingly, under US GAAP, the Company reversed in fiscal year ended June 30, 2006 the gain recognized on the transaction and continued to report the property on its balance sheet.

As discussed in Note 4.e.(vi), in May 2006, the Company entered into a barter agreement with Koad pursuant to which the Company exchanged an undeveloped parcel of land for the future delivery of housing units to be constructed by Koad. Both parties valued the transaction in US$ 7,500. As consideration, Koad made a down payment of US$ 50 and will settle the remaining balance through the delivery of units within a maximum period of 1,188 days. The Company also applied the provisions of SFAS 153 and determined that the transaction has commercial substance,

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

and therefore the transaction should be measured at fair value. However, since the cumulative payments received by the Company are less than 10% of the sales price, the Company would also apply the deposit method prescribed by SFAS 66 “Accounting for Sales of Real Estate” in accounting for this transaction, as discussed in the preceding paragraph above. Accordingly, under US GAAP, the Company reversed in fiscal year ended June 30, 2006 the gain recognized on the transaction and continued to report the property on its balance sheet.

Prior to the adoption of SFAS No. 153, under US GAAP, the Company applied the provisions APB Opinion No. 29, “Accounting for Non-monetary Transactions” (“APB 29”). APB 29 stated that exchanges of real estate held for sale in the ordinary course of business in exchange for real estate to be sold in the same line of business are transactions not resulting in a culmination of the earnings process (referred to as “like-kind” exchanges). The recognition of gain on like-kind exchanges depends on whether monetary consideration is received and, if so, how much. If no monetary consideration is involved in the exchange, the property received is recorded at the book value of the property given up and no gain is recorded in the exchange. If monetary consideration is involved in the exchange, the recognition of gain depends on whether the amount of the monetary consideration is less than 25% of the fair value of the exchange. When monetary consideration is less than 25%, the Company should recognize a portion of any gain on the transaction in the ratio of cash received to total consideration (cash plus fair value of the asset received). If monetary consideration is 25% or more of the exchange, the transaction should be allocated between the monetary and nonmonetary component based on the relative fair values of the components at the time of the transaction. Any loss on the exchange should be recognized immediately.

Under US GAAP the barter transactions entered into by the Company prior to July 1, 2005 were accounted for as follows:

The Company recorded the exchange of “Cruceros” in 2004 at its fair market value since the Company incurred a loss of Ps. 763 in the exchange. As a result no difference existed in accounting for this transaction between Argentine and US GAAP.

In connection with the exchange of “Benavidez” in 2004, as monetary consideration represented less than 25% of the fair value of the exchange, the Company recognized a pro-rata gain amounting to Ps. 226. As a result, the US GAAP adjustment represents the partial reversal of the gain recognized under Argentine GAAP amounting to Ps. 907.

The Company recorded the exchange of plot 1c) of Dique III in 2005 at the book value of the land given up, thus not recording any gain on the exchange. As a result, the US GAAP adjustment represents the reversal of the gain recognized under Argentine GAAP amounting to Ps. 14,985.

(m)	Reversal of the result from valuation of inventories at net realizable value

During fiscal year 2007, 2006 and 2005 the Company signed promissory sales contracts to sell units of Cruceros, Renoir, San Martin de Tours, Villa Hermosa and plot 1d) of Dique III. The pending transfer deeds of those agreements have not been consummated at each year-end. However, as the Company received payments in advance that fixed the sales prices and the terms and conditions of the contracts assure the closing of the transaction and the realization of the gain, under Argentine GAAP the Company valued these inventories at net realizable value. As a result, the Company recognized a gain of Ps. 17,663, Ps. 3,498 and Ps. 18,087 during the years ended June 30, 2007, 2006 and 2005, respectively. Under US GAAP, inventories are valued at acquisition cost. As such, the US GAAP adjustment represents the reversal of the gain recognized under Argentine GAAP in 2007, 2006 and 2005 and the recognition of the gain under US GAAP from deeds executed for the units in 2007 and 2006 of Ps. 18,294 and Ps. 1,534 respectively. In addition in 2006 the Company recognized an exchange gain difference in connection with the receivable recorded under Argentine GAAP in an amount of Ps. 1,741, which under US GAAP was reversed and recognized in 2007 together with the sale of the property.

(n)	Appraisal revaluation of fixed assets

Under Argentine GAAP, APSA recognized a parcel of land acquired prior to June 30, 1986 at its appraised value as of such date. This appraisal increased the carrying value of the land by approximately Ps. 4.0 million. Under US GAAP, this parcel of land was recorded at original cost.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

(o)	Amortization of fees related to APSA Senior Notes

For the year ended June 30, 2005 under Argentine GAAP, fees and expenses relating to APSA Senior Notes were amortized on a straight-line method over the term of the agreement. Under US GAAP, such costs were amortized over the same period using the effective interest method of amortization. The Senior notes were paid in January and April 2005.

(p)	Software developed or obtained for internal use

During the year ended June 30, 2006, under Argentine GAAP, the Company capitalized certain costs amounting to Ps. 0.1 million, which would be expensed under US GAAP pursuant to the provisions of Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1). The US GAAP adjustment for the year 2006 represents the effect net of (i) expenses such costs and (ii) reversal of depreciation charges for 2007 and 2006 and previously capitalized costs under Argentine GAAP and expenses under US GAAP.

(q)	Accounting for increasing rate debt

The syndicated loan discussed in Note 4.i.(iv), accrued interest at a fixed rate of 7.875% per annum during the first year and “Encuesta” variable rate plus 3% thereafter. The outstanding balance of the syndicated loan was fully paid in April 2007. Under Argentine GAAP, interest was recognized based on the interest rate applicable to each interest period. Under US GAAP, the Company followed the guidance in EITF 86-15, “Increasing Rate Debt”. In EITF 86-15, the Task Force reached a consensus that the borrower's periodic interest cost should be determined using the interest method based on the estimated outstanding term of the debt.

(r)	Deferred income tax

The Company accounts for income taxes using the liability method under both Argentine GAAP and US GAAP. Argentine GAAP is similar to the guidance in SFAS No. 109 “Accounting for Income Taxes”. However, as discussed in Note 2.e, following CNV Resolutions 485 and 487, the Company elected to continue treating the differences between book basis and inflation-adjusted basis of non-monetary balance sheet items as permanent for deferred income tax calculation purposes.

Under US GAAP, the Company applies EITF 93-9, “Application of FASB Statement No.109 in Foreign Financial Statements Restated for General Price-Level Changes”, which requires such differences to be treated as temporary differences in calculating deferred income taxes.

In addition, the US GAAP adjustment includes the effect on deferred income taxes of the foregoing reconciling items, as appropriate.

(s)	Minority interest

This adjustment represents the effect on minority interest of the reconciling items, as appropriate.

(t)	Debtor’s accounting for a modification of APSA convertible debt instruments

As indicated in Note 4.i.(ii), in August 2002 APSA issued US$ 50 million of Convertible Notes. Under US GAAP, the Company applied APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, which requires that no portion of the proceeds be allocated to the conversion feature if the convertible debt securities are convertible into common stock of the issuer at a specified price at the option of the holder and are sold at a price or have a value at issuance not significantly in excess of the face amount. In considering the accounting treatment of the Convertible Notes under US GAAP the Company took account of the guidance provided in EITF 98-5. This regulation, EITF 98-5, requires that embedded beneficial conversion features present in convertible securities be valued separately at issuance when the non-detachable conversion feature is “in-the-money” at the commitment date. The embedded beneficial conversion feature should be recognized and measured by allocating to additional paid-in capital a portion of the proceeds equal to the intrinsic value of that feature. That amount is calculated at the commitment date as the difference between the conversion price and the fair value of the common stock or other

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

securities into which the security is convertible, multiplied by the number of shares into which the security is convertible (intrinsic value). As a result of the analysis the Company performed, no proceeds were allocated to the embedded conversion feature since it was “out-the-money” at the commitment date (i.e. the intrinsic value at the commitment date was zero).

As discussed in Note 4.i.(ii), the terms of the convertible debt instrument were modified to extend the maturity date through July 19, 2014. Argentine GAAP requires that an exchange of debt instruments with substantially different terms be considered a debt extinguishment and that the old debt instrument be derecognized. Argentine GAAP clarifies that from a debtor’s perspective, an exchange of debt instruments between, or a modification of a debt instrument by, a debtor and a creditor shall be deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. The new debt instrument should be initially recorded at fair value and that amount should be used to determine the debt extinguishment gain or loss to be recognized. Fair value should be determined by the present value of the future cash flows to be paid under the terms of the new debt instrument discounted at a rate commensurate with the risks of the debt instrument and time value of money. If it is determined that the original and new debt instruments are not substantially different, then a new effective interest rate is to be determined based on the carrying amount of the original debt instrument and the revised cash flows. Based on the analysis performed, the Company concluded that the instruments were not substantially different and accordingly the old instrument was not derecognized. The outstanding balance was reclassified to non-current in these consolidated financial statements.

Under US GAAP, in November 2006, the EITF reached a final consensus in EITF Issue 06-6 “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments”. EITF 06-6 reconsidered the original consensus in Issue 05-7 “Accounting for Modification to Conversion Options Embedded in Debt Instruments and Related Issues” that the change in fair value of an embedded conversion option should be included in the cash flow analysis under EITF Issue 96-19, “Debtor's Accounting for a Modification or Exchange of Debt Instruments,” in determining whether a debt instrument has been modified or extinguished. This Issue considers the accounting for a modification of debt terms (or exchange in debt instruments) when a change in the fair value of an embedded conversion option has occurred or an embedded conversion option has been added or eliminated from the debt instrument. This Issue also amended the guidance in EITF Issue 96-19.

The consensus stipulates that, in evaluating whether a convertible debt instrument has been modified or extinguished, three aspects of the modification (or exchange of debt instruments) must be considered.

1.	Change in cash flows: If the change in cash flows as prescribed by the analysis under Issue 96-19 is greater than 10% of the carrying value of the original debt instrument, the modification (or exchange of debt instruments) should be accounted for as an extinguishment. This test would not include any changes in fair value to the embedded conversion option.

2.	Change in fair value of the embedded conversion option: If the change in the fair value of the embedded conversion option is greater than 10% of the carrying value of the original debt instrument immediately before the change (or exchange of debt instruments), the modification (or exchange) should be accounted for as an extinguishment.

3.	Addition or removal of an embedded conversion option: The addition or removal of a substantive conversion option would automatically result in extinguishment accounting. Whether an embedded conversion option is substantive would be assessed as of the modification date and would be based on the definition of substantive in EITF Issue 05-1, “Accounting for the Conversion of an Instrument That Becomes Convertible upon the Issuer's Exercise of a Call Option.”

Any one of the three criteria needs to be met to account for the modification of the debt instrument (or exchange of debt instruments) as an extinguishment. When the result of the three-pronged evaluation above results in a conclusion that a convertible debt instrument has been modified (and not extinguished), the Task Force affirmed as a final consensus that any increase in the fair value of the embedded conversion option should reduce the carrying value of the debt instrument (with a corresponding increase to additional paid-in capital), but any decrease in the fair value of the embedded conversion option is ignored.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Based on the analysis performed, neither of criteria 1, 2 or 3 above are met. Accordingly, the change of the debt instrument has not been accounted for as an extinguishment. Thus, the increase in the fair value of the conversion option reduced the carrying value of the debt instrument with a corresponding increase to additional paid-in-capital. This resulted in an increase in interest expense prospectively.

(u)	Stock option agreement with CIM

E-Commerce Latina entered into a stock option agreement with Consultores Internet Managers Ltd. (“CIM”), pursuant to which options were granted, to purchase class B shares of Altocity.com, representing 15% of its common stock. CIM is a special-purpose Cayman Islands´ corporation created to act on behalf of the Company’s management and is represented by an independent attorney-in-fact. Pursuant to the terms of the agreement, options were granted for a period up to eight years and at an exercise price to be determined by the quotient of (i) the original value of class B shares at the time of the contribution to Altocity.com by the holding company, plus interest accrued at an annual fixed interest rate of 14% through the exercise date of the option over (ii) the total number of class B shares owned by the holding company at the exercise date of the option. CIM has a vested interest in 50% of the underlying shares within 30 days after the grant date and the remaining 50% will vest upon the third anniversary of the grant date. The option was granted to CIM to be allocated by it among the management of Altocity.com as an incentive compensation for their services. Upon exercise of the option, CIM’s sole asset will be its 15% interest in Altocity.com. As of the date of these financial statements, the options were not individually allocated. As such, there was no grant date established.

In December 2004, the FASB issued SFAS No. 123R (Share-Based Payment). SFAS No. 123R revises SFAS No. 123 and requires entities to recognize compensation expense for all share-based payment transactions in an amount equal to the fair value of share-based payments granted to employees. SFAS No. 123R requires a company to record compensation expense for all awards granted after the date of adoption of SFAS No. 123R and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. The revised statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB 25, which was permitted under SFAS No. 123, as originally issued. The Company will apply the provisions of SFAS 123R as from the grant date of the options which will be allocated to management on an individual basis.

(v)	Deferred revenues—insurance & fees

Under Argentine GAAP, APSA, through its subsidiary Tarshop, accounts for revenues from life and disability insurance and origination fees on an up-front basis.

Under US GAAP, said revenues from life and disability insurance and origination fees are recognized to income on a straight-line basis over the term of the respective financial receivable.

(w)	Reversal of capitalized exchange differences

Under Argentine GAAP, the Company capitalized financial costs comprising of interest and foreign exchange differences for the year ended June 30, 2007. The capitalization related to the PAMSA project. The Company did not capitalize any financial costs for the year ended June 30, 2006. Under US GAAP, the Company applied the provisions of Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Cost” (SFAS No. 34), which requires interest capitalization on assets which have a period of time to get them ready for their intended use. Capitalization of foreign exchange differences is not allowed under SFAS No. 34. The US GAAP reconciling item represents the effect of reversing the foreign exchange differences capitalized under Argentine GAAP related to the acquisition of PAMSA for an amount of Ps. 0.4 million.

(x)	Revenue recognition

(x.1) Real estate

The Company signed preliminary agreements to sell units of San Martín de Tours and has delivered possession rights to the purchasers. Under Argentine GAAP revenue is recognized with the delivery of the property, therefore the Company recognized Ps. 1,564 million gain on the sale.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

Under US GAAP in accordance with SFAS No. 66 “Sales of Real Estate” profit on real estate shall not be recognized by the full accrual method until a sale is consummated. A sale shall not be considered consummated until (a) the parties are bound by the terms of a contract, (b) all consideration has been exchanged, (c) any permanent financing for which the seller is responsible has been arranged, and (d) all conditions precedent to closing have been performed. Usually, those four conditions are met at the time of closing or after closing, not when an agreement to sell is signed or at a preclosing.

Since the Company has not signed a final deed including the legal transfer of the property, consummation is not fulfilled. Therefore, the deposit method shall be used until a sale is consummated. Under the deposit method the seller does not recognize any profit, does not record notes receivable, continues to report in its financial statements the property and the related existing debt even if it has been assumed by the buyer, and discloses that those items are subject to a sales contract. Cash received from the buyer, including the initial investment and subsequent collections of principal and interest, is reported as a deposit on the contract. Consequently, under US GAAP, the Company reversed the gain for an amount of Ps. 1,522 million, which includes the reversal of exchange difference of Ps. 42.

(x.2)	Scheduled rent increases

As discussed in Note 3.a., pursuant to rent escalation clauses in most leases, a tenant’s Base Rent generally increases between 4% and 7% each year during the term of the lease. Under Argentine GAAP, rental revenue pursuant to rent escalation clauses is recognized when the escalated payment is due rather than recognizing the effects of the scheduled rent increases under the straight-line method over the lease term. Under US GAAP, effective July 1, 2006, the Company applied the provisions of SFAS No. 13 and FTB 85-3 and accordingly, recognized escalated rental revenue under the straight-line method over the term of the leases.

(x.3)	Deferred commissions

As discussed in Note 3.a., under Argentine GAAP, brokerage commissions earned are recognized at the time a transaction is successfully completed. Under US GAAP, brokerage commissions are deferred and amortized to income over the term of the respective leases.

(y)	Cumulative effect of the initial application of SAB No. 108

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (SAB No. 108), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which provides guidance on quantifying financial statement misstatements. SAB No. 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006.

Traditionally, there have been two widely recognized methods for quantifying the effects of financial statement misstatements: the roll-over method and the iron curtain method. The roll-over method focuses primarily on the impact of a misstatement on the income statement, including the reversing effect of prior year misstatements, but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. Prior to the Company’s application of the guidance in SAB No. 108, the Company’s management used the roll-over method for quantifying financial statement misstatements both for Argentine GAAP and US GAAP purposes.

In SAB No. 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a dual approach because it requires quantification of errors under both the iron curtain and the roll-over methods.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

SAB No. 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the dual approach had always been applied or (ii) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities with an offsetting adjustment recorded to the opening balance of retained earnings. Under US GAAP, the Company elected to record the effects of applying SAB No. 108 using the cumulative effect transition method. The misstatements that have been corrected are described below.

As discussed in Note 3.a, the Company primarily derives its revenues from leases and services. Tenants are generally charged a rent, which consists of the higher of: (i) a monthly base rent (the “Base Rent”) and (ii) a specified percentage of the tenant’s monthly gross retail sales (the “Percentage Rent”) (which generally ranges between 4% and 8% of tenant’s gross sales). Furthermore, pursuant to the rent escalation clause in most leases, a tenant’s Base Rent generally increases between 4% and 7% each year during the term of the lease. Under US GAAP, prior to the application of SAB No. 108, rental revenue was recognized when the escalated rental payment was due rather than recognizing the effects of scheduled rent increases on a straight-line basis over the lease term in accordance with SFAS No. 13 and FTB 85-3. This accounting treatment results in an understatement of rental revenue at a given month-end. However, due to occupancy rates and sales volumes in all of the Company’s properties, the majority of the tenants were charged the percentage rent for all of the periods presented. In those cases, percentage rents charged were higher than amounts derived from straight-line recognition of scheduled rent increases. Hence, the understatement of rental revenue only affects those property rentals where the Base Rent is higher than the Percentage Rent. The Company’s management previously quantified these errors under the roll-over method and concluded that they were immaterial. In its initial application of SAB No. 108, the Company corrected the errors by increasing the balance of accounts receivable against retained earnings in the amount of Ps. 5.4 million. The correction also required adjustment for deferred income taxes and minority interest.

Additionally, as discussed in Note 3.a, the Company derives revenues from brokerage commissions paid by tenants calculated as a percentage of the final rental income value for both the lessee and the Company. Under US GAAP prior to the application of SAB 108, brokerage commissions were recognized at the time that the transaction was successfully concluded, rather than defer and amortize them over the term of the lease. A transaction is considered successfully concluded when both parties have signed the related lease contract. This accounting treatment resulted in an overstatement of rental revenue. The Company’s management previously quantified these errors under the roll-over method and concluded that they were immaterial. In its initial application of SAB No. 108, the Company corrected the errors by increasing deferred revenues against retained earnings in the amount of Ps. 12.4 million. The correction also required adjustment for deferred income taxes and minority interest.

In addition, as further explained in Note 3.a., APSA, through its subsidiary Tarshop, derives revenues from life and disability insurance and origination fees. Under US GAAP, prior to the application of SAB 108, revenues from life and disability insurance and origination fees related to securitized receivables which did not qualify as a sale under US GAAP, were recognized up-front, rather than deferred and recognized in income over the term of the financial receivable. This accounting treatment resulted in an overstatement of revenues. The Company´s management previously quantified this error under the roll-over method and concluded that it was immaterial. In its initial application of SAB No. 108, the Company corrected the error by increasing deferred revenues against retained earnings in the amount of Ps. 3.7 million. The correction also required adjustment for deferred income taxes and minority interest. Effective July 1, 2006, the Company defers said revenues from life and disability insurance and origination fees over the term of the respective securitized receivables.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(Amounts in thousands, except share data and as otherwise indicated)

These correcting entries and the balance sheet line items that were affected and the respective amounts before tax effects are summarized in the following table:

Adjustment	Adjustment recorded as of June 30, 2006
Revenue recognition—deferred commissions	Ps.	(12,436)
Revenue recognition—scheduled rent increases		3,253
Revenue recognition—deferred insurance & fees		(1,480)
Minority interest		3,308
Deferred income tax		3,600

Cumulative effect of initial application of SAB No. 108	Ps.	(3,755)

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

II.	Additional disclosure requirements

(a)	Balance sheet classification differences

Under Argentine GAAP, assets and liabilities are classified as current or non-current depending on their respective settlement dates. Under US GAAP, balance sheets of real companies generally do not present a classified balance sheet.

In addition, under Argentine GAAP the Company has classified the net deferred tax liability as of June 30, 2007 amounting to Ps. 1.9 million and the net deferred tax assets as of June 30, 2006 amounting to Ps. 35.9 million, as follows: Ps. 25.4 million and Ps. 47.9 million as of June 30, 2007 and 2006, respectively, as non-current other receivables and prepaid expenses; and Ps. 27.3 million and Ps. 12.0 million as of June 30, 2007 and 2006, respectively, as non-current taxes payable. Under US GAAP, the classification of deferred taxes is determined by the classification of the asset or liability for financial reporting to which the temporary difference is related. A temporary difference is related to an asset or liability if reduction of the asset or liability causes the temporary difference to reverse. For deferred tax balances not related to an asset or liability for financial reporting (e.g. tax loss carryforwards), the classification is based on the expected realization date. As of June 30, 2007 and 2006, Ps. 13.7 million and Ps. 7.7 million, respectively, would have been classified as current assets, and Ps. 21.5 million and Ps. 49.1 million, respectively, would have been classified as non-current assets. As June 30, 2007 and 2006 Ps. 6.4 million and Ps. 4.1 million, respectively, would have been classified as current liabilities and Ps. 30.7 million and Ps. 16.8 million, respectively, would have been classified as non-current liabilities.

Furthermore, under Argentine GAAP, deferred debt costs are shown as a deduction of the corresponding liability. Under US GAAP, and in accordance with Accounting Principles Board (“APB”) Opinion No. 21, “Interest on Receivables and Payables”, issue costs should be reported as deferred charges as of Ps. 14,329.

As these differences have no effect on net income or on shareholders´ equity, no reconciling items are presented for US GAAP purposes.

(b)	Statement of income classification differences

Should a US GAAP income statement be presented, certain items shown in some line items of the income statement under Argentine GAAP would have to be reclassified to affect other line items. The following reclassifications are intended to present Argentine GAAP numbers using a different criterion of classification under US GAAP. The numbers included below are not US GAAP numbers.

Revenues

Gross vs. net presentation

As part of the lease agreements, tenants are required to pay their proportionate share of common area maintenance expenses. The Company does not charge any mark up on reimbursable costs. These expenses are incurred and paid by the Company and then passed through to tenants as reimbursable costs.

Under Argentine GAAP, pass-through expenses, such as these reimbursable costs, are accounted for on a net basis and, as such, excluded from revenues and expenses in the consolidated financial statements. However, Note 29.f shows the total amount of expenses passed through to tenants by expense category with the corresponding offsetting amount therefore having no impact in the consolidated costs of the Company. No amount is shown as revenues.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

Under US GAAP, the Company accounts for pass-through revenue and expenses in accordance with Emerging Issues Task Force, or EITF, Issue 01-14, “Income Statement Characterization of Reimbursements Received for Out of Pocket Expenses Incurred,” and include these costs incurred as a component of revenue and as a component of operating expenses in the statement of income. These costs, which are pass-through expenses to tenants included in both revenues and expenses were Ps. 134.4 million, Ps. 107.3 million and Ps. 79.8 million for the years ended June 30, 2007, 2006 and 2005, respectively. As these expenses are fully reimbursed, without mark-up, by the tenants, there is no impact on operating income, net income, EPS, cash flows or the balance sheet.

Should the EITF 01-14 be applied to the Argentine GAAP income statement, net revenues under Argentine GAAP would have been Ps. 873.1 million, Ps. 685 million and Ps. 449.7 million for the years ended June 30, 2007, 2006 and 2005, respectively.

Operating income

Under US GAAP, certain income and expense items included in the Argentine GAAP financial statements of the Company within “Other expenses, net” would have been included in the determination of operating income. In addition, under Argentine GAAP, the recovery of certain allowances and provisions has been included within “Other expenses, net”. Under US GAAP, such items would have been classified as a reversal to the amounts in the line items, which were originally recorded

Should certain other expenses, financial results and the recovery of allowances and provisions be reclassified into/out of operating income, as applicable, operating income under Argentine GAAP would have been Ps. 201.3 million, Ps. 194.7 million, and Ps. 140.1 million for the years ended June 30, 2007, 2006 and 2005, respectively.

(c)	Maturities of long-term debt

Aggregate annual maturities during the next years (excluding current portion and capitalized costs of issuance of debt—See Note 28.II.(a)), as of June 30, 2007, are as follows:

2009	Ps.	115,718
2010		90,588
2011		43,588
Thereafter 2012		980,375

	Ps.	1,230,269

(1)	Not including deferred debt issuance costs in the amount of Ps. 12,403.

(d)	Operating leases

This note discloses operating leases information of the Company and its controlled and jointly controlled subsidiaries:

—Operating lease information:

•	Leases and services from office and other buildings

The Company enters into cancelable commercial leases with its tenants for terms ranging from three to five years, with most leases having terms of no more than 5 years. Tenants are charged a base rent on a monthly basis. No contingent rentals were recorded for the years ended June 30, 2007, 2006 and 2005.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

•	Leases and services from shopping center operations

The Company enters into cancelable commercial leases with its tenants for terms ranging from three to ten years, with most leases having terms of no more than five years. Tenants are generally charged a rent, which consists of the higher of (i) the base rent and (ii) the percentage rent (which generally ranges between 4% and 8% of the tenants sales). Furthermore, pursuant to the rent escalation clause in most leases, a tenant’s base rent generally increases between 4% and 7% each year during the term of the lease. Included in lease revenues for the years ended June 30, 2007, 2006 and 2005 were contingent rentals of Ps. 51.9 million, Ps. 40.9 million, and Ps. 29.4 million, respectively.

(e)	Disclosure of related parties transactions

The following additional disclosures of transactions with related parties are required under US GAAP:

—Acquisition of IRSA Units by Cresud: During November and December 2002, Cresud purchased 49.7 million Convertible Notes issued by us and during July and November 2003, Cresud purchased an additional 0.25 million Convertible Notes.

In May 2004 Cresud decided to exercise their option to convert 5.0 million aggregate principal amount of our Convertible Notes. As a result of this conversion, Cresud has received 9.2 million of our common shares.

In July 2004, Cresud purchased 0.35 million of convertible notes issued by us for US$ 0.5 million.

On September 30, 2004, Cresud exercised 5.0 million of our Warrants for 9.2 ordinary shares at a total cost of US$ 6 million.

In February 2006 and April 2006, Cresud purchased 5.0 million and 16.0 million of convertible notes issued by us for 9.2 million and 29.3 million ordinary shares.

In April 2006, Cresud converted 16.0 million of convertible notes issued by us for 29.3 million ordinary shares.

As of June 30, 2007 Cresud owned 25% of our common shares

—Donations: For the years ended June 30, 2007, 2006, and 2005, the Company made unconditional promises to give money to two not-for-profit organizations, namely Fundación IRSA and Museo de los Niños, amounting Ps. 2.5 million, Ps. 4.3 million and Ps. 4.1 million, respectively. Unconditional promises are paid in the subsequent year. A director and shareholder of the Company is the President of these organizations.

—Lease agreements: Our principal executive offices are located at Bolívar 108, in the City of Buenos Aires. In the past we subleased a portion of our headquarters from Consultores Assets Management S.A. (formerly Dolphin Fund Management) pursuant to two lease agreements dated June 30, 1997. As of November 25, 2003 Dolphin Fund Management S.A has spun off in two companies. One of them is Consultores Assets Management S.A. and the other remains as Dolphin Fund Management S.A. In respect of Consultores Assets Management S.A., Eduardo Elsztain is the owner of 100% of its capital stock. Consultores Assets Management S.A. (formerly Dolphin Fund Management) leased such offices both from Elsztain e Hijos S.C.A., a company controlled by relatives of Eduardo S. Elsztain, our chairman, and also from Hamonet S.A., a company controlled by Fernando A. Elsztain, our director, and certain of his relatives.

These lease and sublease agreements were cancelled on February, 2004 and a new lease agreement was signed by the Company, APSA, Cresud and Isaac Elsztain e Hijos S.C.A. We have leased our headquarters located in Bolivar 108, City of Buenos Aires pursuant to this agreement since March 2014. This lease has a term of 120 months and rent of Ps. 8.5 is payable monthly. The Company, APSA and Cresud each pay one-third of such rent in an amount of Ps. 2.8 each.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

The Company has entered into lease agreements for offices located in Costero, a building located in Puerto Madero with Altocity.com and Red Alternativa S.A. The agreement with Altocity.com expired in October 2004. Although the agreement with Red Alternativa S.A. expired in May 2004 it is still in effect. The leases are for monthly rents of Ps. 8.3 plus CER.

•

Mutual investment fund: Since 1996, the Company has investments in Dolphin Fund Plc, an open—ended investment fund which is related to the Company’s directors. These investments are carried at market value as of year-end, with unrealized gains reported in earnings within “Financial results, net” in the accompanying consolidated statements of income.

The Company recognized net gains of Ps. 46.8 million, Ps. 2.5 million and Ps. 16.3 million, for the years ended June 30, 2007, 2006 and 2005 respectively.

•

Corporate services: In order to reduce administrative expenses and to achieve a more efficient allocation of corporate resources, a program for partial operating integration in the areas of Human Resources, Finance, Institutional Relations, Administration, Systems, Insurance, Purchasing, Contracts and Operations, among others, was implemented on June 30, 2003 by the Company, and its subsidiary APSA and Cresud (the “Parties”). This program was implemented to reduce operating costs by optimizing the individual administrative efficiencies of each Party.

On the basis of this program, the Parties entered into the Exchange of Operating Services Agreement on June 30, 2004, a two-year agreement (being renewed for an equal period of time unless any of the Parties decides to terminate it) by which tasks are performed by one or more Parties for the benefit of one or more other Parties in exchange for a fee to be paid primarily through the provision of services in other areas. Through this agreement, each party continues to maintain its strategies and commercial independence, while increasing operating efficiency.

In the ordinary course of business, the Company shares corporate services (finance, human resources, procurement, internal audit, systems, administration, etc.) with APSA and Cresud under an Exchange of Operating Services Agreement entered into by all three companies in 2004. The Company pays a fee, primarily through the provision of services to the other parties.

•	Options to purchase shares of Comercializadora Los Altos S.A. (Altocity.com S.A.’s continuing company): see Note 28.I.(u). for details.

In January 2000, E-Commerce Latina S.A., granted Consultores Internet Managers Ltd. an option to purchase certain of its class B shares of Altocity.com. Consultores Internet Managers Ltd. is a special-purpose Cayman Islands’ corporation created to act on behalf of its management and is represented by an independent attorney-in-fact. The option granted to Consultores Internet Managers represents 15% of the capital stock of Altocity.com and was granted for a period of eight years.

Pursuant to the terms of the agreement, the exercise price is equal to the quotient of (i) the original value of class B shares at the time of the contribution to Altocity.com by E-Commerce Latina S.A., plus interest accrued at an annual fixed interest rate of 14% through the exercise date of the option, over (ii) the total number of class B shares owned by E-Commerce Latina S.A. at the exercise date of the option.

The option was granted to Consultores Internet Managers Ltd. to be allocated by it among the management of Comercializadora Los Altos S.A. (Altocity.com S.A.’s continuing company) as an incentive compensation for their services, but as of today, no individual awards have been determined for participating employees under this option. Upon exercise of the option, Consultores Internet Managers Ltd.’s sole asset will be its 15% interest in Altocity.com.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

•

Legal services: During the years ended June 30, 2007, 2006 and 2005, the Company paid the law firm Zang, Bergel & Viñes an aggregate amount of approximately Ps. 3.3 million, Ps. 1.9 million and Ps. 1.1 million, respectively, for legal services. Certain directors or alternative directors of the Company are partners of the law firm and an alternate director of the Company is off counsel of the law firm.

(f)	Disclosure about fair value of financial instruments

Under Argentine GAAP, there are no specific rules regarding disclosure of fair value of financial instruments.

Under US GAAP, SFAS No. 105 requires reporting entities to disclose certain information about financial instruments with off-balance sheet risk of accounting loss. SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Financial instruments include such items as to cash and cash equivalents and accounts receivable and other instruments. SFAS No. 107 excludes from its disclosure requirements lease contracts and various significant assets and liabilities that are not considered to be financial instruments. SFAS No. 119 requires reporting entities to disclose certain information for derivative financial instruments. SFAS No. 133 superseded SFAS No. 105 and SFAS No. 119 and amended SFAS No. 107 to include in SFAS No. 107 the disclosure requirements of credit risk concentrations from SFAS No. 105. See Note 28.II. (g) for details of concentration of credit risk.

Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Quoted market prices are used when available. In other cases, fair values are based on estimates using other valuation techniques, such as discounting estimated future cash flows using a rate commensurate with the risks involved or other acceptable methods. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, prepayments, discount rates, and estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair value, the Company’s fair values should not be compared to those of other companies.

Under this statement, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amount presented does not represent the underlying value of the Company. For certain assets and liabilities, the information required under this statement is supplemental with additional information relevant to an understanding of the fair value.

The methods and assumptions used to estimate the fair values of each class of financial instruments as of June 30, 2007 and 2006 are as follows:

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less, consisting of time deposits and mutual funds, to be cash and cash equivalents. The carrying amounts reported in the consolidated balance sheets approximate fair value.

Marketable securities

The fair value of marketable securities is based on quoted market prices for those or similar investments. Marketable securities are carried at fair value on the consolidated balance sheet.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

Mortgages and leases receivable, net

The carrying value of mortgages and lease receivables reported in the consolidated balance sheet approximates its estimated fair value. All amounts that are assumed to be uncollectible within a reasonable time are written off and/or reserved.

Retained interest in transferred mortgage and credit card receivables

Fair value is estimated by discounting anticipated future cash flows using a discount rate based on specific factors. The anticipated future cash flows are projected on a “cash out” basis to reflect the restriction of cash flows until the investors have been fully paid. As of June 30, 2007 and 2006, the fair value of retained interests in transferred mortgage and credit card receivables totaled Ps. 92.7 million and Ps. 30.2 million, respectively.

Accounts payable

The carrying amounts of accounts and notes payable reported in the consolidated balance sheets approximate their fair value.

Short-term debt

The carrying amounts of short-term debt reported in the consolidated balance sheets approximate fair value due to its short-term nature.

Long-term debt (includes current portion of the non-current item)

As of June 30, 2007 and 2006, except for the Convertible Notes issued by IRSA and APSA and IRSA Notes, the carrying amounts of long-term debt reported in the consolidated balance sheets approximate their fair value.

The fair value of APSA Convertible Notes was Ps. 794.3 million and Ps. 375.6 million at June 30, 2007 and 2006, respectively. Such fair value was determined based on the market price of the shares assuming full conversion of the notes at year-end.

The fair value of IRSA Convertible Notes was Ps. 325.3 million and Ps. 252.1 million at June 30, 2007 and 2006, respectively. Such fair value was determined based on the market price of the shares assuming full conversion of the notes at year-end plus the estimated fair value of the warrants that should be issued by the Company upon conversion.

The fair value of IRSA Notes (see Note 10) was Ps. 142.8 million at June 30, 2007 and was determined based on quoted market prices of the notes.

Other receivables and other liabilities

The carrying amounts of other receivables and other liabilities reported in the consolidated balance sheets approximate fair value.

Options and future contracts to purchase metals

The fair value of the futures contracts is based on the estimated amount at which they could be settled based on future market prices. The fair value of future contracts outstanding at June 30, 2007 was Ps. (0.13) million. Future contracts are reported at their fair market value on the consolidated balance sheet. There were no future contracts in 2006.

Seller financings

The fair value of the seller financings is estimated based on discounted cash flows using rates offered to the Company for debt of the same remaining maturities. The carrying value approximates fair value.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

(g)	Credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, accounts receivable, and short-term investments. The Company places its cash and cash equivalents, investments, and other financial investments with various high credit quality financial institutions, thus mitigating the amount of credit exposure to any one institution. The Company has not experienced any significant losses in such accounts.

The Company’s accounts receivable are primarily derived from real estate revenues from customers and credit card receivables. The Company is not dependent on any single customer.

Accounts receivable derived from real estate revenues, are related to mortgages to individuals in connection with its sales of residential properties. These properties are located principally in Buenos Aires, Argentina. The Company is subject to credit risk in the event of non-performance by the counterparties to the mortgages; however, in the opinion of management, the values of the properties that collateralize the mortgages are presently adequate to protect the Company from material losses resulting from such non-performance. The company has not experienced any significant losses resulting from non-performance of any counterpart to the mortgage contracts.

Credit card receivables arise primarily under open-end revolving credit accounts used to finance purchases of goods and services offered by the Company’s shopping centers, hypermarkets and street stores, and financing and lending activities. These accounts have various billing and payment structures, including varying minimum payment levels and finance charge rates. Credit card receivables are shown net of an allowance for uncollectible accounts. The Company provides an allowance for uncollectible accounts based on impaired accounts, historical charge-off patterns and management judgment.

As of June 30, 2007 the Company has sold credit card receivables of Ps. 751.7 million through securitization programs outstanding, for which the Company’s credit risk exposure is contractually limited to the subordinated CPs held by the Company representing Ps. 77.8 million (equity value) and Ps. 21.9 million escrow reserves for losses.

(h)	Recently issued accounting pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which resolves issues addressed in FASB SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. Among other things, it permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. This statement is effective for all instruments acquired, issued, or subject to a remeasurement event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. This standard will be effective for the Company’s fiscal year ended June 30, 2008. As of the date of these financial statements, the Company has not analyzed the impact, if any, that this standard will have on its financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets”, which permits an entity to choose either the amortization method or fair value method for each class of separately recognized servicing assets and servicing liabilities. This statement is effective for an entity’s first fiscal year that begins after September 15, 2006. This standard will be effective for the Company’s fiscal year ended June 30, 2008. As of the date of these financial statements, the Company has not analyzed the impact, if any, that this standard will have on its financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006 and the provisions of FIN 48 will be applied to all tax positions accounted for under SFAS No. 109 upon initial adoption. The standard will be effective for the Company’s fiscal year ended June 30, 2008. The cumulative

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

effect of applying the provisions of FIN 48 will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the provisions of FIN 48 and its impact, if any, on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement”, which provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosures about the use of fair value to measure assets and liabilities. This statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets about a fair value hierarchy with the highest priority being quoted prices in active markets. Under the Statement, fair value measurements are disclosed by level within the hierarchy. While the statement does not add any new fair value measurements, it does change current practice. Changes to practice include (a) a requirement for an entity to include its own credit standing in the measurement of its liabilities, (b) a modification of the transaction price presumption, (c) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies, (d) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. This standard will be effective for the Company’s fiscal year ended June 30, 2009. As of the date of these financial statements, the Company has not analyzed the impact, if any, that this standard will have on its financial position and results of operations.

In September 2006, the FASB EITF issued EITF 06-07 “Issuers Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133” which states that an issuer should account for a previously bifurcated conversion option in a convertible debt instrument if the embedded conversion option no longer meets the bifurcation criteria in Statement 133 by reclassifying the carrying value of the liability for the conversion option to shareholders’ equity. Any debt discount recorded at the issuance of the convertible debt should continue to be amortized. The guidance in this Issue should be applied to all previously bifurcated conversion options in convertible debt instruments that no longer meet the bifurcation criteria in Statement 133 in the interim or annual periods beginning after December 15, 2006 irrespective of whether the debt instrument was entered into prior or subsequent to the effective date of this Issue.

In September 2006, the FASB EITF issued EITF 06-8 “Applicability of the Assessment of a Buyer's Continuing Investment under FASB Statement No. 66 for Sales of Condominiums” which states that an entity should evaluate the adequacy of the buyer's initial and continuing investment pursuant to paragraph 12 of FASB Statement No. 66, “Accounting for Sales of Real Estate”, to recognize profit under the percentage-of-completion method. An entity can meet the continuing investment criterion in paragraph 12 of Statement 66 by requiring the buyer to either (a) make additional payments during the construction term at least equal to the level annual payment to fund principal and interest on a customary mortgage for the remaining purchase price of the property or (b) increase the minimum initial investment by an equivalent aggregate amount. The remaining purchase price should be determined based on the sales price of the property. If a transaction initially failed this test and changed circumstances later occur, the entity should evaluate the adequacy of the buyer's investment from the reassessment date on a prospective basis. If an entity is unable to meet the initial or continuing investment tests in paragraphs 8–12 of Statement 66, then an entity should use the deposit method to recognize profit as described in paragraphs 65–67 of Statement 66. FASB ratified the consensus on November 29, 2006. The guidance in this Issue is effective for the first annual reporting period beginning after March 15, 2007 and is effective for the Company for fiscal year ended June 30, 2008. As of the date of these financial statements, the Company has not analyzed the impact, if any, that this standard will have on its financial position and results of operations.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

On February 15, 2007, the FASB issued Statement 159, “The Fair Value Option (FVO) for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115”, which permits an entity to measure certain financial assets and financial liabilities at fair value. Statement 159 offers an irrevocable option to carry the vast majority of financial assets and liabilities at fair value, with changes in fair value recorded in earnings. Entities that elect the FVO will report unrealized gains and losses in earnings. The FVO may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety, and is irrevocable, unless a new election date occurs. This Statement is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. If an entity chooses to elect the FVO for existing items at the date of adoption, the difference between their carrying amount and fair value is included in a cumulative-effect adjustment to the opening balance of retained earnings. This standard will be effective for the Company’s fiscal year ended June 30, 2009. As of the date of these financial statements, the Company has not analyzed the impact, if any, that this standard will have on its financial position and results of operations.

(i)	Earnings per share

As described in Note 3.x., under Argentine GAAP the Company is required to disclose earnings per share information in accordance with RT 18 for all periods presented. Note 18 to the consolidated financial statements disclose the computation of basic and diluted net income per common share under Argentine GAAP. Guidance set forth in RT 18 is similar to the basic principles set forth in SFAS No. 128 “Earnings per Share” (SFAS No.128).

Under US GAAP, basic and diluted earnings per share are presented in conformity with SFAS No. 128.

Under Argentine GAAP, the Company has considered the dilutive effects of outstanding warrants using the if converted method. Under US GAAP, the Company applied the treasury-stock method as required by US GAAP. Using the treasury-stock method, the weighted-average number of potential common stock would have been 95,918 shares, 139,100 shares and 195,207 shares, for the years ended June 30, 2007, 2006 and 2005, respectively. Diluted net income per common share under Argentine GAAP for the years ended June 30, 2007, 2006 and 2005 using the treasury-stock method, would have been Ps. 0.20, Ps. 0.23 and Ps. 0.24, respectively.

The following tables set forth the computation of basic and diluted net income per common share under US GAAP for all periods presented:

	Year ended June 30,
	2007		2006		2005
Numerator:
Net income available to common shareholders	Ps.	103,222	Ps.	89,946	Ps.	129,398
Plus (less): income (loss) impact of assumed conversions:
Interest expense on convertible debt		8,213		19,170		26,039
Foreign currency exchange gain on convertible debt		46		10,257		(4,912)
Income tax effects		(716)		(2,366)		(2,982)

Net income available to common shareholders plus assumed conversions	Ps.	110,765	Ps.	117,007	Ps.	147,543

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

Denominator:
Weighted-average number of shares outstanding	Ps.	444,904	Ps.	379,506	Ps.	280,282
Plus: incremental shares of assumed conversions:
Warrants (i)		49,317		46,985		50,346
Convertible Notes		46,601		92,115		144,861

Adjusted weighted-average number of shares	Ps.	540,822	Ps.	518,606	Ps.	475,489

Earnings per share under US GAAP:
Basic net income per common share	Ps.	0.23	Ps.	0.24	Ps.	0.46
Diluted net income per common share	Ps.	0.20	Ps.	0.23	Ps.	0.31

(i)	Potential common shares related to the warrants have been calculated using the treasury-stock method as required by US GAAP.

(j)	Risks and uncertainties

The Company is subject to certain business risks arising in connection with its operations which include, among others:

Risks associated with Argentine operations. A substantial part of the Company’s operations and properties are located in Argentina. As a result, the Company financial condition and results of operations depend to a significant extent on macroeconomic and political conditions prevailing in Argentina.

Risks associated with office and other buildings leases: The Company’s lease revenues from its real estate operations may be adversely affected by (i) local or national economic conditions in the areas in which the properties are located, (ii) oversupply of office space or a reduction in demand for such space, (iii) increased competition from other real estate operators, (iv) changes in the ability of the Company or the tenants to provide for adequate maintenance and/or insurance, (v) increases in operating expenses, (vi) adverse changes in the regional or national economy, (vii) the bankruptcy or insolvency of, or a downturn in the business of, any of its major tenants, and/or (vii) the possibility that such tenants will not renew their leases as they expire. Unfavorable economic conditions could also result in the inability of tenants in certain sectors to meet their lease obligations and otherwise could adversely affect the Company’s ability to attract and retain desirable tenants.

Risks associated with development properties activities: Include (i) the potential abandonment of development opportunities; (ii) construction costs may exceed the Company’s original estimates, possibly making a project uneconomical; (iii) occupancy rates and rents at a newly completed project may be insufficient to make the project profitable; (iv) the Company’s inability to obtain financing on favorable terms for the development of the project; (v) construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs; and (vi) the Company’s inability to obtain, or the delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations; (vii) preconstruction buyers may default on their purchase contracts or units in new buildings may remain unsold upon completion of constructions. (viii) sales prices for residential units may be insufficient to cover development cost.

Risks associated with the hotel industry. The success of the Company’s operated hotels will depend, in large part, upon the Company’s ability to compete in areas such as access, location, quality of accommodations, room rate structure, quality and scope of food and beverage facilities and other services and amenities. The Company’s hotels may face additional competition if other companies decide to build new hotels or improve their existing hotels such that they are more attractive to potential guests. In addition, the profitability of the Company’s hotels depends on (i) the Company’s ability to form successful relationships with international operators to run the hotels; (ii) changes in travel patterns, including seasonal changes; and (iii) taxes and governmental regulations which influence or determine wages, prices, interest rates, construction procedures and costs.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

Shopping center operating risks: The development, administration and profitability of shopping centers are impacted by various factors including: the accessibility and the attractiveness of the area where the shopping center is located, the intrinsic attractiveness of the shopping center, the flow of people and the level of sales of each shopping center rental unit within the Company’s shopping centers, the amount of rent collected from each shopping center rental unit and the fluctuations in occupancy levels in the shopping centers. In the event that there is an increase in operational costs, caused by inflation or other factors, it could have a material adverse effect on the Company if its tenants are unable to pay their higher rent obligations due to the increase in expenses.

Since May 28, 1997, Law No. 24,808 provides that tenants may rescind commercial lease agreements after the initial six months upon not less than sixty days written notice, subject to penalties of only one-and-a-half months rent if the tenant rescinds during the first year of the lease, and one-month rent if the tenant rescinds after the first year of the lease. The exercise of such rescission rights could materially and adversely affect the Company.

Credit card operating risks: Credit card operations are subject to federal legislation and regulation. From time to time, such legislation, as well as competitive conditions, may affect, among other things, credit card finance charges. While the Company cannot predict the effect of future competitive conditions and legislation or the measures the Company might take in response thereto, a significant reduction in the finance charges imposed by Tarshop would have an adverse effect on the Company. In addition, changes in general Argentine economic conditions, including, but not limited to, higher interest rates and increases in delinquencies, charge-offs and personal bankruptcies could have an adverse effect on the Company.

(k)	Summarized financial information of unconsolidated equity investees

Equity investments in unconsolidated affiliated companies where the Company exercises significant influence, generally representing between 20% and 50% of the capital stock in such companies, have been accounted for under the equity method.

The Company’s share of the income of these affiliates was Ps. 40.0 million in 2007, Ps. 41.7 million in 2006 and Ps. 67.2 million in 2005, and its investment in these companies totaled Ps. 306.9 million, and Ps. 265.2 million at June 30, 2007 and 2006, respectively.

Summarized financial information in accordance with Central Bank’s policies which prescribe the reporting and disclosure requirements for banks and financial institutions in Argentina (“Argentine Banking GAAP”) of BHSA a significant equity investee (on a 100% basis) is as follows:

	As of and for the year ended June 30,
	2007			2006
Current assets	Ps.		(i)	Ps.		(i)
Non-current assets			(i)			(i)

Total assets		10,167,649			8,941,732

Current liabilities			(i)			(i)
Non-current liabilities			(i)			(i)

Total liabilities		7,423,415			6,556,693

Minority interest		32,938			31,634
Shareholders’ equity	Ps.	2,711,296		Ps.	2,353,405

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

	For the year ended June 30,
	2007		2006		2005
Revenues	Ps.	882,220	Ps.	733,803	Ps.	681,482
Gross profit		507,554		321,619		292,600
Net income	Ps.	357,891	Ps.	309,078	Ps.	151,022

(i)	Balance sheets of banking entities are unclassified.

(l)	Severance indemnities

Under Argentine law and labor agreements, the Company is required to make minimum severance payments to its dismissed employees without cause and employees leaving its employment in certain other circumstances. Under Argentine GAAP, severance payments are expensed as incurred. Under US GAAP, the Company follows the guidelines established by SFAS No. 112, “Employers’ Accounting for Post-employment Benefits”, and SFAS No. 43, “Accounting for Compensated Absences”, which requires the accrual of severance costs if they relate to services already rendered, are related to rights that accumulate or vest, are probable of payment and are reasonably estimable. While the Company expects to make severance payments in the future, it is impossible to estimate the number of employees that will be dismissed without proper cause in the future, if any, and accordingly the Company has not recorded such liability.

(m)	Statements of cash flows classification differences

The statements of cash flows presented in the primary financial statements are prepared based on Argentine GAAP amounts.

Under Argentine GAAP, the Company considers all short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities of three months or less to be cash equivalents. Under Argentine GAAP, mutual funds are considered to be cash equivalents since original maturity is determined by reference to the frequency with which liquidity is available according to current Argentine GAAP guidance and practice. However, under SFAS No. 95 “Statement of Cash Flows”, the original maturity is determined by reference to the stated term of the security or the timeframe for exercising any put features to the issuer, not by reference to the frequency with which liquidity may be available through an auction, a put feature to a third party, or otherwise.

Therefore, for US GAAP purposes, certain mutual funds are not considered to be cash equivalents. As a result, differences exist between the total amount of the increase or decrease in cash and cash equivalents reported in the primary financial statements and the same totals that would be reported in a statement of cash flows prepared following SFAS 95 provisions.

The following tables set forth the amounts of cash and cash equivalents at the beginning and end of each year and corresponding increases and/or decreases that would be reported in a statement of cash flow following SFAS 95 provisions:

	For the year ended June 30,
	2007		2006		2005
Cash and cash equivalents under US GAAP as of the beginning of the year	Ps.	163,940	Ps.	142,589	Ps.	122,913
Cash and cash equivalents under US GAAP as of year-end		270,416		163,940		142,589

Net increase in cash and cash equivalents under US GAAP	Ps.	106,476	Ps.	21,351	Ps.	19,676

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

Differences exist between cash flows from operating, investing and financing activities reported in the primary financial statements and the cash flows from operating, investing and financing activities that would be reported under SFAS No. 95. Due to the difference in the definition of cash and cash equivalents, cash flows from purchasing and selling of mutual funds would be reported as cash flows from investing activities following SFAS 95 provisions.

In addition, under Argentine GAAP the effect of exchange rate changes on cash and cash equivalents were not disclosed by presenting a fourth cash flow statement category as required by US GAAP.

The following tables set forth the condensed statements of cash flows prepared in accordance with US GAAP:

	For the year ended June 30,
	2007		2006		2005
Net cash provided by operating activities	Ps.	111,936	Ps.	192,589	Ps.	105,655
Net cash used in investing activities		(470,318)		(128,687)		(141,746)
Net cash provided by (used in) financing activities		900,907		(36,767)		52,868
Effect of exchange rate changes on cash and cash equivalents		2,058		(5,784)		2,899

Net increase in cash and cash equivalents	Ps.	544,583	Ps.	21,351	Ps.	19,676

Additionally, under Argentine GAAP, the Company consolidates the accounts of Metroshop S.A. and Canteras Natal Crespo S.A. on a pro rata basis. Under US GAAP, proportionate consolidation is not appropriate since the Company does not exercise control over this investment. As a result, differences exist between the amount of cash and cash equivalents reported in the primary financial statements and the amount of cash and cash equivalents that would be reported in a statement of cash flows prepared under US GAAP using Argentine GAAP numbers. For this reason, cash flows from operating, investing and financing activities would be different in a statement of cash flows prepared under US GAAP using Argentine GAAP since each line item would exclude the pro rata equity interest of the accounts of Metroshop S.A. and Canteras Natal Crespo S.A.

(n)	Comprehensive income

On July 1, 1998, the Company adopted SFAS No. 130, “Reporting Comprehensive Income”. SFAS No. 130 establishes guidelines for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income represents the change in shareholder’s equity of the Company during the period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The adoption of SFAS No. 130 had no impact on total shareholders’ equity. The following table summarizes the components of comprehensive income for the years ended June 30, 2007, 2006 and 2005.

	Year ended June 30,
	2007		2006		2005
Net income under US GAAP	Ps.	103,222	Ps.	89,946	Ps.	129,398
Other comprehensive income:
Unrealized gain on available-for-sale-securities (i)		30,945		4,042		9,978
Unrealized gain (loss) on retained interest in transferred mortgage and credit card receivables		(174)		1,043		(821)
Unrealized gain on available-for-sale-securities of equity investees		16,286		3,544		6,291

Comprehensive income	Ps.	150,279	Ps.	98,575	Ps.	144,846

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

Accumulated non-owner changes in equity (accumulated other comprehensive income) for the years ended June 30, 2007, 2006 and 2005 were as follows:

	2007		2006		2005
Unrealized gain on available-for-sale securities (i)	Ps.	47,611	Ps.	16,666	Ps.	12,624
Unrealized gain on retained interest in transferred mortgage and credit card receivables		1,830		2,004		961
Unrealized gain on available-for-sale-securities on equity investees		46,302		30,016		26,472

Accumulated other comprehensive income	Ps.	95,743	Ps.	48,686	Ps.	40,057

(i)	Net of minority interest and income taxes of Ps. 973 and Ps. 17,187, respectively, for 2007, Ps. 29 and Ps. 2,192, respectively, for 2006; and Ps. 13 and Ps. 5,830, respectively, for 2005.

(o)	Pro-rata consolidation of Canteras Natal Crespo S.A. and Metroshop S.A.

As discussed in footnote (v) of Note 2.b. under Argentine GAAP the Company consolidates the accounts of Natal Crespo S.A. on a pro-rata basis and also, APSA consolidates Metroshop S.A. on a pro-rata basis. Under US GAAP consolidation is not appropriate since the Company does not exercise control over these subsidiaries.

Presented below is the consolidated condensed information of the Company at June 30, 2007 and 2006 considering Natal Crespo S.A. and Metroshop S.A. as an equity investee:

	As of and for the year ended June 30, 2007
	As reported		Eliminations of Metroshop S.A. and Natal Crespo S.A. accounts		Inclusion of Metroshop S.A. and Natal Crespo S.A. as an equity investee		As adjusted
Current assets	Ps.	1,175,790	Ps.	2,185	Ps.	—	Ps.	1,177,975
Non-current assets		2,969,109		(6,950)		3,133		2,965,292

Total assets		4,144,899		(4,765)		3,133		4,143,267

Current liabilities		652,082		(1,632)		—		650,450
Non-current liabilities		1,395,693		—		—		1,395,693

Total liabilities		2,047,775		(1,632)		—		2,046,143

Minority interest		450,410		—		—		450,410
Shareholders’ equity		1,646,714		—		—		1,646,714

Revenues		738,756		(5,620)		—		733,136
Gross profit		427,109		(3,606)		—		423,503
Net income	Ps.	107,097	Ps.	—	Ps.	—	Ps.	107,097

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

	As of and for the year ended June 30, 2006
	As reported		Eliminations of Metroshop S.A. and Natal Crespo S.A. accounts		Inclusion of Metroshop S.A. and Natal Crespo S.A. as an equity investee		As adjusted
Current assets	Ps.	481,788	Ps.	1,163	Ps.	—	Ps.	482,951
Non-current assets		2,258,333		(1,694)		224		2,256,863

Total assets		2,740,121		(531)		224		2,739,814

Current liabilities		419,228		(385)		—		418,843
Non-current liabilities		385,138		—		78		385,216

Total liabilities		804,366		(385)		78		804,059

Minority interest		449,989		—		—		449,989
Shareholders’ equity		1,485,766		—		—		1,485,766

Revenues		577,680		(1,773)		—		575,907
Gross profit		333,849		(1,016)		—		332,833
Net income	Ps.	96,573	Ps.	—	Ps.	—	Ps.	96,573

(p)	Business combinations

1)	Fair values of assets and liabilities acquired

The following table summarizes the estimated fair values of assets acquired and liabilities assumed at the date of acquisition for each transaction (in millions):

	Palermo Invest S.A.	Bouchard 551	Dock del Plata	Empalme S.A.I.C.F.A. y G.
Working capital	7.7			(17.7)
Fixed assets	40.3	254.2	30.9	57.6
In place leases	1.2	12.6	1.8	7.3
Below market leases	(1.6)	(19.6)	(5.1)	(2.4)
Deferred income tax	7.3	(2.7)	(0.7)	(4.0)

Net assets acquired	55.0	244.5	26.9	40.8

2)	Acquisition of Palermo Invest S.A., Empalme S.A.I.C.F.A. y G., Bouchard and Dock del Plata (unaudited)

The following schedule presents 2007 and 2006 supplemental unaudited pro forma information as if the transactions of Palermo Invest, Empalme, Dock del Plata and Bouchard had occurred on July 1, 2005. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what the Company’s future financial condition or operating results will be after giving effect to the transactions and does not reflect actions that may be undertaken by management in integrating this business. In addition, this information does not reflect financial and operating benefits the Company expects to realize as a result of the transactions.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

The following table summarizes the pro forma income statement information of the Company for the fiscal years ended 2007 and 2006:

	Year ended June 30,
	2007		2006
Revenues	Ps.	751,389	Ps.	600,907
Net income		109,653		102,622
Earning per share under Argentine GAAP		0.25		0.27

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

(q)	Investments in real estate and accumulated depreciation

The following is a summary of the Company's investments in real estate as of June 30, 2007 prepared in accordance with SEC Regulation S-X 12-28.

Description	Land	Buildings and improvement	Impairment	Improvements	Total buildings and improvements	Total	Accumulated depreciation	Net carrying value as of June 30	Date of construction	Date acquired	Life on which depreciation in latest income statements is computed
Alto Palermo Park	474	130	—	57	187	661	101	560	June 1996	November 1997	23
Alto Palermo Plaza	1	—	—	—	—	1	—	1	December 1996-March 1997 and September 1997	November 1997	50
Av. de Mayo 595	679	6,659	(57)	—	6,602	7,281	2,147	5134	July 1992	March 1992	19
Av. Madero 942	1,302	1,975	—	—	1,975	3,277	809	2,468	N/A	July 1994- August 1994	10
Bouchard 551	4,798	—	—	239,750	239,750	244,548	2,649	241,899		March, 2007	30
Bouchard 710	725	71,735	—	—	71,735	72,460	4,070	68,390		May, 2005	28
Constitución 1111	583	754	(249)	—	505	1,088	311	777	September 1994- March 1995	June 1994- January 1994	18
Constitución 1159	7,966	796	(6,712)	—	(5,916)	2,050	—	2,050			50
Costeros Dique IV	2,726	20,611	—	—	20,611	23,337	2,462	20,875	N/A	June 2001	28
Dique II Edificio A y B “Edificios Cruceros”	5,948	15,236	—	—	15,236	21,184	2,713	18,471	September 1998	March 1997	28
Dock del Plata	26	—	—	26,918	26,918	26,944	750	26,194	N/A	November, 2006	23
Hotel Intercontinental	8,672	39,299	—	8,367	47,666	56,338	4,941	51,397	December 1994	November 1994	24
Hotel Libertador	3,027	60,612	—	4,472	65,084	68,111	35,150	32,961	October 1973- November 1990- December 1997	March 1998	16
Hotel Llao Llao	3,073	41,764	—	44,398	86,162	89,235	8,702	80,533			15
Intercontinental Plaza	8,669	57,726	—	31,565	89,291	97,960	2,968	94,992	June 1996	November 1997	23
Laminar Plaza	6,595	26,918	—	—	26,918	33,513	4,326	29,187	N/A	March 1999	27
Libertador 498	11,729	39,421	—	—	39,421	51,150	10,089	41,061	N/A	December 1995	22
Libertador 602	698	2,787	—	—	2,787	3,485	654	2,831	N/A	May 1996	22
Store Cruceros	59	234	—	—	234	293	8	285			30
Madero 1020	2,188	—	—	—	—	2,188	494	1,694	N/A	December 1995	10
Maipú 1300	10,294	42,338	—	—	42,338	52,632	10,285	42,347	N/A	September 1995	23
Reconquista 823	4,942	19,772	—	42	19,814	24,756	5,663	19,093	June 1995	November 1993	22
Rivadavia 2768	—	334	—	—	334	334	39	295	N/A		10
Santa María del Plata	10,513	—	—	1,981	1,981	12,494	—	12,494	N/A		50
Sarmiento 517	48	438	(350)	—	88	136	38	98	March 1995	December 1994-August 1994-July 1994	19
Suipacha 652	2,533	14,477	—	—	14,477	17,010	4,718	12,292	April-June 1994	November 1991	22

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

Description	Land	Buildings and improvement	Impairment	Improvements	Total buildings and improvements		Total	Accumulated depreciation	Net carrying value as of June 30		Date of construction	Date acquired	Life on which depreciation in latest income statements is computed
Torre Renoir	306	—	—	1,214		1,214	1,520	5		1,515	April, 2007	April, 2007	50
Obras en Curso Dique IV	—	—	—	9,684		9,684	9,684	—		9,684	Under Construction
Shopping Abasto	9,750	250,410	—	745		251,155	260,905	73,469		187,436	November 1998	N/A	31
Shopping Alto Palermo	8,694	398,127	—	456		398,583	407,277	231,760		175,517	October 1990	November 1997- March 1998	26
Shopping Alto Avellaneda	18,089	147,848	—	12,053		159,901	177,990	88,326		89,664	October 1995	November 1997- December 1997	19
Shopping Paseo Alcorta	8,066	97,905	—	6,177		104,082	112,148	47,716		64,432	June 1992	June 1997	22
Alto Noa	358	42,861	—	89		42,950	43,308	16,268		27,040	September 1994	March 1995- September 1996- January 2000	22
Buenos Aires Design	—	48,986	—	34		49,020	49,020	32,938		16,082	November 1993- December 1993	November 1997	23
Patio Bullrich	8,420	151,846	—	485		152,331	160,751	57,614		103,137	September 1988	October 1998	20
Alto Rosario	25,686	61,914	—	2,353		64,267	89,953	5,808		84,145	November 2004	N/A	29
Mendoza Plaza Shopping	10,821	101,704	—	3,859		105,563	116,384	27,380		89,004	June 1994	December 2004	22
Neuquén Project	3,315	8,851	—	136		8,987	12,302	—		12,302	Under construction	September 1999	N/A
Panamerican Mall	123,568	—	—	44,038		44,038	167,606	—		167,606	Under construction	November, 2006	N/A
Córdoba Shopping - Villa Cabrera -	5,009	—	—	88,388		88,388	93,397	17,889		75,508	March, 1990	December, 2006	34
Other	—	8,018	(245)	3,035		10,808	10,808	3,821		6,987	N/A	N/A	N/A

Total	Ps. 320,350	Ps. 1,782,486	Ps. (7,613)	Ps. 530,296	Ps.	2,305,169	Ps. 2,625,519	Ps. 707,081	Ps.	1,918,438

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(Continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

	Year ended June 30,
	2007	2006	2005
Balance, beginning of the year	Ps. 1,976,105	Ps. 1,945,452	Ps. 1,700,568
Additions during the year:
Acquisition of Mendoza Plaza Shopping S.A. (formerly Pérez Cuesta S.A.C.I)	—	—	95,268
Acquisitions and improvements	566,309	18,138	113,281
Recovery of impairment	2,466	5,800	24,301
Transfers from undeveloped parcels of land	66,958	12,165	13,371
Transfers from non-current investments	—	—	9,138
Transfers from real estate inventory	1,521	293	123
Transfers from other receivables	12,160	—	103

	2,625,519	1,981,848	1,956,153

Deductions during the year:
Transfers to real estate inventory	—	(1,776)	(8,575)
Transfers to intangible assets	—	—	(2,126)
Transfers to undeveloped parcels of land	—	(2,690)	—
Sales	—	(1,277)	—

	—	(5,743)	(10,701)

Balance, end of the year	Ps. 2,625,519	Ps. 1,976,105	Ps. 1,945,452

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

(r)	Mortgage loans on real estate

Prepared in accordance with SEC Regulation S-X 12-29

Col. A.	Col. B.	Col. C.	Col. D.	Col. E.	Col. F.		Col. G.		Col. H.
Description	Interest Rate	Final maturity date	Periodic payment term	Prior liens	Face amount of mortgages		Carrying amount of mortgages		Principal amount of loans subject to delinquent principal or interest
Customer A	14%	June 2014	Monthly	None	Ps.	128	Ps.	73	None
Customer B	14%	May 2014	Monthly	None		77		129	None
Customer C	12%	April 2015	Monthly	None		73		57	None
Customer D	14%	June 2014	Monthly	None		70		149	None
Customer E	14%	July 2009	Monthly	None		60		141	None
Customer F	12%	November 2007	Monthly	None		125		227	None
Customer G	9%	November 2008	Monthly	None		472		163	None
Customer H	10%	October 2008	Monthly	None		1,006		478	None
Customer I	14%	February 2014	Monthly	None		50		76	None
Mortgage receivables Ps. 30,000- Ps. 49,999	14-17%	September 2007- September 2009- January 2011	Monthly	None		96		74	None
Mortgage receivables Ps. 50,000- Ps.69,999	14-16%	May 2009-July 2014	Monthly	None		280		152	None
Mortgage receivables Ps. 70,000-Ps.89,999	14-16%	June 2009-December 2014	Monthly	None		311		30	None

					Ps.	2,748	Ps.	1,749

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

The summary of activity in mortgage receivables is as follows:

	Year ended June 30,
	2007		2006		2005
Balance, beginning of year	Ps.	2,033	Ps.	1,373	Ps.	1,435
Deductions during the year:
New mortgage loans		163		1,005		—
Collections of principal		(447)		(345)		(62)

Balance, end of year	Ps.	1,749	Ps.	2,033	Ps.	1,373

29.	Other financial statement information

The following tables present additional financial statement disclosures required under Argentine GAAP:

a.	Fixed assets, net

b.	Intangible assets, net

c.	Allowances and provisions

d.	Cost of sales, leases and services

e.	Foreign currency assets and liabilities

f.	Other expenses

IRSA Inversiones y Representaciones Sociedad Anónima and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

a.	Fixed assets

	Original value					Depreciation									Net carrying value as of June 30,
								Current year
Principal account	Value as of beginning of year	Additions and transfers	Deductions and transfers		Value as of end of year	Accumulated as of beginning of year		Increases / (decreases) and transfers	Amount (i)		Accumulated as of end of year		Impairment		2007	2006	2005
Facilities	Ps. 89,249	Ps.6,282	Ps.	(29)	Ps. 95,502	Ps.	62,430	Ps. 1,261	Ps.	5,144	Ps.	68,835	Ps.	—	Ps. 26,667	Ps. 26,819	Ps. 28,043
Furniture and fixtures	51,878	6,372		(43)	58,207		43,491	651		3,468		47,610		—	10,597	8,387	8,089
Machinery and equipment	5,767	215		—	5,982		5,316	—		318		5,634		—	348	451	359
Computer equipment	41,362	13,477		(60)	54,779		32,790	4,859		5,213		42,862		—	11,917	8,572	5,690
Vehicles	910	175		(35)	1,050		596	23		132		751		—	299	314	419
Leasehold improvements	17,613	1,658		(1,126)	18,145		12,889	651		1,297		14,837		—	3,308	4,724	2,677
Advances to suppliers	2,628	45,508		(7,904)	40,232		14	—		—		14		—	40,218	2,614	905

Properties:
Alsina 934	—	—		—	—		—	—		—		—		—	—	—	1,429
Alto Palermo Park	604	57		—	661		85	—		16		101		—	560	519	500

Av. de Mayo 595	7,339	—		(1)	7,338		1,914	—		233		2,147		57	5,134	4,630	4,574
Av. Madero 942	3,277	—		—	3,277		626	—		183		809		—	2,468	2,651	2,401
Bouchard 551	—	244,548		—	244,548		—	—		2,649		2,649		—	241,899	—	—
Bouchard 710	72,460	—		—	72,460		1,674	—		2,396		4,070		—	68,390	70,786	72,222
Constitución 1111	1,338	—		(1)	1,337		269	—		42		311		249	777	760	545
Constitución 1159	8,762	—		—	8,762		—	—		—		—		6,712	2,050	2,000	1,324
Costeros Dique IV	23,337	—		—	23,337		1,874	—		588		2,462		—	20,875	21,463	21,849
Dique II Edificio A y B “Edificios Cruceros”	21,184	—		—	21,184		2,164	—		549		2,713		—	18,471	19,020	19,358
Dock del Plata	—	26,944		—	26,944		—	—		750		750		—	26,194	—	—
Hotel Intercontinental	47,971	8,367		—	56,338		3,199	—		1,742		4,941		—	51,397	44,772	45,269
Hotel Libertador	63,640	4,472		(1)	68,111		32,899	—		2,251		35,150		—	32,961	30,741	32,051
Hotel Llao Llao	44,834	44,825		(424)	89,235		6,622	—		2,080		8,702		—	80,533	38,212	27,652
Intercontinental Plaza	66,397	31,565		(2)	97,960		120	—		2,848		2,968		—	94,992	66,277	67,741
Laminar Plaza	33,513	—		—	33,513		3,481	—		845		4,326		—	29,187	30,032	30,577
Libertador 498	51,152	—		(2)	51,150		8,662	—		1,427		10,089		—	41,061	42,490	43,307
Libertador 602	3,486	—		(1)	3,485		557	—		97		654		—	2,831	2,929	2,985
Av. Madero 1020	2,188	—		—	2,188		370	—		124		494		—	1,694	1,818	1,665
Maipu 1300	52,632	—		—	52,632		8,906	—		1,379		10,285		—	42,347	43,726	44,581
Reconquista 823	24,714	42		—	24,756		5,009	—		654		5,663		—	19,093	19,560	19,355
Rivadavia 2768	334	—		—	334		13	—		26		39		—	295	321	164
Santa María del Plata	10,513	1,981		—	12,494		—	—		—		—		—	12,494	10,513	12,109
Sarmiento 517	482	3		—	485		20	(4)		21		37		350	98	86	84
Store Cruceros	293	—		—	293		—	—		8		8		—	285	293	—
Suipacha 652	17,010	—		—	17,010		4,265	—		453		4,718		—	12,292	11,808	11,749

Work-in-progress
Dique IV	—	9,684		—	9,684		—	—		—		—		—	9,684	—	—

Shopping Centers:
Shopping Abasto	260,162	772		(29)	260,905		65,270	—		8,199		73,469		—	187,436	194,892	202,776
Shopping Alto Palermo	406,823	457		(3)	407,277		213,310	(1)		18,451		231,760		—	175,517	193,513	210,822
Shopping Alto Avellaneda	165,937	12,053		—	177,990		79,648	—		8,678		88,326		—	89,664	86,289	98,750
Shopping Paseo Alcorta	105,971	6,177		—	112,148		43,711	—		4,005		47,716		—	64,432	62,260	65,816
Shopping Alto Noa	43,218	93		(3)	43,308		14,202	(4)		2,070		16,268		—	27,040	29,016	30,883
Shopping Buenos Aires Design	48,986	79		(45)	49,020		30,469	—		2,469		32,938		—	16,082	18,517	20,935
Shopping Patio Bullrich	160,265	510		(24)	160,751		50,856	—		6,758		57,614		—	103,137	109,409	115,602

IRSA Inversiones y Representaciones Sociedad Anónima and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

Principal account	Original value								Depreciation											Net carrying value as of June 30,
											Current year
	Value as of beginning of year		Additions and transfers		Deductions and transfers		Value as of end of year		Accumulated as of beginning of year		Increases/ (decreases) and transfers		Amount (i)		Accumulated as of end of year		Impairment			2007		2006		2005
Shopping Alto Rosario	Ps.	88,823	Ps.	5,185	Ps.	(4,055)	Ps.	89,953	Ps.	3,307	Ps.	—	Ps.	2,501	Ps.	5,808		—		Ps.	84,145	Ps.	85,516	Ps.	79,117
Shopping Córdoba		—		93,397		—		93,397		—		15,708		2,181		17,889		—			75,508		—		—
Mendoza Plaza Shopping		112,525		4,410		(551)		116,384		23,924		—		3,456		27,380		—			89,004		88,601		83,706
Neuquén Project		12,166		136		—		12,302		—		—		—		—		—			12,302		10,012		9,987
Panamerican Mall		—		167,606		—		167,606		—		—		—		—		—			167,606		—		—
Other		25,492		7,358		(304)		32,546		7,348		(304)		1,235		8,279		245			24,022		17,899		17,484

Total as of June 30, 2007	Ps.	2,197,235	Ps.	744,408	Ps.	(14,643)	Ps.	2,927,000	Ps.	772,300	Ps.	22,840	Ps.	96,936	Ps.	892,076	Ps.	7,613	(ii)	Ps.	2,027,311

Total as of June 30, 2006	Ps.	2,164,209	Ps.	54,919	Ps.	(21,893)	Ps.	2,197,235	Ps.	700,234	Ps.	(8,562)	Ps.	80,628	Ps.	772,300	Ps.	11,723	(ii)			Ps.	1,413,212		—

Total as of June 30, 2005	Ps.	1,899,720	Ps.	358,806	Ps.	(94,317)	Ps.	2,164,209	Ps.	593,989	Ps.	30,192	Ps.	76,053	Ps.	700,234	Ps.	18,424	(ii)					Ps.	1,445,551

(i)	The allocation of annual depreciation charges in the consolidated statements of income is included in “Other expenses” (Note 29 f.), except for Ps. (250), Ps. 6 and Ps. 441 for the years ended 2007, 2006 and 2005, respectively allocated in “Costs” and Ps. 316, Ps. 301 and Ps. 238 for the years ended June 30, 2007, 2006 and 2005, respectively, passed-through to tenants.
(ii)	Net of the depreciation of the year for Ps. 112, Ps. 388 and Ps. 1,935 for the years ended June 30, 2007, 2006 and 2005 and recovery of impairment of Ps. 3,998 for the year ended 2007.

IRSA Inversiones y Representaciones Sociedad Anónima and Subsidiaries

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

b.	Intangible assets, net:

	Original value						Amortization											Net carrying value as of June 30,
	Value as of beginning of year		Additions/ (deductions)		Value as of end of year		Current year
Principal account							Accumulated as of beginning of year		Increases/ (decreases)		Amount (i)		Accumulated as of end of year		Impairment			2007		2006		2005
Preoperating and organization expenses	Ps.	23,319	Ps.	(5,306)	Ps.	18,013	Ps.	19,896	Ps.	(6,070)	Ps.	1,487	Ps.	15,313	Ps.	—		Ps.	2,700	Ps.	3,423	Ps.	4,749
Trademarks		599		—		599		423		—		54		477		—			122		176		226
Expenses related to securitization of receivables		6,660		(6,660)		—		6,660		(6,660)		—		—		—			—		—		—

Total as of June 30, 2007	Ps.	30,578	Ps.	(11,966)	Ps.	18,612	Ps.	26,979	Ps.	(12,730)	Ps.	1,541	Ps.	15,790	Ps.	—		Ps.	2,822

Total as of June 30, 2006	Ps.	30,545	Ps.	33 (ii)	Ps.	30,578	Ps.	25,215	Ps.	—	Ps.	1,764	Ps.	26,979	Ps.	—	(v)			Ps.	3,599

Total as of June 30, 2005	Ps.	21,220	Ps.	9,325 (iii)	Ps.	30,545	Ps.	18,498	Ps.	5,751 (iv)	Ps.	966	Ps.	25,215	Ps.	355	(vi)					Ps.	4,975

(i)	The allocation of annual amortization charges in the consolidated statements of income is included in “Other expenses, net” (Note 29.f.); except for Ps. 1 and Ps. 8 for the years ended 2007 and 2006, respectively, allocated in “Costs” and Ps. 5 for the year ended 2005 allocated in “Net income from retained interest in securitized receivables”.
(ii)	Includes:
Ps. (12) reclassified to Other receivables.
(iii)	Includes:
Ps. 2,126 reclassified from fixed assets.
Ps. (18) reclassified to inventory.
Ps. 6,082 related to the acquisition of Mendoza Plaza Shopping.
(iv)	Includes Ps. 6,070 related to the acquisition of Mendoza Plaza Shopping.
(v)	Net of the amortization of the past year of Ps. 152. (See Note 29.f.) and recovery of impairment of Ps. 203.
(vi)	Net of the amortization of the past year of Ps. 123. (See Note 29.f.).

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

c.	Allowances and provisions

	Balances as of beginning of year		Additions			Deductions			Carrying value of June 30,
Item									2007		2006		2005
Deducted from current assets:
Allowance for doubtful accounts		44,043		36,014	(i)		(23,981	)(ii)		56,076		44,043		38,255

Total as of June 30, 2007	Ps.	44,043	Ps.	36,014		Ps.	(23,981)		Ps.	56,076

Total as of June 30, 2006	Ps.	38,255	Ps.	13,306		Ps.	(7,518)				Ps.	44,043

Total as of June 30, 2005	Ps.	35,299	Ps.	6,657		Ps.	(3,701)						Ps.	38,255

Deducted from non-current assets:
Allowance for doubtful accounts		1,333		622	(i)		—			1,955		1,333		969
Allowance for doubtful mortgage receivable		2,208		—			—			2,208		2,208		2,208
Allowance for impairment of fixed assets		11,723		—			(4,110	)(iii)		7,613		11,723		18,424
Allowance for impairment of inventories		2,229		79			(1,167)			1,141		2,229		2,056
Allowance for impairment of undeveloped plots of land		1,758		17			(335)			1,440		1,758		9,592
Allowance for impairment of intangible assets		—		—			—			—		—		355

Total as of June 30, 2007	Ps.	19,251	Ps.	718		Ps.	(5,612)		Ps.	14,357

Total as of June 30, 2006	Ps.	33,604	Ps.	765		Ps.	(15,118)				Ps.	19,251

Total as of June 30, 2005	Ps.	61,836	Ps.	19,228		Ps.	(47,460)						Ps.	33,604

Included in current liabilities:
Provision for contingencies		8,755		603			(1,763)			7,595		8,755		9,776

Total as of June 30, 2007	Ps.	8,755	Ps.	603		Ps.	(1,763)		Ps.	7,595

Total as of June 30, 2006	Ps.	9,776	Ps.	1,047		Ps.	(2,068)				Ps.	8,755

Total as of June 30, 2005	Ps.	6,439	Ps.	3,965		Ps.	(628)						Ps.	9,776

Included in non-current liabilities:
Provision for contingencies		10,942		5,166	(iv)		(3,376	)(v)		12,732		10,942		11,027

Total as of June 30, 2007	Ps.	10,942	Ps.	5,166		Ps.	(3,376)		Ps.	12,732

Total as of June 30, 2006	Ps.	11,027	Ps.	821		Ps.	(906)				Ps.	10,942

Total as of June 30, 2005	Ps.	6,549	Ps.	6,880		Ps.	(2,402)						Ps.	11,027

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

(i)	Doubtful accounts are disclosed in “Other expenses” (Note 29.f.), except for Ps. 1,041 and Ps. 5,136 related to the allowance of the cancelled trusts in the period and Ps. 22 allocated in fees and payments for services.
(ii)	Related to off set and recovery of the year.
(iii)	Includes recovery of impairment of Ps. 3,998 disclosed in “Gain from operations and holdings of real estate assets, net” and the depreciation of the year of Ps. 112.
(iv)	Includes Ps. 3,370 shown in “Other expenses, net” (Note 9), Ps. 323 shown in Note 29.f. and Ps. 1,457 related to the incorporation of E-Commerce Latina S.A. and Empalme S.A.I.C.F.A.y G.
(v)	Includes utilization of the year of Ps. 3,023 and recovery of provision of Ps. 353.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

d.	Cost of sales, leases and services

	Year ended June 30,
	2007	2006	2005
I. Cost of sales
Stock as of beginning of year	Ps. 159,774	Ps. 98,522	Ps. 28,398
Plus:
Expenses (Note 29.f.)	2,728	2,384	2,255
Transfers to fixed assets	(3,399)	(293)	(123)
Transfers from investments	—	—	240
Transfers from fixed assets	10,513	1,422	4,715
Transfers to other receivables and prepaid expenses	(1,773)	(1,516)	—
Transfers from undeveloped parcels of land	4,465	33,006	25,979
Capitalized interest	—	222	418
Decrease in mortgage loans	(3,632)	—	—
Exchange gain	133	—	—
Transfer from intangible assets	2,217	—	—
Merger	978	—	—
Adjustment to purchase price of inventory	124,538	70,740	33,721
Stock as of end of year	(253,246)	(159,774)	(98,522)

Subtotal	43,296	44,713	(2,919)

Plus:
Gain from valuation of inventories at fair market value	15,750	9,727	18,087
Results from holding of real estate assets	165	13	297
Impairment of the year	(1,599)	—	2,027

Cost of properties sold	57,612	54,453	17,492

II. Cost of leases
Expenses (Note 29.f.)	107,063	85,120	76,964

Cost of properties leased	107,063	85,120	76,964

III. Cost of fees for services
Expenses (Note 29.f.)	1,505	2,354	1,591

Cost of fees for services	1,505	2,354	1,591

IV. Cost of hotel activities
Stock as of beginning of year	2,336	1,289	1,313
Purchases of the year	621	1,047	(24)
Expenses (Note 29.f.)	69,216	57,971	48,925
Stock as of end of year	(2,957)	(2,336)	(1,289)

Cost of hotel activities	69,216	57,971	48,925

V. Cost of credit card operations
Expenses (Note 29.f.)	76,251	43,933	23,102

Cost of credit card operations	76,251	43,933	23,102

TOTAL COSTS	Ps. 311,647	Ps. 243,831	Ps. 168,074

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

e.	Foreign currency assets and liabilities

					Total as of June 30,
Captions	Currency	Amount of foreign currency	Current Exchange rate (i)		2007		2006
Assets
Current assets
Cash and banks:
Cash	U$S	231,022	3.053		Ps.	706	Ps.	2,460
Cash	Euros	6,551	4.130			27		7
Cash	Reales	945	1.410			1		2
Cash	Libras	381	6.120			2		2
Bank accounts	U$S	17,675,126	3.053			53,962		49,919
Bank accounts	Euros	423,560	4.130			1,749		1,638
Saving Accounts	Yens	1,174,070	24.760			29,070		28,666
Checks to be deposited	U$S	140,021	3.053			427		414
Investments:
Government bonds	U$S	7,944	3.053			25		27
Bono Banco Ciudad	Euros	30,466	4.130			126		439
Mutual funds	U$S	138,710,122	3.053			423,483		89,180
Other investments	U$S	—		(ii)		—		42
Mortgages and leases receivable, net	U$S	4,018,396	3.053			12,268		7,193
Related parties	U$S	18,410	3.093			57		76
Mortgages and leases receivable	Euros	—	4.130			—		6
Other receivables and prepaid expenses:
Related parties	U$S	8,745,137	3.093			27,049		—
Prepaid expenses	U$S	46,203	3.053			141		106
Credit Default swap	U$S	257,135	3.053			785		279
Guarantee deposits	U$S	1,760	3.053			5		9,184
Other	U$S	168,435	3.053			515		33

Total current assets						550,398		189,673

Non-current assets
Investments:
Bono Banco Ciudad	Euros	—	4.130			—		117
Other	U$S	363,000	3.053			1,108		—
Mortgages and leases receivable	U$S	148,917	3.053			454		12,663
Mortgages and leases receivable	Euros	3,000	4.130			12		12
Guarantee receivable	U$S	1,013,931	3.053			3,096		15,889
Prepaid expenses	U$S	—	3.093			—		150
Other receivables and prepaid expenses:
Other	U$S	44,949	3.053			137		—

Total non-current assets						4,807		28,831

Total assets as of June 30, 2007					Ps.	555,205

Total assets as of June 30, 2006							Ps.	218,504

(i)	Official exchange rate prevailing as of June 29, 2007.
(ii)	Valuated at fair market value.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

Captions	Currency	Amount of foreign currency	Current Exchange rate (i)	Total as of June 30,
				2007		2006
Liabilities
Current liabilities
Trade accounts payable	U$S	698,672	3.093	Ps.	2,161	Ps.	2,139
Trade accounts payable	Euros	4,251	4.184		18		—
Customer advances	U$S	7,262,064	3.093		22,461		11,602
Customer advances	Euros	600,000	4.184		2,510		2,366
Mortgages payables	U$S	5,670,427	3.093		17,538		14,809
Taxes payable	U$S	393,817	3.093		1,218		180
Short-term debt	U$S	44,356,305	3.093		137,194		48,221
Other liabilities
Guarantee deposits	U$S	751,265	3.093		2,324		1,025
Provision for discount	U$S	233,686	3.093		723		—
Collections on behalf of third parties	U$S	—	3.093		—		13
Related parties	U$S	765,845	3.093		2,368		1,516
Other	U$S	322,952	3.093		998		—

Total current liabilities					189,513		81,871

Non-current liabilities
Trade accounts payable	U$S	43,425	3.093		135		1,160
Mortgages payables	U$S	1,473,220	3.093		4,557		14,722
Long-term debt	U$S	332,584,124	3.093		1,028,683		280,766
Other liabilities
Related parties	U$S	—	3.093		—		518
Guarantee deposits	U$S	899,192	3.093		2,781		2,403

Total non-current liabilities					1,036,156		299,569

Total liabilities as of June 30, 2007				Ps.	1,225,669

Total liabilities as of June 30, 2006						Ps.	381,440

(i)	Official exchange rate prevailing as of June 29, 2007.

IRSA Inversiones y Representaciones Sociedad Anónima

Notes to the Consolidated Financial Statements—(continued)

(In thousands of Argentine Pesos, except share data and as otherwise indicated)

f.	Other expenses

Items	Cost of properties leased		Cost of properties sold		Cost of fees and services		Cost of hotel activities		Cost of credit card operations		Cost of pass- through expenses		Cost of collective promotion fund		Cost of expenses recovery		Administrative		Selling		Financing		Total as of June 30, 2007	Total as of June 30, 2006	Total as of June 30, 2005
Director's fees	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	—	Ps.	16,395	Ps.	—	Ps.	—	Ps.16,395	Ps.20,351	Ps. 11,168
Fees and payments for services		—		—		—		3,075		8,335		5,053		63		(5,116)		30,519		401		—	42,330	25,440	18,893
Salaries and bonuses		—		—		—		24,391		24,870		40,092		5,104		(45,196)		53,403		7,213		—	109,877	68,511	48,025
Social security contributions		—		—		—		5,670		—		—		—		—		1,596		571		—	7,837	8,396	6,227
Depreciation and amortization		82,417		20		—		9,274		1,302		299		17		(316)		5,250		36		—	98,299	82,082	75,118
Maintenance of building		24,041		2,708		—		10,122		469		26,868		86		(26,954)		1,157		12		—	38,509	27,955	24,628
Mail and telephone		—		—		—		3,001		—		2,140		—		(2,140)		496		114		—	3,611	3,028	3,903
Advertising		—		—		—		—		—		107		29,157		(29,264)		—		31,720		—	31,720	19,465	12,241
Lease expense		—		—		—		—		1,362		894		46		(940)		836		3		—	2,201	2,597	1,618
Commissions and property sales charges		—		—		—		715		21,916		—		—		—		1,601		3,567		—	27,799	15,470	11,075
Freight and transportation		—		—		—		227		1,136		1,543		95		(1,638)		2,092		499		—	3,954	2,746	2,233
Taxes, rates and contributions		281		—		—		—		14,192		14,732		1,583		(16,315)		12,901		2		—	27,376	17,124	9,509
Subscriptions and publications		—		—		—		—		—		142		—		(142)		166		—		—	166	199	204
Interest and index—adjustment		—		—		—		—		—		22		—		(22)		—		—		66,622	66,622	49,125	45,237
Bank charges		—		—		—		—		—		27		—		(27)		5,000		6		—	5,006	1,700	1,610
Safe deposits box		—		—		—		—		—		—		—		—		510		—		20	530	515	378
Allowance for doubtful accounts		—		—		—		—		—		—		—		—		—		26,110		—	26,110	11,033	2,952
Travel expenses		—		—		—		443		—		17		—		(17)		1,060		—		—	1,503	398	313
Food and beverages		—		—		—		8,882		—		—		—		—		—		—		—	8,882	5,892	5,234
Personnel		—		—		—		—		1,385		45		—		(45)		2,007		404		—	3,796	1,093	753
Training expenses		—		—		—		—		—		—		—		—		—		—		—	—	304	131
Contingencies (i)		—		—		—		—		—		—		—		—		—		—		—	—	965	666
Insurances		—		—		—		174		1,252		703		17		(720)		2,246		—		—	3,672	2,246	1,631
Surveillance		—		—		—		—		—		1,171		—		(1,171)		783		—		—	783	446	340
Training courses		—		—		—		—		—		1		—		(1)		327		—		—	327	22	112
(Recovery) Change for contingencies for lawsuits		324		—		—		—		—		—		—		—		—		—		—	324	—	—
Gross sales tax		—		—		—		—		—		5		—		(5)		—		40,027		—	40,027	20,021	13,232
Expenses recovery		—		—		—		—		—		(97,732)		(36,650)		134,382		—		—		—	—	—	—
Unrecovered expenses		—		—		—		—				423		—		(423)		—		—		—	—	—	—
Other		—		—		1,505		3,242		32		3,448		482		(3,930)		3,082		3,024		—	10,885	11,335	10,134

Total as of June 30, 2007		107,063		2,728		1,505		69,216		76,251		—		—		—		141,427		113,709		66,642	578,541

Total as of June 30, 2006		85,120		2,384		2,354		57,971		43,933		—		—		—		96,882		60,105		49,710		398,459

Total as of June 30, 2005		76,964		2,255		1,591		48,925		23,102		—		—		—		70,670		36,826		47,232			307,565

(i)	Includes Ps. 323 related to a recovery of Provision for contingencies.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of

Banco Hipotecario S.A.

We have audited the accompanying consolidated balance sheets of Banco Hipotecario S.A. and its subsidiaries (collectively referred to as the “Bank”) as of June 30, 2007 and 2006 and the related consolidated statements of income, of changes in shareholders’ equity and of cash flows for each of the three twelve-month periods in the period ended June 30, 2007. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Banco Hipotecario S.A. and its subsidiaries at June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three twelve-month periods in the period ended June 30, 2007 in conformity with accounting rules prescribed by the Banco Central de la República Argentina (the “BCRA”).

As described in Notes 6 and 37 to the consolidated financial statements, respectively, accounting rules prescribed by the BCRA differ in certain significant respects from, and is a comprehensive basis of accounting other than, accounting principles generally accepted in Argentina for enterprises in general (“Argentine GAAP”) and accounting principles generally accepted in the United States of America and as allowed by Item 17 to Form 20-F (“US GAAP”). Information relating to the nature and effect of the differences between accounting rules prescribed by the BCRA and US GAAP is presented in Note 37 to the consolidated financial statements.

Price Waterhouse & Co S.R.L.

Diego Sisto
Partner

Buenos Aires, Argentina

August 31, 2007

BANCO HIPOTECARIO SA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of June 30, 2007 and 2006

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

	June 30,
	2007		2006
ASSETS

Cash and due from banks	Ps.	54,578	Ps.	42,900
Banks and correspondents		273,095		284,956

		327,673		327,856

Government and corporate securities (Note 9)		2,159,941		2,802,402

Loans (Note 10)
Mortgage loans		1,767,133		1,547,869
Other loans		1,855,887		903,249

		3,623,020		2,451,118
Plus: Accrued interest receivable		38,496		94,451
Less: Allowance for loan losses (Note 11)		(136,120)		(145,297)

		3,525,396		2,400,272

Other receivables from financial transactions (Note 12)
Securities receivable under repurchase agreements		1,261,850		908,147
Amounts receivable under derivative financial instruments (Note 22)		1,133,603		1,035,997
Loans in trust pending securitization		81,378		100,231
Amounts receivable under reverse repurchase agreements of government and corporate securities		3,573		—
Receivable from Argentine Government compensatory and hedge bonds (Note 2)		260,960		250,872
Other (Note 12)		961,258		731,085

		3,702,622		3,026,332
Plus: Accrued interest receivable		9,757		10,301
Less: Allowance for loan losses (Note 11)		(34,684)		(33,840)

		3,677,695		3,002,793

Investments in other companies		11		38,472

Miscellaneous receivables (Note 13)		325,977		254,190

Bank premises and equipment (Note 14)		105,000		86,224

Miscellaneous assets (Note 15)		16,183		24,040

Intangible assets (Note 14)		29,666		5,412

In-process items		107		71

Total Assets	Ps.	10,167,649	Ps.	8,941,732

The accompanying notes are an integral part of these consolidated financial statements.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

As of June 30, 2007 and 2006

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

	June 30
	2007		2006
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Checking accounts	Ps.	39,288	Ps.	11,533
Saving accounts		183,903		141,724
Time deposits		613,382		434,497
Other deposit accounts		27,927		22,269

		864,500		610,023
Plus: Accrued interest payable		4,060		4,764

		868,560		614,787
Other liabilities from financial transactions
Other banks and international entities (Note 18)		231,619		387,081
Bonds (Note 19)		3,587,186		3,253,792
Argentine Central Bank (Note 17)		218,031		198,329
Amounts payable under derivative financial instruments (Note 22)		968,395		964,753
Borrowings under repurchase agreements collateralized by government securities		965,803		637,719
Obligation to return securities acquired under reverse repurchase agreements of government and private securities		4,159		—
Collections and other transactions on behalf of third parties		22,236		22,940
Other		144,729		104,791

		6,142,158		5,569,405
Plus: Accrued interest payable		84,485		95,274

		6,226,643		5,664,679
Miscellaneous liabilities
Taxes		1,511		5,152
Sundry creditors (Note 24)		38,520		54,304
Other (Note 24)		23,433		8,673

		63,464		68,129

Reserve for contingencies (Note 16)		262,214		205,577

In-process items		2,534		3,521

Minority interests		32,938		31,634

Total Liabilities		7,456,353		6,588,327

SHAREHOLDERS’ EQUITY

Common stock		1,500,000		1,500,000
Inflation adjustment of common stock		717,115		1,797,623
Paid-in-capital		—		1
Reserves		68,868		1,191,686
Retained earning / (Accumulated deficit)		425,313		(2,135,905)

Total Shareholders’ Equity		2,711,296		2,353,405

Total Liabilities and Shareholders’ Equity	Ps.	10,167,649	Ps.	8,941,732

The accompanying notes are an integral part of these consolidated financial statements.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the twelve-month periods ended June 30, 2007, 2006 and 2005

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

	2007	2006	2005
Financial income
Interest on loans and other receivables from financial transactions	Ps. 547,246	Ps. 443,845	Ps. 502,052
Income from government and corporate securities.	330,598	286,469	178,477
Other	4,376	3,489	953

	882,220	733,803	681,482
Financial expenses
Interest on deposits and other liabilities from financial transactions	354,969	398,355	374,389
Contributions and taxes on financial income	19,697	13,829	14,493

	374,666	412,184	388,882
Provision for loan losses (Note 11)	43,673	10,498	16,699
Income from services
Insurance premiums	76,999	53,851	44,764
Commissions (Note 25)	64,044	34,796	31,862
Other (Note 25)	19,318	12,759	11,802

	160,361	101,406	88,428
Expenses for services
Insurance claims	7,172	8,965	7,776
Commissions (Note 25)	64,653	28,860	13,312
Contributions and taxes on income from services	3,179	1,746	1,521

	75,004	39,571	22,609
Administrative expenses
Salaries and social security contributions	111,364	84,440	73,096
Advertising expenses	20,914	15,692	7,217
Value added tax and other taxes	16,987	11,819	10,184
Directors’ and Syndics’ fees	17,541	3,109	2,843
Fees for administrative services	37,744	21,455	13,247
Maintenance and repairs	61,325	44,258	36,260
Other	4,938	4,417	4,163

	270,813	185,190	147,010

Net income from financial transactions	Ps. 278,425	Ps. 187,766	Ps. 194,710

The accompanying notes are an integral part of these consolidated financial statements.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME—(Continued)

For the twelve-month periods ended June 30, 2007, 2006 and 2005

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

	2007	2006	2005
Miscellaneous income
Penalty interest	6,437	5,912	9,567
Loans recoveries	220,745	123,450	59,180
Other (Note 26)	4,642	44,346	15,275

	231,824	173,708	84,022
Miscellaneous expenses
Provision for other contingencies and miscellaneous receivables	127,046	12,275	113,043
Other (Note 26)	23,398	36,922	13,322

	150,444	49,197	126,365

Income before income taxes and minority interests	359,805	312,277	152,367

Income taxes (Note 28)	1,007	1,321	6,968
Minority interests	(907)	(1,878)	5,623

Net income for the period	357,891	309,078	151,022

The accompanying notes are an integral part of these consolidated financial statements.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the twelve-month periods ended June 30, 2007, 2006 and 2005

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

	Common stock (Note 30)		Paid in capital		Inflation adjustment of common stock (Note 30)		Reserves				Retained earnings / (Accumulated deficit)		Total shareholders´ equity
							Legal (Note 30)		Voluntary (Note 30)
Balance as of June 30, 2004	Ps.	1,500,000	Ps.	1	Ps.	1,797,623	Ps.	1,022,078	Ps.	169,608	Ps.	(2,596,005)	Ps.	1,893,305

Net income for the period		—		—		—		—		—		151,022		151,022

Balance as of June 30, 2005	Ps.	1,500,000	Ps.	1	Ps.	1,797,623	Ps.	1,022,078	Ps.	169,608	Ps.	(2,444,983)	Ps.	2,044,327

Net income for the period		—		—		—		—		—		309,078		309,078

Balance as of June 30, 2006	Ps.	1,500,000	Ps.	1	Ps.	1,797,623	Ps.	1,022,078	Ps.	169,608	Ps.	(2,135,905)	Ps.	2,353,405

Absorption of accumulated deficit approved by the General Shareholders’ Meeting held on July 21, 2006		—		(1)		(1,080,508)		(1,022,078)		(169,608)		2,272,195		—
Retained earnings distribution approved by the General Shareholders’ Meeting held on April 12, 2007—Legal Reserve		—		—		—		68,868		—		(68,868)		—
Net income for the period		—		—		—		—		—		357,891		357,891

Balance as of June 30, 2007	Ps.	1,500,000	Ps.	—	Ps.	717,115	Ps.	68,868	Ps.	—	Ps.	425,313	Ps.	2,711,296

The accompanying notes are an integral part of these consolidated financial statements.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

For the twelve-month periods ended June 30, 2007, 2006 and 2005

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

	2007		2006		2005
Cash flows from operating activities:
Net income	Ps.	357,891	Ps.	309,078	Ps.	151,022
Adjustments to reconcile net income to net cash provided by Cash Flows from operating activities:
Provision for loan losses and for contingencies and miscellaneous receivables, net of reversals		170,719		22,773		129,742
Net gain on investment government securities		(138,070)		(99,240)		(19,916)
Gain on derivative financial instruments		(81,935)		(41,635)		—
Depreciation and amortization		10,000		10,364		5,279
Net gain on sale of premises and equipment and miscellaneous assets		(2,806)		—		(5,476)
Equity gain from unconsolidated subsidiaries		—		—		(283)
Net Indexing (CER and CVS) of loans and deposit		137,689		328,442		(66,645)
Net Interest and indexing (CER) of borrowings and compensations from Argentine Central Bank		9,614		555,021		(146,386)
Loss on sale of the equity investment		16,466		—		—
Minority interest		907		1,878		(5,623)
Net change in trading investments		64,271		(1,107)		(175,173)
Net reverse repurchase agreements of government and corporate securities		(29,192)		(200,866)		(197,101)
Net change in other assets		(301,530)		298,776		210,681
Net change in other liabilities		(120,039)		(26,662)		156,152

Net cash provided by operating activities		93,986		1,156,822		36,273

Cash flows from investing activities:
Increase in loans, net		(1,149,879)		(88,886)		(318,801)
Proceeds from securitization of US dollar-denominated loans		117,115		110,003		184,822
Purchase of government securities		—		(2,437,897)		—
Proceeds from government securities		—		41,645		—
Proceeds from maturities of investments		540,669		278,965		4,438
Sales of investments in other companies		9,272		—		—
Proceeds from sale of premises and equipment		21,463		4,849		5,476
Purchases of premises and equipment, miscellaneous and intangible assets		(66,427)		(12,807)		(11,469)

Net cash used in investing activities		(527,787)		(2,104,128)		(135,534)

Cash flows from financing activities:
Increase in deposits, net		254,477		189,855		239,899
Proceeds from issuance of bonds, notes and other long term debts		461,205		1,542,400		—
Proceeds from borrowings from Banks		—		154,240		—
Principal payments on bonds, notes, and other debts		(442,359)		(1,261,274)		(575,788)
Increase in borrowings, net		159,086		316,849		374,437

Net cash provided by financing activities		432,409		942,070		38,548

Net decrease in cash and cash equivalents		(1,392)		(5,236)		(60,713)
Cash and cash equivalents at the beginning of the period		327,856		314,059		380,041
Effect of foreign exchange changes on cash and cash equivalents		1,209		19,033		(5,269)

Cash and cash equivalents at the end of the period	Ps.	327,673	Ps.	327,856	Ps.	314,059

Supplemental disclosure of cash flow information:
Cash paid for interest	Ps.	69,366	Ps.	53,178	Ps.	164,373
Cash paid for presumptive minimum income tax		15,432		12,709		14,516
Non-cash transactions involving securitizations		28,757		24,147		32,214

The accompanying notes are an integral part of these consolidated financial statements.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

1.	General

a. Description of business

Banco Hipotecario SA (herein after referred to as the “Bank” or “BHSA”), is a commercial bank, organized under the laws of Argentina. The Bank provides general banking services, focused on individual residential mortgage loans and construction-project loans directly to customers as well as indirectly through selected banks and other financial intermediaries throughout Argentina. The Bank also engages in mortgage loan securitizations, mortgage loan servicing, credit card, personal loans, other corporate loans and mortgage-related insurance in connection with its lending activities.

b. Basis of presentation

The consolidated financial statements of the Bank have been prepared in accordance with the rules of Banco Central de la República Argentina (“Argentine Central Bank” or “BCRA”) which prescribes the accounting reporting and disclosure requirements for banks and financial institutions in Argentina (“Argentine Banking GAAP”). These rules differ in certain respects from generally accepted accounting principles in Argentina (“Argentine GAAP”) applicable to companies in general. The significant differences between Argentine Banking GAAP and Argentine GAAP are described in Note 6 to the consolidated financial statements. Argentine Banking GAAP and Argentine GAAP also differ in certain significant respects from generally accepted accounting principles in the United States of America (“US GAAP”). Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP and regulations of the Securities and Exchange Commission (“SEC”). These consolidated financial statements include solely a reconciliation of net income and shareholders’ equity to US GAAP. Pursuant to Item 17 of Form 20-F, this reconciliation does not include disclosure of all information that would be required by US GAAP and Regulation S-X of the SEC. See Note 37 for details.

Certain disclosures required by the Argentine Banking GAAP have not been presented herein since they are not required under US GAAP or the SEC and are not considered to be relevant to the accompanying consolidated financial statements taken as a whole.

c. Principles of consolidation

The consolidated financial statements include the accounts of the Bank and its subsidiaries over which the Bank has effective control. All significant intercompany accounts and transactions have been eliminated in consolidation.

d. Presentation of financial statements in constant argentine pesos

For the period from January 1, 1995 to December 31, 2001, the Bank accounted for its financial transactions on the historical cost basis. Prior to January 1, 1995, the Bank’s consolidated financial statements were prepared on the basis of general price-level accounting, which reflected changes in the purchasing power of the Argentine peso in the historical financial statements. However, as a result of the inflationary environment in Argentina during 2002. Argentine Central Bank, Argentine Federation of Professional Councils in Economic Sciences (“FACPCE”) and “Comisión Nacional de Valores de la República Argentina” (“CNV”) reinstated the application of inflation accounting in financial statements as from January 1, 2002. These regulators provided that all recorded amounts restated for inflation through August 31, 1995, as well as those arising between that date and December 31, 2001 are to be considered stated in currency as of December 31, 2001.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

As a result of the stabilization of the WPI during the first half of 2003, the Argentine government instructed the CNV to issue the necessary regulations to preclude public companies from presenting price-level restated financial statements. Therefore, on April 8, 2003, the CNV issued a resolution providing for the discontinuance of inflation accounting as of March 1, 2003. The Bank complied with the CNV resolution and accordingly recorded the effects of inflation until February 28, 2003.

2.	Economic and social situation prevailing in Argentina

The argentine economy continues to undergo a sustained economic growth accompanied by an important fiscal and commercial surplus. Within this context, there is an important recovery of the financial system, supported by more stable exchange rates, longer terms for new transactions, lower exposure to the public sector and higher levels of consumer loans.

Against this backdrop, the Bank has increased its profit levels and achieved an important capital strengthening, mainly based on the increase in financial brokerage, the consolidation of its financial margin, and a continuing improvement in all financial indicators as well as an important expansion in their business network.

The Bank is currently one of the strongest contributors to credit growth in the financial system, being the most important aspects the increase in consumer loans and the expansion in the credit card financing market. In addition, the Bank continues to lead the mortgage loans segment.

The situation described above overcame the crisis mainly underwent during 2001 and 2002, during which the National government adopted measures that influenced the banking activity, and specifically the Bank’s activity, among which were: i) a single free exchange market system was established, ii) Deposits and Loans in US dollars or any other foreign currency granted by the Argentine financial system were converted into pesos, iii) compensations to the Financial System for the effects of the asymmetric pesification process, iv) certain adjustments to the Reorganization and Bankruptcy Laws and v) conversion of provincial public debt.

Compensation granted by the National Government to financial institutions.

(i) Asymmetric pesification

Through Decree 905, the Government established the issuance of “National Government Compensating Bonds” to compensate financial institutions for the negative effects on their equities of the conversion into pesos at different exchange rates of receivables and obligations denominated in foreign currency, as provided for by Law 25561, Decree 214 and its amendments and complementary rules, and to cover the negative difference between assets and liabilities denominated in foreign currency arising from their conversion into pesos, as established by the above-mentioned regulations.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

The Bank complied with the reporting requirements established by Sections 28 and 29 of Decree 905 - Compensation to financial institutions, applying for such purpose the regulations in force and particular criteria, exercising the following options:

•

National Government Compensating Bond in US dollars, due 2012: Compensatory bond - difference between assets and liabilities converted into pesos at Ps. 1.00, for the exchange rate difference of Ps. 0.40, converted into pesos at the Ps. 1.40 =US$ 1 rate: US$ 374,647 thousand (consolidated amount).

•	National Government Hedge Bond in US dollars, due 2012: Hedge Bond - difference between assets and liabilities in US dollars, net of the compensating bond: US$ 845,729 thousand (consolidated amount).

In September 2002 and October 2005 the Argentine Central Bank credited US$ 356,015 thousand and US$ 16,761 thousand in BODEN 2012, respectively, as compensation (consolidated amount).

Finally, between September 2005 and January 2006, hedge BODEN 2012 for US$ 773,531 were subscribed.

In addition, in July 2007 the Bank requested an advance of Ps. 83,012 to purchase US$ 59,294,200 in “National Government Bonds in US Dollars Libor Due 2012” (“BODEN 2012”) pursuant to the provisions of Section 29, subsections f) and g) of Decree No. 905/02 of the Executive Branch and regulations.

In order to guarantee the advance to be received, the Bank submitted as collateral a) Secured Bonds (BOGAR) for a face value of 83,011,880, and b) Mortgage Securities granted customers of the non-financial private sectors, in Situation 1, equivalent to Ps. 26,163.

For purposes of these financial statements, i) BODEN 2012 bonds credited by the Argentine Central Bank have been recorded in Government and Corporate Securities – Held-for-investment, ii) the amount in respect of the right to receive the Compensatory and Hedge bonds has been recorded in Other receivables for financial transactions – Receivable for Argentine Government - Compensatory and Hedge bond - In foreign currency, iii) bonds delivered as collateral for Negotiable Obligations and secured facilities to banks, have been recorded in Miscellaneous receivables, and iv) the advance to be requested for the acquisition of the Hedge bond, has been recorded in Other liabilities for financial transactions - Argentine Central Bank.

(ii) Asymmetric indexation

Law 25796, regulated by Decree 117/04, established a mechanism to compensate financial institutions for the effects generated by the application of the Salary Variation Index (CVS) to certain assets, and the Reference Stabilization Index (CER), to certain liabilities.

On May 3, 2004, Ministry of Economy and Production Resolution N° 302/04 was published in the Official Gazette, approving the method to be used by the Finance Secretariat for calculating the amount of “peso-denominated National Government Bonds accruing interest at variable rates and due 2013” to be delivered to financial institutions adhering to the Compensation regime created by Law 25796.

On May 18, 2004, the Bank submitted letter N° 194 informing the Central Bank that it will not adhere to this regime, and stating its wish to be compensated for the negative effects on its equity derived from application of the CVS to certain assets converted into pesos and from the unequal application of the CER to certain liabilities, and expressly reserving its right to seek relief.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

As of June 30, 2007 and 2006, the Bank has recorded the effects of the compensation for the asymmetric pesification as a gain contingency in memorandum accounts for an amount of Ps. 81,645 as of the end of each period.

Mortgage refinancing system

On November 6, 2003, Law 25798, regulated by Decree N° 1284/03, established the creation of a system for the refinancing of mortgage loans and of a restructuring unit for the purpose of analyzing loans arranged prior to the application of the Convertibility Law 23928.

On December 12, 2006, the National Congress approved Law 26177 modifying the Mortgage Refinancing System. The new law establishes the Reestructuring Unit, which will be in charge of the analysis and proposal of refinancing of mortgage loans agreed among awardees and the ex Banco Hipotecario Nacional, settled before the Convertibility Law (Law 23928).

3.	Comprehensive financial debt restructuring

The financial debt restructuring process resulting from the significant adverse changes that took place in Argentina in 2002, which affected the Bank’s balance sheet and financial position, ended on December 29, 2003. On that date, the term for receiving exchange offers expired and the Bank accepted all existing validly offered securities in view of compliance with the conditions for the Bank’s exchange offers and the simultaneous restructuring of all its outstanding debt with bank creditors. On January 14, 2004, the total final principal on validly offered securities of Ps. 2,662,242, representing approximately 93% of the total principal on the outstanding securities existing at that date, was settled.

In view of the commitments undertaken, a trust has been created under Argentine law through a Trust Agreement entered into by and between the Bank and ABN AMRO Bank NV, Argentine Branch, where the Bank transferred as trustor, BODEN 2012 and loans secured by the National Government on December 24, 2003. The Trust shall keep those assets for the benefit of the holders of guaranteed debt securities and guaranteed financial debt. Given the fact that the sole purpose of the trust was to guarantee the payment of interests due on the restructures guaranteed financial debt and that such debt was completely cancelled on January 13, 2006, this trust is in liquidation.

After January 14, 2004, the settlement date of the transaction, the Bank continued to exchange negotiable obligations with holders adhering to the offering late. At June 30, 2007, the face value of the obligations exchanged amounted to US$ 8,995 thousand and Euro 10,695 thousand.

At the date of these financial statements, the Bank had honored the total amount of amortization and interest according to the contractual terms.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

4.	Exposure to the Public Sector

As of the June 30, 2007, the Bank maintains Ps. 3,314,611, in government-related assets:

a)	Government securities for Ps.1,592,200, (BODEN 2012 Ps.1,276,225, BODEN 2008 Ps.4,009, BODEN 2014 Ps.11, BOCON PRE 8 Ps.152,307, BOGAR Ps.147,736, BOCON PRE V Ps.235, BOCON PRO VII Ps.369, BONAR V Ps.9,460, PAR BONDS 2038 Ps.66, DISCOUNT BONDS 2033 Ps.551, NOGOTIABLE BONDS PBI Ps.1,231).

b)	Secured Loans granted by the National Government for Ps.769, originated from the exchange of government securities established by Decree 1387/01, accepted in repayment of non-performing mortgage loans acquired on the market.

c)	Loans to the provincial and municipal governments for Ps.116,232.

d)	Rights to receive BODEN 2012 (Compensatory and Hedge bonds) for Ps.260,960 pursuant to Sections 28 and 29 of Decree 905/02.

e)	Other receivables for financial transactions for Ps.1,230,197 of which Ps.719,049 corresponds to repo transactions with BODEN 2012 and Ps. 511,148 corresponds to swap transactions with BODEN 2012 for Ps.414,618, BOGAR for Ps.60,391 and DISCOUNT BONDS 2033 for Ps.36.139.

f)	Miscellaneous receivables of Ps.114,253 related to BODEN 2012 deposited as collateral for the currency swap transaction.

As of June 30, 2007, the Bank has Ps. 218,031 in advances to be requested from Argentine Central Bank for the acquisition of the Hedge Bond (BODEN 2012).

The net exposure to the Public Sector, without considering liquid assets in accounts opened at the BCRA, amounts to Ps.3,096,580 and Ps. 3,728,780 at June 30, 2007 and 2006, respectively.

On June 27, 2005 and July 18, 2006, BACS Banco de Crédito y Securitización SA and the Bank submitted (jointly on the latter date) notes to the BCRA, requesting a review on the calculated amount of the compensation bonds. On September 26, 2006, the BCRA responds to said submittal stating that the Bank is not entitled to any additional compensation whatsoever under the provisions of Decree 905/02.

On December 12, 2006, both banks submitted a note to the Ministry of Economy reporting the illegitimacy of the administrative decision taken by the Argentine Central Bank.

In addition, Decree 905/02 states that in the event of default by the National Government on the payment of principal or interest of BODEN, Secured Loans or BOGAR, of more than 30 days following the respective maturity dates, each financial institution will be entitled to repay in advance, either fully or partially, the advances received for the acquisition of the Hedge bond, using for that purpose all or the equivalent portion of the assets provided as collateral, taken at the value in which they were recorded at the time the advances were granted, plus interest accrued until the repayment date, less the amount actually repaid.

Through Communication “A” 4084 dated January 30, 2004, the BCRA resolved that the assets granted as collateral for the advances received for the acquisition of the Hedge bonds, may be excluded from being accounted for at present, technical or theoretical values at the discretion of the institutions, for the total or partial amount of the advances, in which case they should be recorded at the value established by the BCRA.

January 1, 2006 was the effective date of the provisions of item 12 of Communication “A” 3911 (Communication “A” 4455), indicating that the financial assistance to the Public Sector, may not

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

exceed 40% of total assets as of the last day of the previous month. The Bank’s exposure to the public sector stems from compensations received from the National Government. Therefore, and considering that the exposure to the Public Sector exceed said limit, on January 19, 2006 the Bank informed the BCRA that it would gradually reduce the ratio of its exposure to the Public Sector, to the extent that bonds received from the National Government, as compensation for the asymmetric pesification will start amortizing principal. As of the date of issuance of these financial statements, there were no objections from the BCRA.

Furthermore, the same criterion will be used by the Bank in the event of being forced to receive financial instruments issued by the Trustee of the Mortgage Loan Refinancing Trust as compensation for Private Sector debts - Law 25798.

Communication “A” 4546 dated July 9, 2006, stated that, as from July 1, 2007, exposure to the Public Sector, may not exceed 35% of total assets as of the last day of the previous month.

As of June 30, 2007 the Bank’s exposure to the public sector represents 32.6% of its total assets.

5.	Significant Accounting Policies

The following is a summary of significant accounting policies used in the preparation of the consolidated financial statements.

5.1.	Foreign Currency Assets and Liabilities

Foreign currency assets and liabilities are translated at the prevailing exchange rate at period-end. Transactions denominated in foreign currencies are translated into pesos at the prevailing exchange rates on the date of transaction settlement. Foreign currency transactions net gains or losses are recorded within “Financial income” or “Financial expenses” in the accompanying consolidated statements of income.

5.2.	Government and Corporate Securities

Argentine Banking GAAP requires banks to classify government securities into two categories: “held for trading” and “investment account”.

Securities classified as “held for trading” are marked to market, at the Buenos Aires Stock Exchange spot quotation, and any changes in their market value is recognized as a gain or loss in the consolidated income statement. Investment securities are carried at acquisition cost plus accrued interest, and discount or amortization of premiums, as applicable.

BODEN US$ 2012 received as compensatory bonds, are classified as “Investment Securities” and are recognized at their technical value (the adjusted balance of each instrument according to contractual conditions), in accordance with the rules issued by the BCRA.

Secured Bonds (“BOGAR”) issued by the Provincial Government within the framework of Decree 1579/02, are recorded at present value as required by the BCRA.

Discount Bonds exchanged for sovereign debt, have been recorded at the lower of (a) the aggregate nominal cash flow until maturity, under the contractual conditions of the new securities, and (b) the carrying value of the securities offered, which is equivalent to the present value of the Secured Bonds.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

5.3.	Loans

The portfolio of performing loans and loans with 90 days or less past due, has been recorded at principal amounts, net of amortization, adjusted by CER, and CVS, where applicable, plus accrued interest and net of allowance for loan losses.

Secured loans issued under Decree 1387/01 and other public sector loans, are valued at the lower of present value (net present value of cash flows according to contract conditions, discounted at the rates established by the BCRA) or technical value (amount adjusted by CER, where applicable, plus interest accrued in accordance with contract conditions). This value is compared to the theoretical value (book value at February 28, 2003, plus CER, where applicable). The differences resulting from this comparison are recorded as an asset offsetting account, if the difference is positive, and expensed if the difference is negative. The balance will be adjusted according to the amount resulting from the calculation of the differences between those items, until they are settled. Once the balance has been settled, any subsequent valuation difference will be expensed.

Secured loans incorporated after February 28, 2003 are valued at cost plus accrued interest at their internal rate of return.

Other loans to the public sector, not included in the preceding paragraph, originally granted in foreign currency have been converted into pesos at the exchange rate of Ps. 1.40 per US dollar, as established by Law 25561, Decree 214 and complementary rules and amendments. Since February 3, 2002, the CER has been applied to the amount of those loans and maximum rates have been established, as provided for by Decree 1579/02, if those assets were subject to the Exchange of Provincial Public Debt.

Loans to the non-financial private sector originally granted in foreign currency prior to December 2001 have been converted into pesos at the exchange rate of Ps. 1.00 per US dollar, as established by Law 25561, Decree 214 and complementary rules and amendments. Since February 3, 2002, the CER and CVS have been applied to the amount of those loans and maximum rates have been established, depending on the borrower.

Law 25796 established the elimination of the CVS since April 2004.

5.4.	Interest accruals and adjustments of principal amounts (CER and CVS)

Interest accruals were determined using the exponential method for all lending and certain borrowing transactions in local and foreign currency whose total terms were more than 92 days. Interest accruals for loans past due more than 90 days, were discontinued.

Adjustments of principal amounts from the application of the CER, were accrued as established by BCRA regulations, and interest accruals for loans past due more than 90 days, were discontinued.

Interest is recognized on a cash basis on past due loans of more than 90 days, after reducing the balance of accrued interest.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

5.5.	Derivative Financial Instruments

The rights and obligations arising from currency swap transactions carried out as a hedge for the restructured obligations issued in Euros have been recorded at the exchange rate of that currency following the criterion described in Note 5.1.

Currency swap transactions carried out as a hedge for the Bank’s exposure to CER index-adjustable peso denominated liabilities, without transferring the underlying asset, have been recorded according to the net asset or liability position derived from variations in the underlying assets and variations in the US dollar exchange rate plus interest agreed for liabilities.

Interest rate swap transactions carried out for purposes of hedging assets and liabilities with fixed and floating rates, have been recorded on an accrual basis, based on the agreed upon lending and borrowing interests rates.

The CER swap, linked to Secured loans due in 2008 and External Debt transaction, has been recorded on an accrual basis, based on the agreed upon lending and borrowing interests rates.

5.6.	Securitizations of Loans

The Bank accounted for the transfer of US dollar-denominated and peso-denominated mortgage loans to a mortgage trust and the issuance of mortgage bonds, as a sale and recorded its retained interest in the securitization trusts at their principal amounts. Retained interests relating to certificates of participation are adjusted on a monthly basis to reflect the net results of the Bank’s equity in the trusts. A gain or loss is recognized for the difference between the cash proceeds received and the principal balance of mortgage loans underlying the mortgage bonds sold.

Debt securities have been recorded at face value, adjusted by CER, where applicable, plus accrued interest.

5.7.	Allowance for Loan Losses

Allowances for loan losses recorded at June 30, 2007 and 2006, cover the minimum reserves required by the BCRA, which consist of the debtors payment capacity and cash-flows analysis for commercial loans and clients aging for consumer loans, and were calculated considering the accounting policies adopted for certain refinanced consumer loans, certain contributions to the special relief fund, including the extraordinary contribution to that fund and the changes in certain estimates related to the loan portfolio.

Pursuant to the guidelines of Law 24441 on Housing and Construction Financing, the criterion followed by the Bank to set up reserves for construction projects, where the fiduciary ownership is transferred, consists in classifying debtors on the basis of the evaluation of the future cash flow of the individual project financed by the Bank.

The Bank has adopted a policy with regards to reserves for restructured individual loans. In general terms, this policy consists in the following:

a.	Maintaining for six months the classification and reserves in respect of all those loans subject to: i) the provision of article 13 of Law 24143 and ii) refinancing.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

b.	After this period expires, the Bank will proceed, as the case may be, as follows:

b.1. If the loan is no more than 30 days past due, it shall be reclassified as “performing” loan.

b.2. If the loan is more than 30 days past due, its classification will arise from the aggregate of the current number of days in arrears and those recorded before the refinancing.

c.	All individual loans, which are more than 24 months past due, must be fully reserved. Loans and reserves are charged-off from the Bank’s assets, three months after the date on which those loans were fully reserved.

d.	Those loans that had been charged off, according to c. above, which had been restructured and are still performing, are re-recognized as assets if no delinquency greater than 30 days is showed during the following six months.

As a result of the policies adopted, and in line with BCRA rules, at June 30, 2007 and 2006 the Bank has recorded in memorandum accounts Ps. 816,237 and Ps. 1,076,256, respectively, for loans charged off from the Bank’s assets three months after the date on which those loans were fully reserved.

As of June 30, 2006, the Bank’s Risk and Credit Committee decided to maintain a 100% coverage of the loan loss reserve, relative to the total amount of those loans classified as non-performing. Reserves and funds created in connection with the special reserve envisaged by section 13 of Law N° 24143 and the Special fund created by a resolution of the Board dated December 12, 2001, shall not be included in the total amount used for calculating such coverage.

Based on the foregoing, the Board of Directors of the Bank believes that the allowance for loan losses set up are sufficient to cover the minimum reserves required by Argentine Banking GAAP rules.

5.8.	Mortgage Related Insurance

The Bank records provisions for incurred but not reported insurance claims and pending insurance claims based on historical loss experience. The Bank provides property damage, life and unemployment insurance for its mortgage loan customers as well as for debtors of loans which the Bank services. Income from insurance premiums is recognized as it is charged as a component of the monthly loan installment under “Income from services” in the accompanying consolidated statement of income.

The Bank has set up a reserve for pending insurance claims for Ps. 10,947 and Ps. 11,733 as of June 30, 2007 and 2006, respectively.

The Bank discontinues accruing insurance premiums for individual loans when the related loan is over 90 days past due.

5.9.	Loans in trust pending securitization

The Bank has executed various financial trust agreements under which it has transferred the fiduciary ownership of certain of its mortgage loans to other financial entities as trustees for the benefit of trust. Once the mortgage loans have been transferred, the trust fund issues the corresponding debt securities and certificates of participation and remits the proceeds to the Bank. The Bank may also retain an ownership interest in the trust in the form of debt securities or certificates of participation.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

These receivables, corresponding to pesified mortgage loans registered in the name of the trustee, are recorded as an asset of the Bank, since the trustee has not issued yet the corresponding debt securities and certificates participation, and therefore the Bank maintains the dual roles of trustor and sole beneficiary.

All the loans in trust at June 30, 2007 are held in a trust where the Bank is the only beneficiary and are not intended to be securitized.

5.10.	Investments in Other Companies

Investments in Other Companies include equity interest in companies where a minority interest is held.

Under Argentine Banking GAAP, the equity method is used to account for investments where a significant influence in the corporate decision making process exists.

Permanent equity investments in companies where corporate decision are not influenced, are accounted for at the lower of cost and the equity method.

As of June 30, 2007 and 2006, investments in other companies include:

Company	Ownership Interest %	Basis of accounting
Mercado Abierto Electrónico SA	0.50%	Cost method
ACH SA	1.00%	Cost method

In order to reinstate the capital of BHN Vida SA, a Company controlled by BHN Sociedad de Inversión SA, the Bank’s Board of Directors, through minutes N° 198 dated September 6, 2006, approved an irrevocable contribution of Ps. 2,250 to BHN Sociedad de Inversión SA for future capital increases. Said amount was paid-in on September 26, 2006.

On May 18, 2007 BHN Sociedad de Inversión SA sold its equity investment in Mortgage Systems International LLC (“MSI”) to Contactsoft Corp. and Mr. Harold J. Friedman for an amount of US$ 3,000,000.

5.11.	Bank Premises and Equipment and Miscellaneous Assets

Bank premises and equipment are recorded at cost, adjusted for inflation (as described in Note 1.d), less accumulated depreciation.

Depreciation is computed under the straight-line method over the estimated useful lives of the related assets. The estimated useful lives for bank premises and equipment are as follows:

Buildings	50 years
Furniture and fixtures	10 years
Machinery and equipment	5 years
Other	5 years

The cost of maintenance and repairs of these properties is charged to expense as incurred. The cost of significant renewals and improvements is added to the carrying amount of the respective assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the consolidated statement of income.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

The Bank has recorded under “Miscellaneous assets” - properties received in lieu of payment of loans. These assets are initially recognized at the lower of market value or the value of the loan, net of allowances and subsequently, adjusted for inflation (as described in Note 1.d), and depreciation. Depreciation of Miscellaneous assets is also computed under the straight-line method over the estimated useful of the related assets.

5.12.	Intangible Assets, Net

Intangible assets represent software expenses as well as start-up costs. These assets are carried at cost, adjusted for inflation (as described in Note 1.d), less accumulated amortization. Intangible assets are amortized under the straight-line method over their estimated useful life.

5.13.	Other Financial Instruments

On January 29, 2004, the Bank entered into a transaction as a partial hedging for the Stock Appreciation Right clause (“StARS”) included in the issuance of the Medium-term Secured Facility. This transaction includes the acquisition of 71,100,000 Class D ordinary shares of Banco Hipotecario SA (see Note 30.a.). The amount agreed under this transaction was US$17,519. The Bank recognized the right to receive its shares as an asset, which is marked to market based on the market value of its shares at year end. The maturity date is January 30, 2009.

The rights arising from this purchase have been valued at the lower of the market price of the underlying asset or average quotation price for the last two months. This criteria was implemented as from March 31, 2007. As of June 30, 2006 the rights arising from this purchase have been valued at market value of the underlying asset.

In order to offset the CER index-adjustable foreign currency assets and liabilities the Bank enter into several repurchase agreemensts with certain international entities, which, in aggregate amounted to US$ 300,615 of face value of BODEN 2012. The asset position for these transactions as of June 30, 2007 amounts to Ps. 696,856.

Underlying assets of repurchase agreements with BODEN 2012 have been recorded following the criteria mentioned in the third paragraph of Note 5.2.

As of June 30, 2007, the Bank recorded Ps. 542,654 (asset position) as reverse repurchase agreements involving government securities.

5.14.	Valuation of options

Premiums on written and purchased call options have been accrued on a straigth-line basis during the life of the contract.

The balances of the accounts reflecting the contingent liabilities assumed as a result of the written call options are adjusted at the market price of the securities traded at the closing date, and recorded under memorandum accounts.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

5.15.	Minority interest

The breakdown of supplementary equity interests recorded in “Minority interests” in the accompanying consolidated balance sheets is as follows:

	%	June 30
		2007		2006
BHN Sociedad de Inversión SA	0.01%	Ps.	1	Ps.	1
BACS Banco de Crédito y Securitización SA	30.00%	Ps.	32,937	Ps.	31,633
Total		Ps.	32,938	Ps.	31,634

5.16.	Income Tax

The Bank recognizes income tax charges and liabilities on the basis of the tax returns corresponding to each fiscal year at the statutory tax rates. As of June 30, 2007, 2006 and 2005, the corporate tax rate was 35%. Under Argentine Banking GAAP the Bank does not recognize deferred income taxes.

5.17.	Statements of Cash Flows

The consolidated statements of cash flows were prepared using the measurement methods prescribed by the BCRA, but in accordance with the presentation requirements of Statement of Financial Accounting Standards N° 95: Statement of Cash Flows (“SFAS 95”).

For purposes of reporting cash flows, “Cash and cash equivalents” include “Cash and due from banks”.

5.18.	Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the financial statement dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include those required in the accounting of the reserve for loan losses and the reserve for contingencies. Since management’s judgment involves making estimates concerning the likelihood of future events, the actual results could differ from those estimates which would have a positive or negative effect on future period results.

5.19.	Dismissal indemnities

The disbursements in respect to dismissal indemnities are expensed in the year in which they occur.

5.20.	Personnel benefits

The Bank has set up provisions recorded at the present value of the remaining payment for its employees’ retirement plans.

5.21.	Reclassifications

Certain balances from prior periods have been reclassified to conform to the twelve-month period ended June 30, 2007 presentation.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

6.	Summary of differences between Argentine Banking GAAP and Argentine GAAP

The Bank’s accounting policies and financial statement presentation generally conform to the rules prescribed by the Argentine Central Bank which prescribes the reporting and disclosure policies for all banks and financial institutions in Argentina. These rules differ in certain respects from Argentine GAAP. The following is a summary of the principal differences between Argentine Banking GAAP and Argentine GAAP:

Valuation criteria

a) Compensation to be received, per Sections 28 and 29 of National Executive Branch Decree 905/02, and investment account securities

As of June 30, 2007 and 2006, the Bank carries the government securities received and to be received in the “Government Securities – holdings in investment accounts” and “Other Receivables for financial transactions” captions, respectively, arising from the compensation established by Sections 28 and 29 of National Executive Branch Decree 905/02.

Under Argentine GAAP, those assets should be marked to market with the resulting gain or loss reflected in the income statement, unless the Bank demonstrates the ability and the intention to maintain these securities upon maturity.

b) Loans to the non-financial public sector – allowances for loan losses

Current regulations on the setting up of allowances issued by the BCRA provide that receivables from the Public Sector are not subject to allowances for doubtful accounts. Under Argentine GAAP, the allowance for losses is recognized when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the terms of the agreements.

c) Accounting for income taxes

The Bank determines income tax at the statutory rate applicable to the estimated taxable income, without considering the effect of any timing differences between the accounting and taxable results. Under Argentine GAAP applicable in the Autonomous City of Buenos Aires, income tax must be recognized according to the deferred tax method and, therefore, deferred tax assets or liabilities based on temporary differences must be recognized.

d) Secured Loans, government and other similar securities

In view of Decree N° 1387/01 dated November 6, 2001, in the fiscal year ended December 31, 2001, the Bank exchanged with the National State national government securities (classified and valued as “Investment accounts”, according to the criteria established by the BCRA) for national secured loans which, at June 30, 2007 and 2006 were recorded under “Loans to the Public Sector”. Furthermore, as established by Decree 1579/02 the Bank and the Fiduciary Fund for the Provincial Development exchanged loans to the provincial governments for Provincial Secured Loans (BOGAR) which at June 30, 2007 and 2006 have been disclosed under Government and Corporate Securities.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

At those dates, the Bank valued the two assets at the lower of present or technical value, as established by the BCRA, except for those granted as collateral for advances granted by the Governing Entity for the subscription of the bonds foreseen in Decree 905/02. Under Argentine GAAP, at June 30, 2007 and 2006 those assets should have been valued on the basis of the respective quotation values of the securities exchanged as of November 6, 2001, which are considered to be the transaction cost as from that date, where applicable, plus interest accrued at the internal rate of return until the end of each period.

Discount Bonds have been valued pursuant to the provisions of Communication “A” 4270, supplementary rules and amendments thereof. Under professional accounting standards, those bonds should be valued at their quotation value less estimated selling expenses.

e) Derivatives

Under Argentine Banking GAAP, derivatives financial instruments have been valued according to the criterion described in Note 5.5. Under Argentine GAAP, the derivatives financial instruments are recorded at fair value.

f) Receivables and debts stemming from refinancing

Under Argentine GAAP, when certain receivables and debts are replaced by others the terms and conditions thereof are substantially different to the original ones, the existing account shall be closed and a new receivable or debt shall be recorded, the accounting measurement thereof shall be made on the best possible estimate of the amount payable or receivable, discounted at a market rate that reflects market valuations on the time value of money and the specific risks of such assets and liabilities. Said transactions are valued under Argentine Banking GAAP standards based on the rates contractually agreed upon and, as the case may be, the risk is measured pursuant to the classification and provisioning criteria specifically set forth.

g) Financial Trusts

Under Argentine Banking GAAP, the certificates of participation in financial trusts have been valued according to the equity method of accounting. In addition, debt securities issued by the trust are recorded at face value, adjusted by CER, when applicable, plus accrued interest and less the negative amount of the equity method applied to the certificates of participation, when applicable. Under Argentine GAAP the certificates of participation and debt securities must be recorded at the lesser of the amortized cost and the market value.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

7.	Restricted Assets

At June 30, 2007 and 2006, the Bank has deposited BODEN 2012 for Ps. 114,253 and Ps. 127,263, respectively as collateral for the currency swap transaction.

As of June 30, 2006, “Miscellaneous Receivables”, includes shares under written call options for Ps. 11,256.

On July 07, 2006, BACS Banco de Crédito y Securitización SA assigned Senior trust debt securities of the BACS III Mortgage Trust as collateral under the “Warehousing Credit Line Agreement” executed with International Finance Corporation.

8.	Privatization

In accordance with the Privatization Law under which the Bank became a private company, until August 2007, the Bank will (i) continue to provide residential mortgage financing on a geographically balanced basis in Argentina; (ii) make available 10% of the Bank’s housing construction credit lines for housing in districts with populations of less than 50,000; and (iii) maintain a special reserve funded from 2% of the cash interest collected on its housing loans to subsidize the repayment of loans for borrowers adversely affected by emergency economic conditions.

Additionally, the Privatization Law preserved the right of the Bank to conduct its insurance activities without being subject to the supervision of the Argentine Superintendency of Insurance (the “Insurance Superintendency”). However, the Bank is required to comply with certain reserve requirements of the Insurance Superintendency.

As a result of the expiration of the time frame for exercising the options indicated above, on February 2, 2004 certain holders of those options acquired 17,909,500 class D shares.

9.	Government and Corporate securities

Government and Corporate Securities held by the Bank consist of the following balances:

	June 30,
	2007		2006
Held-for-investment - Quoted
BODEN 2012- Compensatory bond (denominated in US$)	Ps.	1,276,225	Ps.	1,992,485
Trading
- Quoted
Argentine government bonds (denominated in Pesos)		167,141		191,397
Argentine government bonds (denominated in US$)		—		19,097
Corporate equity securities (denominated in Pesos)		117,462		84,925
Argentine Central Bank bills - Lebacs (denominated in Pesos)		403,902		218,068
- Corporate equity securities (denominated in US$)		46,377		91,697
- Unquoted
National and Guaranteed government bonds (denominated in Pesos)		148,834		204,733

Total	Ps.	2,159,941	Ps.	2,802,402

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

10.	Loans

Descriptions of the categories of loans in the accompanying balance sheets include:

•	Public Loans - loans to National Government and Provinces

•	Mortgage loans

•	Construction project loans - loans made to various entities for the construction of housing units

•	Individual residential mortgage loans - mortgage loans made to individuals to finance the acquisition, construction, completion, enlargement, and/or remodeling of their homes

•	Other loans - certain financial and non-financial sector loans including loans to credit cardholders and to individuals

Under Argentine Central Bank regulations, the Bank must disclose the composition of its loan portfolio by non-financial Public sector, and financial and non-financial private sector. Additionally, the Bank must disclose the type of collateral pledged on non-financial private sector loans. The breakdown of the Bank’s loan portfolio in this regard is as follows:

	June,
	2007		2006
Non-financial public sector	Ps.	113,516	Ps.	185,530
Financial sector		88,604		15,871
Non-financial private sector
With preferred guarantees (a)		1,768,215		1,548,456
Without preferred guarantees (b)		1,652,685		701,261
Accrued interest receivable		38,496		94,451
Reserve for loan losses (see Note 11)		(136,120)		(145,297)

Total	Ps.	3,525,396	Ps.	2,400,272

(a)	Preferred guarantees include first priority mortgages or pledges, cash, gold or public sector bond collateral, certain collateral held in trust, or certain guarantees by the Argentine government.
(b)	Includes personal loans for Ps. 509,186 and Ps. 237,324, credit cards loans for Ps. 381,132 and Ps. 102,830, overdraft facilities Ps. 419,797 and Ps. 241,082 and other loans for Ps. 342,570 and Ps. 120,025, as of June 30, 2007 and 2006, respectively.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

11.	Allowance for loan losses

The activity in the allowance for loan losses for the periods presented is as follows:

a)	Loans:

	June 30,
	2007		2006
Balance at beginning of period	Ps.	145,297	Ps.	258,372
Provision charged to income		42,782		737
Loans charged off		(51,959)		(113,812)

Balance at end of period	Ps.	136,120	Ps.	145,297

b)	Loans in trust:

	June 30,
	2007		2006
Balance at beginning of period	Ps.	33,840	Ps.	52,963
Provision charged to income		891		9,761
Loans charged off		(47)		(28,884)

Balance at end of period	Ps.	34,684	Ps.	33,840

12.	Other receivables from financial transactions

The breakdown of other receivables from financial transactions, by type of guarantee for the periods indicated, is as follows:

	June 30,
	2007		2006
Preferred guarantees, including deposits with the Argentine Central Bank	Ps.	758,275	Ps.	701,419
Unsecured guarantees (1)		2,954,104		2,335,214

Subtotal		3,712,379		3,036,633
Less: Allowance for loan losses		(34,684)		(33,840)

Total	Ps.	3,677,695	Ps.	3,002,793

(1)	Includes Ps. 1,261,850 and Ps. 908,147 of Securities receivables under repurchase agreements and Ps. 1,133,603 and Ps. 1,035,997 of Amounts receivable under derivative financial instruments, as of June 30, 2007 and 2006.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

The breakdown of the caption “Other” included in the balance sheet is as follows:

	June 30,
	2007		2006

Class B subordinated mortgage-backed bonds	Ps.	222,018	Ps.	196,665
Certificates of participation		223,372		143,350
Bonds held in the Bank’s portfolio (1)		139,997		244,979
Treasury shares receivable (See Note 5.13)		219,272		78,921
Assignment of outstanding mortgage loans (2)		52,137		—
Other		104,461		67,170

Total	Ps.	961,258	Ps.	731,085

(1)	The Bank carries long-term Negotiable Obligations for Ps. 116,945 and Ps. 129,990 as of June 30, 2007 and 2006, respectively, held in its portfolio for purposes of their possible exchange with holders that did not participate in the initial offering.
(2)	On June 29, 2007, the Bank accepted the offer to assign certain mortgage loans under collection enforcement proceedings with a book value of Ps. 124,744 as of March 31, 2007, most of which were recorded in memorandum accounts.

13.	Miscellaneous receivables

Miscellaneous receivables are comprised of the following for the periods indicated:

	June 30,
	2007		2006

Withholdings, credits and prepaid income tax	Ps.	3,863	Ps.	9,361
Receivables from governmental entities		477		495
Recoverable expenses, taxes, and advances to third parties		241		6,130
Attachments for non-restructured ON		91,626		4,202
Guarantee deposit (1)		114,253		127,263
Guarantee for options		—		11,256
Presumptive minimum income – Credit tax (Note 29)		77,888		62,457
Receivables from master servicing activities		4,828		5,389
Directors fees		—		20,292
Other Directors fees		2,548		2,503
Other		34,123		9,946

Subtotal		329,847		259,294
Less: Allowance for collection risks		(3,870)		(5,104)

Total	Ps.	325,977	Ps.	254,190

(1)	As of June 30, 2007 and 2006 guarantee deposits comprised mainly BODEN 2012 granted as collateral to Ps. 114,253 and Ps. 127,263 deposit securing financial agreements, respectively.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

14.	Bank Premises and Equipment and Intangible Assets

The book values of major categories of bank premises and equipment and total accumulated depreciation as of the periods indicated are as follows:

	June 30,
	2007		2006
Land and buildings	Ps.	107,609	Ps.	99,278
Furniture and fixtures		20,265		15,922
Machinery and equipment		55,507		43,544
Other		2,965		2,143
Accumulated depreciation		(81,346)		(74,663)

Total	Ps.	105,000	Ps.	86,224

Intangible assets, net of accumulated amortization, as of the end of periods indicated are as follows:

	June 30,
	2007		2006
Third parties fees, re-engineering, restructuring and capitalized software costs		29,666		5,412

Total	Ps.	29,666	Ps.	5,412

15.	Miscellaneous assets

Miscellaneous assets consists of the following as of the end of each period:

	June 30,
	2007		2006
Properties held for sale	Ps.	11,109	Ps.	21,886
Assets leased to others		5,977		8,157
Other		6,700		2,505
Accumulated depreciation		(7,603)		(8,508)

Total	Ps.	16,183	Ps.	24,040

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

16.	Reserve for contingencies

The reserve for contingencies as of the end of each period is as follows:

	June 30,
	2007		2006
Legal Contingencies (1)	Ps.	103,463	Ps.	94,577
Incurred but not reported and pending insurance claims (2)		10,947		11,733
Contingency risks (3)		139,655		90,856
Tax Provision		8,149		8,411

Total	Ps.	262,214	Ps.	205,577

(1)	Includes legal contingencies and expected legal fees.
(2)	As of June 30, 2007 and 2006, it is composed of: technical commitments for Ps. 856 and Ps. 2,253 (pending risks for Ps.856 and Ps. 2,253, without generating charges against the reserve for insufficient premiums), Debts to insured for Ps. 1,841 and Ps. 1,630 (outstanding claims for Ps. 1,228 and Ps. 1,090, IBNR for Ps. 613 and Ps. 540) and Catastrophe Allowances for Ps. 8,250 and Ps. 7,850, respectively.
(3)	Comprised of:

	June 30,
	2007		2006
Stock Appreciation Rights (StAR)	Ps.	67,064	Ps.	34,790
Stock Appreciation Compensation Plan		40,588		26,966
Directors Fees		—		3,133
Provision BHN Inversion - MSI		—		9,978
Contingency sale of non-performing mortgage portfolio		7,000		—
Retirement plans		25,003		15,989

Total	Ps.	139,655	Ps.	90,856

17.	Other Liabilities from Financial Transactions - Argentine Central Bank

The amounts outstanding corresponding to the Argentine Central Bank debt and advances, as of the end of twelve month periods are as follows:

	June 30,
	2007		2006
Advances to be requested for the acquisition of the Hedge bond (1)	Ps.	218,031	Ps.	198,329

Total	Ps.	218,031	Ps.	198,329

(1)	Accrued interest plus CER amounted to Ps.116,911 and Ps.97,254 at June 30, 2007 and 2006, respectively. The maturity of this advance will be determined once the Hedge bond is received. Includes CER plus interest at 2% until February 3, 2003.

The Bank has been paying the advances to be requested for the acquisition of the Hedge bond for a face value of US$ 773,531 thousand.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

18.	Other Liabilities from Financial Transactions - Other Banks and International Entities

The breakdown of the bank debt is as follows:

Description	Annual interest rate		Maturity date	June 30,
				2007	2006
Warehousing Credit Line Agreement with IFC	8.60%		2009	40,953	—
Loan granted by Deutsche Bank	—		—	—	92,544
Loan granted by Deutsche Bank	—		—	—	154,240
Interbank loans in pesos	(	*)	2007	190,666	140,297

Total				231,619	387,081

(*)	fixed interest rate ranging from 7.70% to 8.80%.

On January 17, 2006 BACS Banco de Crédito y Securitización SA executed a Warehousing Credit Line Agreement with International Finance Corporation. Under this agreement IFC grants the Bank line of credit for up to of US$ 50,000 in two tranches of US$ 25,000 for a term of three years.

19.	Other Liabilities from Financial Transactions - Bonds

The balance of the negotiable obligations has been included in the “Other liabilities for financial transactions” caption. The residual face values of the different negotiable obligation series issued are as follows:

	Issue date	Maturity date		Annual interest rate	June 30,
					2007	2006
EMTN (CHA)
Series III (US$ 100,000 thousand)	07/08/96	07/08/06	a	10.625%	1,113	2,181
GMTN
Series I (US$ 300,000 thousand)	17/04/98	17/04/03	a	10.000%	27,669	34,602
Series IV (US$ 175,000 thousand)	03/12/98	03/12/08	a	13.000%	1,360	1,666
Series VI (US$ 135,909 thousand)	15/03/99	15/03/02	a	12.250%	464	2,095
Series XVI (US$ 125,000 thousand)	17/02/00	17/02/03	a	12.625%	26,797	30,635
Series XVII (EURO 100,000 thousand)	27/03/00	27/03/02	a	9.000%	2,554	2,801
Series XXII (EURO 100,000 thousand)	18/10/00	18/10/02	a	8.750%	—	493
Series XXIII (EURO 150,000 thousand)	06/02/01	06/02/04	a	10.750%	14,319	20,042
Series XXIV (US$ 107,000 thousand)	15/03/02	15/03/05	a	9.000%	12,551	16,531
Series XXV (EURO 165,700 thousand)	15/03/02	15/06/05	a	8.000%	6,068	17,390
Long term bond (US$449,880 thousand)	15/09/03	01/12/13	b	3.0 – 6.0%	563,012	650,964
Long term bond (EURO 278,367 thousand)	15/09/03	01/12/13	b	3.0 – 6.0%	946,246	955,262
Series 4 (US$ 150,000 thousand)	16/11/05	16/11/10	a	9.750%	456,855	453,968
Series 4-Tranche II (US$ 100,000 thousand)	26/01/06	16/11/10	a	9.750%	308,559	307,805
Series 5 (US$ 250,000 thousand)	27/04/06	27/04/16	a	9.750%	760,242	757,357
Series 6 (US$ 150,000 thousand)	21/06/07	21/06/10	a	11.250%	459,377	—

					3,587,186	3,253,792

(a)	fixed interest rate
(b)	variable interest rate

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

The contractual maturities of bonds are as follows as of June 30, 2007:

Past due (*)	Ps.	92,895
June 30, 2009		251,443
June 30, 2010		710,820
June 30, 2011		1,016,857
June 30, 2012		251,443
Thereafter		1,263,728

Total	Ps.	3,587,186

(*)	Includes debtors who did not accept the restructuring process.

On June 21, 2007, the placement of Negotiable obligations 6 Series (Argentine Peso-Linked Note) launched on June 4, 2007 was closed. The total amount of this transaction amounted to US$ 150,000 thousand due on 2010 and at a fixed interest rate estimated in pesos equal to 11.25%. The Bank will use the net proceedings derived for issuance to grant loans pursuant to the BCRA standards.

20.	Prepayment of financial debt

On September 18, 2006 ended the tender offer to purchase, in cash, all nonperforming securities, which were not exchanged within the framework of the exchange offer implemented on January 2004. As a result of this transaction, US$ 5,515 thousand (19.4%) and Euros 1,423 thousand (13.7%) of securities were repurchase, respectively. The tender offer was not carried out in Italy.

As an integral part of the offer above mentioned and pursuant to Section 102 of Legislative Decree N° 58 of 1998 of the Republic of Italy, on December 12, 2006 a tender offer was launched for residents of that country to repurchase defaulted bonds. The tender offer closed on January 19, 2007, and securities were repurchased for US$ 100 thousand and Euros 3,415 thousand.

21.	Level I American Depositary Receipts Program

On March 27, 2006 the US Securities and Exchange Commission (SEC) has made effective the Level I American Depositary Receipts, “ADR” program.

This program allows foreign investors to buy the Bank’s stock through the secondary market where ADRs are traded freely within the United States. The Bank of New York has been appointed as depositary institution.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

22.	Derivative Financial Instruments

1.	Cross Currency Swaps: Cross currency swaps were carried out in order to reduce the volatility of the Bank’s results derived from variations in the Euro quotation, in view of the net liability position of that currency, stemming from the restructuring of Euro-denominated negotiable obligations. Through these transactions, the Bank receives Euros, in exchange for a certain amount of US dollars, guaranteed with BODEN 2012. The Bank records the changes in the assets and liabilities position in Euros and US dollars plus the corresponding interest rate. Within this framework, the following transactions have been carried out:

•	On March 5, 2004, the Bank and Deutsche Bank AG executed a currency swap contract for Euros 150,000 thousand which due date shall be December 1, 2013.

•	On October 29, 2004, the Bank and Credit Suisse First Boston executed a currency swap contract for Euros 100,000 thousand which due date shall be December 1, 2013.

2.	Credit Currency Swaps: in order to reduce the volatility of the Bank’s results derived from variations in the CER index, in view the net liability position stemming from obligations in pesos adjustable by said index, related to the financial assistance to be requested from the Argentine Central Bank for the subscription of BODEN 2012 pursuant to the provisions of Section 29, subsect. g) of Decree 905/02, the Bank carried out currency swap transactions paying US dollars and receiving in exchange CER index. These transactions are guaranteed with BODEN 2012. The Bank records positive results for its assets position in CER and allocates its results stemming from its liabilities position in accordance with the US dollar variations plus the interest rate agreed upon. Within this framework, the following transactions have been carried out:

•

On January 25, 2005, the Bank entered into a currency swap contract (Cross Currency Swap) with Deutsche Bank AG. According to this transaction, the Bank receives interest at a rate of 2% on a notional principal of Ps. 438,870 adjusted by applying the CER and pays interest at 180-day LIBOR plus 435 basis points on a notional principal of US$ 150,000 thousand without transfer of principal on each due date.

•

On February 1, 2005, the Bank entered into a currency swap contract (Cross Currency Swap) with Credit Suisse First Boston. According to this transaction, the Bank receives interest at a rate of 2% on a principal of Ps. 87,537 adjusted by applying the CER and pays interest at 180-day LIBOR plus 420 basis points on a principal of US$ 30,000 thousand.

3.	Forward contracts: as a result of direct subscriptions of BODEN 2012 to be received from the National Government and partially carried out with funds stemming from the issuance of Negotiable Obligations in foreign currencies, the Bank carried out forward transactions under which it commits to receive US dollars and deliver pesos. Within this framework, on March 23, 2006, the Bank and Deutsche Bank AG entered into a currency swap contract involving US$ 100,000 thousand and Ps. 307,500. The maturity date is March 23, 2046.

4.

Interest rate Swaps: In order to hedge the position relative to issuance of debt at fixed rate and giving consideration to the holdings of floating rate securities, interest rate swap agreements have been subscribed for transactions in foreign currencies through which the Bank receives fixed rate and pays the rate agreed upon during the first year and a variable rate for the remaining term. Within this framework, on May 11, 2006, the Bank and Deutsche Bank AG executed an interest rate swap contract for US$ 100,000 thousand. According to this transaction, the Bank will receive

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

a fixed rate of 9.75% and will pay a 7.75% rate during the first year and, from year 2 through 10, will pay a floating 6-month LIBOR rate plus a spread ranging between 3.3% and 6.2%, according to US short and long term rate s and the level of the 6-month LIBOR rate.

With the same purpose of the former transaction, during the period from April to June 2007 interest rate swap agreements were subscribed with different financial institutions for Ps. 115,000. According to these transactions, the Bank receives a fixed rate (established in 9.20% and 10.20%) and pay a variable rate BADLAR. The due date of the last of these transactions shall be June 2010.

5.	CER Swap linked to Secured Loans due 2008 and External Debt: On February 23, 2007, the Bank entered into a currency swap contract with Deutsche Bank AG applying local legislation through which on an initial notional principal of Ps. 621,496 adjusted by CER an annual 2.5% rate is paid and an annual 4% annual rate with monthly exchanges is received. Amortization shall be carried out in 6 half-yearly installments as from June 2009, the last installment falling due on December 2011. The Swap’s objective is to adjust performance curves of sovereign bonds adjusted by CER, that of Secured Loans adjusted by CER and the existing difference between sovereign bonds with local and foreign legislation.

In addition to the interest rate paid, the Bank assumed the credit risk of the Secured Loans issued by the National Government. In any event of default of those loans, the Bank committed to pay the defaulted amount to Deutsche Bank.

6.	On July 17, 2006, BACS entered into a currency swap contract with a local Financial Entity. According to this transaction, the Bank receives argentine pesos adjusted by CER on a notional principal of Ps. 48,300 and pays interest fixed rates of 12.3% without transfer of principal on each due date.

23.	Securitization of mortgage loans

The Bank created sixteen separate mortgage trusts (BHN I Mortgage Fund, BHN II Mortgage Trust, BHN III Mortgage Trust, BHN IV Mortgage Trust, BACS I Mortgage Trust, BACS Funding I Mortgage Trust, BACS Funding II Mortgage Trust BHSA I 2002 Mortgage Trust, CHA I Financial Trust, CHA II Financial Trust, CHA III Financial Trust, CHA IV Financial Trust, CHA V Financial Trust, CHA VI Financial Trust, CHA VII and CHA VIII Financial Trust) under its US securitization program and “Cédulas Hipotecarias Argentina – program”. For each mortgage trust, the Bank transfers a portfolio of mortgages originated by banks and other financial institutions in trust to the relevant trustee. The trustee then issues Class A senior Bonds, Class B subordinated bonds and certificates of participation. The trust’s payment obligations in respect of these instruments are collateralized by, and recourse is limited to, the trust’s assets consisting of the portfolio of mortgages and any reserve fund established by the Bank for such purpose. The securitizations were recorded as sales, and accordingly, the mortgage loans conveyed to the trusts are no longer recorded as assets of the Bank.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

At the date of these financial statements the following trust funds have been set up:

	Debt Securities Class A1/AV	Debt Securities Class A2/AF	Debt Securities Class B	Participation Certificates	Total
BHN I – Issued on 10.29.96 (*)
Face value in Ps.	60,292	18,778	9,302	4,652	93,024
Declared Maturity Date	05.25.2005	09.25.2001	01.25.2014	01.25.2014

BHN II – Issued on 05.09.97 (*)
Face value in Ps.	44,554	51,363	3,730	6,927	106,574
Declared Maturity Date	03.25.2001	07.25.2009	03.25.2012	05.25.2013

BHN III – Issued on 10.29.97 (*)
Face value in Ps.	14,896	82,090	5,060	3,374	105,420
Declared Maturity Date	05.31.2017	05.31.2017	05.31.2018	05.31.2018

BHN IV – Issued on 03.15.00 (*)
Face value in Ps.	36,500	119,500	24,375	14,625	195,000
Declared Maturity Date	03.31.2011	03.31.2011	01.31.2020	01.31.2020

BACS I – Issued on 02.15.2001 (*)
Face value in Ps.	30,000	65,000	12,164	8,690	115,854
Declared Maturity Date	05.31.2010	05.31.2010	06.30.2020	06.30.2020

BACS Funding I Issued on 11.15.2001 (*)
Face value in Ps.	—	—	—	29,907	29,907
Declared Maturity Date				11.15.2031

BACS Funding II Issued on 11.23.2001 (*)
Face value in Ps.	—	—	—	12,104	12,104
Declared Maturity Date				11.23.2031

BHSA I Issued on 02.01.2002
Face value in Ps.	—	—	—	43,412	43,412
Declared Maturity Date				02.01.2021

CHA I Issued on 6.25.2004
Face value in Ps.	40,000	—	5,000	5,000	50,000
Declared Maturity Date	12.31.2010		03.31.2012	03.31.2012

CHA II Issued on 11.19.2004
Face value in Ps.	39,950	—	4,995	5,002	49,947
Declared Maturity Date	12.31.2011		01.31.2016	01.31.2013

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

	Debt Securities Class A1/AV	Debt Securities Class A2/AF	Debt Securities Class B	Participation Certificates	Total
CHA III Issued on 04.07.2005
Face value in Ps.	50,000	—	6,250	6,270	62,520
Declared Maturity Date	04.30.2012		12.31.2013	01.31.2020

CHA IV Issued on 6.22.2005
Face value in Ps.	54,900	—	4,848	4,849	64,597
Declared Maturity Date	01.31.2013		07.31.2023	07.31.2023

CHA V Issued on 10.20.2005
Face value in Ps.	53,301	—	—	11,700	65,001
Declared Maturity Date	12.31.2014			04.30.2023

CHA VI Issued on 04.07.2006
Face value in Ps.	56,702	—	—	12,447	69,149
Declared Maturity Date	12.31.2016			12.31.2026

CHA VII Issued on 09.27.2006
Face value in Ps.	58,527	—	—	12,848	71,375
Declared Maturity Date	08.31.2017			02.28.2028

CHA VIII Issued on 03.26.2007
Face value in Ps.	61.088	—	—	13.409	74.497
Declared Maturity Date	08.31.2024			08.31.2028

(*)	Trusts subject to the pesification of foreign currency assets and liabilities at the $1.00=US$1 rate established by Law 25561 and Decree 214, as they were created under Argentine legislation. Certain holders of Class A debt securities have started declarative actions against the trustee pursuant to the application of the pesification measures set forth in Law 25561 and Decree 214, in order to maintain the currency of origin of said securities. In these declarative actions, the Bank acted together with BACS as third party. The trustee has duly answered to this claim, being the final resolution to this situation is still pending.

24.	Miscellaneous Liabilities

Sundry creditors and other miscellaneous liabilities consist of the following as of the end of each period:

	June 30,
	2007		2006
Sundry creditors:
Accrued fees and expenses	Ps.	22,919	Ps.	36,998
Unallocated collections		7,881		7,094
Withholdings and taxes payable		3,439		7,561
Other		4,281		2,651

Total	Ps.	38,520	Ps.	54,304

Other:
Directors and Syndics accrued fees	Ps.	6,421	Ps.	3,909
Payroll withholdings and contributions		6,395		2,539
Gratifications		6,598		—
Salaries and social securities		4,019		2,225

Total	Ps.	23,433	Ps.	8,673

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

25.	Income from Services and Expenses on Services

Income from Services - Commissions and Other

Commissions earned consist of the following for each period:

	June 30,
	2007		2006		2005
Loan servicing fees from third parties	Ps.	1,830	Ps.	1,438	Ps.	2,055
Commissions from FONAVI		4,086		3,335		3,041
Commissions for credit cards		47,914		12,287		1,475
Other (1)		10,214		17,736		25,291

Total	Ps.	64,044	Ps.	34,796	Ps.	31,862

(1) Includes Ps. 11,950 and Ps. 22,786 of Commissions for technological services (MSI), as of June 30, 2006 and 2005, respectively.

Other income from services is comprised of the following for each period:

	June 30,
	2007		2006		2005
Reimbursement of loan expenses paid by third parties	Ps.	12,995	Ps.	7,748	Ps.	9,137
Other		6,323		5,011		2,665

Total	Ps.	19,318	Ps.	12,759	Ps.	11,802

Expenses on Services - Commissions

Commissions expensed consist of the following for each period:

	June 30,
	2007		2006		2005
Structuring and underwriting fees	Ps.	9,543	Ps.	9,195	Ps.	4,978
Retail bank originations		105		165		257
Collections		427		273		216
Banking services		46,339		16,220		7,002
Commissions paid to real state agents		8,239		3,007		859

Total	Ps.	64,653	Ps.	28,860	Ps.	13,312

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

26.	Other Miscellaneous Income and Miscellaneous Expenses

Other miscellaneous income are comprised of the following for each year:

	June 30,
	2007		2006		2005
Income on operations with premises and equipment and miscellaneous assets	Ps.	939	Ps.	3,497	Ps.	1,674
Recovery of Director’s fees		—		9,765		—
Capitalization of the presumptive minimum income tax		—		24,640		—
Other		3,703		6,444		13,601

Total	Ps.	4,642	Ps.	44,346	Ps.	15,275

Other miscellaneous expenses are comprised of the following for each period:

	June 30,
	2007		2006		2005
Depreciation of miscellaneous assets	Ps.	417	Ps.	380	Ps.	438
Gross revenue tax		590		344		889
Other taxes		9,085		7,727		6,350
BOGAR and Secured Loans valuation adjustment		—		20,806		—
Equity in loss of affiliates		6,141		—		—
Benefits prepayments		—		—		1,725
Other		7,165		7,665		3,920

Total	Ps.	23,398	Ps.	36,922	Ps.	13,322

27.	Balances in Foreign Currency

The balances of assets and liabilities denominated in foreign currency (principally in US dollars and Euros) are as follows:

Assets:
Cash and due from banks	Ps.	215,695
Government and corporate securities		1,322,601
Loans		145,452
Other receivables from financial transactions		2,567,719
Miscellaneous receivables		185,176

Total as of June 30, 2007	Ps.	4,526,643

Total as of June 30, 2006	Ps.	4,923,492

Liabilities:
Deposits	Ps.	153,855
Other liabilities from financial transactions		4,736,356
Miscellaneous liabilities		571
In-process items		686

Total as of June 30, 2007	Ps.	4,891,468

Total as of June 30, 2006	Ps.	5,234,554

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

28.	Income Tax

Prior to January 1, 1996, the Bank was exempt from the payment of income tax. Beginning January 1, 1996, the Bank was only exempt from the payment of income tax on income from its operations, assets, and interest income attributable to its residential mortgage lending activities. Effective October 1997, as a result of conversion to a sociedad anónima, the Bank is subject to income tax in Argentina except on its income attributable to mortgage loan commitments made prior to that date.

As a general rule, the income tax law allows the deduction of expenses incurred to obtain or maintain the source of taxable income. For purposes of deducting from the taxable revenues those expenses incurred to obtain jointly taxable and non –taxable income, expenses should be segregated accordingly.

Furthermore, the fiscal rule gives prerogative to the direct allocation method rather than the apportionment method to determine the deductible expenses. Thus, the apportionment method should only be used when it is not possible to make direct allocation of expenses to the taxable revenue.

The Bank has a tax net operating loss carry forward of Ps. 838,675 and Ps. 1,122,184 at June 30, 2007 and 2006, respectively.

29.	Presumptive Minimum Income Tax

The Bank is subject to presumptive minimum income tax. Pursuant to this tax regime, the Bank is required to pay the greater of the income tax or the presumptive minimum income tax. Any excess of the presumptive minimum income tax over the income tax may be carried forward and recognized as a tax credit against future income taxes payable over a 10-year period. The presumptive minimum income tax provision is calculated on an individual entity basis at the statutory asset tax rate of 1% and is based upon the taxable assets of each company as of the end of the year, as defined by Argentine law. For financial entities, the taxable basis is 20% of their computable assets.

As accepted by the BCRA, at June 30, 2007 the Bank capitalized the Ps. 77,888 tax credit corresponding to the fiscal years between 1999 and 2006 on the basis of projections of accounting and taxable results included in the Business Plan submitted to the BCRA and estimates of the main macroeconomic variables and fluctuations in the financial system for the next 10 fiscal years.

The tax credit balances held by the Bank at the closing date of these financial statements are the following:

Fiscal Year	Tax credit balance
1999	4,401
2000	6,034
2001	5,084
2002	9,121
2003	10,592
2004	14,516
2005	12,709
2006	15,431

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

30.	Shareholders’ Equity

The following information relates to the statements of changes in the Bank’s shareholders’ equity.

(a)	Common Stock

Prior to June 30, 1997, the Bank’s capital stock consisted of assigned capital with no par value owned 100% by the Argentine government. In accordance with the by-laws approved as a result of the conversion of the Bank to a sociedad anónima, the Bank’s capital stock was established at Ps.1,500,000 and divided into four classes of ordinary common shares.

As of June 30, 2007, the Bank’s capital stock consists of 1,500 million of ordinary common shares authorized, issued, and outstanding with a face value of one peso each (according to the decision made by the General and Extraordinary Shareholder’s Meeting held on July 21, 2006).

Shareholder	Class of Shares	Number of Shares	Total % Ownership	Voting Rights
Argentine government (through FFFRI)	A	658,530,880	43.9%	1 votes	(b)
Banco Nación, as trustee for the Bank’s
Programa de Propiedad Participada (a)	B	75,000,000	5.0%	1 vote
Argentine government (through FFFRI)	C	75,000,000	5.0%	1 vote
Public investors	D	691,469,120	46.1%	3 votes	(c)

		150,000,000	100%

(a)	The Bank’s Programa de Propiedad Participada (“PPP”) is the Bank’s employee stock ownership plan.
(b)	Under the Bylaws, the affirmative vote of the holders of Class A Shares is required in order to effectuate: (i) mergers or spin-offs; (ii) an acquisition of shares (constituting a Control Acquisition or resulting in the Bank being subject to a control situation); (iii) the transfer to third parties of a substantial part of the loan portfolio of the Bank, (iv) a change in the Bank’s corporate purpose; (v) the transfer of the Bank’s corporate domicile outside of Argentina, and (vi) the voluntary dissolution of the Bank.
(c)	For so long as Class A Shares represent more than 42% of the Bank’s capital, the Class D Shares shall be entitled to three votes per share, except that holders of Class D Shares will be entitled to one vote per share in the case of a vote on: (i) a fundamental change in the Bank’s corporate purpose; (ii) a change of the Bank’s domicile to be outside of Argentina; (iii) dissolution prior to the expiration of the Bank’s corporate existence; (iv) a merger or spin-off in which the Bank is not the surviving corporation; and (v) a total or partial recapitalization following a mandatory reduction of capital.

The Class B shares have been set aside for sale to the Bank’s employees in the future pursuant to the PPP on terms and conditions to be established by the Argentine government. Any Class B shares not acquired by the Bank’s employees at the time the Bank implements the PPP will automatically convert into Class A shares. The Class C shares are eligible for sale only to companies engaging in housing construction or real estate activities. Any Class B shares transferred by an employee outside the PPP will automatically convert to Class D shares or Class C shares transferred to persons not engaged in construction or real estate activities will automatically convert into Class D shares.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

The General and Special Shareholders’ Meeting held on July 21, 2006, decided to change the par value of each share, maintaining the same Capital Stock. For this purpose, said Shareholders’ Meeting decided that the Capital Stock should be of Ps. 1,500,000, fully subscribed and paid-in, represented by one thousand and five hundred million (1,500,000,000) ordinary book-entry shares, with a face value of one peso (Ps. 1) each and one vote per share, except for the special multiple vote right for the Class D shares envisaged by the Bank’s by-laws. Therefore, each share shall automatically be converted into ten (10) shares with a new face value; therefore, shareholder’s face value will be maintained, but with a greater number of shares.

(b)	Inflation adjustment of common stock

As mentioned in Note 1.d. the Bank’s consolidated financial statements were prepared on the basis of general price-level accounting which reflected changes in the purchase price of the peso in the historical financial statements until February 28, 2003. The inflation adjustments related to common stock were appropriated to inflation adjustment reserves that form part of shareholders’ equity. According to Argentine Banking GAAP, the balances of the inflation adjustment reserves may be applied only towards the issuance of common stock to shareholders of the Bank.

(c)	Restriction on the distribution of profits

In accordance with the regulations of the Argentine Central Bank, 20% of the Bank’s annual net income net of any adjustments for prior periods must be allocated to a legal reserve. Legal reserve may be used to absorb losses.

Under Argentine law, cash dividends may be declared and paid only out of the Bank’s unrestricted retained earnings reflected in the audited annual financial statements and approved by the shareholders.

Those banks which proceed to distribution of profits must be previously authorized by the Financial and Exchange Institutions Superintendency.

Furthermore, on October 29, 2002 Argentine Central Bank restricted the distribution of cash dividends and established that the Bank should adjust its earnings to be distributed as cash dividends with the difference between the market value and the carrying value of the compensatory and hedge bonds after netting the legal reserve and other reserves established by the Bank’s by-laws.

Under the contracts signed as a result of the restructuring of the Bank’s financial debt, there are restrictions on the distribution of profits until such time as at least 60% of the total initial principal amount of the long-term and guaranteed tranches of the new debt has been amortized.

In addition, for the purposes of determining distributable balances, the minimum presumed income tax asset shall be deducted from retained earnings.

On April 24, 2006, the BCRA established that when the Legal Reserve is used to absorb losses, earnings shall not be distributed until the reimbursement thereof. Should the balance prior to the absorption exceed 20% of the Capital Stock plus the Capital Adjustment, profits may be distributed once the latest value is reached.

On October 29, 2006, the BCRA established a general procedure to authorize financial institutions to distribute profits.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

(d)	Minimum Capital Requirements

Under the Argentine Central Bank regulations, the Bank is required to maintain minimum levels of capital (“minimum capital”). The minimum capital is based upon risk-weighted assets, and the balances of Bank premises and equipment, intangible assets and unquoted equity investments. The required minimum capital and the Bank’s capital calculated under Argentine Central Bank requirements were as follows:

	Minimum Capital requirement		Shareholders’ Equity
June 30, 2007	Ps.	1,874,897	Ps.	2,689,044
June 30, 2006		1,040,941		2,343,701
June 30, 2005		712,155		2,051,751

As established for by Argentine Central Bank, effective January 2004, financial institutions were to comply with regulations on minimum capital which had been suspended until that time. Effective January 2004, an “alpha 1” coefficient is to be applied to temporarily reduce the minimum capital requirement to cover credit risk attaching to holdings in investment accounts and financing granted to the national non-financial public sector until May 31, 2003. It also provides for the application of an “alpha 2” coefficient effective January 2004, to temporarily reduce the minimum capital requirement to cover interest rate risk.

31.	Employee Benefit Plan

The Bank is obligated to make employer contributions to the National Pension Plan System determined on the basis of the total monthly payroll. These expenses are recorded in “Salaries and social security contributions” under the “Administrative expenses” caption in the accompanying consolidated statements of income.

32.	Leases

The Bank leases properties to various governmental entities under lease terms ranging from two to nine years. The Bank received rental income from government entities of Ps. 380, Ps.604 and Ps. 682 during the twelve-month periods ended June 30, 2007, 2006 and 2005, respectively. Amounts receivable for rental income and related expenses from government entities were Ps. 364 and Ps 383 as of June 30, 2007 and 2006, respectively.

Cost and accumulated depreciation of the leased assets were Ps. 5,977 and Ps. 2,423 respectively, as of June 30, 2007 and Ps.8,157 and Ps.3,384 respectively, as of June 30, 2006.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

33.	Contributions to the Deposit Guarantee Fund

The Argentine Central Bank established rules governing the deposit guarantee system and the methods of computing required contributions. The monthly contributions include a standard contribution of 0.015% of the monthly average of daily balances in demand, saving and time deposits, plus an additional contribution of up to 100% of the standard contribution depending on various weighting factors established by the Argentine Central Bank. The Bank’s contributions to the deposit guarantee system amounted to Ps. 1,111, Ps.726 and Ps.535 during the twelve-month periods ended June 30, 2007, 2006 and 2005, respectively and are recorded in “Contributions and taxes on financial income” under the “Financial expenses” caption on the accompanying consolidated statements of income.

34.	Technical Ratios

Net Global Position in Foreign Currency

As a result of the issuance of negotiable obligations and subscription of the Hedge bond (Note 6), the Bank exceeded the limits established by Communication “A” 4503, supplementary rules and amendments, for the Net Global Position in Foreign Currency corresponding to the months of February and March (average liability position exceeding 30% of the Computable Regulatory Capital as of the previous month’s end). Said situation was corrected as to the date of these financial statements for interim periods, thus complying with the regulations in force by means of a swap transaction (Note 5.5).

Communication “A” 4577 dated September 28, 2006, the BCRA established that as from January 1, 2007 the average liability position shall not exceed 15% of the computable regulatory capital as of prior month’s end.

On November 17, 2006, and through Communication “A” 4598, the Argentine Central Bank established that, with the same effective date as Communication “A” 4577, the top limit for the Net global position in foreign currencies may be increased by 15 percentage points if certain conditions set forth therein are met.

35.	Financial Instruments with Off-Balance Sheet Risk

In the normal course of its business the Bank is party to financial instruments with off-balance sheet risk in order to meet the financing needs of its customers. These instruments expose the Bank to credit risk in addition to amounts recognized in the balance sheets. These financial instruments include commitments to extend credit.

Commitments to extend credit are agreements to lend to a customer at a future date, subject to such customers meeting of pre-defined contractual milestones. Typically, the Bank will commit to extend financing for construction project lending on the basis of the certified progress of the work under construction. Most arrangements require the borrower to pledge the land or buildings under construction as collateral. As of June 30, 2007 and 2006, the commitments to extend credit under these arrangements amounted to approximately Ps.147,914 and Ps.112,710, respectively. Furthermore, the Bank has a unilateral and irrevocable right to reduce or change the credit card limit, thus it considered there is no off-balance sheet risk. The total unused credit card limit at June 30, 2007 and 2006 amounts to Ps. 592,048 and Ps. 158,016.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

In the opinion of management, the Bank’s outstanding commitments do not represent unusual credit risk. The Bank’s exposure to credit loss in the event of nonperformance by the other party is represented by the contractual notional amount of those commitments.

The Bank accounts for items drawn on other banks in memorandum accounts until such time as the related item clears or is accepted. In the opinion of management, the Bank’s risk of loss on these clearing transactions is not significant as the transactions primarily relate to collections on behalf of third parties. The amounts of clearing items in process were Ps. 74,549 and Ps 27,670 as of June 30, 2007 and 2006, respectively.

Additionally, the Bank recorded in memorandum accounts: i) Guarantees provided to the Argentine Central Bank for Ps. 101,353 and Ps. 142,724 as of June 30, 2007 and 2006 respectively, and ii) other guarantees provided not included in the debtor classification regulations for Ps.114,253 and Ps. 127,263 as of June 30, 2007 and 2006 respectively.

36.	Out-of-court reorganization plan

On June 9, 2004, the Bank requested approval of an out-of-court reorganization plan from the Federal Court of Original Jurisdiction on Commercial Matters N° 14, Clerk’s Office N° 28. On October 29, 2004 that court rejected the plan submitted, because it considered that financial institutions may not resort to this type of proceeding. The Bank filed an appeal against the lower court decision, which was rejected by a decision issued by Division D of the Federal Court of Appeals in Commercial Matters; notice thereof was served in May 31, 2006. Against this last Resolution, on June 15, 2006, the Bank filed an extraordinary appeal before the ante la Argentine Supreme Court of Justice, which was granted on October 13, 2006; therefore, this court shall make the final decision on the issue.

On April 23, 2007, the Bank was notified of the decision taken by Argentine Supreme Court of Justice, through which all court proceedings are submitted to Division D of the Federal Court of Appeals in Commercial Matters, in order to, after a decision on the origin of the Extraordinary Appeal lodged by the Bank is made, notification shall be given to the Argentine Central Bank.

Through Resolution N° 282 dated August 16, 2006, the Superintendent of Financial and Exchange Institutions of the BCRA decided to conduct a preliminary investigation on the Bank, its Directors, members of the Syndics Committee and the Financial area Manager (who held office at that time), since it considered the provisions of item 1.3 of Resolution by the BCRA Board of Directors N° 301 dated July 24, 2003, have been violated, since it established that the Bank needed to eliminate all references to an out-of-court reorganization plan, to the terms of the external liabilities restructuring plan submitted before the monetary authority, within the framework of the provisions of Communication “A” 3940. This was informed to the National Securities Commission (CNV) on September 29, 2006. The Bank, as well as its Directors, members of the Supervisory Committee and the Financial area Manager have duly submitted the corresponding deposition requesting to be exempted from any kind of penalty, since to the best of their knowledge no punishable actions took place.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

37.	Summary of Significant Differences between Argentine Banking GAAP and US GAAP

The Bank’s consolidated financial statements have been prepared in accordance with Argentine Banking GAAP, which differs in certain significant respects from US GAAP. Such differences involve methods of measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by US GAAP and regulations of the SEC. These consolidated financial statements include solely a reconciliation of net income and shareholders’ equity to US GAAP. Pursuant to Item 17 of Form 20-F, this reconciliation does not include disclosure of all information that would be required by US GAAP and regulations of the SEC.

a. Loan origination fees and costs

Under Argentine Banking GAAP, the Bank does not defer loan origination fees and costs on mortgage, personal and credit card loans.

In accordance with US GAAP, under SFAS N° 91, “Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases”, loan origination fees and certain direct loan origination costs should be recognized over the life of the related loan as an adjustment of yield.

b. Public Sector Loan – Exchange of Public Debt

During the fiscal year ended December 31, 2001, and as a consequence of Decree N° 1387/01, effective as of November 6, 2001, the Bank swapped part of its Argentine public-sector debt instruments, under the Promissory Note/Bond program, for secured loans.

As established by article 20 of the above mentioned decree, the conversion was made at the nominal value, at a rate of exchange of Ps. 1.0 = US$ 1.0 and in the same currency as that of the converted obligation.

The Argentine Central Bank provided that the difference between the nominal value of the secured loans and the book value of the public-sector debt instruments exchanged (in the case of securities, classified and valued as “investment accounts” or “for trading purposes”, under Argentine Central Bank rules) must be credited to income and added to the recorded amount included in Loans to the non-financial public sector on a monthly basis, in proportion to the term of each of the secured loans received. Consequently a discount of the current value of these loans has been recorded based on the interest rate determined on each period by the Central Bank.

In accordance with US GAAP, specifically in the Emerging Issues Task Force N° 01-07 (“EITF 01-07”), satisfaction of one monetary asset (in this case a loan or debt security) by the receipt of another monetary asset (in the case a secured loan) for the creditor is generally based on the market value of the asset received in satisfaction of the debt (an extinguishment). In this particular case, the secured loan being received is significantly different in structure and in interest rates than the debt securities swapped. Therefore, the fair value of the loans was determined on the balance sheet date based on the contractual cash flows of the loan received discounted at an estimated market rate. The estimated fair value of the loan received constitutes the cost basis of the asset. Any difference between the old asset and the fair value of the new asset is recognized as a gain or loss. The difference between the cost basis and amounts expected to be collected is amortized on an effective yield basis over the life on the loan.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

During the period ended June 30, 2007, the Bank sold its remaining position in Secured Loans. Therefore, no US GAAP shareholders’ equity adjustment has been recorded as of June 30, 2007.

c. Allowance for loan losses

The Bank’s accounting for its allowance for loan losses differs in some significant respects with practices of US-based banks.

Under Argentine Banking GAAP, the allowance for loan losses is calculated according to specific criteria. This criteria is different for commercial loans (those in excess of Ps. 500) and consumer loans. Loan loss reserves for commercial loans are principally based on the debtors’ payment capacity and cash-flows analysis. Loan loss reserves for consumer loans are based on the client’s aging. Argentine banks may maintain other reserves to cover potential loan losses which management believes to be inherent in the loan portfolio, and other Argentine Central Bank required reserves.

Under US GAAP, the allowance for loan losses should be in amounts adequate to cover inherent losses in the loan portfolio at the respective balance sheet dates. Specifically:

All large commercial loans which are considered impaired in accordance with SFAS N° 114, Accounting by Creditors for an Impairment of a Loan (“SFAS N° 114”), as amended by SFAS N° 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures (“SFAS N° 118”), are valued at the present value of the expected future cash flows discounted at the loan’s effective contractual interest rate or at the fair value of the collateral if the loan is collateral dependent.

As of June 30, 2007, 2006 and 2005, the result of applying SFAS N° 114, shows that the Bank recorded under Argentine Banking GAAP for loan losses in excess of this analysis for Ps. 8,878, Ps. 3,290 and Ps. 4,011, respectively.

In addition, the Bank has performed a migration analysis for mortgage consumer loans following the SFAS 5 considerations.

Under Argentine Banking GAAP, loans that were previously charged-off, which are subsequently restructured and become performing loans, are included again in the Bank’s assets, if they do not show delinquency of more than 30 days over a term of six consecutive months. Under US GAAP recoveries of loans previously charged off should be recorded when received.

As of June 30, 2007, the result of the migration analysis showed that the Bank has provided for loan losses in deficit of this analysis for Ps.46,813. For US GAAP purposes, this amount of provision has been charged.

As of June 30, 2006 and 2005, the result of the migration analysis showed that the bank provided for loan losses in excess of this analysis for Ps. 16,036 and Ps. 11,120. For US GAAP purposes, this amount of provision has been reversed.

In addition, for US GAAP purposes, the Bank charges-off all credit card loans balances that are over 180 days past due.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

d. Derivative Instruments

As mentioned in Note 22 the Bank entered into foreign currency swaps transactions to hedge the exchange rate risk attached to liabilities denominated in euros and in pesos plus CER, and assets denominated in US dollars (BODEN 2012) and entered into interest rate swaps to manage its interest rate risk. These swaps involve receiving cash flows in euros or pesos plus CER, based on a nominal value plus a fixed interest rate and paying cash flows in US dollars, also at a fixed rate.

The Bank recognizes a receivable and payable which reflect the amounts to be exchanged at the maturity date. The foreign currency-denominates receivable and payable arising from the contract and the foreign currency-denominated borrowing are revalued at the closing spot exchange rate as the respective balance sheet date.

Under US GAAP, the Bank accounts for derivative financial instruments in accordance with SFAS N° 133 as amended, which establishes the standards of accounting and reporting derivative instruments, including certain derivative instruments embedded within contracts (collectively referred to as derivatives) and hedging activities. This statement requires institutions to recognize all derivatives in the balance sheet, whether as assets or liabilities, and to measure those instruments at their fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge for the exposure to changes in the fair value of a recorded asset or liability or unrecorded firm commitment, (b) a hedge for the exposure of future cash flows and (c) a hedge for the exposure of foreign currency. If such a hedge designation is achieved then special hedge accounting can be applied for the hedged transactions, that will reduce the volatility in the income statement to the extent that the hedge is effective. In order for hedge accounting to be applied the derivative and the hedged item must meet strict designation and effectiveness tests.

Under US GAAP, the Bank’s estimates the fair value of the receivable and payable on the swap contract. As of June 30, 2007, 2006 and 2005 the difference between Argentine Banking GAAP and US GAAP amounts to Ps. (50,188), Ps. (18,087) and Ps. 19,855, respectively.

The Bank’s derivatives do not qualify for hedge accounting treatment under US GAAP. Therefore gains and losses are recorded in earnings in each period.

Under US GAAP, derivatives should be recorded at fair value, on a net basis, and therefore the Bank’s assets and liabilities should both be decreased by approximately Ps. 1,047,000, Ps. 990,000 and Ps. 875,000 at June 30, 2007, 2006 and 2005, respectively.

e. Compensatory and hedge bonds

In connection with the Bank’s right (but not the obligation) to purchase the hedge bond, under Argentine Banking GAAP the Bank has recognized it at their equivalent value as if the Bank had the associated bonds in their possession (technical value), and recognized the associated liability to fund the hedge bonds as if the Bank had executed the debt agreement with the Argentine Central Bank. The receivable is denominated in U.S. dollars bearing interest at Libor whereas the liability to the Argentine Central Bank is denominated in pesos with interest being accrued at CER plus 2%, each retroactive to February 3, 2002.

As of June 30, 2005, the Bank obtained the benefit of the hedge bond to be purchased as the transaction was approved by the Argentine Central Bank. During September 2005, the Bank started to purchase the bonds.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

Therefore, for US GAAP purposes, the Bank started recognizing the fair value of the option to receive the Hedge bond in the period ended June 30, 2005. The remaining portion of the Hedge bond to be received as of June 30, 2007 and 2006 is also recognized at their fair value for US GAAP purposes, in accordance with SFAS 133.

In connection with the Compensatory Bonds received or receivable by the Bank they were recognized at the technical value (nominal value plus interest accrued) according to Argentine Banking GAAP. Under US GAAP such amounts should initially be recognized at their quoted market value (limited to the amounts of the loss BHSA suffered in connection with the asymmetric pesification). Thereafter, Compensatory Bonds received are classified as available for sale securities and recognized at market value with the gains or losses recognized as a charge or credit to equity through other comprehensive income. In connection with the Compensatory Bond to be received it has been recognized at market value with the gain or loss recognized through income statement.

f. Other government securities

As discussed in Notes above, the Argentine Banking GAAP on government securities allow banks to classify their government securities portfolios into two categories: trading and investment. The Bank’s government securities are classified as trading and are marked to market daily with the resulting gain or loss reflected in the income statement.

The criteria for classification of investments under Argentine Banking GAAP differ from those established by SFAS N° 115. For US GAAP, there is a third category of investments (available for sale) that includes those securities that nor are kept for the purpose of active trading neither the Bank has the ability and intention to keep them until maturity. Securities classified as available for sale under U.S. GAAP (BODEN 2012 and Discount bonds) are reported at market value with unrealized holding gains and losses included as a separate component of shareholders’ equity in other comprehensive income.

Other than temporary impairment

As of June 30, 2004 the Bank held certain defaulted Argentine government bonds. Such bonds were not quoted in the public market and the Bank did not have guarantees or other collateral to claim such payment.

Under US GAAP the Bank evaluates whether there is a decline in the value of the security that is other than temporary as defined by SFAS N°115 and SAB 59. As that date the Argentine government defaulted its debt according to the contractual terms of the securities, an other than temporary impairment had been determined for US GAAP purposes based upon estimated market values at each balance sheet date.

On January 2005, the Bank accepted the offer to exchange its defaulted government securities (principally External Notes), for “Discount Bonds in pesos” and “Par Bonds” issued under the Argentine debt restructuring. On April 1, 2005 the government securities were exchanged.

In accordance with US GAAP, specifically the Emerging Issues Task Force N° 01-07 (“EITF 01-07”), satisfaction of one monetary asset (in this case defaulted government securities) by the receipt of another monetary asset (in the case “Par and Discount Bonds”) for the creditor is generally based on the market value of the asset received in satisfaction of the debt (an extinguishment). In this particular case, the

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

Bonds being received are significantly different in structure and in interest rates than the securities and notes swapped. Therefore, the fair value of the Bonds was determined on the balance sheet date based on their market value and will constitute the cost basis of the asset. Any difference between the old asset and the fair value of the new asset is recognized as a gain or loss.

Under US GAAP, after initial recognition at fair value, Discount Bonds are considered available for sale securities since the Bank does not intend to actively trade with them and it does not have intention to keep them until maturity, recording them at market value with unrealized gains and losses included as a separate component of shareholders’ equity in other comprehensive income as of June 30, 2005.

Furthermore, Par Bonds, after initial recognition at fair value, are considered by the Bank as trading securities, recording them as of June 30, 2007 and 2006 at market value with gains and losses reflected in the income statement.

In connection with estimating the fair value of the Discount and Par Bonds, the Bank used quoted market values.

Government securities received in payment of loans have been accounted for under US GAAP at market value as of June 30, 2007, 2006 and 2005.

g. Provincial Public Debt

As of June 2002, the Bank offered to exchange certain loans to Argentine provincial governments for loans or securities of the Argentine National Government; however the exchange had not been finalized until 2003. As these loans were performing no provision was recorded under US GAAP in accordance with SFAS N° 114.

In 2003, the Bank tendered in the exchange under Decree N°1579/02 almost all its portfolio of loans to provincial governments and received securities of the Argentine National Government (“BOGAR”).

For US GAAP purposes and in accordance with EITF 01-07, satisfaction of one monetary asset (in this case a loan) by the receipt of another monetary asset (in this case BOGAR) from the creditor is generally based on the market value of the asset received in satisfaction of the debt. In this particular case, the BOGAR being received is significantly different in structure and in interest rates than the loans swapped. Therefore, such amounts should initially be recognized at their market value. The estimated fair value of the securities received will constitute the cost basis of the asset. Any difference between the old asset and the fair value of the new asset is recognized as a gain or loss. The difference between the cost basis and the amount expected to be collected will be amortized on an effective yield basis over the life of the bond.

For US GAAP purposes, these BOGAR are classified by the Bank, as available for sale securities and recorded at fair value with the unrealized gains or losses recognized as a charge or credit to equity through other comprehensive income.

As mentioned in note 38 the Argentine Central Bank established a change of criteria for the valuation of BOGAR, from net present value to technical value, resulting in a gain under Argentine Banking GAAP, which in addition with the CER accrued were de-recognized in order to value the BOGAR under US GAAP.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

h. Trouble debt restructuring

On January 14, 2004, the Bank refinanced its outstanding defaulted debt. Under Argentine Banking GAAP the restructuring of the debt was treated as an exchange of debt instruments with substantially different terms. As a result, the Bank removed the original loans and its related accrued interest payable and recognized new debt instruments and associated cash payments for interest payable and for certain principal settlements, resulting in a gain on restructuring of Ps. 783,698. Under Argentine Banking GAAP, expenses incurred in a trouble debt restructuring are reported in earnings.

For US GAAP purposes, the restructuring of the debt was accounted for in accordance with SFAS N° 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings (“SFAS N° 15”), as the creditors made certain concessions due to the financial difficulties of the Company. SFAS N° 15 requires that a comparison be made between the future cash outflows associated with the new debt instruments (including interest), and the recorded amount of the payables at the time of restructuring. Gain on trouble debt restructuring is only recognized when the carrying amount of the payable at the time of restructuring exceeds the total future cash payments specified by the new debt terms, and only for the difference between the book value of the old debt and the future cash flows of the new debt. The total future cash outflows associated with the new debt instruments exceeded the carrying value of the old debts for some payables. The gain on restructuring recorded under US GAAP was lower than the gain recorded under Argentine Banking GAAP and therefore, the carrying amount of the new debt instruments under US GAAP was greater than the amount recorded under Argentine Banking GAAP and a new effective interest rate was determined, which equates the present value of the future cash payments specified by the new debt instruments with the carrying amount of the old debts. Under US GAAP, expenses incurred in a trouble debt restructuring are reported in earnings.

During 2005, 2006 and 2007, the Bank repurchased restructured negotiable obligations and debt. The difference between the carrying value of the repurchased debt under US GAAP and the price paid by the Bank was recognized as a gain for US GAAP purposes.

i. Securitization of mortgage loans

The Bank has securitized certain of their mortgage loans originated by the retail banks on their behalf through the transfer of such loans to a special purpose mortgage trust which issues multiple classes of mortgage bonds and certificates of participation.

Under Argentine Banking GAAP, the Bank accounted for its securitizations as sales of loans. The Bank retained certain interests in the transferred loans represented by the Class A and Class B bonds and the certificates of participation as applicable. The Class A and Class B bonds and the certificates of participation retained were originally recorded at their stated amounts which represent a percentage of the principal value of the underlying mortgage loans. The Class A and Class B bonds accrue interest at various rates. The certificates of participation accrue income based upon the net income of the securitization trust.

For US GAAP purposes, these types of transactions are covered by different accounting pronouncements depending on the transaction date. For transactions prior to January 1, 1997, SFAS N° 77, Accounting for Sales of Receivables with Recourse and FASB Technical Bulletin N° 85-2, Accounting for Collateralized Mortgage Obligations, provided the authoritative accounting guidance. Under this guidance, the BHN I securitization should be accounted for as a collateralized borrowing. The loans and the restated bond obligations would be reinstated on the balance sheet for US GAAP purposes and would be accounted for in the normal manner as other mortgage loans and borrowings.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

SFAS N° 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS N° 125”) became effective for securitizations of receivables after December 31, 1996 (since amended by SFAS N° 140). SFAS N° 125 bases the accounting for transfers on the consistent application of a financial-components approach that focuses on control. Upon a transfer of assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred and derecognizes the financial assets when control has been surrendered. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are collateralized borrowings. Under SFAS N° 125, the BHN II and BHN III securitizations that occurred during the year ended December 31, 1997 would be accounted for as sales. For US GAAP purposes under SFAS N° 140, BHN IV and BACS I securitizations were considered sales. For that reason debt securities and certificates retained by the Bank are considered as “available for sale securities” under U.S. GAAP and the unrealized gains (losses) on these securities are reported as an adjustment to shareholder’s equity, unless unrealized losses are deemed to be other than temporary in accordance with Emerging Issues Task Force N° 99-20. The unrealized loss on the retained interests at June 30, 2002 has been deemed to be other than temporary and such loss has been charged to income. The retained interests were initially recorded based on their allocated book value using the fair value allocation method. At the date of the securitization, the Bank recognized interests in the securitization trust through the bonds and the certificates of participation hold and cease recognizing the loans over which they have surrendered control. The basis of retained interest and the sold interest are based upon a relative fair value allocation of the basis of the loans transferred.

Subsequent to the initial recognition, any retained interests in the securitizations should be recorded for as securities under SFAS N° 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS N° 115”) and accounted for as available for sale securities. The retail banks perform servicing of the mortgage loans transferred and BHSA act as master servicer for the securitization trust. The Bank did not recognize any servicing asset or liabilities due to the fact that the master service fee payable to BHSA was considered adequate to what would be demanded by the market.

Mortgage-backed securities created after a securitization of mortgages held for sale should be classified as either trading or available for sale securities in accordance with SFAS N° 65, Accounting for Certain Mortgage Banking Activities and as amended by SFAS N° 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise.

Consequently, the adjustments to record the securitization of the portfolio under U.S. GAAP consists of:

•	The re-consolidation of the loans under BHN I, BACS Funding I, BACS Funding II, BHSA I, BACS II and BACS III resulted in an adjustment. See Note 37.c. for allowance for loan losses.

•

The recognition of the effect of accounting for the certificates of participation in BHN II and BHN III, BHN IV and BACS I as available for sale securities that includes the recognition of other than temporary impairment for a 100% of the carrying values of such securities as of June 30, 2005 and 2006, considering the economic projections as of those dates and the declarative actions mentioned in Note 23. During the twelve-month period ended June 30, 2007, expectations about the recoverability of such securities have significantly changed considering among others, (a) decisions of the Supreme Court related to pesification matters and (b) new expectations about the CER, which adjusts the

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

face value of the senior debt securities issued by the trust. The fair value of the securities is determined based on expected cash flows, discounted at a market interest rate. Increases in the fair value of these securities are recorded in other comprehensive income. As of June 30, 2007, such carrying values are determined based upon an estimate of cash flows to be remitted to us as holder of the retained interests discounted at an estimated market rate.

•

The fair value recognition of those certificates of participation and debt securities held by the Bank from certain securitization trusts (CHA I, CHA II, CHA III, CHA IV, CHA V, CHA VI, CHA VII and CHA VIII) considered sales under US GAAP and classification as available for sale securities.

j. Acquisition of Treasury shares

Under Argentine Banking GAAP, an acquisition by a company of its own shares is recognized as an asset and marked to market daily with the resulting gain or loss reflected in the statement of income (see Note 5.13.). Under US GAAP acquisitions of the Bank’s shares adjust Shareholders’ Equity and changes in quoted market prices between the acquisition date and the reporting date are not recognized.

On January 29, 2004 BHSA entered in a transaction with Deutsche Bank AG (“DBAG”). Under this transaction Banco Hipotecario SA paid US$ 17.5 M and DBAG agreed to transfer to the Bank 71,100,000 BHSA Class D shares on January 29, 2009 or at an earlier date, if requested by BHSA (see Note 30.a.). Under Argentine Banking GAAP, BHSA recognized the right to receive its shares as an asset, which is marked to market based on the market value of its shares at period end. Changes in fair value are recognized in earnings. Under US GAAP, following the guidance of SFAS N° 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” BHSA recognized the right to receive its shares at a future date at cost, as a reduction of equity. Subsequent charges in the market value of the shares are not recognized.

k. Intangible Assets

Under Argentine Banking GAAP fees paid for a re-engineering project and for restructuring expenses incurred in relation to certain equity transactions are recognized as an intangible asset and amortized in a maximum of five years. Such cost should be expensed as incurred under US GAAP.

Under Argentine Banking GAAP, the Bank capitalizes costs relating to all three of the stages of software development. Under US GAAP SOP 98-1, effective for fiscal years beginning after December 15, 1998, defines three stages for the costs of computer software developed or obtained for internal use: the preliminary project stage, the application development stage and the post-implementation operation stage. Only the second stage costs should be capitalized.

l. Impairment of fixed assets and foreclosed assets

Under Argentine Banking GAAP, fixed assets and foreclosed assets are restated for inflation using the WPI index at February 28, 2003. As such, the balances of fixed assets and foreclosed assets were increased approximately 120%.

In accordance with Statement of Accounting Standards N° 144, “Impairment of Long-lived Assets”, such assets are subject to impairment tests in certain circumstances. Because projected cash flows associated with fixed assets and foreclosed assets are insufficient to recover the restated carrying amounts of the assets, those assets should be tested for impairment. During 2002, in the absence of credible market values for our fixed and foreclosed assets, the Bank under US GAAP reversed the restatement of fixed and foreclosed assets.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

As of June 2007 and 2006, no additional impairment was recorded in fixed and foreclosed assets.

m. Minority Interest

This adjustment represents the effect on minority interest on the US GAAP reconciling items, as appropriate.

n. Vacation Provision

The Bank’s policy for vacation benefits is to expense such benefits as taken. For U.S. GAAP purposes, the vacation accrual is based on an accrual basis, where earned but untaken vacation is recognized as a liability.

o. Insurance Technical reserve

Until September 2003, the calculation of the local technical reserves performed by the Bank was the same as that used under US GAAP.

On September 2003, the National Insurance Superintendency issued certain regulations on the calculation of reserves introducing changes to the local regulations. For US GAAP purposes the Bank has accounted these type of transactions under SFAS N° 60.

Therefore, the technical reserves for the twelve month periods ended June 2005, 2006 and 2007 were adjusted for US GAAP.

p. Capitalization of interest cost

Under Argentine Banking GAAP, during the process of construction of an asset the capitalization of interest is not recognized.

For US GAAP purposes, as stated in paragraph 12 of FAS 34, the amount of interest cost to be capitalized for qualifying assets is intended to be that portion of the interest cost incurred during the assets’ acquisition periods that theoretically could have been avoided (for example, by avoiding additional borrowings or by using the funds expended for the assets to repay existing borrowings) if expenditures for the assets had not been made.

The amount capitalized in an accounting period shall be determined by applying an interest rate to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used in an accounting period shall be based on the rates applicable to borrowings outstanding during the period.

The total amount of interest cost capitalized in an accounting period shall not exceed the total amount of interest cost incurred by the enterprise in that period.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

q. Deferred Income Tax

Argentine Banking GAAP requires income taxes to be recognized on the basis of amounts due in accordance with Argentine tax regulations. Temporary differences between the financial reporting and income tax bases of accounting are therefore not considered in recognizing income taxes.

In accordance with Statement of Financial Accounting Standards, or SFAS, N° 109, Accounting For Income Taxes, under US GAAP income taxes are recognized on the liability method whereby deferred tax assets and liabilities are established for temporary differences between the financial reporting and tax bases of our assets and liabilities. Deferred tax assets are also recognized for tax loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recorded or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized for that component of net deferred tax assets which is more likely than not that it will not be recoverable.

For the twelve-month periods ended June 30, 2006 and 2005, the Bank believed it was more likely than not, that it would not generate future taxable income sufficient to absorb any of its net deferred tax assets. For that reason, the Bank provided a full reserve of its net deferred tax assets for such years.

As of June 30, 2007 and based on the analysis performed on the realizability of the tax loss carryforwards, the Bank believes it will recover only a portion of the net operating tax loss carryforwards and all the temporary differences, with future taxable income. Therefore, the remaining portion of the net operating tax loss carryforward is more likely than not to be recovered in the carryforwards periods, and hence, a valuation allowance was provided against it.

In a consolidated basis, the Bank has recognized a net deferred tax asset that amounted to Ps. 215,185 and Ps. 6,019, as of June 30, 2007 and 2006, respectively.

r. Items in process of collection

The Bank does not give accounting recognition to checks drawn on the Bank or other banks, or other items to be collected until such time as the related item clears or is accepted. Such items are recorded by the Bank in memorandum accounts. U.S. banks, however, account for such items through balance sheet clearing accounts at the time the items are presented to the Bank.

The Bank’s assets and liabilities would be increased by approximately Ps. 74,443, Ps. 27,624 and Ps.1,663, had US GAAP been applied at June 30, 2007, 2006 and 2005, respectively.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

s. Adjustment to prior year results

As fully described in Note 38, under Argentine Banking GAAP, the Bank recorded adjustments to prior year results.

The Prior year adjustment of certain bonds recorded was the result of changes of valuation criteria under Argentine Banking GAAP (as established by the BCRA), during financial year 2004. Under US GAAP, these bonds had been already valued at fair value (see Note 37.g.), therefore, this prior year adjustment is reversed under US GAAP, as the accounting method did not change for US GAAP purposes.

t. Effects of Conforming to US GAAP

Reconciliation of shareholders’ equity

	June 30,
	2007			2006
Total shareholders’ equity under Argentine Banking GAAP	Ps.	2,711,296		2,353,405
US GAAP adjustments:
- Loan origination fees and costs		9,252	(a)	6,757
- Public Sector Loan received from Bond Swap		—	(b)	(23,326)
- Loan losses reserve		(89,874	)(c)	19,326
- Derivative Instruments		(50,188	)(d)	(18,087)
- Compensatory and Hedge Bonds		(183,969	)(e)	(256,486)
- Other government securities		(9,110	)(f)	(12,602)
- Provincial Public Debt		(18,446	)(g)	(42,046)
- Trouble debt Restructuring		(158,589	)(h)	(169,903)
- Securitization of mortgage loans		(47,428	)(i)	(147,707)
- Acquisition of treasury shares		(219,272	)(j)	(78,921)
- Intangible assets		(3,513	)(k)	(3,490)
- Impairment of fixed and foreclosed assets		(46,590	)(l)	(49,380)
- Minority Interest on US GAAP Adjustments		5,238	(m)	8,143
- Vacation provision		(4,548	)(n)	(2,945)
- Insurance technical reserve		(1,716	)(o)	2,294
- Capitalization of interest cost		1,471	(p)	963
- Deferred Income Tax		215,185	(q)	6,019

Total Shareholders’ Equity under US GAAP	Ps.	2,109,199		1,592,014

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

Reconciliation of net income:

	June 30,
	2007			2006	2005
Net income as reported under Argentine Banking GAAP	Ps.	357,891		309,078	151,022
US GAAP adjustments:
- Prior year adjustments recorded under Argentine Banking GAAP		—	(s)	—	56,013
- Loan origination fees and costs		2,495	(a)	281	(1,419)
- Public Sector Loan received from Bond Swap		23,326	(b)	56,581	10,185
- Loan losses reserve		(109,200	)(c)	12,250	12,260
- Derivative instruments		(32,101	)(d)	(37,942)	12,231
- Compensatory and Hedge Bonds		74,431	(e)	112,927	685,508
- Other government securities		411	(f)	(3,063)	17,958
- Provincial public debt		8,860	(g)	10,121	(30,938)
- Trouble debt Restructuring		11,314	(h)	149,377	169,495
- Securitization of mortgage loans		(14,708	)(i)	(36,183)	(11,727)
- Acquisition of treasury shares		(140,351	)(j)	20,619	(48,348)
- Intangible assets		(23	)(k)	(2,041)	(1,362)
- Impairment of fixed and foreclosed assets		2,790	(l)	2,025	4,054
- Minority interest on US GAAP Adjustments		(313	)(m)	1,551	(2,902)
- Vacation provision		(1,603	)(n)	254	(494)
- Insurance technical reserve		(4,010	)(o)	367	3,390
- Capitalization of interest of cost		508	(p)	963	—
- Deferred income tax		209,166	(q)	7,835	(1,816)

Net income in accordance with US GAAP	Ps.	388,883		605,000	1,023,110

Basic and diluted net income per share in accordance with U.S. GAAP		2,722		4,234	7,160
Average number of shares outstanding (in thousands)		1,428,900		1,428,900	1,428,900

Description of changes in shareholders’ equity under US GAAP:

	Total Shareholders’ Deficit
Balance as of June 30, 2005	Ps.	957,137
Other comprehensive Income		29,877
Net income for the twelve months period in accordance with US GAAP		605,000

Balance as of June 30, 2006	Ps.	1,592,014
Other comprehensive Income		128,302
Net income for the twelve months period in accordance with US GAAP		388,883

Balance as of June 30, 2007	Ps.	2,109,199

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

Comprehensive income

SFAS N° 130 “Reporting Comprehensive Income” establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in the financial statements. Comprehensive income is the total of net income and other charges or credits to equity that are not the result of transactions with owners.

The following disclosure presented for the twelve-month periods ended June 30, 2007, 2006 and 2005, shows all periods in Argentine Banking GAAP format reflecting US GAAP income and comprehensive statement adjustments.

	June 30,
	2007		2006		2005
Income Statement

Financial income	Ps.	813,402	Ps.	1,006,240	Ps.	1,485,845
Financial expenses		(374,666)		(412,184)		(388,882)
Net financial income		438,736		594,056		1,096,963
Provision for loan losses		(152,873)		1,752		(4,439)
Income from services		162,856		101,687		87,009
Expenses for services		(75,004)		(39,571)		(22,609)
Administrative expenses		(267,538)		(184,243)		(144,318)
Net income from financial transactions		106,177		473,681		1,012,606
Miscellaneous income		231,824		173,708		140,035
Miscellaneous expenses		(156,057)		(48,576)		(123,468)
Income before income taxes and minority interests		181,944		598,813		1,029,173
Income taxes		208,160		6,515		(8,783)
Minority interests		(1,221)		(328)		2,720

Net income under U.S. GAAP		388,883		605,000		1,023,110

Other comprehensive income:

Unrealized gains on securities		128,302		29,877		51,476

Other comprehensive income		128,302		29,877		51,476

Comprehensive income	Ps.	517,185	Ps.	634,877	Ps.	1,074,586

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

Concentration of risk

1) Total exposure to the public sector - Argentine government and provinces

The Bank has significant exposure to the Argentine national government and provinces in the form of government securities, secured loans and other debt obligations. As of June 30, 2007 and 2006, the Bank had the following assets outstanding (excluding balances with the BCRA):

	June 30, 2007				June 30, 2006
	Argentine Banking GAAP		U.S. GAAP		Argentine Banking GAAP		U.S. GAAP
Argentine national government loans	Ps.	769	Ps.	769	Ps.	127,324	Ps.	103,998
Argentine provincial debt		208,127		189,681		244,118		202,072
Other Argentine public-sector receivables (3)		320,610		311,500		377,127		364,525
Compensatory bond received		2,524,145		2,402,174		2,927,668		2,711,071
Compensatory and hedge bonds to be received (1) (2)		260,960		198,962		250,872		210,983

Total	Ps.	3,314,611	Ps.	3,103,086	Ps.	3,927,109	Ps.	3,592,649

(1)	Includes the compensatory bond to be received related to the asymetric pesification and the hedge bond.
(2)	The advance to be requested from the Argentine Central Bank for the subscription of the hedge bond was recorded in “Other Liabilities from Financial Transactions - Argentine Central Bank”, for Ps. 218,031 as of June 2007.
(3)	Includes bonds such as national government bonds, Discount and Par Bonds.

Risks and Uncertainties

The quality of the Bank financial condition and results of operations depend to a significant extent on macroeconomic and political conditions prevailing from time to time in Argentina. Risks and uncertainties facing the Bank that are generally the result of the recent economic crisis and the resulting government actions, include the fact that an important amount of the Bank’s assets are concentrated in Argentine public-sector debt instruments.

As of June 30, 2007, the Bank’s exposure to the Argentine public sector, including the compensatory and hedge bonds represented approximately 32.6% of total assets under Argentine Banking GAAP. Although the Bank’s exposure to the Argentine public sector consists mostly of performing assets, the realization of the Bank’s assets, its income and cash flow generation capacity and future financial condition may be dependent on the Argentine government’s ability to comply with its payment obligations, and on its ability to establish an economic policy that is successful in promoting sustainable economic growth in the long run.

BANCO HIPOTECARIO SA AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of and for the twelve-month periods ended June 30, 2007, 2006 and 2005—(continued)

(Expressed in thousands of Argentine pesos, except share data and as otherwise indicated)

The market value of the bonds received or to be received from the government will fluctuate significantly as the market for such bonds develops more fully. Therefore, the ultimate settlement of these bonds or the proceeds that would result from their sale may differ significantly from their estimated fair values or carrying values at June 30, 2007.

2) Concentration of deposits

As of June 30, 2007 and 2006, the concentration of deposits is a follow:

Number of customers	2007		2006
	Balance	% of total portfolio	Balance	% of total portfolio
10 largest customers	168,072	19.35%	85,824	13.96%
50 following largest customers	175,079	20.16%	101,170	16.45%
100 following largest customers	61,456	7.07%	33,168	5.40%
Rest of customers	463,953	53.42%	394,625	60.19%

Total	868,560	100%	614,687	100%

Furthermore, and as mentioned before, the quality of the Bank financial condition and results of operations depend to on macroeconomic and political conditions in Argentina, it is reasonably possible than the actual loan losses and other contingent liabilities will differ materially from the amounts recorded.

US GAAP estimates

Valuation reserves, impairment charges and estimates of market values on assets, as established by the Bank for US GAAP purposes are subject to significant assumptions of future cash flows and interest rates for discounting such cash flows. Losses on the exchange of government and provincial bonds, and on retained interests in securitization trusts were significantly affected by higher discount rates at June 30, 2005. However discount rates at June 30, 2007 and 2006 decreased. Should the discount rates change in the future years, the carrying amounts and charges to income and shareholders’ equity will also change. In addition, as estimates to future cash flows change, so too will the carrying amounts which are dependent on such cash flows.

38. Prior year adjustments

On January 30, 2004, BCRA Communication “A” 4084 established a change of criteria for the valuation of assets delivered to the public sector. The effect of this change, which was a gain of Ps. 56,013, was recorded as a Prior year adjustments, as established by BCRA Communication “A” 4095.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Neither the laws of Argentina nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers of the Registrant. The Registrant maintains directors’ and officers’ liability insurance covering its directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.

Item 9.	Exhibits

3.1	By-laws (Estatutos) of the registrant, which serve as the registrant’s articles of incorporation and by-laws, and an English translation thereof, (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-06548) filed with the SEC on March 3, 1997).

4.1	Unit Agreement between Registrant and the Bank of New York, (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-3 (File No. 333-90476) filed with the SEC on September 20, 2002).

4.2	Indenture between the registrant and the Bank of New York, (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-3 (File No. 333-90476) filed with the SEC on September 20, 2002).

4.3	Warrant Agreement between the Registrant and the Bank of New York, as warrant agent, (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-3 (File No. 333-90476) filed with the SEC on September 20, 2002).

4.4	Consulting Agreement among Cresud S.A.C.I.F. y A. and Consultores Asset Management S.A. (formerly known as Dolphin Fund Management S.A.) dated October 25, 1994, (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333- 06548) filed with the SEC on March 3, 1997).

4.5	Agreement for exchange of Corporate Service, (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form F-6 (File No. 333-06548) filed with the SEC on July 1, 2004).

4.6*	Form of Common Stock share certificate.

4.7	Form of Deposit Agreement among the Registrant, the Bank of New York, as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder, (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-06548) filed with the SEC on March 3, 1997).

4.8*	Warrant Agreement between the Registrant and the Bank of New York, as warrant agent.

5.1*	Opinion of Zang, Bergel & Viñes as to the validity of the Shares.

8.1*	Opinion of Zang, Bergel & Viñes regarding certain Argentine tax matters relating to the Rights, ADS rights, Shares and ADSs. (included in Exhibit 5.1)

8.2*	Opinion of Simpson Thacher & Bartlett LLP regarding certain U.S. tax matters relating to the Rights, ADS rights, Shares and ADSs.

21.1	Subsidiaries of the Registrant, (incorporated by reference to Exhibit 21.1 to the Registrant’s annual report on Form 20-F filed with the SEC on December 28, 2006).

23.1	Consents of Price Waterhouse & Co. S.R.L.

23.2*	Consent of Zang, Bergel & Viñes. (included in Exhibit 5.1).

23.3*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

*	To be filed by amendment

Item 10.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation S-K if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, paragraphs (1)(i), (a)(1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	To file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X, or to incorporate such financial statements in the Registration Statement by reference to a report filed with or furnished to the Commission pursuant to section 13 or section 15(d) the Securities Exchange Act of 1934, at the start of any delayed offering or throughout a continuous offering.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions during the subscription period, the amount of unsubscribed securities to be purchased and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 an has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Buenos Aires, Republic of Argentina, on September 12, 2007.

CRESUD, INC.

By:	/s/ Eduardo S. Elsztain
Name:	Eduardo S. Elsztain
Title:	Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on September [    ], 2007. Each person whose signature appears below hereby appoints Alejandro G. Elsztain and Oscar P. Bergotto, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments and post-effective amendments to this Registration Statement, and generally to do all things in their names in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Name	Title
/s/ Eduardo S. Elsztain	Chairman of the Board of Directors
Name: Eduardo S. Elsztain

/s/ Saúl Zang	First Vice-Chairman of the Board of Directors
Name: Saúl Zang

/s/ Alejandro G. Elsztain	Second Vice-Chairman of the Board of Directors and CEO
Name: Alejandro G. Elsztain

/s/ Clarisa D. Lifsic	Director
Name: Clarisa D. Lifsic

/s/ Gabriel A.G. Reznik	Director
Name: Gabriel A.G. Reznik

/s/ Jorge Oscar Fernández	Director
Name: Jorge Oscar Fernández

/s/ Fernando A. Elsztain	Director
Name: Fernando A. Elsztain

/s/ David A. Perednik	Director and Chief Administrative Officer
Name: David A. Perednik

/s/ Pedro Damaso Labaqui Palacio	Director
Name: Pedro Damaso Labaqui Palacio

/s/ Salvador D. Bergel	Alternate Director
Name: Salvador D. Bergel

/s/ Juan C. Quintana Terán	Alternate Director
Name: Juan C. Quintana Terán

/s/ Gastón A. Lernoud	Alternate Director
Name: Gastón A. Lernoud

Authorized Representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States, has signed this registration statement or amendment thereto in Newark, Delaware, on September 12, 2007.

/s/ Donald J. Puglisi	Puglisi & Associates
Name: Donald J. Puglisi	Managing Director